 As filed with the Securities and Exchange Commission on September 7, 2000

                                                      Registration No. 333-34750
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                --------------

                              AMENDMENT NO. 2
                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                                --------------
                         RIGHTCHOICE MANAGED CARE, INC.
             (Exact Name of Registrant as Specified in its Charter)
                                --------------
         Delaware                  6324                 43-0303080*
     (State or Other        (Primary Standard          (IRS Employer
     Jurisdiction of            Industrial         Identification Number)
     Incorporation or       Classification Code
      Organization)               Number)

      1831 Chestnut Street, St. Louis, Missouri 63103, (314) 923-4444
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                                --------------
                                John A. O'Rourke
                Chairman, President and Chief Executive Officer
                         RightCHOICE Managed Care, Inc.
                              1831 Chestnut Street
                           St. Louis, Missouri 63103
                                 (314) 923-4444
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                                --------------
                                   Copies to:
   Angela F. Braly, Esq.            John J. Riffle, Esq.         Meredith B.
Executive Vice President and    Lewis, Rice & Fingersh, L.C.     Cross, Esq.
      General Counsel                 500 N. Broadway          Wilmer, Cutler &
RightCHOICE Managed Care,St.       Louis, Missouri 63102          Pickering
            Inc.                       (314) 444-7600           2445 M Street,
    1831 Chestnut Street                                             N.W.
 St. Louis, Missouri 63103                                     Washington, D.C.
       (314) 923-4444                                               20037
                                  --------------                (202) 663-6000
  Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.
  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
                                --------------

                      CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                         Proposed       Proposed
                                           Amount        Maximum        Maximum
  Title of Each Class of Securities        to be      Offering Price   Aggregate       Amount of
           to be Registered              Registered      Per Unit    Offering Price Registration Fee
----------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per
 share................................  5,271,721(1)       (2)            (2)             (2)
----------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(1) Represents the maximum number of shares of common stock of RightCHOICE Managed Care, Inc., a Delaware corporation (the "Registrant"), that could be issued to holders of class A common stock of RightCHOICE Managed Care, Inc., a Missouri corporation ("RightCHOICE"), in the merger described herein based upon the number of shares of class A common stock (3,711,721 shares) outstanding as of September 5, 2000, plus the number of shares of RightCHOICE subject to options granted as of September 5, 2000 under stock option plans of RightCHOICE (1,146,791 shares), and the number of shares of RightCHOICE remaining available for issuance under such stock option plans (413,209 shares). The Registrant expects to file a post-effective amendment to this Registration Statement following the merger to specifically register on Form S-8 the issuance of the Registrant's common stock under the stock option plans of RightCHOICE that will be assumed by the Registrant in connection with the merger.

(2) The registration fee was previously paid.

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
  * This is the current Internal Revenue Service Employer Identification Number for Blue Cross and Blue Shield of Missouri and will be the Internal Revenue Service Employer Identification Number of the Registrant upon consummation of the reorganization described in this Registration Statement.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 [Letterhead of RightCHOICE Managed Care, Inc.]

                                                                          , 2000

Dear Shareholder:

   You are invited to attend a special meeting of shareholders of RightCHOICE Managed Care, Inc. to be held at 1831 Chestnut Street, St. Louis, Missouri, at
           .m., local time, on          , 2000.

   The purpose of the special meeting is to consider and vote upon the reorganization of RightCHOICE. Your board of directors has approved the reorganization and recommends that you vote in favor of it.

   The reorganization will settle litigation with the State of Missouri related to Blue Cross and Blue Shield of Missouri and its ownership of RightCHOICE. This is important to you as a RightCHOICE shareholder because RightCHOICE's business would be adversely affected if we do not settle this litigation or otherwise resolve it on satisfactory terms.

   Your participation in the special meeting, in person or by proxy, is important. Whether or not you plan to attend the special meeting in person, please complete, sign, date and return the enclosed proxy card promptly in the accompanying postage paid envelope. If you do not vote, you will have effectively voted against the reorganization.

   This document includes detailed information about the reorganization. Please read this document carefully, including the section describing risk factors that begins on page 20.

   I look forward to your support.

                                    Sincerely,

                                    John A. O'Rourke
                                    Chairman of the Board, President and
                                    Chief Executive Officer

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the New RightCHOICE shares to be issued in the reorganization or determined if this document is accurate or adequate.
           Any representation to the contrary is a criminal offense.

   This proxy statement/prospectus is dated             , 2000 and was first
mailed to shareholders on or about             , 2000.

                         RIGHTCHOICE MANAGED CARE, INC.
                              1831 Chestnut Street
                           St. Louis, Missouri 63103

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                    TO BE HELD ON                    , 2000

   A special meeting of shareholders of RightCHOICE Managed Care, Inc., a
Missouri corporation, will be held on                    , 2000, at
   .m., local time, at the headquarters of RightCHOICE at 1831 Chestnut Street, St. Louis, Missouri.

   We will hold the special meeting:

  1. To approve the plan of merger of RightCHOICE with and into RightCHOICE Managed Care, Inc., a Delaware corporation, and the Agreement and Plan of Reorganization, dated as of March 14, 2000, by and among Blue Cross and Blue Shield of Missouri, RightCHOICE, The Missouri Foundation For Health and RightCHOICE Managed Care, Inc., a Delaware corporation. In the merger:

    . Each share of class A common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive one share of common stock of RightCHOICE Managed Care, Inc., a Delaware corporation, and

    . Each share of class B common stock outstanding immediately prior to the effective time of the merger will be cancelled. The one share of common stock of RightCHOICE Managed Care, Inc., a Delaware corporation, outstanding immediately prior to the effective time of the merger will be converted into the right to receive a number of shares of common stock of RightCHOICE Managed Care, Inc., a Delaware corporation, equal to the number of shares of class B common stock issued and outstanding immediately prior to the effective time of the merger.

  2. To transact such other business as may properly come before the meeting.

   The reorganization agreement is Appendix A to this document. Approval and adoption of the merger and the reorganization agreement requires (1) the affirmative vote of the owners of two-thirds of the issued and outstanding shares of class A common stock and class B common stock voting together as a single class, which will be met by the commitment of Blue Cross and Blue Shield of Missouri to vote for the reorganization, and (2) the affirmative vote of the owners of a majority of the issued and outstanding shares of class A common stock, excluding any shares held by Blue Cross and Blue Shield of Missouri or any executive officer or director of Blue Cross and Blue Shield of Missouri or RightCHOICE.

   We do not expect that any party will bring any business other than the proposal described in this notice at the special meeting or any adjournment or postponement of the special meeting. Shareholders of record as of the close of
business on                    , 2000 will be entitled to notice of and to vote
at the special meeting or any adjournments or postponements of the special meeting.

   Your board of directors recommends that you vote FOR approval and adoption of the plan of merger and the reorganization agreement, as described in detail in this document. Failure to vote will have the same effect as a vote against the reorganization.

                                          By Order of the Board of Directors,

                                          Angela F. Braly
                                          Executive Vice President, General
                                           Counsel and Secretary
           , 2000

   Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and promptly return it in the accompanying postage paid envelope. You may revoke your proxy at any time before the vote by delivering to the corporate secretary of RightCHOICE a subsequently executed proxy or a written notice of revocation or by voting in person at the special meeting.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
QUESTIONS AND ANSWERS ABOUT THE REORGANIZATION.............................   1

SUMMARY....................................................................   2

RISK FACTORS...............................................................  20
  Risks Resulting From the Reorganization..................................  20
  Risks Related to Litigation..............................................  26

FORWARD LOOKING STATEMENTS.................................................  28

SPECIAL MEETING............................................................  29
  Purpose of Special Meeting...............................................  29
  Matters to be Considered.................................................  29
  Record Date..............................................................  29
  Voting and Revocability of Proxies.......................................  29
  Quorum...................................................................  30
  Solicitation of Proxies..................................................  30
  Vote Required............................................................  30

PROPOSED REORGANIZATION....................................................  31
  Overview of Reorganization...............................................  31
  Pre-Reorganization Steps.................................................  32
  Reorganization Steps.....................................................  32
  Post-Reorganization Ownership Structure..................................  33
  Effective Time of Reorganization.........................................  34
  Exchange of Certificates.................................................  34
  Background of Reorganization.............................................  34
  Recommendation of Your Board of Directors................................  47
  Reasons for Reorganization...............................................  47
  Opinion of Warburg Dillon Read...........................................  48
  Interests of Certain Persons in Reorganization...........................  52
  Material Federal Income Tax Consequences.................................  54
  Regulatory and Other Approvals...........................................  60
  New York Stock Exchange Listing..........................................  60
  Resale of New RightCHOICE Common Stock...................................  60
  Dissenters' Rights.......................................................  61
  Accounting Treatment.....................................................  62

TERMS OF REORGANIZATION AGREEMENT..........................................  63
  Purpose..................................................................  63
  Agreements Before Reorganization is Completed............................  63
  Agreements After Reorganization is Completed.............................  65

                                                                            Page
                                                                            ----
  Conditions to Reorganization.............................................  67
  Termination..............................................................  70

TERMS OF SETTLEMENT AGREEMENT..............................................  72
  General..................................................................  72
  Primary Purpose..........................................................  72
  Additional Purposes......................................................  72
  Termination of Litigation................................................  72
  Termination of Settlement Agreement......................................  75
  No Admission of Liability................................................  75
  Binding Effect...........................................................  75
  Approval of Stock Purchases..............................................  75
  Representations..........................................................  75
  Related Settlements......................................................  76

TERMS OF VOTING TRUST AND DIVESTITURE AGREEMENT............................  77
  Purpose..................................................................  77
  Deposit of Shares........................................................  77
  Withdrawal of Shares.....................................................  77
  Voting of Shares Held in Voting Trust....................................  77
  Standstill...............................................................  78
  Divestiture Requirements.................................................  79
  Extension of Divestiture Deadlines.......................................  80
  Failure to Meet Divestiture Deadlines....................................  80
  Dividends................................................................  80
  Trustee Compensation and Qualifications..................................  81
  Termination of Voting Trust and Divestiture Agreement....................  81
  Litigation...............................................................  81
  Acquisition Proposals....................................................  81

TERMS OF REGISTRATION RIGHTS AGREEMENT.....................................  83
  Purpose..................................................................  83
  Demand Registration Rights...............................................  83
  Piggy-Back Registration Rights...........................................  85
  Continuing Option to Purchase Foundation Shares..........................  85
  Holdback.................................................................  86
  Registration Expenses....................................................  86
  Rule 144.................................................................  86
  Private Sales............................................................  87

TERMS OF INDEMNIFICATION AGREEMENT.........................................  88
  Income Tax Indemnity.....................................................  88
  Non-Income Tax Indemnity.................................................  88

                                                                           Page
                                                                           ----
  Directors' and Officers' Liability Insurance............................  90
  Net Worth...............................................................  90
  Termination of Indemnification Agreement................................  90
PRO FORMA UNAUDITED COMBINED CONDENSED FINANCIAL STATEMENTS...............  91

INFORMATION ABOUT RIGHTCHOICE............................................. 102
  Business................................................................ 102
  Properties.............................................................. 116
  Legal Proceedings....................................................... 116
  Management's Discussion and Analysis of Financial Condition and Results
   of Operations.......................................................... 116

INFORMATION ABOUT BLUE CROSS AND BLUE SHIELD OF MISSOURI.................. 138
  Business................................................................ 138
  Properties.............................................................. 139
  Legal Proceedings....................................................... 140
  Management's Discussions and Analysis of Financial Condition and Results
   of Operations.......................................................... 140

INFORMATION ABOUT NEW RIGHTCHOICE......................................... 149
  General................................................................. 149
  Ownership of New RightCHOICE Common Stock............................... 149
  Directors of New RightCHOICE............................................ 152
  Committees of Board of Directors........................................ 154
  Compensation of Board of Directors...................................... 154
  Executive Officers...................................................... 156
  Executive Compensation and Other Information............................ 157
  Certain Relationships and Related Transactions.......................... 164

INFORMATION ABOUT THE MISSOURI FOUNDATION FOR HEALTH...................... 165

NEW RIGHTCHOICE CERTIFICATE OF INCORPORATION AND BYLAWS................... 166
  Introduction............................................................ 166
  Authorized Stock........................................................ 166
  Classified Board........................................................ 166
  Qualification of Directors.............................................. 167
  Removal of Directors.................................................... 167
  Special Meetings of Shareholders........................................ 168
  Indemnification......................................................... 168
  Limitation on Liability for Breach of Fiduciary Duty.................... 168

                                                                            Page
                                                                            ----
  Limitations on Ownership.................................................  169
  Cumulative Voting........................................................  171
  Preemptive Rights........................................................  171
  Amendments to Certificate of Incorporation...............................  171
  Amendments to Bylaws.....................................................  172
  Qualified Candidates.....................................................  172
  Meetings of Shareholders.................................................  172

COMPARISON OF RIGHTS OF SHAREHOLDERS OF RIGHTCHOICE AND NEW RIGHTCHOICE....  173

  Introduction.............................................................  173
  Authorized Stock.........................................................  173
  Board of Directors.......................................................  173
  Amendment of Charter.....................................................  175
  Amendment of Bylaws......................................................  176
  Rights Upon Liquidation..................................................  176
  Voting Rights............................................................  176
  Preemptive Rights........................................................  177
  Power to Call Special Shareholder Meetings...............................  177
  Quorum...................................................................  177
  Shareholder Approval of Certain Business Combinations....................  177
  Indemnification..........................................................  178
  Limitation of Liability..................................................  179
  Dividends and Repurchases of Shares......................................  179
  Shareholder Voting on Mergers or Consolidations..........................  180
  Shareholder Voting on Sale of Substantially All Assets...................  181
  Interested Director Transactions.........................................  181
  Dissenters' and Appraisal Rights.........................................  181
  Dissolution..............................................................  182

LEGAL MATTERS..............................................................  182

EXPERTS....................................................................  182

WHERE YOU CAN FIND MORE INFORMATION........................................  182

INDEX TO FINANCIAL STATEMENTS..............................................  F-1
  RightCHOICE..............................................................  F-2
  Blue Cross and Blue Shield of Missouri................................... F-45
  New RightCHOICE.......................................................... F-79

 APPENDICES
 Appendix A: Agreement and Plan of Reorganization (without exhibits)
 Appendix B: Amended and Restated Settlement Agreement (without exhibits)
 Appendix C: Form of Voting Trust and Divestiture Agreement
 Appendix D: Form of Registration Rights Agreement
 Appendix E: Form of Indemnification Agreement
 Appendix F: New RightCHOICE Certificate of Incorporation
 Appendix G: New RightCHOICE Bylaws
 Appendix H: Opinion of Warburg Dillon Read LLC
 Appendix I: Missouri Dissenters' Rights Statute

                 QUESTIONS AND ANSWERS ABOUT THE REORGANIZATION


Q: When do you expect to complete the reorganization?

A: We hope to complete the reorganization before the end of the year 2000 and are working on completing it as quickly as possible. In order to complete the reorganization, we need to obtain shareholder approval and numerous regulatory and other approvals.

Q: What do I need to do now?

A: Indicate your vote on your proxy card, sign the proxy card and mail it in the enclosed return envelope as soon as possible. Your board of directors recommends that you vote FOR the reorganization.

Q: What happens if I do not vote?

A: If you do not vote or if you abstain from voting, you will have effectively voted AGAINST the reorganization. The owners of at least a majority of the outstanding shares of class A common stock must vote in favor of the reorganization for its approval. We will exclude any shares owned by Blue Cross and Blue Shield of Missouri and by any executive officer or director of Blue Cross and Blue Shield of Missouri or RightCHOICE from this vote of class A shareholders.

Q: What happens if I return a blank proxy card?

A: If you sign and mail back your proxy card but do not indicate how you want to vote, the proxy holders will vote your shares in favor of the reorganization.

Q: May I attend the special meeting in person?

A: Yes, you may attend the special meeting and vote your shares in person rather than voting, signing and mailing back your proxy card.

Q: Can I revoke my proxy after I mail it?

A: Yes, you may take back your proxy at any time before the vote by following the directions on page 29 of this document. Then you can either sign and deliver a new proxy card or attend the special meeting and vote in person.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: No, not unless you give your broker instructions on how to vote. Your broker will send you directions on how you can instruct your broker to vote. You should instruct your broker how to vote by following your broker's directions. If you wish to vote in person, you should obtain appropriate authorization from your broker.


Q: Should I send in my stock certificates now?

A: No, if we complete the reorganization, we will send you instructions on how to exchange your shares of class A common stock for shares of New RightCHOICE common stock.

Q: Who can answer my questions about the reorganization?

A: Please contact our investor relations department at (314) 923-4831, or 1831
   Chestnut Street, St. Louis, Missouri 63103, Attention: Investor Relations Department, or e-mail us at investors@abcbs.com. If you e-mail us, please provide a telephone number so that we can call you back. Because of various regulations, we cannot respond by e-mail.

                                    SUMMARY

   This brief summary only highlights what we believe is the most important information about the reorganization. You should carefully read the entire document, including the appendices, for a complete understanding of the reorganization.

Reasons for Reorganization

(see page 47)

   The principal reason RightCHOICE proposes to reorganize is to resolve litigation with the Missouri Attorney General and the Missouri Department of Insurance over Blue Cross and Blue Shield of Missouri's operation of RightCHOICE since the 1994 reorganization of Blue Cross and Blue Shield of Missouri. In the litigation, the Missouri Attorney General and the Missouri Department of Insurance have alleged that Blue Cross and Blue Shield of Missouri's operation of RightCHOICE as a for-profit subsidiary violates Blue Cross and Blue Shield of Missouri's non-profit purposes.

   We also expect the reorganization will enhance shareholder value by:

  . Combining the business and operations of RightCHOICE and Blue Cross and Blue Shield of Missouri,

  . Creating efficiencies by eliminating duplicative expenses,

  . Maintaining and stabilizing the license agreements with the Blue Cross and Blue Shield Association for the use of the Blue Cross and Blue Shield names and service marks,

  . Improving the public image of the new combined company by establishing a large public benefit foundation, and

  . Improving relations with Missouri regulatory officials by resolving the litigation.

Parties to Reorganization

   RightCHOICE Managed Care, Inc.
   a Missouri corporation
   ("RightCHOICE")

   (see page 102)
   1831 Chestnut Street
   St. Louis, Missouri 63103
   (314) 923-4444

   RightCHOICE is the largest provider of managed care benefits in Missouri in terms of number of members. RightCHOICE conducts its business under the name Alliance Blue Cross Blue Shield and is an independent affiliate licensee of the Blue Cross and Blue Shield Association. It has the exclusive right to use the Blue Cross and/or Blue Shield names and service marks for all of the managed care products and services that it offers in the eighty-five Missouri counties that comprise its service area. This service area includes St. Louis but does not include Kansas City.

   Blue Cross and Blue Shield of Missouri

   (see page 138)
   1831 Chestnut Street
   St. Louis, Missouri 63103
   (314) 923-4444

   Blue Cross and Blue Shield of Missouri is a non-profit health services corporation. It offers underwritten and self-funded insurance products using the Blue Cross and Blue Shield names and service marks to approximately 164,000 members. Although it offers its services and products in all eighty-five Missouri counties that comprise its service area, the majority of its members reside in the St. Louis, Missouri metropolitan area. It owns all of the outstanding shares of class B common stock, which represents approximately 80% of the equity and 97% of the voting power of RightCHOICE.

   The Missouri Foundation For Health

   (see page 165)
   _________________________________
   _________________________________
   _________________________________

   The State of Missouri recently established The Missouri Foundation For Health as a non-profit public benefit corporation as part of the settlement. The Foundation will serve the needs of underinsured and uninsured Missourians in Blue Cross and Blue Shield of Missouri's service area. We expect the Foundation to fund its health care purposes with the approximately $13 million in cash payments it will receive from the settlement and by selling in an orderly fashion the New RightCHOICE common stock it will receive in the reorganization.

   RightCHOICE Managed Care, Inc.
   a Delaware corporation
   ("New RightCHOICE")

   (see page 149)
   1831 Chestnut Street
   St. Louis, Missouri 63103
   (314) 923-4444

   The Missouri Foundation For Health recently organized New RightCHOICE as a Delaware corporation as part of the settlement.

   If we complete the reorganization, you will become a shareholder of New RightCHOICE, and RightCHOICE will no longer exist. At that time, New RightCHOICE's business operations and assets and liabilities initially will include:

  . The combined business of RightCHOICE and the insurance and other business of Blue Cross and Blue Shield of Missouri, and

  . The combined assets and liabilities of RightCHOICE and Blue Cross and
    Blue
   Shield of Missouri, except for:

    -- approximately $13 million Blue Cross and Blue Shield of Missouri and
       New RightCHOICE will pay to The Missouri Foundation For Health as part of the settlement, and

    -- the shares of class B common stock, which New RightCHOICE will cancel and the value of which New RightCHOICE will transfer to the Foundation in the form of shares of New RightCHOICE common stock.

Reorganization Steps

(see page 32)

   The reorganization consists of the following four steps that the parties will complete in the following order on the same day:

  . Blue Cross and Blue Shield of Missouri will transfer to a subsidiary of RightCHOICE its insurance contracts and cash and receivables equal to the liabilities assumed by the subsidiary under the insurance contracts and the amount, if any, necessary to meet statutory reserve requirements,

  . Blue Cross and Blue Shield of Missouri will convert from a Missouri non-profit non-stock health services corporation to a Missouri for-profit stock corporation,

  . Blue Cross and Blue Shield of Missouri will reincorporate in Delaware by merging with New RightCHOICE, and

  . RightCHOICE will merge with New RightCHOICE.

Conversion of Stock

(see page 33)

   As a result of RightCHOICE's merger with New RightCHOICE:

  . New RightCHOICE will convert each share of class A common stock that you own into one share of New RightCHOICE common stock, and

  . New RightCHOICE will cancel each share of class B common stock and issue to The Missouri Foundation For

   Health one share of New RightCHOICE common stock for each cancelled share of class B common stock.

Ownership of New RightCHOICE Following Reorganization

(see page 33)

   Once we complete the reorganization:

  . The class A shareholders will own one share of New RightCHOICE common stock for each share of class A common stock that they owned immediately before the reorganization, equal in the aggregate to approximately 20% of the equity of New RightCHOICE.

  . The Missouri Foundation For Health will own 14,962,500 shares of New
    RightCHOICE common stock, which is the same number of shares of class B common stock owned by Blue Cross and Blue Shield of Missouri immediately before the reorganization and approximately 80% of the equity of New RightCHOICE.

  . Unlike the class B common stock, which has ten votes per share, each share of New RightCHOICE common stock has one vote per share. Therefore, the former class A shareholders will own approximately 20% of the voting power of New RightCHOICE, and The Missouri Foundation For Health will own approximately 80% of the voting power of New RightCHOICE. The voting rights of the Foundation will be subject to limits described in this document.

Vote Required

(see page 30)

   Approval of the reorganization requires the affirmative vote of the owners of:

  . Two-thirds of the outstanding shares of class A common stock and class B common stock voting together as a single class, and

  . A majority of the outstanding shares of class A common stock voting as a class separate and apart from the class B common stock. We will exclude from this vote any shares of class A common stock owned by Blue Cross and Blue Shield of Missouri and by any executive officer or director of Blue Cross and Blue Shield of Missouri or RightCHOICE.

   At the special meeting, Blue Cross and Blue Shield of Missouri will vote all of the shares of class B common stock in favor of the reorganization.

   Based upon information as of      , 2000, the owners of     shares of class
A common stock must vote in favor of the reorganization at the special meeting for approval.

Failure to Complete Reorganization

(see page 26)

   If we do not complete the reorganization before December 31, 2000 and the parties do not extend this deadline or otherwise settle the litigation, the Missouri Attorney General and the Missouri Department of Insurance may be able to enforce the judgments the court previously entered against Blue Cross and Blue Shield of Missouri which Blue Cross and Blue Shield of Missouri may no longer appeal. If the Missouri Attorney General and Missouri Department of Insurance successfully enforce these judgments, RightCHOICE could suffer the following material adverse consequences:

  . The court could order the dissolution of Blue Cross and Blue Shield of Missouri,

  . The Blue Cross and Blue Shield Association could terminate the valuable licenses that provide RightCHOICE use of the Blue Cross and Blue Shield names and service marks,

  . The Blue Cross and Blue Shield Association could impose a significant monetary penalty,

  . RightCHOICE could default under its major credit facility, or

  . RightCHOICE could suffer other material adverse consequences.

   If the court dissolves Blue Cross and Blue Shield of Missouri and liquidates its assets, one or more third parties would acquire the 14,962,500 shares of class B common stock, which could provide one of them with a majority of the voting power of RightCHOICE. As a result, RightCHOICE would experience a change of control which could result in significant changes in its management and manner of conducting business.

Opinion of Warburg Dillon Read LLC

(see page 48)

   Your board of directors and its business opportunities committee have received a written opinion from Warburg Dillon Read LLC as to the fairness, from a financial point of view, to the class A shareholders of the one-for-one exchange ratio provided for in the merger of RightCHOICE into New RightCHOICE. Appendix H contains the full text of Warburg Dillon Read's written opinion dated January 31, 2000. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Warburg Dillon Read. Warburg Dillon Read addressed its opinion to your board of directors and its business opportunities committee, and the opinion does not constitute a recommendation to any shareholder with respect to any matters relating to the reorganization.

Federal Income Tax Consequences

(see page 54)

   Blue Cross and Blue Shield of Missouri has requested a private letter ruling from the Internal Revenue Service that the transfer and assumption transaction will be tax-free to RightCHOICE, Blue Cross and Blue Shield of Missouri and you, as a class A shareholder, and that the charter conversion transaction will be tax-free to Blue Cross and Blue Shield of Missouri and The Missouri Foundation For Health. The Internal Revenue Service may not issue the private letter ruling. If the Internal Revenue Service does not issue the private letter ruling, the parties will rely on a tax opinion from PricewaterhouseCoopers LLP.

   PricewaterhouseCoopers LLP has issued a tax opinion to Blue Cross and Blue Shield of Missouri, RightCHOICE and the Foundation on the federal income tax aspects of each step of the reorganization. We expect that you will not recognize any taxable income, gain or loss for federal income tax purposes as a result of the reorganization.

   Tax matters are very complicated, and the tax consequences of the reorganization to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the reorganization to you.

Listing of New RightCHOICE common stock

(see page 60)

   Like the class A common stock, the shares of New RightCHOICE common stock you will receive in the reorganization will be listed for trading on the New York Stock Exchange under the symbol "RIT."

Dissenters' Rights

(see page 61)

   You are entitled to dissenters' rights in connection with the reorganization. This means that if you file a written objection to the merger of RightCHOICE with New RightCHOICE before the special meeting and otherwise comply with the applicable procedures under Missouri law, you will be entitled to receive the fair value of your shares of class A common stock in cash rather than in New RightCHOICE common stock if we complete the merger.

Agreements Governing New RightCHOICE after Reorganization

   Upon completion of the reorganization, New RightCHOICE and The Missouri Foundation For Health will be parties to the following three agreements:

 Voting Trust and Divestiture Agreement

 (see page 77)

   Under the voting trust and divestiture agreement:

  . The Foundation will deposit at least 95% of its shares of New RightCHOICE common stock, which equals at least 76% of all of the outstanding shares of New RightCHOICE common stock, into a voting trust. These shares will remain subject to the voting trust until the Foundation sells them or the trust terminates.

  . The New RightCHOICE board of directors will direct the trustee of the voting trust how to vote these shares, except that the Foundation will direct the trustee how to vote these shares in the case of a proposed business combination transaction involving New RightCHOICE in which the then existing New RightCHOICE shareholders would own less than 50.1% of the shares of the resulting company.

  . The Foundation must sell the shares deposited in the voting trust so that it:

    -- owns less than 50% of the outstanding shares of New RightCHOICE common stock within three years after the reorganization, subject to a possible one-year extension, and

    -- owns less than 20% of the outstanding shares of New RightCHOICE common stock within five years after the reorganization, subject to a possible two-year extension.

  . The voting trust terminates when the Foundation owns less than 5% of the issued and outstanding shares of New RightCHOICE common stock.

  . New RightCHOICE and the Foundation must mutually agree on an institutional trustee to serve as trustee under the voting trust.

 Registration Rights Agreement

 (see page 83)

   In general, the registration rights agreement requires New RightCHOICE to register with the Securities and Exchange Commission the Foundation's shares of New RightCHOICE common stock for sale to the public over a period of time and grants New RightCHOICE the right to buy the Foundation's shares of New RightCHOICE common stock in some cases.

   Under the registration rights agreement:

  . New RightCHOICE will register with the Securities and Exchange Commission the Foundation's shares of New RightCHOICE common stock for sale to the public:

    -- when requested by the Foundation, or

    -- when New RightCHOICE registers the shares of New RightCHOICE common stock for a public offering and the Foundation requests that its shares be included in the registration.

  . There are limits on New RightCHOICE's obligation to register the Foundation's shares of New RightCHOICE common stock in order to minimize the disruptive effect of these registrations on New RightCHOICE and the market for its common stock.

  . New RightCHOICE has the option to purchase the Foundation's shares of New
    RightCHOICE common stock at a
   price based upon the market value of the stock at the time of purchase:

    -- on an ongoing basis after the Foundation owns less than 50% of New
       RightCHOICE's outstanding shares, or

    -- whenever the Foundation exercises its registration rights.

  . New RightCHOICE has a right of first refusal to purchase the Foundation's shares of New RightCHOICE common stock at the price agreed to between the Foundation and a qualified investor whenever the Foundation desires to sell the shares in a private transaction to the qualified investor.

  . The Foundation will, if required by New RightCHOICE, sell some of its shares of New RightCHOICE common stock in an underwritten public offering within six months after the reorganization if New RightCHOICE and the Foundation agree on the number of shares the Foundation will sell and the other terms of the offering.

  Indemnification Agreement

  (see page 88)

   Under the indemnification agreement:

  . The Foundation will indemnify New RightCHOICE and its affiliates from any income tax liabilities that they may incur as a result of the reorganization.

  . The Foundation will indemnify the officers, directors and advisors of Blue Cross and Blue Shield of Missouri and New RightCHOICE against claims arising out of the reorganization or the events that gave rise to the litigation between Blue Cross and Blue Shield of Missouri and the State of Missouri.

Ownership Limitations Under New RightCHOICE Certificate of Incorporation

(see page 169)

   New RightCHOICE's certificate of incorporation contains ownership limitations required by the Blue Cross and Blue Shield Association for its for-profit licensees. The Blue Cross and Blue Shield Association designed these ownership limitations to protect the independence of its for-profit licensees from any single shareholder. Under these ownership limitations:

  . No institutional shareholder may own 10% or more of the voting power of New RightCHOICE,

  . No non-institutional shareholder may own 5% or more of the voting power of New RightCHOICE, and

  . No shareholder, institutional or non-institutional, may own 20% or more of the total outstanding equity of New RightCHOICE.

   If a shareholder exceeds the ownership limitations, an escrow agent will sell the excess shares and return the proceeds, net of expenses, to the shareholder, as discussed on page 170.

   New RightCHOICE's certificate of incorporation exempts The Missouri Foundation For Health from these ownership limitations because the Foundation has agreed to sell its shares of New RightCHOICE common stock in accordance with the divestiture deadlines described in this document and also has agreed to comply with all other provisions of the voting trust and divestiture agreement.

Management of New RightCHOICE

(see page 152 and page 156)

   Upon completion of the reorganization, the initial directors and executive officers of New RightCHOICE will be the directors and executive officers of RightCHOICE immediately prior to the reorganization. After the reorganization, we expect that New RightCHOICE will add additional individuals to its board of directors.

Interests of Directors and Officers in Reorganization

(see page 52)

   In considering your board of directors' recommendation that you vote in favor of the reorganization, you should be aware that the directors and executive officers of RightCHOICE have interests in the reorganization that are different from or in addition to your interests.

   Continued Positions

   If we do not complete the reorganization and the court orders the dissolution of Blue Cross and Blue Shield of Missouri, a new party could acquire control of RightCHOICE from Blue Cross and Blue Shield of Missouri and could eventually replace the current directors and executive officers of RightCHOICE.

   If we complete the reorganization, the initial directors of New RightCHOICE will be the directors of RightCHOICE immediately prior to the reorganization. Because of the voting limitations on The Missouri Foundation For Health's shares of New RightCHOICE common stock, the New RightCHOICE board of directors will be able to ensure their re-election and designate their successors for so long as the Foundation owns a substantial number of New RightCHOICE's shares. The New RightCHOICE board of directors will, in turn, appoint the officers of New RightCHOICE.

   Severance Agreements

   The reorganization will constitute a change of control under executive severance agreements that each executive officer of RightCHOICE, other than its Chairman, President and Chief Executive Officer John A. O'Rourke, has with RightCHOICE. The executive severance agreements provide that if (1) New RightCHOICE terminates an executive officer's employment without cause within two years after the reorganization, or (2) within two years after the reorganization an executive officer terminates his or her employment within three months of an event constituting good reason, then the executive officer will receive severance benefits from New RightCHOICE, as successor to RightCHOICE. The benefits include cash payments equal to the greater of approximately two times the executive officer's total annual compensation or three times his or her base pay plus the value of health care benefits.

   John A. O'Rourke has an employment agreement but not a separate severance agreement with RightCHOICE. The reorganization does not affect Mr. O'Rourke's right to receive severance benefits under his employment agreement.

   Stock Options

   If we complete the reorganization, New RightCHOICE will assume all outstanding options to purchase shares of class A common stock under RightCHOICE's stock option plans, and, therefore, these options will become options to purchase shares of New RightCHOICE common stock on the same terms and conditions.

   Indemnification and Liability Insurance

   New RightCHOICE will assume all indemnification obligation now existing in favor of the directors and officers of RightCHOICE and its subsidiaries. New RightCHOICE also will purchase and keep in effect for a six-year period the directors' and officers' liability insurance maintained by RightCHOICE and Blue Cross and Blue Shield of Missouri.

   The Missouri Foundation For Health will reimburse New RightCHOICE for the premiums paid by New RightCHOICE to maintain the insurance previously maintained by Blue Cross and Blue Shield of Missouri.

Conditions to Reorganization

(see page 67)

   We will complete the reorganization only if the following conditions are satisfied or waived, if waivable:

  . RightCHOICE shareholders approve the reorganization,

  . We receive the necessary regulatory approvals from state authorities in states where we do business,

  . Blue Cross and Blue Shield of Missouri receives

    -- a private letter ruling from the Internal Revenue Service regarding the tax-free nature of the transfer and assumption transaction to the class A shareholders, RightCHOICE and Blue Cross and Blue Shield of Missouri and the tax-free nature of the charter conversion transaction to Blue Cross and Blue Shield of Missouri and The Missouri Foundation For Health, or

    -- a tax opinion from PricewaterhouseCoopers LLP regarding the tax-free nature of each step of the reorganization to the class A shareholders, Blue Cross and Blue Shield of Missouri, The Missouri Foundation For Health, and New RightCHOICE, as successor by merger to RightCHOICE,

  . The board of directors of Blue Cross and Blue Shield of Missouri receives reaffirmation of a legal opinion it previously received from its special counsel, Greensfelder, Hemker & Gale, P.C., to the effect that the reorganization is lawful and that the authorization and approval of the reorganization by Blue Cross and Blue Shield of Missouri's board of directors is consistent with its fiduciary duties,

  . The Missouri Foundation For Health receives a legal opinion from       to
    the effect that the Foundation will receive shares of New RightCHOICE common stock in the reorganization that are free and clear from subscriber claims, and the Missouri Attorney General and the Missouri Department of Insurance provide notice of the satisfaction or waiver of this condition, and

  . The Blue Cross and Blue Shield Association approves the reorganization and issues new license agreements to New RightCHOICE and its controlled affiliates.

  Any party can waive any of these conditions that are for its benefit, except any required regulatory approval or the satisfaction of any condition imposed by law. We do not intend to waive the condition that we receive a tax opinion from PricewaterhouseCoopers LLP regarding the tax-free nature of the reorganization. If we do not receive the tax opinion and still decide to proceed with the reorganization, we will revise and recirculate this document and resolicit proxies from our shareholders.

                            SELECTED FINANCIAL DATA

   The following tables set forth selected historical financial data for RightCHOICE and carve-out historical financial data for Blue Cross and Blue Shield of Missouri for the periods indicated, and pro forma unaudited combined condensed financial data giving effect to the reorganization. New RightCHOICE was recently organized for the purpose of facilitating the reorganization, and, therefore, New RightChoice has no financial history.

  . We derived the selected financial data for RightCHOICE as of and for the six months ended June 30, 2000 and 1999 from the unaudited historical financial statements of RightCHOICE which we have included in this document. We derived the selected financial data for RightCHOICE as of December 31, 1999 and 1998 and for each of the three years ended December 31, 1999 from the historical consolidated financial statements of RightCHOICE which PricewaterhouseCoopers LLP, independent accountants of RightCHOICE, have audited and which we have included in this document. We derived the selected financial data as of December 31, 1997, 1996 and 1995 and for each of the two years ended December 31, 1996 from the historical consolidated financial statements of RightCHOICE which PricewaterhouseCoopers LLP have audited and which we have not included in this document. You should read the selected financial data for RightCHOICE in conjunction with RightCHOICE's historical financial statements, and notes thereto, beginning on page F-2 of this document and the section of this document describing RightCHOICE under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 116 of this document.

  . We derived the selected carve-out financial data for Blue Cross and Blue
    Shield of Missouri as of and for the six months ended June 30, 2000 and 1999 from the unaudited historical carve-out financial statements of Blue Cross and Blue Shield of Missouri which we have included in this document. We derived the selected carve-out financial data for Blue Cross and Blue Shield of Missouri as of December 31, 1999 and 1998 and for each of the three years ended December 31, 1999 from the historical carve-out financial statements of Blue Cross and Blue Shield of Missouri which PricewaterhouseCoopers LLP, independent accountants of Blue Cross and Blue Shield of Missouri, have audited and which we have included in this document. We derived the selected financial data as of December 31, 1997, 1996 and 1995 and for each of the two years ended December 31, 1996 from the historical carve-out financial statements of Blue Cross and Blue Shield of Missouri which are not audited and which we have not included in this document. You should read the selected carve-out financial data for Blue Cross and Blue Shield of Missouri in conjunction with Blue Cross and Blue Shield of Missouri's historical carve-out financial statements, and notes thereto, beginning on page F-45 of this document and the section of this document describing Blue Cross and Blue Shield of Missouri under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 140 of this document. We have presented the selected carve-out financial data for Blue Cross and Blue Shield of Missouri exclusive of its investment in the class B common stock. Also, we have not presented per share data for Blue Cross and Blue Shield of Missouri because it is a non-profit health services corporation with no stock outstanding.

  . We provide the pro forma unaudited combined condensed financial statements giving effect to the reorganization. We provide the pro forma unaudited combined condensed financial statements for informational purposes only. These statements are not necessarily indicative of actual results if we had completed the reorganization at the beginning of the earliest period presented or of future results. We derived the pro forma unaudited combined condensed financial data from, and they should be read in conjunction with, the pro forma unaudited combined condensed financial statements beginning on page 91 of this document.

                             RIGHTCHOICE HISTORICAL

                           As of and for the six
                           months ended June 30,   As of and for the years ended December 31,
                          ----------------------- ------------------------------------------------
                             2000        1999       1999      1998      1997      1996      1995
                          (unaudited) (unaudited)
                          ----------- ----------- --------  --------  --------  --------  --------
                             (in thousands, except per share data and operating statistics)
Income Statement Data:
Revenues:
  Premium...............   $404,210    $357,492   $732,151  $694,487  $654,267  $595,049  $538,422
  Fees and other income.     48,376      41,732     84,761    73,025    65,144    58,326    53,458
                           --------    --------   --------  --------  --------  --------  --------
    Total revenues......    452,586     399,224    816,912   767,512   719,411   653,375   591,880
                           --------    --------   --------  --------  --------  --------  --------
Expenses:
  Health care services..    328,411     293,985    601,532   579,827   555,126   491,662   409,495
  Commissions...........     17,828      15,367     32,462    31,394    29,302    26,808    19,405
  General and
   administrative.......     86,783      80,723    163,251   159,638   163,172   143,950   140,473
  Charge for contract
   loss reserves........                                                29,510
  Non-recurring
   charges(/1/).........                                         900     3,301     4,534     3,474
                           --------    --------   --------  --------  --------  --------  --------
    Total operating
     expenses...........    433,022     390,075    797,245   771,759   780,411   666,954   572,847
                           --------    --------   --------  --------  --------  --------  --------
Operating income (loss).     19,564       9,149     19,667    (4,247)  (61,000)  (13,579)   19,033
                           --------    --------   --------  --------  --------  --------  --------
Investment income:
  Interest and
   dividends............      6,904       6,711     13,367    14,737    15,916    14,241    14,832
  Realized gains
   (losses), net........      1,065        (449)      (516)    3,932    17,268     3,291     3,512
                           --------    --------   --------  --------  --------  --------  --------
    Total investment
     income, net........      7,969       6,262     12,851    18,669    33,184    17,532    18,344
                           --------    --------   --------  --------  --------  --------  --------
Other:
  Interest expense......     (1,978)     (2,009)    (4,344)   (4,539)   (4,681)   (5,434)   (2,930)
  Other income
   (expense), net.......        948         556        219      (379)   (1,058)      114      (397)
                           --------    --------   --------  --------  --------  --------  --------
    Total other, net....     (1,030)     (1,453)    (4,125)   (4,918)   (5,739)   (5,320)   (3,327)
                           --------    --------   --------  --------  --------  --------  --------
Income (loss) before
 provision (benefit) for
 income taxes...........     26,503      13,958     28,393     9,504   (33,555)   (1,367)   34,050
Provision (benefit) for
 income taxes...........     10,537       5,374     11,177     3,844    (9,521)      660    10,480
                           --------    --------   --------  --------  --------  --------  --------
Net income (loss).......   $ 15,966    $  8,584   $ 17,216  $  5,660  $(24,034) $ (2,027) $ 23,570
                           ========    ========   ========  ========  ========  ========  ========
Basic earnings (loss)
 per share..............   $   0.86    $   0.46   $   0.92  $   0.30  $  (1.29) $  (0.11) $   1.26
                           ========    ========   ========  ========  ========  ========  ========
Diluted earnings (loss)
 per share..............   $   0.84    $   0.46   $   0.92  $   0.30  $  (1.29) $  (0.11) $   1.26
                           ========    ========   ========  ========  ========  ========  ========
Operating
 Statistics:(/2/)
  Medical loss ratio....       81.2%       82.2%      82.2%     83.5%     84.8%     82.6%     76.1%
  General &
   administrative
   expense ratio........       19.2%       20.2%      20.0%     20.8%     22.7%     22.0%     23.7%

                          RICHTCHOICE HISTORICAL

                          As of and for the six
                          months ended June 30,   As of and for the years ended December 31,
                         ----------------------- --------------------------------------------
                            2000        1999       1999     1998     1997     1996     1995
                         (unaudited) (unaudited)
                         ----------- ----------- -------- -------- -------- -------- --------
                            (in thousands, except per share data and operating statistics)
Balance Sheet Data:
Cash and investments....  $258,149    $229,706   $246,326 $247,690 $250,844 $295,634 $284,515
Total assets............   523,887     498,699    523,213  508,678  506,363  532,144  516,388
Medical claims payable..   116,246     107,288    124,428  109,986  112,339  111,833   83,793
Long-term debt..........    30,063      38,063     34,063   43,063   47,000   62,000   62,000
Shareholders' equity....   173,669     150,586    157,543  145,874  140,865  172,954  173,221
Available cash and
 investments(/3/).......    10,388      12,177      9,085   12,494    8,279   48,472   56,753
Book value per share....      9.30        8.06       8.44     7.81     7.54     9.26     9.27
Tangible book value per
 share..................      5.70        4.16       4.61     3.82     3.36     4.76     4.93

--------

(1) Non-recurring charges represent the following: for the year ended December 31, 1998, $0.9 million related to a planned reduction of approximately 7.5% of the work force; for the years ended December 31, 1997 and 1996, $3.3 million and $4.5 million, respectively, for costs associated with the moving of service operations; and for the year ended December 31, 1995, $2.0 million related to the one-time cost of integration for the acquisition of HealthLink and $1.5 million for the settlement of litigation.

(2) We calculate operating statistics as health care services and general and administrative expense divided by premium and total revenues, respectively.

(3) The amounts represent cash and investments available for general corporate use without regulatory approval.

          BLUE CROSS AND BLUE SHIELD OF MISSOURI HISTORICAL CARVE-OUT

                           As of and for the six
                           months ended June 30,      As of and for the years ended December 31,
                          ----------------------- -----------------------------------------------------
                             2000        1999       1999      1998      1997       1996        1995
                          (unaudited) (unaudited)                               (unaudited) (unaudited)
                          ----------- ----------- --------  --------  --------  ----------- -----------
                                (in thousands, except per share data and operating statistics)
Income Statement
 Data(/1/):
Revenues:
  Premium...............   $ 45,867    $ 41,544   $ 85,393  $ 80,672  $ 81,322    $67,325    $ 77,194
  Fees and other income.     11,345       9,922     20,314    15,583    12,704     10,408      13,482
  Related party rental
   income...............      2,465       2,519      5,040     4,166     4,076      3,669       2,526
                           --------    --------   --------  --------  --------    -------    --------
    Total revenues......     59,677      53,985    110,747   100,421    98,102     81,402      93,202
                           --------    --------   --------  --------  --------    -------    --------
Expenses:
  Health care services..     41,233      36,239     73,070    71,007    74,777     58,659      70,173
  Commissions...........         18          20         43        42        42         79          37
  General and
   administrative.......     13,644      12,582     25,475    26,804    27,317     30,733      27,238
  Non-recurring
   charges(/2/).........        320       1,764      3,761                                      3,500
                           --------    --------   --------  --------  --------    -------    --------
    Total operating
     expenses...........     55,215      50,605    102,349    97,853   102,136     89,471     100,948
                           --------    --------   --------  --------  --------    -------    --------
Operating income (loss).      4,462       3,380      8,398     2,568    (4,034)    (8,069)     (7,746)
                           --------    --------   --------  --------  --------    -------    --------
Investment income:
  Interest and
   dividends............      1,502         696      1,895       592       786      1,213       1,954
  Realized (losses)
   gains, net...........                                      (5,200)      (55)     2,338         145
                           --------    --------   --------  --------  --------    -------    --------
    Total investment
     income, net........      1,502         696      1,895    (4,608)      731      3,551       2,099
Other (expense) income,
 net....................       (137)         80         40       111       (44)    (1,015)         98
                           --------    --------   --------  --------  --------    -------    --------
Income (loss) before
 provision (benefit) for
 income taxes and
 accounting change......      5,827       4,156     10,333    (1,929)   (3,347)    (5,533)     (5,549)
Provision (benefit) for
 income taxes...........      2,321       1,767      4,265      (663)   (1,172)    (1,902)     (3,499)
                           --------    --------   --------  --------  --------    -------    --------
Income (loss) before
 accounting change......      3,506       2,389      6,068    (1,266)   (2,175)    (3,631)     (2,050)
Cumulative effect of
 accounting change......                  1,076      1,076
                           --------    --------   --------  --------  --------    -------    --------
Net income (loss).......   $  3,506    $  1,313   $  4,992  $ (1,266) $ (2,175)   $(3,631)   $ (2,050)
                           ========    ========   ========  ========  ========    =======    ========
Basic and diluted
 earnings (loss) per
 share..................        --          --         --        --        --         --          --
Operating
 Statistics:(/3/)
  Medical loss ratio....       89.9%       87.2%      85.6%     88.0%     92.0%      87.1%       90.9%
  General &
   administrative
   expense ratio........       22.9%       23.3%      23.0%     26.7%     27.8%      37.8%       29.2%

        BLUE CROSS AND BLUE SHIELD OF MISSOURI HISTORICAL CARVE-OUT

                           As of and for the six
                           months ended June 30,       As of and for the years ended December 31,
                          ----------------------- -----------------------------------------------------
                             2000        1999       1999     1998      1997        1996        1995
                          (unaudited) (unaudited)                   (unaudited) (unaudited) (unaudited)
                          ----------- ----------- -------- -------- ----------- ----------- -----------
                                 (in thousands, except per share data and operating statistics)
Balance Sheet Data(/1/):
Cash and investments....   $ 52,226    $ 32,955   $ 45,693 $ 16,065  $ 20,684    $ 22,055    $ 41,362
Total assets............    165,928     145,624    164,113  139,916   136,223     134,552     157,419
Medical claims payable..     22,855      11,136     16,609   12,238    15,010      11,984      13,917
Net assets representing
 reserve for protection
 of members.............     91,172      83,987     87,666   82,674    83,940      85,811      89,847
Book value per share....        --          --         --       --        --          --          --
Tangible book value per
 share..................        --          --         --       --        --          --          --

--------
(1) We present this financial data excluding Blue Cross and Blue Shield of Missouri's investment in the class B common stock. We did not present per share data for Blue Cross and Blue Shield of Missouri because it is a non-profit health services corporation with no stock outstanding.

(2) Non-recurring charges represent the following: for the six months ended June 30, 2000 and 1999 and for the year ended December 31, 1999, charges of $0.3 million, $1.8 million and $3.8 million, respectively, for litigation and settlement related costs, including the organization of The Missouri Foundation For Health; for the year ended December 31, 1995, charges of $3.5 million related to the settlement of litigation.
(3) We calculate operating statistics as health care services and general and administrative expense divided by premium and total revenues, respectively.

                                  NEW RIGHTCHOICE

               PRO FORMA UNAUDITED COMBINED CONDENSED FINANCIAL DATA

               As of and for the six months ended June 30, 2000
                  (in thousands, except share and per share data)

                                        BCBS
                                      Missouri      New          Pro forma
                         RightCHOICE Historical RightCHOICE      Combined
                         Historical  Carve-Out  Historical(/1/)  Condensed(/2/)
                         ----------- ---------- -----------     -----------
Income Statement Data:
 Revenues:
 Premium................ $   404,210  $ 45,867     $--          $   450,077
 Fees and other income..      48,376    13,810                       59,721
                         -----------  --------                  -----------
   Total revenues.......     452,586    59,677                      509,798
                         -----------  --------                  -----------
 Operating expenses:
 Health care services...     328,411    41,233                      369,644
 Commissions............      17,828        18                       17,846
 General and
  administrative........      86,783    13,964                       99,408
                         -----------  --------                  -----------
   Total operating
    expenses............     433,022    55,215                      486,898
                         -----------  --------                  -----------
 Operating income.......      19,564     4,462                       22,900
                         -----------  --------                  -----------
 Other income:
 Interest and
  dividends.............       6,904     1,502                        8,017
 Other income
  (expense), net........          35      (137)                        (102)
                         -----------  --------                  -----------
   Total other, net.....       6,939     1,365                        7,915
                         -----------  --------                  -----------
 Income before provision
  for income taxes......      26,503     5,827                       30,815
 Provision for income
  taxes.................      10,537     2,321                       12,201
                         -----------  --------                  -----------
 Net income............. $    15,966  $  3,506     $--          $    18,614
                         ===========  ========     ====         ===========
 Weighted average common
  shares outstanding....  18,673,300       N/A        1          18,636,600
                         -----------  --------     ----         -----------
 Basic earnings per
  share................. $      0.86       N/A                  $      1.00
                         ===========  ========                  ===========
 Diluted earnings per
  share................. $      0.84       N/A                  $      0.99
                         ===========  ========                  ===========
Balance Sheet Data:
 Cash and investments... $   258,149  $ 52,226     $  1         $   296,931
 Total assets...........     523,887   165,928        1             661,775
 Medical claims payable.     116,246    22,855                      139,101
 Long-term debt.........      30,063                                 30,063
 Net assets representing
  reserve for protection
  of members............                91,172
 Shareholders' equity...     173,669                  1             276,693
 Book value per share...        9.30                  1               14.85
 Tangible book value per
  share.................        5.70                  1                9.84

--------
(1) The Missouri Foundation For Health incorporated New RightCHOICE on March 14, 2000. On March 14, 2000, New RightCHOICE issued one share of its common stock to The Missouri Foundation For Health in exchange for $1.

(2) We describe the adjustments necessary to arrive at the pro forma unaudited combined condensed financial data in the Notes to Historical Consolidated and Pro Forma Unaudited Combined Condensed Financial Statements beginning on page 96.

                                  NEW RIGHTCHOICE

               PRO FORMA UNAUDITED COMBINED CONDENSED FINANCIAL DATA

                  As of and for the year ended December 31, 1999
                  (in thousands, except share and per share data)

                                         BCBS
                                       Missouri      New          Pro forma
                         RightCHOICE  Historical RightCHOICE      Combined
                         Historical   Carve-Out  Historical(/1/)  Condensed(/2/)
                         -----------  ---------- -----------     -----------
Income Statement Data:
 Revenues:
 Premium................ $   732,151   $ 85,393     $--          $   817,544
 Fees and other income..      84,761     25,354                      105,075
                         -----------   --------                  -----------
   Total revenues.......     816,912    110,747                      922,619
                         -----------   --------                  -----------
 Operating expenses:
 Health care services...     601,532     73,070                      674,602
 Commissions............      32,462         43                       32,505
 General and
  administrative........     163,251     29,236                      186,706
                         -----------   --------                  -----------
   Total operating
    expenses............     797,245    102,349                      893,813
                         -----------   --------                  -----------
 Operating income.......      19,667      8,398                       28,806
                         -----------   --------                  -----------
 Other income:
 Interest and
  dividends.............      13,367      1,895                       14,485
 Other (expense)
  income, net...........      (4,641)        40                       (4,601)
                         -----------   --------                  -----------
   Total other, net.....       8,726      1,935                        9,884
                         -----------   --------                  -----------
 Income before provision
  for income taxes and
  accounting change.....      28,393     10,333                       38,690
 Provision for income
  taxes.................      11,177      4,265                       15,347
                         -----------   --------                  -----------
 Income before
  accounting change.....      17,216      6,068                       23,343
 Cumulative effect of
  accounting change.....                  1,076
                         -----------   --------                  -----------
 Net income............. $    17,216   $  4,992     $--          $    23,343
                         ===========   ========     ====         ===========
 Weighted average common
  shares outstanding....  18,673,000        N/A                   18,636,300
                         -----------   --------                  -----------
 Basic and diluted
  earnings per share.... $      0.92        N/A                  $      1.25
                         ===========   ========                  ===========
Balance Sheet Data:
 Cash and investments... $   246,326   $ 45,693     $  1         $   278,575
 Total assets...........     523,213    164,113        1             643,316
 Medical claims payable.     124,428     16,609                      141,037
 Long-term debt.........      34,063                                  34,063
 Net assets representing
  reserve for protection
  of members............                 87,666
 Shareholders' equity...     157,543                   1             257,061
 Book value per share...        8.44                   1               13.79
 Tangible book value per
  share.................        4.61                   1                8.57

--------
(1) Although New RightCHOICE did not exist as of December 31, 1999, we have included it to give effect to the reorganization. The Missouri Foundation For Health incorporated New RightCHOICE on March 14, 2000. On March 14, 2000, New RightCHOICE issued one share of its common stock to The Missouri Foundation For Health in exchange for $1.

(2) We describe the adjustments necessary to arrive at the pro forma unaudited combined condensed financial data in the Notes to Historical Consolidated and Pro Forma Unaudited Combined Condensed Financial Statements beginning on page 96.

                                 PER SHARE DATA

   The following table sets forth the book value per share as of June 30, 2000 and December 31, 1999 and earnings per share and cash dividends declared per share for the six months ended June 30, 2000 and the year ended December 31, 1999 for historical RightCHOICE and pro forma New RightCHOICE giving effect to the reorganization.

                                                                Pro Forma
                                                             New RightCHOICE
                                                            (on an equivalent
                                                               share basis
                                             RightCHOICE   giving effect to the
                                           Historical(/1/) reorganization)(/2/)
                                           --------------- --------------------
Book value per common share outstanding:
  June 30, 2000...........................        $9.30             $14.85
  December 31, 1999.......................        $8.44             $13.79
Earnings per share:
  For the six months ended June 30, 2000
   (basic)................................        $0.86             $ 1.00
  For the six months ended June 30, 2000
   (diluted)..............................        $0.84             $ 0.99
  For the year ended December 31, 1999
   (basic and diluted)....................        $0.92             $ 1.25
Cash dividends declared per share:
  For the six months ended June 30, 2000..        $   0             $    0
  For the year ended December 31, 1999....        $   0             $    0
Common shares outstanding:
  At June 30, 2000........................   18,673,366         18,636,626
  At December 31, 1999....................   18,673,153         18,636,413

--------

(1) We computed historical book value per share information for RightCHOICE as of June 30, 2000 and December 31, 1999 by dividing the historical shareholders' equity of $173.7 million and $157.5 million, respectively, as of those dates by 18,673,366 and 18,673,153, respectively, the number of shares outstanding as of those dates.

(2) We computed pro forma New RightCHOICE book value per share information as of June 30, 2000 by dividing the pro forma combined shareholders' equity of $277 million by 18,636,626, the number of assumed shares outstanding after the reorganization. We computed pro forma New RightCHOICE book value per share information as of December 31, 1999 by dividing the pro forma combined shareholders' equity of $257 million by 18,636,413, the number of assumed shares outstanding after the reorganization.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

RightCHOICE

   The following table sets forth for the calendar quarters indicated the high and low sales prices of the class A common stock, which trades on the New York Stock Exchange under the symbol "RIT."

                                                                High      Low
                                                              --------- --------
      1998 First Quarter....................................  $10 7/8   $ 8 3/8
           Second Quarter...................................   12 11/16   8 3/8
           Third Quarter....................................   13 1/8     8 1/2
           Fourth Quarter...................................   12         8 9/16

      1999 First Quarter....................................  $13       $10 1/4
           Second Quarter...................................   12 1/8    10 3/4
           Third Quarter....................................   11 5/8    10 3/8
           Fourth Quarter...................................   12         9 1/2

      2000 First Quarter....................................  $15 1/2   $11 1/2
           Second Quarter ..................................   18 7/16   12 1/8
           Third Quarter (through September 5, 2000)........   20 13/16  15 7/8

   On January 6, 2000, the day before the first public announcement of the settlement of the litigation with the Missouri Attorney General and the Missouri Department of Insurance, the last reported sale price per share of class A common stock was $13 3/8. On September 5, 2000, the last reported sale price per share of class A common stock was $20 13/16.

   On September 5, 2000, RightCHOICE had 212 holders of record of class A common stock, and Blue Cross and Blue Shield of Missouri was the only holder of record of the class B common stock.

   Although RightCHOICE's board of directors has discretion over whether and when to pay dividends, RightCHOICE has never paid a dividend on its class A common stock or its class B common stock and does not intend to declare or pay any dividends before the reorganization. Limitations on RightCHOICE's ability to pay dividends include limitations under its credit agreement as described in
Note 10 of its financial statements included on page F-15 of this document. RightCHOICE is a holding company and its ability to pay dividends depends on distributions received from its subsidiaries. RightCHOICE's subsidiaries are subject to regulatory surplus requirements and additional regulatory requirements which may restrict their ability to declare and pay dividends or distributions to RightCHOICE.

Blue Cross and Blue Shield of Missouri

   Blue Cross and Blue Shield of Missouri is a non-stock corporation with no shareholders and no stock trades to report.

New RightCHOICE

   New RightCHOICE's common stock will be traded on the New York Stock Exchange under the symbol "RIT" upon completion of the reorganization.

   New RightCHOICE has no plans to pay dividends on the New RightCHOICE common stock for the foreseeable future following the reorganization. New RightCHOICE expects that as part of the reorganization it will assume the obligations of RightCHOICE under RightCHOICE's credit agreement and, as a result, will be restricted in its ability to pay cash dividends to the same extent that RightCHOICE currently is restricted as described in Note 10 of RightCHOICE's financial statements included on page F-15 of this document. New RightCHOICE, like RightCHOICE, will be a holding company, and its ability to pay dividends will depend on distributions it receives from its subsidiaries. New RightCHOICE's subsidiaries will be subject to regulatory surplus requirements and additional regulatory requirements and Blue Cross and Blue Shield Association capital standards which may restrict their ability to declare and pay dividends or distributions to New RightCHOICE. New RightCHOICE's board of directors has discretion whether to pay any dividends, and its decision will depend on New RightCHOICE's earnings, financial position, regulatory and Blue Cross and Blue Shield Association capital requirements and other factors that it deems relevant.

   Nothing contained in this document should be construed to suggest that the trading price of the class A common stock at any point in time may be used as a substitute for the trading price of New RightCHOICE common stock after the reorganization. We cannot assure you that shares of New RightCHOICE common stock will trade at a price reflecting the earnings per share or other attributes of the class A common stock.

                                 RISK FACTORS

   In addition to the other information in this document, you should carefully consider the following factors when deciding how to vote on the reorganization. The terms "we," "our" and "us" used in this section refer to New RightCHOICE following the reorganization.

Risks Resulting From the Reorganization

 Trading volume for the class A common stock has been very limited and significant sales of our common stock by the Foundation, coupled with the expectation of these sales, could cause our stock price to fall after the reorganization.

   Based upon the current number of shares of RightCHOICE stock outstanding, The Missouri Foundation For Health must sell about 5.63 million shares of our common stock within the first three, or possibly four, years after the reorganization, and it must sell a total of about 11.23 million shares of our common stock within the first five, or possibly seven, years after the reorganization. Given the very limited trading volume for the class A common stock, significant sales of our common stock by the Foundation, and the expectation of these sales, could cause our stock price to fall after the reorganization. If the Foundation fails to meet these divestiture requirements, we will arrange for the sale of the Foundation's shares as described under "Terms of the Voting Trust and Divestiture Agreement" beginning on page 77.

   On average, 7,356 shares of class A common stock traded per day in 1999, and investors traded a total of 1,853,000 shares for the year. In the first half of 2000, 9,461 shares of class A common stock traded per day on average, and investors traded a total of 1,182,600 shares. Although we do not expect that the Foundation will sell our shares every day or in equal amounts, for purposes of illustration only, the average daily volume equivalent of selling
5.63 million shares in three years is about 7,506 shares per day, or 1,876,700 shares per year, and the average daily volume equivalent of selling 11.23 million shares in five years is about 8,984 shares per day, or 2,246,000 shares per year.

   We cannot predict how the market will value our company. The market value of our common stock may vary from the current market value of the class A common stock, and our stock price could be lower.

 The Foundation's rights may make it difficult for us to raise additional funds through equity offerings which could restrict our future growth, inhibit our ability to make required investments and adversely affect our ability to compete.

   Our industry is in a state of change and, in order to take advantage of acquisition and other investment opportunities that may arise in the future, we may desire the flexibility to raise funds quickly by selling our stock in the equity markets. The registration rights agreement with The Missouri Foundation For Health could limit or make more difficult our ability to raise funds through equity offerings after the reorganization upon terms that we desire or at times when we may require funds.

   Our failure to raise additional equity capital when required could:

  . Restrict our future growth, both internally and through acquisitions,

  . Inhibit our ability to invest in technology and other products and services that we may need, and

  . Adversely affect our ability to compete in our markets.

   We can issue our common stock as consideration to buy another company. If, however, we want to buy a business for cash and we need to raise money for the acquisition by selling our common stock, the restrictions in the registration rights agreement described above may limit our flexibility. We may not be able to sell our stock at the most opportune times. None of our agreements with the Foundation, however, will prevent us from borrowing money to buy a business.

 Provisions in our charter documents will keep us from being sold to a third party unless our board of directors approves the sale and may limit or even eliminate increases in our stock price based on "takeover" speculation.

   Our charter documents include provisions required by the Blue Cross and Blue Shield Association for its for-profit licensees which the Association designed to protect the independence of its for-profit licensees from any single shareholder. These provisions, which RightCHOICE does not have in its charter documents, include the following:

  . We have ownership limitations that prohibit institutional investors from owning 10% or more of our voting securities and other investors from owning 5% or more of our voting securities, and

  . At least 80% of our directors must be independent directors who are not affiliated or associated with The Missouri Foundation For Health or any shareholder that owns our shares in excess of the ownership limits.

   These provisions will make it more difficult for a third party to acquire us in a transaction that our board of directors has not negotiated or approved but in which our shareholders may receive a premium for their shares. Also, these provisions will deter a party from acquiring a significant ownership position in our company prior to submitting an offer to our board of directors, and, as a result, our stock may trade at lower prices relative to other companies that do not have similar ownership limitations in their charter documents.

 Claims by subscribers and litigation which we could be subject to after the reorganization may discourage potential acquirors from making a proposal to buy us.

   We may be subject to claims and litigation after we complete the reorganization. These claims and litigation are described in the risk factor "If the court finds that Blue Cross and Blue Shield of Missouri is a mutual benefit corporation, a court could cancel the reorganization, or, if already completed, a court could undo the reorganization or compel New RightCHOICE to pay substantial damages to the Blue Cross and Blue Shield of Missouri and RightCHOICE subscribers" on page 27. A judgment against us in the litigation involving Blue Cross and Blue Shield of Missouri's corporate status could have a material adverse effect on our company and possibly subject us to substantial damages, loss of our licenses from the Blue Cross and Blue Shield Association or the undoing of the reorganization. This litigation, or the threat of this litigation in the future, may:

  . Discourage potential acquirors from making an acquisition proposal for our company or cause them to reduce the amount they otherwise would offer to pay for our company,

  . Depress our stock price after the reorganization if investors believe that we are not an acquisition candidate as a result of this potential litigation risk, or

  . Depress our stock price because of the fear of the potential adverse effects of litigation including legal expenses or the distraction of management's attention.

 Our directors will be able to control the outcome of all matters other than change of control proposals that are submitted to our shareholders for a vote as long as the Foundation owns a substantial number of our shares.

   The Missouri Foundation For Health will own approximately 80% of our outstanding shares immediately after the reorganization. The Foundation must place at least 95% of its shares, equal to at least 76% of all of our outstanding shares as of the closing date for the reorganization, in a voting trust for a trustee to vote and dispose of under the terms of the voting trust and divestiture agreement described in this document.

   The trustee of the voting trust must, as a general matter, vote all of the Foundation's shares held in the voting trust as directed by a majority of our independent directors and a majority of all of our directors on all proposals or matters that may come before our shareholders, except for matters relating to proposed merger and sale transactions if our shareholders will not own a majority of the shares of the resulting company. Thus, for so long as the Foundation owns a significant number of our shares, our board of directors will be able to control the outcome of most matters brought before our shareholders for a vote, including amendments to our certificate of incorporation and bylaws and the election and removal of our directors.

 We will not be able to sell or merge without the approval of the Foundation as long as the Foundation owns 50% or more of our outstanding shares.

   The Missouri Foundation For Health will own approximately 80% of our outstanding shares immediately after the reorganization, and it is not required to reduce its ownership to less than 50% of our outstanding shares until at least three, and possibly four, years after the reorganization.

   The acquisition of our company by means of a merger or consolidation will require the approval of our board of directors and the holders of a majority of the shares of our common stock. As long as the Foundation owns more than 50% of our shares, it will be able--by itself--to vote down a sale of our company even if our board of directors and other shareholders would otherwise favor the transaction. In addition, for so long as the Foundation owns at least 20% of our outstanding shares, we must consult with the Foundation prior to soliciting, or upon receiving, a business combination proposal which, if consummated, would result in our then existing shareholders owning less than a majority of the outstanding shares of the resulting company.

 The Foundation may have interests in our company that differ from your interests as a public shareholder.

   The Foundation is a non-profit corporation with health care purposes to benefit the uninsured and underinsured in specified counties in the State of Missouri. You should expect the Foundation to vote its shares of our stock on proposed merger and sale transactions based upon its best interests. The interests of the Foundation in a merger or sale transaction may be different than your interests. For example, your primary interests may be to receive the maximum possible price for your shares. The Foundation, on the other hand, may be interested in price, but may also be interested in how the transaction will impact the availability of health care to the uninsured and underinsured in the Foundation's service area.

   In addition, the Missouri Attorney General must approve any sale of all or substantially all of the Foundation's assets. Therefore, as long as the Foundation owns 50% or more of our shares and the shares owned by the Foundation constitute all or substantially all of the Foundation's assets, the Missouri Attorney General will also have the right to approve the acquisition of our company by a third party. The Missouri Attorney General may have interests that differ from your interests in any acquisition proposal involving our company.

 Our directors will be able to ensure their re-election and designate their successors as long as the Foundation owns a substantial number of our shares.

   Our directors are elected by plurality vote, and our shareholders do not have cumulative voting rights. In any election of directors, the trustee of the voting trust must vote The Missouri Foundation

For Health's shares in favor of each nominee approved by a majority of our independent directors and a majority of all of our directors. Also, our directors may be removed from office only for cause as described in our certificate of incorporation and then only if the holders of 75% or more of our outstanding shares vote for removal. The trustee of the voting trust will vote all of the Foundation's shares held in the voting trust against the removal of a director unless a majority of our independent directors and a majority of all of our directors initiate or consent to the removal. As a result, our directors will be able to ensure their re-election and designate their successors for as long as the Foundation owns a substantial number of our shares.

 The indemnification obligation of the Foundation could fail to fully indemnify us against the risks of the reorganization.

   Under the indemnification agreement, The Missouri Foundation For Health must indemnify us against various potential liabilities arising from the reorganization, including tax liabilities. We describe the indemnification agreement under "Terms of Indemnification Agreement" beginning on page 88.

   Risks inherent in the indemnification agreement are the following:

  . The net worth of the Foundation at the time it is called upon to honor an indemnification obligation might not be sufficient to permit it to honor that obligation. The Foundation has agreed to maintain a minimum net worth for the six years after Blue Cross and Blue Shield of Missouri files its federal income tax return for the year in which we complete the reorganization. The Foundation's net worth must not be less than an amount equal to the potential tax liability on the difference between the tax basis of the class B common stock owned by Blue Cross and Blue Shield of Missouri and the fair market value of that stock on the date we complete the reorganization. For illustrative purposes only, based upon the market price of the class A common stock at the close of business on
             , 2000, that amount would be approximately $      million. We
    cannot determine the actual minimum net worth amount until the closing of the reorganization, and it could differ materially from the amount
    determined as of          , 2000,

  . The Foundation's assets may not be sufficiently liquid at the time it is called upon to honor an indemnification obligation to permit it to honor that obligation in a timely fashion and without material adverse effect on the market for our common stock, and

  . The Foundation might contend that its indemnification obligation is not valid under law, and the attempt to enforce the indemnification obligation by judicial action might be unsuccessful.

 The Internal Revenue Service may not issue the private letter ruling requested by Blue Cross and Blue Shield of Missouri regarding the reorganization, and the Internal Revenue Service may be more likely to challenge the conclusions of a tax opinion than a private letter ruling.

   On May 17, 2000, Blue Cross and Blue Shield of Missouri requested a private letter ruling from the Internal Revenue Service with respect to two elements of the reorganization: (1) the transfer and assumption transaction, and (2) the charter conversion transaction, both of which we describe beginning on page 32 of this document. Blue Cross and Blue Shield of Missouri requested the Internal Revenue Service to rule (1) that the transfer and assumption transaction will be tax-free to RightCHOICE, Blue Cross and Blue Shield of Missouri and you, as a class A shareholder, and (2) that the charter conversion transaction will be tax-free to Blue Cross and Blue Shield of Missouri and The Missouri Foundation For Health. No one requested a ruling with respect to you, as a class A shareholder, in connection with the charter conversion transaction because you are not a participant in that transaction.

   The Internal Revenue Service generally issues private letter rulings within four to six months after receiving the request, although it could take longer in complex transactions such as the reorganization. The Internal Revenue Service may not issue the private letter ruling for several reasons. We do not know if, or when, the Internal Revenue Service will issue the private letter ruling. The Internal Revenue Service may issue the private letter ruling after the date of the special meeting. If the Internal Revenue Service issues the private letter ruling, it may not address all of the matters requested.

   Blue Cross and Blue Shield of Missouri did not request a ruling on the other elements of the reorganization because the Internal Revenue Service believes that sufficient guidance exists to ascertain the tax consequences of these types of transactions and, in these instances, it ordinarily will not rule.

   If Blue Cross and Blue Shield of Missouri does not receive the private letter ruling, the parties will rely on a tax opinion from PricewaterhouseCoopers LLP covering generally the same matters Blue Cross and Blue Shield of Missouri requested the Internal Revenue Service to rule on in the private letter ruling and the other steps of the reorganization. PricewaterhouseCoopers LLP has issued its tax opinion generally to the effect that, among other things, you and the other class A shareholders will not recognize any income, gain or loss for federal income tax purposes as a result of the reorganization. PricewaterhouseCoopers LLP based its opinion upon several important assumptions and representations. Tax opinions, however, represent only the best judgment of the firm giving the opinion on the matters addressed in the opinion and have no binding effect or official status of any kind. The Internal Revenue Service may not agree with PricewaterhouseCoopers LLP's tax opinion, particularly on those matters Blue Cross and Blue Shield of Missouri requested the Internal Revenue Service to rule on if it did not so rule. We describe PricewaterhouseCoopers LLP's tax opinion, together with the important assumptions and representations that it relied upon in giving the opinion, under "Proposed Reorganization--Material Federal Income Tax Consequences" beginning on page 54.

   You could recognize taxable gain or income as a result of the reorganization.

   The Internal Revenue Service could take the position that you, as a class A shareholder, must report taxable income as a result of the transfer and assumption transaction if the fair market value of the assets Blue Cross and Blue Shield of Missouri transferred to Healthy Alliance Life Insurance Company exceeds the associated liabilities assumed by Healthy Alliance Life Insurance Company. If the Internal Revenue Service succeeded in that position, you could be required to report taxable income in an amount equal to the percentage of the outstanding class A common stock you own on the date we complete the reorganization multiplied by the amount by which the value of the assets transferred exceeds the liabilities assumed. We cannot determine with any certainty the amount of taxable income that you might have to report.

   If the merger of RightCHOICE and New RightCHOICE is not treated as a tax-free reorganization, you would have to report gain or loss in an amount equal to the difference between the value of our common stock you receive in the reorganization and your tax basis in the class A common stock you exchange in the reorganization. Moreover, even if the merger is treated as a tax-free reorganization, if the Internal Revenue Service determines that the value of our common stock you receive in the reorganization is higher than the value of the class A common stock you exchange in the reorganization, you could recognize taxable income in the amount of the difference. We cannot determine with any certainty the amount of taxable gain or loss you might have to report.

   The Missouri Foundation For Health does not have any obligation to indemnify you or any other class A shareholder for any tax liabilities you may incur as a result of the reorganization. Therefore, you will have to pay any tax resulting from the reorganization.

   As successor to Blue Cross and Blue Shield of Missouri and RightCHOICE, we could recognize taxable gain as a result of the reorganization.

   The Internal Revenue Service could take the position that our company must recognize taxable gain as a result of the transfer and assumption transaction to the extent the fair market value of any asset Blue Cross and Blue Shield of Missouri transfers to Healthy Alliance Life Insurance Company exceeds that asset's adjusted basis. PricewaterhouseCoopers LLP's tax opinion also states that this could be the case. In addition, the Internal Revenue Service could take the position that the value of the assets transferred exceeds the liabilities assumed and that our company, as successor to Blue Cross and Blue Shield of Missouri, should recognize gain. We cannot determine with any certainty the amount of any gain that our company might have to report as a result of the transfer and assumption transaction.

   The Internal Revenue Service could also take the position that as a result of the charter conversion transaction our company is subject to federal income tax on an amount equal to the difference between the fair market value of each asset of Blue Cross and Blue Shield of Missouri and the tax basis of those assets. The Internal Revenue Service could take this position if the court determines that Blue Cross and Blue Shield of Missouri is a mutual benefit type non-profit corporation under Missouri law rather than a public benefit type non-profit corporation. This could result in a material federal income tax liability that could have a material adverse effect on us following the reorganization.

   Finally, the Internal Revenue Service could take the position that the merger of RightCHOICE and New RightCHOICE is a taxable transaction to RightCHOICE and us and not a tax-free reorganization or tax-free liquidation of RightCHOICE. If so, RightCHOICE would have taxable gain or loss in an amount equal to the difference between the value of each asset RightCHOICE transferred to us and the tax basis of that asset. We could also have taxable gain or loss in an amount equal to the difference between the value of the assets we received and our basis in our RightCHOICE stock. This could result in a material federal income tax liability that could have a material adverse effect on us following the reorganization.

   Although The Missouri Foundation For Health is obligated to indemnify us for tax liabilities we may incur as a result of the reorganization, this indemnification may not be sufficient to reimburse us for all of the taxes we may be obligated to pay. If that happens, we will have to pay these tax liabilities ourselves and that could have a material adverse effect on our financial condition.

   The Missouri Foundation For Health may not be able to meet its obligations to us under the indemnification agreement if it recognizes taxable gain as a result of the reorganization.

   If the Internal Revenue Service does not issue the requested private letter ruling, then the parties must rely solely upon the tax opinion of PricewaterhouseCoopers LLP. PricewaterhouseCoopers LLP's tax opinion is that the charter conversion transaction "should," rather than "will," be treated as a tax-free recapitalization and that The Missouri Foundation For Health "should," rather than "will," not recognize gain or loss in that transaction. PricewaterhouseCoopers LLP qualified its tax opinion because of the lack of direct legislative, judicial or administrative authority, which gives rise to an increased level of uncertainty.

   The Internal Revenue Service could successfully take the position that the charter conversion transaction does not constitute a tax-free reorganization. If so, the Foundation could be subject to tax on an amount equal to the value of the Blue Cross and Blue Shield of Missouri stock that the Foundation received in the charter conversion transaction. This material federal income tax liability could have a material adverse effect on the Foundation's ability to meet its obligations under the indemnification agreement. To satisfy its tax liabilities, the Foundation probably would have to sell a substantial amount of our common stock that it owns, which could have a material adverse effect on the market price for our stock.

 We will be defendants in lawsuits pending against Blue Cross and Blue Shield of Missouri, including a class action.

   Blue Cross and Blue Shield of Missouri is presently a party to lawsuits relating to its business, including a lawsuit pending in St. Louis City Circuit Court in which the plaintiffs seek to represent a class and assert various allegations, including breach of contract and misrepresentation. The plaintiffs' claims arise from Blue Cross and Blue Shield of Missouri's alleged collection of unapproved premium increases on Medicare supplement policies during 1992, 1993 and 1994. As the successor to Blue Cross and Blue Shield of Missouri, we will succeed to any liability to the plaintiffs in that action. An adverse outcome of that lawsuit could have a material adverse effect on our business or the market price for our stock.

Risks Related to Litigation

 If we do not complete the reorganization, the State of Missouri could enforce judgments previously entered against Blue Cross and Blue Shield of Missouri which could lead to the dissolution of Blue Cross and Blue Shield of Missouri and materially adversely affect RightCHOICE.

   On December 30, 1996, the circuit court of Cole County, Missouri entered judgments in favor of the Missouri Department of Insurance and the Missouri Attorney General declaring that Blue Cross and Blue Shield of Missouri, a non-profit corporation, violated the Missouri Health Services Corporation Law and the Missouri Non-Profit Corporation Law by operating RightCHOICE as a for-profit subsidiary. These judgments are now final, without right of further appeal.

   If we do not complete the reorganization by December 31, 2000 or the parties do not extend the deadline or otherwise settle the litigation, the Attorney General and the Department of Insurance could seek:

  . Further judicial relief, including the possible dissolution of Blue Cross and Blue Shield of Missouri and the possible termination of Blue Cross and Blue Shield of Missouri's certificate of authority to engage in the health insurance business, and

  . Monetary relief arising from the 1994 reorganization of Blue Cross and Blue Shield of Missouri and the subsequent operations of Blue Cross and Blue Shield of Missouri and RightCHOICE.

   Any one or more of these actions could have a material adverse effect on RightCHOICE because:

  . The Missouri Attorney General and the Missouri Department of Insurance would be free to assert claims directly against RightCHOICE arising from the 1994 reorganization of Blue Cross and Blue Shield of Missouri and RightCHOICE's subsequent operation, and

  . The Blue Cross and Blue Shield Association might take the position that the assertion of these claims automatically terminates the respective licenses of Blue Cross and Blue Shield of Missouri, RightCHOICE and RightCHOICE's subsidiaries to use the Blue Cross and Blue Shield names and service marks.

 If the court finds that Blue Cross and Blue Shield of Missouri is a mutual benefit corporation, a court could cancel the reorganization, or, if already completed, a court could undo the reorganization or compel New RightCHOICE to pay substantial damages to the Blue Cross and Blue Shield of Missouri and RightCHOICE subscribers.

   A certified subscriber class action is pending against Blue Cross and Blue Shield of Missouri in the circuit court of Cole County, Missouri in which the subscriber class seeks a declaratory judgment that:

  . Blue Cross and Blue Shield of Missouri is a mutual benefit non-profit corporation--meaning that Blue Cross and Blue Shield of Missouri holds its assets for the benefit of a limited class of persons who are subscribers of Blue Cross and Blue Shield of Missouri and RightCHOICE rather than for the benefit of the public as a whole, and

  . It is unlawful for Blue Cross and Blue Shield of Missouri to transfer its assets to a "charitable trust."

   While Blue Cross and Blue Shield of Missouri contests these claims, the circuit court could award the subscriber class the relief they seek. A judgment in favor of the subscriber class could have several adverse effects:

  . It could prohibit the reorganization, if the court enters the judgment before completion of the reorganization.

  . It could require us to pay substantial money damages, if the court enters the judgment after we complete the reorganization. It is also possible, although we believe unlikely, that a court could order that the reorganization be undone.

  . It could cause the charter conversion transaction to be a taxable transaction to New RightCHOICE.

  . It could cause the Blue Cross and Blue Shield Association to terminate our licenses for use of the Blue Cross and Blue Shield names and service marks.

   Although The Missouri Foundation For Health will indemnify us against claims asserted in this litigation that arise out of the reorganization and relate to the corporate status of Blue Cross and Blue Shield of Missouri, this indemnification may not be sufficient to reimburse us for all of the damages we could suffer.

 Someone might bring an action seeking an injunction against completion of the reorganization.

   We are not required to complete the reorganization if a court has issued a temporary restraining order or injunction against completing the reorganization or if someone files an action seeking a restraining order or injunction and that action has not been dismissed. If someone brings an action, or a court enters a restraining order or injunction, in connection with any of the litigation or potential litigation described above or in any other litigation, any party may choose not to complete the reorganization. If this occurs, the parties will be subject to the risks described in the risk factor "If we do not complete the reorganization, the State of Missouri could enforce judgments previously entered against Blue Cross and Blue Shield of Missouri which could lead to the dissolution of Blue Cross and Blue Shield of Missouri and materially adversely affect RightCHOICE" on page 26.

                           FORWARD LOOKING STATEMENTS

   This document includes forward-looking statements relating to, among other things, future results of operations, the impact of sales of New RightCHOICE common stock by The Missouri Foundation For Health, the outcome of litigation, tax consequences of the reorganization and the effects of regulation of New RightCHOICE's business. We use words such as believe, expect, anticipate, could, plan, project, may, future, intend, should and similar expressions to identify forward-looking statements.

   We have based these forward-looking statements on our current expectations about future events. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those we describe in the "Risk Factors" section of this document beginning on page 20. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document might not occur. You should not view the forward-looking statements as guarantees of future performance.

                                SPECIAL MEETING

Purpose of Special Meeting

   The purpose of the special meeting is to vote on the reorganization.

Matters to be Considered

   At the special meeting, RightCHOICE shareholders will consider and vote upon the merger of RightCHOICE into New RightCHOICE and the reorganization agreement among Blue Cross and Blue Shield of Missouri, RightCHOICE, The Missouri Foundation For Health and New RightCHOICE.

   RightCHOICE shareholders may also consider and vote upon other matters that a party properly brings before the special meeting, including a proposal to adjourn the special meeting to permit the board of directors time to solicit additional proxies in the event that the board of directors has not received enough votes to approve the merger of RightCHOICE into New RightCHOICE and the reorganization agreement. A proxy voted against the merger of RightCHOICE into New RightCHOICE and the reorganization agreement may not be voted in favor of adjournment to solicit further proxies.

   As of the date of this document, the board of directors does not know of any other business that a party will present for consideration at the special meeting, other than the matters described in this document.

Record Date

   Only RightCHOICE shareholders of record as of            , 2000 are entitled
to notice of and to vote at the special meeting. On            , 2000,
shares of class A common stock and 14,962,500 shares of class B common stock were outstanding and entitled to vote at the special meeting.

Voting and Revocability of Proxies

   If you execute a proxy, you retain the right to revoke it at any time before the vote. Unless revoked, the proxyholders will vote the shares represented by your proxy at the special meeting and all postponements and adjournments thereof. You may revoke your proxy by:

  . Sending written notice to the Corporate Secretary, RightCHOICE Managed
    Care, Inc., 1831 Chestnut Street, St. Louis, Missouri 63103,

  . Filing a later dated proxy prior to a vote being taken on a particular proposal at the special meeting, or

  . Attending the special meeting and voting in person.

   Proxyholders will vote proxies solicited by the board of directors in accordance with the directions given on the proxy card. If you return your proxy card but do not indicate your vote on the proxy card, the proxy holder will vote your proxy FOR approval of the reorganization.

   The proxies confer discretionary authority on the proxy holders to vote the shares of class A common stock represented by the proxy on matters incident to the conduct of the special meeting. If a party presents any other business at the special meeting, the proxy holders will vote the proxies in their discretion.

   Proxies marked as abstentions will have the same effect as a vote AGAINST the reorganization. If you do not return your proxy card or do not vote at the special meeting, you will have effectively voted AGAINST the reorganization.

   Your board of directors recommends that you vote for the reorganization.

Quorum

   A quorum at the special meeting requires the presence, in person or by proxy, of a majority of the total number of outstanding shares of class A common stock and class B common stock taken together as one class, and taken separately as two different classes. For purposes of determining a quorum, we will count shares of common stock present at the special meeting but not voting, and shares of common stock present by proxy at the special meeting but electing to abstain, as present in determining if we have a quorum.

Solicitation of Proxies

   Directors, officers and employees of RightCHOICE will solicit proxies by mail and personal contact without additional compensation. Blue Cross and Blue Shield of Missouri will pay all of the costs of soliciting proxies and preparing this document. RightCHOICE will pay for the expenses of mailing this document and will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in sending proxy materials to the beneficial owners of class A common stock. RightCHOICE may retain a proxy solicitation firm if it deems it necessary.

Vote Required

   Approval and adoption of the reorganization requires the approval of the owners of:

  . Two-thirds of the outstanding shares of class A common stock and class B common stock voting together as a single class, and

  . A majority of the outstanding shares of class A common stock voting as a class separate and apart from the class B common stock, but excluding any shares of class A common stock owned by Blue Cross and Blue Shield of Missouri and by any executive officer or director of Blue Cross and Blue Shield of Missouri or RightCHOICE.

   Blue Cross and Blue Shield of Missouri has agreed in the reorganization agreement to vote all of the shares of class B common stock in favor of the
reorganization at the special meeting. Based upon information as of           ,
2000, the owners of            shares of class A common stock must vote in
favor of the reorganization at the special meeting for approval.

                            PROPOSED REORGANIZATION

   The following is a summary of the material terms of the reorganization. We urge you to read the reorganization agreement, which is Appendix A and is summarized beginning on page 63.

Overview of Reorganization

   The reorganization is part of a settlement agreement entered into by RightCHOICE, Blue Cross and Blue Shield of Missouri, the Missouri Attorney General and the Missouri Department of Insurance. As part of the settlement, Blue Cross and Blue Shield of Missouri will pay $12.78 million to The Missouri Foundation For Health, transfer its insurance contracts and cash and receivables to a subsidiary of RightCHOICE, convert to a stock entity and then merge with RightCHOICE. The Foundation will receive approximately 80% of the stock of the resulting entity. We expect the Foundation to fund its charitable activities with the cash it receives from Blue Cross and Blue Shield of Missouri and New RightCHOICE and with the proceeds it receives through an orderly sale of the New RightCHOICE common stock received in the reorganization. The reorganization will not happen unless RightCHOICE shareholders approve it at the special meeting.

   The parties will accomplish the reorganization in several separate steps described below. One of the steps of the reorganization is the merger of RightCHOICE into a newly-created Delaware corporation also named RightCHOICE Managed Care, Inc., which is referred to as New RightCHOICE in this document.

   In the merger with New RightCHOICE:

  . You and the other class A shareholders will receive one share of New
    RightCHOICE common stock for each share of class A common stock you own, representing in the aggregate approximately 20% of the equity and 20% of the voting power of New RightCHOICE, which is the same ownership interest, but an increased voting interest, that the class A shareholders currently have in RightCHOICE, and

  . The Missouri Foundation For Health will receive 14,962,500 shares of New
    RightCHOICE common stock, representing approximately 80% of the equity and 80% of the voting power of New RightCHOICE, which is the same ownership interest, but a decreased voting interest, that Blue Cross and Blue Shield of Missouri currently has in RightCHOICE.

   After the reorganization, you will be a shareholder of New RightCHOICE instead of RightCHOICE, and RightCHOICE will no longer exist as a separate company. New RightCHOICE's business operations and assets and liabilities initially will include:

  . The combined business of RightCHOICE and the insurance and other business of Blue Cross and Blue Shield of Missouri, and

  . The combined assets and liabilities of RightCHOICE and Blue Cross and Blue Shield of Missouri, except for:

    -- approximately $13 million Blue Cross and Blue Shield of Missouri and
       New RightCHOICE will pay to The Missouri Foundation For Health as part of the settlement, and

    -- the shares of class B common stock, which New RightCHOICE will cancel and the value of which it will transfer to The Missouri Foundation For Health in the form of shares of New RightCHOICE common stock.

   The Pro Forma Unaudited Combined Condensed Financial Statements beginning on page 91 of this document include historical amounts for RightCHOICE, the Blue Cross and Blue Shield carve-out and New RightCHOICE, as well as adjustments necessary to reflect the reorganization.

Pre-Reorganization Steps

   The following steps have been, or will be, taken prior to the reorganization.

 Creation of Foundation

   The State of Missouri established The Missouri Foundation For Health as a Missouri non-profit public benefit corporation as part of the settlement. We expect The Missouri Foundation For Health to use the assets it receives in the reorganization to benefit uninsured and underinsured Missourians in Blue Cross and Blue Shield of Missouri's service area. On July 18, 2000, the Internal Revenue Service determined that the Foundation is exempt from federal income tax as a social welfare organization pursuant to Section 501(c)(4) of the Internal Revenue Code.

 Creation of New RightCHOICE

   The Missouri Foundation For Health organized New RightCHOICE under the settlement agreement for the sole purpose of facilitating the reorganization. Upon its incorporation, New RightCHOICE issued one share of its common stock to The Missouri Foundation For Health.

 $12.78 Million Cash Payment

   Immediately prior to and separate from the reorganization, Blue Cross and Blue Shield of Missouri will pay $12.78 million to The Missouri Foundation For Health in partial satisfaction of claims by various parties, including the Missouri Attorney General, the Missouri Department of Insurance and public interest advocacy groups, that Blue Cross and Blue Shield of Missouri has a public purpose obligation. We expect that the Foundation will use the payment to benefit uninsured and underinsured Missourians.

Reorganization Steps

   The reorganization consists of the following four steps, which the parties will complete in the following order on the closing date of the reorganization:

 Transfer and Assumption Transaction

   First, Blue Cross and Blue Shield of Missouri will transfer, and Healthy Alliance Life Insurance Company, a wholly-owned subsidiary of RightCHOICE, will assume, all of Blue Cross and Blue Shield of Missouri's insurance contracts and associated liabilities. Blue Cross and Blue Shield of Missouri will also transfer to Healthy Alliance Life Insurance Company cash and receivables equal to the liabilities assumed by Healthy Alliance Life Insurance Company under the transferred insurance contracts and the amount, if any, necessary to meet statutory reserve requirements. The transfer and assumption transaction must occur before the charter conversion transaction because Blue Cross and Blue Shield of Missouri will no longer have the authority under its charter to engage in the health insurance business under Missouri law once it converts to a Missouri for-profit corporation. Although this specific step does not require the approval of the RightCHOICE shareholders, it will not occur unless the RightCHOICE shareholders approve the reorganization at the special meeting.

 Charter Conversion Transaction

   Second, Blue Cross and Blue Shield of Missouri will convert from a Missouri non-profit non-stock health services corporation to a Missouri for-profit stock corporation by amending its charter documents. As part of this transaction, Blue Cross and Blue Shield of Missouri will issue one share of its common stock to The Missouri Foundation For Health, which then will own 100% of Blue

Cross and Blue Shield of Missouri. Although this specific step does not require the approval of the RightCHOICE shareholders, it will not occur unless the RightCHOICE shareholders approve the reorganization at the special meeting.

 Reincorporation Merger Transaction

   Third, Blue Cross and Blue Shield of Missouri will reincorporate as a Delaware corporation by merging with New RightCHOICE, which The Missouri Foundation For Health will own at that time. In this reincorporation merger transaction, the one share of New RightCHOICE common stock owned by the Foundation will remain outstanding, and the one share of Blue Cross and Blue Shield of Missouri stock owned by the Foundation will be cancelled. This step requires the approval of the shareholders of Blue Cross and Blue Shield of Missouri and New RightCHOICE. Although the Foundation, as the only shareholder of each of these companies immediately prior to this merger, has agreed in the reorganization agreement to vote in favor of this merger, this merger will not occur unless the RightCHOICE shareholders approve the reorganization at the special meeting. Following this step, the Foundation will continue to own the only outstanding share of New RightCHOICE common stock.

 RightCHOICE/New RightCHOICE Merger Transaction

   Finally, RightCHOICE will merge with New RightCHOICE. New RightCHOICE will be the surviving corporation in this merger. In this transaction:

  . You and the other class A shareholders will receive one share of New
    RightCHOICE common stock for each share of class A common stock you own,

  . Each outstanding share of class B common stock, which New RightCHOICE will own immediately prior to this transaction, will be cancelled, and

  . The one outstanding share of New RightCHOICE common stock owned by The
    Missouri Foundation For Health will be converted into 14,962,500 shares of New RightCHOICE common stock, which is equal to the number of shares of class B common stock cancelled in this merger.

   This step requires the approval of the shareholders of RightCHOICE as set forth on page 30 of this document and the approval of The Missouri Foundation For Health as the sole shareholder of New RightCHOICE. The Foundation has agreed in the reorganization agreement to vote in favor of this merger.

 New RightCHOICE Payment

   Immediately upon completion of the reorganization, New RightCHOICE will pay $175,000 to The Missouri Foundation For Health in partial satisfaction of any obligation Blue Cross and Blue Shield of Missouri may have had under Missouri law resulting from its conversion from a non-profit non-stock health services corporation to a for-profit stock corporation in the charter conversion transaction.

Post-Reorganization Ownership Structure

   Following completion of the reorganization, the current class A shareholders will own approximately 20% of the outstanding shares of New RightCHOICE common stock, and The Missouri Foundation For Health will own approximately 80% of the outstanding shares of New

RightCHOICE common stock. Unlike the class B common stock, which has ten votes per share, each share of New RightCHOICE common stock has one vote per share. Therefore, the public shareholders of New RightCHOICE will have approximately 20% of the voting power of New RightCHOICE, and the Foundation will have approximately 80% of the voting power of New RightCHOICE, although a voting trust will hold at least 95% of the Foundation's shares of New RightCHOICE common stock until the Foundation sells the shares as required by the voting trust and divestiture agreement.

[REORGANIZATION CHART]

Effective Time of Reorganization

   We expect the reorganization to occur promptly after the parties satisfy or waive, if waivable, the last of the preconditions to the reorganization. We currently anticipate that we will complete the reorganization before December 31, 2000, although we cannot assure you that we will meet this deadline. Any party to the reorganization agreement may terminate the reorganization agreement if we do not complete the reorganization by December 31, 2000.

Exchange of Certificates

   After we complete the reorganization, your rights as a shareholder of RightCHOICE will cease, and you will be a shareholder of New RightCHOICE. As soon as reasonably practicable after we complete the reorganization, a bank or trust company designated by RightCHOICE as the exchange agent will mail to you a letter of transmittal and instructions on how to exchange your class A common stock certificates for New RightCHOICE common stock certificates. Upon surrender of your certificates for cancellation together with a duly executed letter of transmittal and other documents that may be required by the exchange agent, you will receive certificates for those shares of New RightCHOICE common stock to which you are entitled. You should not submit your stock certificates until you have received written instructions to do so. At the effective time of the reorganization, RightCHOICE will close its stock transfer books and will not permit any further transfers of RightCHOICE common stock.

Background of Reorganization

   RightCHOICE proposes the reorganization as a result of the settlement agreement. The rest of this section describes the background of the settlement agreement.

   The events leading to the reorganization began with the 1994 reorganization of Blue Cross and Blue Shield of Missouri. Blue Cross and Blue Shield of Missouri is a Missouri non-profit health services corporation. On April 4, 1994, the board of directors of Blue Cross and Blue Shield of Missouri approved the creation of RightCHOICE as a for-profit subsidiary. The board of directors decided to transfer the managed care business of Blue Cross and Blue Shield of Missouri to RightCHOICE and to various subsidiaries of RightCHOICE. The board of directors made its decision on the advice of professional advisors so that Blue Cross and Blue Shield of Missouri would have access to public equity markets through RightCHOICE and could raise necessary capital for its operations and possible acquisitions.

   To create RightCHOICE, Blue Cross and Blue Shield of Missouri transferred its managed care business to RightCHOICE in exchange for all of the class B common stock, which then represented 100% of the outstanding capital stock of RightCHOICE. RightCHOICE then conducted an initial public offering of its class A common stock. The shares of class A common stock sold in the initial public offering, and currently outstanding, represent approximately 20% of the outstanding equity of RightCHOICE and approximately 3% of the voting power of RightCHOICE. Blue Cross and Blue Shield of Missouri retained, and still owns, all of the outstanding class B common stock which represents the remaining 80% of the outstanding equity of RightCHOICE and, by virtue of having ten votes per share, approximately 97% of the voting power of RightCHOICE.

   In connection with the 1994 reorganization, RightCHOICE and two of its subsidiaries obtained affiliate licenses to use the names and service marks "Blue Cross" and "Blue Shield" in connection with the managed care business in eighty-five Missouri counties, including St. Louis County and the City of St. Louis, and Blue Cross and Blue Shield of Missouri agreed not to engage in the managed care business in that territory. The Blue Cross and Blue Shield Association, a national association of health care plans, owns and controls the use of those names and service marks. Blue Cross and Blue Shield of Missouri remained the primary Blue Cross and Blue Shield licensee for this same area and uses the names and service marks in connection with the non-managed care insurance business that it retained.

   On April 14, 1994, the Missouri Department of Insurance approved both the 1994 reorganization and the initial public offering of the class A common stock, finding those actions to be in accordance with Missouri insurance laws and regulations. On August 8, 1994, Blue Cross and Blue Shield of Missouri carried out the 1994 reorganization as planned. RightCHOICE carried out its initial public offering and sold 3,737,500 shares of class A common stock to the public for $11.00 per share.

   Despite its prior approval of the reorganization, starting in 1995, the Director of the Missouri Department of Insurance claimed that Blue Cross and Blue Shield of Missouri violated state laws when it consummated the 1994 reorganization. The Director claimed that Blue Cross and Blue Shield of Missouri is a public benefit corporation--with obligations to the public-- rather than a mutual benefit corporation--with obligations solely to its subscribers. The Director further stated that through its ownership of RightCHOICE, Blue Cross and Blue Shield of Missouri engaged primarily in a for-profit business in violation of the state health services corporation law. The Director claimed that Blue Cross and Blue Shield of Missouri had engaged in a de facto conversion to a for-profit corporation and must transfer all of its assets, including all of its RightCHOICE stock, to the State of Missouri.

   Counsel for the Governor of Missouri asserted that Blue Cross and Blue Shield of Missouri might not be in compliance with the Missouri health services corporation law because it was "engaged in business activity for profit." He suggested that the Missouri Department of Insurance might commence proceedings to terminate the certificate of authority of Blue Cross and Blue Shield of Missouri to engage in the health insurance business in the State of Missouri. Termination of the certificate of authority would have led the Blue Cross and Blue Shield Association to terminate the licenses of RightCHOICE and of Blue Cross and Blue Shield of Missouri to use the Blue Cross and Blue Shield names and service marks and would have had other adverse consequences.

   Attempts to resolve these disputes with the state officials were unsuccessful. On May 13, 1996, Blue Cross and Blue Shield of Missouri filed a declaratory judgment action in the circuit court of Cole County, Missouri against the Missouri Department of Insurance and the Missouri Attorney General. The Attorney General, as the officer charged with enforcing Missouri's non-profit corporation law, was a necessary party. Blue Cross and Blue Shield of Missouri sought a declaratory judgment that it had followed all applicable laws and regulations in completing the 1994 reorganization and a permanent injunction prohibiting the Department of Insurance from refusing to renew its certificate of authority to engage in the health insurance business. Blue Cross and Blue Shield of Missouri also sought to enjoin the Department of Insurance from taking any other administrative action against it to force it into paying a "toll charge" or "charitable asset assessment" or any other fee as a result of the 1994 reorganization.

   The Missouri Department of Insurance and the Missouri Attorney General both filed answers and counterclaims. The Department of Insurance claimed that Blue Cross and Blue Shield of Missouri had made fraudulent statements or omissions in the application for approval of the 1994 reorganization. The Department of Insurance also claimed that Blue Cross and Blue Shield of Missouri had concealed its intention to have a RightCHOICE subsidiary reinsure the Medicare Supplement business of Blue Cross and Blue Shield of Missouri and had concealed changes in its articles of incorporation.

   In its counterclaim, the Missouri Department of Insurance sought a number of forms of equitable relief on the theory that Blue Cross and Blue Shield of Missouri had violated various provisions of Missouri law by completing the 1994 reorganization and by its subsequent operations, including reinsuring of the Medicare Supplement business without the approval of the Department. Among other claims, the Department of Insurance asserted that Blue Cross and Blue Shield of Missouri had improperly converted to a mutual benefit corporation or a for-profit corporation. In an amended counterclaim, the Department of Insurance added to its allegations that the post-reorganization operations of Blue Cross and Blue Shield of Missouri violated Missouri law and filed a claim seeking to take control of Blue Cross and Blue Shield of Missouri under the Missouri insurance laws that give the Department the authority to "rehabilitate" insurers.

   The Missouri Attorney General filed an answer denying that the court should grant any relief to Blue Cross and Blue Shield of Missouri. In his counterclaim, the Attorney General alleged that Blue Cross and Blue Shield of Missouri continued to abuse or exceed its authority as a Missouri non-profit corporation. The Attorney General asked the court to consider alternative forms of relief permissible under Missouri law, which included the dissolution of Blue Cross and Blue Shield of Missouri. In a later amended counterclaim, the Attorney General also sought a declaration that Blue Cross and Blue Shield of Missouri was a public benefit non-profit corporation, not a mutual benefit non-profit corporation. He sought an order requiring Blue Cross and Blue Shield of Missouri to amend its articles of incorporation accordingly.

   Blue Cross and Blue Shield of Missouri filed motions for summary judgment. On September 9, 1996, the Cole County circuit court granted summary judgment to Blue Cross and Blue Shield of Missouri on its claims against the Missouri Department of Insurance. The court found the fraud arguments of the Department of Insurance to be without merit. It issued a permanent injunction against the Department of Insurance. The court declared that under Missouri law the Department of Insurance lacked the authority to demand Blue Cross and Blue Shield of Missouri to make a payment as a result of the transfer of its managed care business to RightCHOICE. The court also held that the Department of Insurance lacked the jurisdiction to take any action the practical effect of which would be to amend, modify or reverse the Department's approval of the 1994 reorganization.

   In the September 9, 1996 order, the Cole County circuit court also held that the Missouri Department of Insurance lacked jurisdiction to take any administrative action, including, but not limited to, revoking, suspending or refusing to renew Blue Cross and Blue Shield of Missouri's certificate of authority for refusing to make the payment the Missouri Department of Insurance had demanded. The court held that the Missouri laws applicable to non-profit health services corporations authorized the 1994 reorganization.

   All the parties filed additional motions for summary judgment, which the Cole County circuit court decided on December 30, 1996. The court concluded in the December 30 orders that the operations of Blue Cross and Blue Shield of Missouri after the 1994 reorganization constituted the carrying on of business for profit in violation of both the Missouri non-profit corporation law and the Missouri health services corporation law and that Blue Cross and Blue Shield of Missouri had continued to exceed or abuse the authority conferred upon it by law in violation of both the non-profit corporation law and the health services corporation law. Nothing in the December 30 orders expressly modified the court's conclusion, expressed on September 9, 1996, that the laws applicable to non-profit health services corporations authorized the 1994 reorganization and public offering of the class A common stock.

   In the December 30, 1996 orders, the court further stated that Blue Cross and Blue Shield of Missouri was subject to judicial dissolution proceedings but that prior to ordering dissolution the court would consider whether alternatives to dissolution existed. The court also directed that its orders be entered as final judgments under Missouri law to permit an immediate appeal. It stayed any further proceedings pending appeal.

   The pendency of this litigation had an adverse effect on the Blue Cross and Blue Shield Association's continued licensure of RightCHOICE and Blue Cross and Blue Shield of Missouri. In early January 1997, the Association notified Blue Cross and Blue Shield of Missouri that the licenses had automatically terminated as a result of the continued pendency of an action in which it could be dissolved or rehabilitated. Blue Cross and Blue Shield of Missouri disputed the Association's position. The Association resolved the dispute by giving Blue Cross and Blue Shield of Missouri and RightCHOICE new temporary licenses. These temporary licenses gave Blue Cross and Blue Shield of Missouri and RightCHOICE the right to continue to use the Blue Cross and Blue Shield names and service marks until the expiration or termination of the stay of further proceedings entered as part of the December 30, 1996 orders.

   Blue Cross and Blue Shield of Missouri appealed to the Missouri Court of Appeals from the judgments of December 30, 1996 against it. The Missouri Department of Insurance cross-appealed from the disallowance of its fraud arguments and from the circuit court's holding that it lacked standing to assert several claims.

   In February 1997, the board of directors of RightCHOICE offered the position of Chairman and Chief Executive Officer to John A. O'Rourke. In March 1997, the RightCHOICE board of directors appointed Mr. O'Rourke President of RightCHOICE, and the Blue Cross and Blue Shield of Missouri board of director's appointed him President and Chief Executive Officer of Blue Cross and Blue Shield of Missouri. Both boards of directors assigned Mr. O'Rourke certain objectives, including resolving the litigation with the State of Missouri.

   From April 1997 through the end of October 1997, Mr. O'Rourke and his legal advisors met a number of times with both the Missouri Attorney General's office and the Missouri Department of Insurance in an attempt to settle the litigation. On May 2, 1997, Blue Cross and Blue Shield of Missouri sent to the Attorney General's office a written framework for future discussions. Under this framework, Blue Cross and Blue Shield of Missouri would continue in existence as a Missouri health services corporation and would retain voting control of RightCHOICE. The State would create a new tax-exempt foundation with health care purposes and with a governing body selected with equal input from Blue Cross and Blue Shield of Missouri and the Attorney General. The State would fund the foundation with at least 10,000,000 shares of RightCHOICE stock owned by Blue Cross and Blue Shield of Missouri. The foundation would agree to restrictions on resale of the stock necessary to avoid any adverse impact on the market price of the RightCHOICE stock and to meet Blue Cross and Blue Shield Association requirements. RightCHOICE would have a right of first refusal to purchase the shares from the foundation.

   The Missouri Attorney General rejected this framework when Blue Cross and Blue Shield of Missouri insisted that, as part of the settlement, the State declare Blue Cross and Blue Shield of Missouri a mutual benefit corporation with no charitable trust obligation. The Attorney General would only consent to the designation of Blue Cross and Blue Shield of Missouri as a mutual benefit corporation as part of a settlement if Blue Cross and Blue Shield of Missouri transferred assets equal to the full fair market value of Blue Cross and Blue Shield of Missouri, less only an appropriate discount for litigation risk, to a public benefit foundation. The Attorney General stated that the 10,000,000 shares of RightCHOICE stock offered by Blue Cross and Blue Shield of Missouri did not satisfy this requirement.

   The Missouri Attorney General also rejected the suggested method for appointing the governing board of the foundation. The Attorney General's office took the position that the board of the foundation had to be completely independent of Blue Cross and Blue Shield of Missouri to avoid conflicts of interest.

   In May 1997 and February 1998, another Blue Cross and Blue Shield plan contacted Blue Cross and Blue Shield of Missouri about a possible business combination that would have involved the acquisition of the outstanding shares of RightCHOICE stock held by the public, so that Blue Cross and Blue Shield of Missouri would own 100% of the outstanding shares of RightCHOICE stock, and the merger of Blue Cross and Blue Shield of Missouri into the other plan. The plan did not propose a specific purchase price for the publicly held RightCHOICE shares. After discussing the possible business combination with the other plan and consulting with its financial and other advisors, Blue Cross and Blue Shield of Missouri ultimately determined to terminate discussions with the other plan in early 1998. It based its decision, in part, upon its consideration that the state regulators, as a condition to granting their approval of any transaction involving Blue Cross and Blue Shield of Missouri, would require a payment in satisfaction of Blue Cross and Blue Shield of Missouri's alleged public benefit obligation equal to the full value of Blue Cross and Blue Shield of Missouri. Blue Cross and Blue Shield of Missouri had been advised that the other plan was not interested in making such a payment. The board of directors of Blue Cross and Blue Shield of Missouri was concerned that absent such a payment the transaction may not have received the necessary regulatory approvals. The board concluded that the better course of action was to finalize a strategic plan for resolving the litigation so that Blue Cross and Blue Shield of Missouri and its subsidiaries would be in a better position to thereafter consider other strategic alternatives.

   Blue Cross and Blue Shield of Missouri, the Missouri Attorney General and the Missouri Department of Insurance continued to discuss settlement options. In July 1997, lawyers from the Missouri Attorney General's office expressed willingness to consider a settlement if Blue Cross and Blue Shield of Missouri purchased the class A common stock owned by the public shareholders and merged RightCHOICE back into Blue Cross and Blue Shield of Missouri. They suggested that this transaction would moot the lawsuit by putting an end to the alleged abuse of Blue Cross and Blue Shield of Missouri's non-profit purposes. In addition to undoing the creation of RightCHOICE, the Attorney General continued to expect payment of a penalty for any diminution in the value of Blue Cross and Blue Shield of Missouri attributable to the creation and operation of RightCHOICE since the consummation of the 1994 reorganization.

   In August 1997, representatives of Blue Cross and Blue Shield of Missouri met with representatives from the Missouri Department of Insurance, including the Director. The Director indicated that if Blue Cross and Blue Shield of Missouri wanted to settle the litigation, it had to either (1) revert to a fully non-profit corporation by purchasing the class A common stock and merging back into Blue Cross and Blue Shield of Missouri, or (2) fully convert Blue Cross and Blue Shield of Missouri to for-profit status while contributing the full value of the assets of Blue Cross and Blue Shield of Missouri to a public benefit foundation. The parties came to refer to these two options, respectively, as the "privatization" option and the "foundation" option. The Director expressed his preference for the foundation option.

   At the direction of the boards of directors of Blue Cross and Blue Shield of Missouri and RightCHOICE, the management of each company undertook a comprehensive strategic planning process that began at the end of 1997 and continued into the early months of 1998. In that strategic planning process, officers of the companies analyzed the effects of the ongoing litigation on the operations of the two companies. They identified duplicate costs resulting from the dual structure of the two companies. They analyzed the advantages and disadvantages of the two settlement options as well as litigation options.

   As a result of the strategic planning process, both boards concluded that the companies should settle the litigation and that either settlement option suggested by the Missouri Attorney General and the Missouri Department of Insurance, the fully non-profit alternative or the fully for-profit alternative, would be preferable to a complete victory in the litigation, which would leave the dual structure in place and both companies in an adversarial relationship with their regulators.

   On February 9, 1998, the Missouri Attorney General filed a lawsuit against Blue Cross and Blue Shield of Missouri seeking restitution and the imposition of fines for alleged violations of the Merchandising Practices Act. On February 11, 1998, the Missouri Department of Insurance filed administrative proceedings seeking administrative relief for alleged violations discovered in a market conduct examination of Blue Cross and Blue Shield of Missouri, RightCHOICE and their subsidiaries.

   On February 23, 1998, the board of directors of RightCHOICE appointed an independent committee of the board which it identified as the RightCHOICE business opportunities committee. This committee initially was comprised of Roger B. Porter, Ph.D., Chairman, William H.T. Bush and Edward Gomes. Mr. Gomes resigned from the RightCHOICE board of directors and the committee on October 26, 1998. The board of directors added Ronald G. Evens, M.D. as a committee member on December 7, 1998 and added Earle H. Harbison, Jr. as a committee member on March 1, 1999. Dr. Evens resigned from the RightCHOICE board of directors and the committee on October 22, 1999. The board of directors added Gloria W. White as a committee member on June 28, 1999. This committee had the duty of, among other things, representing the interests of RightCHOICE's public shareholders in connection with this litigation and any settlement of this litigation. Each member of this committee was a director who had no position with Blue Cross and Blue Shield of Missouri and who was neither an officer nor an employee of RightCHOICE. On March 17, 1998, the committee engaged the law firm of Thompson Coburn as its special counsel.

   On January 27, 1998, the board of directors of Blue Cross and Blue Shield of Missouri appointed an independent committee of the board which it identified as the Blue Cross and Blue Shield of Missouri pines ad hoc committee. The Blue Cross and Blue Shield of Missouri board of directors later changed the name of the committee to the Blue Cross and Blue Shield of Missouri business opportunities committee. This committee initially was comprised of William J. Schicker, Chairman, D. Keith Adams, Robert J. Kelley, and Joseph Lammers. On August 11, 1998, the Blue Cross and Blue Shield of Missouri board of directors added Daniel J. McVey as a member of this committee. Among other things, this committee represented the interests of Blue Cross and Blue

Shield of Missouri in connection with this litigation and any settlement of this litigation. Each member of this committee was a director who had no position with RightCHOICE and who was neither an officer nor an employee of Blue Cross and Blue Shield of Missouri. On March 15, 1999, the committee engaged the law firm of Greensfelder, Hemker & Gale, P.C. as its special counsel.

   The only person who served on the board of directors of both Blue Cross and Blue Shield of Missouri and RightCHOICE during this period was Norman J. Tice. In addition, Mr. O'Rourke is the President and Chief Executive Officer of Blue Cross and Blue Shield of Missouri and the Chairman, President and Chief Executive Officer of RightCHOICE.

   The business opportunities committee and entire board of directors of Blue Cross and Blue Shield of Missouri fully explored both settlement options--the privatization option and the foundation option. They considered the impact that each option would have on the subscribers of Blue Cross and Blue Shield of Missouri and RightCHOICE, the public shareholders of RightCHOICE, and other interested parties. Initially, the Blue Cross and Blue Shield of Missouri board of directors favored the privatization option. However, after a meeting with the Missouri Attorney General in early March 1998 in which he expressed a strong preference for the foundation option and identified a number of obstacles to the implementation of the privatization option, Blue Cross and Blue Shield of Missouri decided to pursue the foundation option. The Missouri Department of Insurance also expressed a strong preference for that option. The parties favored the foundation option because it would separate the dual roles of Blue Cross and Blue Shield of Missouri into separate, independent entities-- the publicly traded for-profit health insurance and managed care company would continue to offer competitive health benefit plans, and the new foundation would pursue the social mission of addressing public health needs often unmet in the commercial health insurance market.

   Once Blue Cross and Blue Shield of Missouri, the Missouri Attorney General and the Missouri Department of Insurance had agreed to pursue the foundation option, they moved rapidly to reach agreement on basic settlement terms. They engaged in arms-length negotiations over all issues. All parties desired to resolve all litigation pending between them, preserve the Blue Cross and Blue Shield licenses, provide for favorable tax treatment, separate the non-profit and for-profit entities, create a health care foundation funded primarily with stock in the surviving for-profit insurance company, resolve the pending subscriber litigation, protect the subscribers and financial viability of RightCHOICE and avoid dissolution of Blue Cross and Blue Shield of Missouri.

   A document entitled "Proposed Resolution Terms" contained the basic terms negotiated by legal counsel. On April 20, 1998, the Missouri Attorney General and the Missouri Department of Insurance formally proposed the Proposed Resolution Terms as the terms of a settlement that would resolve the outstanding litigation. On April 21, 1998, the board of directors of Blue Cross and Blue Shield of Missouri and the board of directors of RightCHOICE considered and approved the Proposed Resolution Terms.

   The parties publicly announced the contents of the Proposed Resolution Terms on April 22, 1998. The parties announced that they would create a public benefit foundation through a series of transactions in which Blue Cross and Blue Shield of Missouri would contribute to the foundation its approximately 15,000,000 shares of RightCHOICE stock. The foundation would fund its activities through the orderly divestiture of the RightCHOICE stock. The shares held by the foundation would be subject to a voting agreement that would effectively vest voting control in the board of directors of RightCHOICE and the owners of the remaining shares of RightCHOICE stock. RightCHOICE would absorb the remaining health insurance business and other assets and liabilities of Blue Cross and Blue Shield of Missouri and become a consolidated, fully for-profit, direct licensee for the Blue Cross and Blue Shield names and service marks. Implementing the settlement transactions outlined in the Proposed Resolution Terms required satisfaction of a number of conditions, including finalizing a definitive settlement agreement and related documents, as well as judicial, shareholder, regulatory, and Blue Cross and Blue Shield Association approvals.

   The parties proceeded to negotiate a definitive agreement. As they were doing so, on August 4, 1998, the Missouri Court of Appeals rendered an opinion in the appeals from the orders of December 30, 1996 in which the circuit court had concluded, among other things, that Blue Cross and Blue Shield of Missouri was operating in violation of Missouri non-profit law. The Court of Appeals affirmed those judgments. The parties intended to effect the settlement regardless of the outcome of the litigation in the appellate courts.

   On September 11, 1998, Blue Cross and Blue Shield of Kansas City submitted a proposal to Blue Cross and Blue Shield of Missouri and RightCHOICE that would have involved the acquisition of the outstanding shares of RightCHOICE stock held by the public for $13.50 per share and the merger of Blue Cross and Blue Shield of Missouri with the Kansas City plan. The proposal contained a number of contingencies, including financing and the resolution of the pending litigation. After a thorough evaluation of the proposal, with the assistance of their financial and other advisors, the boards of directors of both RightCHOICE and Blue Cross and Blue Shield of Missouri, acting through their respective independent committees, decided not to enter into discussions with the Kansas City plan because the boards believed that (1) the proposal was not sufficiently compelling to cause RightCHOICE or Blue Cross and Blue Shield of Missouri to abandon their respective strategic plans of reorganizing pursuant to the settlement, (2) the proposed transaction may not receive the necessary regulatory approvals, and (3) implementation of the settlement agreement would likely offer greater value to the foundation and the class A shareholders.

   On September 20, 1998, Blue Cross and Blue Shield of Missouri, RightCHOICE, the Missouri Attorney General and the Missouri Department of Insurance finalized and signed a settlement agreement substantially in conformance with the Proposed Resolution Terms. The settlement agreement was considered and approved by the business opportunities committee of Blue Cross and Blue Shield of Missouri on September 8, 1998, by the business opportunities committee of RightCHOICE on September 8, 1998, by the board of directors of RightCHOICE on September 10, 1998, and by the board of directors of Blue Cross and Blue Shield of Missouri on September 14, 1998. At those meetings, the RightCHOICE business opportunities committee and the full RightCHOICE board of directors received an opinion from RightCHOICE's financial advisor at the time as to the fairness, from a financial point of view, to the class A shareholders of the one-for-one exchange ratio provided for in the merger contemplated by the settlement agreement.

   The parties to the litigation furnished courtesy copies of the settlement agreement to the circuit court of Cole County but did not move for court approval of the settlement agreement at that time.

   Also on September 20, 1998, the parties agreed to separate settlements of other disputes among them, including the lawsuit that the Missouri Attorney General had filed on February 9, 1998 relating to alleged violations of the Merchandising Practices Act, the administrative market conduct proceedings instituted by the Missouri Department of Insurance and an appeal by Healthy Alliance Life Insurance Company, a subsidiary of RightCHOICE, from the disallowance of a claim for refund of premium taxes. The parties conditioned these settlements on court approval of the principal settlement agreement. The Attorney General dismissed the Merchandising Practices Act lawsuit without prejudice, and the Department of Insurance stayed the market conduct proceedings pending satisfaction of the court approval contingency.

   On October 29, 1998, without notice to the parties, the circuit court appointed Robert G. Russell receiver/custodian of the shares of RightCHOICE stock owned by Blue Cross and Blue Shield of Missouri. The circuit court took up the settlement agreement "on the court's own motion." In its order taking these actions, the court enunciated a number of "concerns" about the settlement agreement, including concerns about the motives of the parties in entering it, alleged conflicts of interest and the restrictions on the shares of RightCHOICE common stock the foundation would hold.

   Because of the circuit court's appointment of a receiver/custodian, the Blue Cross and Blue Shield Association, acting pursuant to automatic termination provisions of the license agreements, immediately declared Blue Cross and Blue Shield of Missouri's and RightCHOICE's respective licenses to be terminated, filed suit to enforce the termination and demanded an accounting of a penalty claimed to be due under the applicable license agreements. Blue Cross and Blue Shield of Missouri moved in the circuit court of Cole County for a declaration that the receivership/custodianship was void from the beginning. On November 4, 1998, the circuit court declared the receivership/custodianship void. The circuit court of Cole County appointed Mr. Russell special master for the purpose of gathering information for the court concerning the settlement agreement. The circuit court also appointed counsel to assist him. At the November 4, 1999 hearing, the circuit court sought and received the commitment of Blue Cross and Blue Shield of Missouri that it would not sell its shares of RightCHOICE stock without the court's consent.

   Although Blue Cross and Blue Shield of Missouri contested the automatic termination of the licenses, Blue Cross and Blue Shield of Missouri reached agreement with the Blue Cross and Blue Shield Association to reinstate its licenses and those of RightCHOICE for use of the Blue Cross and Blue Shield names and service marks. The Association insisted, however, as a condition for reinstatement of the licenses that they be amended to provide additional protections to the Association, including that they be reinstated on a "board to board" basis--meaning that the licenses automatically terminate on the date of each meeting of the board of directors of the Association, unless the board takes action to extend the licenses until the next meeting.

   The special master conducted hearings on December 4, 1998, December 16, 1998, December 22, 1998, and February 4, 1999. At those hearings, Blue Cross and Blue Shield of Missouri offered evidence designed to show that the reorganization contemplated by the settlement agreement was fair, reasonable and in the public interest and met all applicable statutory requirements for conversion of a non-profit corporation under Missouri law. Counsel for the special master offered evidence intended to show the inadequacy of the value the foundation would receive under the settlement agreement and that the settlement agreement contained other deficiencies.

   At the public hearing on December 16, 1998, representatives of Blue Cross and Blue Shield of Kansas City presented their proposed "alternative" to the settlement agreement. They testified that the Kansas City plan would purchase all of the outstanding stock of RightCHOICE, including the shares owned by Blue Cross and Blue Shield of Missouri, and all of the other assets of Blue Cross and Blue Shield of Missouri. They proposed to pay $13.50 in cash for each share of RightCHOICE stock owned by the public and $15.25 in cash for each share of RightCHOICE stock owned by Blue Cross and Blue Shield of Missouri. Their purchase alternative included a number of contingencies, including financing, regulatory approval and resolution of the pending litigation against Blue Cross and Blue Shield of Missouri. The Kansas City plan never formally communicated its plan to the board of directors of either Blue Cross and Blue Shield of Missouri or RightCHOICE.

   In early 1999, Blue Cross and Blue Shield of Kansas City, together with the other Blue Cross and Blue Shield plan that had previously expressed interest in Blue Cross and Blue Shield of Missouri, jointly proposed a business combination involving the acquisition of the outstanding shares of RightCHOICE stock held by the public for $15.25 per share and the merger of the two plans and Blue Cross and Blue Shield of Missouri. While this proposal did not include a financing contingency, it was subject to the resolution of the pending litigation. After a thorough evaluation of the proposal, with the assistance of their financial and other advisors, the business opportunities committees and boards of directors of both companies declined to engage in active discussions covering the proposal. The committees and boards concluded that the better course of action was to follow their strategic plan of implementing the settlement and that, after implementation of the settlement, the resulting company would be in a better position to consider its strategic alternatives.

   On February 10, 1999, the special master issued his report. The report found Blue Cross and Blue Shield of Missouri to be a charitable trust. The report stated that the parties were therefore not free to settle their case without court approval. The report stated that the disposition of the assets of Blue Cross and Blue Shield of Missouri was "within the exclusive power of the Court." The special master also stated that because of his charitable trust finding the settlement agreement was "not a contract" because "the Attorney General has no authority to bargain away any public benefit, charitable assets whose disposition is within the exclusive power of the Court." The special master stated that the parties were not really settling their case but rather were nominating the foundation as a beneficiary for the court's consideration, which the court was free to accept or reject as the court saw fit.

   The special master reported that he had "serious concerns" about the settlement agreement that prevented him from recommending its approval. Among his expressed concerns were: (1) whether the public health foundation that the parties would create if they implemented the settlement would receive the full value of the pre-settlement assets of Blue Cross and Blue Shield of Missouri,
(2) whether a contemplated method of divestiture of the RightCHOICE shares to be held by the foundation--sale of the shares over time pursuant to a divestiture agreement and registration rights agreement--would yield full value for the shares, (3) whether the proposed provisions for governance of the foundation were reasonable, and (4) whether the non-profit purposes of the foundation agreed upon by the parties were justified.

   Despite his concerns, the special master did not recommend that the parties stop the process of attempted settlement. Rather, he recommended that the parties, along with certain public interest groups who had participated in the litigation, meet and confer and engage in a good faith effort to address the concerns noted in the report.

   The parties and the public interest groups engaged in negotiations. On March 12, 1999, they reached agreement on changes to be made in the settlement agreement. Under those amendments, Blue Cross and Blue Shield of Missouri agreed to pay an additional $12.78 million to the foundation the parties would create if they implemented the settlement agreement. In addition, the parties made changes in the qualifications and manner of selecting the foundation's initial directors. The parties also made changes in the manner and time in which the foundation would be required to sell the shares of New RightCHOICE common stock that it would own if the parties implemented the settlement agreement. The changes empowered the foundation, which had no right to vote its shares under the original agreement except on change of control proposals submitted to it by the board of directors of New RightCHOICE, to vote up to, but not including, 5% of the shares of New RightCHOICE common stock that it would own outside of the voting trust that the parties would establish. The changes also clarified that the foundation would not be prohibited from interacting with the Missouri legislature on matters within the foundation's purposes or expertise. The business opportunities committees and the full boards of directors of RightCHOICE and Blue Cross and Blue Shield of Missouri approved the amendments. RightCHOICE's financial advisor at the time attended the meetings of the business opportunities committee and full board of directors of RightCHOICE and orally confirmed that it had reviewed the amendments and saw no reason why its prior opinion should be modified in any material respect or withdrawn as a result of the amendments.

   Also on March 12, 1999, the parties jointly moved for circuit court approval of the settlement agreement as modified. At a hearing on March 15, 1999, the circuit court judge made statements on the record indicating that he had continued concerns with the modified settlement agreement filed on March 12, 1999. He stated, in effect, that in his view the parties could not settle the case without his consent. The judge's comments did not constitute an approval or denial of the modified settlement agreement. The court did not indicate when a formal ruling would be issued and stated that it had not yet completed its review of the modified settlement agreement and supporting documents. The court expressed concern about a number of issues, including whether the modified agreement produced full and fair value to the resulting foundation in light of the voting and other restrictions that would apply to its shares. The judge suggested that the only way to obtain full value for the foundation was a block sale of the RightCHOICE shares owned by Blue Cross and Blue Shield of Missouri. He also expressed particular concern about the process by which the Missouri Attorney General would select members to serve on the foundation board.

   On March 19, 1999, the parties further amended the settlement agreement by removing a provision that gave the Missouri Attorney General the authority to appoint five members of the foundation's board. Under the settlement agreement as amended on March 19, 1999, the Governor of Missouri would appoint all members of the foundation board from among nominees proposed by a committee of public interest group representatives. The parties later agreed to reinstate the Attorney General's appointment rights.

   After March 19, 1999, the special master undertook the role of a mediator and sought to obtain the parties' agreement to further amendments to the settlement agreement that he could recommend to the circuit court. Those efforts continued through the summer of 1999 but were unsuccessful.

   On April 26, 1999, RightCHOICE retained Warburg Dillon Read as its financial advisor, having already terminated the engagement of its previous financial advisor because the key personnel then working on the matter for RightCHOICE had joined Warburg Dillon Read. In connection with its engagement, RightCHOICE requested that Warburg Dillon Read render an opinion to its business opportunities committee and full board of directors with respect to the one-for-one exchange ratio provided for in the settlement agreement.

   While the special master and the circuit court considered the settlement, Blue Cross and Blue Shield of Missouri continued to pursue its appeal. On November 24, 1998, the Supreme Court of Missouri granted the application of Blue Cross and Blue Shield of Missouri that it accept transfer of the appeals from the judgments of December 30, 1996.

   Initially, at the request of the parties who were then engaged in settlement proceedings, the Supreme Court of Missouri delayed further proceedings in the appeals. Then, at the request of the Missouri Attorney General, the Supreme Court set a briefing schedule that led to argument of the appeals in the Supreme Court on September 8, 1999. At that argument, judges of the Supreme Court asked the parties about the status of the settlement agreement. The parties informed the Supreme Court that the circuit court had not yet ruled on the settlement agreement. On September 9, 1999, the Supreme Court directed the circuit court to "finally dispose of" the parties' joint motion for approval of the settlement agreement by December 8, 1999.

   Further proceedings in the circuit court followed this order. The special master conducted another hearing on October 4, 1999 and issued a second report on October 8, 1999. The second report recommended that the court not approve the settlement agreement. The special master based his recommendation primarily on value issues. Specifically, the special master found that the foundation would receive insufficient value under the amended settlement agreement because the amended settlement agreement did not give the foundation the right to force a sale of RightCHOICE.

   On October 29, 1999, the circuit court entered its order disapproving the settlement agreement as amended. The circuit court found that the amount set aside for public purposes under the settlement agreement, even as amended in March 1999, did not meet any applicable legal test for value.

   On November 9, 1999, the parties appealed to the Missouri Court of Appeals from the October 29, 1999 order. They also asked the Supreme Court of Missouri to conduct further proceedings on the settlement agreement and to accept immediate transfer of the new appeal from the Court of Appeals. The Supreme Court granted the application for transfer and directed that the parties file briefs related to the settlement issues on an expedited basis. Counsel for the special master appeared in the Supreme Court as representatives charged with defending the judgment of the circuit court in rejecting the settlement agreement.

   The parties argued the issues related to the amended settlement agreement on December 8, 1999. On December 9, the Supreme Court entered an order. It stated that the parties had "failed to establish that court approval is required or authorized by law or that any such determination would be other than advisory." The Supreme Court stayed all proceedings in the circuit court until February 8, 2000 to permit the parties to dismiss the lawsuit and appeals.

   The action of the Supreme Court of Missouri made it necessary for the parties to the litigation and RightCHOICE to decide whether to proceed with the settlement agreement under circumstances in which it was clear that court approval was not possible. The alternatives available were to proceed with the settlement agreement without court approval or to terminate the settlement agreement and proceed with the pending appeals.

   Among the considerations in favor of proceeding with the settlement agreement that the business opportunities committees and full boards of directors of Blue Cross and Blue Shield of Missouri and RightCHOICE considered were:

  . The strong desire of the Missouri Attorney General and Missouri
    Department of Insurance to proceed with the settlement and the possible adverse effects on relationships with the Department of Insurance and the Attorney General if the companies abandoned the settlement agreement and pursued the litigation,

  . The risks of continuing the litigation which, if unsuccessful, could have led to termination of the certificate of authority of Blue Cross and Blue Shield of Missouri to engage in the health insurance business, dissolution of Blue Cross and Blue Shield of Missouri, loss of the right of Blue Cross and Blue Shield of Missouri and RightCHOICE to use the Blue Cross and Blue Shield names and service marks, and other material adverse consequences,

  . The benefit to the subscribers of both Blue Cross and Blue Shield of Missouri and RightCHOICE that would result if the continued existence of Blue Cross and Blue Shield of Missouri and the status of the Blue Cross and Blue Shield licenses of both entities were made more certain, and

  . The fact that, even if the parties achieved success in the litigation, RightCHOICE would not reap the benefits expected to be derived from combining Blue Cross and Blue Shield of Missouri with RightCHOICE.

   Among the considerations against proceeding with the settlement agreement that the business opportunities committees and full boards of directors of Blue Cross and Blue Shield of Missouri and RightCHOICE considered were the facts that:

  . Doing so would make it necessary to abandon the appeals from the judgments of December 30, 1996 that Blue Cross and Blue Shield of Missouri's operations violated its non-profit purposes and Missouri law so that those judgments would become final, and

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

  . The reorganization might go forward absent any judicial determination as to its lawfulness and particularly any judicial determination that the reorganization is lawful as to the subscribers of Blue Cross and Blue Shield of Missouri and RightCHOICE, which would have reduced the risk of subscriber claims.

   In separate meetings on December 13, 1999, on recommendation of the business opportunities committee of each board of directors, the full boards of directors of RightCHOICE and Blue Cross and Blue Shield of Missouri decided to proceed with the settlement agreement. The parties would proceed by dismissing the claims that remained pending in the principal litigation in the Cole County circuit court, amending the settlement agreement to eliminate the court approval conditions, dismissing the appeals pending in the Supreme Court of Missouri and implementing the corporate reorganization contemplated by the settlement agreement.

   Before the parties dismissed the litigation, they agreed to further amendments to the settlement agreement negotiated by Blue Cross and Blue Shield of Missouri and RightCHOICE with the Missouri Department of Insurance, the Missouri Attorney General and the public advocacy groups who had participated in the litigation. The amendments removed conditions precedent to signing and closing the reorganization agreement based on court approval of the settlement agreement and a judicial determination that the settlement is lawful as to the subscribers of Blue Cross and Blue Shield of Missouri. They also added as conditions precedent to closing the reorganization the delivery of a satisfactory legal opinion to the Blue Cross and Blue Shield board of directors as to the lawfulness of the reorganization and the delivery of a legal opinion by counsel to the foundation satisfactory to all parties to the reorganization agreement to the effect that the foundation will receive its shares of New RightCHOICE common stock in the reorganization free and clear of subscriber claims.

   On January 6, 2000, the boards of directors of Blue Cross and Blue Shield of Missouri and RightCHOICE authorized the execution of the amended settlement agreement and the reorganization agreement and the taking of all steps necessary to complete the reorganization. The board of directors of RightCHOICE conditioned its authorization to execute the reorganization agreement upon the satisfaction or waiver of all conditions set forth in the amended settlement agreement and the receipt of Warburg Dillon Read's financial opinion. Messrs. Tice and O'Rourke abstained from voting at the RightCHOICE board of directors meeting because of their dual roles with Blue Cross and Blue Shield of Missouri and RightCHOICE. In reaching this decision, the boards of directors considered the advice of joint transaction and litigation counsel for both entities and independent legal counsel to each board, as well as the recommendations of the business opportunities committees of each board of directors. On January 6, 2000, the parties signed an amended and restated settlement agreement.

   On January 6, 2000, the parties also dismissed without prejudice the claims that remained pending in the principal litigation in the circuit court of Cole County.

   Under the reorganization agreement, a number of other conditions precedent to closing the reorganization remain. The parties to the amended settlement agreement agreed that while the settlement agreement remains in effect, no party would prosecute the claims that have been dismissed. If for any reason the parties do not complete the reorganization by December 31, 2000 or if a party fails to use its best efforts to close the reorganization before that date, any party could terminate the settlement agreement, and the Missouri Attorney General and the Missouri Department of Insurance could pursue the claims they dismissed.

   On January 6, 2000, the parties agreed to delete the court approval conditions precedent to completion of the settlements of the Merchandising Practices Act claim that the Missouri Attorney General had filed in February 1998 and dismissed without prejudice in September 1998, the administrative market conduct proceedings and the appeal of Healthy Alliance Life Insurance Company from the disallowance of its claim for refunds of premium taxes paid. The parties have completed all of these settlements.

   On January 31, 2000, the board of directors and business opportunities committee of RightCHOICE met with RightCHOICE's legal and financial advisors with respect to matters relating to the reorganization. At this meeting, Warburg Dillon Read delivered its oral opinion to the effect that, as of that date and subject to various assumptions, matters considered and limitations described in the opinion, the one-for-one exchange ratio provided for in the merger of RightCHOICE into New RightCHOICE was fair, from a financial point of view, to the class A shareholders. Warburg Dillon Read confirmed its oral opinion by delivering a written opinion dated January 31, 2000.

   On February 8, 2000, the parties moved in the Supreme Court of Missouri for dismissal of the appeals in that litigation. On February 9, 2000, the Supreme Court dismissed the appeal.

   On March 9, 2000, the board of directors of the Blue Cross and Blue Shield Association unanimously voted to fully reinstate Blue Cross and Blue Shield of Missouri's and RightCHOICE's respective licenses to use the Blue Cross and Blue Shield names and service marks so that extensions on a "board to board" basis would no longer be required. On March 14, 2000, Blue Cross and Blue Shield of Missouri, RightCHOICE, New RightCHOICE and The Missouri Foundation For Health signed the reorganization agreement.

Recommendation of Your Board of Directors

   The RightCHOICE business opportunities committee, consisting entirely of independent, non-employee directors, unanimously approved the reorganization and recommended approval of the reorganization to the full board of directors. The board of directors unanimously approved the reorganization with the exception of directors John A. O'Rourke and Norman J. Tice who, because of their positions with Blue Cross and Blue Shield of Missouri, abstained from voting. Your board of directors believes that the reorganization is in your best interests and the best interests of RightCHOICE.

   Your board of directors recommends that you vote FOR the reorganization.

Reasons for Reorganization

   The merger of RightCHOICE into New RightCHOICE is part of the overall reorganization. The principal reason RightCHOICE is proposing to reorganize is to resolve the litigation with the Missouri Attorney General and the Missouri Department of Insurance. RightCHOICE would suffer material adverse consequences if the Missouri Attorney General and the Missouri Department of Insurance successfully enforced judgments entered against Blue Cross and Blue Shield of Missouri in the litigation. The reorganization also is expected to enhance shareholder value by:

  . Combining the business and operations of RightCHOICE and Blue Cross and Blue Shield of Missouri,

  . Creating efficiencies by eliminating duplicative expenses,

  . Maintaining and stabilizing the license agreements with the Blue Cross and Blue Shield Association for the use of the Blue Cross and Blue Shield names and service marks,

  . Improving the public image of the new combined company by establishing a large public benefit foundation, and

  . Improving relations with Missouri regulatory officials by resolving the litigation.

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

   The business opportunities committee and the board of directors, in reaching their respective decisions and in making their respective determinations and recommendations, considered the following factors:

  . Information concerning the financial condition, results of operations, prospects and businesses of each of RightCHOICE and Blue Cross and Blue Shield of Missouri,

  . Consummation of the merger, as part of the reorganization, should allow the management of New RightCHOICE to focus its attention on the operations of its business,

  . The terms and conditions of the merger, including the provisions requiring approval of the merger of RightCHOICE into New RightCHOICE by a majority of the class A shareholders,

  . The intention of New RightCHOICE to obtain direct licenses to use the Blue Cross and Blue Shield names and service marks in eighty-five of the 115 counties in Missouri, which is RightCHOICE's and Blue Cross and Blue Shield of Missouri's current exclusive service area,

  . RightCHOICE's alternatives, including continuation of the litigation involving Blue Cross and Blue Shield of Missouri which would have exposed RightCHOICE to the risk of material adverse consequences if Blue Cross and Blue Shield of Missouri did not prevail,

  . The opinion of Warburg Dillon Read as to the fairness, from a financial point of view, to the class A shareholders of the one-for-one exchange ratio provided for in the merger of RightCHOICE into New RightCHOICE.

Opinion of Warburg Dillon Read

 General

   On January 31, 2000, at a meeting of the RightCHOICE board of directors and business opportunities committee to review matters relating to the reorganization, Warburg Dillon Read rendered an oral opinion to the board of directors and business opportunities committee, which it confirmed by delivery of a written opinion dated January 31, 2000, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in the opinion, the one-for-one exchange ratio provided for in the merger of RightCHOICE into New RightCHOICE was fair, from a financial point of view, to the class A shareholders.

   The full text of Warburg Dillon Read's opinion describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Warburg Dillon Read. This opinion is contained in Appendix H to this document and is incorporated into this document by reference. Warburg Dillon Read's opinion is directed only to the fairness, from a financial point of view, to the class A shareholders of the one-for-one exchange ratio provided for in the merger. The opinion does not address RightCHOICE's underlying business decision to effect the reorganization or constitute a recommendation to any class A shareholder as to how to vote with respect to any matter relating to the proposed reorganization. We encourage class A shareholders to read this opinion carefully in its entirety. The summary of Warburg Dillon Read's opinion described below is qualified in its entirety by reference to the full text of its opinion.

   In arriving at its opinion, Warburg Dillon Read, among other things:

  . Reviewed publicly available business and historical financial information relating to RightCHOICE and available business and historical financial information relating to the assets Blue Cross and Blue Shield of Missouri will transfer to New RightCHOICE's subsidiary, Healthy Alliance Life Insurance Company, in the transfer and assumption transaction,

  . Reviewed internal financial information and other data relating to the businesses and financial prospects of RightCHOICE and the transferred assets, including estimates and financial forecasts prepared by the managements of RightCHOICE and Blue Cross and Blue Shield of

   Missouri, that RightCHOICE and Blue Cross and Blue Shield of Missouri provided to Warburg Dillon Read and that were not publicly available,

  . Conducted discussions with members of the senior managements of RightCHOICE and Blue Cross and Blue Shield of Missouri with respect to the operations, financial condition, history and prospects of RightCHOICE and the transferred assets,

  . Reviewed historical prices and trading volumes for the class A common stock,

  . Reviewed publicly available financial and stock market data with respect to other companies in lines of business that Warburg Dillon Read believed to be generally comparable to those of RightCHOICE and the transferred assets,

  . Compared the financial terms of the reorganization with the publicly available financial terms of other transactions that Warburg Dillon Read believed to be generally relevant,

  . Evaluated the potential pro forma financial impact of the reorganization on New RightCHOICE,

  . Reviewed drafts dated January 5, 2000 of the reorganization agreement and related documents attached as exhibits to the amended and restated settlement agreement dated January 6, 2000, and

  . Conducted other financial studies, analyses and investigations, and considered other information, as Warburg Dillon Read deemed necessary or appropriate.

   In connection with its review, Warburg Dillon Read, with RightCHOICE's consent, did not assume any responsibility for independent verification of any of the information provided to or reviewed by Warburg Dillon Read for the purpose of its opinion, and Warburg Dillon Read, with RightCHOICE's consent, relied on that information being complete and accurate in all material respects.

   At RightCHOICE's direction, Warburg Dillon Read did not make an independent evaluation or appraisal of the assets Blue Cross and Blue Shield of Missouri will transfer to Healthy Alliance Life Insurance Company in the transfer and assumption transaction or any of the assets or liabilities, contingent or otherwise, of RightCHOICE, and neither RightCHOICE nor Blue Cross and Blue Shield of Missouri furnished Warburg Dillon Read with any evaluation or appraisal. The managements of RightCHOICE and Blue Cross and Blue Shield of Missouri advised Warburg Dillon Read, and at RightCHOICE's direction Warburg Dillon Read assumed, that there were no material liabilities associated with the transferred assets other than those reflected in the financial statements of Blue Cross and Blue Shield of Missouri that the managements of RightCHOICE and Blue Cross and Blue Shield of Missouri provided to or discussed with Warburg Dillon Read. The managements of RightCHOICE and Blue Cross and Blue Shield of Missouri also advised Warburg Dillon Read, and at RightCHOICE's direction Warburg Dillon Read also assumed, that The Missouri Foundation For Health will fully indemnify Healthy Alliance Life Insurance Company and New RightCHOICE against other contingent liabilities as specified in agreements to be entered into in connection with the reorganization.

   With respect to the financial forecasts and estimates that it reviewed, Warburg Dillon Read assumed, at RightCHOICE's direction, that the managements of RightCHOICE and Blue Cross and Blue Shield of Missouri reasonably prepared them on a basis reflecting their best currently available estimates and judgments as to the future financial performance of RightCHOICE and the transferred assets and that the companies will realize the forecasts in the amounts and at the times contemplated.

   Warburg Dillon Read also assumed, with RightCHOICE's consent, that the transfer and assumption transaction will qualify as a tax-free transfer and that the charter conversion transaction, the reincorporation merger transaction and the RightCHOICE/New RightCHOICE merger transaction will be treated as tax-free reorganizations for federal income tax purposes. In addition, Warburg

Dillon Read assumed, at RightCHOICE's direction, that the final terms of the reorganization will not vary materially from those set forth in the drafts of the reorganization agreement and related documents reviewed by Warburg Dillon Read. Warburg Dillon Read's opinion is necessarily based on economic, monetary, market and other conditions existing, and information available to Warburg Dillon Read, on the date of its opinion.

   In connection with its engagement, RightCHOICE did not ask Warburg Dillon Read to provide, and Warburg Dillon Read did not offer, any opinion as to the material terms of, or the obligations under, the reorganization agreement or the form of the reorganization. Warburg Dillon Read expressed no opinion as to the value of the New RightCHOICE common stock when issued in the RightCHOICE/New RightCHOICE merger transaction or the price at which the New RightCHOICE common stock will trade or otherwise be transferable after the merger. In rendering its opinion, Warburg Dillon Read assumed, with RightCHOICE's consent, that each of RightCHOICE, Blue Cross and Blue Shield of Missouri, The Missouri Foundation For Health and New RightCHOICE would comply with all material terms of the reorganization agreement and that they would validly consummate the reorganization in accordance with its terms. In connection with its engagement, RightCHOICE did not ask Warburg Dillon Read to, and Warburg Dillon Read did not, participate in the negotiation or structuring of the reorganization or solicit third party indications of interest with respect to the acquisition of all or a part of RightCHOICE. RightCHOICE imposed no other instructions or limitations upon Warburg Dillon Read with respect to the investigations it made or the procedures it followed in rendering its opinion.

   In connection with rendering its opinion to the board of directors and business opportunities committee, Warburg Dillon Read performed a variety of financial analyses which are summarized below. The following summary is not a complete description of all of the analyses performed and factors considered by Warburg Dillon Read in connection with its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the analysis of selected publicly traded companies summarized below, no company used as a comparison is either identical or directly comparable to Blue Cross and Blue Shield of Missouri. These analyses necessarily involve complex considerations and judgments concerning financial, non-financial and operating characteristics and other factors that could affect the public trading values of the companies concerned.

   Warburg Dillon Read believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying Warburg Dillon Read's analyses and opinion. Warburg Dillon Read did not assign any of the analyses it performed a greater significance than any other. Warburg Dillon Read arrived at its ultimate opinion based on the results of all of its analyses assessed as a whole. Warburg Dillon Read did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.

   The estimates of future performance of RightCHOICE and the transferred assets provided by the managements of RightCHOICE and Blue Cross and Blue Shield of Missouri in or underlying Warburg Dillon Read's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Warburg Dillon Read considered industry performance, general business and economic conditions and other matters, many of which RightCHOICE and Blue Cross and Blue Shield of Missouri cannot control. Estimates of the financial value of the companies do not purport to be appraisals or necessarily reflect the prices at which the companies actually may be sold.

   RightCHOICE, Blue Cross and Blue Shield of Missouri and the other parties to the settlement agreement determined the exchange ratio in the merger through negotiation, and the board of directors and business opportunities committee solely made the decision to enter into the reorganization. The board of directors and business opportunities committee considered Warburg Dillon Read's opinion and financial analyses as only one of many factors in their evaluation of the reorganization, and Warburg Dillon Read's opinion and financial analyses should not be viewed as determinative of the views of the board of directors, business opportunities committee or management with respect to the reorganization or the consideration payable in the merger.

   The following is a brief summary of the material financial analyses performed by Warburg Dillon Read and reviewed with the board of directors and the business opportunities committee in connection with its opinion dated January 31, 2000:

 Discounted Cash Flow Analysis

   Warburg Dillon Read performed a discounted cash flow analysis of Blue Cross and Blue Shield of Missouri to estimate the present value of the cash available after operating expenses, taxes, capital expenditures and changes in working capital that Blue Cross and Blue Shield of Missouri could generate over calendar years 2000 through 2003, based on internal estimates of Blue Cross and Blue Shield of Missouri's management.

   Warburg Dillon Read calculated the range of estimated terminal values for Blue Cross and Blue Shield of Missouri, excluding its real estate holdings, by applying terminal value multiples of 6.0x to 8.0x to Blue Cross and Blue Shield of Missouri's projected fiscal year 2003 earnings before income taxes, depreciation and amortization. Warburg Dillon Read calculated the range of estimated terminal values for Blue Cross and Blue Shield of Missouri's primary real estate asset by applying capitalization rates of 9.0% to 11.0% to the projected fiscal year 2003 real estate cash flows generated by that asset. Warburg Dillon Read calculated the present value of Blue Cross and Blue Shield of Missouri's non-real estate cash flows and the present value of Blue Cross and Blue Shield of Missouri's real estate cash flows using discount rates of 10.0% to 14.0%. The results of the discounted cash flow analysis suggested that Blue Cross and Blue Shield of Missouri would contribute net positive assets to New RightCHOICE in the merger.

 Accretion/Dilution Analysis

   Warburg Dillon Read analyzed the potential pro forma financial effects resulting from the merger, including the impact of the merger on the estimated earnings per share, commonly known as EPS, of New RightCHOICE relative to RightCHOICE's estimated EPS on a stand-alone basis for calendar years 2000 through 2003. Estimated EPS data for New RightCHOICE and RightCHOICE were based on internal estimates of the managements of RightCHOICE and Blue Cross and Blue Shield of Missouri after giving effect to potential synergies anticipated by the management of RightCHOICE to result from the merger. The results of this pro forma merger analysis suggested that the merger is expected to be accretive, or represent an addition, to New RightCHOICE's estimated EPS relative to RightCHOICE's estimated EPS on a stand-alone basis in projected calendar years 2000 through 2003. The actual results achieved by New RightCHOICE may vary from projected results and the variations may be material.

 Other Factors

   In rendering its opinion, Warburg Dillon Read also reviewed and considered other factors, including:

  . The relationship between movements in the class A common stock, movements in an index comprised of the common stock of selected companies in the managed care industry and movements in the common stock of the S&P 500 index,

  . A review of the trading multiples of selected publicly held companies in the managed care services industry based on various financial statistics as applied to corresponding financial statistics for Blue Cross and Blue Shield of Missouri, and

  . The increase in the voting power of the class A shareholders upon consummation of the merger.

   RightCHOICE has paid Warburg Dillon Read an aggregate fee of $600,000 for its services in connection with its opinion. In addition, RightCHOICE has agreed to reimburse Warburg Dillon Read for its reasonable expenses, including reasonable fees and disbursements of its counsel, and to indemnify Warburg Dillon Read and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement.

   RightCHOICE selected Warburg Dillon Read to render an opinion in connection with the reorganization because Warburg Dillon Read is an internationally recognized investment banking firm with substantial experience in similar transactions and RightCHOICE had a prior relationship with key personnel at Warburg Dillon Read. Warburg Dillon Read is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

   Warburg Dillon Read has in the past provided services to RightCHOICE and its affiliates with respect to matters related to the reorganization, and may provide services to New RightCHOICE and The Missouri Foundation For Health in the future, for which Warburg Dillon Read has received and would receive compensation. In the ordinary course of business, Warburg Dillon Read, its successors and affiliates may actively trade the securities of RightCHOICE and/or New RightCHOICE for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in these securities.

Interests of Certain Persons in Reorganization

   Upon completion of the reorganization, New RightCHOICE will convert each share of class A common stock held by or for the benefit of directors and executive officers of RightCHOICE into one share of New RightCHOICE common stock just as it will convert your shares of class A common stock into shares of New RightCHOICE common stock. However, directors and executive officers of RightCHOICE may be deemed to have the following interests in the reorganization that are different from or in addition to your interests and the interests of other class A shareholders.

 Continued Positions of Management

   Upon completion of the reorganization, the initial directors and executive officers of New RightCHOICE will be the directors and executive officers of RightCHOICE immediately prior to the reorganization. If the parties do not complete the reorganization on or before December 31, 2000 and do not agree to extend the deadline or otherwise settle the litigation, the Missouri Attorney General and the Missouri Department of Insurance could attempt to enforce judgments previously entered by the circuit court against Blue Cross and Blue Shield of Missouri. In enforcing the judgments, the court may order the dissolution of Blue Cross and Blue Shield of Missouri. In that event, another company or companies would acquire the shares of class B common stock currently owned by Blue Cross and Blue Shield of Missouri and, as a result, would acquire control of RightCHOICE.

   If it desired to do so, the new majority shareholder could eventually replace the current directors of RightCHOICE through elections or extraordinary business combinations. In turn, the newly appointed directors of RightCHOICE could replace the current executive officers of RightCHOICE. Therefore, the current directors and executive officers of RightCHOICE could lose their positions if a court orders the dissolution of Blue Cross and Blue Shield of Missouri because we did not complete the reorganization.

   In addition, the trustee of the voting trust must vote The Missouri Foundation For Health's shares of New RightCHOICE common stock held in the trust in favor of each nominee approved by a majority of New RightCHOICE's independent directors and a majority of all of its directors. Therefore, the directors of New RightCHOICE will be able to ensure their re-election and designate their successors for so long as the Foundation owns a substantial number of shares of New RightCHOICE common stock. The New RightCHOICE board of directors will, in turn, appoint the officers of New RightCHOICE.

 Severance Agreements

   RightCHOICE has entered into executive severance agreements with its executive officers, other than its Chairman, President and Chief Executive Officer, John A. O'Rourke. Upon completion of the reorganization, New RightCHOICE will assume these agreements. The agreements provide that an executive officer will receive severance benefits from New RightCHOICE: (1) if New RightCHOICE terminates the executive officer's employment without cause within two years after a change in control of New RightCHOICE or (2) if within two years following a change in control of New RightCHOICE, the executive officer terminates his or her employment within three months of an event constituting good reason. The reorganization will constitute a change of control under the executive severance agreements. Events that constitute "good reason" include any one of the following if it occurs within twenty-four months after the reorganization:

  . An adverse change in the executive officer's duties or responsibilities,

  . A reduction in the executive officer's annual base salary or incentive formulas,

  . The relocation of the executive officer's principal place of business more than seventy-five miles from his or her previous principal place of business,

  . A reduction in the executive officer's eligible benefits, or

  . The termination of the severance agreement by New RightCHOICE.

   The benefits include outplacement services and cash payments equal to the greater of (1) three times the executive officer's base pay plus an amount equal to the premiums for health, dental, vision and life insurance for thirty months or (2) two times the executive officer's annual compensation. If these amounts become payable, New RightCHOICE will reduce the amount of these severance payments to the extent necessary so that they do not constitute "excess parachute payments" under the Internal Revenue Code. In the event of the death or disability of an officer, the executive severance agreements reduce amounts payable by any benefits paid to the officer or the officer's representatives under the life insurance program or long-term disability plan maintained by New RightCHOICE.

   The executive severance agreements pay benefits in twenty-four monthly installments or thirty-six monthly installments, depending on the applicable multiple of base pay or annual compensation. If the officer finds other employment prior to the payment of the last monthly installment, New RightCHOICE may pay the remaining severance benefit in a lump-sum and cease benefits for outplacement services and insurance premiums. Each executive severance agreement contains a confidentiality agreement, a covenant not to compete and a binding arbitration provision and provides for reimbursement of legal fees and other fees and expenses incurred by an officer to protect his or her benefits under the executive severance agreement as well as payments for additional taxes incurred with respect to the reimbursement of fees and expenses.

   John A. O'Rourke has entered into an employment agreement but not a separate executive severance agreement with RightCHOICE. The reorganization does not affect Mr. O'Rourke's right to receive severance benefits under his employment agreement. We discuss Mr. O'Rourke's employment agreement beginning on page 161 of this document.

 Stock Options

   Upon completion of the reorganization, each outstanding option to purchase shares of class A common stock RightCHOICE granted under one of its stock option plans, whether or not exercisable or vested, will become an option to purchase shares of New RightCHOICE common stock with the same terms and conditions that the option to purchase shares of class A common stock had.

 Indemnification and Liability Insurance

   New RightCHOICE will assume the obligations of RightCHOICE and Blue Cross and Blue Shield of Missouri under their respective articles of incorporation, bylaws and indemnification agreements to indemnify, for the applicable statute of limitations period, the present and former officers, directors, employees and agents of RightCHOICE and Blue Cross and Blue Shield of Missouri and their respective subsidiaries against liabilities arising out of actions or omissions occurring on or prior to the effective time of the reorganization. Although New RightCHOICE is obligated to indemnify any present or former officer, director, employee or agent of Blue Cross and Blue Shield of Missouri against these liabilities, The Missouri Foundation For Health has agreed in the indemnification agreement described in this document to indemnify and reimburse New RightCHOICE against liabilities New RightCHOICE may incur in this regard.

   In addition, for a period of six years after the reorganization, New RightCHOICE will keep in effect the current policies of directors and officers liability insurance maintained by Blue Cross and Blue Shield of Missouri and RightCHOICE or substitute policies of comparable coverage from companies reasonably acceptable to the Foundation. Under the indemnification agreement, the Foundation has agreed to reimburse New RightCHOICE for the cost of continuing the Blue Cross and Blue Shield of Missouri policies.

Material Federal Income Tax Consequences

 General

   The following discussion describes the material federal income tax consequences of the reorganization to you, as a class A shareholder, and New RightCHOICE, as successor to both Blue Cross and Blue Shield of Missouri and RightCHOICE. This discussion is not a comprehensive description of all of the tax consequences that may be relevant to you and does not include tax consequences that arise from rules of general application to all taxpayers or to some classes of taxpayers that we assume investors generally know. This discussion does not address the tax consequences that may be relevant to particular taxpayers in light of their personal circumstances such as insurance companies, financial institutions, dealers in securities, tax-exempt organizations, foreign corporations, foreign partnerships, or other foreign entities and individuals who are not citizens or residents of the United States. We do not provide any information in this document with respect to the tax consequences, if any, of the reorganization under applicable state, local, foreign, and other tax laws.

   The following discussion is based upon the provisions of the Internal Revenue Code, currently applicable regulations promulgated under the Internal Revenue Code, current published administrative positions of the Internal Revenue Service such as revenue rulings and revenue procedures, and existing judicial decisions as in effect as of the date of this document, all of which are subject to change either prospectively or retroactively. There may be future legislative, administrative, or judicial changes or interpretations, and these changes or interpretations may affect the accuracy of the statements or conclusions set forth below. Any change could apply retroactively and could affect the accuracy of this discussion.

   The parties structured the transfer and assumption transaction, the charter conversion transaction, the reincorporation merger transaction and the merger of RightCHOICE with New RightCHOICE with the intent that they be tax-free and that no gain or loss will be recognized by any party, or by you, as a class A shareholder. Blue Cross and Blue Shield of Missouri has requested a private letter ruling from the Internal Revenue Service that the transfer and assumption transaction will be tax-free to RightCHOICE, Blue Cross and Blue Shield of Missouri and you, as a class A shareholder, and that the charter conversion transaction will be tax-free to Blue Cross and Blue Shield of Missouri and The Missouri Foundation For Health. Blue Cross and Blue Shield of Missouri did not request a ruling on the other elements of the reorganization because the Internal Revenue Service believes that sufficient guidance exists to ascertain the tax consequences of these types of transactions and, in these instances, ordinarily will not rule.

   The Internal Revenue Service may not issue the private letter ruling. Accordingly, PricewaterhouseCoopers LLP, special tax advisor to RightCHOICE, Blue Cross and Blue Shield of Missouri and New RightCHOICE, has issued a tax opinion generally to that effect with respect to all of the relevant steps of the reorganization. We intend this discussion to serve only as a general summary of that opinion, which we filed as an exhibit to our registration statement.

   PricewaterhouseCoopers LLP's opinion, which is based upon various facts, representations and assumptions set forth or referenced in its opinion, generally is that gain or loss will not be recognized by you, as a class A shareholder, or by New RightCHOICE, the successor to both Blue Cross and Blue Shield of Missouri and RightCHOICE, as a result of the reorganization. Accordingly, you will have the same tax basis in your shares of New RightCHOICE common stock as you have in your shares of class A common stock, and the holding period of the shares of New RightCHOICE common stock you receive in the reorganization will include the holding period of your shares of class A common stock.

   A taxpayer ordinarily may rely on a private letter ruling issued by the Internal Revenue Service, unless the Internal Revenue Service revokes or modifies it. Generally, the Internal Revenue Service will not revoke or modify a private letter ruling unless it determines the private letter ruling to be in error or not in accord with the current views of the Internal Revenue Service. Except in rare or unusual circumstances, the Internal Revenue Service will not revoke or modify a private letter ruling retroactively.

   Tax opinions only represent the best judgment of the firm issuing the opinion on the matters addressed in the opinion and have no binding effect or official status of any kind. The Internal Revenue Service or a court considering the issue may take positions contrary to those taken by PricewaterhouseCoopers LLP.

 Transfer and Assumption Transaction

   Blue Cross and Blue Shield of Missouri has requested a private letter ruling from the Internal Revenue Service that the transfer and assumption transaction constitutes a tax-free transaction and that neither Blue Cross and Blue Shield of Missouri, RightCHOICE, Healthy Alliance Life Insurance Company, New RightCHOICE, The Missouri Foundation For Health nor you, as a class A shareholder, will recognize income, gain or loss for federal income tax purposes as a result of the transfer and assumption transaction.

   PricewaterhouseCoopers LLP's opinion is that Blue Cross and Blue Shield of Missouri, RightCHOICE, Healthy Alliance Life Insurance Company, New RightCHOICE, The Missouri

Foundation For Health and you, as a class A shareholder, will not recognize gain or loss for federal income tax purposes as a result of the transfer and assumption transaction, except that Blue Cross and Blue Shield of Missouri could recognize gain to the extent its basis in any asset is less than that asset's fair market value on the date of the transfer. Any such gain, however, would be deferred under the Internal Revenue Service consolidated income tax return regulations. Generally, this means the recognition of any gain would be postponed until the occurrence of certain events such as Blue Cross and Blue Shield of Missouri (or its successor, New RightCHOICE), Healthy Alliance Life Insurance Company or the transferred assets leaving the consolidated return group.

   PricewaterhouseCoopers LLP's opinion as to the tax consequences of the transfer and assumption transaction with respect to both you, as a class A shareholder, and Blue Cross and Blue Shield of Missouri, is based upon the crucial assumption that the value of the assets, contracts and agreements Blue Cross and Blue Shield of Missouri will transfer to Healthy Alliance Life Insurance Company net of liabilities is zero. Management of RightCHOICE believes that this assumption is reasonable given their familiarity with the assets, contracts, agreements and liabilities involved in the transfer and assumption transaction and the limitations on the transfer of substantially all of these contracts imposed by the Blue Cross and Blue Shield Association. The contracts Blue Cross and Blue Shield of Missouri will transfer include those related to the participation of Blue Cross and Blue Shield of Missouri in programs sponsored by the Blue Cross and Blue Shield Association. As a result, Blue Cross and Blue Shield of Missouri cannot transfer these contracts to a third party except in connection with the transfer of Blue Cross and Blue Shield of Missouri's license to use the Blue Cross and Blue Shield names and service marks in its service area, which would require the prior approval of the Blue Cross and Blue Shield Association. In addition, Blue Cross and Blue Shield of Missouri will report for federal income tax purposes that the value of these assets will equal the liabilities assumed under the transferred contracts. However, no one has sought an independent appraisal of these assets and liabilities in connection with the reorganization.

   If the Internal Revenue Service does not issue a private letter ruling to the effect that no income, gain or loss will be recognized by Blue Cross and Blue Shield of Missouri and you, as a class A shareholder, in the transfer and assumption transaction, it could take the position that the value of the assets transferred exceeds the liabilities assumed and, as discussed above, that the value of the assets transferred exceeds their adjusted basis. If the Internal Revenue Service successfully takes the position that the value of the assets transferred exceeds the liabilities assumed, it may treat the transaction as a hypothetical transfer of assets to the class A shareholders in the amount of such excess and assert that (1) you, as a class A shareholder, should recognize taxable income in an amount equal to the percentage of the outstanding class A common stock you own on the date we complete the reorganization multiplied by the amount, if any, by which the value of the assets transferred exceeds the liabilities assumed, and (2) Blue Cross and Blue Shield of Missouri should recognize gain in an amount equal to the taxable income recognized by the class A shareholders (as described above) minus Blue Cross and Blue Shield of Missouri's basis in the hypothetical assets that the Internal Revenue Service may deem Blue Cross and Blue Shield of Missouri to have transferred to the class A shareholders. In the event the Internal Revenue Service successfully asserts that the value of the assets transferred exceeds the liabilities assumed, one could argue that neither you, as a class A shareholder, nor Blue Cross and Blue Shield of Missouri should recognize income because the transaction is one in which income recognition is inappropriate. For example, one could assert that the transaction should not be taxable because the class A common stock is publicly traded, the transaction arose in the ordinary course of business, the class A shareholders did not participate in the negotiation of the reorganization, and the class A shareholders did not receive mutual consideration of any kind. We cannot determine with any certainty the amount of gain that you, as a class A shareholder, or Blue Cross and Blue Shield of Missouri might have to recognize if the Internal Revenue Service successfully takes this position.

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

 Charter Conversion Transaction

   Blue Cross and Blue Shield of Missouri has requested a private letter ruling from the Internal Revenue Service that the charter conversion transaction constitutes a tax-free reorganization, known as a recapitalization, and that Blue Cross and Blue Shield of Missouri and The Missouri Foundation For Health will not recognize gain or loss as a result of the charter conversion transaction.

   PricewaterhouseCoopers LLP's opinion is that the charter conversion transaction should constitute a tax-free reorganization, called a recapitalization, and that Blue Cross and Blue Shield of Missouri will not, and The Missouri Foundation For Health should not, recognize gain or loss as a result of the charter conversion transaction. The charter conversion transaction will not affect Blue Cross and Blue Shield of Missouri's basis in its assets and its holding period for its assets. PricewaterhouseCoopers LLP's opinion states that the charter conversion transaction "should," rather than "will," be treated as a tax-free recapitalization and that the Foundation "should," rather than "will," not recognize gain or loss in the transaction. PricewaterhouseCoopers LLP has qualified its opinion because of the lack of direct legislative, judicial or administrative authority, thus raising the level of uncertainty. If the Internal Revenue Service does not issue a private letter ruling that the charter conversion transaction is a tax-free transaction, PricewaterhouseCoopers LLP believes that it is possible, but unlikely, that the Internal Revenue Service would take the position that the charter conversion transaction does not constitute a tax-free reorganization. If the Internal Revenue Service successfully takes the position that the charter conversion transaction is not tax-free, it is possible, but PricewaterhouseCoopers LLP believes unlikely, that New RightCHOICE, as successor to Blue Cross and Blue Shield of Missouri, could be subject to federal income tax on an amount equal to the difference between the fair market value of each of the Blue Cross and Blue Shield of Missouri's assets at the time of the charter conversion transaction and the tax basis of those assets at the time of the charter conversion transaction.

 Reincorporation Merger Transaction

   PricewaterhouseCoopers LLP's opinion is that the reincorporation merger transaction will constitute a tax-free reorganization under the Internal Revenue Code. The parties structured the reincorporation merger transaction to constitute a mere change in place of organization of Blue Cross and Blue Shield of Missouri. Blue Cross and Blue Shield of Missouri and New RightCHOICE will not recognize any gain or loss upon the implementation of the reincorporation merger transaction. The basis of each asset of Blue Cross and Blue Shield of Missouri in the hands of New RightCHOICE will be the same as the basis of that asset in the hands of Blue Cross and Blue Shield of Missouri immediately before the reincorporation merger transaction. The holding period of each asset of Blue Cross and Blue Shield of Missouri acquired by New RightCHOICE will include the period Blue Cross and Blue Shield held the asset immediately before the reincorporation merger transaction.

 RightCHOICE/New RightCHOICE Merger Transaction

   PricewaterhouseCoopers LLP's opinion is that the merger of RightCHOICE into New RightCHOICE will be treated as a tax-free distribution by RightCHOICE in complete liquidation of RightCHOICE, a more than 80% owned subsidiary of New RightCHOICE, and as a tax-free reorganization, called a statutory merger. None of the shareholders of RightCHOICE or New RightCHOICE who receive shares of New RightCHOICE common stock in connection with the merger of RightCHOICE into New RightCHOICE will recognize gain or loss. The shares of New RightCHOICE common stock received by the class A shareholders will have the same basis as the tax basis of the shares of class A common stock that they exchanged. The shares of New RightCHOICE common stock received by the class A shareholders will include the holding period of the shares of class A common stock that they exchanged provided that they held the shares as capital assets as of the completion of the merger of RightCHOICE into New RightCHOICE.

   If the merger of RightCHOICE into New RightCHOICE is not treated as a tax-free reorganization, called a statutory merger, under the Internal Revenue Code, you, as a class A shareholder, would recognize gain or loss in an amount equal to the difference between the value of New RightCHOICE common stock received in the transaction and your tax basis in the class A common stock surrendered in the transaction. Moreover, even if the merger is treated as a tax-free reorganization, if the Internal Revenue Service determines that the value of the New RightCHOICE common stock you receive in exchange for your class A common stock is higher than the value of the class A common stock surrendered, you could recognize taxable income in the amount of the difference. Although RightCHOICE has represented to PricewaterhouseCoopers LLP, among other things, that it anticipates that the fair market value of the New RightCHOICE common stock received by the class A shareholders will approximately equal the fair market value of the class A common stock surrendered in the merger, the Internal Revenue Service may take a contrary position, and it may be successful.

   In the merger of RightCHOICE into New RightCHOICE, RightCHOICE will not recognize any gain or loss on the distribution of its assets to New RightCHOICE and the assumption of its liabilities by New RightCHOICE, and New RightCHOICE will not recognize any gain or loss on receipt of the assets of RightCHOICE and the assumption of liabilities by New RightCHOICE. Each asset received by New RightCHOICE from RightCHOICE will have the same basis as the basis of that asset in the hands of RightCHOICE, and each asset received by New RightCHOICE from RightCHOICE will include the holding period during which RightCHOICE held that asset immediately before the merger of RightCHOICE into New RightCHOICE.

   If the merger of RightCHOICE into New RightCHOICE is not treated as either a tax-free reorganization under the Internal Revenue Code or a tax-free liquidation of RightCHOICE, the merger would be treated as a taxable sale of assets by RightCHOICE to New RightCHOICE, in dissolution of RightCHOICE, and a taxable sale of RightCHOICE stock by New RightCHOICE in exchange for the assets of RightCHOICE. The taxable sale by RightCHOICE would give rise to taxable gain or loss to RightCHOICE, and ultimately to New RightCHOICE as successor to RightCHOICE, on an amount equal to the difference between the value of each asset transferred by RightCHOICE to New RightCHOICE and the tax basis of that asset. New RightCHOICE could also recognize taxable gain in an amount equal to the difference between the value of the assets it receives and New RightCHOICE's basis in its RightCHOICE stock. This would result in a material federal income tax liability that could have a material adverse effect on New RightCHOICE following the merger.

   If you, as a class A shareholder, exercise your dissenters' rights in the merger of RightCHOICE into New RightCHOICE and receive cash in exchange for your shares of class A common stock as described under "Proposed Reorganization--Dissenters' Rights" on page 61, you will be treated as having received the payment in redemption of your shares. In general, if you hold your shares of class A common stock as capital assets when the parties complete the merger of RightCHOICE into New RightCHOICE and you do not constructively own any other RightCHOICE stock, you will recognize capital gain or loss measured by the difference between the amount of cash received and your adjusted tax basis for the shares. If, however, you own, actually or constructively, other RightCHOICE stock, the payment for dissenting shares could be treated as dividend income. In general, under the constructive ownership rules of the Internal Revenue Code, a person may be considered to own stock that is owned, and in some cases constructively owned, by various related individuals or entities, as well as stock that the person, or related individuals or entities, has the right to acquire by exercising an option or converting a convertible security. Each person who contemplates exercising dissenters' rights should consult with his or her own tax advisor as to the possibility that any payment to that person will be treated as dividend income.

   Generally, a liquidating corporation that distributes its assets to its parent corporation does not recognize any gain or loss. The general rule does not apply, however, when the liquidating corporation is an organization exempt from federal income tax. The Internal Revenue Service has recently issued regulations interpreting the general rule and the exceptions to it. Generally, in the context of the reorganization, the regulations provide that if the Internal Revenue Service makes a determination that Blue Cross and Blue Shield of Missouri has transferred its assets to The Missouri Foundation For Health or has changed its status to a tax-exempt entity, and that determination is upheld, the reorganization could be taxable. Blue Cross and Blue Shield of Missouri has requested a private letter ruling from the Internal Revenue Service that it will not recognize any gain or loss as a result of the exception to the general rule. Moreover, PricewaterhouseCoopers LLP's opinion is that none of the reorganization transactions will cause Blue Cross and Blue Shield of Missouri, RightCHOICE, New RightCHOICE, the shareholders of any of these entities or the Foundation to recognize any gain as a result of the exception to the general rule.

 Indemnification Agreement

   The Missouri Foundation For Health will indemnify, defend and hold harmless New RightCHOICE, as the successor by merger with Blue Cross and Blue Shield of Missouri, all subsidiaries and affiliates of New RightCHOICE and all directors, officers, agents and employees of New RightCHOICE and any of its subsidiaries and affiliates from any tax liabilities, and penalties, interest, fines, additions to tax, costs and expenses and professional fees incurred in connection with the defense of these liabilities, they may incur if the Internal Revenue Service or any other taxing authority determines that any part of the reorganization constitutes a taxable transaction for federal, state or local income tax purposes. The indemnification agreement does not, however, apply to the tax liabilities that class A shareholders may incur in connection with the reorganization. The indemnification agreement provides that the Foundation will maintain a minimum net worth for the six years following the filing by Blue Cross and Blue Shield of Missouri of its federal income tax return for the year in which the parties complete the reorganization. The Foundation must maintain a net worth not less than an amount equal to the potential tax liability on the difference between the tax basis of the class B common stock owned by Blue Cross and Blue Shield of Missouri and the fair market value of that stock on the date the parties complete the reorganization.

   In addition to the income tax indemnity, the Foundation has an obligation to indemnify New RightCHOICE for various non-tax matters as described under "Terms of Indemnification Agreement" beginning on page 88 of this document. The minimum net worth that the Foundation must maintain may be used to satisfy both the tax and non-tax indemnification obligations of the Foundation under the indemnification agreement. Therefore, the net worth that the Foundation must maintain may not be sufficient in amount or even available to satisfy all of the liabilities that New RightCHOICE may have as a result of the reorganization. It is also possible that the taxes may be due by New RightCHOICE on a date after the Foundation is no longer required to maintain a particular net worth. In addition, it is possible that (1) the Foundation will not have sufficient assets to satisfy all of the tax liabilities in full, (2) the assets of the Foundation will not be sufficiently liquid to permit it to honor the obligation in a timely fashion and without material adverse effect on New RightCHOICE or the price of its stock, or (3) the Foundation will contend that its indemnification obligation is not valid under law and that an attempt to enforce the obligation will be unsuccessful. If any of the foregoing occurs, New RightCHOICE may have to bear the cost of any tax liabilities and that could have a material adverse effect on its financial condition.

   Because the tax consequences of the reorganization may vary depending upon the particular circumstances of each taxpayer and other factors, you are urged to consult with your own tax advisor as to the specific tax consequences of the reorganization to you, including the application and effect of state and local income and other tax laws.

Regulatory and Other Approvals

   The Missouri Attorney General and the Missouri Department of Insurance have both approved the reorganization as a means of settling the litigation. Various state and federal authorities regulate various operations and businesses of Blue Cross and Blue Shield of Missouri, RightCHOICE and their affiliates. In connection with this regulation, the companies must make numerous filings and receive approvals from federal authorities and the regulatory authorities in the states where they conduct business. To date, the companies have obtained some of the approvals required from the Missouri Department of Insurance. However, they must still make additional filings and obtain additional approvals. In order to complete each phase of the reorganization, the parties must make all of the regulatory filings and obtain all required approvals.

   We will not complete the reorganization unless the Blue Cross and Blue Shield Association grants new license agreements to New RightCHOICE and its controlled affiliates authorizing the use of the Blue Cross and Blue Shield names and service marks in Blue Cross and Blue Shield of Missouri's and RightCHOICE's eighty-five Missiouri county service area. The Association and its member Blue Cross and Blue Shield plans have approved granting new licenses to New RightCHOICE and its controlled affiliates, provided that the parties satisfy various conditions and complete the reorganization before the currently scheduled meeting of the Association board on November 18, 2000, unless the Association extends this date. The parties have substantially satisfied the conditions imposed by the Association, and the Association has given assurances to RightCHOICE and Blue Cross and Blue Shield of Missouri that the Association will grant the new licenses as long as New RightCHOICE meets all of the Association's standard membership requirements, the terms of the reorganization agreement do not change, and the Association is satisfied that all members of the board of directors of The Missouri Foundation For Health meet the qualifications specified in the Foundation's charter documents.

   The closing of the reorganization also is contingent upon approval from the banks under RightCHOICE's credit facility agreement. RightCHOICE has obtained this approval.

New York Stock Exchange Listing

   New RightCHOICE common stock will be traded on the New York Stock Exchange under the symbol "RIT" beginning on the day we complete the reorganization.

Resale of New RightCHOICE Common Stock

   New RightCHOICE is registering the shares of New RightCHOICE common stock the class A shareholders will receive in the reorganization under the Securities Act of 1933, and the shares will be freely transferable under the Securities Act, except for shares issued to any class A shareholder that the law may deem to be an "affiliate" of New RightCHOICE, RightCHOICE, Blue Cross and Blue Shield of Missouri and The Missouri Foundation For Health at the time of the special meeting. Generally, affiliates include persons who control, are controlled by or who are under common control with a particular party for which affiliate status is being determined, and usually include directors, executive officers and 10% or more shareholders of the particular party. Any subsequent transfer by an affiliate of any party to the reorganization must be one permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 promulgated under the Securities Act, in the case of persons who become affiliates of New RightCHOICE after the reorganization) or as otherwise permitted under the Securities Act.

   Rule 145 under the Securities Act restricts the public sale of New RightCHOICE common stock received in the reorganization by affiliates of any party to the reorganization. Rule 145 provides that during the first year following the completion of the reorganization, affiliates of any party to the reorganization who do not become affiliates of New RightCHOICE may publicly resell the shares of New RightCHOICE common stock that they receive in the reorganization only upon compliance with the following conditions:

  . New RightCHOICE must have satisfied its reporting requirements under the Securities Exchange Act of 1934, which will not have occurred until the 91st day after the reorganization,

  . The number of shares sold by the affiliate in any three month period may not exceed the greater of 1% of the outstanding shares of New RightCHOICE common stock, or the average weekly trading volume for New RightCHOICE common stock during the four calendar weeks preceding the first sale, and

  . A broker must sell the shares in a routine open market transaction that does not involve the solicitation of orders for purchase.

   After the one-year period, affiliates of any party to the reorganization who are not affiliates of New RightCHOICE may resell their shares publicly without regard to the volume limitation or manner of sale requirement so long as New RightCHOICE has satisfied its reporting requirements under the Securities Exchange Act.

Dissenters' Rights

   Under Missouri law, if you object to the merger of RightCHOICE with New RightCHOICE, you are entitled to demand fair value for your shares in cash rather than shares of New RightCHOICE common stock. The following summary of your rights is not intended to be a complete statement of your rights. We encourage you to read the full text of the governing Missouri statute which is Appendix I to this document. If you have a beneficial interest in shares of class A common stock that are held of record in the name of another person, such as a bank, broker or other nominee, you must act promptly to cause the record holder to follow the steps summarized below in a timely manner if you wish to perfect any dissenters' rights that you may have. Failure to strictly comply with any of the procedural requirements of Missouri law may result in a termination or waiver of your dissenters' rights.

   You will be entitled to receive the fair value of your shares of class A common stock in cash upon surrender of your certificates for the shares if you:

  . File with RightCHOICE a written objection to the merger of RightCHOICE with New RightCHOICE prior to or at the special meeting,

  . Do not vote in favor of the merger of RightCHOICE with New RightCHOICE, and

  . Within twenty days after completion of the merger of RightCHOICE with New
    RightCHOICE make a written demand on New RightCHOICE for payment of the fair value of your shares of class A common stock as of the day prior to the date of the special meeting.

   If you file a written objection to the merger of RightCHOICE with New RightCHOICE but fail to make demand within the twenty-day period, you will be conclusively presumed to have consented to the merger and will be bound by the terms of the reorganization agreement. Accordingly, the shares of class A common stock that you own will be converted into shares of New RightCHOICE common stock in the reorganization. A vote against the merger of RightCHOICE with New RightCHOICE is not, by itself, sufficient to meet the written objection and demand requirements.

   If, within thirty days after the completion of the merger of RightCHOICE with New RightCHOICE, you and New RightCHOICE agree upon the fair value of your shares of class A common stock, New RightCHOICE will pay you for your shares within ninety days after the completion of the merger upon the surrender of your stock certificate(s) representing your shares. Upon your receipt of payment, you will cease to have any interest in your shares of class A common stock or in New RightCHOICE.

   If you and New RightCHOICE do not agree on the value of your shares of class A common stock within the thirty-day period, then you may, within sixty days after the expiration of the thirty-day period, file a petition in St. Louis City circuit court asking for a determination of the fair value of your shares. You will be entitled to judgment against New RightCHOICE for the amount of the fair value of your shares as of the day prior to the date of the special meeting, including interest on that amount to the date of the judgment. New RightCHOICE will pay the judgment to you simultaneously with the surrender of the certificate(s) representing your shares of class A common stock to New RightCHOICE. Upon New RightCHOICE's payment of the judgment, you will cease to have any interest in your shares of class A common stock or in New RightCHOICE. Unless you file the required petition within the sixty-day time period, you will be conclusively presumed to have approved and ratified the merger of RightCHOICE with New RightCHOICE, and the shares of class A common stock that you own will be treated as though such shares had been exchanged in the merger.

   We discuss the tax consequences to you if you exercise your dissenter's rights under "Material Federal Income Tax Consequences--RightCHOICE/New RightCHOICE Merger Transaction" beginning on page 57 of this document.

Accounting Treatment

   New RightCHOICE will account for the reorganization in a manner similar to a pooling of interests transaction except for (1) the class A shareholders' exchange of their minority ownership of class A common stock for New RightCHOICE common stock and (2) the exchange of options to purchase shares of class A common stock for options to purchase shares of New RightCHOICE common stock. New RightCHOICE will account for these exchanges of shares and options as a purchase.

   Except for the exchange of shares and options, New RightCHOICE will account for the transaction in a manner similar to a pooling of interests because all of the companies are under common control. Under the pooling-of-interests method of accounting, the companies are treated as if they had always been one company, with the exception described above for the minority class A shareholders and option holders. In contrast, under the purchase method of accounting for the minority class A shareholders' ownership of class A common stock, New RightCHOICE will record as additional goodwill and intangible assets and corresponding additional paid-in capital the difference between the fair market value of the class A common stock as of January 6, 2000, the date the parties executed the settlement agreement, and the book value of the class A common stock on that date. We determined fair market value to be the closing price of the class A common stock on the New York Stock Exchange on January 6, 2000. For the options to purchase shares of class A common stock, New RightCHOICE will record the amount calculated using the Black-Scholes option pricing model. We show this accounting within the accompanying pro forma unaudited combined condensed balance sheet on page 92 and pro forma adjustment footnote number 7 on page 98.

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

                       TERMS OF REORGANIZATION AGREEMENT

   The following is a summary of the reorganization agreement which is Appendix A to this document and is incorporated by reference into this document. The reorganization agreement is a complex document that is not easily summarized. We urge you to read the reorganization agreement in its entirety.

Purpose

   The purpose of the reorganization agreement is to set forth the terms and method of effecting the reorganization. The principal reason RightCHOICE is proposing to reorganize under the reorganization agreement is to resolve the litigation with the Missouri Attorney General and the Missouri Department of Insurance. The loss of this litigation would have material adverse consequences for RightCHOICE.

   In addition to setting forth the structure of the reorganization and what you will receive upon completion of the reorganization, the reorganization agreement also sets forth:

  . Agreements that the parties have reached concerning what actions each of them must take before they can complete the reorganization,

  . What events must occur before the parties can complete the reorganization, and

  . Under what circumstances a party may terminate the reorganization agreement.

Agreements Before Reorganization is Completed

   The parties to the reorganization agreement have each agreed that they will take specified action to complete the reorganization, and that they will use their best efforts to perform all of their obligations under the reorganization agreement.

   Specifically, the parties to the reorganization agreement have agreed to do the following:

 RightCHOICE

   Hold Special Meeting. RightCHOICE has agreed to hold the special meeting and to present the merger of RightCHOICE with New RightCHOICE and the reorganization agreement at the special meeting for approval of the RightCHOICE shareholders. RightCHOICE must hold the special meeting so that you can vote on the merger of RightCHOICE with New RightCHOICE.

   Complete the Reorganization. RightCHOICE has agreed to use its best efforts to effect the reorganization and not to take any action that would prevent the parties from completing the reorganization.

   Obtain Consents. RightCHOICE has agreed to use its best efforts to obtain all necessary consents and approvals concerning all interests of RightCHOICE and its subsidiaries in the Blue Cross and Blue Shield names and service marks and any other material contract which requires the consent of another person for its transfer or assumption pursuant to the reorganization. RightCHOICE must obtain these consents and approvals so that New RightCHOICE will not be in default under these licenses and material contracts as a result of the reorganization.

   Due Diligence. RightCHOICE and Blue Cross and Blue Shield of Missouri have made representations and warranties to The Missouri Foundation For Health concerning their respective capital structures, regulatory rights, and financial condition. The Foundation may desire to confirm the representations and warranties made by RightCHOICE and Blue Cross and Blue Shield of Missouri. RightCHOICE has agreed that the Foundation may conduct a reasonable due diligence

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investigation of Blue Cross and Blue Shield of Missouri and RightCHOICE until fifteen days prior to the closing date of the reorganization in order to verify the accuracy of the representations and warranties made by Blue Cross and Blue Shield of Missouri and RightCHOICE in the reorganization agreement.

 Blue Cross and Blue Shield of Missouri

   Vote in Favor. Blue Cross and Blue Shield of Missouri has agreed to vote all of the shares of class B common stock in favor of the merger of RightCHOICE with New RightCHOICE at the special meeting. This vote is required for the parties to complete the reorganization.

   Complete the Reorganization. Blue Cross and Blue Shield of Missouri has agreed to use its best efforts to effect the reorganization and not to take any actions that would prevent the parties from completing the reorganization.

   Obtain Consents. Blue Cross and Blue Shield of Missouri has agreed to use its best efforts to obtain all necessary consents and approvals concerning all interests of Blue Cross and Blue Shield of Missouri and its subsidiaries in the Blue Cross and Blue Shield names and service marks and any other material contract which requires the consent of another person for its transfer or assumption as part of the reorganization.

 New RightCHOICE

   Refrain From Specified Acts. New RightCHOICE has agreed not to take any action unless the reorganization agreement expressly permits the action.

   Complete the Reorganization. New RightCHOICE has agreed to use its best efforts to effect the reorganization and not to take any actions that would prevent the parties from completing the reorganization.

   Make Filings. New RightCHOICE has agreed to file all documents required by federal and state securities laws as a result of the reorganization. Because New RightCHOICE is offering securities in the reorganization, the parties have or will make various filings, including this document, with the Securities and Exchange Commission.

   List New RightCHOICE Stock on NYSE. New RightCHOICE has agreed to cause the New RightCHOICE common stock to be listed for trading on the New York Stock Exchange, which it has done.

   Execute Other Agreements. New RightCHOICE has agreed to execute the voting trust and divestiture agreement, the registration rights agreement and the indemnification agreement. We discuss each of these agreements in the pages that follow.

 The Missouri Foundation For Health

   Hold Blue Cross and Blue Shield of Missouri Stock. The Missouri Foundation For Health has agreed not to sell or otherwise affect its ownership in the stock of Blue Cross and Blue Shield of Missouri that it will receive upon the conversion of Blue Cross and Blue Shield of Missouri into a for-profit corporation. The Foundation must hold the stock to ensure that Blue Cross and Blue Shield of Missouri may merge into New RightCHOICE in the reincorporation merger transaction.

   Hold New RightCHOICE Stock. The Missouri Foundation For Health has agreed not to sell or otherwise affect its ownership in any of the New RightCHOICE common stock that it will own prior to completion of the reorganization. The Foundation must hold the New RightCHOICE common stock to ensure that RightCHOICE may merge with New RightCHOICE.

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   Complete the Reorganization. The Missouri Foundation For Health has agreed to use its best efforts to effect the reorganization and not to take any actions that would prevent the parties from completing the reorganization.

   Vote in Favor of Reincorporation Merger. The Missouri Foundation For Health has agreed to vote in favor of the merger of Blue Cross and Blue Shield of Missouri into New RightCHOICE in its capacity as the sole shareholder of Blue Cross and Blue Shield of Missouri and New RightCHOICE immediately prior to this merger. Missouri law and Delaware law require this vote for the merger of Blue Cross and Blue Shield of Missouri into New RightCHOICE to be effective.

   Vote in Favor of the RightCHOICE Merger. The Missouri Foundation For Health has agreed to vote in favor of the merger of RightCHOICE into New RightCHOICE in its capacity as the sole shareholder of New RightCHOICE immediately prior to this merger. Missouri law and Delaware law require this vote, together with the approval of RightCHOICE shareholders, for the merger of RightCHOICE with New RightCHOICE to be effective.

   Obtain Tax Opinions. The Missouri Foundation For Health has agreed to use its best efforts to obtain a tax opinion identical to the tax opinion delivered to RightCHOICE in the event that PricewaterhouseCoopers LLP's tax opinion is not delivered to the Foundation. We expect that the Foundation will receive the same tax opinion that RightCHOICE and Blue Cross and Blue Shield of Missouri receive from PricewaterhouseCoopers LLP.

   Execute Other Agreements. The Missouri Foundation For Health has agreed to execute the voting trust and divestiture agreement, the registration rights agreement and the indemnification agreement. We discuss each of these agreements in the pages that follow.

Agreements After Reorganization is Completed

   The parties to the reorganization agreement have also agreed on the following items that will be on-going obligations after they complete the reorganization.

 Foundation Status Quo

   In order to ensure that The Missouri Foundation For Health will not change its governance structure while it is a substantial shareholder of New RightCHOICE, the Foundation has agreed that no governmental authority will increase its control over the Foundation. Specifically, the Foundation has agreed not to take any action to change any provision of its articles of incorporation, bylaws or other charter documents that would increase the influence or control that any governmental authority has over the governance of the Foundation for so long as the voting trust and divestiture agreement is in effect.

 Possible Public Offering of New RightCHOICE Stock

   If requested by New RightCHOICE, the Missouri Foundation For Health will take all actions necessary to complete a public offering of its shares of New RightCHOICE common stock on a date within six months following the completion of the reorganization. If and when New RightCHOICE asks the Foundation to make this sale, the Foundation and New RightCHOICE will have to agree on the terms of the sale, including the amount of stock the Foundation will sell.

 Payment for Charter Conversion Transaction

   Missouri law provides that when a non-profit public benefit corporation converts to a for-profit corporation, it must pay the fair value of its assets to another non-profit public benefit corporation. In partial satisfaction of any obligation of Blue Cross and Blue Shield of Missouri under Missouri law

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resulting from the conversion of Blue Cross and Blue Shield of Missouri to a for-profit corporation, New RightCHOICE will pay The Missouri Foundation For Health $175,000 following completion of the reorganization.

 Stock Options

   RightCHOICE has issued stock options to its directors, officers and various key employees to purchase shares of class A common stock. Each outstanding option to purchase shares of class A common stock whether or not exercisable or vested will be converted into an option to acquire shares of New RightCHOICE common stock under the same terms and conditions as the option to purchase shares of class A common stock, and New RightCHOICE will assume all obligations of RightCHOICE under its stock option plans.

   In addition, Blue Cross and Blue Shield of Missouri had previously issued to its directors options to purchase shares of class A common stock. Blue Cross and Blue Shield of Missouri subsequently exchanged each option for cash based on the value of class A common stock the day before the parties executed the settlement agreement, and, therefore, New RightCHOICE will not assume any of these options.

 Indemnification

   Currently, both RightCHOICE and Blue Cross and Blue Shield of Missouri provide indemnification to their directors, officers and employees in their articles of incorporation, bylaws or indemnification agreements. Upon completion of the reorganization, New RightCHOICE will become the successor to RightCHOICE and Blue Cross and Blue Shield of Missouri.

   Accordingly, New RightCHOICE will indemnify, defend and hold harmless the present and former officers, directors, employees and agents of RightCHOICE and Blue Cross and Blue Shield of Missouri and their respective subsidiaries against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the effective time of the reorganization (including, without limitation, the transactions contemplated by the reorganization agreement and the other agreements referred to in this document) for the applicable statute of limitations period and to the full extent provided under the respective articles of incorporation, bylaws and indemnification agreements of RightCHOICE and Blue Cross and Blue Shield of Missouri. The obligations of RightCHOICE to indemnify any present or former officer, director, employee or agent of Blue Cross and Blue Shield of Missouri is passed through to The Missouri Foundation For Health for various claims pursuant to the indemnification agreement as described in this document.

 Directors and Officers Liability Insurance

   Currently, both RightCHOICE and Blue Cross and Blue Shield of Missouri carry directors' and officers' liability insurance policies which provide coverage for the directors and officers of RightCHOICE and Blue Cross and Blue Shield of Missouri, respectively, in the event they are subject to claims or litigation brought against them in their capacity as directors and officers. Most large or publicly traded companies in the United States have directors' and officers' liability insurance policies for their officers and directors.

   New RightCHOICE will maintain in effect for a period of six years after the effective time of the reorganization the current policies of directors' and officers' liability insurance maintained by Blue Cross and Blue Shield of Missouri and RightCHOICE, or New RightCHOICE will substitute policies of comparable coverage from companies reasonably acceptable to The Missouri Foundation For Health with respect to acts or omissions occurring before the effective time of the reorganization. The Foundation has agreed to reimburse New RightCHOICE for the cost of maintaining the Blue Cross and Blue Shield policies for the six-year period.

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 Fees and Expenses

   Each of the parties have had advisors assisting them in connection with the negotiation and execution of the documents related to the settlement and the reorganization. Each of the parties will pay their own expenses, including the fees and expenses of their own advisors, incurred in connection with the reorganization, except that RightCHOICE has paid the filing, printing and mailing expenses incurred with respect to this document.

Conditions to Reorganization

   The reorganization agreement includes a list of conditions which the parties must satisfy before a party is obligated to complete the reorganization. Set forth below is (1) a list of conditions that must be resolved to the satisfaction of all parties, or waived by each party, if waivable, before the parties can complete the reorganization, and (2) a list of conditions that must be resolved to the satisfaction of a particular party or waived by that party.

   The parties may waive each of the conditions listed below, except for the absence of a restraining order, injunction or prohibition preventing completion of the reorganization, receipt of required regulatory approvals, receipt of shareholder approvals, and the effectiveness of the registration statement concerning this document. Although we are permitted to do so, we do not intend to waive any of the conditions described below. We will not waive the receipt of a tax opinion from PricewaterhouseCoopers LLP without first recirculating revised proxy materials and resoliciting the vote of our shareholders.

 All Parties

   No party to the reorganization agreement is required to complete the reorganization unless the following conditions are either satisfied or waived, if waivable, by the party:

  . The lawsuit filed as a class action by private parties challenging the 1994 reorganization of Blue Cross and Blue Shield of Missouri, the related formation of RightCHOICE and other activities on the grounds that these actions were wrongful to the subscribers of Blue Cross and Blue Shield of Missouri is resolved to the satisfaction of each party, so that the parties will know whether New RightCHOICE would succeed to any liability asserted against it in that lawsuit as the successor to Blue Cross and Blue Shield of Missouri and RightCHOICE. This lawsuit was dismissed and is over so this condition has been satisfied,

  . No court or other body issues an effective or pending temporary restraining order, preliminary or permanent injunction or other prohibition preventing the parties from completing the reorganization, so that the parties may lawfully complete the reorganization,

  . The parties receive all necessary regulatory approvals, so that the parties may lawfully complete the reorganization,

  . The parties receive all necessary shareholder approvals, so that the parties may lawfully complete the reorganization,

  . The registration statement of which this document forms a part continues to be effective so that the parties may lawfully complete the reorganization,

  . The Missouri Foundation For Health receives a determination letter from the Internal Revenue Service that it is a tax exempt entity under Section 501(c)(4) of the Internal Revenue Code. The Internal Revenue Service has determined that the Foundation is a tax exempt entity under
    Section 501(c)(4) of the Internal Revenue Code so this condition has been satisfied,

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  . The New York Stock Exchange approves for listing the shares of New
    RightCHOICE common stock issuable in the reorganization, so that shares of New RightCHOICE common stock may be traded on the New York Stock Exchange immediately after the reorganization is completed. The New York Stock Exchange has approved the listing of the shares of New RightCHOICE common stock so this condition has been satisfied,

  . The representations and warranties made by each of the other parties in the reorganization agreement continue to be true and correct, so that the parties may have assurances that the condition and status of the parties has not changed materially between the date of the reorganization agreement and the closing of the reorganization,

  . The other parties perform their respective obligations and agreements contained in the reorganization agreement,

  . Each party receives all documents it should receive in satisfactory form and substance, and

  . Each party to the reorganization agreement receives a legal opinion from counsel to the other parties to the reorganization agreement to the effect that the party properly authorized, executed and delivered the reorganization agreement, so that the parties have assurance that they may lawfully complete the reorganization.

 RightCHOICE

   In addition to the conditions listed above that must be satisfied, RightCHOICE does not have to complete the reorganization unless:

  . It receives all necessary consents and approvals required under law or by contract as a result of the reorganization, except where the failure to obtain the consents and approvals would not have a material adverse effect on RightCHOICE, New RightCHOICE or The Missouri Foundation For Health, so that New RightCHOICE can conduct its business after the reorganization in substantially the same manner as RightCHOICE and Blue Cross and Blue Shield of Missouri conducted their businesses before the reorganization,

  . It receives a copy of the private letter ruling from the Internal Revenue
    Service to Blue Cross and Blue Shield of Missouri regarding the tax-free nature of the reorganization and that ruling remains in effect and, if Blue Cross and Blue Shield of Missouri does not receive the private letter ruling in whole or in part, then RightCHOICE receives an opinion from PricewaterhouseCoopers LLP with respect to all matters not included in the private letter ruling. Blue Cross and Blue Shield of Missouri has requested a private letter ruling from the Internal Revenue Service with respect to two specific elements of the reorganization--the transfer and assumption transaction and the charter conversion transaction,

  . It and its affiliates execute new license agreements with the Blue Cross and Blue Shield Association providing for New RightCHOICE and its affiliates to use the Blue Cross and Blue Shield name and service marks after the parties complete the reorganization, so that New RightCHOICE may continue to enjoy the recognition, quality and other benefits of the Blue Cross and Blue Shield names and service marks,

  . Warburg Dillon Read does not withdraw or adversely modify its opinion, which is contained as Appendix H to this document, as of the date RightCHOICE mails this document to its shareholders, so that the RightCHOICE business opportunities committee and board of directors may have assurance that events occurring between the date Warburg Dillon Read delivered its opinion and the date RightCHOICE mailed this document will not have materially altered the conclusion reached in that opinion,

  . It receives all consents or approvals required under any credit facility or other financing agreement as a result of the reorganization, so that New RightCHOICE is not in default under any of these agreements as a result of the completion of the reorganization. RightCHOICE has received the requisite approval of the lenders under its credit agreement so this condition has been satisfied,

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  . It receives written notice from the Missouri Attorney General and the
    Missouri Department of Insurance that the following conditions to The Missouri Foundation For Health's obligations to close the reorganization have been satisfied or waived:

    -- the satisfactory final resolution of a lawsuit filed as a class action by private parties challenging the 1994 reorganization of Blue Cross and Blue Shield of Missouri, the related formation of RightCHOICE and other activities on the grounds that these actions were wrongful to the subscribers of Blue Cross and Blue Shield of Missouri. This lawsuit was dismissed and is over so this condition has been satisfied,

    -- the receipt of a legal opinion from counsel for The Missouri
       Foundation For Health to the effect that the shares of New RightCHOICE common stock New RightCHOICE will issue to the Foundation in the reorganization will be free and clear of all claims that have been asserted or may in the future be asserted arising out of or related to the reorganization and arising out of or related to either the status of Blue Cross and Blue Shield of Missouri as a mutual benefit or a public benefit corporation under Missouri law, or the ownership, beneficial ownership, or rights to the assets, surplus or equity of Blue Cross and Blue Shield of Missouri and any of its subsidiaries or affiliates.

 Blue Cross and Blue Shield of Missouri

   In addition to the closing conditions applicable to all parties, Blue Cross and Blue Shield of Missouri does not have to complete the reorganization unless:

  . It receives all necessary consents and approvals required under law or by contract as a result of the reorganization, except where the failure to obtain such consents and approvals would not have a material adverse effect on RightCHOICE, New RightCHOICE or The Missouri Foundation For Health, so that New RightCHOICE can conduct its business after the reorganization in substantially the same manner as RightCHOICE and Blue Cross and Blue Shield of Missouri conducted their business before the reorganization,

  . It receives the private letter ruling from the Internal Revenue Service regarding the tax-free nature of the reorganization and such ruling remains in effect and, if it does not receive the private letter ruling in whole or in part, then it receives an opinion from PricewaterhouseCoopers LLP with respect to all matters not included in the private letter ruling. Blue Cross and Blue Shield of Missouri has requested a private letter ruling from the Internal Revenue Service with respect to two specific elements of the reorganization--the transfer and assumption transaction and the charter conversion transaction,

  . All parties dispose of the pending litigation between Blue Cross and Blue
    Shield of Missouri and the State of Missouri concerning the 1994 reorganization of Blue Cross and Blue Shield of Missouri as required by the settlement agreement. This condition has been satisfied as described in this document,

  . Its board of directors receives the reaffirmation of a legal opinion from its special counsel, Greensfelder, Hemker & Gale, P.C., to the effect that

    -- the authorization and approval of the reorganization agreement by the board of directors of Blue Cross and Blue Shield of Missouri is consistent with its fiduciary duties,

    -- the reorganization complies with Missouri law, and

    -- the indemnification agreement is enforceable against The Missouri
       Foundation For Health in accordance with its terms,

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  . It receives written notice from the Missouri Attorney General and the
    Missouri Department of Insurance that the following conditions to The Missouri Foundation For Health's obligations to close the reorganization have been satisfied or waived:

    -- the satisfactory final resolution of a lawsuit filed as a class action by private parties challenging the 1994 reorganization of Blue Cross and Blue Shield of Missouri, the related formation of RightCHOICE and other activities on the grounds that these actions were wrongful to the subscribers of Blue Cross and Blue Shield of Missouri. This lawsuit was dismissed and is over so this condition has been satisfied,

    -- the receipt of a legal opinion from counsel for The Missouri
       Foundation For Health to the effect that the shares of New RightCHOICE common stock New RightCHOICE will issue to the Foundation in the reorganization will be free and clear of all claims that have been asserted or may in the future be asserted arising out of or related to the reorganization and arising out of or related to either the status of Blue Cross and Blue Shield of Missouri as a mutual benefit or public benefit corporation under Missouri law or the ownership, beneficial ownership or rights to the assets, surplus or equity of Blue Cross and Blue Shield of Missouri and any of its subsidiaries or affiliates.

 The Missouri Foundation For Health

   In addition to the closing conditions applicable to all parties, The Missouri Foundation For Health does not have to complete the reorganization unless:

  . It receives all other necessary consents and approvals required under law or by contract as a result of the reorganization, except where the failure to obtain such consents and approvals would not have a material adverse effect on New RightCHOICE or the Foundation,

  . It receives a copy of the private letter ruling from the Internal Revenue
    Service to Blue Cross and Blue Shield of Missouri regarding the tax-free nature of the reorganization and such ruling remains in effect and, if Blue Cross and Blue Shield of Missouri does not receive the private letter ruling in whole or in part, then the Foundation receives an opinion from PricewaterhouseCoopers LLP with respect to all matters not included in the private letter ruling. Blue Cross and Blue Shield of Missouri has requested a private letter ruling from the Internal Revenue Service with respect to two specific elements of the reorganization--the transfer and assumption transaction and the charter conversion transaction,

  . It receives an opinion from its counsel to the effect that the shares of New RightCHOICE common stock New RightCHOICE will issue to it in the reorganization will be free and clear of all claims that have been asserted or may in the future be asserted arising out of or related to the reorganization and arising out of or related to the status of Blue Cross and Blue Shield of Missouri as a mutual or a public benefit corporation under Missouri law or the ownership, beneficial ownership or rights to the assets, surplus or equity of Blue Cross and Blue Shield of Missouri or any of its subsidiaries or affiliates.

Termination

   Although the parties have executed the reorganization agreement, they may terminate the reorganization agreement before they complete the reorganization. Specifically, any party to the reorganization agreement may terminate the reorganization agreement at any time before the parties complete the reorganization, even if the RightCHOICE shareholders have previously approved the reorganization:

  . Upon the mutual written consent of all parties, including the RightCHOICE business opportunities committee,

  . By giving notice to all other parties if an authority permanently enjoins or restrains the reorganization, or

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  . By giving notice to all other parties if any of the conditions to the notifying party's obligations are not satisfied, or waived, where permissible, on or before December 31, 2000.

   In addition, RightCHOICE also may terminate the reorganization agreement by giving notice to all other parties if its legal counsel advises that it should terminate the reorganization agreement in order to satisfy the fiduciary duties of either its board of directors or its business opportunities committee.

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                         TERMS OF SETTLEMENT AGREEMENT

   We propose the reorganization pursuant to the settlement agreement which is Appendix B to this document. The settlement agreement is a complex document that is not easily summarized. The following is a summary of the settlement agreement. We urge you to read the settlement agreement in its entirety.

General

   The settlement agreement, dated January 6, 2000, amends and restates a settlement agreement dated September 20, 1998, as amended. The settlement agreement is among RightCHOICE, Blue Cross and Blue Shield of Missouri, the Missouri Attorney General and the Missouri Department of Insurance.

Primary Purpose

   The settlement agreement's primary purpose is to resolve the litigation between Blue Cross and Blue Shield of Missouri and the State of Missouri concerning Blue Cross and Blue Shield of Missouri's operation of RightCHOICE as a for-profit subsidiary since the 1994 reorganization of Blue Cross and Blue Shield of Missouri. The settlement agreement does not resolve the certified subscriber class action for declaratory relief concerning Blue Cross and Blue Shield of Missouri's status as a mutual benefit or public benefit corporation.

   Please refer to the discussion in the risk factor "If the court finds that Blue Cross and Blue Shield of Missouri is a mutual benefit corporation, a court could cancel the reorganization, or, if already completed, a court could undo the reorganization or compel New RightCHOICE to pay substantial damages to the Blue Cross and Blue Shield of Missouri and RightCHOICE subscribers" on page 27 for a description of the litigation that will remain outstanding against New RightCHOICE, as the successor to Blue Cross and Blue Shield of Missouri and RightCHOICE, even if we complete the reorganization.

Additional Purposes

   The settlement agreement also has the following additional purposes:

  . To provide that the State of Missouri will use Blue Cross and Blue Shield of Missouri's assets in a manner consistent with Missouri law and the history and past purposes of Blue Cross and Blue Shield of Missouri,

  . To protect the interests of Blue Cross and Blue Shield of Missouri's subscribers,

  . To provide for New RightCHOICE to continue as a licensee of the Blue
    Cross and Blue Shield Association following the reorganization,

  . To enable Blue Cross and Blue Shield of Missouri and RightCHOICE and each of their respective officers and directors to fulfill all of their fiduciary duties, and

  . To provide for the reorganization.

Termination of Litigation

   The settlement agreement provides for the parties to settle the litigation involving Blue Cross and Blue Shield of Missouri's operation of RightCHOICE as a for-profit subsidiary by:

  . Dismissing the litigation,

  . Completing the reorganization,

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  . Blue Cross and Blue Shield of Missouri paying $12.78 million to The
    Missouri Foundation For Health, and

  . Granting mutual releases to be effective upon completion of the reorganization.

 Dismissal of Litigation

   Pursuant to the settlement agreement, Blue Cross and Blue Shield of Missouri, the Missouri Attorney General and the Missouri Department of Insurance filed with the circuit court of Cole County a joint notice of dismissal of all pending claims in the litigation. In addition, on February 8, 2000, Blue Cross and Blue Shield of Missouri, the Missouri Attorney General and the Missouri Department of Insurance filed a joint motion in the Supreme Court of Missouri for dismissal of all appeals pending in the litigation. On February 9, 2000, the Supreme Court dismissed the appeal.

 Completion of Reorganization

   Once the parties dismissed the litigation, the State of Missouri incorporated The Missouri Foundation For Health, and the Foundation incorporated New RightCHOICE. On March 14, 2000, RightCHOICE, Blue Cross and Blue Shield of Missouri, the Foundation and New RightCHOICE signed the reorganization agreement. The parties will not complete the reorganization unless RightCHOICE shareholders approve it and the parties satisfy the conditions to the reorganization described in the preceding discussions of the reorganization agreement.

 $12.78 Million Payment

   On the closing date of the reorganization, but prior to and separate from the implementation of the reorganization agreement, Blue Cross and Blue Shield of Missouri will pay $12.78 million to The Missouri Foundation For Health in partial satisfaction of claims by various parties, including the Missouri Attorney General, the Missouri Department of Insurance and public advocacy groups, that Blue Cross and Blue Shield has a public purpose obligation. We expect the Foundation to use the payment to carry out its stated purposes.

 Mutual Releases

   The parties will grant the following releases if the parties complete the reorganization. These releases will have the effect of permanently ending the litigation pending between Blue Cross and Blue Shield of Missouri and the Missouri Attorney General and Missouri Department of Insurance over Blue Cross and Blue Shield of Missouri's operation of RightCHOICE as a for-profit subsidiary.

  The Missouri Attorney General and Missouri Department of Insurance Release

   Effective upon completion of the reorganization, the Missouri Attorney General and the Missouri Department of Insurance will release RightCHOICE, Blue Cross and Blue Shield of Missouri and each of their respective present and past affiliated corporations, successors and assigns, and directors, officers, agents, employees and independent contractors from:

  . Any and all claims, causes of action, liabilities and judgments that the parties asserted or might have asserted in the litigation between Blue Cross and Blue Shield of Missouri and the State of Missouri over Blue Cross and Blue Shield of Missouri's ownership and operation of RightCHOICE as a for-profit subsidiary since the 1994 reorganization of Blue Cross and Blue Shield of Missouri,

  . Any and all claims, causes of action, liabilities and judgments arising out of matters occurring through April 20, 1998, the date the parties entered into the proposed resolution terms for the settlement, that do not arise out of or are not related to the settled litigation,

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  . Any and all claims, causes of action, liabilities and judgments arising from or related to the execution and performance of the settlement agreement, the reorganization agreement or completion of the reorganization,

  . Any and all claims, causes of action, judgments, disputes, investigations, audits or complaints relating to issues raised in financial examinations of Blue Cross and Blue Shield of Missouri and RightCHOICE's subsidiaries completed September 30, 1997,

  . Any and all claims, causes of action, judgments, disputes, investigations, audits or complaints arising out of or relating to HealthLink HMO's certification of compliance with reporting of non-compliance with rating restrictions, and

  . Any and all claims, causes of action, judgments, disputes, investigations, audits or complaints arising out of or relating to possible violations of the Missouri Unfair Merchandising Practices Act for undue delays in payments to providers of certain health maintenance organization and preferred provider organization products.

   However, the Missouri Attorney General's and the Missouri Department of Insurance's respective releases do not include the following:

  . Claims by consumers lodged with the Missouri Department of Insurance and the Missouri Attorney General,

  . Claims of criminal liability of any kind,

  . Claims of liability from or on account of any conduct which is finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct,

  . Any claim for breach of the settlement agreement, the reorganization agreement or any other agreement executed in connection with the reorganization, and

  . Claims relating to the operations of Blue Cross and Blue Shield of Missouri after April 20, 1998 that do not arise out of or relate to the settled litigation.

  RightCHOICE and Blue Cross and Blue Shield of Missouri Release

   Upon completion of the reorganization, RightCHOICE and Blue Cross and Blue Shield of Missouri, and their respective affiliated corporations, successors and assigns, will release the State of Missouri, the Missouri Attorney General, the Missouri Department of Insurance, and their respective present and past officers, agents, employees, independent contractors, affiliates, successors and assigns from:

  . Any and all claims, causes of action, liabilities and judgments arising out of or relating to actions taken or statements made by the Missouri Attorney General or the Missouri Department of Insurance or their respective past and present agents, employees or independent contractors in connection with Blue Cross and Blue Shield of Missouri's operation of RightCHOICE as a for-profit subsidiary since the 1994 reorganization of Blue Cross and Blue Shield of Missouri,

  . Any and all claims, causes of action, liabilities and judgments that the parties asserted or might have asserted in the litigation, or

  . Any and all claims, causes of action, liabilities and judgments arising out of or relating to the settlement agreement, the reorganization agreement or completion of the reorganization.

   RightCHOICE's and Blue Cross and Blue Shield of Missouri's respective releases do not include:

  . Claims of liability from or on account of conduct which is finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct, and

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  . Any claim for breach of the settlement agreement, the reorganization agreement or any agreement executed in connection with the reorganization.

Termination of Settlement Agreement

   Any party to the settlement agreement may terminate the settlement agreement if the parties do not complete the reorganization on or before December 31, 2000 or if another party fails to use its best efforts to consummate the reorganization.

No Admission of Liability

   By executing the settlement agreement, none of the parties have admitted any fault or liability with respect to any matter subject to the settlement agreement or reorganization agreement.

Binding Effect

   The settlement agreement is binding upon all of the parties that signed it. If either the Missouri Attorney General or the Missouri Department of Insurance later assert that their respective undertakings under the settlement agreement are not fully valid and enforceable, then RightCHOICE, Blue Cross and Blue Shield of Missouri or their successors may declare the settlement agreement and the reorganization agreement to be void and of no effect.

Approval of Stock Purchases

   As discussed below, the registration rights agreement provides that New RightCHOICE may purchase shares of New RightCHOICE common stock from time to time from The Missouri Foundation For Health. Depending upon the exact terms of the transaction, the purchase may require the prior approval of the Missouri Department of Insurance. The settlement agreement provides that the Missouri Department of Insurance will not disapprove of New RightCHOICE's purchase of New RightCHOICE common stock from the Foundation under the registration rights agreement unless:

  . New RightCHOICE or one of its subsidiaries fails to meet regulatory capital and reserve requirements after completion of the purchase, or

  . New RightCHOICE fails to satisfy any other objective criteria required to be satisfied under Missouri law as a condition to obtaining the Missouri Department of Insurance's approval.

Representations

   In order to provide assurance to Blue Cross and Blue Shield of Missouri and RightCHOICE that no threat of additional litigation with the State of Missouri exists, the Missouri Attorney General and the Missouri Department of Insurance represented in the settlement agreement that they did not have any claims pending or threatened against RightCHOICE or Blue Cross and Blue Shield of Missouri on the date the parties announced the proposed resolution terms of the settlement in April 1998.

   Similarly, in order to provide the Missouri Attorney General and the Missouri Department of Insurance with information about the potential liability of The Missouri Foundation For Health under the indemnification agreement, RightCHOICE and Blue Cross and Blue Shield of Missouri represented in the settlement agreement that they did not have any claims pending or threatened against them as of September 20, 1998 that might be subject to indemnity pursuant to the indemnification agreement, except for (1) the certified subscriber class action for declaratory relief concerning Blue Cross and Blue Shield of Missouri's status as a public benefit or mutual benefit corporation, and (2) the lawsuit filed as a class action by private parties challenging the 1994 reorganization of Blue Cross and Blue Shield of Missouri, the related formation of RightCHOICE

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and other activities on the grounds that these actions were wrongful to the subscribers of Blue Cross and Blue Shield of Missouri. The lawsuit described in clause (2) above was dismissed and is over.

Related Settlements

   As part of the settlement agreement originally entered into by the parties on September 20, 1998, the parties agreed to separate settlements of:

  . A lawsuit that the Missouri Attorney General had filed against Blue Cross and Blue Shield of Missouri on February 9, 1998 relating to alleged violations of the Merchandising Practices Act,

  . The administrative market conduct proceedings instituted by the Missouri
    Department of Insurance on February 11, 1998 against Blue Cross and Blue Shield of Missouri, RightCHOICE, and their subsidiaries, and

  . An appeal by Healthy Alliance Life Insurance Company, a subsidiary of
    RightCHOICE, from the disallowance of a claim for refund of premium taxes.

   The parties conditioned these settlements on obtaining court approval of the principal settlement agreement.

   On January 6, 2000, as part of the signing of the amended and restated settlement agreement, the parties agreed to delete the court approval contingency and complete these three settlements. The parties have completed these three settlements.

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                TERMS OF VOTING TRUST AND DIVESTITURE AGREEMENT

   The following is a summary of the voting trust and divestiture agreement which is Appendix C to this document. The voting trust and divestiture agreement is a complex document that is not easily summarized. We urge you to read the voting trust and divestiture agreement in its entirety.

Purpose

   The Blue Cross and Blue Shield Association will grant to New RightCHOICE licenses to use the Blue Cross and Blue Shield names and service marks following completion of the reorganization only if The Missouri Foundation For Health deposits at least 95% of its shares of New RightCHOICE common stock in a voting trust and sells those shares within prescribed time periods. New RightCHOICE's compliance with the terms of the voting trust and divestiture agreement will satisfy these conditions. The Blue Cross and Blue Shield Association designed this condition to preserve New RightCHOICE's independence from The Missouri Foundation For Health.

Deposit of Shares

   The Missouri Foundation For Health will deposit into a voting trust at least 95%, or at least 14,214,375 shares, of the 14,962,500 shares of New RightCHOICE common stock that it will receive in the reorganization. The terms of the voting trust will significantly limit the Foundation's voting rights, and the trustee of the voting trust will vote those shares in the manner described below. In addition, the Foundation may dispose of those shares only in a manner that would not violate the ownership requirements contained in New RightCHOICE's certificate of incorporation and any other agreement to which the Foundation will be a party.

Withdrawal of Shares

   As described below, The Missouri Foundation For Health must sell its shares of New RightCHOICE common stock within prescribed periods of time. In order to sell these shares, the Foundation will need to withdraw shares from the voting trust from time to time. In order to ensure that the Foundation is selling shares in a permitted manner, the Foundation may withdraw shares from the voting trust only in order to sell such shares and then only if:

  . New RightCHOICE registers the shares in the name of the purchaser before the Foundation withdraws them from the voting trust, so that the Foundation may not keep ownership of those shares,

  . The Foundation does not sell the shares to an affiliate of the Foundation, so that the Foundation may not keep indirect ownership of those shares,

  . The Foundation does not sell the shares to a person or entity that already owns shares of New RightCHOICE common stock in excess of the ownership limits contained in New RightCHOICE's certificate of incorporation, so that the ownership limits are not violated,

  . The sale would not result in a person or entity owning shares of New
    RightCHOICE common stock in excess of the ownership limits contained in New RightCHOICE's certificate of incorporation, so that the ownership limits are not violated, and

  . The voting trust and divestiture agreement, the registration rights agreement and New RightCHOICE's certificate of incorporation and bylaws permit the sale.

Voting of Shares Held in Voting Trust

   In general, in order to maintain New RightCHOICE's independence from The Missouri Foundation For Health, the trustee of the voting trust will vote the shares of New RightCHOICE

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common stock owned by the Foundation and held in the voting trust as directed by the directors of New RightCHOICE, except that the Foundation will decide how to vote these shares on a merger or similar business combination proposal which would result in the then existing shareholders of New RightCHOICE owning less than 50.1% of the resulting company. Specifically, the trustee of the voting trust will vote all of the Foundation's shares of New RightCHOICE common stock held in the voting trust in the following manner:

  . If the matter is the election of directors of New RightCHOICE, the trustee will vote the shares in favor of each nominee whose nomination has been approved by (1) a majority of the members of the New RightCHOICE board of directors who were not nominated at the initiative of the Foundation or a person or entity owning shares of New RightCHOICE common stock in excess of the ownership limits contained in New RightCHOICE's certificate of incorporation, and (2) a majority of the entire New RightCHOICE board of directors,

  . Against the removal of any director of New RightCHOICE unless (1) a majority of the members of the New RightCHOICE board of directors who were not nominated at the initiative of the Foundation or a person or entity owning shares of New RightCHOICE common stock in excess of the ownership limits contained in New RightCHOICE's certificate of incorporation, and (2) a majority of the entire New RightCHOICE board of directors, initiates or consents to the removal action,

  . Against any change to New RightCHOICE's certificate of incorporation or bylaws unless (1) a majority of the members of the New RightCHOICE board of directors who were not nominated at the initiative of the Foundation or a person or entity owning shares of New RightCHOICE common stock in excess of the ownership limits contained in New RightCHOICE's certificate of incorporation, and (2) a majority of the entire New RightCHOICE board of directors, initiates or consents to the action,

  . As directed by the Foundation, on any proposed business combination transaction that if consummated would result in the then existing New RightCHOICE shareholders, including the Foundation, owning less than 50.1% of the outstanding voting securities of the resulting entity, and

  . On any other action, in accordance with the recommendation of the New
    RightCHOICE board of directors.

   In addition, unless (1) a majority of the members of the New RightCHOICE board of directors who were not nominated at the initiative of the Foundation or a person or entity owning shares of New RightCHOICE common stock in excess of the ownership limits contained in New RightCHOICE's certificate of incorporation, and (2) a majority of the entire New RightCHOICE board of directors, initiates or consents to such action, neither the Foundation nor the trustee of the voting trust may:

  . Nominate any candidate to fill any vacancy on the New RightCHOICE board of directors,

  . Call any special meeting of New RightCHOICE shareholders, or

  . Take any action that would be inconsistent with the voting requirements contained in the voting trust and divestiture agreement.

Standstill

   As the largest shareholder of New RightCHOICE following the reorganization, The Missouri Foundation For Health would ordinarily enjoy the benefits of control typically held by majority shareholders. However, in order to maintain New RightCHOICE's independence from the Foundation, as required by the Blue Cross and Blue Shield Association, the Foundation has agreed

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

not to take actions that a shareholder of a corporation ordinarily could take in its capacity as a shareholder. Specifically, the voting trust and divestiture agreement provides that the Foundation may not:

  . Individually, or as part of a group, acquire the right to vote or dispose of any shares of New RightCHOICE common stock or options to purchase shares of New RightCHOICE common stock other than those shares issued to it in the reorganization, unless it receives the shares in a stock split or other similar transaction,

  . Enter into any agreement with any person or entity to sell shares of New
    RightCHOICE common stock, except in accordance with the voting trust and divestiture agreement and the registration rights agreement,

  . Sell any of its shares of New RightCHOICE common stock to a person or entity if the person or entity already owns, or would own as a result of the sale transaction, New RightCHOICE common stock in excess of the ownership limit for the person or entity included in New RightCHOICE's certificate of incorporation,

  . Nominate any candidate to the New RightCHOICE board of directors, or

  . Appoint any individual to fill a vacancy on the New RightCHOICE board of directors.

Divestiture Requirements

 The Blue Cross and Blue Shield Association requires its for-profit licensees to have limitations on the ownership of their stock in order to maintain independence from the control of any single shareholder or group of shareholders. The Missouri Foundation For Health's ownership of approximately 80% of the outstanding shares of New RightCHOICE common stock following completion of the reorganization would ordinarily exceed the ownership limitations required by the Blue Cross and Blue Shield Association. The Blue Cross and Blue Shield Association has agreed to waive the ownership limitations for the Foundation provided the Foundation satisfies a number of conditions, including selling the shares of New RightCHOICE common stock that it owns in the manner and within the time periods described below.

Three Year Divestiture Deadline

 The Missouri Foundation For Health must sell its shares of New RightCHOICE common stock so that it owns less than 50% of the outstanding shares of New RightCHOICE common stock within three years following completion of the reorganization. This three-year period is extended day for day, up to a maximum of 365 days, for each day that the Foundation does not require New RightCHOICE to register the Foundation's shares of New RightCHOICE common stock under a demand registration because New RightCHOICE had recently effected a registration of New RightCHOICE common stock.

Five Year Divestiture Deadline

 In addition to meeting the three year divestiture deadline, The Missouri Foundation For Health must sell its shares of New RightCHOICE common stock so that it owns less than 20% of the outstanding shares of New RightCHOICE common stock within five years following completion of the reorganization. This five-year period is extended day for day, up to a maximum of 730 days, for each day that the Foundation does not require New RightCHOICE to register the Foundation's shares of New RightCHOICE common stock under a demand registration because New RightCHOICE had previously recently effected a registration of New RightCHOICE common stock.

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

Extension of Divestiture Deadlines

 Extension Sought by The Missouri Foundation For Health

   In the event that The Missouri Foundation For Health cannot meet the divestiture deadlines, it may be able to obtain an extension if it receives Blue Cross and Blue Shield Association approval. Specifically, New RightCHOICE must extend the divestiture deadlines if:

  . The Foundation makes a good faith and reasonable determination that compliance with the divestiture deadlines would have a material adverse effect on the Foundation,

  . The Foundation advises New RightCHOICE of its determination and the reasons for the determination and makes a reasonable request for an extension of the pending divestiture deadline, and

  . New RightCHOICE receives written confirmation from the Blue Cross and Blue Shield Association that the Foundation's request for an extension of the divestiture deadline would not cause a violation of the license agreement between New RightCHOICE and the Blue Cross and Blue Shield Association.

 Extension Sought by New RightCHOICE

   Similarly, New RightCHOICE can extend the divestiture deadline for The Missouri Foundation For Health without a prior request by the Foundation. But again, the Blue Cross and Blue Shield Association must approve the extension. Specifically, New RightCHOICE will extend the divestiture deadlines if:

  . New RightCHOICE makes a good faith determination that compliance with the divestiture deadlines would have a material adverse effect on New RightCHOICE or any of its shareholders, other than the Foundation, and

  . New RightCHOICE receives written confirmation from the Blue Cross and Blue Shield Association that the extension of the divestiture deadline requested by New RightCHOICE would not cause a violation of the license agreement between New RightCHOICE and the Blue Cross and Blue Shield Association.

Failure to Meet Divestiture Deadlines

   The Missouri Foundation For Health may not be able to meet the divestiture deadlines. If the Foundation fails to meet a divestiture deadline, New RightCHOICE will arrange for the sale of those shares of New RightCHOICE common stock that the agreement required the Foundation to sell in a commercially reasonable manner under the circumstances and pay the proceeds received in the sale to the Foundation, after deducting the expenses incurred by New RightCHOICE. The sale of these shares would likely require registration with the Securities and Exchange Commission. Registration is a time consuming and expensive process. Thus, the sale of these shares may take considerable time to complete. The Foundation will pay the expenses of the sale. Until sold, the trustee of the voting trust will vote these shares of New RightCHOICE common stock in the manner required under the voting trust and divestiture agreement as described in this document, except that the trustee will vote these shares in the exact proportion New RightCHOICE shareholders vote all shares of New RightCHOICE common stock not held in the voting trust on any change of control proposal approved by New RightCHOICE's board of directors and submitted to shareholders for approval.

Dividends

   In the future, New RightCHOICE may declare and pay dividends on the outstanding shares of New RightCHOICE common stock, although it has no current intention to do so. The Missouri Foundation For Health will be entitled to receive all cash dividends paid on the shares of New

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RightCHOICE common stock held in the voting trust, after the trustee deducts its fees and expenses. Any stock dividends paid on the shares of New RightCHOICE common stock held in the voting trust will be subject to the voting trust as if originally deposited in the voting trust.

Trustee Compensation and Qualifications

   New RightCHOICE and The Missouri Foundation For Health will each pay one-half of the trustee's annual fee which the parties will agree upon prior to the closing of the reorganization.

   At all times, the trustee must:

  . Be authorized to act as a trustee under Delaware law,

  . Have stockholders' equity of at least $500,000,000 either on a standalone basis or together with its subsidiaries,

  . Own not more than 1% of New RightCHOICE's outstanding stock, and

  . Not have any director or officer that serves as a director or officer of New RightCHOICE.

Termination of Voting Trust and Divestiture Agreement

   The voting trust and divestiture agreement will terminate once the trustee receives notice from New RightCHOICE and The Missouri Foundation For Health that the Foundation owns less than 5% of the outstanding shares of New RightCHOICE common stock. At that point, the restrictions and deadlines in the voting trust and divestiture agreement will no longer apply, and the Foundation will have satisfied the divestiture deadlines.

Litigation

   In order to further ensure that New RightCHOICE will remain independent from The Missouri Foundation For Health after the reorganization, the Foundation may not participate in litigation against New RightCHOICE that challenges the ownership limitations and other provisions required by the Blue Cross and Blue Shield Association for its for-profit licensees. Specifically, the Foundation has agreed not to join as a party in any litigation that alleges that:

  . A party may not enforce any provisions of the voting trust and divestiture agreement or New RightCHOICE's certificate of incorporation or bylaws in accordance with their terms,

  . The New RightCHOICE board of directors should not enforce the provisions of New RightCHOICE's certificate of incorporation or bylaws in any particular case or circumstances, or

  . The New RightCHOICE board of directors should approve or abandon any proposal concerning an extraordinary business combination involving New RightCHOICE.

   The Missouri Foundation For Health may, however, participate in any litigation that alleges that the New RightCHOICE board of directors should solicit proposals from third parties or initiate a bidding process for the acquisition of New RightCHOICE.

Acquisition Proposals

   The voting trust and divestiture agreement provides that The Missouri Foundation For Health may not solicit or encourage inquires or proposals with respect to, or provide any confidential information to or have any discussions, meetings or other communications with, a person relating to

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a merger, tender offer or other business combination, involving New
RightCHOICE. However, the Foundation may:

  . Have discussions with the counter-party to a business combination transaction after the New RightCHOICE board of directors submits the transaction to the New RightCHOICE shareholders for approval, and

  . Have discussions with any person or entity concerning the sale of New
    RightCHOICE common stock as permitted by the voting trust and divestiture agreement and the registration rights agreement.

   In addition, under the voting trust and divestiture agreement, for so long as The Missouri Foundation For Health owns at least 20% of the outstanding shares of New RightCHOICE common stock, New RightCHOICE must consult with the Foundation before soliciting, or upon receiving, a business combination proposal in which the then existing New RightCHOICE shareholders including the Foundation will own less than a majority of the outstanding shares of the resulting entity. These requirements apply to any proposal in which the Foundation may direct the trustee how to vote.

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                     TERMS OF REGISTRATION RIGHTS AGREEMENT

   The following is a summary of the registration rights agreement which is Appendix D to this document. The registration rights agreement is a complex document which is not easily summarized. We urge you to read the registration rights agreement in its entirety.

Purpose

   The registration rights agreement gives The Missouri Foundation For Health the right to require New RightCHOICE to register with the Securities and Exchange Commission the Foundation's shares of New RightCHOICE common stock for sale so that the Foundation may satisfy the divestiture deadlines contained in the voting trust and divestiture agreement without having to rely on private or other nonregistered sales. As discussed below, the registration rights agreement also gives New RightCHOICE the option to purchase shares of New RightCHOICE common stock from the Foundation.

Demand Registration Rights

   Under federal securities laws, every offer and sale of securities must be either registered with the Securities and Exchange Commission or exempt from registration. The registration rights agreement gives the Foundation the right to "demand" that New RightCHOICE effect a registration with the Securities and Exchange Commission of some or all of the shares of New RightCHOICE common stock owned by the Foundation. This right lasts for as long as the Foundation owns shares of New RightCHOICE common stock. However, New RightCHOICE's obligations to effect a demand registration are subject to the limitations described below.

 Purchase Option

   If The Missouri Foundation For Health requests a demand registration, New RightCHOICE has the option to purchase any or all of the shares of New RightCHOICE common stock that the Foundation requests registration of before it must take any action. New RightCHOICE does not have the option to purchase less than all of the shares if the market value of the shares New RightCHOICE elects not to purchase is less than $30 million. The purchase price per share for the shares New RightCHOICE elects to purchase will be the average closing sale price per share of New RightCHOICE common stock on the New York Stock Exchange during the ten consecutive trading days ending on the second trading day immediately preceding the date the Foundation requests the demand registration. If New RightCHOICE does not exercise this option, or if New RightCHOICE does not purchase all of the shares of New RightCHOICE common stock that the Foundation requested registration of, New RightCHOICE must file a registration statement for those shares of New RightCHOICE common stock and cause the registration statement to become effective, subject to the exceptions described below.

 No Obligation to Effect Demand Registration Under Certain Circumstances

   If The Missouri Foundation For Health requests a demand registration and New RightCHOICE does not elect to exercise its demand purchase option, New RightCHOICE will still not be required to file a registration statement for the shares the Foundation desires to sell if:

  . It previously registered shares of New RightCHOICE common stock at the request of the Foundation at any time during the immediately preceding 180-day period,

  . It previously registered shares of New RightCHOICE common stock at the request of the Foundation at any time during the calendar year in which the Foundation made a demand,

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  . It previously effected a registration of shares of New RightCHOICE common stock for sale by New RightCHOICE during the preceding 120 days, other than shares registered pursuant to acquisitions or dividend reinvestment or similar employee plans,

  . The amount of New RightCHOICE common stock the Foundation seeks to register has a market value of less than $30 million, unless the shares are all of the remaining shares of New RightCHOICE common stock the Foundation owns,

  . It determines in good faith that a demand registration would materially interfere with a previously announced business combination transaction in which New RightCHOICE intends to issue shares of New RightCHOICE common stock, or would result in the premature disclosure of any pending development involving New RightCHOICE, in which case the agreement does not require New RightCHOICE to file a demand registration for a 120-day period.

 Failed Demand Registrations

   A requested demand registration will not be deemed to count as a demand registration for purposes of determining whether and when New RightCHOICE must effect another demand registration under the circumstances set forth above if:

  . The Securities and Exchange Commission does not declare the demanded registration effective,

  . After becoming effective, any order or requirement of a regulatory authority or court for reasons not attributable to the Foundation interferes with the demanded registration and the demanded registration does not become effective later,

  . The parties do not satisfy or waive the closing conditions specified in the underwriting agreement, if any, due to a failure on the part of New RightCHOICE, or

  . The Foundation decides not to pursue the registration prior to the filing of a registration statement, provided that it reimburses New RightCHOICE for all of its out-of-pocket expenses incurred in connection with the demand registration.

   If a registration statement filed as the result of a demand registration does not become effective because:

  . The Foundation fails to perform its obligations under the registration rights agreement,

  . The Foundation fails to reach an agreement with the underwriters on price or other customary terms for the transaction, or

  . The Foundation determines to withdraw its demand,

the requested demand registration will count as a demand registration for purposes of determining whether and when New RightCHOICE must effect another demand registration at the Foundation's request, unless the Foundation reimburses New RightCHOICE for all of the expenses that it incurred in connection with the demand registration.

 Inclusion of New RightCHOICE Shares

   If The Missouri Foundation For Health requests a demand registration and as a result of its request New RightCHOICE must file a registration statement, New RightCHOICE may include any number of shares of New RightCHOICE common stock that it desires to sell under the registration statement, subject to possible reduction as described below.

 Reduction in Shares Registered in Demand Registration

   It is possible that an underwriter might conduct an offering of New RightCHOICE common stock owned by the Foundation made pursuant to a demand registration. If, in that situation, the lead

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

managing underwriter concludes that marketing or other factors require a reduction of the number of shares of New RightCHOICE common stock that the Foundation can sell in the offering within a price range acceptable to the Foundation, and if New RightCHOICE desires to register any shares of New RightCHOICE common stock to sell in the offering, then New RightCHOICE must reduce the number of shares it desires to sell in the offering until the total number of shares of New RightCHOICE common stock being sold equals the number of shares New RightCHOICE common stock that the parties may sell at a price range acceptable to the Foundation.

   In the event that (1) New RightCHOICE does not desire to register any shares of New RightCHOICE common stock to sell in the demand registration offering, or
(2) the reduction in the number of shares New RightCHOICE would register still does not result in a total number of shares that the parties may sell at a price range acceptable to the Foundation, then the Foundation must reduce the number of shares of New RightCHOICE common stock that it desires to sell in the offering.

   The sale will constitute a demand registration for purposes of New RightCHOICE's obligations to make additional demand registrations only if the Foundation receives at least $10 million in gross sale proceeds in the offering.

Piggy-Back Registration Rights

   In addition to granting The Missouri Foundation For Health the right to demand registration of its sales of shares, the registration rights agreement also permits the Foundation to "piggy-back" on any registrations made by New RightCHOICE. Specifically, the registration rights agreement provides that whenever New RightCHOICE proposes to file a registration statement for a public offering of shares of New RightCHOICE common stock, the Foundation has the right (1) to have any or all of the shares of New RightCHOICE common stock that it owns included among the securities New RightCHOICE will register, and (2) until it owns less than 50% of the issued and outstanding shares of New RightCHOICE common stock, to have any or all of its shares of New RightCHOICE common stock included among the securities New RightCHOICE will register so that the Foundation is entitled to receive up to 50% of the proceeds from the offering.

   If the lead managing underwriter for an offering for which The Missouri Foundation For Health requests piggy-back registration rights determines that marketing or other factors require a limitation on the number of shares of New RightCHOICE common stock the parties can sell in the offering, then New RightCHOICE will have priority over the Foundation unless the Foundation owns more than 50% of the issued and outstanding shares of New RightCHOICE common stock at the time of the offering and has elected to exercise its right, as described above, to sell shares sufficient to receive up to 50% of the proceeds.

Continuing Option to Purchase Foundation Shares

   In addition to the demand purchase option described above, beginning on the date that The Missouri Foundation For Health owns less than 50% of the outstanding shares of New RightCHOICE common stock, New RightCHOICE may purchase from the Foundation any or all of the shares of New RightCHOICE common stock owned by the Foundation at a price equal to (1) the average sale price of New RightCHOICE common stock on the New York Stock Exchange over a prescribed period of time, or (2) the sale price received in a private placement if the Foundation has not yet exercised its demand or piggy-back registration rights. If New RightCHOICE purchases shares of New RightCHOICE common stock from the Foundation pursuant to this option, it must hold the shares for forty-five days before reselling them in a public or private transaction.

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

Holdback

   It is possible that The Missouri Foundation For Health may desire to sell its shares of New RightCHOICE common stock at a time when New RightCHOICE is planning to sell additional shares for its own benefit. In such a case, the Foundation may not sell any shares of New RightCHOICE common stock that it owns for a ninety day period following its receipt of notice from New RightCHOICE that New RightCHOICE has filed a registration statement and:

  . The Foundation's sale of New RightCHOICE common stock would adversely affect New RightCHOICE's offering, or

  . The managing underwriter in the case of an underwritten offering advises
    New RightCHOICE that the Foundation's sale of New RightCHOICE common stock would adversely affect New RightCHOICE's offering.

   Similarly, it is possible that New RightCHOICE may desire to sell shares of New RightCHOICE common stock for its own benefit at a time when The Missouri Foundation For Health desires to make a demand registration. In such a case, New RightCHOICE may not file a registration statement for New RightCHOICE common stock or securities convertible into New RightCHOICE common stock during the thirty-day period commencing on the effective date of a registration statement filed on behalf of the Foundation under a demand registration.

   Once the parties complete the reorganization, The Missouri Foundation For Health may desire to quickly sell its shares of New RightCHOICE common stock. As a result, the registration rights agreement provides that New RightCHOICE will not file a registration statement with the Securities and Exchange Commission for a public offering of New RightCHOICE common stock for the 180-day period after completion of the reorganization without the Foundation's consent, and the Foundation agrees not to unreasonably withhold its consent. Under the reorganization agreement, New RightCHOICE may request the Foundation to make a public offering of its shares of New RightCHOICE common stock within six months after the parties complete the reorganization on terms and conditions mutually agreeable to the Foundation and New RightCHOICE.

Registration Expenses

   The registration process can be expensive because it involves lawyers, accountants, investment bankers, and other professionals. New RightCHOICE will pay all registration expenses in connection with a demand registration or a piggy-back registration by The Missouri Foundation For Health except for the Foundation's legal fees and any underwriting discounts or commissions or transfer taxes.

Rule 144

   The registration rights agreement provides that The Missouri Foundation For Health may not sell any shares of New RightCHOICE common stock that it owns pursuant to Rule 144 under the Securities Act until the Foundation has sold at least $50 million of New RightCHOICE common stock to purchasers that are not affiliates of the Foundation. Thereafter, the Foundation may sell shares of New RightCHOICE common stock that it owns pursuant to Rule 144 under the Securities Act if:

  . The intended sale would not be to a person or entity that already owns shares of New RightCHOICE common stock in excess of the ownership limit for that person or entity contained in New RightCHOICE's certificate of incorporation,

  . The intended sale would not cause a person or entity to own shares of New
    RightCHOICE common stock in excess of the ownership limits for that person or entity contained in New RightCHOICE's certificate of incorporation, and

  . The intended sale would not otherwise violate the registration rights agreement, the voting trust and divestiture agreement and New
    RightCHOICE's certificate of incorporation or bylaws.

   Under Rule 144, the amount of stock that a party can sell in any three month period is limited, and the party can sell the stock only in specified unsolicited broker transactions or transactions with a market maker. Because the Foundation will receive unregistered shares of New RightCHOICE common stock in the reorganization, it cannot sell any of those shares under Rule 144 until the first anniversary of the closing of the reorganization.

Private Sales

   If The Missouri Foundation For Health desires to sell any or all of its shares of New RightCHOICE common stock in a private sale transaction to qualified investors, New RightCHOICE has the right of first refusal to purchase the shares of New RightCHOICE common stock from the Foundation upon the same terms and conditions as the Foundation proposes to sell the shares in the private sale.

                       TERMS OF INDEMNIFICATION AGREEMENT

   The following is a summary of the indemnification agreement which is Appendix E to this document. The indemnification agreement is a complex document that is not easily summarized. We urge you to read the indemnification agreement in its entirety.

Income Tax Indemnity

   The Missouri Foundation For Health has agreed to indemnify New RightCHOICE if New RightCHOICE becomes subject to federal income tax as a result of the reorganization.

   Specifically, the indemnification agreement provides that The Missouri Foundation For Health must indemnify, defend and hold harmless (1) New RightCHOICE, (2) all subsidiaries and affiliates of New RightCHOICE and (3) all directors, officers, agents and employees of New RightCHOICE and any of its subsidiaries and affiliates from any tax liabilities and interest and penalties and professional fees incurred in connection with the defense of any liabilities they may incur if the Internal Revenue Service or any other taxing authority determines that any part of the reorganization constitutes a taxable transaction or results in the recognition of gain under applicable tax law.

Non-Income Tax Indemnity

   In addition to indemnification for tax matters, The Missouri Foundation For Health must indemnify New RightCHOICE and its affiliates and affiliates of Blue Cross and Blue Shield of Missouri against the non-tax matters described below.

 Indemnification of Affiliates of Blue Cross and Blue Shield of Missouri

   As part of the settlement, the parties agreed that The Missouri Foundation For Health would provide indemnification for claims arising out of (1) the reorganization, (2) the lawsuit filed as a class action by private parties challenging the 1994 reorganization of Blue Cross and Blue Shield of Missouri, the related formation of RightCHOICE and other activities on the grounds that these actions were wrongful to the subscribers of Blue Cross and Blue Shield of Missouri, and (3) the certified subscriber class action for declaratory relief concerning Blue Cross and Blue Shield's status as a public benefit or mutual benefit corporation. The lawsuit described in clause (2) above has been dismissed, and it is over. Specifically, the indemnification agreement provides that the Foundation must indemnify, defend and hold harmless each and every past and present director, officer, agent, employee and independent contractor of Blue Cross and Blue Shield of Missouri against:

  . Any claims arising out of or related to the reorganization to the same extent that Blue Cross and Blue Shield of Missouri was required to provide indemnity against such claims to such parties under its articles of incorporation and bylaws as in effect on April 20, 1998, the date the parties entered into the conceptual framework for the settlement, and

  . Any claims that have been or may be asserted:

    -- in the lawsuit filed as a class action by private parties challenging the 1994 reorganization of Blue Cross and Blue Shield of Missouri, the related formation of RightCHOICE and other activities on the grounds that these actions were wrongful to the subscribers of Blue Cross and Blue Shield of Missouri, or

    -- both arising out of or related to either (1) Blue Cross and Blue
       Shield of Missouri's transfer of its managed care business to RightCHOICE, or (2) the reorganization, and arising out of or related to either (a) Blue Cross and Blue Shield of Missouri's status as a mutual benefit or public benefit corporation, or (b) the ownership of Blue Cross and Blue Shield of Missouri's assets.

   However, the Foundation is not obligated to provide the indemnification if:

  . An appropriate court finally determines a potential indemnitee's conduct to have been knowingly fraudulent or deliberately dishonest or willful misconduct,

  . New RightCHOICE asserts the claim, or

  . A potential indemnitee is a law firm, accounting firm or other professional that served as an independent contractor to Blue Cross and Blue Shield of Missouri and the underlying claim arises out of an opinion or advice they gave in connection with the reorganization.

 Indemnification of New RightCHOICE

   In addition, The Missouri Foundation For Health must indemnify, defend and hold harmless New RightCHOICE and all of New RightCHOICE's subsidiaries and affiliates, and each and every past and present director, officer, agent, employee and independent contractor of New RightCHOICE or of any of its subsidiaries and affiliates from and against:

  . Any claims that have been or may be asserted:

    -- in the lawsuit filed as a class action by private parties challenging the 1994 reorganization of Blue Cross and Blue Shield of Missouri, the related formation of RightCHOICE and other activities on the grounds that these actions were wrongful to the subscribers of Blue Cross and Blue Shield of Missouri, or

    -- both arising out of or related to either (1) Blue Cross and Blue
       Shield of Missouri's transfer of its managed care business to RightCHOICE, or (2) the reorganization, and arising out of or related to either (a) Blue Cross and Blue Shield of Missouri's status as a mutual benefit or public benefit corporation, or (b) the ownership of Blue Cross and Blue Shield of Missouri's assets, and

  . Any claims or demands asserted by any previous director, officer, agent employee or independent contractor of Blue Cross and Blue Shield of Missouri, or any subsidiary of Blue Cross and Blue Shield of Missouri (except for RightCHOICE and subsidiaries of RightCHOICE) seeking indemnity from New RightCHOICE for any matter for which the Foundation is obligated to provide indemnification.

   However, the Foundation is not obligated to indemnify:

  . Any past or present director, officer, agent, employee or independent contractor of New RightCHOICE or of any of its subsidiaries and affiliates from any conduct that an appropriate court finally determines to have been knowingly fraudulent or deliberately dishonest or willful misconduct, or

  . Law firms, accounting firms and other professionals engaged by New
    RightCHOICE as independent contractors against any claims that have been or may be asserted:

    -- in the lawsuit filed as a class action by private parties challenging the 1994 reorganization of Blue Cross and Blue Shield of Missouri, the related formation of RightCHOICE and other activities on the grounds that these actions were wrongful to the subscribers of Blue Cross and Blue Shield of Missouri, or

    -- both arising out of or related to either (1) Blue Cross and Blue
       Shield of Missouri's transfer of its managed care business to RightCHOICE, or (2) the reorganization, and arising out of or related to either (a) Blue Cross and Blue Shield of Missouri's status as a mutual benefit or public benefit corporation, or (b) the ownership of Blue Cross and Blue Shield of Missouri's assets.

Directors' and Officers' Liability Insurance

   As described under the description of the reorganization agreement, New RightCHOICE must keep the directors' and officers' liability insurance maintained by Blue Cross and Blue Shield of Missouri and RightCHOICE, or comparable substitutes acceptable to the Foundation, in place for a period of six years. Under the indemnification agreement, The Missouri Foundation For Health must reimburse New RightCHOICE promptly upon request for the premiums paid by New RightCHOICE to maintain the required insurance related to Blue Cross and Blue Shield of Missouri in effect.

   In addition, The Missouri Foundation For Health has the right, but not the obligation, to pay the premiums necessary to maintain the required insurance policies in force and effect if New RightCHOICE fails to do so, in which event New RightCHOICE must promptly reimburse the Foundation upon its request for any penalties or interest attributable to the late premium payment. If New RightCHOICE fails to maintain the insurance policies as required, the Foundation will not be obligated to indemnify against losses that the insurance policies would have otherwise covered.

Net Worth

   In order to ensure that The Missouri Foundation For Health will have assets available to satisfy any of its indemnification obligations that may arise, the indemnification agreement requires that for six years following the filing by Blue Cross and Blue Shield of Missouri of its federal income tax return for the year in which the parties complete the reorganization, the Foundation must maintain a net worth of not less than the estimated potential tax liability based upon the difference between the tax basis of the class B common stock owned by Blue Cross and Blue Shield of Missouri on the date the reorganization closes and the market price of the class A common stock on that same date. We discuss this in greater detail in the risk factor "The indemnification obligation of the Foundation could fail to fully indemnify us against the risks of the reorganization" on page 23 of this document.

Termination of Indemnification Agreement

   The indemnification agreement lasts for as long as the applicable statutes of limitation related to matters for which the Foundation has agreed to provide indemnification last. Until the indemnification agreement terminates, the Foundation must maintain its status as a tax-exempt organization under Section 501(c)(4) of the Internal Revenue Code and may not take any action, or refrain from taking any action, that would cause it to qualify as a "private foundation" as defined under Section 509(a) of the Internal Revenue Code.

          PRO FORMA UNAUDITED COMBINED CONDENSED FINANCIAL STATEMENTS

   Following is (1) a pro forma unaudited combined condensed balance sheet for New RightCHOICE giving effect to the reorganization as of June 30, 2000, (2) a pro forma unaudited combined condensed income statement for New RightCHOICE for the six months ended June 30, 2000 giving effect to the reorganization as of January 1, 1999 and (3) a pro forma unaudited combined condensed income statement for New RightCHOICE for the year ended December 31, 1999 giving effect to the reorganization as of January 1, 1999. These pro forma unaudited combined condensed financial statements include historical amounts for RightCHOICE, the Blue Cross and Blue Shield of Missouri carve-out and New RightCHOICE as well as adjustments necessary to reflect the reorganization on a pro forma basis. The notes to the pro forma unaudited combined condensed financial statements discuss the transaction. We are presenting the carve-out financial statements for Blue Cross and Blue Shield of Missouri exclusive of its investment in the class B common stock. Also, we are not presenting any per share data for Blue Cross and Blue Shield of Missouri because it is a non-profit health services corporation with no stock outstanding.

   We have condensed or omitted certain data and notes normally included in financial statements prepared in accordance with generally accepted accounting principles. The pro forma unaudited combined condensed financial statements do not purport to present the financial condition and results of operations of New RightCHOICE had the parties completed the reorganization as of the dates indicated. In addition, the pro forma unaudited combined condensed financial statements are not necessarily indicative of future results of operations of New RightCHOICE. You should read the accompanying pro forma unaudited combined condensed financial statements and notes thereto in conjunction with the RightCHOICE financial statements beginning on page F-2 of this document, Blue Cross and Blue Shield of Missouri carve-out financial statements beginning on page F-45 of this document, and the New RightCHOICE financial statements beginning on page F-79 of this document.

                                NEW RIGHTCHOICE

              PRO FORMA UNAUDITED COMBINED CONDENSED BALANCE SHEET

                               June 30, 2000
                (In thousands, except share and per share data)

                                        BCBS
                                      Missouri      New                           Pro forma
                         RightCHOICE Historical RightCHOICE    Pro forma     Note Combined
                         Historical  Carve-Out  Historical  Adjustments(/1/) Ref  Condensed
                         ----------- ---------- ----------- ---------------- ---- ---------
Assets:
 Cash and cash
  equivalents...........  $ 43,147    $ 25,008     $   1        $(12,955)      2  $ 55,201
 Investments available
  for sale, at market
  value.................   215,002      27,218                      (490)     12   241,730
 Receivables from
  members...............    86,912      17,277                                     104,189
 Receivables from
  related parties.......    17,403      22,489                   (39,892)      9
 Property and
  equipment, net........    50,528      60,889                                     111,417
 Goodwill and
  intangible assets,
  net...................    67,320                                25,296       7    92,616
 Other assets...........    43,575      13,047                                      56,622
                          --------    --------     -----        --------          --------
   Total assets.........  $523,887    $165,928     $   1        $(28,041)         $661,775
                          ========    ========     =====        ========          ========

Liabilities:
 Medical claims
  payable...............  $116,246    $ 22,855                                    $139,101
 Unearned premiums......    66,422         532                                      66,954
 Accounts payable and
  accrued expenses......    60,604      13,641                                      74,245
 Long-term debt.........    30,063                                                  30,063
 Payables to related
  parties...............    22,390      17,502                  $(39,892)      8
 Income taxes payable...    13,428      13,201                                      26,629
 Other liabilities......    41,065       7,025                                      48,090
                          --------    --------     -----        --------          --------
   Total liabilities....   350,218      74,756                   (39,892)          385,082

                              NEW RIGHTCHOICE

           PRO FORMA UNAUDITED COMBINED CONDENSED BALANCE SHEET

                               June 30, 2000

              (In thousands, except share and per share data)

                                        BCBS
                                      Missouri      New                           Pro forma
                         RightCHOICE Historical RightCHOICE    Pro forma     Note Combined
                         Historical  Carve-Out  Historical  Adjustments(/1/) Ref  Condensed
                         ----------- ---------- ----------- ---------------- ---- ---------
Equity:
 Preferred stock(/2/)...
 Common stock(/3/)......       187                                                     187
 Additional paid-in
  capital...............   132,634                     1         103,308      11   235,943
 Retained earnings......    45,495                                  (175)      3    45,320
 Net assets
  representing reserve
  for protection of
  members...............                91,172                   (91,172)     11
 Treasury stock.........      (377)                                 (110)     10      (487)
 Accumulated other
  comprehensive loss....    (4,270)                                                 (4,270)
                          --------    --------     -----        --------          --------
   Total equity.........   173,669      91,172         1          11,851           276,693
                          --------    --------     -----        --------          --------
   Total liabilities and
    equity..............  $523,887    $165,928     $   1        $(28,041)         $661,775
                          ========    ========     =====        ========          ========

--------

(1) We describe the adjustments necessary to arrive at the pro forma unaudited combined condensed financial data in the Notes to Historical Consolidated and Pro Forma Unaudited Combined Condensed Financial Statements beginning on page 96.
(2) RightCHOICE Historical preferred stock: $0.01 par, 25,000,000 shares authorized, no shares issued and outstanding. Pro forma Combined Condensed preferred stock: $0.01 par, 25,000,000 shares authorized, no shares issued and outstanding.
(3) RightCHOICE Historical common stock: class A, $0.01 par, 125,000,000 shares authorized, 3,737,500 shares issued, 3,710,866 shares outstanding; class B, convertible, $0.01 par, 100,000,000 shares authorized, 14,962,500 shares issued and outstanding. Pro forma Combined Condensed common stock: $0.01 par, 225,000,000 shares authorized, 18,636,626 shares issued and outstanding.
                             See Accompanying Notes

                                NEW RIGHTCHOICE

            PRO FORMA UNAUDITED COMBINED CONDENSED INCOME STATEMENT

                  For the Six Months Ended June 30, 2000
                (In thousands, except share and per share data)

                                         BCBS
                                       Missouri      New                           Pro forma
                          RightCHOICE Historical RightCHOICE    Pro forma     Note  Combined
                          Historical  Carve-Out  Historical  Adjustments(/1/) Ref  Condensed
                          ----------- ---------- ----------- ---------------- ---- ----------
Revenues:
  Premium...............  $  404,210   $45,867      $--                            $  450,077
  Fees and other income.      48,376    13,810                   $(2,465)       5      59,721
                          ----------   -------                   -------           ----------
    Total revenues......     452,586    59,677                    (2,465)             509,798
                          ----------   -------                   -------           ----------
Operating expenses:
  Health care services..     328,411    41,233                                        369,644
  Commissions...........      17,828        18                                         17,846
  General and
   administrative.......      86,783    13,964                    (1,339)       6      99,408
                          ----------   -------                   -------           ----------
    Total operating
     expenses...........     433,022    55,215                    (1,339)             486,898
                          ----------   -------                   -------           ----------
Operating income (loss).      19,564     4,462                    (1,126)              22,900
                          ----------   -------                   -------           ----------
Other income:
  Interest and
   dividends............       6,904     1,502                      (389)       4       8,017
  Other income
   (expense), net.......          35      (137)                                          (102)
                          ----------   -------                   -------           ----------
    Total other, net....       6,939     1,365                      (389)               7,915
                          ----------   -------                   -------           ----------
Income (loss) before
 provision (benefit) for
 income taxes...........      26,503     5,827                    (1,515)      13      30,815
Provision (benefit) for
 income taxes...........      10,537     2,321                      (657)      13      12,201
                          ----------   -------                   -------           ----------
Net income (loss).......  $   15,966   $ 3,506      $--          $  (858)          $   18,614
                          ==========   =======      ====         =======           ==========
Weighted average common
 shares outstanding.....  18,673,300       --          1         (36,701)      14  18,636,600
                          ==========   =======      ====         =======           ==========
Basic earnings (loss)
 per share..............  $     0.86       --                    $ (0.05)          $     1.00
                          ==========   =======      ====         =======           ==========
Diluted earnings (loss)
 per share..............  $     0.84       --                    $ (0.05)          $     0.99
                          ==========   =======      ====         =======           ==========

--------

(1) We describe the adjustments necessary to arrive at the pro forma unaudited combined condensed financial data in the Notes to Historical Consolidated and Pro Forma Unaudited Combined Condensed Financial Statements beginning on page 96.

                             See Accompanying Notes

                                NEW RIGHTCHOICE

            PRO FORMA UNAUDITED COMBINED CONDENSED INCOME STATEMENT

                      For the Year Ended December 31, 1999
                (In thousands, except share and per share data)

                                          BCBS
                                        Missouri      New                           Pro forma
                          RightCHOICE  Historical RightCHOICE    Pro forma     Note  Combined
                          Historical   Carve-Out  Historical  Adjustments(/1/) Ref  Condensed
                          -----------  ---------- ----------- ---------------- ---- ----------
Revenues:
  Premium...............  $  732,151    $ 85,393     $--                            $  817,544
  Fees and other income.      84,761      25,354                  $(5,040)       5     105,075
                          ----------    --------                  -------           ----------
    Total revenues......     816,912     110,747                   (5,040)             922,619
                          ----------    --------                  -------           ----------
Operating expenses:
  Health care services..     601,532      73,070                                       674,602
  Commissions...........      32,462          43                                        32,505
  General and
   administrative.......     163,251      29,236                   (5,781)       6     186,706
                          ----------    --------                  -------           ----------
    Total operating
     expenses...........     797,245     102,349                   (5,781)             893,813
                          ----------    --------                  -------           ----------
Operating income........      19,667       8,398                      741               28,806
                          ----------    --------                  -------           ----------
Other income:
  Interest and
   dividends............      13,367       1,895                     (777)       4      14,485
  Other (expense)
   income, net..........      (4,641)         40                                        (4,601)
                          ----------    --------                  -------           ----------
    Total other, net....       8,726       1,935                     (777)               9,884
                          ----------    --------                  -------           ----------
Income (loss) before
 provision (benefit) for
 income taxes and
 accounting change......      28,393      10,333                      (36)      13      38,690
Provision (benefit) for
 income taxes...........      11,177       4,265                      (95)      13      15,347
                          ----------    --------                  -------           ----------
Income before accounting
 change.................      17,216       6,068                       59               23,343
Cumulative effect of
 accounting change......                   1,076                   (1,076)       6
                          ----------    --------                  -------           ----------
Net income..............  $   17,216    $  4,992     $--          $ 1,135           $   23,343
                          ==========    ========     ====         =======           ==========
Weighted average common
 shares outstanding.....  18,673,000         --         1         (36,701)      14  18,636,300
                          ==========    ========     ====         =======           ==========
Basic and diluted
 earnings per share.....  $     0.92         --                   $  0.06           $     1.25
                          ==========    ========     ====         =======      ===  ==========

--------

(1) We describe the adjustments necessary to arrive at the pro forma unaudited combined condensed financial data in the Notes to Historical Consolidated and Pro Forma Unaudited Combined Condensed Financial Statements beginning on page 96.

                             See Accompanying Notes

            Notes to Historical Consolidated and Pro Forma Unaudited
                    Combined Condensed Financial Statements

(1) General

   The pro forma unaudited combined condensed financial statements give effect to the merger of RightCHOICE, Blue Cross and Blue Shield of Missouri and New RightCHOICE. New RightCHOICE will account for this merger in a manner similar to a pooling of interests because all of the companies are under common control, except for the exchange of the class A common stock held by the minority class A shareholders and the exchange of outstanding options to purchase shares of class A common stock for options to purchase the same number of shares of New RightCHOICE common stock. New RightCHOICE will account for these exchanges as a purchase.

   The pro forma unaudited combined condensed balance sheet presents the combined financial position of RightCHOICE, Blue Cross and Blue Shield of Missouri and New RightCHOICE assuming the parties completed the proposed merger as of June 30, 2000. The pro forma information is based upon the historical balance sheet data of RightCHOICE, Blue Cross and Blue Shield of Missouri and New RightCHOICE as of that date as further explained below. The pro forma unaudited combined condensed statements of income give effect to the proposed merger of RightCHOICE, Blue Cross and Blue Shield of Missouri and New RightCHOICE by combining the results of operations of RightCHOICE and Blue Cross and Blue Shield of Missouri for the six months ended June 30, 2000 and the year ended December 31, 1999, respectively, in a manner similar to a pooling assuming the transaction occurred on January 1, 1999. New RightCHOICE is a newly formed entity which The Missouri Foundation For Health incorporated on March 14, 2000 and thus did not have operations in 1999. In addition, New RightCHOICE did not have operations in 2000 after its incorporation. New RightCHOICE is expected to recognize certain synergies related to reduced financial reporting requirements and the elimination of duplicate responsibilities such as board oversight and various management functions. We have not given effect in the pro forma unaudited combined condensed statement of income for operating and synergistic benefits that may result from the merger as any potential significant synergies are not factually supportable at this time.

   Blue Cross and Blue Shield of Missouri currently owns all of the class B common stock. For purposes of the pro forma combined condensed balance sheet, we have eliminated this investment because we show the balance sheet data for RightCHOICE separately. Similarly, we have eliminated the income resulting from the investment in RightCHOICE because we also present the statement of income for RightCHOICE. Thus, we refer to the Blue Cross and Blue Shield of Missouri financial data for both the combined condensed balance sheet and statements of income as "Historical Carve-Out" data because we have "carved out" the investment in RightCHOICE and income from that investment from the historical Blue Cross and Blue Shield of Missouri financial statements.

   Under the terms of the settlement agreement, Blue Cross and Blue Shield of Missouri will transfer its insurance contracts and certain assets and liabilities to Healthy Alliance Life Insurance Company, a wholly-owned subsidiary of RightCHOICE. The class B common stock will be cancelled, and The Missouri Foundation For Health will receive one share of New RightCHOICE common stock for each cancelled share of class B common stock. Finally, the real estate and remaining assets and liabilities of Blue Cross and Blue Shield of Missouri will be combined with RightCHOICE.

   Upon completion of the reorganization, New RightCHOICE's assets and liabilities will initially consist of the combined assets and liabilities of RightCHOICE and Blue Cross and Blue Shield of Missouri immediately prior to the reorganization, except for approximately $13.0 million paid to the Foundation (see Note 2), approximately $25.3 million of goodwill and intangible assets related to the minority class A shareholders and outstanding options (see Note
7), and the class B common stock

            Notes to Historical Consolidated and Pro Forma Unaudited
              Combined Condensed Financial Statements--(Continued)

owned by Blue Cross and Blue Shield of Missouri that will, in effect, be transferred to the Foundation.

   These pro forma unaudited combined condensed financial statements should be read in conjunction with the RightCHOICE historical financial statements and notes thereto beginning on page F-2 of this document, the Blue Cross and Blue Shield of Missouri carve-out financial statements beginning on page F-45 of this document and the New RightCHOICE financial statements beginning on page F-79 of this document.

(2) Cash and cash equivalents

   As part of the settlement agreement, both New RightCHOICE and Blue Cross and Blue Shield of Missouri are required to make cash payments to The Missouri Foundation For Health. Blue Cross and Blue Shield of Missouri must pay $12.78 million and New RightCHOICE must pay $175,000. Pro forma adjustments to cash and cash equivalents, resulting from the above consist of the following:

                                                                        (in
                                                                       000's)
                                                                      --------
      Blue Cross and Blue Shield of Missouri payment to The Missouri
       Foundation For Health......................................... $(12,780)

      New RightCHOICE payment to The Missouri Foundation For Health
       per the reorganization agreement..............................     (175)
                                                                      --------
                                                                      $(12,955)
                                                                      ========

(3) Retained Earnings

   Pro forma adjustment to retained earnings consists of the following:

                                                                     (in 000's)
                                                                     ----------
      New RightCHOICE payment to The Missouri Foundation For Health
       per the reorganization agreement (Note 2)...................    $(175)
                                                                       =====

(4) Interest Income

   Pro forma adjustments to interest income consist of the following:

                                             Six months ended    Year ended
                                              June 30, 2000   December 31, 1999
                                             ---------------- -----------------
                                                         (in 000's)
                                                         ----------
      Interest income reduction from $12.78
       million and $175,000 payments to The
       Missouri Foundation For Health,
       calculated at 6%
       (Note 2)............................       $(389)            $(777)
                                                  =====             =====

(5) Fees and Other Income

   RightCHOICE rents office space from Blue Cross and Blue Shield of Missouri for its corporate headquarters. This related party transaction is eliminated in the pro forma financial statements. Monthly rental income/expense was approximately $411,000 and $420,000 during the six months

            Notes to Historical Consolidated and Pro Forma Unaudited
              Combined Condensed Financial Statements--(Continued)

ended June 30, 2000 and the year ended December 31, 1999, respectively. Pro forma adjustments to fees and other income consist of the following:

                                             Six months ended    Year ended
                                              June 30, 2000   December 31, 1999
                                             ---------------- -----------------
                                                         (in 000's)
                                                         ----------
Elimination of intercompany rent between
 RightCHOICE and Blue Cross and Blue Shield
 of Missouri...............................      $(2,465)          $(5,040)
                                                 =======           =======

(6) General and Administrative Expense

   As a result of the reorganization, RightCHOICE will assume all insurance operations of Blue Cross and Blue Shield of Missouri. A significant amount of Blue Cross and Blue Shield of Missouri's premium revenue will be subject to state premium tax as a result of this assumption. The state premium tax rate is 2% and total premium subject to tax is $33.2 million and $72.8 million for the six months ended June 30, 2000 and the year ended December 31, 1999, respectively. Pro forma adjustments to general and administrative expense consist of the following:

                                              Six months ended    Year ended
                                               June 30, 2000   December 31, 1999
                                              ---------------- -----------------
                                                          (in 000's)
                                                          ----------
Elimination of intercompany rent between
 RightCHOICE and Blue Cross and Blue Shield
 of Missouri (Note 5).......................      $(2,465)          $(5,040)

Goodwill and intangible asset amortization
 related to minority shareholders and stock
 options (Note 7)...........................          782             1,564

State premium tax expense for underwritten
 business assumed by RightCHOICE which was
 not subject to state premium tax when
 written by Blue Cross and Blue Shield of
 Missouri...................................          664             1,456

Cost of litigation, consultation and support
 related to the settlement agreement, which
 are currently included in the historical
 audited financial statements of Blue Cross
 and Blue Shield of Missouri and have been
 eliminated as these are non-recurring
 charges resulting directly from the
 transaction (Note 2).......................         (320)           (3,761)
                                                  -------           -------
                                                  $(1,339)          $(5,781)
                                                  =======           =======
Cumulative effect of accounting change for
 start-up costs related to settlement
 agreement and reorganization costs that
 were capitalized in 1998 by Blue Cross and
 Blue Shield of Missouri and written off in
 the first quarter of 1999, net of tax......                        $(1,076)
                                                                    =======


(7) Goodwill and Intangible Assets, net

   Pro forma adjustments for goodwill and intangible assets result from application of the purchase method of accounting for the minority interest in RightCHOICE and outstanding stock options. The difference between the quoted closing market value of the class A common stock on the New York Stock Exchange on January 6, 2000, the date the parties signed the settlement agreement, and the book value of the shares as of December 31, 1999 is $4.94. The fair value of the outstanding stock

            Notes to Historical Consolidated and Pro Forma Unaudited
              Combined Condensed Financial Statements--(Continued)

options was calculated using the Black-Scholes option pricing model. The fair value of the stock and options was calculated utilizing 3.7 million shares outstanding (representing the minority shareholders' ownership of RightCHOICE) at $4.94 per share and options outstanding for 1.3 million shares at $5.43 per share. This total value of approximately $25.3 million was allocated to goodwill and intangible assets based on RightCHOICE's independent valuation of intangible assets and their estimated remaining useful lives. The total value of each identified intangible asset was multiplied by 25% in order to determine the value related to the minority interest represented by RightCHOICE's shareholders and option holders as they have a 25% combined ownership interest in RightCHOICE. As identified tangible assets and liabilities of RightCHOICE are carried at current net realized value, no allocation of purchase price to these tangible items was necessary. A summary of the allocation of this total value and the estimated remaining useful lives established for each intangible asset is as follows:

                                                  Assigned Value
                                                    (in 000's)   Life in years
                                                  -------------- -------------
   Blue Cross and Blue Shield names and service
    marks........................................    $ 6,512           40
   Subscriber relationships......................     12,522           14
   Assembled workforce...........................      2,755            8
   Provider relationships........................      2,004           23
   Goodwill......................................      1,503           20
                                                     -------
                                                     $25,296
                                                     =======

   The assigned value of the Blue Cross and Blue Shield names and service marks relates to RightCHOICE's exclusive right to use the Blue Cross and/or Blue Shield names and service marks for all of the managed care products and services that it offers in the 85 Missouri counties that comprise its service area. This service area includes St. Louis but does not include Kansas City. The value of the subscriber relationships relates to RightCHOICE's current employer and individual client base. The value of the assembled workforce relates to the estimated costs to hire and train RightCHOICE's approximately 2,000 employees. The value of the provider relationships relates to the costs necessary to identify and contract with qualified physicians and hospital organizations in RightCHOICE's service areas. The value of the goodwill was determined based on the calculated total value as described above less the value placed on the specific intangible assets that have been described above.


(8) Payables to Related Parties

   Pro forma adjustments to payables to related parties consist of the following:

                                                                       (in
                                                                      000's)
                                                                     --------
      Elimination of related party payables between RightCHOICE and
       Blue Cross and Blue Shield of Missouri....................... $(39,892)
                                                                     ========

(9) Receivables from Related Parties

   Pro forma adjustments to receivables to related parties consist of the following:

                                                                       (in
                                                                      000's)
                                                                     --------
      Elimination of related party receivables between RightCHOICE and Blue Cross and Blue Shield of Missouri................... $(39,892)
                                                                     ========

            Notes to Historical Consolidated and Pro Forma Unaudited
              Combined Condensed Financial Statements--(Continued)


(10) Treasury Stock

   RightCHOICE's treasury stock will be cancelled and the class A common stock owned by Blue Cross and Blue Shield of Missouri will be converted to treasury stock, pursuant to the reorganization agreement. Pro forma adjustments to treasury stock consist of the following:

                                                                     (in 000's)
                                                                     ----------
      Cancel RightCHOICE treasury stock.............................   $ 380

      Convert class A common stock owned by Blue Cross and Blue
       Shield of Missouri to treasury stock.........................    (490)
                                                                       -----
                                                                       $(110)
                                                                       =====

(11) Additional Paid In Capital

   The net assets representing reserve for protection of members of Blue Cross and Blue Shield of Missouri will be consolidated with the shareholders' equity of RightCHOICE. As part of the settlement agreement, Blue Cross and Blue Shield of Missouri is required to make a $12.78 million cash payment to the Missouri Foundation For Health. This payment will be made and recorded by Blue Cross and Blue Shield of Missouri and will occur immediately prior to and separate from the reorganization and will ultimately result in a reduction of the overall additional paid in capital to be transferred to RightCHOICE as part of the reorganization. Blue Cross and Blue Shield of Missouri has not recorded this payment as a liability as of June 30, 2000 as significant conditions and contingencies related to the settlement have not been resolved. Pro forma adjustments to additional paid in capital consist of the following:

                                                                        (in
                                                                       000's)
                                                                       ------
      Payment from Blue Cross and Blue Shield of Missouri to The
       Missouri Foundation For Health (Note 2)....................... $(12,780)

      Transfer existing net assets representing reserve for
       protection of members to additional paid-in capital...........   91,172

      Goodwill and intangible assets associated with the minority shareholders' ownership and outstanding stock options,
       utilizing 3.7 million shares outstanding at $4.94 per share and options for 1.3 million shares at $5.43 per share,
       respectively (Note 7).........................................   25,296

      Cancel RightCHOICE treasury stock (Note 10)....................     (380)
                                                                      --------
                                                                      $103,308
                                                                      ========
      Transfer existing net assets representing reserve for
       protection of members to additional paid in capital........... $(91,172)
                                                                      ========

(12) Investments available for sale, at market value

  The pro forma adjustments to investments available for sale consist of the following:

                                                                     (in 000's)
                                                                     ----------
      Conversion of class A common stock owned by Blue Cross and
       Blue Shield of Missouri to treasury stock (Note 10)..........   $(490)
                                                                       =====

            Notes to Historical Consolidated and Pro Forma Unaudited
              Combined Condensed Financial Statements--(Continued)


(13) Income Tax Provision

   We calculated the tax impact of the pro forma adjustments by eliminating the permanent differences and calculating the balance using a 40% tax rate. Pro forma adjustments to the income tax provision consist of the following (in 000's):

                                              40%               Permanent
 For the six months ended June    Pro Forma   Tax    Permanent  Difference  Tax
            30, 2000             Adjustments Effect  Difference Adjustment Impact
 -----------------------------   ----------- ------  ---------- ---------- ------
 Six months of goodwill and
  intangible asset amortization
  related to minority
  shareholders (Note 6)........    $  (782)  $ (313)  $   782      $313    $

 State premium tax expense for
  business which was not
  subject to state premium tax
  at Blue Cross and Blue Shield
  of Missouri (Note 6).........       (664)    (266)                        (266)

 Elimination of cost of
  litigation, consultation and
  support related to the
  settlement agreement (Note
  6)...........................        320      128      (908)     (363)    (235)
 Interest income reduction from
  payments of $12.78 million
  and $175 (Note 4)............       (389)    (156)                        (156)
                                   -------   ------   -------      ----    -----
 Pro forma adjustment totals...    $(1,515)  $ (607)  $  (126)     $(50)   $(657)
                                   =======   ======   =======      ====    =====


                                              40%               Permanent
  For the year ended December     Pro Forma   Tax    Permanent  Difference  Tax
            31, 1999             Adjustments Effect  Difference Adjustment Impact
  ---------------------------    ----------- ------  ---------- ---------- ------
 One year of goodwill and
  intangible asset amortization
  related to minority
  shareholders (Note 6)........    $(1,564)  $ (626)  $ 1,564      $626    $

 State premium tax expense for
  business which was not
  subject to state premium tax
  at Blue Cross and Blue Shield
  of Missouri (Note 6).........     (1,456)    (582)                        (582)
 Interest income reduction from
  payments of $12.78 million
  and $175 (Note 4)............       (777)    (311)                        (311)
                                   -------   ------   -------      ----    -----
 Pro forma adjustment totals...    $   (36)  $  (15)  $  (201)     $(80)   $ (95)
                                   =======   ======   =======      ====    =====

 Elimination of cost of
  litigation, consultation and
  support related to the
  settlement agreement (Note
  6)...........................      3,761    1,504    (1,765)     (706)     798


(14) Weighted Average Shares Outstanding

   The one outstanding share of New RightCHOICE common stock owned by The Missouri Foundation For Health prior to the reorganization will be converted into 14,962,500 shares of New RightCHOICE common stock as part of the merger of RightCHOICE into New RightCHOICE. Also, the 36,700 shares of class A common stock owned by Blue Cross and Blue Shield of Missouri will be converted into treasury stock pursuant to the reorganization agreement (Note 10).

                         INFORMATION ABOUT RIGHTCHOICE

Business

 General Description of Business

   RightCHOICE is the largest provider of managed health care benefits in Missouri in terms of number of members. As of December 31, 1999, RightCHOICE served approximately 2.3 million members, a large proportion of whom reside in metropolitan St. Louis, Missouri. RightCHOICE offers a comprehensive array of managed health care products and services that it segregates into two distinct segments: underwritten and self-funded. Note 14 "Segment information" of RightCHOICE's financial statements included on page F-36 of this document contains financial information relating to RightCHOICE's segments. RightCHOICE's underwritten segment includes preferred provider organization
(PPO), point of service (POS), health maintenance organization (HMO), Medicare supplement, specialty managed care, and managed indemnity benefit plans. RightCHOICE's self-funded segment includes third-party administrator services, administrative services only for self-insured organizations, network rental services for self-insured organizations, insurance companies and other organizations, and life insurance agency services. The types of benefits provided by the products and services include:

  . Hospital care,

  . Ambulatory and outpatient care,

  . Physician services,

  . Pharmacy,

  . Dental care,

  . Vision care,

  . Behavioral health care,

  . Health education, and

  . Access to life insurance products through non-affiliated life insurance carriers.

   RightCHOICE's subsidiaries receive premium revenue in exchange for the assumption of both medical and administrative risks for their PPO, POS, HMO, Medicare supplement, specialty managed care and managed indemnity underwritten benefit plans. With respect to the third-party administrator services, administrative services only, and network rental services, RightCHOICE generally assumes no responsibility for medical costs and receives compensation for providing administrative services. For the year ended December 31, 1999, approximately 62% of RightCHOICE's revenues were derived from sales by its subsidiaries to insured employer groups, typically those with fewer than 100 employees; approximately 28% of RightCHOICE's revenues were derived from underwritten sales by its subsidiaries to individuals; and approximately 10% of RightCHOICE's revenues were from fees paid by self-funded employer groups, typically those with more than 100 employees.

   RightCHOICE was organized to own and operate all of the managed health care business of Blue Cross and Blue Shield of Missouri. Blue Cross and Blue Shield of Missouri is the sole holder of the class B common stock. The holders of class A common stock have one vote per share, and Blue Cross and Blue Shield of Missouri, the only holder of class B common stock, has ten votes per share. Blue Cross and Blue Shield of Missouri and the holders of the class A common stock have control over approximately 97.6% and 2.4%, respectively, of the combined voting power of both classes of common stock.

   RightCHOICE is a licensee of the Blue Cross and Blue Shield Association, the national trade association of Blue Cross and Blue Shield licensees. Each licensee holds the exclusive right to use the Blue Cross and Blue Shield names and service marks in specific geographic areas. Each licensee is an independent legal organization and is not responsible for the obligations of other Blue Cross and Blue Shield Association licensees.

   Pursuant to affiliate licenses from the Blue Cross and Blue Shield Association, RightCHOICE has the exclusive right to do business under the name Alliance Blue Cross Blue Shield and to use the Blue Cross and Blue Shield names and service marks for all of the managed health care products and services it offers in its service area, which consists of eighty-five of the 115 counties in Missouri. This service area has a population of approximately 4.0 million and includes four of the five largest cities in Missouri, but does not include Kansas City. RightCHOICE cannot use the Blue Cross or Blue Shield names or service marks outside its licensed service area. RightCHOICE does business outside of its service area through its subsidiaries HealthLink, Healthy Alliance Life Insurance Company and RightCHOICE Insurance Company. If Blue Cross and Blue Shield of Missouri, as the primary licensee, were to lose its right to use the Blue Cross and Blue Shield names and service marks, RightCHOICE would also lose the use of these names and service marks. Note 13 "Contingencies--Status of Blue Cross and Blue Shield licenses" of RightCHOICE's financial statements included on page F-23 of this document contains information describing litigation uncertainties with respect to RightCHOICE's continued use of these names and service marks.

 Managed Care Products and Services

   RightCHOICE's established provider networks, substantial membership base and extensive administrative and processing capabilities enable RightCHOICE to offer health care products and services tailored to meet the full spectrum of customer needs and preferences for balancing cost and flexibility. The following chart depicts the spectrum of products offered under the Blue Cross and Blue Shield names and service marks.

-------------------------------------------------------------------------------
                       "Blue" Branded Product Portfolio
     --------------------------------------------------------------------------
     HMO products                  Open access                     PPO products
     --------------------------------------------------------------------------
       Coordinator of care model
          BlueCHOICE HMO
                      Coordinator of care POS
                         BlueCHOICE POS

                              Open access PPO/POS
                                AllianceCHOICE POS
                                BlueCard (R) PPO

                                                                 Standard PPO
                                                                 Alliance PPO
                                                               BlueCard (R) PPO
     --------------------------------------------------------------------------
                              "Blue Horizons" products
     --------------------------------------------------------------------------

     Medicare HMO                                           Medicare Supplement

     --------------------------------------------------------------------------
     Pharmacy/Dental/Vision/Behavioral Health/Health Education Products
     --------------------------------------------------------------------------

-------------------------------------------------------------------------------

  Definitions

   HMO-a health maintenance organization (HMO) is an organized method of providing access to health care through a broad range of comprehensive health services to a member population which is encouraged to seek their health care through the members' chosen "coordinator of care" physician. Preventive health care is stressed through the utilization of the coordinator of care.

   POS-a point of service (POS) option in either an HMO or PPO environment provides health benefits to members who elect to seek health care from a provider who is not necessarily a part of the health plan's provider network, generally at higher costs to the member.

   PPO-a preferred provider organization (PPO) is an organized method of providing access to health care through a broad range of comprehensive health services to a member population. Members may elect to seek health care services from any provider who is part of the health plan's broad network.

   Blue Horizons Medicare HMO-an HMO designed specifically to meet the needs of those individuals eligible to enroll in Medicare. These plans are regulated by the Health Care Financing Administration of the United States Department of Health and Human Services.

   Medicare Supplement-a health care plan which provides supplemental health care coverage to individuals eligible to enroll in Medicare for coverage of health care expenses in excess of the coverage limitations of Medicare.

   Coordinator of care-the physician in an HMO who usually offers basic health care services and is the initial point of contact for an HMO member to access the health care system.

 Underwritten Products

   Preferred Provider Organization product group

    Alliance PPO

   RightCHOICE's Alliance PPO is one of the largest PPOs in Missouri in terms of number of members and, as of December 31, 1999, offers services to approximately 173,400 members, including approximately 42,700 members on a self-funded basis. RightCHOICE believes that the Alliance PPO network also has the most extensive geographic coverage in Missouri, servicing eighty-five of the 115 counties in the state with 8,200 physicians and ninety-nine hospitals as of December 31, 1999. In the St. Louis metropolitan area, the Alliance PPO network includes approximately 97% of all hospital beds.

   RightCHOICE's Alliance PPO products incorporate many managed care characteristics, including per diem hospital rates, large case management, pre-admission certification, concurrent review of hospital admissions and retrospective claims review. Higher deductibles, coinsurance and out-of-pocket maximums and other financial incentives encourage members to use network provider services. Alliance benefit plans also include mental health and chemical dependency programs, optional well-child care, optional physician office copayments, pharmacy benefit options such as three-tier copayments and vision services. This broad range of Alliance benefit plans enables the subscriber or employer group to choose the mix of benefits that is suited to the member's or employer's needs.

   For several years, RightCHOICE offered to groups and individuals in southeast Missouri a PPO product called HealthNet Blue. RightCHOICE is currently in the process of transitioning the members enrolled in its HealthNet Blue PPO products to its standard Alliance PPO products. There were approximately 4,900 members enrolled in RightCHOICE's HealthNet Blue PPO products as of December 31, 1999.

   Through a provider network access agreement and a financial reinsurance agreement with Blue Cross and Blue Shield of Kansas City, RightCHOICE members residing in the service area of Blue Cross and Blue Shield of Kansas City are able to access its preferred provider network just as members of a Blue Cross and Blue Shield of Kansas City subsidiary residing in RightCHOICE's service area are able to access the Alliance preferred provider networks in that area. As a result of the agreements, members of either plan who are enrolled through state-wide employers or associations are able to use the provider network of the Blue Cross and Blue Shield plan where they live. Through the financial reinsurance agreement, RightCHOICE's subsidiary, Healthy Alliance Life

Insurance Company, and Blue Cross and Blue Shield of Kansas City share underwriting profits, losses and risks on the affected members.

    Illinois Preferred Provider Organization

   RightCHOICE offers group and individual PPO coverage through its subsidiary, RightCHOICE Insurance Company, in southern and central Illinois. RightCHOICE utilizes the provider network of its subsidiary, HealthLink, to offer these products to the approximately three million residents in this region. The RightCHOICE Insurance Company PPO products accounted for approximately 14,200 members as of December 31, 1999.

    AllianceCHOICE Point of Service

   AllianceCHOICE POS offers a selective hospital and physician network in the St. Louis metropolitan area. As of December 31, 1999, the AllianceCHOICE network serves approximately 131,800 members, including approximately 1,600 members on a self-funded basis. AllianceCHOICE POS includes both group and individual members and includes contractual arrangements with approximately 5,600 physicians and seventeen hospitals as of December 31, 1999.

    BlueCard(R) PPO program

   During 1998 and 1999, RightCHOICE and Blue Cross and Blue Shield of Missouri achieved high member service performance ratings that made RightCHOICE eligible for the Blue Cross and Blue Shield Association's BlueCard(R) PPO program. The BlueCard(R) PPO program allows RightCHOICE's Alliance Blue Cross Blue Shield PPO and POS members access to Blue Cross and Blue Shield plans' PPO providers throughout the nation. As of December 31, 1999, there were approximately 260,000 Alliance and AllianceCHOICE members enrolled in the program. Members who need to seek medical attention while living in or traveling to another part of the country do not pay more out of pocket for being out of the service area's provider network and accessing Blue Cross and Blue Shield plans' PPO providers. Blue Cross and Blue Shield plans' PPO provider networks are offered in forty-eight states across the United States.

   Health Maintenance Organization product group

    BlueCHOICE Health Maintenance Organization and Point of Service products

   RightCHOICE's subsidiary, HMO Missouri, Inc., doing business as BlueCHOICE, is a federally qualified health maintenance organization with a service area that currently includes sixty-one counties in Missouri and two counties in Illinois. BlueCHOICE's operations are concentrated in the St. Louis metropolitan area, where it currently is the third largest HMO based upon number of members. There were approximately 118,000 BlueCHOICE HMO and POS members, including 6,000 members on a self-funded basis, as of December 31, 1999. BlueCHOICE is an independent practice association model network, through which RightCHOICE contracts directly with local providers for plan members' health care services. The BlueCHOICE network, which supports both HMO and POS products, has contractual arrangements with approximately 4,200 physicians and sixty-seven hospitals as of December 31, 1999.

   RightCHOICE offers its BlueCHOICE products in metropolitan St. Louis, southwest Missouri, portions of southeast Missouri, and central Missouri through the BlueCHOICE HMO network. BlueCHOICE provides members with comprehensive coverage for network health care services with modest copayment requirements. When using their primary care physician as a coordinator of care, members incur the lowest out-of-pocket costs for preventive care, referred specialist services, and inpatient services.

   In some areas, the BlueCHOICE HMO and POS products are supported by risk arrangements with certain provider groups. These products are available in Springfield, Missouri, a six-county area surrounding Joplin, Missouri, and Jefferson City, Missouri.

   In the metropolitan St. Louis and central Missouri regions, the Physician Group Partners Program(R) provides primary care physicians in BlueCHOICE's commercial HMO with the opportunity to earn additional compensation by improving patient satisfaction and improving performance levels using nationally recognized health care industry standards while effectively managing the trend of costs for health care benefits. Currently, approximately 54% of the BlueCHOICE HMO network primary care physicians in St. Louis and central Missouri are enrolled in the program.

    HealthNet Blue Point of Service

   HealthNet Blue POS is offered to employee groups within a seven-county region in southeast Missouri that provides members with comprehensive coverage for network health care services, including preventive care, in-office physician care, and maternity coverages for a minimal office visit copayment charge. As of December 31, 1999, there were approximately 16,200 group members enrolled in the underwritten HealthNet Blue POS product. To the extent possible, RightCHOICE is in the process of transitioning enrollment in the HealthNet Blue POS product to its standard Alliance PPO products.

    Blue Horizons Medicare HMO

   Blue Horizons Medicare HMO provides medical benefits at least as comprehensive as Medicare benefits for persons eligible to receive Medicare (parts A and B) at no or minimal cost to the member. Under this program, the Health Care Financing Administration of the United States Department of Health and Human Services pays a fixed capitation payment for coverage of each member at a rate approximating 95% of the Medicare area average per capita cost, subject to annual review and adjustment by the Health Care Financing Administration. Effective January 1, 2000, the Health Care Financing Administration introduced an inpatient risk adjustment program which will also be used to adjust the amounts paid to health plans. The product is offered in three Missouri counties in the metropolitan St. Louis area and has contractual agreements with approximately 1,230 physicians and eight hospitals. RightCHOICE's subsidiary, BlueCHOICE, shares risk with a large St. Louis provider group for the majority of the membership that is enrolled in this product. RightCHOICE changed the name of its BlueCHOICE Senior product to Blue Horizons Medicare HMO effective January 1, 1999. The Blue Horizons Medicare HMO is a Medicare+Choice plan as authorized by the Balanced Budget Act of 1997. Effective January 1, 2001, RightCHOICE will no longer contract with the Health Care Financing Administration of the United States Department of Health and Human Services to provide benefits under the Medicare HMO program.

   Medicare Supplement product group

   RightCHOICE's subsidiary, Healthy Alliance Life Insurance Company, currently offers Medicare supplement coverage to individuals eligible to enroll in Medicare for medical expenses in excess of the coverage limitations of Medicare. The products are marketed under the Blue Horizons banner of Medicare products and include a 24-hour nurse assist line and value-added services such as discount dental, vision, hearing, and pharmacy programs. As of December 31, 1999, RightCHOICE had approximately 53,000 members enrolled in its Medicare supplement products.

   Managed Indemnity product group

   With the exception of a short-term medical product, RightCHOICE no longer sells managed indemnity products but continues to renew coverage for those members who are enrolled in the managed indemnity programs. RightCHOICE's managed indemnity products include fee-for-service indemnity benefits that include review and coordination of health care services used by members and other cost management measures but do not require use of network providers. These products include certain cost-management features, such as the use of deductibles, coinsurance, pre-admission certification, concurrent review, large case management and retrospective review.

  Specialty products

   RightCHOICE offers various products to supplement its medical coverage products. These products include prescription benefits, dental care, vision care, behavioral health care and health care education. Beginning January 1, 1999, Magellan Behavioral Health was selected to handle the review, management and coordination of behavioral health care for all of RightCHOICE's mental health and substance abuse programs. RightCHOICE also has a contractual agreement with a pharmacy benefits manager, Express Scripts, Inc. The contract covers approximately 448,500 members as of December 31, 1999. The current contract is in effect until April 2002. RightCHOICE continues its efforts to manage rising prescription drug costs while offering members freedom of choice. RightCHOICE provides a three-tier copayment program that encourages physicians and members to use the most cost-effective drugs within a drug class. The program includes a higher member copayment for brand name drugs that are included on RightCHOICE's preferred drug list as compared to their generic equivalents. The program also allows for the purchase of brand name drugs that are not included on RightCHOICE's preferred drug list by requiring an even higher (third-tier) member copayment. As of December 31, 1999, approximately 79% of RightCHOICE's members with a drug benefit under a product underwritten by a subsidiary of RightCHOICE participated in the three-tier copayment program.

 Self-Funded Products

  Administrative and network services

   As of December 31, 1999, RightCHOICE serviced self-funded health plans covering approximately 1,818,000 members. These arrangements include third-party administration services, administrative services, and contracts to access provider networks. RightCHOICE assists self-funded employers in designing benefit packages, claims processing, pricing and administration of claims, review, management and coordination of health care services used by members, production of management reports and other related matters. RightCHOICE also enables employees with self-funded health plans to access RightCHOICE's PPO and HMO provider networks and to realize savings through its favorable provider arrangements, while allowing employers the ability to design health benefit plans in accordance with their own requirements and objectives.

  HealthLink, Inc.

   HealthLink is a regional managed health care organization that serves a seven-state area in the Midwest providing provider network contracting services and review, management and coordination of health care services used by members primarily to unions, commercial insurers and employers that fund their own health plans. HealthLink is not an insurance company and does not assume any underwriting risks. Its revenues are derived from fees for providing access to its provider networks and administrative services. HealthLink had 857,100 PPO administrative services members and 516,100 workers' compensation members as of December 31, 1999. In addition, HealthLink owns HealthLink HMO, Inc., a Missouri corporation, with approximately 142,700 members as of December 31, 1999, located primarily in the greater St. Louis area. HealthLink HMO is a state-qualified health maintenance organization licensed in Missouri, Illinois and Arkansas that provides health care services for a predetermined, prepaid periodic fee to enrolled subscriber groups and individuals of selected insurance companies, and that also provides third party administrator services,

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

administrative services only, network rental services and various health care services for predetermined, prepaid periodic fee to self-funded organizations.

   HealthLink and HealthLink HMO also offer various products to supplement their provider networks and administrative services. These products include a prescription drug program, dental care, vision care, behavioral health care and health care education. These products are offered through contracted arrangements that HealthLink and HealthLink HMO have with various vendors, like Express Scripts for the prescription drug program.

   The EPOCH Group, L.C.

   The EPOCH Group, L.C., a limited liability company, is a joint venture between RightCHOICE and Blue Cross and Blue Shield of Kansas City which was created in 1995 and combined most of their then existing third-party administrator businesses. EPOCH is owned equally by RightCHOICE and a subsidiary of Blue Cross and Blue Shield of Kansas City. EPOCH serves approximately 275 businesses primarily in the Midwest as of December 31, 1999.

   Diversified Life Insurance Agency of Missouri, Inc.

   RightCHOICE provides access to life insurance products through its life insurance agency subsidiary, Diversified Life Insurance Agency of Missouri, Inc. Diversified Life receives commission revenue in return for providing RightCHOICE's customers with access to life insurance benefits that are underwritten by non-affiliated life insurance carriers. For the year ended December 31, 1999, Diversified Life earned $3.5 million of commission revenue from various life insurance carriers for providing this service.

 Strategies

   Sales and marketing strategy

   RightCHOICE's strategy includes growing underwritten member levels through targeted marketing efforts. Reflecting the market's desire for increased choice and access to a national provider network, emphasis will be placed on marketing RightCHOICE's PPO products, which deliver a national network through the BlueCard(R) program. RightCHOICE's marketing and sales efforts are targeted at the following markets: individuals, small employer groups (which RightCHOICE defines as groups from two to twenty-five employees), emerging markets (which RightCHOICE defines as groups with twenty-six to ninety-nine employees) and middle/strategic markets (which RightCHOICE defines as groups of 100 employees or more). Sales efforts include the use of a small group marketing unit that has been successful in supporting sales to small employers in an efficient and timely manner. RightCHOICE's independent broker networks and direct sales staff market the full range of RightCHOICE's managed care products and services to new customers, and manage existing accounts to ensure client satisfaction and retention. Independent brokers are compensated pursuant to commission arrangements that vary depending on the particular company products and services sold.

   Marketing efforts are supported by market research conducted internally as well as public relations efforts and advertising programs that utilize telemarketing, radio, television, direct mail and other media.

   RightCHOICE is focused on a pricing strategy which endeavors to appropriately price its subsidiaries' health benefit plans in a manner which fully covers the health care costs and operating costs, inclusive of targeted operating profits, associated with the benefit plan or services purchased.

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

   Medical management strategy

   A major focus of RightCHOICE's service efforts has been to reduce the number of rules and processes in order to simplify member access to health care. RightCHOICE has eliminated precertification requirements on hundreds of medical procedures. Currently, the thirty procedures that still require precertification are generally those where experience suggests, based on recognized standards of care, that members may be at risk for over- or under-utilization of such procedures.

   RightCHOICE recognizes the physician's expertise in managing patient care and wants to facilitate physicians' autonomy in the practice of medicine by offering physician groups the information needed to manage the delivery of health care services while achieving high levels of patient satisfaction. RightCHOICE's philosophy is to manage provider networks rather than to manage members. It designs benefit plans to encourage members to use network providers. The Physician Group Partners Program provides primary care physicians in BlueCHOICE's commercial HMO with the opportunity to earn additional compensation by improving patient satisfaction and improving performance levels using nationally recognized health care industry standards while effectively managing the trend of costs for health care benefits. Approximately 54% of the BlueCHOICE HMO network primary care physicians in St. Louis and central Missouri are enrolled in the program as of December 31, 1999.

   Technology, information and operations strategy

   In 1995, RightCHOICE implemented a comprehensive information and operations strategy to assist in implementing its strategy of delivering access to managed medical care. RightCHOICE believes that managing health care benefits in the future will be highly dependent on readily accessing both member and provider medical information at a detail level that provides real-time analytical support. RightCHOICE's management receives capital expenditure authorizations from RightCHOICE's board of directors to expend funds for the project, subject to periodic review. In 1999, RightCHOICE incurred total expenditures of $6.6 million on this project, of which $4.3 million were capitalized. From January 1, 1995 to December 31, 1999, RightCHOICE incurred total expenditures of $62.1 million on this project, of which $51.8 million were capitalized. In 2000, RightCHOICE anticipates that it will expend approximately $8.6 million related to this project, of which $6.5 million will be capitalized.

   The primary transaction functions of RightCHOICE, including enrollment, membership maintenance, billing, rating, medical management, provider payments and customer service, are currently processed by a combination of legacy applications and newer software packages. In 1999, RightCHOICE completed a successful migration of its HMO product line to FACETS(R), a client server software package. Significant efforts during 2000 will focus on providing additional automated functionality supporting FACETS(R), which includes increasing the stability and reliability of technical processes and establishing large-scale processing capabilities in preparation for future product line migrations. RightCHOICE augments its processing applications with other technologies:

  . Electronic data interface for claim capture,

  . Imaging for claim storage and workflow,

  . Middleware for inter-platform communication and routing logic, and

  . Robust data network to support its personal computer based workstations.

   RightCHOICE continues to improve access to key business data through the use of its data warehouse. RightCHOICE's data warehouse usage has increased 43% in 1999 while the average query response time has decreased by 33%. Critical business functions ranging from quarterly premium rating and reserve calculations to disease management programs are supported by the data warehouse.

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

   In 2000, RightCHOICE's technology strategy includes electronic commerce through the internet. These efforts began in 1999 by completing the redesign of the current internet web site as well as increasing links to other related internet web pages. Overall the effort is focused on increasing access to standard information, providing transaction functionality for high volume processes and increasing connectivity with targeted clients. These capabilities support RightCHOICE's goals of improving service and retaining members.

   The Health Insurance Portability and Accountability Act of 1996 is a compendium of government regulations, a part of which focuses on the security and confidentiality of a member's transactions with health care providers and payers, as well as the standardization of certain electronic transaction code sets and provider identifiers. During 2000, RightCHOICE will continue to assess the standard code set requirements established by these regulations. The implementation of security and encryption standards will require robust safeguards to guard data integrity, confidentiality and availability of information. RightCHOICE has not fully assessed the financial impact related to full compliance with the Health Insurance Portability and Accountability Act of 1996; however, RightCHOICE believes the financial impact could be material.

   The discussion under "Year 2000 issue" beginning on page 133 has more information related to RightCHOICE's Year 2000 program.

   General and administrative strategy

   RightCHOICE will continue to pursue initiatives to streamline operations and reduce general and administrative expenses, including expanded use of intranet and internet technologies. During 1999, RightCHOICE completed the transition of its HMO business from an older, transaction-based system to a state-of-the-art client-server based system, FACETS(R). During 2000, RightCHOICE will focus on enhancing processes in the FACETS(R) environment and plans to begin migrating the bulk of the rest of its business operations to the FACETS(R) system toward the end of the year 2000.

 Competition

   The managed care industry is highly competitive, both nationally and in RightCHOICE's market area. Participants compete for members primarily on the basis of price, scope and design of benefits, access to providers and reputation of the plan sponsor and participants. RightCHOICE also competes with other managed care organizations for contracts with hospitals, independent physicians, physician groups and other providers.

   In the metropolitan area of St. Louis and other regions in Missouri, the managed care market is highly competitive, with a number of established competitors offering a variety of benefit plans. The penetration of managed health care is substantially less in other regions of Missouri where RightCHOICE competes with traditional indemnity plans and smaller networks. RightCHOICE's major competitors include commercial insurance carriers, other HMOs and PPOs as well as provider service organizations, third-party administrators, utilization review companies, and others, many of which are operated as part of a regional or national network. Many competitors that have regional or national networks have broader geographic coverage, larger total memberships, and in many instances have greater financial resources than RightCHOICE.

 Regulation

   Government regulation of the products and services offered by RightCHOICE varies from jurisdiction to jurisdiction and is subject to change. RightCHOICE and its subsidiaries are primarily subject to the insurance laws and regulations of the States of Missouri and Illinois, the insurance laws and regulations of the other jurisdictions in which RightCHOICE and its subsidiaries are licensed or authorized to do business and certain federal laws and regulations. These insurance laws

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

and regulations generally give state and federal regulatory authorities broad supervisory, regulatory and administrative powers over insurance companies and insurance holding companies with respect to most aspects of their insurance businesses. This regulation is intended primarily for the benefit of the policyholders of the insurance companies. RightCHOICE and its subsidiaries are in litigation relating to their compliance with various federal and state regulations. Note 13 "Contingencies" of RightCHOICE's financial statements included on page F-23 of this document includes a discussion of this litigation.

   Insurance holding company regulation

   RightCHOICE is subject to regulation as a member of an insurance holding company. Missouri and Illinois insurance holding company laws and regulations generally require members of insurance holding companies to file with the respective Departments of Insurance certain reports describing capital structure, ownership, financial condition, certain intercompany transactions and general business operations. Missouri insurance holding company laws and regulations require prior regulatory approval or, in certain circumstances, prior notice of, certain material intercompany transfers of assets as well as certain transactions between insurance companies, their parent holding companies and affiliates.

   Insurance company regulation

   The operations of RightCHOICE's subsidiaries, Healthy Alliance Life Insurance Company, BlueCHOICE, HealthLink HMO, and RightCHOICE Insurance Company, are subject to regulation and supervision by regulatory authorities of the various jurisdictions in which they are licensed to conduct business. Regulatory authorities exercise extensive supervisory power over insurance companies and health maintenance organizations in regard to:

  . Licensing,

  . Amount of reserves that must be maintained,

  . Approval of their forms and policies used,

  . Nature of, and limitation on, their investments,

  . Periodic examination of their operations,

  . Form and content of annual statements and other reports required to be filed on their financial condition, and

  . Establishment of their capital requirements.

   The subsidiaries of RightCHOICE mentioned above are required to file periodic statutory financial statements in each jurisdiction in which they are licensed. Additionally, these subsidiaries are periodically examined by the insurance departments of the jurisdictions in which they are licensed to do business.

   Risk-based capital requirements

   In 1993, Missouri adopted statutory risk-based capital requirements for life and health insurance companies. In 1998, Missouri adopted the risk-based capital requirements for health maintenance organizations which the National Association of Insurance Commissioners adopted the same year. The formula for calculating such risk-based capital requirements, set forth in instructions adopted by the National Association of Insurance Commissioners, is designed to take into account asset risks, insurance risks, interest rate risks and other relevant risks with respect to the individual insurance company's business. Under these laws, life and health insurance companies and health maintenance organizations must submit a report of their risk-based capital level as of the end of the previous calendar year. In addition, the Blue Cross and Blue Shield Association requires RightCHOICE to

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

meet more stringent risk-based capital requirements than that required under the National Association of Insurance Commissioners and Missouri guidelines.

   Because as of December 31, 1999 the total adjusted capital of Healthy Alliance Life Insurance Company, RightCHOICE Insurance Company, BlueCHOICE, and HealthLink HMO, determined in accordance with the risk-based capital instructions adopted by the National Association of Insurance Commissioners on a fully phased-in basis, exceed all risk-based capital minimum requirements (including the requirements of the Blue Cross and Blue Shield Association), RightCHOICE believes that the risk-based capital requirements will not have any immediate impact upon Healthy Alliance Life Insurance Company, RightCHOICE Insurance Company, BlueCHOICE, or HealthLink HMO or their operations. If in the future the risk-based capital results were to decline, the risk-based capital requirements could have a material effect upon their operations and the amount of regulatory oversight to which they are subject.

   In addition to adopting the risk-based capital requirements in 1998, the National Association of Insurance Commissioners adopted the Codification of Statutory Accounting Principles, which provides interpretive guidance on statutory accounting principles and will replace the current manual of Accounting Practices and Procedures adopted by the National Association of Insurance Commissioners. The National Association of Insurance Commissioners is now considering amendments to the Codification of Statutory Accounting Principles that would be effective on the recommended implementation date of January 1, 2001. The Codification of Statutory Accounting Principles provides new interpretive guidance for some existing statutory accounting principles, changes current statutory accounting principles in some areas, and requires the filing of new insurance reports. RightCHOICE's management believes that it is more likely than not that the Missouri and Illinois legislatures will enact the Codification of Statutory Accounting Principles. RightCHOICE has not estimated the potential effect of the Codification of Statutory Accounting Principles if adopted.

   Restrictions on dividends

   Insurance laws and regulations restrict the payment of dividends by life insurance companies and health maintenance organizations in a holding company system. These laws generally limit the dividends that a life insurance company may pay to an amount which, together with the amount of dividends and distributions paid by the insurance company during the immediately preceding 12 months, does not exceed the greater of: (1) 10% of the insurance company's surplus as regards policyholders as of the preceding December 31, or (2) the insurance company's net gain from operations for the preceding calendar year.

   For all other insurers (including HMOs), these laws generally limit the dividends that a company may pay to an amount which, together with the amount of dividends and distributions paid by the insurer during the immediately preceding 12 months, does not exceed the lesser of: (1) 10% of the insurer's surplus as regards policyholders as of the preceding December 31, or (2) the net investment income for the 12-month period ending as of the preceding December 31.

   In addition, for all insurers, the amount of dividends that may be paid without regulatory approval is limited by the amount of the insurer's earned surplus. Earned surplus is the portion of surplus that represents the insurer's cumulative earnings less dividends paid in prior periods. Any proposed dividend in excess of the limitations described above is deemed to be an "extraordinary dividend" and requires prior approval by the appropriate Director of Insurance.

   At December 31, 1999, Healthy Alliance Life Insurance Company, BlueCHOICE, RightCHOICE Insurance Company, and HealthLink HMO had surplus of approximately $82 million, $17 million, $2 million, and $7 million, respectively. At December 31, 1999, RightCHOICE's

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

insurance subsidiaries did not have a significant amount of earned surplus available for dividend payment without the prior approval of the appropriate Director of Insurance.

   HMO regulation

   BlueCHOICE and HealthLink HMO are subject to health care related regulation by both state and federal regulatory authorities. BlueCHOICE, as a federally qualified HMO, is subject to regulation and review by the U.S. Department of Health and Human Services and other federal authorities. In 1997, a comprehensive managed care law, known as House Bill 335, became effective in Missouri. This law, together with other state and federal laws, governs many aspects of the operations of BlueCHOICE and HealthLink HMO, including:

  . Procedures for managing utilization of health care services,

  . Procedures for quality assurance,

  . Enrollment requirements,

  . Covered benefits,

  . Relationships between the HMO and its members and health care providers, and

  . Financial condition, including reserves and cash flow requirements.

   Third-party administrator regulation

   RightCHOICE, HealthLink HMO, and EPOCH, RightCHOICE's 50%-owned subsidiary, are required to obtain a certificate of authority from the Departments of Insurance in the various states in which they operate in connection with certain of their benefit administration services and are subject to various statutory requirements, including:

  . Record-keeping and retention,

  . Fiduciary obligations with respect to premiums collected,

  . Limitations on commissions and fees, and

  . Notice and reporting requirements.

   Third-party administrator activities are also subject to the provisions of the Employee Retirement Income Security Act of 1974.

   Preferred Provider Organization (PPO) regulation

   In connection with its PPO services, HealthLink is required to obtain a certificate of authority from the Departments of Insurance in the states in which it operates in connection with its PPO services and is subject to various statutory requirements, including provider and client contracting requirements and notice and reporting requirements.

   Utilization review regulation

   RightCHOICE and HealthLink provide management, review and coordination of the utilization of health care services. RightCHOICE and HealthLink are required to be registered with, or obtain a certificate of authority from, the Departments of Insurance in the various states in which they operate in connection with their utilization review services and are subject to various statutory requirements, including notice and reporting requirements.

   Health Insurance Portability and Accountability Act and other federal legislation

   The Health Insurance Portability and Accountability Act of 1996, originally known in the Senate as the Kennedy-Kassebaum bill, was signed into law on August 21, 1996. The Health Insurance

Portability and Accountability Act and the implementing regulations that have since been adopted impose new obligations for issuers of health insurance coverage and health benefit plan sponsors. This law requires guaranteed issuance of health coverage for small employers having fifty or fewer employees and for individuals who meet certain eligibility requirements. It also requires guaranteed renewability of health coverage for most employers and individuals. The law limits exclusions based on preexisting conditions for individuals covered under group policies to the extent the individuals had prior creditable coverage. This law and the regulations that have been or will be promulgated under it also focus on the security and confidentiality of a member's transactions with health care providers and payers as well as the standardization of certain electronic transaction code sets and provider identifiers. The implementation of these security and privacy measures and standards will require additional capabilities. RightCHOICE has not fully assessed the financial impact related to full compliance with the Health Insurance Portability and Accountability Act of 1996 and its regulations; however, RightCHOICE believes such financial impact could be material.

   Recent health care reform legislation

   The Balanced Budget Act of 1997, and the related regulations, established a new Medicare+Choice program that was intended to significantly expand the health care options to Medicare beneficiaries. The Balanced Budget Act of 1997 imposed a number of new restrictions and requirements on health plans, such as BlueCHOICE, that offer a Medicare+Choice plan. Effective January 1, 2001, RightCHOICE will no longer contract with the Health Care Financing Administration of the United States Department of Health and Human Services to provide benefits under the Medicare HMO program. In addition, in 1999, the State of Illinois passed legislation, known as the Managed Care Reform and Patient Rights Act, that affects the activities of insurance companies, health maintenance organizations, utilization review organizations and preferred provider organizations, which now impose a number of new contracting requirements, quality of care standards, grievance procedures, and access and continuity of care requirements. A number of these requirements are similar to the requirements of House Bill 335 which was enacted in Missouri in 1997. Additionally, the Illinois legislation institutes small group reform in the State of Illinois for employer groups of two to fifty employees. Although the impact of the provisions of this recent legislation and any future legislation cannot be fully predicted at this time, RightCHOICE believes that the ultimate outcome will not have a material adverse effect on RightCHOICE. However, RightCHOICE cannot provide any assurances that it or its subsidiaries will be able to obtain or maintain required governmental approvals or licenses or that any current or proposed federal and state legislation or other regulatory reform imposed on RightCHOICE and its subsidiaries will not have a material adverse effect on their business or results of operations in the future.

   Proposed health care reform legislation

   The federal and state governments continue to enact and seriously consider many legislative and regulatory proposals that have impacted, or would materially impact, various aspects of the operations and business of RightCHOICE and its subsidiaries. For example, the United States House of Representatives has passed the "Bipartisan Consensus Managed Care Improvement Act," also known as the Norwood-Dingell bill, which would, if it became law, among other things, impose limits on the methods of operation for group health plans and health insurance issuers, limit the ability of group health plans and health insurance issuers to define medical necessity for purposes of coverage, and permit group health plans and health insurance issuers to be sued in state courts for coverage determinations. In addition, the United States Senate recently passed the "Patients' Bill of Rights Plus Act," which would, if it became law, among other things, require access to emergency medical care for certain group plans, require direct access by female participants to obstetrical or gynecological care for certain group plans, require timely access to specialty care when specialty care is a benefit for certain group plans, and require continuity of care for certain group plans. These proposals and other proposals, including those referred to generally as the "Patients Bill of Rights," could impose additional restrictions or obligations on the operations of RightCHOICE. In addition, the U.S. Department of Health and Human Services has issued proposed rules, as contemplated by the Health Insurance Portability and Accountability Act of 1996, which would, if the rules are adopted, among other things, impose security and confidentiality requirements with respect to a member's transactions with health care providers and payers, as well as requirements for the standardization of certain electronic transaction code sets and provider identifiers.

   It is uncertain whether RightCHOICE can recoup, through higher premiums or other measures, the increased costs caused by any new legislation or regulation, or any court or regulatory decision that expands or reduces the interpretation or application of existing statutes and regulations (for example, decisions that increase RightCHOICE's and its subsidiaries' responsibilities under the Employee Retirement Income Security Act of 1974 or reduce the scope of this law's preemption). While certain of these measures would adversely affect RightCHOICE and its subsidiaries, at this time RightCHOICE cannot predict the extent of this impact or which of (or in what form) the pending laws or rules will be enacted or adopted.

   Employees

   RightCHOICE employed approximately 1,950 full time employees, including 510 HealthLink employees, as of December 31, 1999, compared to 1,800 full time employees, including 370 HealthLink employees, as of December 31, 1998, none of whom is subject to a collective bargaining agreement. RightCHOICE believes that its employee relations are good.

Properties

   As of December 31, 1999, RightCHOICE owned or leased the following facilities which it considers material to its operations:

                                                           Square        Owned or
Type of Facility                       Location            Footage        Leased
----------------                       --------            -------       --------
Corporate Headquarters            St. Louis, MO            343,017        Leased
Document Storage Warehouse        St. Louis, MO             91,119        Leased
HealthLink, Inc. Headquarters     St. Louis, MO             61,829        Leased
Southwest Regional Office         Springfield, MO           30,000         Owned
Southeast Claims Training         Cape Girardeau, MO         3,230        Leased
Southeast Claims Office           Cape Girardeau, MO        42,000        Leased
Central Marketing Office          Columbia, MO               5,000        Leased

   RightCHOICE sold its Southwest Regional Office on May 31, 2000 and now leases a facility in Springfield, Missouri to conduct the operations previously performed there.

Legal Proceedings

   RightCHOICE is a party to various material legal proceedings which are described in Note 13 to its financial statements included on page F-23 of this document.

Management's Discussion and Analysis of Financial Condition and Results of Operations

   The following presents management's discussion and analysis of RightCHOICE's financial condition and results of operations as of the dates and for the periods indicated. You should read this discussion in conjunction with the "Selected Financial Data" of RightCHOICE on page 10 of this document and the financial statements and the accompanying notes, and the other financial data about RightCHOICE included in this document.

   This discussion contains forward-looking statements that involve risks and uncertainties. Actual results could differ significantly from those anticipated in these forward-looking statements.

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

 Results of operations

   RightCHOICE offers a comprehensive array of managed health care products and services that it segregates into two distinct segments: underwritten and self-funded. RightCHOICE's underwritten segment includes preferred provider organization (PPO), point of service (POS), health maintenance organization
(HMO), Medicare supplement, specialty managed care, and managed indemnity benefit plans. RightCHOICE's self-funded segment includes third-party administrator services, administrative services only for self-insured organizations, network rental services for self-insured organizations, insurance companies and other organizations, and life insurance agency services.

   Revenue

   The following table sets forth revenue (in thousands) by product group for the six months ended June 30, 2000 and 1999, and for the years ended December 31, 1999, 1998, and 1997:

                                      For the six
                                        months           For the year ended
                                    ended June 30,          December 31,
                                   ----------------- --------------------------
   Product Group                     2000     1999     1999     1998     1997
   -------------                   -------- -------- -------- -------- --------
   PPO:
     Alliance PPO................. $122,339 $101,047 $209,487 $191,855 $197,329
     AllianceCHOICE POS...........   94,665   81,070  167,392  151,034  124,890
   HMO (includes other POS).......  110,651  104,393  211,910  206,292  183,485
   Medicare supplement............   45,253   46,863   92,314   94,951   97,157
   Managed indemnity..............    1,104    1,851    3,659    7,627   12,531
   Other specialty services.......   30,198   22,268   47,389   42,728   38,875
                                   -------- -------- -------- -------- --------
     Total premium revenue........  404,210  357,492  732,151  694,487  654,267
   ASO/Self-funded and other
    income........................   48,376   41,732   84,761   73,025   65,144
                                   -------- -------- -------- -------- --------
     Total revenues............... $452,586 $399,224 $816,912 $767,512 $719,411
                                   ======== ======== ======== ======== ========

   Operating ratios

   The following table sets forth selected operating ratios. The medical loss ratio reflects health care services expense as a percentage of premium revenue. All other ratios are shown as a percentage of premium revenue and fees and other income combined:

                                       For the six months   For the year ended
                                         ended June 30,        December 31,
                                       ------------------- --------------------
                                         2000      1999     1999   1998   1997
                                       --------- --------- ------ ------ ------
   Operating revenues:
     Premium revenue..................     89.3%     89.5%  89.6%  90.5%  90.9%
     Fees and other income............     10.7%     10.5%  10.4%   9.5%   9.1%
                                       --------- --------- ------ ------ ------
                                          100.0%    100.0% 100.0% 100.0% 100.0%
                                       ========= ========= ====== ====== ======
   Operating ratios:
     Medical loss ratio...............     81.2%     82.2%  82.2%  83.5%  84.8%
                                       --------- --------- ------ ------ ------
     Commission expense ratio.........      3.9%      3.8%   4.0%   4.1%   4.1%
                                       --------- --------- ------ ------ ------
     General and administrative
      expense ratio...................     19.2%     20.2%  20.0%  20.8%  22.7%
                                       --------- --------- ------ ------ ------
     Adjusted general and
      administrative expense ratio
      (excludes depreciation and
      amortization)...................     17.2%     18.1%  17.9%  18.3%  19.5%
                                       --------- --------- ------ ------ ------

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

   Membership

   The following table sets forth the number of members by product category:

                               June 30,           %         December 31,         %
                          ------------------- Increase/  ------------------- Increase/
Product Group               2000      1999    (Decrease)   1999      1998    (Decrease)
-------------             --------- --------- ---------- --------- --------- ----------
Underwritten:
  PPO:
    Alliance PPO........    166,711   143,014    16.6      149,769   141,225     6.0
    AllianceCHOICE POS..    136,900   124,906     9.6      130,192   127,907     1.8
  HMO:
    Commercial (includes
     other POS).........    119,552   126,579    (5.6)     128,215   129,417    (0.9)
    Blue Horizons
     Medicare HMO.......      4,823     5,125    (5.9)       4,914     5,432    (9.5)
  Medicare supplement...     50,795    54,968    (7.6)      53,460    57,966    (7.8)
  Managed indemnity.....      1,508     2,054   (26.6)       1,752     2,777   (36.9)
                          --------- ---------            --------- ---------
                            480,289   456,646     5.2      468,302   464,724     0.8
                          --------- ---------            --------- ---------
Self-funded:
  PPO...................     44,110    45,792    (3.7)      44,355    43,688     1.5
  HMO...................      7,687     7,694    (0.1)       7,152     8,843   (19.1)
  ASO (includes
   HealthLink):
    Workers'
     compensation.......    649,703   492,000    32.1      516,107   449,986    14.7
    Other ASO*..........  1,245,397 1,205,898     3.3    1,250,436 1,155,658     8.2
                          --------- ---------            --------- ---------
Total membership........  2,427,186 2,208,030     9.9    2,286,352 2,122,899     7.7
                          ========= =========            ========= =========

--------

*does not include additional third-party administrator members of 433,384 and 387,814 as of June 30, 2000 and 1999, and 391,021 and 455,006 as of December
   31, 1999, and 1998, respectively, that are part of The EPOCH Group, L.C., a joint venture with Blue Cross and Blue Shield of Kansas City formed in December 1995.

 Comparison of results for the first half of 2000 to the first half of 1999

   Revenues

     Underwritten

   Premium revenue increased $46.7 million, or 13.1%, for the first half of 2000 in comparison to the first half of 1999. As described below, components of premium revenue were affected by shifts in product mix, rate increases, and other factors, and as a result, such changes in premium revenue may not be indicative of future periods. RightCHOICE will continue to strive to establish its premium rates based on anticipated health care costs. Depending on future competition, customer acceptance of premium increases, future health care cost trends or other factors, RightCHOICE cannot provide any assurances that it will be able to price its products consistent with health care cost trends.


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


   PPO premium revenue increased $34.9 million in the first half of 2000 as compared to the first half of 1999--$15.4 million due to an 8.3% increase in net premium rates and $19.5 million resulting from a 10.1% increase in member months. The term member months refers to the cumulative number of members added together over a specific time period. Thus, for the first half of the year, member months are determined by adding together the membership counts for all six months. Net premium rates increased due in part to overall premium renewal rate increases typically ranging from approximately 8% to 18% during enrollment periods in the last half of 1999 and the first half of 2000. Net premium rate increases are at the lower end of the overall premium increase range due in part to changes in deductibles, the timing of group renewals throughout the year and product mix changes. Alliance PPO membership increased by 23,697 members from June 30, 1999 to June 30, 2000 while AllianceCHOICE POS membership increased by 11,994 over the same time period. These increases are partially due to the announced departure from the Missouri market of several competitors coupled with strong retention of RightCHOICE's existing members. RightCHOICE's membership has also benefited from the positive performance of its BlueCard(R) PPO program. The BlueCard(R) PPO program allows RightCHOICE's Alliance PPO and POS members access to Blue Cross and Blue Shield plans' PPO providers throughout the majority of the nation. In addition, RightCHOICE began offering PPO products in Illinois at the end of the first quarter of 1997. Included in the Alliance PPO member count are 22,424 PPO Illinois members as of June 30, 2000, an increase of 12,809 from June 30, 1999.

   HMO premium revenue increased $6.3 million, or 6.0%, for the first half of 2000 as compared to the first half of 1999--$10.5 million due to a 9.3% increase in net premium rates partially offset by a $4.2 million decrease resulting from a 3.1% decrease in member months. Net premium rates increased in part due to RightCHOICE's premium renewal rate increases typically ranging from approximately 8% to 18% during enrollment periods in the last half of 1999 and the first half of 2000. Net premium rate increases are at the lower end of the overall premium increase range because of:

  . Shifts in chosen benefit levels,

  . Changes in the geographic mix of the HMO business,

  . Product mix shifts, and

  . The status of a large group, the Missouri Consolidated Health Care Plan, comprised of approximately 41,198 members as of June 30, 2000.

   Membership in the Missouri Consolidated Health Care Plan increased by 2,483 from June 30, 1999 to June 30, 2000. RightCHOICE's 1999 year-end annual report on Form 10-K noted that a rate increase of approximately 21% would be effective for the Missouri Consolidated Health Care Plan for the contract year beginning January 1, 2000. In March 2000, the Missouri Consolidated Health Care Plan notified RightCHOICE that a risk adjustment factor applied to the premiums the Missouri Consolidated Health Care Plan pays insurance carriers will result in a reduction of that increase to approximately 12%. Although RightCHOICE is contesting this Missouri Consolidated Health Care Plan action, it increased its loss reserve at March 31, 2000, by $1.5 million. This charge is reflected in the health care services expense caption of the Consolidated Statement of Income for the six months ended June 30, 2000. RightCHOICE's participation in the Missouri Consolidated Health Care Plan program is currently scheduled to terminate on December 31, 2000. See "Liquidity and Capital Resources" below. Excluding the Missouri Consolidated Health Care Plan, membership in RightCHOICE's HMO products decreased over the same time period by 9,812 members, partially due to increases in premium and partially due to a general migration from HMO products to other managed care products such as PPO products.

   As of June 30, 2000, RightCHOICE had 4,823 Blue Horizons Medicare HMO members. Effective December 31, 2000, RightCHOICE will no longer contract with the Health Care Financing

Administration of the United States Department of Health and Human Services to provide benefits under the Medicare HMO program. RightCHOICE expects the Blue Horizons Medicare HMO membership to gradually decline over the remainder of the year as members opt for other Medicare-risk carriers. RightCHOICE expects that the loss of these Medicare HMO members in the last half of 2000 will be more than offset in 2000 by the expected enrollment gain of approximately 10,000 underwritten members in other HMO and PPO products as of July 1, 2000.

   Premium revenue from Medicare supplement decreased by $1.6 million for the first half of 2000 as compared to the first half of 1999. Member months decreased by 7.8% partially offset by a 4.7% increase in net premium rates. Membership in RightCHOICE's Medicare supplement products has decreased in part due to subscribers opting for competitors' Medicare-risk programs, similar to RightCHOICE's Blue Horizons Medicare HMO product, in which medical benefits are at least as comprehensive as Medicare benefits for persons eligible to receive Medicare (parts A and B) at no additional cost to the member.

   Managed indemnity premium revenue decreased by $0.7 million in the first half of 2000 due to a 32.7% decline in member months. Member month declines are consistent with RightCHOICE's strategy to move toward more highly managed care products. With the exception of a short-term medical product, RightCHOICE no longer sells managed indemnity products, but continues to renew coverage for those members who wish to remain in these managed indemnity programs.

   Premium revenue from other specialty services, which includes certain of RightCHOICE's drug and dental health care benefits plans, increased $7.9 million in the first half of 2000 as compared to the first half of 1999 due to a 21.2% increase in net premium rates as well as an 11.9% increase in member months. Specialty product membership related to RightCHOICE's drug products increased during this period as a result of growth in RightCHOICE's Alliance group membership, growth in the RightCHOICE Insurance Company PPO Illinois group membership, and an increase in the AllianceCHOICE group membership. The increase in membership for drug products was offset in part by decreases in RightCHOICE's dental product member months, which decreased by 3.6% in the first half of 2000 as compared to the first half of 1999; this decrease is due to competition from dental products that are priced below RightCHOICE's dental product. RightCHOICE continues to work towards revising its dental product to be more competitive in the market. The large net premium rate increases primarily relate to RightCHOICE's drug products and correspond to the high levels of prescription utilization and trends that RightCHOICE, as well as the industry as a whole, have experienced in recent years.

     Self-funded

   Fees and other income from administrative services only, network services and life insurance commission revenues increased $6.6 million for the first half of 2000 as compared to the first half of 1999. This increase is primarily due to increased 2000 revenues from HealthLink, Inc., RightCHOICE's network rental and managed care service subsidiary, of $7.2 million for the first half of 2000, as compared to the same period of 1999. HealthLink's revenues increased as a result of a 15.1% increase in membership from June 30, 1999 to June 30, 2000 which was partially due to expansion into new territories as well as membership growth in HealthLink's workers' compensation program, which increased 32.1% to 649,703 at June 30, 2000 compared to 492,000 at June 30, 1999.

   Operating expenses

   The overall medical loss ratio decreased from 82.2% in the first half of 1999 to 81.2% in the first half of 2000. The medical loss ratio has decreased, in part, due to RightCHOICE's pricing strategy. For the first half of 2000, the premium per member per month increased by 8.8% as compared to the first half of 1999. For the first half of 2000, the net medical cost per member per month increased by 7.5% as compared to the first half of 1999.

   RightCHOICE continues its efforts initiated in 1998 to modify its pharmacy benefits management program and recontract with physicians and ancillary service providers. The drug cost trend increase ranged from approximately 17% to the mid 20% range for the twelve month period ended June 30, 2000, driven by a combination of factors, including:

  . Introduction of new drug therapies,

  . Physicians' use of newer, more expensive drugs, and

  . Greater utilization of drugs driven in part by direct-to-consumer advertising.

   The per member per month drug cost has been reduced somewhat by RightCHOICE's continuing strategy for managing drug costs by utilizing a three-tier drug benefit design that allows members to make choices among generic, preferred drugs (drugs which are part of RightCHOICE's preferred drug list), or other brand name drugs, albeit at different copayment levels. Approximately 92% and 61% of RightCHOICE's underwritten members with a drug benefit were covered under the three-tier pharmacy benefit program as of June 30, 2000 and June 30, 1999, respectively. Physician education, utilization and prescribing pattern analysis have increased through the assistance of an on-site pharmacist whose services were negotiated through RightCHOICE's pharmacy benefit contract, which runs through April 2002. RightCHOICE will also continue its hospital, physician and service recontracting strategy, using the more detailed data and analysis available through RightCHOICE's information and operations strategy (IOS). RightCHOICE continues to work on cooperative programs with physicians designed to increase client satisfaction and improve the medical cost trend. Plans continue for the specialist model of the Physician Group Partners Program(R) (PGPP(R)) to be introduced during fourth quarter 2000. Designed for the PPO and POS programs, initial specialties to be included are internal medicine/family practice, pediatrics, OB/GYN, cardiology and orthopedics. Like the current program for the HMO physicians, the program will include patient satisfaction and quality measurements. RightCHOICE cannot assure investors that its initiatives to manage future increases in medical and pharmacy cost trends to improve the medical loss ratio will be effective.

   Commission expense increased by $2.5 million, or 16.0%, for the first half of 2000 as compared to the first half of 1999. The increases are primarily due to an increase in overall premium. The commission expense ratio increased slightly to 3.9% for the first half of 2000 from 3.8% for the first half of 1999.

   General and administrative expenses, excluding depreciation and amortization, increased by $5.7 million, or 7.8%, for the first half of 2000 as compared to the first half of 1999. This increase is partially attributable to HealthLink's geographic and member expansion efforts which resulted in increased HealthLink expenses of $3.1 million ($2.9 million excluding depreciation and amortization) in the first half of 2000 as compared to the same periods of 1999. RightCHOICE's general and administrative expense ratio, excluding depreciation and amortization, decreased to 17.2% for the first half of 2000 from 18.1% in the first half of 1999.

   Depreciation and amortization expenses increased slightly to $8.8 million for the first half of 2000 from $8.4 million in the first half of 1999. Amortization expenses for the completed components of RightCHOICE's IOS project increased by $0.3 million in the first half of 2000 as compared to the first half of 1999.

   Operating expenses for RightCHOICE's underwritten segment include health care service costs, commissions, and general and administrative expenses. Operating expenses for RightCHOICE's self-funded segment include commissions and general and administrative expenses. Operating expenses

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


for the underwritten segment of $401.3 million for the first half of 2000 represent an increase of $40.0 million, as compared to the first half of 1999. The increase is primarily due to an increase in health care service costs of $34.4 million in the first half of 2000 as compared to the first half of 1999. Health care service costs increased due to an increase in RightCHOICE's underwritten membership as well as an increase in per member claims costs, as previously described. General and administrative expenses also increased by $3.0 million in the first half of 2000, as compared to the same period of 1999. This increase was also partially attributable to an increase in RightCHOICE's underwritten membership of approximately 5% from June 30, 1999 to June 30, 2000. Operating expenses for the self-funded segment of $31.7 million for the first half of 2000 represent an increase of $3.0 million, as compared to the same period of 1999. This increase is primarily due to the increase in HealthLink's general and administrative costs, as previously described.

   Operating income

   Operating income increased by $10.4 million for the first half of 2000 as compared to the first half of 1999.

   Operating income for RightCHOICE's underwritten segment increased to $3.1 million for the first half of 2000 as compared to an operating loss of $3.4 million for the first half of 1999. Operating income increased primarily due to an improved pricing environment for RightCHOICE's underwritten products.

   Operating income for RightCHOICE's self-funded segment increased to $16.5 million for the first half of 2000 as compared to $12.5 million for the first half of 1999. Operating income increased primarily due to HealthLink's continued growth from increased membership and regional expansion, as previously described. HealthLink's operating income increased by $4.1 million in the first half of 2000 as compared to the same period of 1999.

   Net investment income

   Net investment income includes investment income in the form of interest and dividend income and net realized gains or losses from the sale of portfolio securities. Net investment income of $8.0 million in the first half of 2000 represents a $1.7 million increase over the first half of 1999. Realized gains from sales of investments increased by $1.5 million during the first half of 2000 as compared to the same period of 1999.

   Provision for income taxes

   RightCHOICE's effective income tax provision rates were 39.8% and 38.5% for the first half of 2000 and 1999, respectively. RightCHOICE's effective income tax rates for 2000 and 1999 were affected by state income taxes and non-deductible goodwill amortization, among other things. The provision for the first half of 1999 was more favorably impacted by a change in 1998 to RightCHOICE's filing status for the State of Missouri as compared to the provision for the first half of 2000.

   Net income

   RightCHOICE's net income of $16.0 million for the first half of 2000 represents an increase of $7.4 million compared to net income of $8.6 million for the first half of 1999. Basic and diluted earnings per share for the first half of 2000 were $0.86 and $0.84, respectively, compared to basic and diluted earnings per share of $0.46 and $0.46, respectively, for the first half of 1999.

 Comparison of results for 1999 to the results for 1998

   Revenues

   Underwritten

   Premium revenue increased $37.7 million to $732.2 million in 1999 from $694.5 million in 1998. As described below, components of premium revenue were affected by shifts in product mix, rate increases and other factors; and as a result, the increase in premium revenue may not be indicative of future periods.

   PPO premium revenue increased $34.0 million in 1999--$40.5 million increase due to an 11.5% increase in net premium rates, partially offset by a $6.5 million decrease resulting from a slight decrease in member months. The term member months refers to the cumulative number of members added together over a specific time period. Thus, for a year, member months are determined by adding together the membership counts for all twelve months. Net premium rates increased due in part to overall premium renewal rate increases ranging from 7% to 19% during 1999 enrollment periods. Net premium rate increases are at the lower end of the overall premium increase range due in part to changes in deductibles, the timing of group renewals throughout the year and product mix changes. Alliance PPO membership increased by 8,544 members from December 31, 1998, to December 31, 1999, and AllianceCHOICE POS membership increased by 2,285 over the same time period. RightCHOICE began offering PPO products in Illinois at the end of first quarter 1997. Included in the Alliance PPO member count are 14,248 PPO Illinois members as of December 31, 1999, an increase of 7,212 from December 31, 1998.

   HMO premium revenue increased $5.6 million in 1999, or 2.7%--$22.4 million due to a 10.0% increase in net premium rates, partially offset by a $16.8 million decrease resulting from a 6.6% decrease in member months. Net premium rates increased in part due to overall premium renewal rate increases of 7% to 19% during 1999 enrollment periods. Net premium rate increases are lower than the overall premium increase range because of:

  . HMO competition in BlueCHOICE's HMO service areas,

  . Shifts in chosen benefit levels,

  . Changes in the geographic mix of the HMO business,

  . Product mix shifts, and

  . Status of a large group, the Missouri Consolidated Health Care Plan, comprised of approximately 39,500 members as of December 31, 1999, with which BlueCHOICE has historically had a limited ability to increase premium rates.

   Membership in the Missouri Consolidated Health Care Plan increased by 6,277 members from December 31, 1998 to December 31, 1999. Effective January 1, 2000, the Missouri Consolidated Health Care Plan pricing increased by approximately 21% under a contract amendment. As described above, in March 2000 the Missouri Consolidated Health Care Plan notified RightCHOICE that a risk adjustment factor applied to the premiums the Missouri Consolidated Health Care Plan pays insurance carriers will result in a reduction of that increase to approximately 12%. See "Liquidity and Capital Resources" below. Excluding the Missouri Consolidated Health Care Plan, membership in RightCHOICE's HMO products decreased over the same time period by 7,997 members, primarily due to RightCHOICE's pricing strategy.

   Premium revenue from Medicare supplement decreased by $2.6 million in 1999-- $7.3 million decrease resulting from a 7.4% decrease in member months, partially offset by a $4.7 million increase because of a 5.0% increase in net premium rates. Membership in RightCHOICE's Medicare supplement products has decreased in part due to subscribers opting for Medicare-risk programs, similar to RightCHOICE's Blue Horizons Medicare HMO product, in which medical benefits are at least as comprehensive as Medicare benefits for persons eligible to receive Medicare (parts A and B) at no additional cost to the member.

   Managed indemnity premium revenue decreased by $4.0 million primarily as a result of a 58.5% decline in member months. Member month declines are consistent with RightCHOICE's strategy to move toward more highly managed care products. With the exception of a short-term medical product, RightCHOICE no longer sells managed indemnity products, but continues to renew coverage for those members who wish to remain in these managed indemnity programs.

   Revenue from other specialty services, which includes certain of RightCHOICE's drug and dental health care benefit plans, increased $4.7 million--$7.3 million increase as a result of a 17.6% increase in net premium rates partially offset by a $2.6 million decrease resulting from a 5.7% decrease in member months. Specialty product membership related to RightCHOICE's drug products increased slightly in 1999 as a result of growth in RightCHOICE's Alliance group membership, growth in the RightCHOICE Insurance Company group membership, and an increase in the AllianceCHOICE group membership. The increase in membership for drug products was offset by larger decreases in RightCHOICE's dental product member months, which decreased by 22.4% due to competition from dental products that are priced below RightCHOICE's dental product. RightCHOICE intends to design a more competitive dental product in 2000. The large net premium rate increases primarily relate to RightCHOICE's drug products and correspond to the high levels of prescription utilization and trends that RightCHOICE, as well as the industry as a whole, have experienced in recent years.

   Self-funded

   Fees and other income from administrative services only, network services and life insurance commission revenues increased in 1999 by $11.7 million. These increases are primarily due to increased 1999 revenues of $14.2 million from HealthLink, RightCHOICE's network rental and managed care service subsidiary. HealthLink's revenues increased as a result of an 11.5% increase in membership during 1999 which was partially due to expansion into new territories. Additionally, HealthLink's membership increases during this period included a transfer of approximately 10,000 members to HealthLink from RightCHOICE's other self-funded plans.

   Operating expenses

   The overall medical loss ratio of RightCHOICE and its subsidiaries decreased to 82.2% in 1999 from 83.5% in 1998. The medical loss ratio experienced in 1999 is lower compared to that in 1998 due in part to RightCHOICE's pricing strategy, which resulted in an overall increase in the premium per member per month of approximately 10.2% in 1999 as compared to 1998. The medical expense on a per member per month basis increased by approximately 8.4% in 1999 as compared to 1998.

   RightCHOICE continues the efforts initiated in 1998 to modify its pharmacy benefits management program and recontract with physicians and ancillary service providers. The drug cost trend increase ranged from approximately 10% to 20%, driven by a combination of factors, including:

  . Introduction of new drug therapies,

  . Physicians' use of newer, more expensive drugs, and

  . Physicians' decreased use of generic drugs in favor of specific drugs promoted by pharmaceutical companies.

   RightCHOICE is continuing its strategy for managing drug costs by utilizing a three-tier drug benefit design that allows members to make choices among generic, preferred drugs (drugs which are part of RightCHOICE's preferred drug list), or other brand name drugs, albeit at different copayment levels. Approximately 79% of RightCHOICE's members with a drug benefit under a product underwritten by a subsidiary of RightCHOICE were enrolled in the three-tiered pharmacy benefit programs as of December 31, 1999. In 1999, RightCHOICE recognized a 26% savings on the three-tier program as compared to the two-tier drug program. Physician education, utilization and prescribing pattern analysis will be increased through the assistance of an on-site pharmacist whose services were negotiated through RightCHOICE's pharmacy benefit contract, which runs through 2002. RightCHOICE will also continue its hospital, physician and service recontracting strategy, using the more detailed data and analysis available through RightCHOICE's information and operations strategy. RightCHOICE cannot assure investors that its initiatives to manage future increases in medical and pharmacy cost trends to improve the medical loss ratio will be effective.

   Commission expense increased by $1.1 million, or 3.4%, in 1999. The commission expense ratio of 4.0% for 1999 compares to 4.1% in 1998.

   General and administrative expenses, excluding depreciation and amortization, increased $5.7 million in 1999 compared to 1998. This increase is directly attributable to HealthLink's geographic and member expansion efforts. RightCHOICE's general and administrative expense ratio, excluding depreciation and amortization, decreased to 17.9% in 1999 compared to 18.3% in 1998.

   Depreciation and amortization expenses decreased to $17.2 million in 1999 from $19.3 million in 1998. Amortization expenses for completed components of RightCHOICE's information and operations strategy project decreased by $1.3 million in 1999 compared to 1998. The decrease in amortization for the information and operations strategy project is due in part to RightCHOICE's change in the estimated useful life of the capitalized software from five to seven years.

   Operating expenses for the underwritten segment increased $19.3 million to $737.0 million in 1999 from $717.7 million in 1998 primarily due to an increase in health care service costs of $21.7 million in 1999 as compared to 1998. Operating expenses for the self-funded segment increased $6.2 million to $60.3 million in 1999 from $54.0 million in 1998. This increase was primarily due to the increase in HealthLink's general and administrative expenses of $6.6 million, as previously described.

   Operating income (loss)

   RightCHOICE's results from operations improved from an operating loss of $4.2 million in 1998 to an operating income of $19.7 million in 1999. Pricing strategies, medical cost management, and controlled general administrative expense contributed to the increase in operating income in 1999.

   The operating loss for RightCHOICE's underwritten segment decreased to $4.4 million in 1999 from $23.1 million in 1998. The significant improvement is due to RightCHOICE's aforementioned successful pricing strategies and cost management efforts.

   The operating income for RightCHOICE's self-funded segment increased to $24.1 million in 1999 from $18.8 million in 1998. This improvement is due primarily to HealthLink's continued profit growth from increased membership and regional expansion. HealthLink's operating income increased by $7.7 million in 1999 as compared to 1998. HealthLink's operating income is inclusive of $2.8 million and $2.8 million in 1999 and 1998, respectively, for amortization expenses related to goodwill and other intangible assets that were acquired through RightCHOICE's HealthLink acquisition.

   Net investment income

   Net investment income includes investment income in the form of interest and dividend income and net realized gains or losses from the sale of portfolio securities. Net investment income of $12.9 million represents a $5.8 million decrease from 1998 primarily as a result of a $4.4 million decrease in net realized gains.

   Provision for income taxes

   RightCHOICE's effective income tax provision rate was 39.4% and 40.4% for 1999 and 1998, respectively. RightCHOICE's effective tax provision rates for 1999 and 1998 were affected by non-deductible goodwill amortization, among other things. Due to a change in the filing status for the State of Missouri during 1998, RightCHOICE's 1999 and 1998 state income tax provisions were favorably impacted. Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," requires a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. As of December 31, 1998, RightCHOICE maintained a valuation allowance of $0.1 million relating to items in which uncertainty existed with respect to the future realization of the undistributed losses of minority-owned subsidiary companies. During 1999, RightCHOICE determined that this uncertainty no longer existed. Based upon all the available evidence, management believes it is more likely than not that RightCHOICE will realize its deferred tax assets as of December 31, 1999, and, accordingly, no valuation allowance has been provided against such assets as of December 31, 1999.

   Net income

   RightCHOICE's net income for 1999 increased to $17.2 million, or $0.92 per share, as compared to net income of $5.7 million, or $0.30 per share for 1998, as a result of the factors noted above.

 Comparison of results for 1998 to the results for 1997

   Revenues

   Underwritten

   Premium revenue increased $40.2 million to $694.5 million in 1998 from $654.3 million in 1997. As described below, components of premium revenue were affected by shifts in product mix, rate increases and other factors; and as a result, such increase in premium revenue may not be indicative of future periods.

   PPO premium revenue increased $20.7 million in 1998--$36.3 million increase due to an 11.0% increase in net premium rates, partially offset by a $15.6 million decrease resulting from a 4.1% decrease in member months. Net rates increased due in part to overall premium renewal rate increases averaging 7% to 19% during 1998 enrollment periods. Net premium rate increases are at the lower end of the overall premium increase range due in part to changes in deductibles, the timing of group renewals throughout the year and product mix changes. Alliance PPO membership decreased by 8,114 members from December 31, 1997, to December 31, 1998, and AllianceCHOICE POS membership decreased by 4,017 over the same time period. Net membership decreases are due primarily to RightCHOICE's aforementioned pricing strategy during 1998. Included in the Alliance PPO member count are 7,000 PPO Illinois members as of December 31, 1998, an increase of 4,800 from December 31, 1997.

   HMO premium revenue increased $22.8 million, or 12.4%--$16.7 million increase due to an 8.0% increase in net premium rates and a $6.1 million increase resulting from a 4.1% increase in member months. Net premium rates increased in part due to overall premium renewal rate increases of 7% to 19% during 1998 enrollment periods. Net rate increases are lower than the overall premium increase range because of

  . HMO competition in RightCHOICE's HMO service areas,

  . Shifts in chosen benefit levels,

  . Changes in the geographic mix of the HMO business,

  . Product mix shifts, and

  . Status of one large group, the Missouri Consolidated Health Care Plan, comprised of 33,200 members as of December 31, 1998, with which BlueCHOICE has historically had limited ability to increase premium rates.

   Membership increases were driven primarily by an enrollment increase of 6,000 members in the Missouri Consolidated Health Care Plan products from December 31, 1997, to December 31, 1998. HMO membership in non-Missouri Consolidated Health Care Plan products (and excluding RightCHOICE's Medicaid product) decreased over the same period by 11,600 members or 10.2%, due primarily to RightCHOICE's aforementioned pricing strategy during 1998.

   Effective March 1, 1998, RightCHOICE discontinued its Medicaid product in an eighteen-county central Missouri region. RightCHOICE decided to discontinue these services because it believed that the State of Missouri had proposed unacceptable contract terms. As of December 31, 1997, RightCHOICE had approximately 5,100 members enrolled in its Medicaid product.

   Premium revenue from Medicare supplement decreased by $2.2 million in 1998. Member months decreased by 8.1% partially offset by a 6.4% increase in net premium rates. Membership declines are partially attributable to subscribers opting for Medicare-risk programs, similar to RightCHOICE's Blue Horizons Medicare HMO product, in which medical benefits are at least as comprehensive as Medicare benefits for persons eligible to receive Medicare (parts A and B) at no additional cost to the member.

   Managed indemnity premium revenue decreased by $4.9 million because of a 44.3% decline in member months. Member month declines are consistent with RightCHOICE's strategy to move toward more highly managed care products.

   Revenue from other specialty services, which includes certain of RightCHOICE's drug and dental health care benefit plans, increased $3.9 million--$6.3 million increase as a result of a 16.2% increase in net premium rates partially offset by a $2.4 million decrease resulting from a 5.4% decrease in member months. The large rate increases relate to RightCHOICE's drug products and correspond to the high levels of prescription utilization and trends that RightCHOICE, as well as the industry as a whole, have experienced in recent years.

   Self-funded

   Fees and other income from administrative services only, network services and life insurance commission revenues increased in 1998 by $7.9 million. These increases are primarily due to increased 1998 revenues of $14.4 million from HealthLink, RightCHOICE's network rental and managed care service subsidiary. HealthLink's revenues increased due to a 21.1% increase in membership during 1998. Sales during this period included a 30,000-member group that enrolled in HealthLink's self-funded ASO plan, transferring from RightCHOICE's other self-funded business. HealthLink's increases to fees and other income were partially offset by decreases to revenue caused by the loss of approximately 72,000 members in RightCHOICE's other self-funded business due to the nonrenewal of three large groups.

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

   Operating expenses

   The overall medical loss ratio decreased to 83.5% in 1998 from 84.8% in 1997. The medical loss ratio experienced in 1998 is lower compared to that in 1997 due in part to RightCHOICE's pricing strategy, which resulted in an overall increase in premium per member per month of approximately 9.5% in 1998 as compared to 1997. The medical loss ratio in 1998 is slightly higher than RightCHOICE previously anticipated in the beginning of the year as a result of continued escalation of the medical cost trend, driven by increased cost and utilization of both outpatient services and drug therapies. RightCHOICE's medical expense on a per member per month basis increased by approximately 7.8% in 1998 as compared to 1997.

   Commission expense increased by $2.1 million, or 7.1%, in 1998. The commission expense ratio of 4.1% for 1998 remained unchanged from 1997.

   General and administrative expenses (excluding depreciation and amortization) increased $0.2 million in 1998 compared to 1997. RightCHOICE managed to keep general and administrative expenses relatively consistent from 1997 to 1998 despite the fact that HealthLink's comparable expenses increased by $6.5 million in 1998 as compared to 1997. This increase is directly attributable to HealthLink's geographic and member expansion efforts. RightCHOICE's 1997 general and administrative expenses include a write-off of $1.7 million for amounts due to BlueCHOICE from MedAmerica HealthNet, Inc., a physician hospital organization that filed for bankruptcy during the fourth quarter of 1997. RightCHOICE's general and administrative expense ratio (excluding depreciation and amortization) decreased to 18.3% in 1998 compared to 19.5% in 1997. Excluding depreciation, amortization and the $1.7 million charge, the general and administrative expense ratio for 1997 was 19.2%.

   Depreciation and amortization expenses decreased to $19.3 million in 1998 from $23.1 million in 1997. This reduction of depreciation and amortization expenses primarily related to intangible assets that became fully amortized during 1997. In 1997, Healthy Alliance Life Insurance Company recorded $4.3 million of expense to complete the amortization of a prepaid reinsurance asset associated with RightCHOICE's reinsurance agreements with Blue Cross and Blue Shield of Kansas City. Amortization expenses for completed components of RightCHOICE's information and operations strategy project increased by $2.4 million in 1998 compared to 1997.

   A non-recurring charge of $0.9 million was recognized in the fourth quarter of 1998 related to a planned reduction of RightCHOICE's work force and changes in its employee health care benefits. In 1997, RightCHOICE expensed $3.3 million related to costs associated with the relocation of RightCHOICE's
St. Louis-based claims, customer service, billing, and provider services functions to its Springfield, Missouri facility and a new facility in Cape Girardeau, Missouri.

   In the third quarter of 1997, BlueCHOICE recorded a $29.5 million contract loss reserve for estimated losses relating to its contract with the Missouri Consolidated Health Care Plan. The reserve is based on actuarial estimates, including projected limited rate increases, and projected enrollment and medical cost trends accounted for through the year 2000. RightCHOICE cannot provide any assurances that the amount of this loss reserve will be sufficient to cover all future losses that may be associated with the Missouri Consolidated Health Care Plan contract.

   Operating expenses for the underwritten segment decreased $6.0 million to $717.7 million in 1998 from $723.8 million in 1997. This decrease is partially due to the $29.5 million charge for loss reserves in 1997 related to the Missouri Consolidated Health Care Plan contract, as previously described. Excluding this charge, operating expenses increased $23.5 million, primarily due to an increase in health care service costs of $24.7 million in 1998 as compared to 1997. Operating expenses for the self-funded segment decreased $2.6 million to $54.0 million in 1998 from $56.7

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

million in 1997 despite the fact that HealthLink's general and administrative expenses increased by $6.5 million over this same time period. This decrease was primarily due to a reduction in RightCHOICE's other self-funded general and administrative expenses due to the loss of approximately 72,000 members, as previously described.

   Operating loss

   RightCHOICE's operating loss decreased from $61.0 million in 1997 to $4.2 million in 1998. Excluding the non-recurring relocation and restructuring charges and the charge for the Missouri Consolidated Health Care Plan contract loss reserve, the operating loss decreased from $28.2 million in 1997 to $3.3 million in 1998.

   The operating loss for RightCHOICE's underwritten segment was $23.1 million in 1998 compared to an operating loss of $69.4 million in 1997. The decrease in losses in 1998 is partially attributable to the aforementioned $29.5 million contract loss reserve as well as an increase in RightCHOICE's overall premium rates.

   RightCHOICE's self-funded segment experienced operating income of $18.8 million in 1998 as compared to operating income of $8.4 million for 1997. The improvement in 1998 operating income is partially the result of the continued positive performance of HealthLink, which added an additional $7.9 million to this segment's operating income in 1998 as compared to 1997. HealthLink's operating income is inclusive of $2.8 million and $3.1 million in 1998 and 1997, respectively, for amortization expenses related to goodwill and other intangible assets that were acquired through RightCHOICE's HealthLink acquisition.

   Net investment income

   Net investment income of $18.7 million in 1998 represents a decrease of $14.5 million from 1997, inclusive of a $13.3 million decrease in net realized gains. Realized gains in 1997 included a $5.7 million gain on the sale of company-owned life insurance policies as well as additional 1997 net realized gains from the liquidation of equity securities due to RightCHOICE's intent to increase its holdings of fixed income securities and decision to repay $15.0 million of its debt in the first quarter of 1997.

   Provision (benefit) for income taxes

   RightCHOICE's effective income tax provision (benefit) rate was 40.4% and (28.4)% for 1998 and 1997, respectively. RightCHOICE's effective tax provision (benefit) rates for 1998 and 1997 were affected by non-deductible goodwill amortization. RightCHOICE's 1998 state income tax provision was favorably impacted by a change in the filing status of Missouri during 1998. RightCHOICE's effective income tax benefit rate for 1997 was also affected by gains from the liquidation of company-owned life insurance policies.

   Net income (loss)

   RightCHOICE's net income for 1998 was $5.7 million, or $0.30 per share, compared to a net loss of $24.0 million, or $1.29 per share for 1997. Excluding the non-recurring restructuring and relocation charges and the charge for the Missouri Consolidated Health Care Plan loss reserve, RightCHOICE's net income increased to $6.2 million, or $0.33 per share, in 1998, as compared to a net loss of $2.7 million, or $0.14 per share, in 1997, as a result of the factors noted above.

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

 Liquidity and capital resources

   RightCHOICE's working capital as of June 30, 2000 was $93.3 million, an increase of $20.2 million from December 31, 1999. A majority of the increase is attributable to the net income of $16.0 million in the first half of 2000. Depreciation and amortization expenses related to noncurrent assets were $8.8 million. RightCHOICE's unrealized net depreciation of investments available for sale decreased (improved) by $0.2 million in the first half of 2000. In addition, RightCHOICE repaid $4.0 million of the debt from its reducing revolving credit facility as well as $2.6 million of debt related to capital leases. RightCHOICE capitalized $4.5 million of costs for property and equipment purchases, $2.4 million of which relates to capitalized IOS development costs. In the first half of 2000, RightCHOICE incurred expenditures of $2.9 million on its IOS project, of which $2.4 million were capitalized. During the remainder of the year 2000, RightCHOICE anticipates that it will expend approximately $5 million to $6 million on its IOS project of which approximately $4 million to $5 million will be capitalized. RightCHOICE sold its Southwest Missouri regional office building in May 2000 for $3.6 million. RightCHOICE relocated the employees and its operations to a larger leased facility within the same region.

   Net cash provided by operations totaled $18.1 million for the first half of 2000 as compared to net cash used in operations of $0.9 million for the first half of 1999. RightCHOICE's net income for the first half of 2000 was $16.0 million, which included $8.8 million of depreciation and amortization expenses, and $2.6 million related to the net reduction in the Missouri Consolidated Health Care Plan contract loss reserve. In addition, receivables from members, accounts payable and accrued expenses, medical claims payable, and net intercompany payables were affected by the timing of operating cash payments and receipts, intercompany tax settlements, as well as changes in membership and utilization and claims payment trends. Receivables from members increased by $8.0 million in part due to an increase of $4.0 million related to HealthLink receivables, increased sales activity and rate increases related to RightCHOICE's underwritten products, and other timing factors. One timing factor relates to an increase in billings for future service periods. This increase is directly related to the increase in unearned premiums of $3.6 million since billings that are produced for future service periods are recorded by RightCHOICE as unearned premium and recognized as income over the applicable service period. Accounts payable and accrued expenses increased by $1.1 million due to the timing of various operating cash payments and accruals partially offset by the annual broker bonuses and annual employee incentive programs that were paid in the first quarter of 2000. Medical claims payable decreased by $8.2 million, due in part to RightCHOICE's efforts to reduce its claim inventory. RightCHOICE's continued efforts to further reduce claims inventory during 2000 could reduce the level of operating cash flows in future quarters of 2000. Net intercompany payables increased by $6.7 million due to intercompany tax settlements and the timing of operating cash receipts and payments, among other things.

   RightCHOICE's working capital as of December 31, 1999 was $73.0 million, an increase of $8.5 million from December 31, 1998. The increase is partially attributable to the net income of $17.2 million in 1999. Depreciation and amortization expenses related to noncurrent assets were $17.2 million. RightCHOICE capitalized $6.6 million of costs for property and equipment purchases, $4.3 million of which relates to capitalized information and operations strategy development costs. RightCHOICE's unrealized net appreciation of investments available for sale decreased by $5.6 million in 1999. In addition, during 1999, RightCHOICE repaid $9.0 million of the debt from RightCHOICE's reducing revolving credit facility as well as $4.6 million of debt related to capital leases.

   Net cash provided by operations totaled $28.7 million for the year ended December 31, 1999 as compared to $11.0 million for the year ended December 31, 1998. For 1999, RightCHOICE's net

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

income was $17.2 million, which included (on a before-tax basis) $0.5 million of net realized losses from the sale of investments, $17.2 million of depreciation and amortization expenses, and $9.1 million related to the reduction in the Missouri Consolidated Health Care Plan contract loss reserve. In addition, receivables from members, accounts payable and accrued expenses, medical claims payable, and net intercompany payables were affected by the timing of operating cash payments and receipts, intercompany tax settlements, as well as changes in membership and utilization and claims payment trends. Receivables from members increased by $10.9 million in part due to an increase of $9.1 million related to HealthLink receivables, rate increases related to RightCHOICE's underwritten products, and other timing factors. Accounts payable and accrued expenses decreased by $5.2 million due in part to a $6.0 million settlement payment relating to a contingency that was previously reserved. Medical claims payable increased by $14.4 million, approximately 13%, due to the increase in the cost of health care services, the timing of claim payments, and an increase in RightCHOICE's claims inventory. RightCHOICE's efforts to reduce claims inventory during 2000 could reduce the level of operating cash flows in future quarters of 2000. Net intercompany payables decreased by $9.7 million due to the timing of operating cash receipts and payments and intercompany tax settlements, among other things.

   On August 29, 1997, RightCHOICE reported the commencement of the litigation with the Missouri Consolidated Health Care Plan and estimated losses (giving effect to all possible renewal terms of the Missouri Consolidated Health Care Plan contract without requested rate increases) in the range of $30 million to $40 million. As a result of management's assessment of the profitability of its contract for providing health care services to members of the Missouri Consolidated Health Care Plan, RightCHOICE recorded a pre-tax charge for probable future losses of $29.5 million during the third quarter of 1997. The charge resulted from inadequate rate increases that were contractually limited for the remainder of the Missouri Consolidated Health Care Plan contract, which extended through the year 2000. The pre-tax charge was based on actuarial estimates, including projected limited rate increases, and projected enrollment and medical cost trends accounted for through the year 2000 in accordance with generally accepted accounting principles. RightCHOICE was advised by the Missouri Department of Insurance in March 1998 that the entire amount of the reserve for the Missouri Consolidated Health Care Plan contract recorded by RightCHOICE for projected losses under the contract through the year 2000 must, for statutory accounting purposes, be recorded by RightCHOICE's subsidiary BlueCHOICE on its statutory filings with the Missouri Department of Insurance. With the prior regulatory approval of the Missouri Department of Insurance, BlueCHOICE issued surplus notes to RightCHOICE in the amount of $29 million to ensure the statutory solvency of BlueCHOICE. On August 6, 1999, the Missouri Consolidated Health Care Plan executed an amendment to the contract providing a rate increase that was anticipated to be approximately 21% for public entities, modified rate factors for state employees, and modification of the pharmacy benefit, effective January 1, 2000, for the 2000 contract year. In March 2000, the Missouri Consolidated Health Care Plan notified RightCHOICE that a risk adjustment factor applied to the premiums the Missouri Consolidated Health Care Plan pays insurance carriers will result in a reduction of that increase to approximately 12%. Although RightCHOICE is contesting this Missouri Consolidated Health Care Plan action, it increased its loss reserve at March 31, 2000 by $1.5 million. This charge is reflected in the health care services expense caption of the Consolidated Statement of Income for the six months ended June 30, 2000. While management of RightCHOICE believes the current provision for losses is adequate, if the actual public entity membership in the Missouri Consolidated Health Care Plan grows at a rate in excess of the rate used in the actuarial estimates, or if the projected limited rate increases and medical cost trends should differ materially from those assumed in the actuarial estimates, then the amount of the reserve recorded to date could be insufficient to cover all future losses which may be associated with the Missouri Consolidated Health Care Plan contract, and such losses could have a material adverse effect on RightCHOICE. RightCHOICE's participation in the Missouri Consolidated Health Care Plan program is currently scheduled to terminate on December 31, 2000.

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

   In the first quarter of 1999, RightCHOICE received regulatory approval of a reinsurance arrangement between its subsidiaries, Healthy Alliance Life Insurance Company and BlueCHOICE. Under this arrangement, Healthy Alliance Life Insurance Company will reinsure the Missouri Consolidated Health Care Plan losses that exceed certain thresholds over the remaining term of the current Missouri Consolidated Health Care Plan contract. RightCHOICE anticipates that this arrangement will assist in mitigating the risk that additional surplus notes or other funding will need to be provided to BlueCHOICE.

   RightCHOICE primarily invests positive cash flow in fixed income securities. RightCHOICE's investment policies are designed to preserve principal, maximize yield and provide liquidity to meet anticipated obligations. RightCHOICE's available-for-sale securities primarily include fixed-rate government securities and corporate bonds as well as mortgage-backed securities and other asset-backed securities. RightCHOICE also has approximately $10.9 million as of December 31, 1999, invested in a large capitalization equity index fund.

   During the third quarter of 1999, RightCHOICE completed negotiations to favorably amend the terms of its revolving credit facility, the material terms of which are as follows:

  . Borrowings under the credit agreement are to be denominated at reduced interest rates at either 2.5% above the one month floating London Interbank Offered Rate, or at 1.5% above the higher of the latest federal funds rate plus 0.5% or the bank's reference rate, which approximates the prime rate,

  . Several financial covenant calculations were favorably modified and the financial covenant requirements were favorably adjusted,

  . Maximum commitment of the credit agreement of $36 million as of October
    1, 1999, will be reduced by $2.0 million quarterly through January 1, 2002, the new termination date, and

  . Additional $7 million of surplus notes will be permitted to be incurred between RightCHOICE and its subsidiaries to provide for capital planning flexibility.

   In addition, if RightCHOICE meets specified criteria, it may denominate the borrowings at further reduced interest rates at LIBOR plus 2.25%, or as a base rate loan at 1.25% above the higher of the latest federal funds rate plus 0.5% or the bank's reference rate, which approximates the prime rate.

   Under applicable state regulations, some of RightCHOICE's subsidiaries are required to retain cash generated from their operations. After giving effect to these restrictions, RightCHOICE had approximately $9.1 million in cash and investments available for general corporate purposes without regulatory approval as of December 31, 1999.

   Other than continued investment in information technology, debt repayment and license fees, RightCHOICE currently has no definitive material commitments for future use of its current or expected levels of available cash resources. RightCHOICE anticipates that in 2000 it will repay $8.0 million of its long-term debt under the credit agreement's requirements, as described above. In 2000, RightCHOICE anticipates that it will expend approximately $8.6 million, of which $6.5 million will be capitalized, related to RightCHOICE's information and operations strategy project. RightCHOICE expects to continue to pay annual license fees of approximately $0.7 million to $0.8 million related to its licenses from the Blue Cross and Blue Shield Association to use the Blue Cross and Blue Shield service marks. However, the amount of the license fees may vary from year to year based on RightCHOICE's total revenue as compared to that of all Blue Cross and Blue Shield licensees as well as changes adopted by the Blue Cross and Blue Shield Association to its overall formulas for computing the license fees. RightCHOICE's management continually evaluates opportunities to expand RightCHOICE's operations. RightCHOICE's expansion options may include additional acquisitions and internal development of new products and programs. RightCHOICE's available cash resources will remain in interest-bearing investments until they are utilized for such purposes.

   As described in Note 13, "Contingencies," to RightCHOICE's financial statements, RightCHOICE, Blue Cross and Blue Shield of Missouri, the Missouri Attorney General, and the Missouri Department of Insurance are working together to settle outstanding litigation and regulatory issues. The proposed settlement entails the reorganization of RightCHOICE and Blue Cross and Blue Shield of Missouri. Blue Cross and Blue Shield of Missouri would, through a series of transactions,

  . transfer its insurance-related assets, contracts and agreements and related liabilities to a wholly owned subsidiary of RightCHOICE;

  . convert to a for-profit corporation;

  . reincorporate in Delaware; and

  . merge with RightCHOICE.

   Approximately 20% of the outstanding common stock of the resulting entity (referred to as New RightCHOICE) would be owned by RightCHOICE's current public shareholders and approximately 80% of the outstanding shares of New RightCHOICE would be owned by a charitable independent health care foundation (which equals the current aggregate ownership interests of the public shareholders and Blue Cross and Blue Shield of Missouri, respectively, in the equity of RightCHOICE). Blue Cross and Blue Shield of Missouri would pay approximately $12.78 million to the Missouri Foundation For Health (in addition to $175,000 paid by New RightCHOICE).

   New RightCHOICE is expected to have sufficient liquidity to meet all operating cash flow needs. In addition, it is expected that New RightCHOICE will remain in compliance with all limitations and covenants as required by RightCHOICE's existing credit agreement.

 Year 2000 issue

   RightCHOICE executed a program to evaluate its major systems, processes and equipment to minimize the possibility of a material disruption to its business due to Year 2000 problems, e.g., the difficulties of certain computers, computer programs and other equipment to distinguish between the year 1900 and the year 2000.

   RightCHOICE substantially completed its Year 2000 program in December 1999. This included necessary remediation, implementation of new packages, testing of critical components, testing of critical external interfaces and completion of contingency plans for critical processes.

   As a result of those planning and implementation efforts, RightCHOICE experienced no significant problems relating to the Year 2000 transition. RightCHOICE will continue to monitor its systems for continued processing. In addition, as of June 30, 2000, RightCHOICE was not aware of significant Year 2000 problems encountered by its critical vendors, suppliers and providers or in RightCHOICE's use of their services.

   The total cost associated with modifications required to become Year 2000 ready was approximately $13.0 million with $0.1 million expensed in the first six months of 2000 and $5.4 million expensed in the full year 1999. RightCHOICE expensed all costs associated with these changes as they were incurred. These costs were funded internally through operating cash flows or investment sales and represented less than 10% of RightCHOICE's information technology budget over the life of the Year 2000 program.

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

 Inflation

   Health care costs in the United States have increased more rapidly than the national consumer price index in recent years and that trend is expected to continue. In an effort to lessen the impact of health care cost inflation on its premiums, RightCHOICE has implemented programs to strengthen its underwriting standards. These programs include the three-tier copayment levels for drug coverages and various deductible and copayment options for medical coverages, as well as various provider networks and programs such as the Physician Group Partners Program(R). However, RightCHOICE cannot provide any assurances that its efforts to reduce the impact of inflation will be effective or that premium increases will equal or exceed increasing health care costs.

 Health Insurance Portability and Accountability Act of 1996

   The United States Department of Health and Human Services has issued proposed rules, as contemplated by the Health Insurance Portability and Accountability Act of 1996, which would, if the rules are adopted, among other things, impose security and confidentiality requirements with respect to a member's transactions with health care providers and payers, as well as requirements for the standardization of certain electronic transaction code sets and provider identifiers. RightCHOICE has not fully assessed the financial impact related to full compliance with the Health Insurance Portability and Accountability Act of 1996 and its regulations; however, RightCHOICE believes such financial impact could be material.

 Other proposed health care reform legislation

   The United States House of Representatives has passed the "Bipartisan Consensus Managed Care Improvement Act," also known as the Norwood-Dingell bill, which would, if it became law, among other things, impose limits on the methods of operation for group health plans and health insurance issuers, limit the ability of group health plans and health insurance issuers to define medical necessity for purposes of coverage, and permit group health plans and health insurance issuers to be sued in state courts for coverage determinations. In addition, the United States Senate recently passed the "Patients' Bill of Rights Plus Act," which would, if it became law, among other things, require access to emergency medical care for certain group plans, require direct access by female participants to obstetrical or gynecological care for certain group plans, require timely access to specialty care when specialty care is a benefit for certain group plans, and require continuity of care for certain group plans. These proposals and other proposals, including those referred to generally as the "Patients Bill of Rights," could impose additional restrictions or obligations on the operations of RightCHOICE.

   It is uncertain whether RightCHOICE can recoup, through higher premiums or other measures, the increased costs caused by any new legislation or regulation, or any court or regulatory decision that expands or reduces the interpretation or application of existing statutes and regulations. While certain of these measures would adversely affect RightCHOICE and its subsidiaries, at this time RightCHOICE cannot predict the extent of this impact or which of (or in what form) the pending laws or rules will be enacted or adopted.

 Recently issued accounting standards

   See the description under the same caption in Note 2 to RightCHOICE's financial statements included on page F-6 of this document.

 Contingencies

   See description under the same caption in Note 13 to RightCHOICE's financial statements included on page F-23 of this document.

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

 Quantitative and Qualitative Disclosure about Market Risk

   Investments available for sale

   RightCHOICE's available-for-sale securities (see Note 4 of RightCHOICE's financial statements included on page F-12 of this document for further breakdown of the available-for-sale securities) are exposed to market risk from changes in interest rates, as rate volatility will cause fluctuations in the market value of held investments and the earnings potential of future investments. RightCHOICE's objective in managing interest rate risk is to meet the strategic operating needs by safeguarding principal, providing sufficient liquidity to meet business needs and realizing optimal real returns within acceptable risk levels, while at all times adhering to the restrictions of the Missouri and Illinois Departments of Insurance. RightCHOICE's management is responsible for recommending external portfolio managers and RightCHOICE's finance and investment committee, comprised of certain members of RightCHOICE's board of directors, is responsible for approving the selection of these external managers, including the specific portfolio guidelines and restrictions to be included in the management agreements. RightCHOICE's investment guidelines are generally conservative and are established with the expectation of receiving reasonable rates of return at reasonable levels of risk. RightCHOICE's management is also responsible for recommending the percentage distribution of the portfolio between short-term, fixed income, and equity investments for the finance and investment committee's approval. RightCHOICE's objective is to diversify to reduce volatility through exposure to various investment styles. Managers of each external portfolio are expected to exceed a specific index which is comparable to its style of management.

   RightCHOICE classifies its investments as available-for-sale. Accordingly, RightCHOICE's investments are reported on its consolidated balance sheets at fair value. Changes in market interest rates or prices result in an unrealized gain or loss, which is included in the reported fair value of the recorded securities, with an offsetting amount (net of taxes) recorded in shareholders' equity, and no related or immediate impact to the results of operations. At December 31, 1999, RightCHOICE recorded an unrealized loss on these investments and the fair value of the securities could potentially decrease further, depending upon changes in market rates and other factors. As of December 31, 1999, RightCHOICE had $201.9 million invested in available-for-sale securities at fair value. The analyses below are based on $172.5 million of RightCHOICE's available-for-sale securities that are managed externally, with a weighted-average yield to maturity of 7.31%. RightCHOICE's available-for-sale securities primarily include fixed-rate government securities and corporate bonds as well as mortgage-backed securities and other asset-backed securities. RightCHOICE also has $10.9 million invested in an equity index fund. This fund's passive strategy is designed to track the performance of the Standard & Poor's 500 Composite Stock Price Index. The fund's total return may fluctuate, like stock prices generally, within a wide range. The remaining $18.5 million of RightCHOICE's available-for-sale securities were not included in the analyses as the investments are primarily either internally managed or represent short-term securities or money market funds. The market risks related to these internally managed and short-term investments are not deemed to be material to the analyses presented below. A breakdown of the effective maturity and effective duration of the $172.5 million of externally managed fixed maturity investments is as follows:

       Effective                                      Effective
       Maturity               % of                    Duration                      % of
      (in years)           Total Held                 (in years)                 Total Held
      -----------          ----------                 ---------                  ----------
       0.00- 0.99             3.99                    0.00-0.99                     4.73
       1.00- 2.99            22.22                    1.00-2.99                    24.47
       3.00- 4.99            16.53                    3.00-3.99                    19.06
       5.00- 9.99            41.33                    4.00-5.99                    38.18
      10.00-19.99            11.58                    6.00-7.99                     7.52
      20.00+                  4.35                    8.00+                         6.04

   The following table shows the effect of changes in interest rates on RightCHOICE's investment return, duration and market value. The analysis below incorporates the prepayment risk associated with RightCHOICE's investments in callable securities as well as the optionality of its mortgage-backed and asset-backed securities. The analysis includes a 12-month projection of market values given the applicable changes in yields that management believes are reasonably possible in the near term from that which existed at year-end 1999 with the assumption that investment income is reinvested.

Yield Change               Return %
   (basis         --------------------------------------     Effective
  points)         Total         Income         Price         Duration          Market Value
------------      -----         ------         -----         ---------         ------------
    -200          15.71          7.23           8.48           3.98              199,559
    -150          13.58          7.23           6.35           4.01              195,882
    -100          11.49          7.25           4.24           4.07              192,276
     -50           9.39          7.28           2.11           4.13              188,666
       0           7.31          7.31           0.00           4.16              185,068
      50           5.27          7.34          -2.07           4.16              181,554
     100           3.29          7.37          -4.08           4.12              178,138
     150           1.37          7.40          -6.03           4.08              174,834
     200          -0.48          7.43          -7.91           4.03              171,644

   To summarize, a decrease in effective interest rates would result in an increase in the fair value of RightCHOICE's portfolio with an offsetting increase (net of taxes) recorded in shareholders' equity. Alternatively, an increase in interest rates would result in a decrease in the fair value of RightCHOICE's portfolio with an offsetting decrease (net of taxes) recorded in shareholders' equity. RightCHOICE cannot provide any assurances that actual changes in interest rates will have the effects as presented above, as this analysis includes various assumptions, and changes in these assumptions, as well as various other factors causing market volatility, could result in material differences from the figures presented above.

 Long-term debt

   During 1999, RightCHOICE was exposed to changes in interest rates through RightCHOICE's revolving credit facility with Bank of America National Association, formerly known as Bank of America National Trust and Savings Association, and a syndicate of banks. This exposure was primarily linked to the adjusted London Interbank Offered Rate. RightCHOICE's debt under the credit agreement was subject to interest at 2.75% above the adjusted London Interbank Offered Rate, through September 30, 1999, and 2.5% above the adjusted London Interbank Offered Rate, after September 30, 1999, and was adjusted monthly accordingly. A hypothetical 10% increase in the adjusted London Interbank Offered Rate would have increased RightCHOICE's interest expense by approximately $0.3 million during 1999. At December 31, 1999, RightCHOICE had $34.1 million outstanding under the credit agreement (see Note 10 of RightCHOICE's financial statements included on page F-15 of this document for further information related to RightCHOICE's credit agreement). RightCHOICE expects to continue to denominate the borrowings under the credit agreement as an offshore rate loan bearing interest at the adjusted London Interbank Offered Rate plus 2.5%. However, as an alternative, RightCHOICE may denominate the borrowings as a base rate loan which bears interest at 1.5% above the higher of the latest federal funds rate plus 0.5% or the bank's reference rate, which approximates the prime rate. In either case, the applicable interest rate is subject to adjustment on a monthly basis. In addition, if RightCHOICE meets specified criteria, RightCHOICE may denominate the borrowings at reduced rates, either as an offshore rate loan at the adjusted London Interbank Offered Rate plus 2.25%, or as a base rate loan at 1.25% above the higher of the latest federal funds rate plus 0.5% or the bank's reference rate, which approximates the prime rate. The maximum commitment of the credit agreement was reduced to $34.1 million as of

December 31, 1999, with $2.0 million quarterly reductions scheduled through January 1, 2002, the termination date. In addition, mandatory reductions to the commitment, together with prepayments, are required upon the happening of extraordinary events, such as the issuance of debt securities or the sale of a subsidiary.

   As of June 30, 2000, there have been no material changes in the market risk exposures that affect RightCHOICE's quantitative and qualitative disclosures as presented above for the year ended December 31, 1999.

            INFORMATION ABOUT BLUE CROSS AND BLUE SHIELD OF MISSOURI

   All financial information included in this document regarding Blue Cross and Blue Shield of Missouri excludes its ownership of the class B common stock.

Business

 General Description of Business

   Blue Cross and Blue Shield of Missouri is a provider of health care benefits in Missouri. As of December 31, 1999, Blue Cross and Blue Shield of Missouri served approximately 155,000 members, the majority of whom reside in metropolitan St. Louis, Missouri. Blue Cross and Blue Shield of Missouri offers underwritten products, self-funded products, and owns and manages real estate. Blue Cross and Blue Shield of Missouri segregates its products into these three segments. Note 13 "Segment Information" of Blue Cross and Blue Shield of Missouri's financial statements included on page F-72 of this document includes financial data relating to its segments. Blue Cross and Blue Shield of Missouri's underwritten segment includes, among others, the Federal Employees Program and the Basic Blue product. Blue Cross and Blue Shield of Missouri's self-funded segment includes, among others, business contracted with other regional Blue Cross and Blue Shield plans, the Blue Cross and Blue Shield Association and a contract with the State of Missouri Health Insurance Pool. The other segment relates primarily to management of a corporate campus which includes the corporate headquarters of Blue Cross and Blue Shield of Missouri and RightCHOICE.

   Blue Cross and Blue Shield of Missouri is a primary licensee of the Blue Cross and Blue Shield Association, the national trade association of Blue Cross Blue Shield licensees, each of which holds the exclusive right to use the Blue Cross and/or Blue Shield names and service marks in specific geographic areas. Each licensee is an independent legal organization and is not responsible for the obligations of other Blue Cross and Blue Shield Association licensees. The service area associated with Blue Cross and Blue Shield of Missouri has a population of approximately 4.0 million and includes four of the five largest cities in Missouri, but does not include Kansas City. Blue Cross and Blue Shield of Missouri believes that the widespread and positive recognition of the Blue Cross and Blue Shield names and service marks will continue to provide a marketing advantage in its service area. New RightCHOICE does not plan to change the business of Blue Cross and Blue Shield of Missouri as a result of the reorganization.

 Underwritten Products

   Underwritten products include participation in a national account arrangement between the Blue Cross and Blue Shield Association and the United States Office of Personnel Management to provide health care benefits to federal employees and retirees who choose to enroll in the Blue Cross and Blue Shield Service Benefit Plan, which is often referred to as the Federal Employees Program. As of December 31, 1999, Blue Cross and Blue Shield of Missouri provided insurance to approximately 45,000 federal employees, dependents and retirees in its service area.

   Also included in underwritten business is Basic Blue, which is a product started in 1992 to address the needs of low-income families in Blue Cross and Blue Shield of Missouri's service area that do not qualify for Medicaid. Basic Blue has an innovative benefit design that includes an exclusive provider network and a benefit package geared to preventive care. This product's benefit design is based upon the Missouri Limited Mandate Health Insurance Act. As of December 31, 1999 total membership enrolled in Basic Blue was approximately 3,000.

   A small amount of membership still exists in the indemnity-based products called Base Major. Total underwritten membership at December 31, 1999 was approximately 300. These products are closed to new membership and represent a minimal amount of total underwritten business.

 Self-Funded

   Self-funded products consist of Blue Cross and Blue Shield of Missouri's participation in national account arrangements with other Blue Cross and Blue Shield plans and a third party administration arrangement with the Missouri Health Insurance Pool.

   Blue Cross and Blue Shield of Missouri participates with other Blue Cross and Blue Shield plans to provide health care benefits through PPO BlueCard(R) for members living or traveling within its service area who are employed by companies headquartered in other plans' service areas. PPO BlueCard(R) utilizes a standard processing system used by all plans called the Inter-Plan Teleprocessing Service which allows subscribers to receive care in any participating plan's service area. Under standard financial arrangements, each participating plan is paid an administrative fee for providing local processing services and an access fee for providing access to its provider network by the plan that has the enrolled membership. As of December 31, 1999, Blue Cross and Blue Shield of Missouri had in excess of 54,000 subscribers living in its service area enrolled in its PPO BlueCard(R) product. Blue Cross and Blue Shield of Missouri anticipates that the unit pricing for administrative fees and access fees may be reduced in the near future. Blue Cross and Blue Shield of Missouri also believes that membership in the PPO BlueCard(R) will increase. As a result of the combination of pricing decreases and membership increases, Blue Cross and Blue Shield of Missouri expects revenues from PPO BlueCard(R) to increase.

   Participation in large national accounts is also processed on the National and Special Accounts system, which is a centralized processing system used to administer health benefit programs by some plans for large national account arrangements. Under these arrangements Blue Cross and Blue Shield of Missouri acts as a participating plan providing health benefits within its service area for subscribers. As with PPO BlueCard(R), Blue Cross and Blue Shield of Missouri is paid fixed administrative fees, based on membership, for providing network access, customer service and claims processing. Any underwriting risk is maintained either by the self-funded group or by the plan controlling the national contract. As of December 31, 1999, Blue Cross and Blue Shield of Missouri had approximately 52,000 members living in its service area enrolled in arrangements processed on the National and Special Accounts system.

   Blue Cross and Blue Shield of Missouri also acts as a third-party administrator and provides access to its provider network to the Missouri Health Insurance Pool. The Missouri Health Insurance Pool was created by Missouri state law and is designed to provide health care benefits for people living in Missouri with high-risk conditions that prevent them from obtaining other coverage. Total membership as of December 31, 1999 was 552.

 Other

   Other business consists of commercial real estate owned by subsidiaries of Blue Cross and Blue Shield of Missouri. Included is a 425,000 square foot office building fully leased to three tenants, including 343,017 square feet leased to RightCHOICE as of December 31, 1999. Also included is a 73,000 square foot office building approximately 95% leased to a variety of tenants, a parking garage and surface parking lots, all of which are contiguous covering approximately three and one-half city blocks in central downtown St. Louis, Missouri.

Properties

   As of December 31, 1999, Blue Cross and Blue Shield of Missouri owned or leased the following facilities that it considers material to its operations:

      Type of Facility       Location        Square Footage     Owned or Leased
      ----------------       --------        --------------     ---------------
      Office Building      St. Louis, MO        425,057              Owned
      Office Building      St. Louis, MO         73,211              Owned
      Parking Lot          St. Louis, MO                             Owned
      Parking Garage       St. Louis, MO                             Owned

Legal Proceedings

   Blue Cross and Blue Shield of Missouri is a party to various material legal proceedings which are described in Note 10 to its financial statements included on page F-58 of this document.

Management's Discussions and Analysis of Financial Condition and Results of Operations

   The following presents management's discussion and analysis of Blue Cross and Blue Shield of Missouri's historical carve-out financial condition and results of operations as of the dates and for the periods indicated. You should read this discussion in conjunction with the "Selected Financial Data" of Blue Cross and Blue Shield of Missouri on page 10 of this document and the financial statements and the accompanying notes, and the other carve-out financial data about Blue Cross and Blue Shield of Missouri included in this document. All financial information for Blue Cross and Blue Shield of Missouri included in this document excludes its ownership of the class B common stock.

   This discussion contains forward-looking statements that involve risks and uncertainties. Actual results could differ significantly from those anticipated in these forward-looking statements.

 Results of operations

   Blue Cross and Blue Shield of Missouri offers health care benefit services along with building management services for the corporate headquarters of Blue Cross and Blue Shield of Missouri and RightCHOICE and other property. Blue Cross and Blue Shield of Missouri segregates its business into three segments: underwritten products, self-funded products and other.

   The underwritten products include, among others, the Federal Employee Program for which Blue Cross and Blue Shield of Missouri contracts with the Blue Cross and Blue Shield Association's Federal Employees Program Director's Office. Blue Cross and Blue Shield of Missouri is fully reimbursed for all medical costs for Federal Employee Program members and is paid for administrative costs within certain limitations. Other underwritten business includes coverage for low income families and a traditional form of indemnity product.

   Blue Cross and Blue Shield of Missouri's self-funded segment includes, among others, business contracted with other regional Blue Cross and Blue Shield Plans, the Blue Cross and Blue Shield Association and a contract with the State of Missouri Health Insurance Pool. The self-funded segment includes the PPO BlueCard(R), which is a nationally based Blue Cross and Blue Shield Association product which targets multi-site employers. Product revenue is generated from processing claims and receiving discounts for PPO BlueCard(R) members who utilize Blue Cross and Blue Shield of Missouri's network. The National and Special Accounts program is also a self-funded program which produces revenue from claims processing and customer service.

   In the other segment, income is generated from management of the 425,000 square foot office building which serves as the corporate headquarters of Blue Cross and Blue Shield of Missouri and RightCHOICE, garage facilities, parking, and management of a 73,000 square foot office building.

   Premium and Other Revenue

   The following table sets forth premium and other revenue (in thousands) by product group for the six months ended June 30, 2000 and 1999 and the years ended December 31, 1999, 1998, and 1997:

                                         For the six
                                           months         For the year ended
                                       ended June 30,        December 31,
                                       --------------- -------------------------
   Product Group                        2000    1999     1999     1998    1997
   -------------                       ------- ------- -------- -------- -------
   Underwritten:
     Federal Employee Program........  $44,495 $39,806 $ 82,153 $ 77,187 $77,473
     Other...........................    1,372   1,738    3,240    3,485   3,849
                                       ------- ------- -------- -------- -------
       Total Premium Revenue.........   45,867  41,544   85,393   80,672  81,322
   Self-funded and other fees........    9,887   8,679   17,856   13,132  11,232
   Other.............................    3,923   3,762    7,498    6,617   5,548
                                       ------- ------- -------- -------- -------
       Total revenues................  $59,677 $53,985 $110,747 $100,421 $98,102
                                       ======= ======= ======== ======== =======

   Operating Ratios

   The following table sets forth selected operating ratios. The medical loss ratio reflects health care services expense as a percentage of premium revenue. All other ratios are shown as a percentage of total revenue:

                                              For the six
                                                months
                                              ended June       For the year
                                                  30,       ended December 31,
                                             ------------- --------------------
                                              2000   1999   1999   1998   1997
                                             ------ ------ ------ ------ ------
   Operating revenues:
     Premium revenue........................  76.9%  76.9%  77.1%  80.3%  82.9%
     Self-funded and other fees.............  16.6%  16.1%  16.1%  13.1%  11.4%
     Other..................................   6.5%   7.0%   6.8%   6.6%   5.7%
                                             ------ ------ ------ ------ ------
                                             100.0% 100.0% 100.0% 100.0% 100.0%
                                             ====== ====== ====== ====== ======
   Operating ratios:
     Medical loss ratio.....................  89.9%  87.2%  85.6%  88.0%  92.0%
                                             ------ ------ ------ ------ ------
     General and administrative expense
      ratio.................................  22.9%  23.3%  23.0%  26.7%  27.8%
                                             ------ ------ ------ ------ ------
     Adjusted general and administrative
      expense ratio (excludes depreciation
      and amortization).....................  20.5%  20.7%  20.5%  23.9%  25.3%
                                             ------ ------ ------ ------ ------

   Membership

   The following table sets forth the number of members by product category:

                                           For the six
                                          months ended        For the year
                                            June 30,       ended December 31,
                                         --------------- -----------------------
   Product Group                          2000    1999    1999    1998    1997
   -------------                         ------- ------- ------- ------- -------
   Underwritten:
     Federal Employee Program...........  47,699  45,567  44,952  44,930  48,664
     Other..............................   3,022   3,904   3,301   4,515   6,589
                                         ------- ------- ------- ------- -------
       Total underwritten members.......  50,721  49,471  48,253  49,445  55,253
     Self-funded and other members...... 113,589  92,972 106,705  77,437  82,266
                                         ------- ------- ------- ------- -------
       Total members.................... 164,310 142,443 154,958 126,882 137,519
                                         ======= ======= ======= ======= =======

 Comparison of results for the first half of 2000 to the first half of 1999

   Revenues

     Underwritten

   Premium revenue increased $4.3 million to $45.9 million in the first half of 2000 as compared to the first half of 1999. The pricing for indemnity products is based on anticipated health care costs. Depending on future competition, acceptance of premium rates and contracted cost reimbursement, there can be no assurance that Blue Cross and Blue Shield of Missouri will be able to price its products consistent with health care cost trends.

   Federal Employee Program revenue increased $4.7 million in the first half of 2000 compared to the first half of 1999. Included in Federal Employee Program revenue is reimbursement for administrative costs and claims submitted. A portion of the increased revenue is due to increased reimbursements for administrative costs while the majority of the increase is due to an increase in claims costs of $5.1 million. Further, the increase in membership in this product was a major factor that contributed to the increase in revenue and claims. The Federal Employee Program membership increased by 2,132 members from June 30, 1999 to June 30, 2000. This increase of 4.7% is due, in part, to a competitor exiting the Federal Employee Program at the end of 1999.

   Indemnity insurance includes coverage for low income families and traditional indemnity insurance. Revenue for these products decreased to $1.4 million in the first half of 2000 from $1.7 million in the first half of 1999 due to a reduction in underwritten members of 882 from June 30, 1999 to June 30, 2000.

     Self-funded and other fees

   Fees and other income from administrative services only/self-funded and other network services increased in the first half of 2000 to $9.9 million from $8.7 million in the first half of 1999. The increase is attributed to an increase of 23,010 PPO BlueCard(R) members from June 30, 1999 to June 30, 2000. Management anticipates continued growth in PPO BlueCard(R); however, the growth in revenues remains dependent on future pricing and competition. National and Special Accounts membership decreased by 2,380 members over the same timeframe. In addition, revenue decreased by $1.8 million related to the termination of an administrative fee contract between Blue Cross and Blue Shield of Missouri and another unaffiliated Blue Cross and Blue Shield licensee. This contract, under which Blue Cross and Blue Shield of Missouri provided electronic data processing services, was terminated in June 1999.

     Other income

   The main tenant in the corporate headquarters owned by Blue Cross and Blue Shield of Missouri is its 80% owned subsidiary, RightCHOICE. In addition to RightCHOICE, Blue Cross and Blue Shield of Missouri has two other tenants in the building and derives income from these tenants as well as from parking fees from employees and special events. Rental income was relatively flat at $3.9 million for the first half of 2000 as compared with $3.8 million for the first half of 1999.

   Operating expenses

   The overall medical loss ratio increased 2.7% in the first half of 2000 to 89.9% from 87.2% in the first half of 1999. The increase in this ratio is a result of an increase in the Federal Employee Program medical loss ratio.

   Health care services cost increased $5.0 million to $41.2 million in the first half of 2000 from $36.2 million in the first half of 1999. Health care services cost reflects the direct costs of care incurred by the Federal Employee Program members. The increase in health care services costs is primarily due to an increase in the Federal Employee Program claims expense of $5.1 million which was driven in part by increased membership, as previously described.

   General and administrative expenses, excluding depreciation and amortization and excluding the non-recurring charges, increased to $12.2 million for the first half of 2000 compared to $11.2 million for the first half of 1999. The increase is primarily due to an overall increase of 21,867 members, or 15.4%, from June 30, 1999 to June 30, 2000.

   Depreciation and amortization expense was flat at $1.4 million in the first half of 2000 compared to $1.4 million in the first half of 1999.

   Operating expenses for the underwritten segment include health care services costs, commissions, and general and administrative expenses, as well as any non-recurring charges that are attributable to that segment's operations. Operating expenses for the self-funded segment include commissions, general and administrative expenses, and non-recurring charges attributable to the segment. Operating expenses for the other segment include general and administrative expenses and non-recurring charges primarily related to Blue Cross and Blue Shield of Missouri's real estate activities. Operating expenses for the underwritten segment increased $3.8 million to $46.1 million in the first half of 2000 from $42.3 million in the first half of 1999. This increase was primarily due to the $5.0 million increase in health care services cost, as previously described. Operating expenses for the self-funded segment increased $0.8 million to $6.7 million in the first half of 2000 from $5.9 million in the first half of 1999. This increase corresponds to the increase in self-funded membership, as previously described. Operating expenses for the other segment were flat at $2.4 million for the first half of 2000 as compared to $2.5 million for the first half of 1999.

   Operating income

   Operating income increased to $4.5 million in the first half of 2000 from $3.4 million in the first half of 1999. The first half of 1999 includes a non-recurring charge of $1.8 million while the first half of 2000 includes a non-recurring charge of $0.3 million. The non-recurring charges for both periods relate to the settlement and reorganization of Blue Cross and Blue Shield of Missouri.

   The operating loss for the underwritten segment decreased from $0.7 million in the first half of 1999 to $0.2 million in the first half of 2000. This improvement is partially due to the decrease in the non-recurring charges related to the settlement and reorganization, as previously described.

   Operating income for the self-funded segment increased from $2.8 million in the first half of 1999 to $3.2 million in the first half of 2000. The improvement is also partially due to the decrease in the non-recurring charges. In addition, operating income improved due to the growth in the BlueCard(R) membership, as previously described, offset partially by the termination of the data processing service agreement with another Blue Cross plan, as previously described.

   Operating income for the other segment improved slightly, from $1.3 million in the first half of 1999 to $1.5 million in the first half of 2000.

   Net investment income

   Net investment income includes investment income from invested cash and short term investments. Net investment income increased to $1.5 million in the first half of 2000 compared to $0.7 million in the first half of 1999. This increase is related to earnings on comparatively higher cash and short term investment levels in 2000.

   Provision for income taxes

   Blue Cross and Blue Shield of Missouri's effective income tax provision for the first half of 2000 was 39.8% and 42.5% in the first half of 1999. Blue Cross and Blue Shield of Missouri's effective tax provision rates for the periods in comparison were affected by expenses associated with the settlement which includes litigation and non-deductible permanent items.

   Net income

   Blue Cross and Blue Shield of Missouri's net income for the first half of 2000 was $3.5 million compared to net income of $1.3 million in the first half of 1999. The first half of 1999 net income includes a $1.1 million charge related to the cumulative effect of an accounting change related to startup costs. These expenses include fees for legal, consulting and accounting services, as well as other fees related to the settlement and reorganization of Blue Cross and Blue Shield of Missouri. In 1998, Blue Cross and Blue Shield of Missouri capitalized such costs. Blue Cross and Blue Shield of Missouri adopted the American Standards Executive Committee Statement of Position 98-5, "Reporting on the Costs of Start-up Activities" effective January 1, 1999 which resulted in the write-off of $1.3 million of costs ($1.1 million, net of tax) which had previously been capitalized as an asset in 1998. In addition, Blue Cross and Blue Shield of Missouri incurred additional expenses for the settlement and reorganization of $1.8 million in the first half of 1999 and $0.3 million in the first half of 2000.


 Comparison of results for 1999 to the results for 1998

   Revenues

     Underwritten

   Premium revenue increased $4.7 million to $85.4 million in 1999 from $80.7 million in 1998. As described below, premium revenue has been affected by membership, rate increases, and payments for cost reimbursement and performance bonus payments. Premium pricing is based on anticipated health care costs. Depending on future competition, acceptance of premium rates, and contracted cost reimbursement levels, Blue Cross and Blue Shield of Missouri cannot provide any assurances that it will be able to price its products consistent with health care cost trends.

   Federal Employee Program revenue increased $5.0 million in 1999. Included in Federal Employee Program revenue is reimbursement for administrative costs and claims submitted. Approximately $2.3 million of the increase results from increased reimbursed claim activity. Additionally, as a result of a focused effort to recover administrative costs from prior years which had not been reimbursed by the Federal Employee Program, Blue Cross and Blue Shield of Missouri received $2.3 million in administrative cost reimbursement in 1999 related to administrative costs incurred in 1994 through 1998. Blue Cross and Blue Shield of Missouri also received payments of $0.3 million in 1999 related to the achievement of superior service levels for the Federal Employee Program.

   Other underwritten premiums include coverage for low income families and traditional indemnity insurance. Revenue for these products decreased to $3.2 million in 1999 from $3.5 million in 1998. The decrease is related to a reduction in underwritten members of 1,214 in 1999. The membership decrease was offset by rate increases of 35% in 1999.

     Self-funded and other fees

   Fees and other income from self-funded and other network services increased in 1999 to $17.9 million from $13.1 million in 1998. The increase is attributed to an increase of 29,928 PPO

BlueCard(R) members in 1999 over 1998, an increase of 125%. Management anticipates continued growth in PPO BlueCard(R) membership; however, the growth in revenues remain dependent on future pricing and competition. Blue Cross and Blue Shield of Missouri believes that membership in the PPO BlueCard(R) will increase. As a result of the combination of pricing decreases and membership increases, Blue Cross and Blue Shield of Missouri expects revenue from PPO BlueCard(R) to increase. National and Special Accounts membership did not change significantly in 1999. As previously described, revenue was impacted by the cancellation of an administrative fee contract for electronic data processing services resulting in a decrease to 1999 revenue of $1.0 million as compared to 1998.

   Other income

   The main increase in the rental income to $7.5 million in 1999 from $6.6 million in 1998 is related to an escalation of base rent on the lease with RightCHOICE.

   Operating expenses

   The overall medical loss ratio decreased in 1999 to 85.6% from 88.0% in 1998. The reduction in this ratio is related to price increases for underwritten products other than the Federal Employee Program and additional revenue for the Federal Employee Program. The increase in Federal Employee Program revenue relates primarily to cost reimbursements for prior years' administrative costs and performance bonuses.

   Health care services costs reflect the direct costs of care incurred by Federal Employee Program members. These costs are fully reimbursed by the Federal Employee Program. Administrative costs of the Federal Employee Program are reimbursed at allowable cost.

   General and administrative expenses, excluding depreciation and amortization and including the non-recurring charges, increased $2.4 million in 1999 to $26.4 million from $24.0 million in 1998. This increase can be traced to the cost of litigation for the settlement agreement, The Missouri Foundation For Health development, and other legal costs. The impact of the settlement expenses and reorganization costs was $3.8 million in 1999, exclusive of $1.3 million in reorganization costs related to 1998 charges, which were capitalized in 1998 and subsequently expensed in 1999 as a cumulative effect adjustment ($1.1 million, net of tax) to reflect adoption of Statement of Position 98-5. Management anticipates that additional settlement and reorganization expenses will be incurred until the reorganization is completed. Management believes that subsequent to the reorganization, general and administrative costs associated with the settlement will not be material. The settlement expense was offset by a $1.4 million reduction in other operating expenses.

   Depreciation and amortization expense remained constant at $2.8 million in 1999 when compared to 1998. The expense consists mainly of depreciation on the building and related improvements.

   Operating expenses for the underwritten segment increased $4.8 million to $85.9 million in 1999 from $81.1 million in 1998. This increase was primarily due to the non-recurring charges related to Blue Cross and Blue Shield of Missouri's settlement and reorganization costs, as previously described. Operating expenses for the self-funded segment decreased to $11.7 million in 1999 compared to $12.0 million in 1998. Operating expenses for the other segment remained relatively flat at $4.7 million in 1999 compared to $4.8 million in 1998.

 Operating income

   Operating income increased to $8.4 million in 1999 from $2.6 million in 1998 for the reasons described above.

 Net investment income

   Net investment income increased to $1.9 million in 1999, related to earnings on comparatively higher cash and short term investment levels. The increase in cash and short term investments resulted from the sale of property, positive operating results in 1999, reductions in member receivables, increases in claims payable and the funding of net related party receivables.

 Provision (benefit) for income taxes

   Blue Cross and Blue Shield of Missouri's effective income tax provision (benefit) for 1999 was 41.3% and (34.4)% in 1998. Blue Cross and Blue Shield of Missouri's effective tax provision (benefit) rates in 1999 and 1998 were effected by expenses associated with the settlement which includes litigation in 1999 and non-deductible permanent items in 1998.

   Net income (loss)

   Blue Cross and Blue Shield of Missouri's net income for 1999 was $5.0 million compared to a net loss of $1.3 million in 1998. The 1999 net income includes a charge of $1.1 million related to the cumulative effect adjustment for the accounting change related to startup costs, as previously described.

 Comparison of results for 1998 to the results for 1997

   Revenues

     Underwritten

   Premium revenue decreased $0.6 million to $80.7 million in 1998 from $81.3 million in 1997. As described below, premium revenue has been affected by membership and rate increases. Premium pricing is based on anticipated health care costs. Depending on future competition and acceptance of premium rates, Blue Cross and Blue Shield of Missouri cannot provide any assurances that it will be able to price its products consistent with health care cost trends.

   Federal Employee Program revenue decreased slightly by $0.3 million in 1998. Included as Federal Employee Program revenues is reimbursement for administrative costs and claims submitted.

   Other underwritten premium includes coverage for low income families and traditional indemnity insurance. Revenue for these products decreased to $3.5 million in 1998 from $3.8 million in 1997. The decrease is related to a reduction in underwritten members of 2,074 in 1998. The membership decrease was offset by rate increases of 35% in 1998.

     Self-funded and other fees

   Fees and other income from self-funded and other network services increased in 1998 to $13.1 million from $11.2 million in 1997. The increase is due to an increase of approximately 9,154 members in PPO BlueCard(R) in 1998.

   Other income

   The main tenant in the corporate headquarters owned by Blue Cross and Blue Shield of Missouri is its 80% owned subsidiary RightCHOICE. Blue Cross and Blue Shield of Missouri also leases space to other tenants in the building and derives income from parking fees from employees and special events. The main increase in the rental income to $6.6 million in 1998 from $5.5 million in 1997 is related to an increase in the rental rate in the lease with RightCHOICE.

   Operating expenses

   The overall medical loss ratio decreased to 88.0% from 92.0% in 1997. The reduction in this ratio is related to price increases for underwritten products.

   Health care services costs reflect the direct costs of care incurred by Federal Employee Program members and these costs are fully reimbursed by the Federal Employee Program. Administrative costs of the Federal Employee Program are reimbursed at allowable cost.

   General and administrative expense, excluding depreciation and amortization, decreased $0.8 million in 1998 from $24.8 to $24.0 million. This decrease is related to a focused effort to reduce operating costs.

   Depreciation and amortization expense increased slightly to $2.8 million in 1998 compared to $2.5 million 1997. The expense consists mainly of depreciation on building and related improvements.

   Operating expenses for the underwritten segment decreased $6.1 million to $81.1 million in 1998 from $87.2 million in 1997. This decrease is partially due to a reduction in health care service costs of $3.8 million in 1998 as compared to 1997. In addition, general and administrative expenses decreased by $2.3 million in 1998 as compared to 1997. Both the reduction in health care service costs and general and administrative costs were partially the result of a reduction of 5,808 underwritten members from December 31, 1997 to December 31, 1998. Operating expenses for the self-funded segment increased by $1.4 million to $12.0 million in 1998 from $10.6 million in 1997. Operating expenses for the other segment increased to $4.8 million for 1998 compared to $4.3 million for 1997.

   Operating income (loss)

   Operating income increased to $2.6 million in 1998 from a $4.0 million loss in 1997 for the reasons described above.

   Net investment income

   Net investment income includes investment income in the form of interest income from cash and short term investments. The decrease in net investment income in 1998 resulted from a loss on the sale of building units owned by Blue Cross and Blue Shield of Missouri.

   Provision (benefit) for income taxes

   Blue Cross and Blue Shield of Missouri's effective income tax (benefit) for 1998 was (34.4)% and (35.0)% in 1997. Blue Cross and Blue Shield of Missouri's effective tax provision (benefit) rate in 1998 was affected by non-deductible permanent items.

   Net loss

   Blue Cross and Blue Shield of Missouri's net loss for 1998 was $1.3 million compared to a net loss of $2.2 million in 1997.

 Liquidity and capital resources

   Blue Cross and Blue Shield of Missouri's working capital increased to $36.7 million as of June 30, 2000 from $32.1 million as of December 31, 1999. The increase is attributed to an increase in cash and investments.

   Net cash provided by operating activities was $6.9 million for the first half of 2000 compared to cash provided by operating activities of $16.9 million for the first half of 1999. This reduction is attributable to a decrease of $6.7 million in net payables to related parties during the first half of 2000 as compared to an increase in net payables to related parties of $5.0 million during the first half of 1999. The net payable to related parties is related to transactions between Blue Cross and Blue Shield of Missouri and RightCHOICE and fluctuates based on the timing of operating cash receipts and payments and intercompany tax settlements, among other things.

   Blue Cross and Blue Shield of Missouri's working capital increased in 1999 to $32.1 million from $25.3 million in 1998. The increase is attributed to an increase in cash and investments.

   Net cash provided by operating activities was $29.7 million in 1999 compared to cash provided by operating activities of $2.5 million in 1998. The factors influencing this increase include net income of $5.0 million, a reduction in member receivables of $3.9 million, an increase in medical claims payable of $4.4 million and an increase of $10.5 million in payables to related parties in 1999. The changes in member receivables and medical claims payable are primarily related to the Federal Employee Program product. Timing of claim payments affects the premium and claims expense for this segment. The change in payables to related parties results from cash funding from the subsidiaries of Blue Cross and Blue Shield of Missouri for various liabilities such as income taxes.

   As a result of the increase in cash provided by operations in 1999, Blue Cross and Blue Shield of Missouri invested the cash in its investment portfolio.

   Blue Cross and Blue Shield of Missouri's investment portfolio consists mainly of fixed income securities. Investment policies are designed to preserve principal, maximize yield and provide liquidity to meet anticipated obligations. Blue Cross and Blue Shield of Missouri's investments available for sale mainly consist of commercial paper with maturity dates in 2000.

   Other than the $12.8 million payment for the settlement for The Missouri Foundation For Health and the transfer and assumption transaction as part of the reorganization, described in "Pro forma Unaudited Condensed Combined Financial Data," Blue Cross and Blue Shield of Missouri currently has no definitive material commitments for future use of its current or expected levels of available cash resources. Blue Cross and Blue Shield of Missouri expects to pay annual license fees of approximately $0.1 million related to its licenses from the Blue Cross and Blue Shield Association to use the Blue Cross and Blue Shield service marks. However, the amount of the license fees may vary from year to year based on the aggregate total revenue of Blue Cross and Blue Shield of Missouri, RightCHOICE, Healthy Alliance Life Insurance Company and BlueCHOICE as compared to that of all Blue Cross and Blue Shield licensees, the total revenue of Blue Cross and Blue Shield of Missouri as compared to that of RightCHOICE, Healthy Alliance Life Insurance Company and BlueCHOICE, as well as changes adopted by the Blue Cross and Blue Shield Association to its overall formulas for computing the license fees.

 Contingencies

   See the description under the same caption in Note 10 of Blue Cross and Blue Shield of Missouri's financial statements included on page F-58 of this document.

                       INFORMATION ABOUT NEW RIGHTCHOICE

General

   The Missouri Foundation For Health incorporated New RightCHOICE on March 14, 2000 as a Delaware corporation under the settlement agreement solely to facilitate the reorganization. Upon completion of the reorganization, New RightCHOICE will be the surviving company and its business operations and assets and liabilities initially will include:

  . The combined business of RightCHOICE and the insurance and other business of Blue Cross and Blue Shield of Missouri, and

  . The combined assets and liabilities of RightCHOICE and Blue Cross and Blue Shield of Missouri, except for:

    -- approximately $13 million that Blue Cross and Blue Shield of
       Missouri and New RightCHOICE will pay to The Missouri Foundation For Health as part of the settlement, and

    -- the shares of class B common stock owned by Blue Cross and Blue
       Shield of Missouri, which New RightCHOICE will cancel and the value of which New RightCHOICE will transfer to The Missouri Foundation For Health in the form of shares of New RightCHOICE common stock.

   The Pro Forma Unaudited Combined Condensed Financial Statements beginning on page 91 of this document include historical amounts for RightCHOICE, the Blue Cross and Blue Shield carve-out and New RightCHOICE, as well as adjustments necessary to reflect the reorganization.

Ownership of New RightCHOICE Common Stock

 Before Reorganization

   Currently, The Missouri Foundation For Health owns the one outstanding share of New RightCHOICE common stock. The Foundation will continue to be the sole shareholder of New RightCHOICE until the merger of RightCHOICE with New RightCHOICE.

 After Reorganization

   Following completion of the reorganization, the class A shareholders will own approximately 20% of the outstanding shares of New RightCHOICE common stock, and The Missouri Foundation For Health will own approximately 80% of the outstanding shares of New RightCHOICE common stock. Unlike the class B common stock, which has ten votes per share, each share of New RightCHOICE common stock will have one vote per share. Therefore, the public shareholders of New RightCHOICE will have approximately 20% of the voting power of New RightCHOICE, and the Foundation will have approximately 80% of the voting power of New RightCHOICE, although a voting trust will hold at least 95% of the Foundation's shares of New RightCHOICE common stock until the Foundation sells the shares as required by the voting trust and divestiture agreement.

 Ownership by Management

   The following table sets forth (1) historical information as of December 31, 1999 regarding the beneficial ownership of class A common stock by the directors and certain executive officers of RightCHOICE who will become directors and executive officers of New RightCHOICE immediately after the reorganization, and (2) pro forma information regarding the beneficial ownership of New RightCHOICE common stock by these same persons assuming that the parties completed the reorganization on January 1, 2000.

   Beneficial ownership is determined in accordance with Securities and Exchange Commission rules that generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities and includes, among other things, securities that an individual has the right to acquire within sixty days. Unless otherwise indicated, the persons identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

   Percentage ownership calculations are based on 3,710,653 shares of class A common stock outstanding plus 471,390 shares of class A common stock that individuals may acquire beneficial ownership of under options that are exercisable or will become exercisable within sixty days.

                                                                   Post-
                                          Pre-Reorganization   Reorganization
                                          ------------------ ------------------
                                          Amount and Nature
                                            of Beneficial    Amount and Nature
                                             Ownership of      of Beneficial
                                             RightCHOICE      Ownership of New
                                               class A          RightCHOICE
                                             common stock       common stock
                                          ------------------ ------------------
      Name                                shares  % of class shares  % of class
      ----                                ------- ---------- ------- ----------
      John A. O'Rourke(/1/)..............  70,332       *     70,332      *

      William H.T. Bush(/2/).............   6,000       *      6,000      *

      Earle H. Harbison, Jr.(/3/)........   6,500       *      6,500      *

      Gloria W. White(/4/)...............   4,702       *      4,702      *

      Roger B. Porter, Ph.D.(/5/)........   5,000       *      5,000      *

      William J. Schicker(/6/)...........   1,005       *      1,005      *

      Sandra A. Van Trease(/7/)..........  61,703       *     61,703      *

      Angela F. Braly(/8/)...............  25,902       *     25,902      *

      Michael Fulk(/9/)..................  20,359       *     20,359      *

      Herbert B. Schneiderman(/10/)......  55,224       *     55,224      *

      Directors and executive officers
       as a group(/11/) (21 persons)..... 502,148    12.0%   502,148    2.6%

--------
*Less than 1%.
 (1) Includes 36,117 shares that Mr. O'Rourke may acquire under vested stock options at December 31, 1999 and 28,215 shares that Mr. O'Rourke may acquire under stock options that vested on January 1, 2000.
 (2) Includes 5,000 shares that Mr. Bush may acquire under vested stock options.
 (3) Includes 5,000 shares that Mr. Harbison, Jr. may acquire under vested stock options.
 (4) Includes 4,667 shares that Ms. White may acquire under vested stock options.
 (5) Includes 5,000 shares that Dr. Porter may acquire under vested stock options.
 (6) A trust holds all of the shares for the benefit of Mr. Schicker.
 (7) Includes 39,884 shares that Ms. Van Trease may acquire under vested stock options at December 31, 1999, 18,154 shares that Ms. Van Trease may acquire under stock options that vested on January 1, 2000 and 865 shares Ms. Van Trease beneficially owns through RightCHOICE's 401(k) plan.
 (8) Includes 16,000 shares that Ms. Braly may acquire under vested stock options at December 31, 1999 and 9,902 shares that Ms. Braly may acquire under stock options that vested on January 1, 2000.
 (9) Includes 11,577 shares that Mr. Fulk may acquire under vested stock options at December 31, 1999 and 8,782 shares that Mr. Fulk may acquire under stock options that vested on January 1, 2000.

(10) Includes 42,830 shares that Mr. Schneiderman may acquire under vested stock options at December 31, 1999 and 10,894 shares that Mr. Schneiderman may acquire under stock options that vested on January 1, 2000. A trust holds all of the shares for the benefit of Mr. Schneiderman.

(11) Includes 9,079 shares all directors and executive officers as a group beneficially own through the 401(k) plan and 83,395 shares that Edward J. Tenholder, who was Executive Vice President and Chief Operating Officer of Blue Cross and Blue Shield of Missouri and an employee of RightCHOICE, owns or may acquire under vested stock options.

 Ownership by Certain Beneficial Owners

   The following table sets forth (1) historical information as of December 31, 1999 regarding the beneficial ownership of class A common stock and class B common stock by each entity known by the RightCHOICE board of directors to beneficially own more than 5% of either class of RightCHOICE's common stock, and (2) pro forma information regarding the beneficial ownership of New RightCHOICE common stock by each entity known by RightCHOICE's board of directors to beneficially own more than 5% of New RightCHOICE's common stock assuming that the parties completed the reorganization on January 1, 2000.

   Beneficial ownership is determined in accordance with Securities and Exchange Commission rules that generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities and includes, among other things, securities that an individual has the right to acquire within sixty days. Unless otherwise indicated, the entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage ownership calculations are based on 3,710,653 shares of class A common stock outstanding and 14,962,500 shares of class B common stock outstanding.

                                       Pre-Reorganization                  Post-Reorganization
                          ---------------------------------------------------------------------------
                                                                           Amount and Nature of
                           Amount and Nature of Beneficial Ownership   Beneficial Ownership of New
                                  of RightCHOICE common stock            RightCHOICE common stock
                          ---------------------------------------------------------------------------
    Name and Address        class A      % of      class B      % of
  of Beneficial Owner     common stock  class   common stock   class     common stock   % of class
  -------------------     ------------ ---------------------- ------------------------- -------------
The Missouri Foundation
For Health..............             0       0%             0      0%        14,962,500       80.1%

Blue Cross and Blue
Shield of Missouri(/1/).        36,740        *    14,962,500    100%                 0          0%
 1831 Chestnut Street
 St. Louis, Missouri
 63103-2275

Heartland Advisors,
 Inc.(/2/)..............     1,151,700    31.0%             0      0%         1,151,700        6.2%
 790 North Milwaukee St.
 Milwaukee, Wisconsin
 53202

Health Care Services
Corporation(/3/)........       695,800    18.8%             0      0%           695,800        3.7%
 300 Randolph Street
 Chicago, Illinois 60601

Dimensional Fund
Advisors, Inc.(/4/).....       211,700     5.7%             0      0%           211,700        1.1%
 1299 Ocean Avenue
 11th Floor
 Santa Monica,
 California 90401

--------
   *Less than 1%.
(1) According to information contained in a report on Schedule 13G, dated February 16, 1996, Blue Cross and Blue Shield of Missouri beneficially owns the shares. Blue Cross and Blue Shield of Missouri may, at its option, convert each share of class B common stock that it owns into one share of class A common stock. If Blue Cross and Blue Shield of Missouri converted all of the shares of class B common stock that it owns into shares of class A common stock, it would own 14,999,240 shares of class A common stock, representing 80.3% of the outstanding shares of class A common stock, and no one would own any shares of class B common stock.
(2) According to information contained in a report on Schedule 13G/A, dated July 6, 2000, 1,151,700 shares may be deemed beneficially owned by Heartland Advisors, Inc. by virtue of its investment discretion and in some cases voting power over client securities, which may be revoked, and William J. Nasgovitz as a result of his position with and stock ownership of Heartland Advisors which could be deemed to confer upon him voting and/or investment power over the shares Heartland Advisors beneficially owns.
(3) According to information contained in a report on Schedule 13D, dated October 22, 1999, Health Care Service Corporation, which operates the Blue Cross and Blue Shield Plans in Illinois and Texas, beneficially owns the shares.
(4) According to information contained in a report on Schedule 13G, dated February 4, 2000, four registered investment companies and certain other investment vehicles for which Dimensional Fund Advisors, Inc. serves as an investment advisor beneficially own the shares. Dimensional Fund Advisors furnishes investment advice to these investment companies and serves as investment manager to certain other investment vehicles including commingled group trusts. In its role as investment advisor and investment manager, Dimensional Fund Advisors possesses both voting and investment power over 211,700 shares of class A common stock as of December 30, 1999. Dimensional Fund Advisors' investment companies and investment vehicles own all of the shares, and Dimensional Fund Advisors disclaims beneficial ownership of those shares.

Directors of New RightCHOICE

   Immediately upon completion of the reorganization, New RightCHOICE will have six directors. The initial directors of New RightCHOICE will be the directors of RightCHOICE immediately prior to the reorganization. New RightCHOICE expects that it will add additional persons to the New RightCHOICE board of directors after the reorganization. The New RightCHOICE board of directors may increase its size and fill the newly-created vacancies without the approval of the New RightCHOICE shareholders.

   The New RightCHOICE board of directors will be divided into three classes. Initially, each class will consist of two directors. Thereafter, upon a change in the number of directors, each class will consist, as nearly as possible, of one-third of the total number of directors constituting the entire New RightCHOICE board of directors. Initially, Class I directors will be appointed for a one-year term ending in 2001, Class II directors will be appointed for a two-year term ending in 2002 and Class III directors will be appointed for a three-year term ending in 2003. Successors to directors whose terms expire will be elected to three-year terms.

   Information about each designee to New RightCHOICE's board of directors is set forth below:

                              Current Position with RightCHOICE or
      Name                    Blue Cross and Blue Shield of Missouri       Age
      ----                    --------------------------------------       ---
      William H. T. Bush      Director of RightCHOICE                      61

      Earle H. Harbison, Jr.  Director of RightCHOICE                      71

      John A. O'Rourke        Chairman, President and Chief                56
                              Executive Officer of RightCHOICE, and
                              President and Chief Executive
                              Officer of Blue Cross and Blue Shield of
                              Missouri

      Roger B. Porter, Ph.D.  Director of RightCHOICE                      53

      William J. Schicker     Director of RightCHOICE                      65

      Gloria W. White         Director of RightCHOICE                      65

   William H. T. Bush has served as a director of RightCHOICE since April 1994. Mr. Bush currently serves as Chairman of the RightCHOICE audit committee, the RightCHOICE finance and investment committee and the RightCHOICE nominating committee. He served on the Blue Cross and Blue Shield of Missouri board of directors from 1989 to 1994 and as Secretary of the Blue Cross and Blue Shield of Missouri board of directors from 1990 to 1994. Mr. Bush is the Chairman of Bush-O'Donnell & Company, Inc. of St. Louis, an investment management and financial advisory firm he founded in 1986. Prior to 1986, Mr. Bush served as President and director of The Boatmen's National Bank of St. Louis. Mr. Bush currently is a director of Mississippi Valley Bancshares, Inc., Maritz, Inc., D.T. Industries, Inc., the Lord-Abbett Family of Mutual Funds and Engineered Support Systems, Inc.

   Earle H. Harbison, Jr. has served as a director of RightCHOICE since April 1994. Mr. Harbison currently serves as Chairman of the RightCHOICE compensation committee. Since September 1993, Mr. Harbison has served as Chairman of Harbison Corporation, a manufacturing company located in St. Louis. From May 1986 until his retirement in September 1993, he served as President, Chief Operating Officer and a director of Monsanto Company. Mr. Harbison is a director of HealthLink, Inc., Angelica Corporation, National Life Insurance Co., Mutual of America, Washington University, Barnes-Jewish Hospital, Automobile Club of Missouri and the National Law Center, George Washington University.

   John A. O'Rourke has served as a director of RightCHOICE and as Chairman and Chief Executive Officer of RightCHOICE since February 1997 and as President of RightCHOICE since March 1997. Mr. O'Rourke also has served as President and Chief Executive Officer of Blue Cross and Blue Shield of Missouri since March 1997. He served as President and Chief Executive Officer of HealthLink, Inc., now a subsidiary of RightCHOICE, from January 1985 to February 1997. Prior to joining HealthLink, Mr. O'Rourke was a member of the Federal Senior Executive Service and served for approximately fifteen years in the United States Department of Health and Human Services in several capacities, including Deputy Director of the Office of Health Maintenance Organizations, Deputy Director of the Office of Health Practice Assessment and Senior Policy Analyst in the Office of the Surgeon General. Prior to serving in the Department of Health and Human Services, Mr. O'Rourke was the Director of the Department of Economic Research for the American Medical Association.

   Roger B. Porter, Ph.D. has served as a director of RightCHOICE since April 1994. Dr. Porter currently serves as Chairman of the RightCHOICE business opportunities committee. Since 1993, Dr. Porter has served as IBM Professor of Business and Government at the John F. Kennedy School of Government at Harvard University. From 1989 to 1993, Dr. Porter served as Assistant to the President of the United States for Economic and Domestic Policy. From 1985 to 1989, Dr. Porter was Professor of Business and Government at Harvard University and Faculty Chairman of the Program for Senior Managers in Government. He is a director of HMO Missouri, Inc., Zions Bancorporation, National Life Insurance Company, Tenneco Automotive, and PACTIV Corporation.

   William J. Schicker has served as a director of RightCHOICE since July 2000. Mr. Schicker also has served as a director of Blue Cross and Blue Shield of Missouri since 1994. Mr. Schicker is the owner and president of McMahon Ford Company, Barreth Chrysler Company, Ford Groves Company, McMahon Lincoln Mercury and J.D. Byrider, all of which are automobile dealership companies located in the metropolitan St. Louis area. He is a director of Citizens National Bank and numerous community organizations including the Boys Club of St. Louis, the Urban League of Metropolitan St. Louis and the St. Louis Sports Commission.

   Gloria W. White has served as a director of RightCHOICE since November 1994. Mrs. White currently serves as Chair of the RightCHOICE litigation committee. She served on the Board of Directors of Blue Cross and Blue Shield of Missouri from 1986 to 1996 and as Chair of the Blue Cross and Blue Shield of Missouri Board of Directors from August 1994 to January 1996. Mrs. White has been Vice Chancellor Emerita of Washington University since June 1997 and has served in various other capacities at Washington University since 1967. She currently serves as Chair of the American Red Cross North Central Region. Mrs. White is also a director of HMO Missouri, Inc., Missouri Goodwill Industries, United Way of Greater St. Louis, the St. Louis Symphony and the St. Louis Art Museum, a member of the Firstar Private Banking Advisory Committee, Chair of The Sheldon Foundation Board of Trustees and a member of the Executive Committee of United Way of Greater St. Louis.

Committees of Board of Directors

   New RightCHOICE's bylaws provide for an audit committee, a compensation committee, and a nominating committee. New RightCHOICE's bylaws also authorize the New RightCHOICE board of directors to designate additional committees.

Compensation of Board of Directors

   New RightCHOICE expects that the directors of New RightCHOICE initially will receive the same compensation for their services as the directors of RightCHOICE as described below.

 Directors' Fees

   In 1999, each director of RightCHOICE who was not an employee of RightCHOICE or its subsidiaries or of Blue Cross and Blue Shield of Missouri received: (1) an annual retainer of $13,000, (2) $800 for each meeting attended and (3) reimbursement of reasonable out-of-pocket expenses incurred in conjunction with attending board and committee meetings. Each non-employee director also received $700 for each committee meeting attended, except the committee chair who received $900 for each committee meeting attended. RightCHOICE also pays non-employee directors additional fees for attending lengthy meetings. RightCHOICE did not pay any additional fees to directors in 1999. Directors serving on the business opportunities committee also received $275 per hour for any additional efforts expended on committee matters outside of the meetings.

   In 2000, RightCHOICE increased its non-employee director compensation so that it pays each non-employee director: (1) an annual retainer of $26,500, (2) $1,000 for each board meeting attended and (3) $1,000 for each committee meeting attended, except the committee chair who receives $1,200 for each committee meeting attended.

 Directors' Stock Option Plan

   RightCHOICE has adopted a stock option plan for non-employee directors to provide non-employee directors with stock options to purchase shares of class A common stock. The purpose of the plan is to attract and retain qualified outside directors and to provide additional incentive for these directors to promote the success of RightCHOICE's business through sharing in the future growth of the business. The plan provides that only non-employee directors, currently five individuals, may participate in the plan. New RightCHOICE will adopt this plan upon completion of the reorganization. New RightCHOICE also expects that it will consider amendments to this plan and/or may adopt new stock and stock option plans after the parties complete the reorganization.

   Under the plan, RightCHOICE grants each non-employee director an option to purchase 1,000 shares of class A common stock each year. RightCHOICE grants each person elected for the first time as a non-employee director an option to purchase a pro-rated number of shares of class A common stock based upon the number of months until the next annual grant. RightCHOICE may only issue 60,000 shares of class A common stock under options granted under the plan, subject to adjustment in the event of various changes in RightCHOICE's capital structure. A committee designated by the board of directors and composed of directors not otherwise eligible to participate in the plan administers the directors' stock option plan. In 1999, John A. O'Rourke was the only member of this committee.

   The exercise price for an option is the closing price of the class A common stock on the New York Stock Exchange on the date of grant. Each option expires ten years from the date of grant. In the event of a change in control of RightCHOICE, the committee which administers the option plan has the discretion to accelerate the vesting of options, require the cash-out of options, adjust the options to reflect the change in control, or deem the options to be exercisable for the consideration the optionee would have received had he or she exercised the options prior to the change in control. The reorganization will not constitute a change in control under this plan.

 Directors' Deferred Compensation Plan

   Non-employee directors of RightCHOICE may also elect to participate in a nonqualified deferred compensation plan. Under the plan, non-employee directors may make an annual election to defer a portion or all of their directors' fees. Directors may invest their deferred directors' fees in various mutual funds or they may purchase shares of class A common stock. New RightCHOICE will assume the obligations of RightCHOICE under this plan upon completion of the reorganization.

Executive Officers

   New RightCHOICE expects that the current executive officers of RightCHOICE will continue as executive officers of New RightCHOICE after the reorganization with the same titles and duties they currently have with RightCHOICE. Information about each designated executive officer of New RightCHOICE immediately following the reorganization is set forth below:

                               Current Position with RightCHOICE and Expected
 Name                     Age          Position with New RightCHOICE
 ----                     ---  ----------------------------------------------
 John A. O'Rourke          56 Chairman of the Board, President and Chief
                              Executive
                              Officer

 Sandra A. Van Trease      39 Senior Executive Vice President and Chief
                              Operating
                              Officer; Chief Financial Officer

 Angela F. Braly           39 Executive Vice President, General Counsel and
                              Corporate Secretary

 Stuart K. Campbell        38 Senior Vice President, Client Services

 Michael Fulk              52 Senior Vice President and Chief Marketing
                              Executive

 Herbert B. Schneiderman   54 Senior Vice President, Medical Delivery Systems

 John J. Seidenfeld, M.D.  53 Senior Vice President and Corporate Medical
                              Officer

 Connie L. Van Fleet       47 Senior Vice President and Chief Information
                              Officer

 Kathleen M. Zorica        44 Senior Vice President, Business Analysis and
                              Product
                              Management

 David T. Ott              45 President, Chief Executive Officer and Director
                              of
                              HealthLink

 Courtney B. Walter        45 Executive Vice President and Chief Financial
                              Officer
                              of HealthLink

 Robin Theiss              45 Senior Vice President, Strategic Affairs of
                              HealthLink

   John A. O'Rourke was named Chairman and Chief Executive Officer of RightCHOICE in February 1997 and President in March 1997. Mr. O'Rourke came to RightCHOICE from his position as President and Chief Executive Officer of HealthLink. Mr. O'Rourke was appointed President and Chief Executive Officer of Healthlink in January 1985. Initially established by a consortium of St. Louis hospitals, HealthLink became the largest preferred provider organization in Missouri under Mr. O'Rourke's leadership. Earlier, Mr. O'Rourke was Deputy Director of the Office of Health Maintenance Organizations in the U.S. Department of Health and Human Services.

   Sandra A. Van Trease was named Senior Executive Vice President, Chief Operating Officer and Chief Financial Officer of RightCHOICE in December 1998. She joined RightCHOICE in June 1994, was promoted to Chief Financial Officer in November 1995 and was also named Chief Operating Officer in October 1997. Prior to joining RightCHOICE, she was a Senior Manager with Price Waterhouse LLP.

   Angela F. Braly was named Executive Vice President, General Counsel and Corporate Secretary of RightCHOICE in January 1999. Ms. Braly acted as Interim General Counsel from September 1997 through December 1998 while a member of the St. Louis law firm of Lewis, Rice & Fingersh, L.C. where she had practiced law since 1987.

   Stuart K. Campbell was named RightCHOICE's Senior Vice President, Client Services, in August 1997. Mr. Campbell joined RightCHOICE as Chief Internal Auditor in September 1994 and was named Corporate Compliance Officer in 1996. Prior to joining RightCHOICE, Mr. Campbell was a Senior Manager with Price Waterhouse LLP.

   Michael Fulk joined RightCHOICE as Senior Vice President and Chief Marketing Executive in January 1998. Mr. Fulk joined RightCHOICE from United HealthCare, Birmingham, Alabama, where he was Senior Vice President of Sales and Marketing from April 1995 until December 1997. Earlier, Mr. Fulk served as the top sales and marketing executive for United HealthCare's HMO, POS and PPO operations in Texas, Alabama, Louisiana, Tennessee, Arkansas, Mississippi and the Gulf Coast region.

   Herbert B. Schneiderman joined RightCHOICE as Senior Vice President, Medical Delivery Systems in July 1995. Mr. Schneiderman came to RightCHOICE after spending twenty-one years at Saint Louis University Hospital, the last seven as its Chief Executive Officer.

   John J. Seidenfeld, M.D. was named Senior Vice President and Corporate Medical Officer of RightCHOICE in June 1999. He came to RightCHOICE from CIGNA Health Care of Texas where he had served as Vice President and Corporate Medical Director beginning 1996. In 1995, Dr. Seidenfeld was in private practice as a pulmonary and critical care physician, the Executive Director and Medical Director at the Solomon Anthony Clinic in San Antonio, a clinical professor at the University of Texas at San Antonio and a Consultant Medical Director of Humana Health Plan of Texas.

   Connie L. Van Fleet was named Senior Vice President and Chief Information Officer of RightCHOICE in November 1997. Ms. Van Fleet joined RightCHOICE in 1990 and immediately prior to her current position served as Vice President, Business Analysis and Development. Prior to joining RightCHOICE, Ms. Van Fleet was with MetLife Health Care Management Corporation.

   Kathleen M. Zorica was named Senior Vice President, Business Analysis and Product Management of RightCHOICE in July 1999. She joined Blue Cross and Blue Shield of Missouri in 1977. Ms. Zorica was named Vice President, Product Management in November 1994 and has been Director, Product Development, Director, Account Operations and Services, Director, Financial Analysis, and immediately prior to her current position, Vice President, Business Analysis and Product Management.

   David T. Ott was named President and Chief Executive Officer of HealthLink in March 1997. Mr. Ott had been Executive Vice President of HealthLink since July 1990. Mr. Ott joined HealthLink in 1986 as Director of Marketing and later was promoted to Vice President of Sales and Marketing.

   Courtney B. Walter was named Executive Vice President and Chief Financial Officer of HealthLink in March 1997. Mr. Walter has been with HealthLink since 1993. Prior to joining HealthLink, Mr. Walter worked for Ernst & Young LLP, MetLife Health Care Management Corporation and Spectrum Emergency Care.

   Robin Theiss was named Senior Vice President, Strategic Affairs of HealthLink in September 1997. Ms. Theiss has been with HealthLink since 1990 and previously held the position of Vice President, Operations. Prior to joining HealthLink, Ms. Theiss held positions with General American, SANUS Health Plan and MetLife Healthcare Network.

Executive Compensation and Other Information

 Executive Compensation

   New RightCHOICE expects that the current executive officers of RightCHOICE will continue as executive officers of New RightCHOICE after the reorganization with the same titles and duties they currently have with RightCHOICE. The following table summarizes for the years ended December 31, 1999, 1998 and 1997 all of the compensation RightCHOICE paid to its five most highly compensated executive officers, including its Chief Executive Officer. The compensation paid by RightCHOICE includes amounts Blue Cross and Blue Shield of Missouri fully reimbursed to RightCHOICE under an administrative services agreement.

   As a general matter, "salary" includes amounts each named executive electively deferred under RightCHOICE's 401(k) plan, executive deferred compensation plan and Section 125 plan. The 401(k) plan enables participants to voluntarily reduce their salary up to the lesser of 15% of compensation or the maximum dollar amount allowed under the Internal Revenue Code. RightCHOICE matches 60% of these contributions up to 5% of a participant's compensation. The matching contribution, which is reported under the column entitled "All Other Compensation," vests over a period of years and is fully vested after five years of service. The deferred compensation plan permits additional elective deferrals and additional matching contributions and restores benefits that RightCHOICE cannot otherwise contribute or provide because of limits imposed by the Internal Revenue Code. RightCHOICE has not granted any stock appreciation rights.

                           Summary Compensation Table

                                   Annual Compensation              Long-Term Compensation
                               --------------------------- -----------------------------------------
                                                                  Awards               Payouts
                                                           --------------------- -------------------
                                                    Other             Securities
                                                   Annual  Restricted   Under-            All Other
                                                   Compen-   Stock      Lying     LTIP     Compen-
Name and Principal              Salary  Bonus(/1/) sation   Award(s)   Options/  Payouts sation(/2/)
Position                  Year   ($)       ($)       ($)      ($)      SARs (#)    ($)       ($)
------------------        ---- -------- ---------- ------- ---------- ---------- ------- -----------
John A. O'Rourke(/3/)...  1999 $400,000  $284,460  $     0  $     0     26,558    $  0    $145,583
Chairman, President, and  1998  375,000   228,552        0        0     34,080       0      53,784
Chief Executive Officer   1997  322,365   114,309        0        0     24,010       0     583,046(/4/)

Sandra A. Van Trease....  1999 $300,000  $209,930  $     0  $     0     21,246    $  0    $ 27,384
Senior Executive Vice     1998  258,333   156,195        0        0     20,292       0      19,552
President,                1997  208,750         0        0        0     12,926       0      13,397
Chief Operating Officer
and Chief Financial
Officer

Angela F. Braly(/5/)....  1999 $250,000  $177,829  $     0  $     0     37,705    $  0    $  9,298
Executive Vice
President,
General Counsel and
Corporate
Secretary

Michael Fulk(/6/).......  1999 $217,300  $150,201  $     0  $     0     11,615    $  0    $ 14,595
Senior Vice President     1998  205,000    91,193   30,000        0     24,730       0       8,400
and
Chief Marketing Officer

Herbert B. Schneiderman.  1999 $201,400  $121,514  $     0  $     0      9,419    $  0    $ 13,698
Senior Vice President     1998  190,000    83,028        0        0     11,048       0      13,941
Medical Delivery Systems  1997  190,000         0        0        0     12,215       0      13,892

--------
(1) The bonus reported in the table for Mr. O'Rourke includes compensation paid under the Blue Cross and Blue Shield of Missouri Management Incentive Plan based upon (1) Blue Cross and Blue Shield of Missouri's overall corporate financial performance as measured by its operating profit/loss excluding investment income, extraordinary income/expense and taxes on income, and
    (2) the attainment of certain individual performance goals. Of the amounts reported for Mr. O'Rourke, the Blue Cross and Blue Shield of Missouri Management Incentive Plan accounted for 50% of the amount paid for 1999, 61% of the amount paid for 1998 and 100% of the amount paid for 1997. RightCHOICE initially paid these amounts, and Blue Cross and Blue Shield of Missouri later fully reimbursed RightCHOICE. Otherwise, for all other named executives the bonus consists of compensation paid under the Alliance Blue Cross Blue Shield Incentive Plan. RightCHOICE pays amounts under the plan upon the achievement of a pre-
   defined annual corporate operational target--net income less extraordinary charges. RightCHOICE met its pre-defined annual corporate target in 1999 and 1998 but not in 1997 and therefore did not pay a bonus under the plan in 1997.
(2) Includes (1) reimbursed matching contributions that accrued during the year ended December 31, 1999, 1998 and 1997, respectively, for the accounts of the named executives under the 401(k) plan and the deferred compensation plan, (2) the value of term life insurance assigned to the named executives under split dollar universal life insurance policies owned by RightCHOICE,
    (3) earnings on amounts deferred under the deferred compensation plan for the named executives, and (4) an automobile lease arrangement or car allowance for the named executives. In each case with respect to Mr. O'Rourke, Blue Cross and Blue Cross and Blue Shield of Missouri reimburses RightCHOICE for amounts attributable to Mr. O'Rourke's service to Blue Cross and Blue Shield of Missouri. Matching contributions that accrued under the 401(k) plan and the deferred compensation plan for 1999, 1998 and 1997 were $24,407, $17,968 and $6,681, respectively, for Mr. O'Rourke, $13,686, $9,425 and $4,800, respectively, for Ms. Van Trease, $0 for 1999 for Ms. Braly, $4,800 and $0 for 1999 and 1998 for Mr. Fulk, and $4,800, $4,800 and $4,800, respectively, for Mr. Schneiderman. The value of the term life insurance attributable to RightCHOICE (and with respect to Mr. O'Rourke, to Blue Cross and Blue Shield of Missouri) for 1999, 1998 and 1997 was $5,226, $1,662 and $1,144, respectively, for Mr. O'Rourke, $293,
    $198 and $197, respectively, for Ms. Van Trease, $186 for 1999 for Ms. Braly, $1,395 and $0 for 1999 and 1998 for Mr. Fulk, and $498, $741 and $692, respectively, for Mr. Schneiderman. Earnings on amounts deferred under the deferred compensation plan for 1999, 1998 and 1997 were $115,080, $31,704 and $1,162, respectively, for Mr. O'Rourke, $5,005, $1,529 and $0, respectively, for Ms. Van Trease, $712 for 1999 for Ms. Braly, $0 and $0 for 1999 and 1998 for Mr. Fulk, and $0, $0 and $0, respectively, for Mr. Schneiderman. The value of the automobile lease arrangements or car allowances for 1999, 1998 and 1997 was $870, $2,450 and $2,450,
    respectively, for Mr. O'Rourke, $8,400, $8,400 and $8,400, respectively, for Ms. Van Trease, $8,400 for 1999 for Ms. Braly, $8,400 and $8,400 for 1999 and 1998 for Mr. Fulk, and $8,400, $8,400 and $8,400, respectively, for Mr. Schneiderman.
(3) The amount of salary reported in the table for 1997 for Mr. O'Rourke includes $41,532 HealthLink paid to Mr. O'Rourke as salary for that portion of 1997, January 1-February 18, in which he served as President and Chief Executive Officer of HealthLink prior to becoming President and Chief Executive Officer of RightCHOICE. RightCHOICE paid Mr. O'Rourke approximately 50% of the remaining amount of salary reported in the table in 1998 and 1997 for serving as Blue Cross and Blue Shield of Missouri's President and Chief Executive Officer, and Blue Cross and Blue Shield of Missouri reimbursed RightCHOICE for this amount under an administrative services agreement.
(4) Included in this amount is a $571,610 retention bonus paid to Mr. O'Rourke under an employment contract between Mr. O'Rourke, HealthLink and RightCHOICE. The employment agreement, which the HealthLink board of directors authorized and directed in connection with the sale of HealthLink, provided for an escrow bonus arrangement paid over a two-year term following the sale of HealthLink provided that RightCHOICE still employed by Mr. O'Rourke. HealthLink created this two-year bonus arrangement to assure the purchaser of HealthLink (which RightCHOICE acquired in August 1995) of the continued employment of Mr. O'Rourke and thereby assure the full value of HealthLink upon its sale.
(5) Ms. Braly joined RightCHOICE on January 1, 1999.
(6) Mr. Fulk joined RightCHOICE on December 29, 1997 and received a signing bonus of $30,000.

 Option Grants

   New RightCHOICE expects that the current executive officers of RightCHOICE will continue as executive officers of New RightCHOICE after the reorganization with the same titles and duties they currently have with RightCHOICE. The following table sets forth information with respect to each of the RightCHOICE named executive officers concerning grants of stock options for the year ended December 31, 1999.

   RightCHOICE has not granted any stock appreciation rights. RightCHOICE granted the options reported in this table on January 1, 1999. In the event of a change in control of RightCHOICE, the committee which administers the option plan has the discretion to accelerate the vesting of options, require the cash-out of options, adjust the options to reflect the change in control, or deem the options to be exercisable for the consideration which the optionee would have received had he or she exercised the option prior to the change in control. The reorganization will not constitute a change in control under this option plan.

   We determined the dollar value of the stock options as of January 1, 1999 using the Black-Scholes option pricing model based on the assumptions that (1) RightCHOICE granted the options on January 1, 1999, (2) the price for the shares of class A common stock underlying the options on the grant date was $11.50 per share, (3) the options are exercisable for ten years from the grant date, (4) the option exercise price is $11.50 per share, (5) the dividend yield is 0%, (6) the "risk free" interest rate is 6.45%, the yield on a United States government zero coupon bond having a ten-year maturity from the grant date, (7) the price volatilities for the shares of class A common stock underlying the options is 40.52%, and (8) the options have an expected term of ten years.

                     Options/SAR Grants in Last Fiscal Year

                                     Individual Grants
                          ----------------------------------------
                                                Percent of Total
                          Number of Securities    Options/SARs
                               underlying          Granted To      Exercise or
                          options/SARs Granted Employees in Fiscal Base Price    Expiration     Grant Date
Name                              (#)                 Year           ($/Sh)         Date       Present Value
----                      -------------------- ------------------- ----------- --------------- -------------
John A. O'Rourke........         26,558                8.5%          $11.50    January 1, 2009   $187,499
Sandra A. Van Trease....         21,246                6.8%          $11.50    January 1, 2009   $149,997
Angela F. Braly(/1/)....         37,705               12.0%          $11.50    January 1, 2009   $266,197
Michael Fulk............         11,615                3.7%          $11.50    January 1, 2009   $ 82,002
Herbert B. Schneiderman.          9,419                3.0%          $11.50    January 1, 2009   $ 66,498

--------
(1) Ms. Braly joined RightCHOICE on January 1, 1999 and received options for 20,000 shares at that time.

 Option/SAR Exercises and Holdings

   New RightCHOICE expects that the current executive officers of RightCHOICE will continue as executive officers of New RightCHOICE after the reorganization with the same titles and duties they currently have with RightCHOICE. The following table sets forth information with respect to each RightCHOICE named executive officer concerning the exercise of options during 1999 and unexercised options held as of December 31, 1999.

   RightCHOICE has not granted any stock appreciation rights. The last reported sale price of class A common stock reported on the New York Stock Exchange on December 31, 1999 was $11.50 per share. In the following table, we calculated value by determining the difference between $11.50 and the option exercise price multiplied by the number of shares of class A common stock underlying the options.

              Aggregated Option/SAR Exercises in Last Fiscal Year
                    And December 31, 1999 Option/SAR Values

                                                  Number of Securities      Value of Unexercised
                                                 Underlying Unexercised         In-the-Money
                                                      Options/SARs              Options/SARs
                            Shares      Value    At December 31, 1999 (#) at December 31, 1999 ($)
                          Acquired on  Realized ------------------------- -------------------------
Name                      Exercise (#)   ($)    Exercisable Unexercisable Exercisable Unexercisable
----                      -----------  -------- ----------- ------------- ----------- -------------
John A. O'Rourke........        0        $ 0      36,117       57,280       $26,049      $44,973
Sandra A. Van Trease....        0        $ 0      39,884       39,082       $26,349      $29,134
Angela F. Braly.........        0        $ 0      16,000       21,705       $     0      $     0
Michael Fulk............        0        $ 0      11,577       24,768       $22,123      $24,870
Herbert B. Schneiderman.        0        $ 0      42,830       20,855       $18,906      $17,371

 Employment Agreements

   RightCHOICE and John A. O'Rourke are parties to an employment agreement which provides that Mr. O'Rourke will serve as Chairman and Chief Executive Officer of RightCHOICE until RightCHOICE terminates his employment or until he resigns. Mr. O'Rourke also serves as President and Chief Executive Officer of Blue Cross and Blue Shield of Missouri under the agreement. The agreement provides Mr. O'Rourke with a base salary, eligibility in RightCHOICE's and Blue Cross and Blue Shield of Missouri's employee benefit plans and other benefits provided in the same manner and to the same extent as RightCHOICE's and Blue Cross and Blue Shield of Missouri's other senior executives.

   Mr. O'Rourke's employment agreement also provides that he will receive severance benefits if he is the subject of an involuntary termination for any reason other than cause, disability or death or if he terminates his employment for good reason as defined in the agreement. Severance payments equal three times his annual base salary payable in thirty-six substantially equal monthly installments plus an amount equal to thirty-six months of premiums generally paid by RightCHOICE for health, dental, vision and life insurance. Outplacement services are also provided. Mr. O'Rourke must execute a complete waiver of all claims against RightCHOICE, except for claims against RightCHOICE to enforce the agreement, prior to his receipt of any severance benefits. The employment agreement reduces any severance benefits to the extent necessary to ensure that these payments, when added to other benefits provided by RightCHOICE, would not constitute an excess parachute payment under the Internal Revenue Code. The employment agreement also contains a confidentiality agreement, a covenant not to compete and a binding arbitration provision and provides for reimbursement of legal fees and other fees and expenses incurred by Mr. O'Rourke to protect his benefits under the agreement as well as payments for additional taxes incurred with respect to the reimbursement of fees and expenses.

   As the successor to RightCHOICE, New RightCHOICE will have all of RightCHOICE's rights and responsibilities under the agreement upon completion of the reorganization.

 Executive Severance Agreements

   RightCHOICE has entered into severance agreements with each of its senior vice presidents and senior executives, including Sandra A. Van Trease, Angela
F. Braly, Michael Fulk and Herbert B. Schneiderman. The executive severance agreements provide for severance benefits in the event of termination of employment following a change in control. The reorganization constitutes a change in control under the severance agreements. Accordingly, an executive will receive severance benefits (1) if New RightCHOICE terminates the executive officer's employment within two years after the parties complete the reorganization or (2) if within two years following the reorganization the executive officer terminates his or her employment within three months of an event constituting good reason. The executive severance agreements are discussed on page 53 of this document.

   As the successor to RightCHOICE, New RightCHOICE will have all of RightCHOICE's rights and responsibilities under the agreements upon completion of the reorganization.

 Officers' Severance Agreements

   RightCHOICE has entered into officer severance agreements with certain of its officers, including Sandra A. Van Trease, Angela F. Braly, Michael Fulk and Herbert B. Schneiderman. The agreements provide for severance benefits to those officers whose employment RightCHOICE involuntarily terminates for reasons other than cause, death or disability, or who voluntarily terminate their employment for proper reason, if the executive severance agreement benefits are not payable.

   Under the officer severance agreements, officers will receive a severance benefit equal to either one year's base pay, payable in twelve monthly installments, two year's base pay, payable in twenty-four monthly installments, or three years' base pay, payable in thirty-six monthly installments, depending upon the specific terms of each officer's agreement. If the officer finds other employment prior to the payment of the last monthly installment, RightCHOICE may pay the remaining severance benefit in a lump sum.

   In addition, RightCHOICE will provide amounts equal to health, dental and life insurance premiums for up to twelve months. Outplacement services are also provided. The severance agreements reduce severance benefits to the extent necessary to ensure that these payments, when added to other benefits provided by RightCHOICE, or Blue Cross and Blue Shield of Missouri, if applicable, would not constitute excess parachute payments under the Internal Revenue Code. Each officer severance agreement contains a covenant not to compete and a confidentiality agreement. Officers are required to enter into a complete waiver of all claims against RightCHOICE prior to their receipt of any benefits under the agreement. In the event of the death or disability of an officer, the severance agreements reduce the amounts otherwise payable by any benefits paid to the officer or his or her representatives under the life insurance program or long-term disability plan maintained by RightCHOICE.

   As the successor to RightCHOICE, New RightCHOICE will have all of RightCHOICE's rights and responsibilities under the agreements upon completion of the reorganization.

 Pension Plans

   Eligible employees of RightCHOICE participate in a qualified defined benefit pension plan. Employees become vested in the plan after accruing five years of credited service. The pension plan provides for a normal retirement benefit payable in the form of a life annuity equal to 1% of final average earnings up to Social Security-covered compensation plus 1.5% of final average earnings in excess of Social Security-covered compensation, multiplied by years of credited service up to thirty. Credited service for this purpose includes service with other organizations licensed by the Blue Cross and Blue Shield Association, and the plan offsets its pension benefits by the pension benefits payable by these other organizations. The plan pays normal retirement benefits once a participant reaches age 65.

   The pension plan provides for subsidized early retirement benefits for employees who terminate their employment with RightCHOICE after having obtained age 55 and completion of five or more years of credited service. The plan increases the subsidies for participants who retire on or after attaining age 62 with twenty years or more of credited service. Employees with twenty or more years of service who retire between the ages of 55 and 61 may draw an unreduced benefit if they defer receipt of the payments until age 62. Those employees with twenty-five or more years of service may draw a benefit reduced by 4% per year for each year that they draw benefits before age 62. Participants may elect to receive their pension benefits in the form of a joint and survivor annuity, a single life annuity, a ten-year certain life annuity or other optional forms.

   RightCHOICE also maintains a supplemental executive retirement plan for some of its executives, including the named executives. The supplemental executive retirement plan provides for an annual retirement benefit equal to 2.5% of final average earnings, multiplied by years of service up to twenty, offset by benefits provided under the pension plan and various other qualifying pension plans and annuities.

   The table below shows, based on various levels of final average earnings and years of credited service, the total estimated maximum annual benefits payable in the form of a single life annuity to hypothetical participants at normal retirement age (age 65) under the pension plan as supplemented by the supplemental executive retirement plan. The amounts listed in the table below are not subject to any reduction for Social Security benefits but are subject to offset by any pensions payable under the pension plans of other organizations licensed by the Blue Cross and Blue Shield Association.

                            Estimated Annual Benefit for Representative
                                     Years of Credited Service
   Final Average   -------------------------------------------------------------
      Earnings        5       10       15       20       25       30       35
   -------------   ------- -------- -------- -------- -------- -------- --------
   $125,000......  $15,625 $ 31,250 $ 46,875 $ 62,500 $ 62,500 $ 62,500 $ 62,500
   $150,000......  $18,750 $ 37,500 $ 56,250 $ 75,000 $ 75,000 $ 75,000 $ 75,000
   $175,000......  $21,875 $ 43,750 $ 65,625 $ 87,500 $ 87,500 $ 87,500 $ 87,500
   $200,000......  $25,000 $ 50,000 $ 75,000 $100,000 $100,000 $100,000 $100,000
   $225,000......  $28,125 $ 56,250 $ 84,375 $112,500 $112,500 $112,500 $112,500
   $250,000......  $31,250 $ 62,500 $ 93,750 $125,000 $125,000 $125,000 $125,000
   $300,000......  $37,500 $ 75,000 $112,500 $150,000 $150,000 $150,000 $150,000
   $400,000......  $50,000 $100,000 $150,000 $200,000 $200,000 $200,000 $200,000
   $450,000......  $56,250 $112,500 $168,750 $225,000 $225,000 $225,000 $225,000
   $500,000......  $62,500 $125,000 $187,500 $250,000 $250,000 $250,000 $250,000
   $550,000......  $68,750 $137,500 $206,250 $275,000 $275,000 $275,000 $275,000
   $600,000......  $75,000 $150,000 $225,000 $300,000 $300,000 $300,000 $300,000

   As of December 31, 1999, each of the named executives had the following years of service recognized under the pension plan and the supplemental executive retirement plan, respectively: Mr. O'Rourke, 4.5 years and 15 years (including Mr. O'Rourke's prior service at HealthLink), Ms. Van Trease, 5.5 years and 5.5 years, Ms. Braly, 1 year and 1 year, Mr. Fulk, 2 years and 2 years, and Mr. Schneiderman, 4.5 years and 4.5 years. Mr. O'Rourke and Ms. Van Trease each have a vested benefit in both the pension plan and the supplemental executive retirement plan, and Mr. Schneiderman, has a vested benefit in the supplemental executive retirement plan. Compensation recognized under the pension plan generally includes a participant's base salary (including any portion deferred under RightCHOICE's qualified deferred benefit plans and
Section 125 plan), annual bonus compensation and payouts received under RightCHOICE's long-term incentive plans, subject to maximum limits on compensation imposed under the Internal Revenue Code. The supplemental executive retirement plan recognizes the same compensation plus amounts deferred under the non-qualified deferred compensation plan but without the maximum limits. RightCHOICE calculates retirement benefits based upon the average of a participant's five highest consecutive years of compensation out of the most recent ten years of credited service. Under this formula, the final average earnings under the supplemental executive retirement plan (before applying the maximum limits under the Internal Revenue Code) as of December 31, 1999 for each of the named executives who has a vested benefit in the plan are as follows: John A. O'Rourke, $455,285, Sandra A. Van Trease, $258,429, and Herbert B. Schneiderman, $224,826, and the final average earnings under the plan (before applying the maximum limits under the Internal Revenue Code) as of December 31, 1999 for each of the named executives who does not have a vested benefit in the plan are as follows: Angela F. Braly, $258,400 and Michael Fulk, $281,329. The estimated annual benefit for representative years of credited service can be determined by reference in the table to the level of final average earnings and the recognized years of service for each of the named executives.

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   As the successor to RightCHOICE, New RightCHOICE will have all of
RightCHOICE's responsibilities under the pension plan and supplemental executive retirement plan upon completion of the reorganization.

 Compensation Committee Interlocks and Insider Participation

   RightCHOICE's compensation committee has general responsibility for recommending to the Board of Directors the compensation and benefits of RightCHOICE's executive officers. In October 1999, Dr. Evens resigned as a director of RightCHOICE and as a member of the compensation committee, and Mr. Bush and Dr. Porter joined the committee. As a result, the members of the compensation committee were Mr. Harbison, Jr., Chairman, Mrs. White, Mr. Bush and Dr. Porter. During 1999, no member of the compensation committee was an officer or employee of RightCHOICE or any of its subsidiaries, and no member of the compensation committee was formerly an officer of RightCHOICE or any of its subsidiaries.

   New RightCHOICE anticipates that after the reorganization the members of New RightCHOICE's compensation committee will be Mr. Harbison, Jr., Mrs. White, Mr. Bush and Dr. Porter. Accordingly, no member of the New RightCHOICE compensation committee will be an officer or employee of New RightCHOICE or any of its subsidiaries, and no member of the New RightCHOICE compensation committee was formerly an officer of New RightCHOICE or any of its subsidiaries.

Certain Relationships and Related Transactions

   In connection with the reorganization, New RightCHOICE and The Missouri Foundation For Health will enter into the voting trust and divestiture agreement, the registration rights agreement and the indemnification agreement. We describe these agreements under "Terms of Voting Trust and Divestiture Agreement" beginning on page 77, "Terms of Registration Rights Agreement" beginning on page 83 and "Terms of Indemnification Agreement" beginning on page
88. The Foundation initially will own approximately 80% of the outstanding shares of New RightCHOICE common stock.

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              INFORMATION ABOUT THE MISSOURI FOUNDATION FOR HEALTH

   The Missouri Foundation For Health is a Missouri non-profit public benefit corporation. The Foundation is exempt from federal income tax as a social welfare organization pursuant to Section 501(c)(4) of the Internal Revenue Code.

   The State of Missouri established The Missouri Foundation For Health to serve the needs of underinsured and uninsured Missourians in Blue Cross and Blue Shield of Missouri's service area. The Foundation will receive, hold and ultimately sell the shares of New RightCHOICE common stock that it will receive in the reorganization and use the proceeds for its nonprofit purposes.

   The Missouri Foundation For Health will have no stockholders or members. The Foundation's business and affairs will be governed by its board of directors. Currently, its board of directors consists of three members appointed by the Director of the Missouri Department of Insurance and the Missouri Attorney General. Immediately following the reorganization, the Foundation's board of directors will consist of fifteen members. The Governor of the State of Missouri will appoint ten of these members and the Missouri Attorney General will appoint the remaining five members. The Governor and the Attorney General will make these appointments from a slate of thirty-five nominees that a nominating committee will provide.

   The nominating committee will consist of thirteen persons appointed by the Governor and Attorney General acting jointly in consultation with the American Association of Retired Persons (Missouri Chapter), the League of Women Voters of Missouri, the Missouri Association for Social Welfare, the Missouri Consumer Health Care WATCH Coalition and the Reform Organization of Welfare.

   The Foundation's board of directors will be divided into three classes of five members each. Members of the first class of directors will serve a one-year term, members of the second class of directors will serve a two-year term and members of the third class of directors will serve a three-year term. Thereafter, directors will each serve a three-year term.

   After the Governor and the Attorney General appoint the initial board, the Foundation's board of directors will fill all vacancies on the board from among persons nominated by a community advisory committee appointed by the Governor and Attorney General acting jointly in consultation with community representatives. The initial members of the community advisory committee will be the members of the nominating committee.

   In order to qualify for appointment to The Missouri Foundation For Health's board of directors, the members of the board must possess the qualifications listed in the bylaws of the Foundation, one of which is that no director can be an officer, agent, employee or independent contractor of any governmental authority.

   No officer, director or employee of New RightCHOICE or its affiliates, predecessors or successors is permitted to serve as an officer, director or employee of The Missouri Foundation For Health.

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            NEW RIGHTCHOICE CERTIFICATE OF INCORPORATION AND BYLAWS

   The following is a summary of New RightCHOICE's certificate of incorporation and bylaws which are Appendices F and G to this document. New RightCHOICE's certificate of incorporation and bylaws are complex documents that are not easily summarized. We encourage you to read New RightCHOICE's certificate of incorporation and bylaws in their entirety.

Introduction

   Upon completion of the reorganization, you will become a shareholder of New RightCHOICE. As a result, your rights as a shareholder will cease to be governed by RightCHOICE's articles of incorporation and bylaws and instead will be governed by New RightCHOICE's certificate of incorporation and bylaws.

Authorized Stock

   New RightCHOICE is authorized to issue 250,000,000 shares of stock, consisting of 225,000,000 shares of common stock and 25,000,000 shares of preferred stock. Upon completion of the reorganization, approximately 18,636,000 shares of common stock and no shares of preferred stock will be outstanding.

 Common Stock

   On all matters shareholders will vote on, you will have one vote for each share of New RightCHOICE common stock you own. In addition, you will receive dividends and other distributions in cash, stock or property of New RightCHOICE as declared by the board of directors, subject to the rights of holders of New RightCHOICE preferred stock, if any. As a New RightCHOICE shareholder, you will share in the assets of New RightCHOICE that are legally available for distribution in the event of liquidation or dissolution of New RightCHOICE.

 Preferred Stock

   Immediately after the reorganization, no shares of preferred stock will be issued or outstanding. The New RightCHOICE board of directors is authorized to issue preferred stock and to fix the number of shares and the rights and restrictions of any series of preferred stock. Depending upon the rights designated to the preferred stock, an issuance of preferred stock could have an adverse effect on the owners of common stock by:

  . Delaying or preventing a change in control of New RightCHOICE,

  . Making removal of the present management of New RightCHOICE more difficult, or

  . Resulting in restrictions upon the payment of dividends and other distributions to the owners of common stock.

   New RightCHOICE does not have any current plans to issue any preferred stock.

Classified Board

   The New RightCHOICE board of directors will be divided into three classes. Each class will serve for a three-year period and will consist, as nearly as possible, of one-third of the total number of directors. At each annual meeting of shareholders, shareholders will elect for a three-year term the successors to the class of directors whose term expires at that annual meeting.

   The interim board of directors consists of three directors, John A. O'Rourke, Sandra A. Van Trease and Angela F. Braly, all of whom New RightCHOICE appointed as directors solely to

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facilitate the reorganization. Upon completion of the reorganization, the New
RightCHOICE board of directors will consist of six directors. The initial directors of New RightCHOICE will be the directors of RightCHOICE immediately prior to the reorganization. Thereafter, the New RightCHOICE board of directors will consist of no less than three and no more than twenty-one directors. New RightCHOICE expects that it will invite additional individuals to join its board of directors upon completion of the reorganization. The New RightCHOICE board of directors may increase its size and may fill the newly-created vacancies without the vote or approval of the New RightCHOICE shareholders.

Qualification of Directors

   No one can become a director of New RightCHOICE unless he or she is an "independent director," or immediately after an individual becomes a director, at least 80% of the directors would be independent directors. A person will qualify as an independent director if he or she:

  . Is not a "major participant,"

  . Is not nominated to be a director by a major participant,

  . Has not announced a commitment to a proposal made by a major participant that has not been approved by a majority of independent directors and a majority of all directors, and

  . Has not been determined by a majority of independent directors and a majority of all directors to have been subject to any relationship or arrangement which those directors deem to be likely to interfere with his or her exercise of independent judgment.

   New RightCHOICE's certificate of incorporation defines a "major participant" as:

  . The Missouri Foundation For Health and any other entity which, in the judgment of a majority of independent directors and a majority of all directors, succeeds to the Foundation's position,

  . A person or entity who owns shares of New RightCHOICE common stock in excess of the ownership limitations described below,

  . A person or entity that has filed proxy materials with the Securities and Exchange Commission supporting a candidate for election to the board of directors in opposition to candidates approved by a majority of independent directors and a majority of all directors,

  . A person or entity that has taken actions to become a major participant, or

  . A person or entity that is an affiliate or associate of a major participant.

   If, however, (1) a majority of independent directors and a majority of all directors approve an acquisition of New RightCHOICE common stock by a third party, and (2) the acquisition results in a person or entity becoming a major participant, that person or entity will not be deemed to be a major participant if the person or entity:

  . Makes no other acquisition of New RightCHOICE common stock that the directors do not approve, and

  . Takes no action that would make the person or entity a major participant.

   The Missouri Foundation For Health will always be a major participant.

Removal of Directors

   A director may be removed only if either:

  . Convicted of a felony or

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  . Found by a court to be liable for gross negligence or willful misconduct in connection with a matter of substantial importance to New RightCHOICE,

and, in either case, the holders of 75% or more of the outstanding shares of New RightCHOICE common stock vote for removal.

Special Meetings of Shareholders

   A special meeting of shareholders may be called only by:

  . The Chairman of the Board,

  . The Chief Executive Officer,

  . The President or

  . A majority of independent directors and a majority of all directors.

   Shareholders may not call a special meeting or act by written consent in lieu of a meeting.

Indemnification

 Directors and Officers

   New RightCHOICE must indemnify any director or officer of New RightCHOICE if he or she is made or threatened to be made a party to any action by reason of being a director or officer or by reason of being a director or officer and having served in such capacity for another entity at the request of New RightCHOICE, against all expenses, judgments, and fines and amounts paid in settlement incurred by him or her in connection with the action to the fullest extent permitted by law.

 Employees and Agents

   New RightCHOICE may indemnify any employee or agent of New RightCHOICE if he or she is made or threatened to be made a party to any action by reason of being an employee or agent or by reason of having served for another entity at the request of New RightCHOICE, against all expenses, judgments, fines and amounts paid in settlement in connection with such action to the fullest extent permitted by Delaware law.

Limitation on Liability for Breach of Fiduciary Duty

   Directors will not be personally liable to New RightCHOICE or its shareholders for monetary damages for breach of fiduciary duty, except for liability which results from the following:

  . Breach of loyalty to New RightCHOICE or its shareholders,

  . Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

  . Unlawfully paying dividends, or

  . Any transaction from which the director derives any improper personal benefit.

   A director will not breach his or her fiduciary duties by reason of:

  . Failure to vote for or against any proposal or cause of action that the director believes would breach any requirement imposed by the Blue Cross and Blue Shield Association or could lead to termination of any license granted by Blue Cross and Blue Shield Association to New RightCHOICE or any of its subsidiaries or affiliates, or

  . The decision to vote in favor of any proposal or cause of action that the director believes is necessary to prevent a breach of any requirement imposed by the Blue Cross and Blue Shield

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   Association or would prevent termination of any license granted by the
   Blue Cross and Blue Shield Association to New RightCHOICE or any of its subsidiaries or affiliates.

Limitations on Ownership

 General

   New RightCHOICE's certificate of incorporation contains the following ownership limitations required by the Blue Cross and Blue Shield Association for its for-profit licensees. The Blue Cross and Blue Shield Association imposes these ownership limitations to protect New RightCHOICE's independence from any single shareholder or group of shareholders. Under these ownership limitations:

  . No institutional investor may beneficially own 10% or more of the combined voting power of all outstanding New RightCHOICE securities,

  . No noninstitutional investor may beneficially own 5% or more of the combined voting power of all outstanding New RightCHOICE securities, and

  . No person or entity may own 20% or more of all outstanding New
    RightCHOICE equity securities.

   The certificate of incorporation defines "beneficial ownership" to include securities:

  . Which a person or entity has a direct or indirect beneficial ownership interest,

  . Which a person or entity has an option to purchase,

  . Which a person or entity has the right to vote,

  . With respect to which a person or entity would be required to file a
    Schedule 13D or Schedule 13G under the Securities Exchange Act, or

  . Which any affiliate or associate would beneficially own under any agreement, arrangement or understanding.

   The beneficial ownership provisions include several exceptions included in the definition of beneficial ownership in New RightCHOICE's certificate of incorporation which is Appendix F to this document.

 Violation of Limitations on Ownership

   Except as described below, if any person or entity beneficially owns New RightCHOICE securities in excess of the ownership limits:

  . The person or entity will not receive any rights to the excess shares, and

  . The excess shares will immediately be deemed to be transferred to a share escrow agent.

   A person or entity's beneficial ownership will not be in excess of the ownership limits if the person or entity's excess shares do not exceed the lesser of 1% of the voting power of the capital stock or 1% of the outstanding stock and the person or entity disposes of or transfers the excess shares within fifteen days of becoming aware of the ownership of excess shares.

 Voting of Excess Shares

   The share escrow agent must vote all excess shares that it holds in the following manner:

  . For each nominee to the board of directors nominated by a majority of the independent directors and a majority of all directors,

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  . Against any candidate for the board of directors for whom a majority of the independent directors and a majority of all directors have not nominated or selected a competing candidate,

  . Unless the action is initiated by or with the consent of the board of directors:

    -- against the removal of any director,

    -- against any change to New RightCHOICE's certificate of incorporation or bylaws,

    -- against nominating a candidate to fill a vacancy on the board of directors,

    -- against the holding of a special meeting of shareholders, and

    -- against any action that would have the effect of defeating these voting requirements,

  . On any proposal requiring the approval of the board of directors as a prerequisite to become effective and not provided for above, in the same proportion as the owners vote all other New RightCHOICE securities on such proposal, and

  . On all other matters, as recommended by the board of directors.

 Dividends and Distributions on Excess Shares

   The share escrow agent will be entitled to receive all dividends and distributions on the excess shares that it holds. The share escrow agent will hold these dividends or distributions until it sells the excess shares as described below.

   An owner of excess shares must repay to New RightCHOICE or the share escrow agent any dividends or distributions received. In the event of any liquidation, dissolution or winding up of New RightCHOICE, the share escrow agent will be entitled to receive its pro rata share of the assets of New RightCHOICE based upon the number of excess shares that it holds compared to the total number of securities outstanding.

 Sale of Excess Shares

   The share escrow agent must sell the excess shares as determined by New RightCHOICE. It is expected that the sale of the excess shares will require registration with the Securities and Exchange Commission. Registration is a time consuming and expensive process. Therefore, the sale of the excess shares may take a considerable amount of time. Also, as described below, the excess owner will be responsible for all of the costs and expenses of the sale, including Securities and Exchange Commission registration costs and expenses. Excess shares that a party purchases from the escrow agent without violating the ownership limits will become ordinary outstanding securities of New RightCHOICE. To the extent permitted by law, neither New RightCHOICE, the share escrow agent nor anyone else will have any liability to the owner of the excess shares for any action or inaction taken in good faith when selling the excess shares.

 Proceeds From Sale of Excess Shares

   The share escrow agent will distribute the proceeds from the sale of excess shares and the receipt of excess share dividends in the following manner:

  . First, to the share escrow agent for any costs and expenses incurred in administering the excess shares for which New RightCHOICE has not reimbursed the share escrow agent,

  . Second, to New RightCHOICE for all costs and expenses incurred in connection with the sale of the excess shares, and

  . Finally, the remainder to the owner of the excess shares.

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 Exceptions to Ownership Limits

   The ownership limits will not apply to:

  . The share of New RightCHOICE common stock issued to The Missouri
    Foundation For Health upon New RightCHOICE's incorporation,

  . The shares of New RightCHOICE common stock that The Missouri Foundation
    For Health receives in the reorganization, or

  . The shares of New RightCHOICE common stock that The Missouri Foundation
    For Health acquires as a result of a stock dividend, stock split, conversion, or recapitalization on the shares of New RightCHOICE common stock originally issued to the Foundation in the reorganization.

   The ownership limits apply to any shares of New RightCHOICE common stock that The Missouri Foundation For Health transfers to another person or entity.

 Change in Ownership Limits

   A majority of the independent directors and a majority of all directors have the right to change the ownership limits without prior shareholder approval in order to conform to the terms of the license agreement between New RightCHOICE and the Blue Cross and Blue Shield Association. In addition, a majority of the independent directors, a majority of all directors and the holders of 75% or more of the outstanding shares of common stock may change the ownership limits without regard to the terms of the license agreement between New RightCHOICE and the Blue Cross and Blue Shield Association by amending the certificate of incorporation.

Cumulative Voting

   You will not have cumulative voting rights in the election of directors.

Preemptive Rights

   You will not have any preemptive or preferential rights to purchase any other New RightCHOICE securities.

Amendments to Certificate of Incorporation

   New RightCHOICE's certificate of incorporation provides that the approval of
(1) a majority of the independent members of the board of directors, (2) a majority of all directors, and (3) the holders of 75% or more of the outstanding shares of common stock is required in order to amend various sections of the certificate of incorporation, including the sections dealing with:

  . The number, qualifications, indemnification and removal of directors,

  . The inability of shareholders to act by written consent,

  . Special shareholder meetings,

  . Limits on a director's liability for breach of fiduciary duty,

  . The ownership limitations,

  . Amendments to the bylaws,

  . The prohibition on cumulative voting, and

  . The right to amend the certificate of incorporation.

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Amendments to Bylaws

   A majority of the New RightCHOICE board of directors has the power to amend or replace the bylaws. Only the holders of 75% or more of the New RightCHOICE common stock may change or alter any provision of the bylaws.

Qualified Candidates

   The bylaws provide that shareholders will elect directors by a plurality vote and that shareholders may only elect "qualified candidates" to the board of directors. A qualified candidate is an individual nominated by a majority of the independent directors and a majority of all directors, or timely nominated by shareholders, and, in either event, who is not disqualified from serving on the board by being a "non-independent candidate." A non-independent candidate is a candidate nominated by a majority of the independent directors and a majority of all directors, or timely nominated by shareholders, but who does not qualify as an "independent director" under the certificate of incorporation. Page 167 of this document sets forth the qualifications an individual must meet in order to qualify as an independent director.

   In the event that some, but not all, of the non-independent candidates for director become eligible for election to the board of directors because seats are available for non-independent directors, the non-independent candidates will be treated as qualified candidates until shareholders fill all positions available for non-independent candidates at the election.

Meetings of Shareholders

   With respect to shareholder meetings, the bylaws provide:

  . New RightCHOICE will hold meetings of shareholders at its principal offices unless its board of directors decides otherwise,

  . New RightCHOICE will hold the annual meeting of its shareholders on the second Tuesday in May of each year, unless otherwise provided by the board of directors or the bylaws, and

  . Only the (1) the Chairman of the Board, (2) the Chief Executive Officer,
    (3) the President or (4) a majority of the independent members of the board of directors and a majority of all directors may call a special meeting of shareholders.

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                      COMPARISON OF RIGHTS OF SHAREHOLDERS
                       OF RIGHTCHOICE AND NEW RIGHTCHOICE

Introduction

   Upon completion of the reorganization, you will become a shareholder of New RightCHOICE. As a result, Delaware law and New RightCHOICE's certificate of incorporation and bylaws, rather than Missouri law and RightCHOICE's articles of incorporation and bylaws, will govern your rights as a shareholder.

   New RightCHOICE's certificate of incorporation and bylaws are materially different from RightCHOICE's articles of incorporation and bylaws. In addition, Delaware law is materially different from Missouri law.

   Set forth below is a brief comparison between Delaware law and New RightCHOICE's certificate of incorporation and bylaws, on one hand, and Missouri law and RightCHOICE's articles of incorporation and bylaws, on the other hand. New RightCHOICE's certificate of incorporation and bylaws are Appendices F and G to this document. Copies of RightCHOICE's articles of incorporation and bylaws are available for inspection at RightCHOICE's main office, or RightCHOICE will send them to you upon request. We urge you to read each of these documents carefully for a complete understanding of your rights as a shareholder.

Authorized Stock

   RightCHOICE. RightCHOICE's articles of incorporation authorize 250,000,000 shares of capital stock, consisting of 125,000,000 shares of class A common stock, 100,000,000 shares of class B common stock and 25,000,000 shares of preferred stock.

   New RightCHOICE. New RightCHOICE's certificate of incorporation authorizes 250,000,000 shares of capital stock, consisting of 225,000,000 shares of common stock and 25,000,000 shares of preferred stock.

Board of Directors

 Number

   RightCHOICE. Missouri law provides that a Missouri corporation must have three or more directors, unless its articles of incorporation provide otherwise. RightCHOICE's articles of incorporation provide for seven directors, with the actual number of directors to be fixed by RightCHOICE's bylaws (which calls for seven to twelve directors). Each director serves for a three-year term and until his or her successor is duly qualified or until he or she resigns or is removed. The terms for each of the three classes of directors will expire in different years, so that shareholders will vote on the appointment or re-election of a new class of directors at each annual meeting of shareholders.

   New RightCHOICE. Delaware law provides that a Delaware corporation must have at least one director. New RightCHOICE's certificate of incorporation provides for no fewer than three and no more than twenty-one directors. The directors will be divided into three classes as nearly as equal in number as possible. Except for the initial directors, each director will serve for a three-year term and until his or her successor is duly qualified or until he or she resigns or is removed. The terms for each of the three classes of directors will expire in different years, so that shareholders will vote on the appointment or re-election of a new class of directors at each annual meeting of shareholders.

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 Vacancies

   RightCHOICE. Missouri law provides that a majority of the directors then in office, although less than a quorum, or the sole remaining director may fill vacancies on the board of directors. Missouri law also provides that if a corporation has a classified board of directors, the shareholders do not need to vote upon a director elected to fill a vacancy or a newly created directorship until his or her class of directors is presented for election.

   New RightCHOICE. Delaware law provides that, unless the corporation's certificate of incorporation or bylaws provide otherwise, a majority of the directors then in office although less than a quorum may fill vacancies on the board of directors. Delaware law also provides that if, at the time of filling any vacancy, the directors then in office constitute less than a majority of the board (as constituted immediately prior to the vacancy), the Delaware Court of Chancery may, at the request of any shareholder owning at least 10% of the corporation's outstanding shares, order a special election to fill the vacancy or to replace directors chosen by the board to fill the vacancies.

 Election

   RightCHOICE. Under Missouri law, in order for a director to be elected, he or she must receive the vote of a majority of the shares represented in person or by proxy at a meeting at which a quorum is present, unless cumulative voting is permitted in which case directors are elected by a plurality of the votes cast.

   New RightCHOICE. Under Delaware law, directors are elected by a plurality of the votes cast.

 Qualifications

   RightCHOICE. RightCHOICE's articles of incorporation do not provide any qualifications for serving as a director, except that a person may not be nominated for director if he or she has been convicted of a felony and the conviction is no longer subject to direct appeal.

   New RightCHOICE. New RightCHOICE's certificate of incorporation provides that at least 80% of the directors must be independent directors as described on page 167 of this document.

 Removal

   RightCHOICE. Under Missouri law, a majority of the entire board may remove a director for cause if the director:

  . Fails to meet the qualifications for director stated in the corporation's articles of incorporation or bylaws, or

  . Breaches any agreement between the director and the corporation relating to his or her services as a director or employee of the corporation.

   In addition, under Missouri law, a majority of the outstanding shares entitled to vote at an election of directors may remove any director or the entire board of directors, with or without cause. However, if shareholders are entitled to vote cumulatively in the election of directors, shareholders may not remove a director, unless the entire board is removed, if the number of votes cast against his or her removal would be sufficient to elect the director under cumulative voting.

   RightCHOICE's articles of incorporation provide that shareholders may remove a single director or the entire board of directors at any time for:

  . Commission of a felony, or

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  . Finding by a court of liability for negligence or misconduct in a matter of substantial importance to RightCHOICE where such adjudication is no longer subject to direct appeal,

but only upon the vote of a majority of the outstanding shares of common stock.

   New RightCHOICE. Under Delaware law, a majority of the outstanding shares entitled to vote at an election of directors may remove any director or the entire board of directors with or without cause. However, unless a corporation's certificate of incorporation provides otherwise, shareholders may remove a director of a corporation with a classified board of directors only for cause. In addition, if the corporation has cumulative voting, if less than the entire board is to be removed, shareholders may not remove a director without cause if the votes cast against his or her removal would be sufficient to elect the director under cumulative voting.

   New RightCHOICE's certificate of incorporation provides that its shareholders may remove any director, or the entire board of directors, only for cause, which is defined as a conviction of a felony or a finding by a court of liability for gross negligence or willful misconduct in a matter of substantial importance to New RightCHOICE, and then only upon a vote of 75% or more of the outstanding shares of common stock entitled to vote at an election of directors.

Amendment of Charter

   General. Missouri law and Delaware law both provide that in order for a corporation to amend its articles or certificate of incorporation:

  . Its board of directors must adopt a resolution setting forth the proposed amendment and submit it to its shareholders for a vote, and

  . A majority of the outstanding shares must approve the resolution.

   Missouri law and Delaware law also provide that the holders of the outstanding shares of stock are entitled to vote as a class on a proposed amendment, whether or not they are entitled to vote on the amendment by the articles or certificate of incorporation, if the amendment would:

  . Increase or decrease the aggregate number of authorized shares of the class,

  . Increase or decrease the par value of the shares of the class, or

  . Adversely affect the special rights of the shares of the class.

   If any proposed amendment would adversely affect the rights of one or more series of any class of stock, but does not affect the entire class, then only the shares of the series affected by the amendment will be considered a separate class for the purposes of determining whether there must be a class vote.

   RightCHOICE. RightCHOICE's articles of incorporation provide that the holders of class A common stock and class B common stock are entitled to vote separately as classes on any amendment to the articles of incorporation which alters the rights of their respective classes of stock. The affirmative vote of a majority of the shares within each class of stock is required for approval of any proposed amendment that requires a vote by both classes of stock.

   New RightCHOICE. New RightCHOICE's certificate of incorporation provides that amendments to various provisions of the certificate of incorporation described on page 171 of this document require the approval of:

  . A majority of the independent directors and a majority of all directors, and

  . The holders 75% or more of the outstanding shares of common stock entitled to vote.

However, this requirement will not apply in the event New RightCHOICE's license agreements with the Blue Cross and Blue Shield Association terminate.

   Furthermore, only the vote of the holders of a majority of the outstanding shares of New RightCHOICE common stock is required to effect an amendment to the certificate of incorporation if the purpose of the amendment is to:

  . Conform to any change in the terms of the license agreements,

  . Conform to any change in the license agreements required or permitted by the Blue Cross and Blue Shield Association, or

  . Approve a proposal of a majority of the independent directors and a majority of all directors with respect to a proposed acquisition of all the outstanding capital stock of New RightCHOICE.

   Amendments to provisions of the certificate of incorporation other than those set forth on page 171 of this document require only the vote of the holders of a majority of the outstanding shares of New RightCHOICE common stock entitled to vote.

Amendment of Bylaws

   RightCHOICE. Missouri law vests the power to amend or repeal the bylaws of a corporation in the shareholders unless the corporation vests that power in the board of directors in its articles of incorporation. RightCHOICE's bylaws may be amended or repealed by the affirmative vote of:

  . A majority of the total number of directors which RightCHOICE would have if it had no vacancies on the board, or

  . A majority of the shares of common stock outstanding and entitled to vote at any meeting of shareholders.

   New RightCHOICE. Delaware law provides that the shareholders of a corporation have the power to amend or repeal bylaws unless the corporation vests that power in the board of directors in its certificate of incorporation. New RightCHOICE's bylaws provide that the shareholders may only amend or replace the bylaws upon the vote of 75% or more of the outstanding shares of common stock. A majority of the board of directors also may amend various portions of the bylaws.

Rights Upon Liquidation

   In the event of any liquidation, dissolution or winding up of RightCHOICE or New RightCHOICE, the holders of its common stock would be entitled to receive, after payment of all debts and liabilities, the remaining assets of the company available for distribution. However, if either company has issued preferred stock, the holders of the preferred stock may have priority over the holders of the common stock in the event of liquidation or dissolution.

Voting Rights

   RightCHOICE. On all matters submitted to a vote of the shareholders, holders of class A common stock are entitled to one vote per share and holders of class B common stock are entitled to ten votes per share.

   New RightCHOICE. All shareholders have one vote per share on all matters submitted to a vote of the shareholders.

Preemptive Rights

   Neither shareholders of RightCHOICE nor shareholders of New RightCHOICE have preemptive rights. In general, preemptive rights entitle an existing shareholder to buy additional shares of any new issuance of stock to preserve his or her proportionate ownership in the company and prevent possible dilution of value and control when the corporation issues new shares.

Power to Call Special Shareholder Meetings

   RightCHOICE. Missouri law provides that the board of directors or anyone authorized by the corporation's articles of incorporation or bylaws may call special shareholder meetings. RightCHOICE's bylaws provide that only the chairman of the board of directors, the president or a majority of the board of directors may call special shareholder meetings. RightCHOICE must deliver notice of a special shareholder meeting to each shareholder not less than ten days or more than seventy days before the date of the special meeting.

   New RightCHOICE. Delaware law provides that the board of directors or anyone authorized in the corporation's certificate of incorporation or bylaws may call special shareholder meetings. New RightCHOICE's bylaws provide that only the chairman of the board of directors, the chief executive officer, the president, or a majority of independent directors and a majority of all directors may call special shareholder meetings. New RightCHOICE must deliver notice of a special shareholder meeting to each shareholder not less than ten days or more than sixty days before the date of the special meeting.

Quorum

   RightCHOICE. The presence, in person or by proxy, of a majority of all the outstanding shares of common stock, a majority of the outstanding shares of class A common stock and a majority of the outstanding shares of class B common stock is required for a quorum. If a quorum is present at a meeting, a decision of the holders of a majority of the outstanding shares entitled to vote at the meeting will be a valid act of the shareholders unless a larger vote is required by Missouri law or the articles of incorporation or bylaws. Shareholders may take any action required or permitted to be taken by the shareholders without a meeting if all of the shareholders entitled to vote at the meeting sign written consents.

   New RightCHOICE. The presence, in person or by proxy, of a majority of the outstanding shares of common stock entitled to vote at a meeting of shareholders is required for a quorum. If a quorum is present at a meeting, a decision of the holders of a majority of the outstanding shares entitled to vote at the meeting will be a valid act of the shareholders unless a larger vote is required by Delaware law or the certificate of incorporation or bylaws. Shareholders may not act by written consent.

Shareholder Approval of Certain Business Combinations

   RightCHOICE. Missouri law contains both a "five year freeze" statute and a "control share acquisition" statute. The five year freeze statute generally prohibits, for a period of five years, a merger or consolidation between a "resident domestic" Missouri corporation, with shares of its stock registered under the federal securities laws, and any owner of 20% or more of the corporation's stock. The control share acquisition statute provides that "acquiring persons" who hold more than a specified percentage of the stock of a public company will not possess voting rights for the stock unless voting rights are approved by both a majority of the voting stock and a majority of the voting stock, excluding the shares held by the acquiring person or any officer or director of the company. If a control share acquisition occurs, the other shareholders of the corporation are granted dissenters' rights if the shareholders grant voting rights to the control shares. RightCHOICE constitutes a resident domestic corporation for purposes of the five year freeze statute and an issuing public corporation for purposes of the control share acquisition statute.

   New RightCHOICE. Delaware law prohibits a Delaware corporation from engaging in a merger or other business combination with an "interested stockholder" for a period of three years after the stockholder becomes an "interested stockholder" unless various requirements are met. Generally, an interested stockholder is:

  . The owner of 15% or more of the corporation's outstanding voting stock, including any rights to acquire stock by means of an option or warrant or upon the exercise of conversion or exchange rights, or

  . An affiliate or associate of the corporation and was the owner of 15% or more of the voting stock of the corporation at any time within the previous three years.

   Delaware defines the term "business combination" broadly to include, among other things, mergers of the corporation or a subsidiary with or caused by the interested stockholder and sales or other dispositions to the interested stockholder, except proportionately with the corporation's other shareholders, of assets of the corporation or a subsidiary equal to 10% or more of the aggregate market value of the corporation's consolidated assets or outstanding stock.

   However, the three-year moratorium imposed on business combinations does not apply if:

  . The board of directors approves either the business combination or the transaction which resulted in the person becoming an interested stockholder prior to the date the stockholder becomes an interested stockholder,

  . The interested stockholder owns 85% of the corporation's voting stock upon consummation of the transaction which resulted in the person becoming an interested stockholder, or

  . On or after the date the person becomes an interested stockholder, the board of directors and two-thirds of the voting stock not owned by the interested stockholder approve the business combination.

   The certificate of incorporation of New RightCHOICE provides that:

  . No institutional investor may beneficially own more than 10% of the voting power of all outstanding New RightCHOICE securities,

  . No non-institutional investor may beneficially own 5% of more of the voting power of all outstanding New RightCHOICE securities, and

  . No person or entity may own 20% or more of all outstanding New
    RightCHOICE securities. New RightCHOICE has made an exception to these ownership limitations for The Missouri Foundation For Health.

Indemnification

   General. Missouri law and Delaware law both provide that a corporation may indemnify any director, officer, employee or agent of the corporation, in their capacity as a director, officer, employee or agent of the corporation, against expenses or other amounts incurred in connection with any action, suit or proceeding if that person (1) acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, and (2) with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action or suit by or in the right of the corporation, the corporation may not provide indemnification against judgments and fines, and no person will be indemnified in connection with any claim, issue or matter he or she has been adjudged to be liable, for negligence or misconduct in

Missouri only, in the performance of his or her duty to the corporation unless the court determines that the person is reasonably entitled to indemnity for proper expenses.

   Missouri law and Delaware law also provide that if a director or an officer of a corporation has been successful in the defense of a claim, he or she must be indemnified against expenses, including attorney's fees, incurred in connection with the claim. Missouri law also provides this indemnification for employees and agents and provides that a Missouri corporation may provide additional indemnification if authorized by the corporation's articles of incorporation or by a shareholder-approved bylaw or agreement. Both Missouri and Delaware law permit a corporation to purchase and maintain insurance on behalf of any person against any liability asserted against that person and incurred by that person in any capacity, or arising out of that person's status to the corporation, whether or not the corporation would have the power to indemnify the person against liability under the provisions of state law.

   RightCHOICE. RightCHOICE's bylaws provide for indemnification of directors in substantially the same manner as provided under Missouri law. RightCHOICE has entered into indemnification agreements with its directors and certain of its officers, which contractually obligate RightCHOICE to indemnify them to the extent permitted under applicable law and to provide them with directors' and officers' liability insurance. New RightCHOICE will assume these indemnification agreements upon completion of the reorganization.

   New RightCHOICE. New RightCHOICE's certificate of incorporation and bylaws provide for indemnification of directors and officers to the fullest extent permitted by Delaware law.

Limitation of Liability

   RightCHOICE. Missouri law does not expressly address whether a corporation may prohibit or limit the liability of directors.

   New RightCHOICE. As permitted under Delaware law, New RightCHOICE's certificate of incorporation provides that a director will not be personally liable to New RightCHOICE or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

  . Breaches of the director's duty of loyalty to New RightCHOICE or its stockholders,

  . Acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law,

  . Unlawful dividends,

  . Stock repurchases or redemptions, or

  . Transactions from which the director received an improper personal benefit.

   In addition, New RightCHOICE's certificate of incorporation states that a director will not be deemed to have breached any fiduciary duty or other obligation owed by failing to vote for, or voting against, any proposal that the director believes would breach any requirements imposed on New RightCHOICE by the Blue Cross and Blue Shield Association or that could lead to the termination of any license granted by the Blue Cross and Blue Shield Association.

Dividends and Repurchases of Shares

   RightCHOICE. Missouri law generally permits corporations to pay dividends when the net assets of the corporation are not less than its stated capital and the payment of dividends will not reduce the net assets of the corporation below its stated capital. Missouri law also provides generally that a corporation may redeem or repurchase its shares only if the redemption or repurchase would not impair the corporation's capital.

   New RightCHOICE. Generally, Delaware law permits a corporation to declare and pay dividends out of statutory surplus or out of net profits for the fiscal year in which the dividend is declared or for the preceding fiscal year. In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if the redemption or repurchase would not impair the corporation's capital.

Shareholder Voting on Mergers or Consolidations

   RightCHOICE. Missouri law provides that a plan of merger or consolidation must be approved by a majority of the corporation's directors and by two-thirds of the outstanding shares entitled to vote.

   New RightCHOICE. Delaware law provides that a plan of merger or consolidation must be approved by a corporation's board of directors and requires the vote of a majority of the outstanding shares entitled to vote. However, unless required by its certificate of incorporation, a vote of the shareholders of the surviving corporation in a merger is not required if:

  . The merger agreement does not amend the certificate of incorporation of the corporation,

  . Each share of stock of the corporation outstanding immediately prior to the merger will become an outstanding or treasury share of the surviving corporation after the merger, and

  . The surviving corporation will not issue or deliver any shares of its common stock under the merger.

   Various provisions of New RightCHOICE's certificate of incorporation, discussed below, may have the effect of preventing a merger or acquisition of New RightCHOICE by a third party that a majority of the independent directors and a majority of the whole board of directors do not approve in advance.

   New RightCHOICE's certificate of incorporation provides for limitations on the amount of New RightCHOICE securities that any one person or entity may beneficially own. Specifically, the certificate of incorporation provides that:

  . No institutional investor may beneficially own 10% or more of the voting power of all outstanding New RightCHOICE securities,

  . No non-institutional investor may beneficially own 5% or more of the voting power of all outstanding New RightCHOICE securities, and

  . No person or entity may beneficially own 20% or more of the total outstanding equity of New RightCHOICE.

   However, the certificate of incorporation provides that a person or entity will not be deemed to "beneficially own" securities if that person or entity has entered into an agreement with New RightCHOICE pursuant to which that person or entity, or its affiliates or associates, will acquire all the outstanding stock of New RightCHOICE by means of a merger, consolidation or stock sale, so long as:

  . The agreement is approved by a majority of independent directors and a majority of all directors,

  . The acquiring party is not already in violation of the stock ownership limitations described above,

  . The acquisition is subject to the approval of the shareholders, and

  . Neither the acquiring party, nor its affiliates or associates, have acquired any securities of New RightCHOICE after the execution of the agreement, other than in accordance with the terms of the agreement.

   The provisions set forth above would allow New RightCHOICE to enter into an agreement with a third party for the acquisition of all of its stock without violating the ownership limits applicable to holders of New RightCHOICE common stock. However, in order to consummate the transaction, the stock ownership limitations contained in the certificate of incorporation must either be amended or repealed. The certificate of incorporation generally provides that a change to the ownership limitations require the vote of the holders of at least 75% of the shares of common stock. However, if a majority of independent directors and a majority of all directors approve the amendment in connection with a proposal to acquire all of the outstanding stock of New RightCHOICE, then the amendment would only require the vote of the holders of at least a majority of the common stock, or a greater amount as may be required under Delaware law.

Shareholder Voting on Sale of Substantially All Assets

   RightCHOICE. Missouri law provides that approval of the sale of all or substantially all of the assets of a corporation, if not made in the usual and regular course of its business, requires the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote. The sale of all or substantially all of the assets of a corporation not made in the ordinary course of business does not require prior approval by the corporation's board of directors.

   New RightCHOICE. Delaware law provides that the sale of all or substantially all of a corporation's assets requires the approval of the board of directors and the holders of a majority of the outstanding shares of stock entitled to vote.

Interested Director Transactions

   Under both Missouri and Delaware law, generally, contracts or transactions between a corporation and its directors, or between a corporation and any other entity in which one or more of its directors are directors or have a financial interest, are not void or voidable because of that financial interest or because that director is present at a meeting of the board which authorizes or approves the contract or transaction.

   The conditions for approval of these interested director transactions under both Missouri and Delaware law must be accomplished as follows:

  . After full disclosure of the material facts, the board of directors or a committee of directors must approve the contract or transaction by the vote of a majority of disinterested directors, even though the disinterested directors are less than a quorum; or

  . After full disclosure of the material facts or after acquiring knowledge of the material facts, the shareholders must specifically approve the contract or transaction in good faith and by a vote of shareholders entitled to vote; or

  . The contract or transaction is fair to the corporation at the time the board of directors, a committee of directors, or the shareholders approve it.

   Under both Missouri and Delaware law, interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or a committee of directors which authorizes the contract or transaction.

Dissenters' and Appraisal Rights

   RightCHOICE. Under Missouri law, a shareholder is entitled to receive payment for the fair value of his or her shares if the shareholder dissents from a sale or exchange of substantially all of the property and assets of the corporation or a merger or consolidation involving the corporation. A shareholder also is entitled to receive payment for the fair value of his or her shares if the shareholder dissents from according voting rights to control shares in a control share acquisition.

   New RightCHOICE. Under Delaware law, generally, a shareholder may be entitled to dissenters' or appraisal rights under which a shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in a particular transaction. Under Delaware law, appraisal rights are not available:

  . With respect to the sale, lease or exchange of all or substantially all of the assets of a corporation,

  . With respect to a merger or consolidation by a corporation whose shares are either listed on a national securities exchange, qualified for trading on The Nasdaq Stock Market's National Market or held of record by more than 2,000 holders if the shareholders receive only shares of the surviving corporation or shares of any other corporation meeting the requirements of this item, or

  . To shareholders of a corporation surviving a merger if (a) no vote of the shareholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing certificate of incorporation, (b) each share of the surviving corporation outstanding prior to the merger is an identical outstanding or treasury share after the merger, and (c) the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger.

Dissolution

   RightCHOICE. Under Missouri law, a corporation may elect to wind up and dissolve upon the vote of two-thirds or more of the voting power of the corporation. In addition, under Missouri law, any corporation that has not issued any shares or has not commenced business may elect by majority approval of the incorporators or the initial board of directors to wind up and dissolve.

   New RightCHOICE. Under Delaware law, a dissolution must be approved by the board of directors and by a majority of the corporation's outstanding voting stock or, if no action of the directors is taken, by all of the shareholders entitled to vote.

                                 LEGAL MATTERS

   Lewis, Rice & Fingersh, L.C., St. Louis, Missouri, will pass upon the validity of the New RightCHOICE common stock that New RightCHOICE will issue in the reorganization. PricewaterhouseCoopers LLP will render opinions with respect to material federal income tax consequences as described in their opinion.

                                    EXPERTS

   We have included the financial statements of RightCHOICE and Blue Cross and Blue Shield of Missouri carve-out as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 and the financial statement of New RightCHOICE as of March 14, 2000 in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

   RightCHOICE files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy, upon the payment of fees prescribed by the Securities and Exchange Commission, any document that RightCHOICE files with the Securities and Exchange Commission at its public reference rooms in Washington, D.C., 450 Fifth Street, N.W. 20549, New York, New York, 7 World Trade Center, Suite 1300, 10048, and Chicago, Illinois, 500 West Madison Street, Suite 1400, 60661. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. RightCHOICE's filings also are available to the public on the internet through the Securities and Exchange Commission's EDGAR database which may be accessed at the Securities and Exchange Commission's web site at http://www.sec.gov. The class A common stock is traded on the New York Stock Exchange, and certain reports, proxy statements and other information is also available for inspection and copying at prescribed rates at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   As permitted by Securities and Exchange Commission rules, this proxy statement/prospectus does not contain all the information contained in the registration statement and accompanying exhibits and schedules filed by New RightCHOICE with the Securities and Exchange Commission. You may refer to the registration statement, the exhibits and schedules for more information about the reorganization. The registration statement, exhibits and schedules are available at the Securities and Exchange Commission's public reference rooms or through its EDGAR database on the internet.

   You should rely only on the information contained in this document to vote your shares at the special meeting. We have not authorized anyone to provide any information that is different from what this document contains. This
document is dated           , 2000. You should not assume that the information
contained in this document is accurate as of any date other than that date, and neither the mailing of this document nor the issuance of New RightCHOICE common stock in the reorganization should create any implication to the contrary.

                         INDEX TO FINANCIAL STATEMENTS

RIGHTCHOICE MANAGED CARE, INC. (RIGHTCHOICE)

  Consolidated Balance Sheets, June 30, 2000, December 31, 1999 and
   December 31, 1998......................................................  F-2
  Consolidated Statements of Income for the six months ended June 30, 2000 and 1999 and for the years ended December 31, 1999, 1998 and 1997......  F-3
  Consolidated Statements of Changes in Shareholders' Equity for the six
   months ended June 30, 2000 and 1999 and for the years ended December
   31, 1999, 1998 and 1997................................................  F-4
  Consolidated Statements of Cash Flows for the six months ended June 30,
   2000 and 1999 and for the years ended December 31, 1999, 1998 and 1997.  F-5
  Notes to Consolidated Financial Statements..............................  F-6
  Report of Independent Accountants....................................... F-41
  Financial Statement Schedule-Condensed Financial Information............ F-42
BLUE CROSS AND BLUE SHIELD OF MISSOURI HISTORICAL CARVE-OUT
  Consolidated Balance Sheets, June 30, 2000, December 31, 1999 and
   December 31, 1998...................................................... F-45
  Consolidated Statements of Income for the six months ended June 30, 2000 and 1999 and for the years ended December 31, 1999, 1998 and 1997...... F-46
  Consolidated Statements of Changes in Net Assets Representing Reserve
   for Protection of Members for the six months ended June 30, 2000 and
   1999 and for the years ended December 31, 1999, 1998 and 1997.......... F-47
  Consolidated Statements of Cash Flows for the six months ended June 30,
   2000 and 1999 and for the years ended December 31, 1999, 1998 and 1997. F-48
  Notes to Consolidated Financial Statements.............................. F-49
  Report of Independent Accountants....................................... F-75
  Financial Statement Schedule-Condensed Financial Information............ F-76
  Report of Independent Accountants....................................... F-78
RIGHTCHOICE MANAGED CARE, INC. (NEW RIGHTCHOICE)
  Balance Sheet, June 30, 2000 and March 14, 2000......................... F-79
  Note to Balance Sheet................................................... F-80
  Report of Independent Accountants....................................... F-81

                         RIGHTCHOICE MANAGED CARE, INC.

                          CONSOLIDATED BALANCE SHEETS
                (in thousands, except shares and per share data)

                                                      June 30,     December 31,
                                                        2000       1999      1998
                       ASSETS                        (unaudited)
                       ------                        ----------- --------  --------
Current assets:
  Cash and cash equivalents.........................  $ 43,147   $ 44,400  $ 39,409
  Investments available for sale, at market value...   215,002    201,926   208,281
  Receivables from members..........................    86,912     78,947    68,024
  Receivables from related parties..................    17,403     28,764    18,294
  Deferred income taxes.............................     8,622      8,629     4,798
  Other assets......................................    18,781     17,981    19,818
                                                      --------   --------  --------
      Total current assets..........................   389,867    380,647   358,624
Property and equipment, net.........................    50,528     55,470    58,234
Deferred income taxes...............................    10,300      9,791    11,583
Investments in affiliates...........................     5,872      5,905     5,729
Goodwill and intangible assets, net.................    67,320     71,400    74,508
                                                      --------   --------  --------
      Total assets..................................  $523,887   $523,213  $508,678
                                                      ========   ========  ========
        LIABILITIES AND SHAREHOLDERS' EQUITY
        ------------------------------------
Current liabilities:
  Medical claims payable............................  $116,246   $124,428  $109,986
  Unearned premiums.................................    66,422     62,824    56,407
  Accounts payable and accrued expenses.............    60,604     59,476    64,754
  Current portion of long-term debt.................     8,000      8,000    10,000
  Payables to related parties.......................    22,390     27,009    26,194
  Reserve for loss contract.........................     4,629      7,259     9,052
  Obligations for employee benefits.................     1,608      1,577     2,954
  Income taxes payable..............................    13,428     12,965    10,485
  Obligations under capital leases..................     3,284      4,071     4,254
                                                      --------   --------  --------
      Total current liabilities.....................   296,611    307,609   294,086
Reserve for loss contract...........................                          7,259
Long-term debt......................................    22,063     26,063    33,063
Obligations for employee benefits...................    27,338     26,819    24,338
Obligations under capital leases....................     4,206      5,179     4,058
                                                      --------   --------  --------
      Total liabilities.............................   350,218    365,670   362,804
                                                      --------   --------  --------
Shareholders' equity:
  Preferred stock, $0.01 par, 25,000,000 shares
   authorized, no shares issued and outstanding.....
  Common stock:
    Class A, $0.01 par, 125,000,000 shares
     authorized, 3,737,500 shares issued, 3,710,866,
     3,710,653 and 3,710,426 shares outstanding,
     respectively...................................        37         37        37
    Class B, convertible, $0.01 par, 100,000,000
     shares authorized, 14,962,500 shares issued and
     outstanding....................................       150        150       150
  Additional paid-in capital........................   132,634    132,634   132,635
  Retained earnings.................................    45,495     29,529    12,313
  Treasury stock, 26,634, 26,847 and 27,074 class A
   shares, respectively, at cost....................      (377)      (380)     (383)
  Accumulated other comprehensive (loss) income.....    (4,270)    (4,427)    1,122
                                                      --------   --------  --------
      Total shareholders' equity....................   173,669    157,543   145,874
                                                      --------   --------  --------
      Total liabilities and shareholders' equity....  $523,887   $523,213  $508,678
                                                      ========   ========  ========

          See accompanying Notes to Consolidated Financial Statements.

                         RIGHTCHOICE MANAGED CARE, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                (in thousands, except shares and per share data)

                            For the six months              For the year ended
                              ended June 30,                   December 31,
                             2000         1999         1999         1998         1997
                          (unaudited)  (unaudited)
                          -----------  -----------  -----------  -----------  -----------
Revenues:
  Premium...............  $   404,210  $   357,492  $   732,151  $   694,487  $   654,267
  Fees and other income.       48,376       41,732       84,761       73,025       65,144
                          -----------  -----------  -----------  -----------  -----------
    Total revenues......      452,586      399,224      816,912      767,512      719,411
                          -----------  -----------  -----------  -----------  -----------
Operating expenses:
  Health care services..      328,411      293,985      601,532      579,827      555,126
  Commissions...........       17,828       15,367       32,462       31,394       29,302
  General and
   administrative
   (excludes
   depreciation and
   amortization and
   excludes net
   intercompany charges
   of $6,766, $6,254,
   $11,728, $11,231 and
   $8,356, respectively,
   allocated to Blue
   Cross and Blue Shield
   of Missouri).........       77,991       72,340      146,036      140,304      140,064
  Depreciation and
   amortization.........        8,792        8,383       17,215       19,334       23,108
  Charge for loss
   reserves.............                                                           29,510
  Other non-recurring
   charges..............                                                 900        3,301
                          -----------  -----------  -----------  -----------  -----------
    Total operating
     expenses...........      433,022      390,075      797,245      771,759      780,411
                          -----------  -----------  -----------  -----------  -----------
Operating income (loss).       19,564        9,149       19,667       (4,247)     (61,000)
                          -----------  -----------  -----------  -----------  -----------
Investment income:
  Interest and
   dividends............        6,904        6,711       13,367       14,737       15,916
  Realized gains
   (losses), net........        1,065         (449)        (516)       3,932       17,268
                          -----------  -----------  -----------  -----------  -----------
    Total investment
     income, net........        7,969        6,262       12,851       18,669       33,184
                          -----------  -----------  -----------  -----------  -----------
Other:
  Interest expense......       (1,978)      (2,009)      (4,344)      (4,539)      (4,681)
  Other income
   (expense), net.......          948          556          219         (379)      (1,058)
                          -----------  -----------  -----------  -----------  -----------
    Total other, net....       (1,030)      (1,453)      (4,125)      (4,918)      (5,739)
                          -----------  -----------  -----------  -----------  -----------
Income (loss) before
 provision (benefit) for
 income taxes...........       26,503       13,958       28,393        9,504      (33,555)
Provision (benefit) for
 income taxes...........       10,537        5,374       11,177        3,844       (9,521)
                          -----------  -----------  -----------  -----------  -----------
Net income (loss).......  $    15,966  $     8,584  $    17,216  $     5,660  $   (24,034)
                          ===========  ===========  ===========  ===========  ===========
Weighted average common
 shares outstanding.....   18,673,000   18,673,000   18,673,000   18,672,100   18,672,600
                          -----------  -----------  -----------  -----------  -----------
Basic earnings (loss)
 per share..............  $      0.86  $      0.46  $      0.92  $      0.30  $     (1.29)
                          ===========  ===========  ===========  ===========  ===========
Diluted earnings (loss)
 per share..............  $      0.84  $      0.46  $      0.92  $      0.30  $     (1.29)
                          ===========  ===========  ===========  ===========  ===========

          See accompanying Notes to Consolidated Financial Statements.

                         RIGHTCHOICE MANAGED CARE, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                         (in thousands, except shares)

                            Common
                             Stock                                   Accumulated
                          ----------- Additional                        Other
                          Class Class  Paid In   Retained  Treasury Comprehensive
                            A     B    Capital   Earnings   Stock   Income (Loss)  Total
                          ----- ----- ---------- --------  -------- ------------- --------
Balance at December 31,
 1996...................   $37  $150   $132,640  $30,687    $(326)     $ 9,766    $172,954
Comprehensive loss:
 Net loss...............                         (24,034)                          (24,034)
 Change in unrealized
  appreciation on
  available-for-sale
  securities, net of
  income tax benefit of
  $4,386................                                                (7,977)     (7,977)
                                                                                  --------
Comprehensive loss......                                                           (32,011)
Purchase of 5,400 shares
 of class A common
 stock, at cost.........                                      (78)                     (78)
Balance at December 31,
 1997...................    37   150    132,640    6,653     (404)       1,789     140,865
                           ===  ====   ========  =======    =====      =======    ========
Comprehensive income:
 Net income.............                           5,660                             5,660
 Change in unrealized
  appreciation on
  available-for-sale
  securities, net of
  income tax benefit of
  $147..................                                                  (297)       (297)
 Minimum pension
  liability adjustment,
  net of income tax
  benefit of $199.......                                                  (370)       (370)
                                                                                  --------
Comprehensive income....                                                             4,993
1,426 shares issued
 under the company's
 stock option plan......                     (5)               21                       16
Balance at December 31,
 1998...................    37   150    132,635   12,313     (383)       1,122     145,874
                           ===  ====   ========  =======    =====      =======    ========
Comprehensive income
 (unaudited):
 Net income.............                           8,584                             8,584
 Change in unrealized
  appreciation on
  available-for-sale
  securities, net of
  income tax benefit of
  $2,188................                                                (3,872)     (3,872)
                                                                                  --------
Comprehensive income....                                                             4,712
Balance at June 30, 1999
 (unaudited)............    37   150    132,635   20,897     (383)      (2,750)    150,586
                           ===  ====   ========  =======    =====      =======    ========
Comprehensive income
 (unaudited):
 Net income.............                           8,632                             8,632
 Change in unrealized
  depreciation on
  available for-sale
  securities, net of
  income tax benefit of
  $1,010................                                                (1,752)     (1,752)
 Minimum pension
  liability adjustment,
  net of income tax
  provision of $40......                                                    75          75
                                                                                  --------
Comprehensive income....                                                             6,955
227 shares issued under
 the company's stock
 option plan............                     (1)                3                        2
Balance at December 31,
 1999...................    37   150    132,634   29,529     (380)      (4,427)    157,543
                           ===  ====   ========  =======    =====      =======    ========
Comprehensive income
 (unaudited):
 Net income.............                          15,966                            15,966
 Change in unrealized
  depreciation on
  available-for-sale
  securities, net of
  income tax expense of
  $130..................                                                   157         157
                                                                                  --------
Comprehensive income....                                                            16,123
213 shares issued
 pursuant to the
 company's deferred
 compensation program
 for directors..........                                        3                        3
Balance at June 30, 2000
 (unaudited)............   $37  $150   $132,634  $45,495    $(377)     $(4,270)   $173,669
                           ===  ====   ========  =======    =====      =======    ========

          See accompanying Notes to Consolidated Financial Statements.

                         RIGHTCHOICE MANAGED CARE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                          For the six months ended           For the year ended
                                  June 30,                      December 31,
                          ---------------------------   -------------------------------
                              2000           1999         1999       1998       1997
                          (unaudited)    (unaudited)
                          ------------   ------------   ---------  ---------  ---------
Cash flows from
 operating activities:
  Net income (loss).....   $    15,966    $      8,584  $  17,216  $   5,660  $ (24,034)
  Adjustments to
   reconcile net income
   (loss) to net cash
   provided by (used in)
   operating activities:
  (Benefit) provision
   for deferred income
   taxes................          (631)           (771)     1,118      1,697     (6,507)
  Depreciation and
   amortization.........         8,792           8,383     17,215     19,334     23,108
  (Gain) loss on sale of
   property and
   equipment............          (655)           (231)       514         53        (44)
  Distributions net of
   undistributed
   earnings from
   unconsolidated
   affiliates...........            33             142       (176)        48        916
  (Gain) loss on sale of
   investments..........        (1,065)            449        516     (3,932)   (17,268)
  Accretion of discounts
   and amortization of
   premiums, net........            81             291        400        612          6
(Increase) decrease in
 certain assets, net of
 effects from investment
 in affiliates:
  Receivables from
   members..............        (7,965)         (6,277)   (10,923)    (8,005)    (5,182)
  Receivables from
   related parties......        11,361          (2,875)   (10,470)    (2,164)       943
  Other assets..........         1,859             848      2,232     (4,556)    (2,859)
(Decrease) increase in
 certain liabilities,
 net of effects from
 investment in
 affiliates:
  Medical claims
   payable..............        (8,182)         (2,698)    14,442     (2,353)       506
  Unearned premiums.....         3,598             437      6,417     (1,249)     4,957
  Accounts payable and
   accrued expenses.....         1,128          (2,161)    (5,163)     8,293    (13,065)
  Payables to related
   parties..............        (4,619)         (2,226)       815      5,981      3,064
  Reserve for loss
   contract.............        (2,630)         (4,526)    (9,052)    (9,052)    25,363
  Obligations for
   employee benefits....           550           1,141      1,104      2,217        (33)
  Income taxes payable..           463             584      2,480     (1,566)      (755)
                           -----------    ------------  ---------  ---------  ---------
Net cash provided by
 (used in) operating
 activities.............        18,084            (906)    28,685     11,018    (10,884)
                           -----------    ------------  ---------  ---------  ---------
Cash flows from
 investing activities:
  Proceeds from matured
   investments:
   Fixed maturities.....         4,635           3,400     10,489     20,359      3,975
  Proceeds from
   investments sold:
   Fixed maturities.....        23,189         120,910    157,505    273,591    311,599
   Equity securities....        21,303             521        521                40,734
   Other................           513               8        101      4,482     32,469
  Investments purchased:
   Fixed maturities.....       (35,201)       (111,985)  (161,665)  (282,400)  (340,366)
   Equity securities....       (26,046)         (5,000)   (10,034)      (548)      (230)
   Other................          (230)           (231)      (489)      (796)    (2,039)
  Investment in other
   affiliates, net of
   cash acquired........                                                             24
  Sale and redemption of
   affiliates...........                                               3,444
  Proceeds from property
   and equipment sold...         3,598              11         24      2,051        561
  Property and equipment
   purchased............        (4,517)         (3,154)    (6,598)   (12,496)   (18,544)
                           -----------    ------------  ---------  ---------  ---------
Net cash (used in)
 provided by investing
 activities.............       (12,756)          4,480    (10,146)     7,687     28,183
                           -----------    ------------  ---------  ---------  ---------
Cash flows from
 financing activities:
  Issuance (purchase) of
   class A treasury
   stock................             3                          2         16        (78)
  Payments of long-term
   debt.................        (4,000)         (5,000)    (9,000)    (3,937)   (15,000)
  Payments of capital
   lease obligations....        (2,584)         (2,135)    (4,550)    (5,247)    (5,767)
                           -----------    ------------  ---------  ---------  ---------
Net cash used in
 financing activities...        (6,581)         (7,135)   (13,548)    (9,168)   (20,845)
                           -----------    ------------  ---------  ---------  ---------
Net (decrease) increase
 in cash and cash
 equivalents............        (1,253)         (3,561)     4,991      9,537     (3,546)
Cash and cash
 equivalents at
 beginning of period....        44,400          39,409     39,409     29,872     33,418
                           -----------    ------------  ---------  ---------  ---------
Cash and cash
 equivalents at end of
 period.................   $    43,147    $     35,848  $  44,400  $  39,409  $  29,872
                           ===========    ============  =========  =========  =========
Supplemental disclosure
 of cash information:
  Interest paid.........   $     1,970    $      2,000  $   4,344  $   4,687  $   5,036
  Income taxes paid
   (refund received),
   net..................        10,706           5,560      7,579        712     (2,262)
Supplemental schedule of
 noncash investing and
 financing activities:
  Equipment acquired
   through capital
   leases...............   $       824    $      4,116  $   7,631  $   4,325  $   9,730
  Disposal of equipment
   under capital leases.                         2,223      2,143        675      2,810

          See accompanying Notes to Consolidated Financial Statements.

                         RIGHTCHOICE MANAGED CARE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (dollars in thousands, except share data)

1. Organization

   RightCHOICE Managed Care, Inc. (RightCHOICE or the company) is a majority owned subsidiary of Blue Cross and Blue Shield of Missouri (BCBSMo) incorporated in the State of Missouri. In connection with RightCHOICE's initial public offering of class A common stock on August 1, 1994, BCBSMo transferred its managed health care business to RightCHOICE. The holders of class A common stock have one vote per share and the holders of class B common stock have 10 votes per share. BCBSMo is the sole holder of class B common stock. Each share of class B common stock is convertible into one share of class A common stock at the option of the holder at any time. At December 31, 1999, BCBSMo and all holders of class A common stock have control over approximately 97.6% and 2.4%, respectively, of the combined voting power of both classes of common stock. There are no liquidation preferences between the two classes of common stock. RightCHOICE has not issued shares of its authorized preferred stock. In addition, RightCHOICE provides certain guarantees relating to the financial stability of certain affiliates.

   RightCHOICE offers a comprehensive array of managed health care products and services, including preferred provider organizations (PPO), point of service
(POS), health maintenance organizations (HMO), Medicare supplement, specialty managed care and managed indemnity benefit plans, third-party administrator
(TPA) services, administrative services only (ASO), network rental services and life insurance agency services.

2. Summary of significant accounting policies

   The following is a summary of significant accounting policies used in the preparation of the accompanying Consolidated Financial Statements. Such policies are in accordance with generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   The interim consolidated financial statements included herein have been prepared by RightCHOICE without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the SEC). In the opinion of management, all adjustments, consisting only of normal recurring adjustments necessary to present fairly the consolidated financial position of the company with respect to the interim consolidated financial statements, and the consolidated results of its operations and its cash flows for the interim periods then ended, have been included. The results of operations for the interim periods are not necesssarily indicative of the results for the full year.

Principles of consolidation

   The Consolidated Financial Statements include the accounts of RightCHOICE and its subsidiaries after elimination of all significant intercompany transactions. These subsidiaries include Healthy Alliance Life Insurance Company (HALIC), HealthLink HMO, Inc. (HealthLink HMO), HMO Missouri, Inc. (BlueCHOICE), and Diversified Life Insurance Agency of Missouri, Inc., all Missouri corporations, and HealthLink, Inc. (HealthLink) and RightCHOICE Insurance Company (RIC), both Illinois corporations. Investments in business entities in which the company does not have control, but has the ability to exercise significant influence over operating and financial policies (generally 20-50% ownership), are accounted for by the equity method. Other investments are accounted for by the cost method.

                         RIGHTCHOICE MANAGED CARE, INC.

                   (dollars in thousands, except share data)
Cash and cash equivalents

   Cash and cash equivalents are highly liquid investments with an original maturity of three months or less when purchased.

Investments available for sale

   Unaffiliated investments with readily determinable fair values have been classified as available-for-sale. Unrealized gains and losses are computed on the basis of specific identification and are included as other comprehensive income in the shareholders' equity section of the balance sheet, net of applicable deferred income taxes. Realized gains and losses on the disposition of investments are included in investment income. The specific identification method is used in computing the cost of debt and equity securities sold.

Property and equipment

   Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are provided on the straight-line basis over the estimated useful life of the respective assets, ranging from 30 years for buildings, 3 to 10 years for furniture and equipment, 3 to 7 years for capitalized software development costs, and 5 to 10 years for leasehold improvements.

   Improvements are capitalized while expenditures for maintenance and repairs are charged to expense as incurred. Realized gains and losses are recognized upon disposal or retirement of the related assets and are reflected in earnings. RightCHOICE also capitalizes purchased and internally developed software costs to the extent they are expected to benefit future operations. Software amortization of such costs commences when specific components are operational. Unamortized software development cost as of December 31, 1999, and 1998 was $31,715 and $33,852, respectively. Software amortization expense for the years ended December 31, 1999, 1998, and 1997, was $6,407, $7,701, and
$5,521, respectively.

Change in estimate

   Based upon management's periodic review of the useful lives of its various assets, RightCHOICE's estimate of the useful life of various modules of its capitalized software changed from 5 years to 7 years, effective with the beginning of 1999. The change relates to the software capitalized as part of the company's information and operations strategy (IOS). This IOS software will continue to replace the company's core operating systems for enrollment, billing, claims payment, and customer service. Management believes that this change will more appropriately match the amortization expense of the software with the periods in which the software will be utilized. This change in estimate on an after-tax basis resulted in an increase to RightCHOICE's net income for 1999 of approximately $2.4 million or $0.13 per share.

Goodwill and intangible assets

   Goodwill and intangible assets represent the excess of cost over the fair market value of net assets acquired in purchase transactions. Gross goodwill and intangible assets (excluding related accumulated amortization) was $85,770 and $85,975 as of December 31, 1999, and 1998, respectively, and is amortized on a straight-line basis over periods not exceeding 40 years. Gross

                         RIGHTCHOICE MANAGED CARE, INC.

                   (dollars in thousands, except share data) goodwill is inclusive of $74,137 of goodwill related to the purchase of HealthLink in 1995 and is amortized over 40 years. All other goodwill and intangible assets are amortized over periods not exceeding 10 years. Accumulated amortization on goodwill and intangible assets as of December 31, 1999, and 1998 was $14,370 and $11,467, respectively. Accumulated amortization of the HealthLink goodwill was $8,186 and $6,333 as of December 31, 1999 and 1998, respectively. Amortization expense of the goodwill and other intangibles aggregated $2,903, $2,924, and $7,487 in 1999, 1998, and 1997, respectively, including the amortization of the intangibles related to the purchase of HealthLink in 1995 of $2,769, $2,769, and $3,061 in 1999, 1998, and 1997,
respectively.

   RightCHOICE reviews the carrying value of goodwill, intangibles and other long-lived assets for impairment when events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. This review is performed by comparing estimated undiscounted future cash flows from use of the asset to the recorded value of the asset.

Medical claims payable

   In addition to the liability for processed but unpaid claims at period-end, RightCHOICE provides for the estimated amount of liability arising from medical care provided to members, net of coordination of benefit refunds, for claims still in process, as well as undischarged and unreported claims. This estimate is based on current membership statistics, claim run-off patterns and certain actuarial formulas. The liability includes estimated processing expenses relating to such claims. Such estimates are subject to revision; however, management believes these estimates reasonably approximate actual costs.

Reinsurance

   In the normal course of business, RightCHOICE's subsidiaries cede insurance to other unrelated insurance carriers on an excess loss or quota share basis. RightCHOICE's subsidiaries engage in such reinsurance activity to limit losses from large exposures and to permit recovery of a portion of direct losses. The company expensed $1,060, $1,042, and $1,009 for the years ended December 31, 1999, 1998, and 1997, respectively, for costs related to this stop loss coverage. Recoveries in these years were not significant. RightCHOICE and its subsidiary, Healthy Alliance Life Insurance Company, also reached a network access and financial reinsurance agreement with Blue Cross and Blue Shield of Kansas City (BCBSKC). As a result of the agreements, members of either plan who are enrolled through statewide employers or associations are able to use the provider network of the Blue Cross and Blue Shield company where they live. The impact of these reinsurance activities is not significant to the Consolidated Financial Statements.

Income taxes

   RightCHOICE utilizes the asset and liability method of accounting for income taxes. This approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

   RightCHOICE, along with its subsidiaries, files consolidated federal and Missouri state income tax returns with Blue Cross and Blue Shield of Missouri. In accordance with the federal tax-sharing agreement of the consolidated group, federal income tax expense is allocated to RightCHOICE and its subsidiaries based upon the consolidated income generated by RightCHOICE and its subsidiaries.

                         RIGHTCHOICE MANAGED CARE, INC.

                   (dollars in thousands, except share data)

Dividend restrictions

   Missouri and Illinois insurance laws and regulations provide certain restrictions on the payment of dividends by insurance companies and health maintenance organizations in a holding company structure. The Missouri and Illinois Directors of Insurance may bring an action to enjoin or rescind the payment of any dividend or distribution that would cause the insurer's statutory surplus to be unreasonable or inadequate. At December 31, 1999, RightCHOICE's insurance and HMO subsidiaries did not have a significant amount of earned surplus available for dividend payments without the prior approval of the Missouri or Illinois Directors of Insurance. HealthLink, which is not an insurance company or HMO, is not subject to these restrictions.

Earnings per share

   Basic earnings per share are computed by dividing net income by the weighted average number of common and common equivalent shares outstanding during the year. Diluted earnings per share are calculated by dividing net income by the number of weighted average shares outstanding plus additional shares representing stock distributable under stock-based compensation plans using the treasury stock method. There were 243,895 and 57,183 dilutive potential common shares for the first six months of 2000 and 1999, respectively, and 43,438 and 17,924 dilutive potential common shares for the years 1999 and 1998, respectively. Because 1997 results reflect a net loss, basic and diluted earnings per share are calculated based on the same weighted average number of shares outstanding. The antidilutive potential common shares that could dilute earnings per share in the future were 32,576 and 171,611 as of June 30, 2000 and 1999, respectively, and 464,615, 439,508, and 469,766 as of December 31, 1999, 1998, and 1997, respectively.

Concentration of credit risk

   RightCHOICE primarily conducts business in the State of Missouri, and a significant portion of its customer base is concentrated with companies that are located in the metropolitan St. Louis area. No single customer generates in excess of 10% of RightCHOICE's total revenue.

   RightCHOICE invests its excess cash in interest-bearing deposits with major banks, commercial paper and money market funds. Although a majority of the cash accounts exceed the federally insured deposit amount, management does not anticipate non-performance by the other parties. Management reviews the stability of these institutions on a periodic basis.

   Investments principally include U.S. Treasury and agency bonds and fixed maturity bonds in a variety of companies A-rated or better by nationally recognized rating services. Investments in life insurance contracts consist primarily of flexible premium variable life products, invested in managed bond and equity funds, purchased from an insurance company that has an A.M. Best rating of A+. Such credit ratings are routinely reviewed by management.

Fair value of financial instruments

   The carrying amount for cash and cash equivalents, receivables, and accounts payable approximates fair value because of the short maturity of those instruments. The fair value of investments available for sale at December 31, 1999, and 1998, determined based upon quoted market prices, is disclosed in
Note 4. The carrying amount of the long-term debt approximates fair value as the underlying instruments have variable interest rates at market value (see
Note 10).

                         RIGHTCHOICE MANAGED CARE, INC.

                   (dollars in thousands, except share data)

Revenue recognition and unearned premiums

   For the majority of members, premiums are billed in advance of coverage periods. For all other members, premiums are billed based on actual incurred claims or other contractual arrangements. Premiums are recognized when the payor is obligated to pay and are recorded as earned revenue over the period to which health care coverage relates. Amounts billed but unearned are recorded as unearned premiums. RightCHOICE's TPA and ASO self-funded program revenue is earned as services are performed and the payor is obligated to pay and consists of administrative fees for services provided to third parties, including management of medical services, claims processing and access to provider networks. Under TPA and ASO contracts, self-funded employers retain the full risk of financing benefits. Funds received from employers are equal to amounts required to fund benefit expenses and administrative fees, and are shown net in the financial statements. Net revenue for these programs is reflected in fees and other income. RightCHOICE's TPA and ASO self-funded programs do not involve the assumption of significant insurance or credit risks; therefore, revenue from these programs is reflected in fees and other income. During the years ended December 31, 1999, 1998 and 1997, RightCHOICE received reimbursements for claims paid of $54,232, $50,558, and $106,227, respectively, from TPA and ASO self-funded groups.

Non-recurring charges

   During the fourth quarter of 1998, RightCHOICE recorded a $0.9 million charge related to the reduction of its workforce. RightCHOICE also incurred charges to earnings of $3.3 million in 1997, for costs associated with moving RightCHOICE's claims, customer service, billing, and provider services functions from St. Louis to Springfield, Missouri, and Cape Girardeau, Missouri. In addition, during the third quarter of 1997, BlueCHOICE recorded a $29.5 million loss reserve for estimated losses relating to its contract with the Missouri Consolidated Health Care Plan. The reserve is based on actuarial estimates, including projected limited rate increases, and projected enrollment and medical cost trends accounted for through the year 2000 in accordance with generally accepted accounting principles. The remaining balance of this loss reserve was $7.3 million at December 31, 1999. As of December 31, 1999, management believed that this remaining balance would be adequate to cover the actual losses expected to be incurred on this contract during the year 2000. In March 2000, the Missouri Consolidated Health Care Plan notified RightCHOICE that the premiums that it would pay to RightCHOICE in 2000 would be reduced by a risk adjustment factor. Although RightCHOICE is contesting this Missouri Consolidated Health Care Plan action, RightCHOICE increased its loss reserve at March 31, 2000 by $1.5 million as a result of this unanticipated action. This charge is reflected in the health care services cost caption of the Consolidated Statement of Income for the six months ended June 30, 2000. Management believes that the liability balance at June 30, 2000 is adequate to cover the remaining actual losses expected to be incurred on this contract during the year 2000.

Reclassifications

   Certain reclassifications have been made to the Consolidated Financial Statements for 1997 and 1998 to conform to the 1999 presentation.

Recently issued accounting standards

   In June 1998, the Financial Accounting Standards Board (FASB) released Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and

                         RIGHTCHOICE MANAGED CARE, INC.

                   (dollars in thousands, except share data)
Hedging Activities." SFAS No. 133 establishes standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measures those instruments at fair value. SFAS No. 133 is effective for all fiscal years beginning after June 15, 2000, as extended by SFAS No. 137. Earlier application of SFAS No. 133 is encouraged but should not be applied retroactively to financial statements of prior periods. RightCHOICE believes that the adoption of SFAS No. 133 will not have a material impact on RightCHOICE's financial position or results of operations.

   In March 1998, the Accounting Standards Executive Committee (AcSEC) issued Statement of Position (SOP) 98-1, "Accounting for Computer Software Developed For or Obtained For Internal Use," which is effective for fiscal years beginning after December 15, 1998. The SOP requires preliminary stage project costs to be expensed as incurred. Once a project is in the application development stage, the SOP requires all external direct costs for materials and services and payroll and related fringe benefit costs to be capitalized, and subsequently amortized over the estimated useful life of the project. The adoption of SOP 98-1 did not have a material impact on RightCHOICE's financial position or results of operations.

   In April 1998, the AcSEC issued SOP 98-5, "Reporting on the Costs of Start-up Activities," which is effective for fiscal years beginning after December 15, 1998. The SOP requires that certain costs of start-up activities, including organization costs, should be expensed as incurred. RightCHOICE adopted SOP 98-5 in the first quarter of 1999 and this adoption did not have a material impact on RightCHOICE's financial position or results of operations.

3. Comprehensive income

   The components of other comprehensive income related to the unrealized gains or losses on RightCHOICE's available-for-sale securities for the six months ended June 30, 2000 and 1999 and for the years ended December 31, 1999, 1998, and 1997 are as follows:

                                Six months ended      Year ended December
                                    June 30,                  31,
                             ----------------------- ------------------------
                                2000        1999
                             (unaudited) (unaudited)  1999     1998    1997
                             ----------- ----------- -------  ------  -------
   Unrealized holding gains
    (losses) arising during
    period, net of taxes....    $ 850      $(4,165)  $(5,961) $1,671  $ 3,163
   Less: reclassification
       adjustment for
       (gains) losses
       included in net
       income (loss), net of
       taxes................     (693)         293       337  (1,968) (11,140)
                                -----      -------   -------  ------  -------
   Net unrealized gains
    (losses) on securities..    $ 157      $(3,872)  $(5,624) $ (297) $(7,977)
                                =====      =======   =======  ======  =======

   The components of accumulated other comprehensive income on the Consolidated Balance Sheets include unrealized net (depreciation) appreciation of investments as well as a minimum pension liability adjustment. The unrealized net (depreciation) appreciation of investments was $(3,975), $(4,132) and $1,492 at June 30, 2000, December 31, 1999 and December 31, 1998, respectively. The minimum pension liability increase was $295, $295 and $370 at June 30, 2000, December 31, 1999 and December 31, 1998, respectively.

                         RIGHTCHOICE MANAGED CARE, INC.

                   (dollars in thousands, except share data)
4. Investments available for sale
   Investments available for sale are summarized below:

                                                  Gross      Gross    Estimated
                                      Amortized unrealized unrealized  market
                                        cost      gains      losses     value
                                      --------- ---------- ---------- ---------
   December 31, 1999
     Fixed maturities:
       U.S. government and agency
        securities..................  $106,228   $    36    $(4,214)  $102,050
       Corporate bonds and notes....    76,622        16     (3,437)    73,201
       Short-term investments.......     8,835                           8,835
                                      --------   -------    -------   --------
                                       191,685        52     (7,651)   184,086
                                      --------   -------    -------   --------
     Equity securities..............    10,149       925                11,074
                                      --------   -------    -------   --------
     Other invested assets..........     6,766                           6,766
                                      --------   -------    -------   --------
                                      $208,600   $   977    $(7,651)  $201,926
                                      ========   =======    =======   ========
   December 31, 1998
     Fixed maturities:
       U.S. government and agency
        securities..................  $ 92,281   $ 1,083    $  (149)  $ 93,215
       Corporate bonds and notes....   100,927     2,039       (587)   102,379
       Short-term investments.......     5,249                           5,249
                                      --------   -------    -------   --------
                                       198,457     3,122       (736)   200,843
                                      --------   -------    -------   --------
     Other invested assets..........     7,501                  (63)     7,438
                                      --------   -------    -------   --------
                                      $205,958   $ 3,122    $  (799)  $208,281
                                      ========   =======    =======   ========

   Interest and dividend income comprises the following:

                                                      Year ended December 31,
                                                      -------------------------
                                                       1999     1998     1997
                                                      -------  -------  -------
   Interest on bonds................................  $11,966  $13,152  $12,822
   Dividends on stocks..............................      231      112      102
   Accretion of discounts and amortization of
    premiums, net...................................     (400)    (612)      (6)
   Interest on cash equivalents and other investment
    income..........................................    2,269    2,712    3,697
                                                      -------  -------  -------
   Gross investment income..........................   14,066   15,364   16,615
   Investment expenses..............................     (699)    (627)    (699)
                                                      -------  -------  -------
                                                      $13,367  $14,737  $15,916
                                                      =======  =======  =======

   Realized (losses) gains on investments available for sale are as follows:

                                                          Year ended December
                                                                  31,
                                                          ---------------------
                                                          1999    1998   1997
                                                          -----  ------ -------
   Net realized (losses) gains:
     Fixed maturities.................................... $(530) $3,054 $ 6,930
     Equity securities...................................                10,338
                                                          -----  ------ -------
                                                          $(530) $3,054 $17,268
                                                          =====  ====== =======

                         RIGHTCHOICE MANAGED CARE, INC.

                   (dollars in thousands, except share data)

   In addition, during 1999, RightCHOICE realized a $14 gain from the sale of other assets. During 1998, RightCHOICE realized a $794 gain from the sale of a subsidiary that was accounted for under the equity method and an $84 gain from the sale of other assets. Proceeds from sales of available-for-sale securities were $158,127, $278,073, and $384,802, during 1999, 1998, and 1997, respectively. Gross realized gains on investments available for sale were $929, $3,553, and $19,203, during 1999, 1998, and 1997, respectively. Gross realized losses on investments available for sale were $1,459, $499, and $1,935, during 1999, 1998, and 1997, respectively. Contractual maturities of fixed maturity investments, excluding other invested assets (primarily consisting of variable life insurance contracts), held on December 31, 1999, are as presented below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.

                                                                       Estimated
                                                             Amortized  market
                                                               cost      value
                                                             --------- ---------
      Due in one year or less............................... $ 17,869  $ 17,843
      Due after one year through five years.................   68,794    67,069
      Due after five years through 10 years.................   43,205    40,610
      Due after 10 years....................................   61,817    58,564
                                                             --------  --------
                                                             $191,685  $184,086
                                                             ========  ========

5. Receivables from members

   Receivables from members consist of the following:

                                                                 December 31,
                                                                ---------------
                                                                 1999    1998
                                                                ------- -------
      Individual subscribers................................... $ 6,823 $ 6,202
      Underwritten groups......................................  42,268  40,109
      Self-funded/ASO groups...................................  29,856  21,713
                                                                ------- -------
                                                                $78,947 $68,024
                                                                ======= =======

   Based on historical collection experience, RightCHOICE considers its receivables from members to be fully collectible; accordingly, no significant allowance for doubtful accounts is recorded.

6. Property and equipment, net

   Property and equipment consist of the following:

                                                                December 31,
                                                               ----------------
                                                                1999     1998
                                                               -------  -------
      Land and building....................................... $ 4,815  $ 4,338
      Furniture and equipment, including capitalized leases...  44,829   59,959
      Capitalized software development costs..................  51,790   47,520
      Leasehold improvements..................................   3,953    3,914
                                                               -------  -------
                                                               105,387  115,731
      Less accumulated depreciation and amortization.......... (49,917) (57,497)
                                                               -------  -------
                                                               $55,470  $58,234
                                                               =======  =======

   Depreciation and amortization expense was $14,312, $16,410, and $15,621, for the years ended December 31, 1999, 1998, and 1997, respectively.

                         RIGHTCHOICE MANAGED CARE, INC.

                   (dollars in thousands, except share data)

7. Investments in affiliates

   RightCHOICE has a non-controlling, 50% interest in The EPOCH Group, L.C. (EPOCH). EPOCH is a limited liability company that performs third-party administrator (TPA) functions for self-insured organizations. EPOCH is not consolidated with RightCHOICE's operations and is accounted for using the equity method. The combined annual revenues of EPOCH were $23.7 million in 1999 and $22.9 million in 1998. Operating income was $1.5 million and $1.1 million in 1999 and 1998, respectively. EPOCH distributed a $0.5 million dividend to RightCHOICE during 1999. Undistributed earnings to RightCHOICE for 1999 and 1998 were $176 and $330, respectively. EPOCH serves approximately 275 businesses primarily in the Midwest as of December 31, 1999.

8. Medical claims payable

   Medical claims payable represents the amounts needed to provide for the estimated ultimate cost of settling claims related to insured events that have occurred on or before December 31. The payable is estimated to include the amounts required for future payment of medical claims that have been reported to RightCHOICE and its subsidiaries, claims related to insured events that have occurred but that have not been reported to RightCHOICE and its subsidiaries as of December 31, and claims adjustment expenses. Claims adjustment expenses include costs incurred in the claim settlement process such as costs to record, process and adjust claims.

   Activity in medical claims payable is summarized as follows:

                                                                 1999     1998
                                                               -------- --------
      Balance at January 1...................................  $109,986 $112,339
                                                               -------- --------
      Incurred related to:
        Current year.........................................   609,150  585,469
        Prior years..........................................     1,434    3,410
                                                               -------- --------
          Total incurred.....................................   610,584  588,879
                                                               -------- --------
      Paid related to:
        Current year.........................................   503,402  498,423
        Prior years..........................................    92,740   92,809
                                                               -------- --------
          Total paid.........................................   596,142  591,232
                                                               -------- --------
      Net balance at December 31.............................  $124,428 $109,986
                                                               ======== ========

   The incurred amounts related to prior years represent the differences between RightCHOICE's estimated claims payable for prior years' claims and the actual amounts required to satisfy such claims. In addition, RightCHOICE's health care services expense caption on the Consolidated Statements of Income has been reduced by $9,052 and $9,052 for 1999 and 1998, respectively, related to the beneficial effect of the premium deficiency that was recorded in 1997.

                         RIGHTCHOICE MANAGED CARE, INC.

                   (dollars in thousands, except share data)

9. Accounts payable and accrued expenses

   Accounts payable and accrued expenses consist of the following:

                                                                 December 31,
                                                                ---------------
                                                                 1999    1998
                                                                ------- -------
      Accounts payable......................................... $21,702 $23,470
      Accrued salaries and other expenses......................  15,110  13,010
      Other accrued expenses...................................  22,664  28,274
                                                                ------- -------
                                                                $59,476 $64,754
                                                                ======= =======

10. Long-term debt and commitments

   RightCHOICE currently has a reducing revolving credit facility (the Credit Agreement) with Bank of America National Association (B of A), Administrative Agent, and Mercantile Bank National Association, co-agent. At December 31, 1999, RightCHOICE had a $34.1 million outstanding balance under the Credit Agreement, which represented the maximum commitment. The maximum commitment will be reduced by $2.0 million on a quarterly basis through January 1, 2002, the termination date. In addition, mandatory reductions to the commitment, together with prepayments, are required upon the occurrence of certain extraordinary events such as the issuance of debt securities or the sale of a subsidiary.

   Borrowings under the Credit Agreement may be denominated, at the option of RightCHOICE, as base rate loans or offshore rate loans. Base rate loans bear interest at B of A's base rate, which is 1.5% above the higher of the latest federal funds rate plus 0.5% or B of A's reference rate, which approximates the prime rate. Offshore rate loans bear interest at 2.5% above the adjusted London Interbank Offered Rate (LIBOR). At December 31, 1999, all of RightCHOICE's outstanding borrowings were in offshore rate loans. The weighted average interest rate incurred by RightCHOICE was 8.01%, 8.38%, and 7.32% in 1999, 1998, and 1997, respectively.

   As a condition to providing the Credit Agreement, RightCHOICE pledged the stock of its direct subsidiaries and a guaranty of repayment was provided by HealthLink. In addition, the Credit Agreement establishes certain covenants that restrict RightCHOICE's ability to incur additional indebtedness or pay cash dividends; limit future capital contributions, investments, acquisitions, and capital expenditures, and limitations on indebtedness of RightCHOICE's subsidiaries; and require the maintenance of certain financial ratios as well as a minimum consolidated tangible net worth. As of December 31, 1999, RightCHOICE was in compliance with these covenants.

   RightCHOICE has an agreement with Blue Cross and Blue Shield of Missouri to lease certain office space, including an operating lease for its headquarters facility (see Note 15 "Transactions with Blue Cross and Blue Shield of Missouri"). RightCHOICE also leases certain electronic data processing equipment under non-cancellable lease agreements classified as either capital or operating leases.

   The following is a schedule of future minimum rental payments required under capital leases and under non-cancellable operating leases that have initial or remaining terms in excess of one year

                         RIGHTCHOICE MANAGED CARE, INC.

                   (dollars in thousands, except share data) together with the present value of net minimum lease payments under capital leases at December 31, 1999:

                                                             Capital  Operating
                                                             -------  ---------
   Year ending December 31,
     2000..................................................  $4,747    $13,369
     2001..................................................   2,732      9,081
     2002..................................................   1,877      8,509
     2003..................................................     847      7,701
     2004..................................................      83      6,310
     Thereafter............................................              2,537
                                                             ------    -------
       Total minimum lease payments........................  10,286    $47,507
                                                                       =======
       Less amount representing interest...................  (1,036)
                                                             ------
       Present value of net minimum lease payments,
        including current portion of $4,071................  $9,250
                                                             ======

   Total rental expense for all operating leases, except those with terms of one month or less that were not renewed, was $10,707, $10,133, and $9,900, for the years ended December 31, 1999, 1998, and 1997, respectively.

11. Income taxes

   The components of the provision (benefit) for income taxes are as follows:

                                   Six months ended      Year ended December
                                       June 30,                  31,
                                ----------------------- -----------------------
                                   2000        1999
                                (unaudited) (unaudited)  1999    1998    1997
                                ----------- ----------- ------- ------  -------
   Current:
     Federal...................   $10,112     $6,040    $ 9,684 $2,652  $(3,771)
     State.....................     1,056        105        375   (505)     757
                                  -------     ------    ------- ------  -------
                                   11,168      6,145     10,059  2,147   (3,014)
   Deferred:
     Federal...................      (631)      (771)     1,118  1,697   (6,507)
                                  -------     ------    ------- ------  -------
                                  $10,537     $5,374    $11,177 $3,844  $(9,521)
                                  =======     ======    ======= ======  =======

   The effective tax rate, expressed as a percentage of pre-tax income (loss), differs from the federal statutory rate as follows:

                                      Six months ended       Year ended
                                          June 30,          December 31,
                                   ----------------------- -----------------
                                      2000        1999
                                   (unaudited) (unaudited) 1999  1998  1997
                                   ----------- ----------- ----  ----  -----
   Tax provision (benefit) based
    on federal statutory rate.....    35.0%       35.0%    35.0% 35.0% (35.0)%
   State income taxes, net of
    federal provision (benefit)...     4.0         0.8      1.3  (5.3)   2.3
   Goodwill amortization..........     1.4         2.5      2.4   6.8    2.2
   Other..........................    (0.6)        0.2      0.7   3.9    2.1
                                      ----        ----     ----  ----  -----
   Effective tax provision
    (benefit) rate................    39.8%       38.5%    39.4% 40.4% (28.4)%
                                      ====        ====     ====  ====  =====

                         RIGHTCHOICE MANAGED CARE, INC.

                   (dollars in thousands, except share data)
   The primary temporary differences that gave rise to deferred income taxes were as follows:

                                                                 December 31,
                                                                ---------------
                                                                 1999    1998
                                                                ------- -------
      Deferred tax assets:
        Capitalized vendor software...........................  $ 6,223 $ 4,149
        Medical claims payable discounting....................    1,672   1,501
        Employee benefits.....................................    8,738   7,910
        Unearned premiums.....................................    4,065   3,767
        Other capitalized expenses............................    2,324   2,429
        Reserve for loss contract.............................    2,541   5,709
        Unrealized depreciation of securities.................    2,366
        Other.................................................    5,775   8,136
                                                                ------- -------
          Total deferred tax assets...........................   33,704  33,601
                                                                ------- -------
      Deferred tax liabilities:
        Capitalized internal software.........................    8,081   8,983
        Unrealized appreciation of securities.................              832
        Other tax-deductible expenses.........................    7,203   7,293
                                                                ------- -------
          Total deferred tax liabilities......................   15,284  17,108
                                                                ------- -------
      Valuation allowance.....................................             (112)
                                                                ------- -------
      Net deferred tax asset..................................  $18,420 $16,381
                                                                ======= =======

   SFAS No. 109, "Accounting for Income Taxes," requires a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. As of December 31, 1998, RightCHOICE maintained a valuation allowance of $112 relating to items in which uncertainty existed with respect to the future realization of the undistributed losses of minority-owned subsidiary companies. During 1999, RightCHOICE determined that this uncertainty no longer existed. Based upon all the available evidence, management believes it is more likely than not that RightCHOICE will realize its deferred tax assets and, accordingly, no valuation allowance has been provided against such assets as of June 30, 2000 and December 31, 1999.

12. Employee benefit programs

Pension plan

   RightCHOICE and its subsidiaries participate in a defined benefit pension plan covering substantially all company employees (excluding HealthLink employees) who meet the plan eligibility requirements as to age and length of service. The national Blue Cross and Blue Shield Association (BCBSA) is responsible for administration of this defined benefit pension plan. The benefits are based on years of service and average annual compensation for the employee's highest consecutive five of the last 10 years.

                         RIGHTCHOICE MANAGED CARE, INC.

                   (dollars in thousands, except share data)
   Net periodic pension cost for RightCHOICE includes the following components:

                                                    Year ended December 31,
                                                    -------------------------
                                                     1999     1998     1997
                                                    -------  -------  -------
      Service cost................................. $ 2,061  $ 1,834  $ 1,802
      Interest cost................................   3,273    2,989    2,814
      Expected return on plan assets...............  (3,587)  (3,211)  (2,770)
      Amortization of transition asset.............    (304)    (304)    (304)
      Amortization of prior service cost...........    (230)    (230)    (230)
                                                    -------  -------  -------
      Net periodic pension cost.................... $ 1,213  $ 1,078  $ 1,312
                                                    =======  =======  =======
      Other components (included in non-recurring
       charges):
        Curtailment gain...........................                   $  (816)
                                                                      =======
        Special termination benefits...............                   $   198
                                                                      =======

   The following tables present the status of RightCHOICE's pension benefits:

                                                                December 31,
                                                               ----------------
                                                                1999     1998
                                                               -------  -------
      Change in benefit obligation:
      Benefit obligation at beginning of year................. $49,736  $43,122
      Service cost............................................   2,061    1,834
      Interest cost...........................................   3,273    2,989
      Benefit payments........................................  (1,350)  (1,324)
      Actuarial (gains) losses................................  (9,296)   3,115
                                                               -------  -------
      Benefit obligation at end of year....................... $44,424  $49,736
                                                               =======  =======

   The primary cause of the actuarial gain and loss in 1999 and 1998, respectively, relates to the change in the discount rate assumptions. The discount rate assumption dropped from 7.25% to 6.75% during 1998 and rose from 6.75% to 7.75% during 1999. The effect on 1998 was an actuarial loss of $4.3 million and the effect on 1999 was an actuarial gain of $8.7 million. In addition, other factors, primarily demographic experience, resulted in actuarial gains in both years. These other factors resulted in an actuarial gain of $0.6 million and $1.2 million in 1999 and 1998, respectively.

                                                                December 31,
                                                               ----------------
                                                                1999     1998
                                                               -------  -------
      Change in plan assets:
      Fair value of plan assets at beginning of year.......... $44,980  $40,264
      Actual return on assets.................................   7,171    6,040
      Benefit payments........................................  (1,350)  (1,324)
                                                               -------  -------
      Fair value of plan assets at end of year................ $50,801  $44,980
                                                               =======  =======

   RightCHOICE did not make and was not required to make contributions to the plan during 1999 and 1998.

                         RIGHTCHOICE MANAGED CARE, INC.

                   (dollars in thousands, except share data)

   The funded status of RightCHOICE's pension plan and the amount recorded as accrued pension cost consist of the following:

                                                                 December 31,
                                                                ---------------
                                                                 1999     1998
                                                                -------  ------
      Unfunded status.......................................... $(6,377) $4,756
      Unrecognized actuarial gain..............................  16,704   3,825
      Unrecognized transition asset............................     284     588
      Unrecognized prior service cost..........................      53     282
                                                                -------  ------
      Accrued pension cost..................................... $10,664  $9,451
                                                                =======  ======

   Weighted average assumptions used in the development of pension data as of December 31 are as follows:

                                                                1999     1998
                                                               -------  -------
      Discount rate...........................................    7.75%    6.75%
      Expected long-term rate of return on assets.............     9.0      9.0
      Rates of increase in compensation levels................ 3.0-6.5  3.0-6.5

   HealthLink provides a defined contribution pension plan covering substantially all HealthLink employees who meet the plan eligibility requirements as to age and length of service. HealthLink contributes an amount equal to 4% of participating employees' annual gross compensation levels. Additional amounts can be contributed at HealthLink's discretion. HealthLink's pension expense during 1999, 1998, and 1997, was $640, $377, and $368, respectively.

Postretirement benefits other than pensions

   RightCHOICE provides certain health care and life insurance benefits for retired and terminated employees (excluding HealthLink employees). Substantially all of RightCHOICE's employees may become eligible for those benefits if they reach normal retirement age while working for RightCHOICE. The health care and life insurance benefits for retired employees are provided through insurance companies whose premiums are based on the benefits paid during the year. The estimated cost of retiree benefit payments other than pensions is accrued over the period such benefits are earned.

   The net periodic cost for postretirement benefits includes the following components:

                                                         Year ended December
                                                                 31,
                                                         ----------------------
                                                          1999    1998    1997
                                                         ------  ------  ------
      Service cost...................................... $  629  $  671  $  522
      Interest cost.....................................  1,161   1,165   1,171
      Amortization of prior service cost................    (94)    (25)     (6)
      Amortization of actuarial loss....................    183     130      82
                                                         ------  ------  ------
      Net periodic postretirement cost.................. $1,879  $1,941  $1,769
                                                         ======  ======  ======

   The amortization of any prior service cost is determined using straight-line amortization over the average remaining service period of employees expected to receive benefits under the plan as permitted by SFAS No. 106.

                         RIGHTCHOICE MANAGED CARE, INC.

                   (dollars in thousands, except share data)

   The assumed discount rate is 7.75% and 6.75% for 1999 and 1998, respectively. The rate of compensation increase is assumed to be 4.0% for 1999 and 1998. The health care cost trend rate is assumed to be 6.0% for 1999, and 5.5% for 2000 and thereafter. A one percentage point change in the assumed trend rate would have the following effects as of December 31, 1999:

                                                               One      One
                                                             percent  percent
                                                             increase decrease
                                                             -------- --------
      Effect on postretirement accumulated benefit
       obligation..........................................   $1,203  $(1,064)
      Effect on total service and interest cost components.   $  144  $  (126)

   RightCHOICE's postretirement benefit plan is currently not funded. The following table presents the status of RightCHOICE's postretirement benefits:

                                                                December 31,
                                                               ----------------
                                                                1999     1998
                                                               -------  -------
      Change in accumulated benefit obligation:
      Accumulated benefit obligation at beginning of year..... $18,370  $16,860
      Service cost............................................     629      671
      Interest cost...........................................   1,161    1,165
      Plan amendments.........................................    (814)    (394)
      Benefit payments........................................    (938)  (1,214)
      Actuarial (gains) losses................................  (1,866)   1,282
                                                               -------  -------
      Accumulated benefit obligation at end of year........... $16,542  $18,370
                                                               =======  =======

      Change in plan assets:
      Fair value of plan assets at beginning of year.......... $     0  $     0
      Employer contributions..................................     938    1,214
      Benefit payments........................................    (938)  (1,214)
                                                               -------  -------
      Fair value of plan assets at end of year................ $     0  $     0
                                                               =======  =======

   The funded status and accrued cost of RightCHOICE's postretirement plan consist of the following:

                                                                December 31,
                                                               ----------------
                                                                1999     1998
                                                               -------  -------
      Unfunded status......................................... $16,542  $18,370
      Unrecognized actuarial loss.............................  (3,183)  (5,233)
      Unrecognized prior service cost.........................   1,065      345
                                                               -------  -------
      Accrued postretirement benefit cost..................... $14,424  $13,482
                                                               =======  =======

Postemployment benefits

   RightCHOICE also provides certain severance benefits for employees who involuntarily terminate their employment and long-term disability benefits for employees who are disabled. Severance benefits include salary continuation, medical benefits and career transition benefits. Disability benefits include life insurance, medical coverage and salary continuation.

                         RIGHTCHOICE MANAGED CARE, INC.

                   (dollars in thousands, except share data)

   Postemployment benefits are accrued if attributable to service already rendered, if the benefits accumulate or vest, if payment is probable and if the amounts can be reasonably estimated. Postemployment benefit expense was $(132), $1,150, and $688, for 1999, 1998, and 1997, respectively. The 1999 reduction to expense was due to the increase in interest rates as well as the favorable claims experience of the plan, among other factors.

Stock-based compensation plans

   RightCHOICE provides an Equity Incentive Plan and a Directors' Stock Option Plan (the plans), which allow for the annual grant of stock options in the form of incentive stock options, non-qualified stock options and restricted stock grants, and are further described below. RightCHOICE applies APB Opinion 25 and related interpretations in accounting for these plans. RightCHOICE does not issue stock options to non-employees other than directors. Accordingly, no compensation cost has been recognized for these plans. Had compensation cost for RightCHOICE's plans been determined consistent with SFAS No. 123, net income (loss) and earnings (loss) per share would have been reduced or increased to the pro forma amounts indicated below:

                                                        1999    1998    1997
                                                       ------- ------ --------
   Net income (loss)........... As reported..........  $17,216 $5,660 $(24,034)
                                Pro forma............  $16,582 $4,917 $(24,677)
   Basic and diluted earnings
    (loss) per share........... As reported..........  $  0.92 $ 0.30 $  (1.29)
                                Pro forma............  $  0.89 $ 0.26 $  (1.32)

   As of December 31, 1999, the maximum number of shares subject to options and grants under the Equity Incentive Plan and Directors' Stock Option Plan is 1.5 million and 60,000, respectively. The exercise price of each option equals the market price of RightCHOICE's stock on the date of grant and an option's maximum term is 10 years. Options vest by the end of the third year.

   The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for option grants in 1999, 1998, and 1997, respectively: expected volatility of 37%, 35%, and 34%; risk-free interest rates of approximately 5%, 6%, and 6%; and expected lives of 6.5 years. In addition, for all three years, no dividend yield was assumed.

                         RIGHTCHOICE MANAGED CARE, INC.

                   (dollars in thousands, except share data)

   A summary of the status of the plans as of December 31, 1999, 1998, and 1997 and changes during the years ended on those dates is presented below:

                                                                      Weighted-
                                              Number     Weighted-     average
                                                of        average       fair
                                              shares   exercise price   value
                                             --------  -------------- ---------
      Outstanding at December 31, 1996......  573,428      $12.45
      Granted...............................  310,787      $10.91       $5.18
      Forfeited............................. (414,449)     $11.77
                                             --------

      Outstanding at December 31, 1997......  469,766      $12.03
      Granted...............................  292,366      $ 9.68       $4.59
      Exercised.............................   (1,426)     $10.81
      Forfeited.............................  (58,003)     $11.17
                                             --------

      Outstanding at December 31, 1998......  702,703      $11.13
      Granted...............................  319,609      $11.50       $5.35
      Exercised.............................     (227)     $ 9.63
      Forfeited.............................  (49,502)     $11.60
                                             --------

      Outstanding at December 31, 1999......  972,583      $11.22
                                             ========

   There were 469,112, 198,920 and 105,413 options exercisable at December 31, 1999, 1998, and 1997, respectively. There were no options exercised during 1997. The pro forma disclosures included above may not be representative of the effects on reported net income or loss for future years.

   The following table summarizes information about stock options outstanding at December 31, 1999:

                           Options Outstanding          Options Exercisable
                           -------------------          -------------------
                                Weighted       Weighted             Weighted
    Range of     Number          Average       Average    Number    Average
    Exercise   Outstanding      Remaining      Exercise Exercisable Exercise
     Prices    at 12/31/99  Contractual Life    Price   at 12/31/99  Price
   ----------  -----------  ----------------   -------- ----------- --------
   $9  to $12    817,269        7.9 years       $10.71    320,572    $10.58
   $13 to $18    155,314        6.0 years       $13.92    148,540    $13.94
                 -------                                  -------
   $9  to $18    972,583        7.6 years       $11.22    469,112    $11.64
                 =======                                  =======

Other benefit plans

   RightCHOICE provides a pre-tax 401(k) plan covering substantially all company employees. RightCHOICE recognized expenses of $1,221, $1,144, and $1,083, during 1999, 1998, and 1997, respectively, for costs related to this plan. RightCHOICE also provides an incentive program to key management personnel for the achievement of corporate and individual goals, a sales incentive program to encourage exceptional performance in marketing to and servicing clients, and a supplemental executive retirement plan (SERP) for certain executives. RightCHOICE recognized expenses of $7,225, $5,002, and $3,709, during 1999, 1998, and 1997, respectively, for costs related to these plans. RightCHOICE also provides short-term disability and workers' compensation benefits; the cost of providing these programs is not significant to RightCHOICE's overall results of operations. At December 31, 1999 and 1998, RightCHOICE had a minimum pension liability adjustment of $454 and $569, respectively, related to the SERP that is included as a component of RightCHOICE's other comprehensive income on the Consolidated Balance Sheet.

                         RIGHTCHOICE MANAGED CARE, INC.

                   (dollars in thousands, except share data)

13. Contingencies

Litigation of Blue Cross and Blue Shield of Missouri with the Missouri Attorney General and Missouri Department of Insurance and related actions, settlement efforts and proposed reorganization

   In August 1994, Blue Cross and Blue Shield of Missouri created RightCHOICE as a for-profit subsidiary. Blue Cross and Blue Shield of Missouri transferred certain of its assets to RightCHOICE, and offered to the public 20% of the common stock of RightCHOICE (such events are referred to collectively as the 1994 Reorganization and Public Offering). Although the Missouri Department of Insurance (DOI) formally approved the 1994 Reorganization and Public Offering on April 14, 1994, the DOI subsequently claimed that the 1994 Reorganization and Public Offering violated state laws and that Blue Cross and Blue Shield of Missouri was obligated to transfer all of its assets, including all of the stock of RightCHOICE that it owned, to the State of Missouri or a charity designated by the State of Missouri.

   On May 13, 1996, Blue Cross and Blue Shield of Missouri filed a declaratory judgment action in the Circuit Court of Cole County Missouri (the Circuit Court) against the DOI and the Missouri Attorney General (the Missouri Attorney General was a necessary party due to his sole authority to enforce nonprofit corporation laws). This litigation is described more fully below under "Litigation relating to the 1994 Reorganization and Public Offering."

   RightCHOICE, Blue Cross and Blue Shield of Missouri, the DOI and the Attorney General reached agreement for settlement of this litigation. The settlement is described below under the caption "Agreement for Settlement of Certain Litigation Matters and Reorganization of RightCHOICE." The agreement provides for the dismissal of the lawsuit and appeals in which the State officials claimed Blue Cross and Blue Shield of Missouri violated state law. The agreement provides for a corporate reorganization of Blue Cross and Blue Shield of Missouri and RightCHOICE and the creation of an independent public benefit health care foundation by December 31, 2000. There are a number of contingencies that might affect the closing of that reorganization. RightCHOICE cannot provide any assurances that those contingencies will be fulfilled. The parties have agreed to use their best efforts to effect the reorganization by December 31, 2000. If the settlement does not go forward, the Attorney General and DOI will be free to further prosecute their claims against Blue Cross and Blue Shield of Missouri arising from the 1994 Reorganization and Public Offering which would have a material adverse effect on RightCHOICE and its stock.

Agreement for Settlement of Certain Litigation Matters and Reorganization of RightCHOICE

 Status of Proposed Settlement Agreements

   Following many developments in the litigation described below, on January 6, 2000, RightCHOICE, Blue Cross and Blue Shield of Missouri, the Missouri Attorney General, and the DOI signed the Amended and Restated Settlement Agreement which would, if consummated, resolve all outstanding litigation and regulatory issues between RightCHOICE, Blue Cross and Blue Shield of Missouri and their affiliates and the State of Missouri described below and would create an independent public benefit health care foundation. This agreement modified the principal settlement agreement first announced as a conceptual framework on April 22, 1998, which was reduced to definitive settlement agreements entered into on September 20, 1998, and subsequently modified on March 12, 1999 (as amended, the amended settlement agreement).

                        RIGHTCHOICE MANAGED CARE, INC.

                   (dollars in thousands, except share data)

   The amended settlement agreement included a number of significant conditions and contingencies described further herein. Among those conditions were approval by an appropriate court and a judicial determination by the Circuit Court, that the reorganization contemplated by the amended settlement agreement was lawful as to the subscribers of Blue Cross and Blue Shield of Missouri, RightCHOICE, and their affiliates. In the Amended and Restated Settlement Agreement that the parties signed on January 6, 2000, the parties removed the court approval and determination of lawfulness contingencies from their settlement agreement. That action was the result of the following events.

   On October 29, 1999, the Circuit Court entered an order disapproving the amended settlement agreements. Blue Cross and Blue Shield of Missouri, together with the Missouri Attorney General and the DOI, filed a notice of appeal from that order to the Missouri Court of Appeals for the Western District, and asked for immediate transfer of that appeal to the Missouri Supreme Court. Blue Cross and Blue Shield of Missouri and the Missouri Attorney General also notified the Missouri Supreme Court of the Circuit Court's disapproval of the amended settlement agreement, and asked the Missouri Supreme Court to (1) deem the Circuit Court's order final for purposes of appeal, (2) conduct its own review of the settlement agreement, and (3) enter a stay prohibiting Judge Brown and the Special Master from further proceedings, including consideration of alternatives, pending the appeal.

   The Supreme Court of Missouri accepted the appeal and stayed further proceedings in the Circuit Court. Counsel for the Special Master, whose role in these proceedings is described further herein, appeared in the appeal as Amici Respondents, charged with defending the order of the Circuit Court.

   Following oral arguments before the Supreme Court of Missouri on December 8, 1999, on December 9, the Supreme Court entered an order which stated that the parties had "failed to establish that court approval is required or authorized by law or that any such determination would be other than advisory." The Supreme Court stayed all proceedings until February 8, 2000, to permit the parties to dismiss the underlying lawsuit and the appeals.

   On January 6, 2000, the Amended and Restated Settlement Agreement was signed, thereby removing the conditions requiring court approval and a determination of lawfulness of the proposed reorganization. On January 6, 2000, the parties filed a joint stipulation of dismissal in the Cole County Circuit Court, dismissing all pending claims in that court in the principal litigation between the parties. On February 8, 2000, the parties moved for dismissal of the appeal pending in the Supreme Court of Missouri. The Supreme Court granted that motion and dismissed the appeals on February 9, 2000.

   The litigation underlying the settlement is described below. See "Litigation relating to the 1994 Reorganization and Public Offering."

 Terms of the Proposed Settlement Agreement

   The principal terms of the Amended and Restated Settlement Agreement include the following:

  . Blue Cross and Blue Shield of Missouri would, through a series of transactions, (i) transfer its insurance-related assets, contracts and agreements and related liabilities to a wholly owned subsidiary of RightCHOICE; (ii) convert to a for-profit corporation; (iii) reincorporate in Delaware; and (iv) merge with RightCHOICE. Approximately 20% of the outstanding common stock of the resulting entity (referred to as New RightCHOICE) would be owned by

                        RIGHTCHOICE MANAGED CARE, INC.

                   (dollars in thousands, except share data)
   RightCHOICE's current public shareholders and approximately 80% of the outstanding shares of New RightCHOICE would be owned by a charitable independent health care foundation (which equals the current aggregate ownership interests of the public shareholders and Blue Cross and Blue Shield of Missouri, respectively, in the equity of RightCHOICE).

  . Blue Cross and Blue Shield of Missouri would pay approximately $12.78 million to the Missouri Foundation For Health (in addition to $175 paid by New RightCHOICE).

  . The Missouri Foundation For Health would be required to liquidate its shares of New RightCHOICE stock over a prescribed period of time not to exceed seven years under a divestiture plan. The Foundation would be required to reduce its ownership of New RightCHOICE stock to less than 50% of the total outstanding stock of New RightCHOICE within three years of the closing of the reorganization, subject to possible extension, and to less than 20% of the total outstanding stock of New RightCHOICE within five years of the closing of the reorganization, subject to possible extension. The proceeds would be used for health care purposes. All but up to 5% of the shares of New RightCHOICE stock owned by the Foundation would be subject to a voting trust that would, with certain exceptions, effectively vest voting control of such shares of New RightCHOICE stock owned by the Foundation in the board of directors of New RightCHOICE on all matters except that the Foundation would have the right to vote as it deems appropriate on a change of control transaction involving New RightCHOICE.

  . The charter documents of New RightCHOICE would include the "basic protections" required by the Blue Cross and Blue Shield Association (BCBSA) of all of its for-profit licensees to provide for independence from the direction, control and influence of the Missouri Foundation For Health or any other shareholder. The "basic protections" would include limitations on the amount of New RightCHOICE stock that may be owned by certain categories of shareholders--(i) no "institutional" shareholder may own 10% or more of the voting power of New RightCHOICE, (ii) no "non-institutional" shareholder may own 5% or more of the voting power of New RightCHOICE, and (iii) no shareholder may own 20% or more of the equity of New RightCHOICE (with certain exceptions in the case of the Foundation as described above). Any shares owned by a shareholder in excess of the applicable ownership limits could be redistributed by New RightCHOICE.

   The transactions contemplated by the Amended and Restated Settlement Agreement are subject to a number of significant conditions and contingencies, including approval by various regulators and the shareholders of RightCHOICE, receipt of certain legal opinions, the receipt of rulings from the Internal Revenue Service or tax opinions regarding the tax-free nature of the transactions, and the satisfactory resolution of the Sarkis Litigation, which is now over. The Sarkis Litigation is described below under the caption Subscriber Class Action Litigation.

 Litigation relating to the 1994 Reorganization and Public Offering

   In August 1994, Blue Cross and Blue Shield of Missouri effectuated the 1994 Reorganization and Public Offering. The DOI had formally approved the 1994 Reorganization and Public Offering on April 14, 1994. The DOI subsequently claimed that the 1994 Reorganization and Public Offering violated Missouri state laws and that Blue Cross and Blue Shield of Missouri was obligated to transfer all of its assets, including all of the stock of RightCHOICE that it owned, to the State of Missouri or a charity designated by the State of Missouri. The DOI threatened to bring legal action, seek a receivership, or terminate Blue Cross and Blue Shield of Missouri's insurance license unless Blue Cross and Blue Shield of Missouri surrendered its assets.

                         RIGHTCHOICE MANAGED CARE, INC.

                   (dollars in thousands, except share data)

   Blue Cross and Blue Shield of Missouri's extensive efforts to resolve the dispute without litigation were unsuccessful. On May 13, 1996, Blue Cross and Blue Shield of Missouri filed a declaratory judgment action in the Circuit Court against the DOI and the Missouri Attorney General (the Missouri Attorney General was a necessary party due to his sole authority to enforce nonprofit corporation laws). The action sought a declaratory judgment that Blue Cross and Blue Shield of Missouri followed all applicable laws and regulations in the 1994 Reorganization and Public Offering resulting in the creation of RightCHOICE. It also sought a permanent injunction forbidding the DOI from refusing to renew Blue Cross and Blue Shield of Missouri's license or taking other administrative action against Blue Cross and Blue Shield of Missouri to pressure it into paying a "toll charge" or "charitable asset assessment" or any other fee as a result of the 1994 Reorganization and Public Offering.

   On June 13, 1996, the DOI filed an answer and counterclaims setting forth several affirmative defenses, including alleged fraud and negligent misrepresentation with respect to the application filed by Blue Cross and Blue Shield of Missouri seeking approval of the 1994 Reorganization and Public Offering. The counterclaims alleged violations of certain health services corporation and nonprofit corporation statutes. The DOI's counterclaims sought, among other things: (i) permanent injunctions against Blue Cross and Blue Shield of Missouri; (ii) imposition of a trust on Blue Cross and Blue Shield of Missouri's assets for public benefit purposes; (iii) return of profits from Medigap policies reinsured with a subsidiary; and (iv) an accounting of all assets transferred by Blue Cross and Blue Shield of Missouri.

   On June 20, 1996, the Missouri Attorney General filed an answer and counterclaim alleging that the 1994 Reorganization and Public Offering, and its continued operations through RightCHOICE and its subsidiaries, exceeded Blue Cross and Blue Shield of Missouri's statutory purposes. The Missouri Attorney General requested a declaration that Blue Cross and Blue Shield of Missouri exceeded its lawful authority and sought such relief as the Circuit Court would determine to be appropriate under the circumstances based on a statute that authorizes judicial dissolution or less drastic alternative relief in the Circuit Court's discretion.

   On September 9, 1996, the Circuit Court granted Blue Cross and Blue Shield of Missouri's motion for summary judgment against the DOI, rejected all of the DOI's affirmative defenses (including allegations of fraud), issued a permanent injunction against the DOI and declared that: (i) under Missouri law the DOI had no authority to demand that Blue Cross and Blue Shield of Missouri make a payment as a result of the 1994 Reorganization and Public Offering; (ii) under Missouri law the DOI had no jurisdiction to take any action, the practical effect of which would be to amend, modify or reverse the DOI's April 14, 1994 final administrative approval of the 1994 Reorganization and Public Offering;
(iii) under Missouri law, the DOI had no jurisdiction to take any administrative action, including, but not limited to, revoking, suspending or refusing to renew Blue Cross and Blue Shield of Missouri's Certificate of Authority based in any way on the 1994 Reorganization and Public Offering or Blue Cross and Blue Shield of Missouri's refusal to make payment as the DOI had demanded; and (iv) (A) Blue Cross and Blue Shield of Missouri was a mutual benefit type of nonprofit corporation rather than a public benefit type of nonprofit corporation; (B) the 1994 Reorganization and Public Offering were authorized under all laws applicable to nonprofit health services corporations; and (C) Blue Cross and Blue Shield of Missouri did not owe the State or any person or entity a "toll charge," "charitable asset settlement" or any other payment as a result of the 1994 Reorganization and Public Offering (the September 9 Order). On December 30, 1996, the Circuit Court issued orders (described more fully below) modifying the findings and declarations set forth in (iv) above, on the grounds that it was legally unnecessary to resolve such issues because the Circuit Court had already ruled against the DOI for other reasons.

                         RIGHTCHOICE MANAGED CARE, INC.

                   (dollars in thousands, except share data)

   The September 9 Order permanently enjoined the DOI from, among other things,
(i) revoking, suspending or refusing to renew Blue Cross and Blue Shield of Missouri's insurance license based in any part upon the 1994 Reorganization and Public Offering; (ii) commencing a valuation of Blue Cross and Blue Shield of Missouri's assets and demanding a payment as a result of the 1994 Reorganization and Public Offering; (iii) commencing any administrative hearing or making any administrative determination based in any part upon the 1994 Reorganization and Public Offering; (iv) instituting any seizure, receivership, conservatorship or similar action or proceeding against Blue Cross and Blue Shield of Missouri based in any part upon the 1994 Reorganization and Public Offering; and (v) taking any other action, however denominated, against Blue Cross and Blue Shield of Missouri based in any part upon the 1994 Reorganization and Public Offering.

   On August 28, 1996, the DOI filed an amended answer asserting a new counterclaim that the 1994 Reorganization and Public Offering were not reasonably designed to serve any of Blue Cross and Blue Shield of Missouri's purposes as a health services corporation and sought a declaration that Blue Cross and Blue Shield of Missouri had exceeded or abused the authority conferred upon it by law. Under this counterclaim, the DOI sought an order to rehabilitate Blue Cross and Blue Shield of Missouri or, in the alternative, injunctive relief.

   On October 18, 1996, the Missouri Attorney General filed a motion for leave to file an amended counterclaim against Blue Cross and Blue Shield of Missouri that sought a declaration that Blue Cross and Blue Shield of Missouri was a public benefit corporation, not a mutual benefit corporation, and requested an order that Blue Cross and Blue Shield of Missouri amend its Articles of Incorporation accordingly. The Circuit Court granted the Missouri Attorney General's motion for leave to file the amended counterclaim.

   On December 30, 1996, the Circuit Court issued five orders (the December 30 Orders): (i) denying Blue Cross and Blue Shield of Missouri's motion for summary judgment against the Missouri Attorney General; (ii) granting the Missouri Attorney General's motion for partial summary judgment against Blue Cross and Blue Shield of Missouri; (iii) denying Blue Cross and Blue Shield of Missouri's supplemental motion for summary judgment against the DOI on their amended counterclaim; (iv) granting the DOI's motion for summary judgment against Blue Cross and Blue Shield of Missouri on their amended counterclaim; and (v) modifying, in part, the Circuit Court's previous September 9 Order. The December 30 Orders declared that (i) Blue Cross and Blue Shield of Missouri had continued to exceed or abuse its statutorily permissible purposes and the authority conferred on it by law; and (ii) Blue Cross and Blue Shield of Missouri is subject to judicial dissolution proceedings, but that prior to ordering dissolution, the Circuit Court is required to consider whether there are alternatives to dissolution and whether dissolution is in the public interest or is the best way of protecting the interests of its members.

   The Circuit Court also (i) certified the December 30 Orders and the September 9 Order, as modified, for immediate appeal; (ii) held in abeyance further proceedings on the Missouri Attorney General's counterclaim pending appeal; and (iii) stayed the legal effect of the order granting the Director and the DOI summary judgment pending the filing of an appeal bond (which Blue Cross and Blue Shield of Missouri promptly filed).

   On August 4, 1998, the Missouri Court of Appeals entered its opinion affirming the judgments entered December 30, 1996.

                         RIGHTCHOICE MANAGED CARE, INC.

                   (dollars in thousands, except share data)

   On September 20, 1998, the company and certain of its affiliates entered into various settlement agreements with the Missouri Attorney General and certain state agencies, including the DOI. The settlement agreements, as most recently amended on January 6, 2000, (principally, the Amended and Restated Settlement Agreement) are described above under the caption "Terms of the Proposed Settlement Agreements." If consummated, the Amended and Restated Settlement Agreement would resolve the outstanding litigation and regulatory disputes between Blue Cross and Blue Shield of Missouri and its affiliates and the State of Missouri, including the litigation related to the 1994 Reorganization and Public Offering, and create an independent public benefit health care foundation.

   Notwithstanding the fact that the litigation had not yet been remanded to the Circuit Court, on October 29, 1998, the Circuit Court "acting on its own motion" issued an Order (the October 29, 1998 Order) in the litigation. The October 29, 1998 Order provided for, among other things, the appointment of Robert G. Russell as receiver/custodian to, among other things, take exclusive possession and control of all of the issued and outstanding shares of the company's common stock owned by Blue Cross and Blue Shield of Missouri. The October 29, 1998 Order cited concerns by the Circuit Court about the fairness of the transactions set forth in the settlement agreements, alleged conflicts of interest and the need for an independent examination of the proposed settlement and related issues. The October 29, 1998 Order also approved the engagement of legal counsel and an investment banker to advise the receiver/custodian. Had the October 29, 1998 Order not been void "from the beginning" as described below, a number of significant and adverse consequences would have resulted, including the automatic termination of the company's Blue Cross and Blue Shield licenses and a resultant event of default under RightCHOICE's Credit Agreement.

   On November 2, 1998, Blue Cross and Blue Shield of Missouri filed a motion to vacate the October 29, 1998 order and a supporting memorandum. Blue Cross and Blue Shield of Missouri alleged therein that (i) the Circuit Court lacked jurisdiction to issue the October 29, 1998 Order because the case was still pending before the Missouri Supreme Court; (ii) the Circuit Court issued the order without notice and an opportunity to be heard; (iii) there were no exigent circumstances that would warrant the appointment of a receiver without due process; and (iv) the appointment of the receiver had the effect of frustrating the purpose for which the receiver was to be appointed, namely, the preservation of the nonprofit assets of Blue Cross and Blue Shield of Missouri.

   On November 2, 1998, BCBSA filed a complaint against the company, its subsidiaries and Blue Cross and Blue Shield of Missouri in the United States District Court for the Northern District of Illinois alleging that the appointment of the receiver/custodian caused the automatic termination of the licenses to use the Blue Cross and Blue Shield service marks. The complaint alleged service mark infringement and breach of license agreements as a result of the company's continued use of the Blue Cross and Blue Shield service marks following the issuance of the October 29 Order. The BCBSA later dismissed its complaint (as described below under "Status of Blue Cross and Blue Shield licenses").

   On November 4, 1998, the Circuit Court issued an Order (the November 4 Order) vacating the October 29, 1998 Order and declaring it to be void "from the beginning". The Circuit Court, in issuing the November 4 Order, acknowledged that the significant and adverse consequences that could have resulted from the October 29, 1998 Order were unintended. On November 4, 1998, the Circuit Court also issued an Order (the November 4 Special Master Order) appointing a special master for the purpose of collecting and analyzing information related to the proposed settlement. The November 4 Special Master Order also approved the engagement of legal counsel and such financial advisors as are approved by the court to advise the special master. The effect of the

                         RIGHTCHOICE MANAGED CARE, INC.

                   (dollars in thousands, except share data)
November 4 Order was to void the October 29, 1998 Order as if it never existed. The special master, at that time, had expressed his interest in providing that RightCHOICE would continue its business in the normal course during his review.

   On November 6, 1998, the Circuit Court entered an Order of Reference (the November 6 Order), among other things, directing the special master to collect and analyze information as to the options and alternatives available to the Circuit Court for disposition of the remaining issues in the litigation, including, but not limited to, an examination of the settlement agreements. The special master was also directed to address several concerns of the Circuit Court that were originally outlined in the October 29, 1998 Order. The special master was further directed to investigate issues concerning the Blue Cross and Blue Shield licenses and marks and the company's Credit Agreement.

   On November 19, 1998, the Blue Cross and Blue Shield license agreements were reinstated with addenda that provided, among other things, that the licenses would terminate on the date of the next scheduled meeting of the BCBSA Board of Directors, then March 11, 1999, unless extended by the Board of Directors of the BCBSA. On March 11, June 17, September 17, and November 19, 1999, the BCBSA Board of Directors extended the licenses until the next scheduled meeting. On March 9, 2000, the BCBSA Board of Directors unanimously voted to fully reinstate the licenses so that extensions on the "board to board" basis would no longer be required. See "Status of Blue Cross and Blue Shield licenses" below.

   On November 24, 1998, the Supreme Court of Missouri granted the motion of Blue Cross and Blue Shield of Missouri to accept transfer of the litigation related to the 1994 Reorganization and Public Offering and, as a result of this action, the opinion of the Missouri Court of Appeals dated August 4, 1998, (referred to above) is of no effect. The Supreme Court, on application of the parties, deferred briefing of the appeal pending review of the parties' settlement agreement in the Circuit Court.

   The special master conducted a series of public hearings on December 4, December 16, and December 22, 1998, and on February 4, 1999, where evidence related to the proposed settlement and other subjects was presented.

   At the public hearing on December 16, representatives of Blue Cross and Blue Shield of Kansas City presented an "alternative" to the proposed settlement agreement by suggesting that the Kansas City plan would acquire the assets of Blue Cross and Blue Shield of Missouri, including the stock of RightCHOICE that it owns. The Kansas City plan's proposal provided for a cash purchase price of $13.50 per share for the shares of the company held by the public and $15.25 per share for the other shares held by Blue Cross and Blue Shield of Missouri. The proposal included a number of conditions, such as a financing contingency and an obligation that all litigation of Blue Cross and Blue Shield of Missouri be resolved. This proposal was not made directly to RightCHOICE or Blue Cross and Blue Shield of Missouri.

   Following the completion of the hearings and other investigation, on February 10, 1999, the special master issued his 47-page report (the first report of the special master) which recommended that the settlement agreement "not be approved in its present form" and that the Circuit Court "withhold a ruling on the settlement agreement to give the parties and the public interest groups who had filed briefs and participated in the proceedings as "friends of the court" an opportunity to meet and confer, and engage in a good faith effort to address" concerns that were noted in the report of the special master. While the special master stated that "there are many things to commend the

                         RIGHTCHOICE MANAGED CARE, INC.

                   (dollars in thousands, except share data)
Settlement Agreement for the Court's approval," he indicated he had concerns with its terms that prevented him from recommending approval. Among the concerns he identified in his first report were: (1) whether the charitable independent health care foundation that would be created if the settlement were implemented would receive full value of the present assets of Blue Cross and Blue Shield of Missouri; (2) whether a contemplated method of divestiture of the New RightCHOICE shares to be held by the foundation -- sale of the shares over time pursuant to a Voting Trust and Divestiture Agreement and Registration Rights Agreement -- would yield full value for the shares; (3) whether the proposed provisions for governance of the foundation were reasonable; and (4) whether the provisions for the purposes of the charitable independent health care foundation were justified.

   Following the first report of the special master, the parties and the public interest groups discussed the concerns noted therein. On March 12, 1999, RightCHOICE, Blue Cross and Blue Shield of Missouri, the Missouri Attorney General, and the DOI entered into an Amendment to Settlement Agreement. The parties to the amended settlement agreement, together with certain consumer groups that had participated in the public hearings, filed with the Circuit Court a joint motion seeking approval of the amended settlement agreement.

   On March 12, 1999, the parties also filed with the Circuit Court their respective objections and comments to the first report of the special master. In its objections, Blue Cross and Blue Shield of Missouri asserted that the special master made certain erroneous factual and unjustified legal conclusions in the report and requested the Circuit Court to approve the amended settlement agreement.

   Although the Missouri Supreme Court initially had stayed the briefing schedule for 120 days in the proceedings before it in order to permit the proceedings in the Circuit Court concerning review of the settlement agreement to go forward, that stay was lifted and oral arguments were heard by the Missouri Supreme Court on September 8, 1999. Following the oral arguments, on September 9, 1999, the Supreme Court entered an order that the Circuit Court "finally dispose" of the amended settlement agreement.

   The special master conducted public hearings on September 3, and October 4, 1999. On October 8, 1999, he issued a second report (the second report of the special master). The second report recommended that the amended settlement agreement be disapproved because it failed to provide for the full value of the Blue Cross and Blue Shield of Missouri assets for the public. The report also suggested that the settlement should provide for the forced sale of RightCHOICE or provide that the foundation should have the right to cause the sale of RightCHOICE.

   On October 29, 1999 the Circuit Court issued an order in which it disapproved the amended settlement agreement. Subsequent proceedings were then had as described above under the caption "Status of Proposed Settlement Agreements."

   On January 6, 2000, as a result of the Amended and Restated Settlement Agreement, the parties filed a joint notice of dismissal without prejudice of the pending claims in the lawsuit in the Circuit Court of Cole County in which the Attorney General and the DOI contended that Blue Cross and Blue Shield of Missouri were in violation of the Missouri health services corporation law and non-profit corporation law. On February 8, 2000, Blue Cross and Blue Shield of Missouri, the Attorney General and DOI moved in the Missouri Supreme Court to dismiss their pending appeals in that litigation. Their motions were granted on February 9, 2000.

                         RIGHTCHOICE MANAGED CARE, INC.

                   (dollars in thousands, except share data)

   An effect of the dismissal of these appeals is to leave in place, without further right of appeal, the December 30, 1996 Orders, particularly the finding that Blue Cross and Blue Shield of Missouri violated the non-profit law through the continued operation of RightCHOICE. If the Settlement Agreement is not consummated, the Attorney General and DOI remain free to seek further relief in enforcement of those judgments, including seeking to terminate the Certificate of Authority of Blue Cross and Blue Shield of Missouri and seeking to dissolve Blue Cross and Blue Shield of Missouri under the Missouri non-profit corporation law.

 Subscriber class action litigation

   On March 15, 1996, a suit (the Sarkis Litigation) was filed in the Circuit Court of the City of St. Louis, Missouri (the St. Louis Circuit Court), by Anthony J. Sarkis, Sr. and James Hacking individually and on behalf of a purported class of (i) subscribers in individual or group health plans insured or administered by Blue Cross and Blue Shield of Missouri or RightCHOICE, and
(ii) all persons and/or entities who benefited from Blue Cross and Blue Shield of Missouri's tax-exempt status (the Sarkis plaintiffs). The petition named RightCHOICE, Blue Cross and Blue Shield of Missouri, HealthLink, Inc. (a subsidiary of RightCHOICE), and certain officers of RightCHOICE as defendants. The named plaintiffs later abandoned their claim to represent all persons or entities that benefited from Blue Cross and Blue Shield of Missouri's tax-exempt status.

   The Sarkis plaintiffs' claims related to an alleged conversion of Blue Cross and Blue Shield of Missouri from a not-for-profit entity to a for-profit entity and payment of excessive compensation to management. The petition further alleged that certain amendments to Blue Cross and Blue Shield of Missouri's Articles of Incorporation were improper. The petition also alleged that the purchase of HealthLink was at an excessive price and that HealthLink operates under contracts providing for illegal discounts by health care providers. The Sarkis plaintiffs sought restitution, compensatory damages and punitive damages in unspecified amounts, as well as injunctive and other equitable relief.

   On November 4, 1998, the St. Louis Circuit Court issued its judgment and order granting the motion of the defendants to dismiss the action for lack of standing and entering judgment in favor of the defendants. The Sarkis plaintiffs appealed the St. Louis Circuit Court's order. James Hacking later dismissed his appeal, leaving Anthony Sarkis as the only appellant.

   On February 1, 2000, the Missouri Court of Appeals entered an Order affirming the judgment of dismissal entered in the St. Louis Circuit Court on November 4, 1998. Appellant did not file a motion for rehearing or an application for transfer of the appeal to the Missouri Supreme Court. As a result, the Sarkis Litigation is now over.

   The obligations of the parties to consummate the reorganization contemplated by the Amended and Restated Settlement Agreement is conditioned upon, among other things, satisfactory final resolution of the Sarkis Litigation. This condition is now fully satisfied.

   Anthony Sarkis, as a representative of a subscriber class, is also a party in the actions described below under "Litigation relating to corporate status of Blue Cross and Blue Shield of Missouri."

 Litigation relating to corporate status of Blue Cross and Blue Shield of Missouri

   On November 3, 1997, Blue Cross and Blue Shield of Missouri filed an action in the Circuit Court against the Missouri Attorney General seeking declarations that (1) Blue Cross and Blue Shield

                         RIGHTCHOICE MANAGED CARE, INC.

                   (dollars in thousands, except share data) of Missouri is a mutual benefit type of nonprofit corporation under Chapter 355 of the Missouri Revised Statutes; and (2) Blue Cross and Blue Shield of Missouri does not hold its assets in constructive, charitable, or other trust for the benefit of the public generally, but rather holds its assets for the benefit of its subscribers. The action was filed in response to continued public and private statements by the Missouri Attorney General, the DOI and others that Blue Cross and Blue Shield of Missouri was a public benefit type of nonprofit corporation that held its assets for the benefit of the public generally. The Missouri Attorney General filed an answer and counterclaim seeking a declaration that Blue Cross and Blue Shield of Missouri is a public benefit type of nonprofit corporation.

   On June 10, 1998, Anthony Sarkis and James Hacking (plaintiffs in the Sarkis Litigation described above under "Subscriber class action litigation") moved to intervene in this action as plaintiffs. Sarkis and Hacking are or have been subscribers of Blue Cross and Blue Shield of Missouri. They sought to intervene, contending that the present parties to the action would not adequately represent their interests in the resolution of the question whether Blue Cross and Blue Shield of Missouri is a public benefit or a mutual benefit corporation. Thereafter, Blue Cross and Blue Shield of Missouri moved to file an amended petition adding Sarkis, Hacking and the DOI as parties to the action. For its relief, Blue Cross and Blue Shield of Missouri sought, among other things, a declaration of its status as a public benefit or mutual benefit corporation. The Circuit Court granted Blue Cross and Blue Shield of Missouri's motion to file the amended petition on August 17, 1998.

   On June 17, 1999, the Circuit Court determined that this action would go forward as a class action for declaratory relief. On that date, Sarkis and Hacking dismissed all claims other than their claims for declaratory relief. On July 6, 1999, the Attorney General of Missouri filed a motion for a summary judgment declaring that Blue Cross and Blue Shield of Missouri is a public benefit corporation. On August 5, 1999, Blue Cross and Blue Shield of Missouri filed a motion for summary judgment that the class representatives and the class lack standing to assert the claims for declaratory relief that they are asserted. Those motions for summary judgment are under submission to the Circuit Court.

   If Blue Cross and Blue Shield of Missouri is declared to be a mutual benefit type of nonprofit corporation that does not hold its assets for the benefit of the public generally, Blue Cross and Blue Shield of Missouri would be required to exercise its ownership interest in RightCHOICE consistent with the best interests of Blue Cross and Blue Shield of Missouri's subscribers, subject to any final rulings made in the litigation described elsewhere herein. If Blue Cross and Blue Shield of Missouri is declared to be a public benefit type of nonprofit corporation or if it is declared that Blue Cross and Blue Shield of Missouri holds assets for the benefit of the public generally, Blue Cross and Blue Shield of Missouri would be required to exercise its ownership interest in RightCHOICE consistent with the best interests of the public at large. The subscriber class in this action has requested a declaration that Blue Cross and Blue Shield of Missouri may not lawfully transfer its assets to a charitable trust. If a judgment is entered after the reorganization is completed, the company resulting from the reorganization, referred to herein as New RightCHOICE, could be obligated to pay substantial money damages. It is also possible, although RightCHOICE believes unlikely, that a court could order that the reorganization be rescinded. If an order like that were entered, it would have a material adverse effect on New RightCHOICE.

                        RIGHTCHOICE MANAGED CARE, INC.

                   (dollars in thousands, except share data)

 Litigation relating to the Market Conduct Study and Copayment Calculations

   On February 11, 1998, the DOI filed a Notice of Institution of Case (the Market Conduct Proceeding) relating to a market conduct examination of RightCHOICE and its affiliates. On January 6, 2000, the settlement agreement relating to these proceedings was consummated, and the Market Conduct Proceeding was dismissed.

   On February 9, 1998, the Missouri Attorney General filed suit against RightCHOICE, Blue Cross and Blue Shield of Missouri, BlueCHOICE, Healthy Alliance Life Insurance Company (HALIC, a subsidiary of RightCHOICE), and Preferred Health Plans of Missouri, Inc. (a subsidiary of RightCHOICE) in the Circuit Court seeking injunctive relief, compensatory damages and civil penalties under Missouri's Merchandising Practices Act for the way in which RightCHOICE disclosed and marketed co-payment amounts prior to January 1996 (the Attorney General Co-Payment Claim). RightCHOICE discontinued the challenged co-payment practices in January 1996.

   On September 20, 1998, RightCHOICE entered a settlement agreement with the Attorney General for resolution of the Attorney General Co-Payment Claim conditioned on court approval of the separate principal settlement agreement of September 20, 1998 described above under the caption Terms of the Settlement Agreement. The Attorney General Co-Payment Claim was dismissed by the Missouri Attorney General without prejudice pending the approval of the amended settlement agreement described above.

   On January 6, 2000, the parties agreed to remove the court approval condition precedent to consummating the settlement of the Attorney General Co-Payment Claim. The settlement is now completed.

Status of Blue Cross and Blue Shield licenses

   On March 9, 2000, after a period of "board to board" extensions resulting from the pendency of the principal litigation with the State of Missouri, the BCBSA Board of Directors voted to reinstate the full licenses for RightCHOICE and its licensed affiliates. This action followed the dismissal of the principal litigation pursuant to the Amended and Restated Settlement Agreement described above under "Agreement for Settlement of Certain Litigation Matters and Reorganization of RightCHOICE." Important events that preceded this reinstatement are described in the following paragraphs.

   The October 29 Order (as described above under "Litigation relating to the 1994 Reorganization and Public Offering") provided for the appointment of Robert G. Russell as receiver/custodian to, among other things, take exclusive possession and control of all of the issued and outstanding shares of RightCHOICE's class B common stock, all of which is owned by Blue Cross and Blue Shield of Missouri. On November 2, 1998, the BCBSA notified RightCHOICE and its licensed affiliates that their licenses to use the Blue Cross and Blue Shield service marks had terminated automatically pursuant to their terms on October 29, 1998, as a result of the October 29 Order, and filed a complaint against RightCHOICE and its licensed affiliates alleging service mark infringement and breach of license agreements as a result of the continued use of the service marks following the issuance of the October 29 Order (the BCBSA Complaint). On November 4, 1998, after Blue Cross and Blue Shield of Missouri filed a motion seeking a revocation of the October 29 Order and supporting memorandum, the Circuit Court issued the November 4 Order and the November 4 Special Master Order. The November 4 Order set aside the October 29 Order and declared it to be "void from the beginning." The November 4 Special Master Order appointed Robert G. Russell as

                         RIGHTCHOICE MANAGED CARE, INC.

                   (dollars in thousands, except share data) special master for the purpose of collecting and analyzing information related to the proposed settlement of the litigation described above. On November 6, 1998, the Court issued an Order of Reference for the special master. As a result of the November 4 Order, the BCBSA agreed to dismiss the BCBSA Complaint.

   Each of the reinstated license agreements approved by the BCBSA on November 19, 1998 included an addendum that provided, among other things, that the licenses granted under such license agreements would be reviewed by the BCBSA at the next regularly scheduled meeting of the BCBSA Board of Directors (originally, March 11, 1999). If, on or before such date, the BCBSA did not extend the termination dates for the license agreements until the next regularly scheduled meeting of the BCBSA Board of Directors after such date, or otherwise modify the addenda, the license agreements would have terminated. This "board-to-board" extension of the license agreements has been adopted in conjunction with the issuance of reinstated licenses granted to other BCBSA licensees following a license termination. On March 11, June 17, September 17 and November 19, 1999, the Board of Directors of the BCBSA unanimously voted to extend RightCHOICE's licenses to use the Blue Cross and Blue Shield names and service marks until the next scheduled meeting of the BCBSA Board of Directors.

   The licenses (which include the primary licenses granted to Blue Cross and Blue Shield of Missouri and the controlled affiliate licenses to RightCHOICE, HALIC and BlueCHOICE) give these companies the right to use the Blue Cross and Blue Shield names and service marks in connection with health insurance products marketed and sold in Blue Cross and Blue Shield of Missouri's licensed operating area (consisting of 85 counties in eastern and central Missouri). The licenses require Blue Cross and Blue Shield of Missouri, RightCHOICE, HALIC and BlueCHOICE to pay license fees to BCBSA for the use of the marks. These license fees have aggregated approximately $0.7 million to $0.8 million per year for 1997 through 1999. The company expects to continue to incur annual license fees of similar amounts; however, the amounts may vary from year to year based on the company's total revenue as compared to that of all Blue Cross and Blue Shield licensees as well as changes adopted by BCBSA to its overall formulas for computing the license fees.

   Each of the licenses provides that it automatically terminates if, among other things: (i) the DOI or another regulatory agency assumes control of the licensee or delinquency proceedings are instituted; (ii) a trustee, interim trustee, receiver or other custodian for any of Blue Cross and Blue Shield of Missouri's or the BCBSA's property or business is appointed, or (iii) an action is instituted by any governmental entity or officer against the licensee seeking dissolution or liquidation of its assets or seeking the appointment of a trustee, interim trustee, receiver or custodian for any of its property or business, which is consented or acquiesced to by the licensee or is not dismissed within 130 days of the licensee being served with the pleading or document commencing the action, provided that if the action is stayed or its prosecution enjoined, the 130-day period is tolled for the duration of the stay or injunction, and provided further that the BCBSA's Board of Directors may toll or extend the 130-day period at any time prior to its expiration. Each license also provides that it may be terminated by BCBSA if, among other things, the licensee fails to meet certain quality control standards or minimum capital or liquidity requirements. Pursuant to the addendum, which became part of the reinstated license agreements following the November 19, 1998 BCBSA Board meeting, an automatic termination will also occur (i) if the BCBSA Board does not take action to extend the licenses on or before the date of the next regularly scheduled BCBSA Board meeting, and (ii) upon any judicial act that
(a) provides for or approves a transaction pursuant to which a person, entity or group other than the licensees of BCBSA, acquires the ability to select the majority of the

                         RIGHTCHOICE MANAGED CARE, INC.

                   (dollars in thousands, except share data) members of the Board of Directors of Blue Cross and Blue Shield of Missouri, RightCHOICE or certain of its affiliates or otherwise gains control of Blue Cross and Blue Shield of Missouri, RightCHOICE or such affiliates, or (b) changes the composition of, or the voting rights of the members of the Board of Directors of Blue Cross and Blue Shield of Missouri, RightCHOICE or such affiliates. The foregoing provision does not apply to a settlement or resolution of the litigation described above that complies with all BCBSA rules, regulations and standards and is approved by or conditioned on the approval of the BCBSA. In addition, the licenses may be terminated if Blue Cross and Blue Shield of Missouri, RightCHOICE, or certain subsidiaries of RightCHOICE are unable to achieve certain financial benchmarks as required by the BCBSA.

   The affiliate licenses are derivative of the primary licenses and automatically terminate if the primary licenses terminate. According to their terms, if a license is terminated, Blue Cross and Blue Shield of Missouri, RightCHOICE, HALIC and BlueCHOICE are jointly liable to the BCBSA for payment of a termination fee in an amount equal to $25 times the number of licensed enrollees of the terminated entity and its licensed controlled affiliates, and must give written notice of such termination to their enrollees. In connection with the reinstatement described above, the BCBSA waived the application of these provisions to the alleged automatic termination resulting from the entry of the October 29 Order.

   RightCHOICE believes that the exclusive right to use the Blue Cross and Blue Shield names and service marks provides it and its controlled affiliates with a marketing advantage in Blue Cross and Blue Shield of Missouri's licensed operating area, the loss of which would have a material adverse effect on RightCHOICE and the market for its stock. In addition, the loss of the licenses would be an event of default under RightCHOICE's Credit Agreement which, if not waived or otherwise addressed, could result in a material adverse effect on RightCHOICE and the market for its stock.

   In connection with the settlement agreements described above under "Status of Proposed Settlement Agreements," Blue Cross and Blue Shield of Missouri and RightCHOICE have filed a request with the BCBSA to transfer its primary license to New RightCHOICE as part of the transactions contemplated by the Amended and Restated Settlement Agreement. The BCBSA had conditionally approved the transfer as proposed under the Amended and Restated Settlement Agreement. RightCHOICE cannot provide any assurances that the transactions contemplated by the Amended and Restated Settlement Agreement will be effected. The failure to consummate the transactions contemplated by the Amended and Restated Settlement Agreement could have a material adverse effect on RightCHOICE and the market for its stock.

Other contingencies

   In addition to the matters described above, from time to time in the ordinary course of business, RightCHOICE and certain of its subsidiaries are parties to various legal proceedings, many of which involve claims relating to the denial of health care benefits. In some cases, plaintiffs may seek substantial punitive damages. The loss of even one of these claims, if it resulted in a significant punitive damage award, could adversely affect RightCHOICE's financial condition or results of operations. The risk of potential liability under punitive damage theories also may make reasonable settlements of claims more difficult to obtain.

   In addition, plaintiffs continue to bring new types of purported legal claims against managed care companies such as RightCHOICE. RightCHOICE cannot determine with any certainty the impact that these evolving theories of recovery may have on the managed care industry in general or on RightCHOICE or its subsidiaries in particular.

                         RIGHTCHOICE MANAGED CARE, INC.

                   (dollars in thousands, except share data)

   RightCHOICE anticipates that it will have insurance coverage for some of these potential liabilities. Other potential liabilities may not be covered by insurance, insurers may dispute coverage, or the amount of insurance may not be enough to cover the damages awarded.

Update to contingencies (unaudited)

   RightCHOICE continues to work toward completing the proposed statement. The parties to the settlement have agreed to use their best efforts to consummate the settlement and the related reorganization by December 31, 2000. Progress that the parties have made toward implementation of the settlement and the related reorganization include the following:

  . The Blue Cross and Blue Shield Association has fully restored the licenses to use the Blue Cross and Blue Shield names and service marks and has preliminarily approved the reorganization.

  . New RightCHOICE, which will be the resulting company in the reorganization, has been incorporated.

  . The Missouri Department of Insurance has issued preliminary approval for the reorganization.

  . Preliminary filings relating to the reorganization have been made with the SEC.

  . Blue Cross and Blue Shield of Missouri has requested that the IRS issue a private letter tax ruling to the effect that various aspects of the reorganization will be tax-free. The company's special tax advisor, PricewaterhouseCoopers LLP, has issued a tax opinion relating to the tax-free nature of the reorganization.

  . The Missouri Foundation for Health has been incorporated and has received a determination from the IRS that it is a tax-exempt organization. A nominating committee has been formed to select a board of directors for the Foundation.

  . The company's lenders under its credit facility have consented to the reorganization.

   A number of significant conditions must be satisfied before the settlement is completed, including finalizing the preliminary filings made with the SEC and receipt of approval of the reorganization from the company's shareholders at a special shareholders' meeting that currently is expected to be held before the end of the year. The parties have sought a private letter ruling from the IRS and final approval of the reorganization from both the Blue Cross and Blue Shield Association and the Missouri Department of Insurance. The reorganization is also conditioned upon the receipt of legal opinions from the counsel to the various parties. In addition, there remains pending a case regarding the status of Blue Cross and Blue Shield of Missouri that could affect the closing of the reorganization. The case relates to whether Blue Cross and Blue Shield of Missouri is a public benefit or a mutual benefit company as described above under "Litigation relating to corporate status of Blue Cross and Blue Shield of Missouri." The issue is currently before the Circuit Court.

14. Segment information

   RightCHOICE operates in two segments which it defines as underwritten and self-funded. RightCHOICE's underwritten segment includes a comprehensive array of products including PPO, POS, HMO, Medicare supplement, managed indemnity and specialty managed care coverages. RightCHOICE's self-funded segment includes TPA, ASO for self-insured organizations, network rental services for self-insured organizations, insurance companies and other organizations, and life insurance agency services. All of RightCHOICE's revenues, both underwritten premiums and self-funded fees and other income, are derived from domestic (United States) sources and no single customer accounts for more than 10% of total revenues.

                         RIGHTCHOICE MANAGED CARE, INC.

                   (dollars in thousands, except share data)

   Operating income for RightCHOICE's underwritten segment is determined by deducting from premium revenue the health care service costs, commissions, and general and administrative expenses, as well as any non-recurring charges, that are attributable to that segment's operations. Operating income for the self-funded segment is determined by deducting from fees and other income the commissions, general and administrative expenses and non-recurring charges attributable to the segment. Expenses not directly traceable to an industry segment are allocated on a consistent and reasonable basis utilizing membership, groups, claims, and other key drivers. Corporate identifiable assets by segment include only receivables from members since RightCHOICE does not produce more detailed information by segment internally. Intersegment revenues are not material. Financial information by segment is as follows (in thousands):

                                        Underwritten Self-funded Consolidated
                                        ------------ ----------- ------------
   As of and for the six months ended
    June 30, 2000 (unaudited)
   Revenues............................   $404,390     $48,196     $452,586
   Operating income....................      3,102      16,462       19,564
   Depreciation and amortization
    expense............................      5,968       2,824        8,792
   Identifiable assets.................     52,711      34,201       86,912

                                        Underwritten Self-funded Consolidated
                                        ------------ ----------- ------------
   As of and for the six months ended
    June 30, 1999 (unaudited)
   Revenues............................   $357,940     $41,284     $399,224
   Operating (loss) income.............    (3,359)      12,508        9,149
   Depreciation and amortization
    expense............................      5,726       2,657        8,383
   Identifiable assets.................     50,181      24,120       74,301

                                        Underwritten Self-funded Consolidated
                                        ------------ ----------- ------------
   As of and for the year ended
    December 31, 1999
   Revenues............................   $732,595     $84,317     $816,912
   Operating (loss) income.............     (4,394)     24,061       19,667
   Depreciation and amortization
    expense............................     11,720       5,495       17,215
   Identifiable assets.................     49,091      29,856       78,947

                                        Underwritten Self-funded Consolidated
                                        ------------ ----------- ------------
   As of and for the year ended
    December 31, 1998
   Revenues............................   $694,678     $72,834     $767,512
   Operating (loss) income.............    (23,056)     18,809       (4,247)
   Depreciation and amortization
    expense............................     13,779       5,555       19,334
   Non-recurring operating charges.....        777         123          900
   Identifiable assets.................     46,311      21,713       68,024

                                        Underwritten Self-funded Consolidated
                                        ------------ ----------- ------------
   As of and for the year ended
    December 31, 1997
   Revenues............................   $654,315     $65,096     $719,411
   Operating (loss) income.............    (69,437)      8,437      (61,000)
   Depreciation and amortization
    expense............................     16,821       6,287       23,108
   Charge for loss reserves............     29,510                   29,510
   Other non-recurring operating
    charges............................      2,190       1,111        3,301
   Identifiable assets.................     44,763      15,256       60,019

                         RIGHTCHOICE MANAGED CARE, INC.

                   (dollars in thousands, except share data)

   The following table sets forth revenue (in thousands) by product group for the six months ended June 30, 2000 and 1999 and for the years ended December 31, 1999, 1998, and 1997. The ASO/self-funded and other income category below includes $180, $448, $444, $191 and $48 of other income related to RightCHOICE's underwritten segment for the six months ended June 30, 2000 and 1999 and the years ended December 31, 1999, 1998 and 1997, respectively.

                               For the six months        For the year ended
                                 ended June 30,             December 31,
                             ----------------------- --------------------------
Product Group                   2000        1999       1999     1998     1997
-------------                ----------- ----------- -------- -------- --------
                             (unaudited) (unaudited)
PPO:
  Alliance PPO.............   $122,339    $101,047   $209,487 $191,855 $197,329
  AllianceCHOICE POS.......     94,665      81,070    167,392  151,034  124,890
HMO (includes other POS)...    110,651     104,393    211,910  206,292  183,485
Medicare supplement........     45,253      46,863     92,314   94,951   97,157
Managed indemnity..........      1,104       1,851      3,659    7,627   12,531
Other specialty services...     30,198      22,268     47,389   42,728   38,875
                              --------    --------   -------- -------- --------
    Total premium revenue..    404,210     357,492    732,151  694,487  654,267
ASO/Self-funded and other
 income....................     48,376      41,732     84,761   73,025   65,144
                              --------    --------   -------- -------- --------
    Total revenues.........   $452,586    $399,224   $816,912 $767,512 $719,411
                              ========    ========   ======== ======== ========

15. Transactions with Blue Cross and Blue Shield of Missouri

   Pursuant to an administrative services agreement, RightCHOICE provides certain administrative and support services, including computerized data processing and management information systems, telecommunication systems and accounting, finance, legal, actuarial and other management services to Blue Cross and Blue Shield of Missouri. These expenses are allocated to and paid by Blue Cross and Blue Shield of Missouri in an amount equal to the direct and indirect costs and expenses incurred in furnishing these services. In addition, RightCHOICE provides services to Blue Cross and Blue Shield of Missouri, which include health plan services, processing claims related to such plans, provider contracting, market research and advertising, to be reimbursed on a basis that approximates cost.

   BCBSMo provides office space and parking to RightCHOICE pursuant to lease agreements between the companies. The cost to RightCHOICE associated with these leases comprises the majority of the expenses detailed below beside the caption, "Services provided by BCBSMo." Management of RightCHOICE and of Blue Cross and Blue Shield of Missouri consider the allocation methodologies and cost approximations utilized to be reasonable and appropriate.

   General and administrative expense excludes net intercompany charges allocated to Blue Cross and Blue Shield of Missouri by RightCHOICE for the respective periods, as follows:

                                                    Year ended December 31,
                                                  -------------------------
                                                   1999     1998     1997
                                                  -------  -------  -------
      Services provided to BCBSMo................ $16,798  $15,642  $12,792
      Services provided by BCBSMo................  (5,070)  (4,411)  (4,436)
                                                  -------  -------  -------
        Net expense allocated to BCBSMo.......... $11,728  $11,231  $ 8,356
                                                  =======  =======  =======

                        RIGHTCHOICE MANAGED CARE, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Concluded)
                   (dollars in thousands, except share data)

   RightCHOICE has intercompany receivables and payables between HALIC and BCBSMo, which include $9.8 million of receivables and $3.4 million of payables related to the BCBSMo transfer of all economic risks and rewards on certain insurance policies originally issued by BCBSMo, pursuant to a reinsurance agreement. In addition, the intercompany receivables and payables include net intercompany transactions for general and administrative expenses as well as intercompany tax settlements, settled on a quarterly basis. Additional amounts of receivables and payables relate to RightCHOICE's cash management activity which is typically settled on a monthly basis.

16. Statutory information

   The operations of RightCHOICE's subsidiaries, HALIC, BlueCHOICE, HealthLink, HealthLink HMO, and RightCHOICE Insurance Company (RIC) are subject to regulation and supervision by regulatory authorities of the various jurisdictions in which they are licensed to conduct business. Regulatory authorities exercise extensive supervisory power over the licensing of insurance companies and health maintenance organizations; the amount of reserves that must be maintained; the approval of forms and policies used; the nature of, and limitation on, an insurance company's or a health maintenance organization's investments; periodic examination of the operations of insurance companies and health maintenance organizations; the form and content of annual statements and other reports required to be filed on the financial condition of insurance companies and health maintenance organizations; and the establishment of capital requirements. HALIC, BlueCHOICE, HealthLink HMO, and RIC are required to file periodic statutory financial statements in each jurisdiction in which they are licensed. Additionally, these companies are also periodically examined by the insurance departments of the jurisdictions in which they are licensed to do business.

   In addition to minimum capital requirements imposed by BCBSA, the company's regulated subsidiaries must comply with certain minimum statutory surplus requirements in each of the states in which they operate. The combined statutory surplus of RightCHOICE's insurance and HMO subsidiaries was $111,482 and $102,489 at December 31, 1999 and 1998, respectively. At December 31, 1999 and 1998, these subsidiaries were required to maintain a combined minimum of $51,111 and $57,451, respectively, of combined statutory surplus in order to meet the minimum BCBSA capital and statutory surplus requirements for these subsidiaries' states of domicile.

   RightCHOICE's subsidiaries prepare their statutory financial statements in accordance with accounting practices prescribed or permitted by the Missouri and Illinois Departments of Insurance. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners, as well as state laws, regulations, and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed.

   In 1998, the National Association of Insurance Commissioners adopted the Codification of Statutory Accounting Principles guidance (the Codification), which will replace the current Accounting Practices and Procedures manual as the National Association of Insurance Commissioners' primary guidance on statutory accounting. The National Association of Insurance Commissioners is now considering amendments to the Codification guidance that would also be effective upon implementation. The National Association of Insurance Commissioners has recommended an effective date of January 1, 2001. The Codification provides guidance for areas where statutory accounting has been silent and changes current statutory accounting in some areas. Management believes that it is more likely than not that the Missouri and Illinois legislatures will enact the Codification. RightCHOICE has not estimated the potential effect of the Codification guidance if adopted.

                         RIGHTCHOICE MANAGED CARE, INC.

                   (dollars in thousands, except share data)

17. Quarterly financial information (unaudited)
(In thousands, except per share data)

                                                Three months ended
                                        --------------------------------------
                                         31-Mar    30-Jun    30-Sep    31-Dec
                                        --------  --------  --------  --------
      1999
      ----
      Total revenues................... $200,013  $199,211  $204,503  $213,185
      Operating expenses...............  195,411   194,664   199,294   207,876
      Operating income.................    4,602     4,547     5,209     5,309
      Investment income, net...........    3,475     2,787     3,076     3,513
      Other, net.......................     (760)     (693)   (1,216)   (1,456)
      Income before taxes..............    7,317     6,641     7,069     7,366
      Provision for income taxes.......    2,640     2,734     3,064     2,739
      Net income....................... $  4,677  $  3,907  $  4,005  $  4,627
                                        ========  ========  ========  ========
      Basic and diluted earnings per
       share........................... $   0.25  $   0.21  $   0.21  $   0.25
                                        ========  ========  ========  ========
      Weighted average shares
       outstanding.....................   18,673    18,673    18,673    18,673
                                        ========  ========  ========  ========
      Membership (in thousands)........    2,140     2,208     2,235     2,286
                                        ========  ========  ========  ========
                                                Three months ended
                                        --------------------------------------
                                         31-Mar    30-Jun    30-Sep    31-Dec
                                        --------  --------  --------  --------
      1998
      ----
      Total revenues................... $191,852  $191,818  $189,804  $194,038
      Operating expenses...............  193,101   192,433   192,384   193,841
      Operating (loss) income..........   (1,249)     (615)   (2,580)      197
      Investment income, net...........    4,372     3,984     5,062     5,251
      Other, net.......................   (1,065)   (1,237)   (1,204)   (1,412)
      Income before taxes..............    2,058     2,132     1,278     4,036
      Provision for income taxes.......    1,090       930       763     1,061
      Net income....................... $    968  $  1,202  $    515  $  2,975
                                        ========  ========  ========  ========
      Basic and diluted earnings per
       share........................... $   0.05  $   0.06  $   0.03  $   0.16
                                        ========  ========  ========  ========
      Weighted average shares
       outstanding.....................   18,672    18,672    18,672    18,673
                                        ========  ========  ========  ========
      Membership (in thousands)........    1,998     2,013     2,092     2,123
                                        ========  ========  ========  ========

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of RightCHOICE Managed Care, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of changes in shareholders' equity and of cash flows present fairly in all material respects, the financial position of RightCHOICE Managed Care, Inc., and its subsidiaries ("RightCHOICE") at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of RightCHOICE's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          PricewaterhouseCoopers LLP

St. Louis, Missouri
February 9, 2000, except for Note 13
 for which the date is March 9, 2000

                                                                     Schedule I
                                                                  (Page 1 of 3)
                        RIGHTCHOICE MANAGED CARE, INC.

                        CONDENSED FINANCIAL INFORMATION

   Condensed balance sheets of RightCHOICE Managed Care, Inc. (parent company only) as of December 31, 1999 and 1998, and the condensed statements of income and cash flows for the years ended December 31, 1999, 1998 and 1997 are as follows (certain reclassifications have been made to the condensed financial statements for 1997 and 1998 to conform to the 1999 presentation):

                                BALANCE SHEETS
               (in thousands, except shares and per share data)

                                                                   December 31,
                                                                   1999      1998
                                                                 --------  --------
                             ASSETS
                             ------
Cash............................................................ $  4,877  $  2,998
Investments available for sale, at market value.................      560     4,703
Investments in affiliates (2)...................................  198,086   189,515
Property and equipment, net.....................................    3,683     5,941
Receivables from affiliates (1).................................  147,931   136,042
Income taxes receivable, net....................................    2,627     7,268
Other assets....................................................    7,170     7,271
                                                                 --------  --------
      Total assets.............................................. $364,934  $353,738
                                                                 ========  ========
              LIABILITIES AND SHAREHOLDERS' EQUITY
              ------------------------------------
Accounts payable and accrued expenses........................... $ 25,908  $ 23,707
Payables to affiliates (1)......................................  117,980   111,431
Obligations for employee benefits...............................   28,396    27,292
Long-term debt, including current portion.......................   34,063    43,063
Obligations under capital leases................................    1,044     2,371
                                                                 --------  --------
      Total liabilities.........................................  207,391   207,864
                                                                 --------  --------
Shareholders' equity:
  Preferred stock, $.01 par, 25,000,000 shares authorized, no shares issued and outstanding................................
  Common stock:
    Class A, $.01 par, 125,000,000 shares authorized, 3,737,500 shares issued, 3,710,653 and 3,710,426 shares outstanding,
     respectively...............................................       37        37
    Class B, convertible, $.01 par, 100,000,000 shares
     authorized, 14,962,500 shares issued and outstanding.......      150       150
  Additional paid-in capital....................................  132,634   132,635
  Retained earnings.............................................   29,529    12,313
  Treasury stock, 26,847 and 27,074 class A shares,
   respectively, at cost........................................     (380)     (383)
  Accumulated other comprehensive (loss) income.................   (4,427)    1,122
                                                                 --------  --------
      Total shareholders' equity................................  157,543   145,874
                                                                 --------  --------
      Total liabilities and shareholders' equity................ $364,934  $353,738
                                                                 ========  ========

--------
(1) The majority of these intercompany amounts are eliminated in the Consolidated Financial Statements with the remaining amounts explained in
    Note 15 of the Notes to Consolidated Financial Statements.
(2) As of December 31, 1999 and 1998, $192,181 and $183,786, respectively, is eliminated in the Consolidated Financial Statements.

  The condensed financial information should be read in conjunction with the Consolidated Financial Statements and the accompanying notes thereto.

                                                                     Schedule I
                                                                  (Page 2 of 3)

                        RIGHTCHOICE MANAGED CARE, INC.

                        CONDENSED FINANCIAL INFORMATION

                             STATEMENTS OF INCOME
                                (in thousands)

                                                   Year ended December 31,
                                                    1999      1998      1997
                                                  --------  --------  --------
Revenue
  Reimbursement from affiliates (1).............. $107,642  $108,972  $116,380
  Dividends from affiliates (1)..................    7,300    15,203    13,813
                                                  --------  --------  --------
    Total revenue................................  114,942   124,175   130,193
Expense
  General and administrative.....................  113,762   111,828   118,920
                                                  --------  --------  --------
Operating income.................................    1,180    12,347    11,273
Investment income and other......................    2,550     3,895     4,802
Interest expense.................................   (3,713)   (4,223)   (4,418)
                                                  --------  --------  --------
Income before equity in undistributed income
 (loss)
 of subsidiaries and income tax (benefit)
  provision......................................       17    12,019    11,657
Equity in undistributed income (loss) of
 subsidiaries (1)................................   14,321    (6,221)  (36,477)
                                                  --------  --------  --------
Income (loss) before taxes.......................   14,338     5,798   (24,820)
Income tax (benefit) provision...................   (2,878)      138      (786)
                                                  --------  --------  --------
Net income (loss)................................ $ 17,216  $  5,660  $(24,034)
                                                  ========  ========  ========

--------
(1) Substantially all of the balances related to these intercompany items are eliminated in the Consolidated Financial Statements.


  The condensed financial information should be read in conjunction with the Consolidated Financial Statements and the accompanying notes thereto.

                                                                     Schedule I
                                                                  (Page 3 of 3)

                        RIGHTCHOICE MANAGED CARE, INC.

                        CONDENSED FINANCIAL INFORMATION

                           STATEMENTS OF CASH FLOWS
                                (in thousands)

                                                  Year ended December 31,
                                                   1999      1998      1997
                                                 --------  --------  --------
Cash flows from operating activities:
Net income (loss)............................... $ 17,216  $  5,660  $(24,034)
Adjustments to reconcile net income (loss) to
 net cash provided by (used in) operating
 activities:
  Equity in undistributed (income) loss of
   subsidiaries.................................  (14,321)    6,221    36,477
  Depreciation..................................    1,851     2,505     4,264
  Loss on sale of property and equipment........      805
  Gain on sale of investments...................               (794)   (1,671)
  Accretion of discounts and amortization of
   premiums.....................................        1       (19)     (170)
(Increase) decrease in:
  Receivables from affiliates...................  (11,889)  (89,887)  (30,444)
  Income taxes receivable, net..................    4,532    (7,069)
  Other assets..................................      277    (5,260)     (141)
Increase (decrease) in:
  Accounts payable and accrued expenses.........    2,316     3,657    (1,755)
  Payables to affiliates........................    6,549    74,343    22,306
  Obligations for employee benefits.............    1,104     2,218       562
  Income taxes payable, net.....................            (14,425)      991
                                                 --------  --------  --------
Net cash provided by (used in) operating
 activities.....................................    8,441   (22,850)    6,385
                                                 --------  --------  --------
Cash flows from investing activities:
  Investments purchased.........................     (427)   (4,845)  (14,970)
  Investments sold or matured...................      425     5,661    35,940
  Investments purchased, sold or transferred
   from/to affiliates, net......................    4,163    17,773
  Decrease (increase) in investment in
   affiliates...................................              3,256      (814)
  Property and equipment purchased, sold or
   transferred from/to
   affiliates, net..............................      (32)     (427)    2,995
                                                 --------  --------  --------
Net cash provided by investing activities.......    4,129    21,418    23,151
                                                 --------  --------  --------
Cash flows from financing activities:
  Payments of long-term debt....................   (9,000)   (3,937)  (15,000)
  Payments on capital lease obligations.........   (1,693)   (2,797)   (3,509)
  Sale (purchase) of class A treasury stock.....        2        16       (78)
                                                 --------  --------  --------
Net cash used in financing activities...........  (10,691)   (6,718)  (18,587)
                                                 --------  --------  --------
Net increase (decrease) in cash and cash
 equivalents....................................    1,879    (8,150)   10,949
Cash and cash equivalents, beginning of year....    2,998    11,148       199
                                                 --------  --------  --------
Cash and cash equivalents, end of year.......... $  4,877  $  2,998  $ 11,148
                                                 ========  ========  ========
Supplemental Schedule of Noncash Investing And
 Financing Activities:
Equipment acquired through capital leases....... $    582            $  4,001
Disposal of equipment under capital leases......      216  $     43

  The condensed financial information should be read in conjunction with the Consolidated Financial Statements and the accompanying notes thereto.

          BLUE CROSS AND BLUE SHIELD OF MISSOURI HISTORICAL CARVE-OUT

                          CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                    June 30,     December 31,
                                                      2000       1999     1998
                                                   ----------- -------- --------
                                                   (unaudited)
Assets
Current assets:
  Cash and cash equivalents......................   $ 25,008   $ 19,076 $ 12,543
  Investments available for sale, at market
   value.........................................     27,218     26,617    3,522
  Receivables from members.......................     17,277     16,513   20,363
  Receivables from related parties...............     22,489     27,098   26,194
  Deferred income taxes..........................      1,244      1,244    2,224
  Other assets...................................     11,146     11,049    9,941
                                                    --------   -------- --------
    Total current assets.........................    104,382    101,597   74,787
Property and equipment, net......................     60,889     61,936   64,562
Other assets.....................................        657        580      567
                                                    --------   -------- --------
    Total assets.................................   $165,928   $164,113 $139,916
                                                    ========   ======== ========
Liabilities
Current liabilities:
  Medical claims payable.........................   $ 22,855   $ 16,609 $ 12,238
  Unearned premiums..............................        532        544      639
  Accounts payable and accrued expenses..........     13,641     14,626   15,035
  Payables to related parties....................     17,502     28,853   18,363
  Income taxes payable...........................     13,201      8,888    3,244
                                                    --------   -------- --------
    Total current liabilities....................     67,731     69,520   49,519
Obligations for employee benefits................        636        630      628
Deferred income taxes............................      6,389      6,297    7,095
                                                    --------   -------- --------
    Total liabilities............................     74,756     76,447   57,242
                                                    --------   -------- --------
Net assets representing reserve for protection of
 members.........................................     91,172     87,666   82,674
                                                    --------   -------- --------
    Total liabilities and net assets representing
     reserve for protection of members...........   $165,928   $164,113 $139,916
                                                    ========   ======== ========


          See Accompanying Notes to Consolidated Financial Statements.

          BLUE CROSS AND BLUE SHIELD OF MISSOURI HISTORICAL CARVE-OUT

                       CONSOLIDATED STATEMENTS OF INCOME
                                 (in thousands)

                          For the six months ended           For the year ended
                                  June 30,                      December 31,
                          ----------------------------   ---------------------------
                              2000            1999         1999     1998      1997
                          (unaudited)     (unaudited)
                          ------------    ------------   -------- --------  --------
Revenues:
  Premium...............    $     45,867    $     41,544 $ 85,393 $ 80,672  $ 81,322
  Fees and other income.          11,345           9,922   20,314   15,583    12,704
  Related party rental
   income...............           2,465           2,519    5,040    4,166     4,076
                            ------------    ------------ -------- --------  --------
    Total revenues......          59,677          53,985  110,747  100,421    98,102
                            ------------    ------------ -------- --------  --------
Operating expenses:
  Health care services..          41,233          36,239   73,070   71,007    74,777
  Commissions...........              18              20       43       42        42
  General and
   administrative
   (excludes
   depreciation and
   amortization and
   includes net
   intercompany charges
   of $9,164, $8,683,
   $16,586, $15,245, and
   $12,206,
   respectively,
   allocated by
   RightCHOICE Managed
   Care, Inc.)..........          12,213          11,172   22,662   24,008    24,792
  Depreciation and
   amortization.........           1,431           1,410    2,813    2,796     2,525
  Non-recurring charges.             320           1,764    3,761
                            ------------    ------------ -------- --------  --------
    Total operating
     expenses...........          55,215          50,605  102,349   97,853   102,136
                            ------------    ------------ -------- --------  --------
Operating income (loss).           4,462           3,380    8,398    2,568    (4,034)
                            ------------    ------------ -------- --------  --------
Investment income:
  Interest and
   dividends............           1,502             696    1,895      592       786
  Realized losses, net..                                            (5,200)      (55)
                            ------------    ------------ -------- --------  --------
    Net investment
     income.............           1,502             696    1,895   (4,608)      731
                            ------------    ------------ -------- --------  --------
Other:
  Interest expense......                                                (2)      (42)
  Other (expense)
   income, net..........            (137)             80       40      113        (2)
                            ------------    ------------ -------- --------  --------
    Total other, net....            (137)             80       40      111       (44)
                            ------------    ------------ -------- --------  --------
Income (loss) before
 provision (benefit) for
 income taxes and
 cumulative effect of
 accounting change......           5,827           4,156   10,333   (1,929)   (3,347)
Provision (benefit) for
 income taxes...........           2,321           1,767    4,265     (663)   (1,172)
                            ------------    ------------ -------- --------  --------
Income (loss) before
 cumulative effect of
 accounting change......           3,506           2,389    6,068   (1,266)   (2,175)
Cumulative effect of
 accounting change for
 startup costs..........                           1,076    1,076
                            ------------    ------------ -------- --------  --------
Net income (loss).......    $      3,506    $      1,313 $  4,992 $ (1,266) $ (2,175)
                            ============    ============ ======== ========  ========

          See Accompanying Notes to Consolidated Financial Statements.

          BLUE CROSS AND BLUE SHIELD OF MISSOURI HISTORICAL CARVE-OUT

                     CONSOLIDATED STATEMENTS OF CHANGES IN
           NET ASSETS REPRESENTING RESERVE FOR PROTECTION OF MEMBERS
                                 (in thousands)

Net Assets Representing Reserve for Protection of Members at December
 31, 1996............................................................. $85,811
                                                                       -------
  Net unrealized gain on investment securities........................     304
  Net loss for the year ended December 31, 1997.......................  (2,175)
                                                                       -------
  Comprehensive loss for the year ended December 31, 1997.............  (1,871)
                                                                       -------
Net Assets Representing Reserve for Protection of Members at December
 31, 1997.............................................................  83,940
  Net loss and comprehensive loss for the year ended December 31,
   1998...............................................................  (1,266)
                                                                       -------
Net Assets Representing Reserve for Protection of Members at December
 31, 1998.............................................................  82,674
  Net income and comprehensive income for the six months ended June
   30, 1999 (unaudited)...............................................   1,313
                                                                       -------
Net Assets Representing Reserve for Protection of Members at June 30,
 1999 (unaudited).....................................................  83,987
  Net income and comprehensive income for the six months ended
   December 31, 1999 (unaudited)......................................   3,679
                                                                       -------
Net Assets Representing Reserve for Protection of Members at December
 31, 1999.............................................................  87,666
  Net income and comprehensive income for the six months ended June
   30, 2000 (unaudited)...............................................   3,506
                                                                       -------
Net Assets Representing Reserve for Protection of Members at June 30,
 2000 (unaudited)..................................................... $91,172
                                                                       =======


          See Accompanying Notes to Consolidated Financial Statements.

          BLUE CROSS AND BLUE SHIELD OF MISSOURI HISTORICAL CARVE-OUT

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                          For the six months ended           For the year ended
                                  June 30,                      December 31,
                              2000            1999          1999      1998     1997
                          (unaudited)     (unaudited)
                          ------------    ------------    --------  --------  -------
Cash flows from
 operating activities:
  Net income (loss).....   $      3,506    $      1,313   $  4,992  $ (1,266) $(2,175)
  Adjustments to
   reconcile net income
   (loss) to net cash
   provided by (used in)
   operating activities:
  Depreciation and
   amortization.........          1,431           1,410      2,813     2,796    2,525
  Provision (credit) for
   deferred income
   taxes................             92             312        182      (248)    (836)
  Loss on sale of
   investments..........                                               5,200       55
  Accretion of discounts
   and amortization of
   premiums, net........           (203)                      (372)                 7
(Increase) decrease in
 certain assets:
  Receivables from
   members..............           (764)          5,954      3,850    (2,580)  (3,265)
  Receivables from
   related parties......          4,609           2,148       (904)   (5,981)  (3,064)
  Other assets..........            (10)          1,652       (854)     (321)  (2,146)
  Other long-term
   investments..........                                                         (790)
Increase (decrease) in
 certain liabilities:
  Medical claims
   payable..............          6,246          (1,102)     4,371    (2,772)   3,026
  Unearned premiums.....            (12)            (36)       (95)       22      308
  Accounts payable and
   accrued expenses.....           (985)            770       (409)    3,769      403
  Payables to related
   parties..............        (11,351)          2,885     10,490     2,230     (940)
  Obligations for
   employee benefits....              6              (6)         2        10      132
  Income taxes payable..          4,313           1,575      5,644     1,669    1,340
                           ------------    ------------   --------  --------  -------
Net cash provided by
 (used in) operating
 activities.............          6,878          16,875     29,710     2,528   (5,420)
                           ------------    ------------   --------  --------  -------
Cash flows from
 investing activities:
  Proceeds from matured
   investments:
    Fixed maturities....         22,650                     10,184
  Proceeds from
   investments sold:
    Fixed maturities....          6,288                     23,774              8,514
    Equity securities...                                       712                200
    Other...............                                               5,384
  Investments purchased:
    Fixed maturities....        (29,500)        (22,130)   (57,660)     (275)
  Property and equipment
   purchased............           (384)            145       (187)   (1,672)    (136)
                           ------------    ------------   --------  --------  -------
Net cash (used in)
 provided by investing
 activities.............           (946)        (21,985)   (23,177)    3,437    8,578
                           ------------    ------------   --------  --------  -------
Net increase (decrease)
 in cash and cash
 equivalents............          5,932          (5,110)     6,533     5,965    3,158
Cash and cash
 equivalents at
 beginning of period....         19,076          12,543     12,543     6,578    3,420
                           ------------    ------------   --------  --------  -------
Cash and cash
 equivalents at end of
 period.................   $     25,008    $      7,433   $ 19,076  $ 12,543  $ 6,578
                           ============    ============   ========  ========  =======
Supplemental Disclosure
 of Cash Information:
  Interest paid.........                                            $     42  $    42
  Income tax (payments)
   refunds (received
   from) paid to RIT....   $    (10,072)   $     (5,928)  $ (7,730)     (842)   2,897
  Income tax payments
   (refunds)............          7,988           5,580      5,941    (1,242)  (4,745)
                           ------------    ------------   --------  --------  -------
  Net income taxes
   received.............   $     (2,084)   $       (348)  $ (1,789) $ (2,084) $(1,848)
                           ============    ============   ========  ========  =======

          See Accompanying Notes to Consolidated Financial Statements.

          BLUE CROSS AND BLUE SHIELD OF MISSOURI HISTORICAL CARVE-OUT

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

1. Organization and summary of significant accounting policies

   Blue Cross and Blue Shield of Missouri (BCBSMo or the company) is incorporated as a not-for-profit corporation and maintains a Certificate of Authority as a health services corporation. The company provides prepaid hospitalization, medical-surgical and other related health benefits to its members. The company also provides administrative services to self-insured employers and members of other Blue Cross and Blue Shield Plans.

   The company is a licensee of the Blue Cross and Blue Shield Association (BCBSA), the national trade association of Blue Cross and Blue Shield Licensees, each of which holds exclusive right to use the Blue Cross and/or Blue Shield names and service marks in specific geographic areas. Each licensee, including the company, is an independent legal organization and is not responsible for the obligations of other BCBSA licensees.

   The Consolidated Financial Statements include the accounts of BCBSMo and its 100% owned subsidiaries--C&S Properties, Inc., Forty-Four Forty-Four Forest Park Redevelopment Corporation (4444 Forest Park), and R&P Realty, Inc.--after elimination of significant intercompany transactions. These subsidiaries primarily own and operate real estate assets including the company's headquarters building, the adjacent parking facilities, and one other nearby general office building. The company's subsidiaries collect rental income on these real estate assets, including income from a lease between 4444 Forest Park and RightCHOICE Managed Care, Inc. (RIT). The Consolidated Financial Statements exclude all of the assets and liabilities and results of operations of RIT, a majority-owned subsidiary of BCBSMo. Pursuant to a reorganization, BCBSMo's ownership interest in RIT will be transferred to an independent health care foundation as further described in Note 10, "Contingencies."

   The following is a summary of significant accounting policies used in the preparation of the accompanying Consolidated Financial Statements. Such policies are in accordance with generally accepted accounting principles
(GAAP), except that the carve-out financial statements exclude all of the assets, liabilities, and operations of RIT, which under GAAP would be consolidated in these financial statements. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Although BCBSMo is incorporated as a not-for-profit corporation, the guidance of Statement of Financial Accounting Standards (SFAS) No. 117, "Financial Statements of Not-for-Profit Organizations" does not apply as BCBSMo does not fall within the scope or definition of a not-for-profit organization as defined by SFAS No. 117. As a result, the company's financial statements and notes do not follow the disclosure guidance as provided by SFAS No. 117.

   The interim consolidated financial statements included herein have been prepared by BCBSMo without audit. In the opinion of management, all adjustments, consisting only of normal recurring adjustments necessary to present fairly the consolidated financial position of the company with respect to the interim consolidated financial statements, and the consolidated results of its operations and its cash flows for the interim periods then ended, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the full year.

Cash and cash equivalents

   Cash and cash equivalents are highly liquid investments with an original maturity of three months or less when purchased.

          BLUE CROSS AND BLUE SHIELD OF MISSOURI HISTORICAL CARVE-OUT

                             (dollars in thousands)

Investments available for sale

   Unaffiliated investments with readily determinable fair values have been classified as available-for-sale. Unrealized gains and losses are computed on the basis of specific identification and are included within the caption entitled "Net assets representing reserve for protection of members" on the Consolidated Balance Sheets, net of applicable deferred income taxes. Realized gains and losses on the disposition of investments are included in investment income. The specific identification method is used in computing the cost of debt and equity securities sold. Investment securities are exposed to various risks, such as interest rate, market, and credit. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect the amounts reported in the Consolidated Balance Sheets.

Property and equipment

   Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are provided on the straight-line basis over the estimated useful life of the respective assets, ranging from 30 years for buildings and 3 to 10 years for furniture and equipment.

   Improvements are capitalized while expenditures for maintenance and repairs are charged to expense as incurred. Realized gains and losses are recognized upon disposal or retirement of the related assets and are reflected in earnings.

Medical claims payable

   In addition to the liability for processed but unpaid claims at period-end, the company provides for the estimated amount of liability arising from medical care provided to members, net of coordination of benefit refunds, for claims still in process, as well as undischarged and unreported claims. Such estimate is based on current membership statistics, claim run-off patterns and certain actuarial formulas. The liability includes estimated processing expenses related to such claims. The methods of making such estimates and for establishing the resulting reserves are continually reviewed and updated by the company and any adjustments are reflected in current operations. Management believes that these estimates will reasonably approximate actual costs; however, such estimates are subject to revision.

Reinsurance

   Pursuant to a reinsurance agreement with RIT, BCBSMo transfers the economic risks and rewards on certain insurance policies originally issued by BCBSMo to a subsidiary of RIT. Premium revenue and health care services expense on the company's Consolidated Statements of Income are presented net of these reinsurance transactions.

Income taxes

   The company utilizes the asset and liability method of accounting for income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

   BCBSMo files consolidated federal income tax returns with its subsidiaries, including RIT. In accordance with the federal tax-sharing agreement of the consolidated group, federal income tax expense is allocated to the company and its subsidiaries based upon the consolidated income generated by the company and its subsidiaries.

          BLUE CROSS AND BLUE SHIELD OF MISSOURI HISTORICAL CARVE-OUT

                             (dollars in thousands)

Concentration of credit risk

   The company conducts business in the state of Missouri, and a significant portion of its customer base is concentrated with companies that are located in the metropolitan St. Louis area. The company's participation in the Federal Employee Program (FEP) generated 74.2%, 76.9%, and 79.0% of the company's total revenue in 1999, 1998, and 1997, respectively.

   The company invests its excess cash in interest-bearing deposits with major banks, commercial paper and money market funds. Although a majority of the cash accounts exceed the federally insured deposit amount, management does not anticipate non-performance by the other parties. Management reviews the stability of these institutions on a periodic basis.

   Investments principally include U.S. Treasury and agency bonds and fixed maturity commercial paper in a variety of companies A rated or better by nationally recognized rating services.

Fair value of financial instruments

   The carrying amount for cash and cash equivalents, receivables, and accounts payable approximates fair value because of the short maturity of those instruments. The fair value of investments available for sale at December 31, 1999 and 1998, respectively, determined based upon quoted market prices, is disclosed in Note 3.

Comprehensive income

   As of January 1, 1998, the company adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes new rules for the reporting and display of comprehensive income and its components. SFAS No. 130 requires unrealized gains or losses on the company's available-for-sale securities, which prior to adoption were reported separately in shareholders' equity, to be included in other comprehensive income. For the six months ended June 30, 2000 and 1999 (unaudited), and the years ended December 31, 1999 and 1998, the company did not have any components of other comprehensive income and the company did not have unrealized gains or losses on investments available-for-sale as of those quarterly (unaudited) and year-end dates. During 1997, the company's unrealized holding gain (net of taxes) was $269. The reclassification adjustment in 1997 for losses included in net income (net of taxes) was $35. Thus, the net unrealized gain on securities during 1997 (net of taxes) was $304.

Revenue recognition and unearned premiums

   For the majority of members, premiums are billed in advance of coverage periods. For all other members, premiums are billed based on actual incurred claims or other contractual arrangements. Premiums are recognized when the payor is obligated to pay and are recorded as earned revenue over the period to which health care coverage relates. Amounts billed but unearned are recorded as unearned premiums. The company's TPA and ASO self-funded program revenue is earned as services are performed and the payor is obligated to pay and consists of administrative fees for services provided to third parties, including management of medical services, claims processing and access to provider networks. Under TPA and ASO contracts, self-funded employers retain the full risk of financing benefits. Funds received from employers are equal to amounts required to fund benefit expenses and administrative fees, and are shown net in the financial statements. Net revenue for these programs is reflected in fees and other income. The company's third-party administrator

          BLUE CROSS AND BLUE SHIELD OF MISSOURI HISTORICAL CARVE-OUT

                             (dollars in thousands)
(TPA) and administrative services only (ASO) self-funded programs do not involve the assumption of insurance or significant credit risks; therefore, revenue from these programs is reflected in "fees and other income." During the years ended December 31, 1999, 1998, and 1997, the company received reimbursements for claims paid of $107,628, $81,340 and $64,135, respectively, from TPA and ASO self-funded groups.

   The company, as a lessor of various real estate properties, accounts for its leases as operating leases and recognizes rental revenue when earned in accordance with SFAS No. 13, "Accounting for Leases."

Non-recurring charges

   During the first half and full year of 1999, the company expensed $3.1 million and $5.1 million, respectively, related to the settlement and reorganization of the company with RIT as described in Note 10, "Contingencies." The $3.1 million and $5.1 million include $1.8 million and $3.8 million, respectively, expensed in the non-recurring charges caption of the Consolidated Statements of Income for 1999 plus $1.3 million ($1.1 million, net of tax) that is included in the caption entitled, "Cumulative effect of accounting change for startup costs." These expenses include fees for legal, consulting, and accounting services, as well as other fees related to the settlement and reorganization of the company as described further in Note 10. In the first half of 2000, the company recorded net expenses of $0.3 million related to these settlement expenses. These expenses in 2000 were reduced in part due to a change in estimate for certain external legal costs related to the settlement based upon the resolution of certain legal fee obligations determined subsequent to the end of 1999. The company does not accrue legal fees before they are incurred. It is the company's policy to accrue both internal and external legal costs as they are incurred which requires management to make certain estimates of the costs of service rendered. Actual results could differ from those estimates.

Recently issued accounting standards

   The Financial Accounting Standards Board (FASB) released SFAS No. 133 which establishes standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal years beginning after June 15, 2000 as extended by SFAS No. 137. The company believes that the adoption of SFAS No. 133 will not have a material impact on the company's financial position or results of operations.

   In April 1998, the Accounting Standards Executive Committee issued Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-up Activities," which is effective for fiscal years beginning after December 15, 1998. The SOP requires that certain costs of start-up activities, including organization costs, should be expensed as incurred. The company adopted SOP 98-5 in the first quarter of 1999 and this adoption resulted in a $1.3 million expense write-off ($1.1 million, net of tax) in 1999 relating to costs incurred in 1998 for legal, consulting, accounting and other fees related to the settlement and reorganization of the company with RIT. The company has reported the cumulative effect of this accounting change in the 1999 Statements of Income. In total, through December 31, 1999, the company expensed $5.1 million of costs related to the settlement and reorganization of the company with RIT as described in note 10, "Contingencies."

          BLUE CROSS AND BLUE SHIELD OF MISSOURI HISTORICAL CARVE-OUT

                             (dollars in thousands)

2. Receivables from members

     Receivables from members consist of the following:

                                                                  December 31,
                                                                 ---------------
                                                                  1999    1998
                                                                 ------- -------
      Underwritten programs..................................... $16,102 $19,366
      Self-funded programs......................................     411     997
                                                                 ------- -------
                                                                 $16,513 $20,363
                                                                 ======= =======

   Based on historical collection experience, BCBSMo has not recorded significant write-offs for receivables from members and currently considers its receivables from members to be fully collectible. Accordingly, no allowance for doubtful accounts is recorded.

3. Investments available for sale

     Investments available for sale are summarized below:

                                                                       Estimated
                                                             Amortized  market
      December 31, 1999                                        cost      value
      -----------------                                      --------- ---------
      Fixed maturities:
        Short-term investments..............................  $25,829   $25,829
      Equity securities:
        Common stocks.......................................      788       788
                                                              -------   -------
                                                              $26,617   $26,617
                                                              =======   =======

                                                                       Estimated
                                                             Amortized  market
      December 31, 1998                                        cost      value
      -----------------                                      --------- ---------
      Fixed maturities:
        U.S. Government and agency securities...............  $   175   $   175
        Corporate bonds and notes...........................    1,847     1,847
                                                              -------   -------
                                                                2,022     2,022
      Equity securities:
        Common stocks.......................................    1,500     1,500
                                                              -------   -------
                                                              $ 3,522   $ 3,522
                                                              =======   =======

          BLUE CROSS AND BLUE SHIELD OF MISSOURI HISTORICAL CARVE-OUT

                             (dollars in thousands)

   The company had no unrealized gains or losses on its investments available for sale at December 31, 1999 and December 31, 1998.

   Interest and dividend income is comprised of the following:

                                                               Year ended
                                                              December 31,
                                                            ------------------
                                                             1999   1998  1997
                                                            ------  ----  ----
      Interest on bonds.................................... $   20  $172  $659
      Accretion of discounts and amortization of premiums,
       net.................................................    372          (7)
      Interest on cash equivalents and other investment
       income..............................................  1,538   454   260
                                                            ------  ----  ----
      Gross investment income..............................  1,930   626   912
      Investment expenses..................................    (35)  (34) (126)
                                                            ------  ----  ----
                                                            $1,895  $592  $786
                                                            ======  ====  ====

   The company did not realize gains and losses on the sale of investments available for sale in 1999 and 1998. The company incurred a gross realized loss of $55 in 1997. In 1998, the company realized a loss of $5,200 on the sale of certain properties that were previously owned by the company's C&S Properties, Inc. subsidiary. Proceeds from sales of securities were $24,486, $5,384, and $8,714 during 1999, 1998 and 1997, respectively. All fixed maturity investments at December 31, 1999 have contractual maturities of one year or less.

4. Property and equipment, net

   Property and equipment consist of the following:

                                                               December 31,
                                                             ------------------
                                                               1999      1998
                                                             --------  --------
      Land and buildings.................................... $ 79,380  $ 79,186
      Furniture and equipment...............................       84       239
                                                             --------  --------
                                                               79,464    79,425
      Less accumulated depreciation and amortization........  (17,528)  (14,863)
                                                             --------  --------
                                                             $ 61,936  $ 64,562
                                                             ========  ========

   Depreciation and amortization expense was $2,813, $2,796, and $2,525 for the years ended December 31, 1999, 1998, and 1997 respectively.

5. Medical claims payable

   Medical claims payable represents the amounts needed to provide for the estimated ultimate cost of settling claims related to insured events that have occurred on or before December 31. The payable is estimated to include the amounts required for future payment of medical claims that have been reported to the company, claims related to insured events that have occurred but that have not been reported to the company as of December 31, and claims adjustment expenses. Claims adjustment expenses include costs incurred in the claim settlement process such as costs to record, process and adjust claims.

          BLUE CROSS AND BLUE SHIELD OF MISSOURI HISTORICAL CARVE-OUT

                             (dollars in thousands)

   Activity in medical claims payable is summarized as follows:

                                                                1999     1998
                                                               -------  -------
      Balance at January 1.................................... $12,238  $15,010
      Incurred related to:
        Current year..........................................  74,239   71,821
        Prior years...........................................  (1,169)    (814)
                                                               -------  -------
          Total incurred......................................  73,070   71,007
                                                               -------  -------
      Paid related to:
        Current year..........................................  58,594   60,756
        Prior years...........................................  10,105   13,023
                                                               -------  -------
          Total paid..........................................  68,699   73,779
                                                               -------  -------
      Net balance at December 31.............................. $16,609  $12,238
                                                               =======  =======

   The incurred amounts related to prior years represent the differences between the company's estimated claims payable for prior years' claims and the actual amounts required to satisfy such claims.

6. Accounts payable and accrued expenses

   Accounts payable and accrued expenses consist of the following:

                                                                 December 31,
                                                                ---------------
                                                                 1999    1998
                                                                ------- -------
      Accounts payable......................................... $ 3,395 $ 6,925
      Accrued salaries and other expenses......................   2,107   1,961
      Other accrued expenses...................................   9,124   6,149
                                                                ------- -------
                                                                $14,626 $15,035
                                                                ======= =======

7. Commitments

   The company has an agreement to sublease certain office space from RIT through 2005. The total rental expense for this lease was $181, $152, and $149 for the years ended December 31, 1999, 1998, and 1997, respectively. Total rental expense (including associated operating expense) is expected to be approximately $200 per year for 2000 through 2005. However, the actual amount could fluctuate based on BCBSMo's pro rata share (based on square footage of space occupied) of the actual operating expenses incurred during those years.

   As described in Note 10, "Contingencies," BCBSMo, RightCHOICE, the Missouri Attorney General, and the Missouri Department of Insurance are working together to settle outstanding litigation and regulatory issues. The proposed settlement entails the reorganization of BCBSMo and RightCHOICE as well as a payment by BCBSMo of $12.78 million to the newly formed Missouri Foundation for Health. As of June 30, 2000, the company has not recorded this potential payment as a liability on the Consolidated Balance Sheet as significant conditions and contingencies related to the settlement have not been resolved. The company continues to work towards finalizing the settlement as more fully described in
Note 10 and plans to accrue this commitment after the significant conditions and contingencies are satisfied.

          BLUE CROSS AND BLUE SHIELD OF MISSOURI HISTORICAL CARVE-OUT

                            (dollars in thousands)

8. Income taxes

   The components of the provision (benefit) for income taxes are as follows:

                                     Six months ended          Year ended
                                         June 30,             December 31,
                                  ----------------------- ---------------------
                                     2000        1999      1999  1998    1997
                                  (unaudited) (unaudited)
                                  ----------- ----------- ------ -----  -------
      Current:
        Federal..................   $2,280      $1,455    $4,083 $(415) $  (336)
        State....................      (51)
                                    ------      ------    ------ -----  -------
                                     2,229       1,455     4,083  (415)    (336)
      Deferred:
        Federal..................       92         312       182  (248)    (836)
                                    ------      ------    ------ -----  -------
                                    $2,321      $1,767    $4,265 $(663) $(1,172)
                                    ======      ======    ====== =====  =======

   The effective rate, expressed as a percentage of pre-tax income (loss), differs from the federal statutory rate as follows:

                                     Six months ended        Year ended
                                         June 30,           December 31,
                                  ----------------------- -------------------
                                     2000        1999     1999  1998    1997
                                  (unaudited) (unaudited)
                                  ----------- ----------- ----  -----   -----
      Tax provision (benefit)
       based on federal
       statutory rate...........     35.0%       35.0%    35.0% (35.0)% (35.0)%
      State income taxes, net of
       federal benefit..........     (0.9)%
      Settlement expenses and
       other....................      5.7%        7.5%     6.3%   0.6%
                                     ----        ----     ----  -----   -----
      Effective tax provision
       (benefit) rate...........     39.8%       42.5%    41.3% (34.4)% (35.0)%
                                     ====        ====     ====  =====   =====

   The primary temporary differences which gave rise to deferred income taxes were as follows:

                                                       Year ended December 31,
                                                       ------------------------
                                                          1999         1998
                                                       -----------  -----------
      Deferred tax assets:
        Capitalized software.........................  $       753  $       753
        Employee benefits............................        1,131        1,142
        Unearned premiums............................                       979
        Other........................................        3,562        2,845
                                                       -----------  -----------
          Total deferred tax assets..................        5,446        5,719
                                                       -----------  -----------
      Deferred tax liabilities:
        Depreciation and amortization................        3,747        4,252
        National accounts............................          772        1,122
        Incurred but not reported claim adjustments..        1,832        1,832
        Medical claims payable discounting...........        1,113        1,110
        Other tax-deductible expenses................        3,035        2,274
                                                       -----------  -----------
          Total deferred tax liabilities.............       10,499       10,590
                                                       -----------  -----------
      Net deferred tax liability.....................  $    (5,053) $    (4,871)
                                                       ===========  ===========

          BLUE CROSS AND BLUE SHIELD OF MISSOURI HISTORICAL CARVE-OUT

                             (dollars in thousands)

   SFAS No. 109, "Accounting for Income Taxes," requires a valuation allowance against deferred tax assets if based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Based upon all the available evidence, management believes it is more likely than not that the company will realize its remaining deferred tax assets and, accordingly, no valuation allowance has been provided against such remaining assets as of June 30, 2000, December 31, 1999 and December 31, 1998.

9. Employee benefit plans and deferred compensation

   BCBSMo participates in a defined benefit pension plan and post-retirement benefit plan covering substantially all of its employees.

   The national Blue Cross and Blue Shield Association (BCBSA) is responsible for administration of the defined benefit pension plan in which BCBSMo participates. The benefits are based on years of service and average annual compensation for the employee's highest consecutive five of the last ten years. Plan assets are invested primarily in publicly traded equity securities and bonds. The funding policy is to contribute amounts needed to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974 (ERISA), plus additional amounts as may be determined from time to time.

   The company provides certain health care and life insurance benefits for retired and terminated employees. Substantially all BCBSMo employees may become eligible for those benefits if they reach normal retirement age while working for BCBSMo. The health care and life insurance benefits for retired employees are provided through insurance companies whose premiums are based on the benefits paid during the year.

   Direct pension and post-retirement benefit costs, which have been determined in accordance with generally accepted accounting principles and allocated to BCBSMo, are approximated as follows:

                                                                   Year ended
                                                                  December 31,
                                                                 --------------
                                                                 1999 1998 1997
                                                                 ---- ---- ----
      Net periodic pension cost................................. $193 $159 $191
      Net periodic post-retirement benefit cost.................  300  287  257
                                                                 ---- ---- ----
                                                                 $493 $446 $448
                                                                 ==== ==== ====

   The majority of these costs represent expenses allocated to BCBSMo by RIT pursuant to an administrative services agreement. The components of net periodic pension cost and post-retirement benefit cost for the years ended December 31, 1999, 1998, and 1997 and accrued employee benefits at December 31, 1999, and 1998 are not separately available for BCBSMo. RIT and BCBSMo did not make and were not required to make contributions to the pension plan during 1999 and 1998.

   BCBSMo and RIT also provide certain severance benefits for employees who involuntarily terminate their employment and long-term disability benefits for employees who are disabled. Additionally, BCBSMo provides a pre-tax 401(k) plan covering substantially all of its employees and a Management Incentive Program
(MIP) to management personnel for the achievement of corporate and individual goals. The company expensed $364, $463, and $255 for the years ended December 31, 1999, 1998, and 1997, respectively, for costs associated with the MIP Plan.

          BLUE CROSS AND BLUE SHIELD OF MISSOURI HISTORICAL CARVE-OUT

                             (dollars in thousands)

10. Contingencies

Litigation of BCBSMo with the Missouri Attorney General and Missouri Department of Insurance and related actions, settlement efforts and proposed reorganization

   In August 1994, BCBSMo created RIT as a for-profit subsidiary. BCBSMo transferred certain of its assets to RIT, and offered to the public 20% of the common stock of RIT (such events are referred to collectively as the 1994 Reorganization and Public Offering). Although the Missouri Department of Insurance (DOI) formally approved the 1994 Reorganization and Public Offering on April 14, 1994, the DOI subsequently claimed that the 1994 Reorganization and Public Offering violated state laws and that BCBSMo was obligated to transfer all of its assets, including all of the stock of RIT that it owned, to the State of Missouri or a charity designated by the State of Missouri.

   On May 13, 1996, BCBSMo filed a declaratory judgment action in the Circuit Court of Cole County Missouri (the Circuit Court) against the DOI and the Missouri Attorney General (the Missouri Attorney General was a necessary party due to his sole authority to enforce nonprofit corporation laws). This litigation is described more fully below under "Litigation relating to the 1994 Reorganization and Public Offering."

   RIT, BCBSMo, the DOI and the Attorney General reached agreement for settlement of this litigation. The settlement is described below under the caption "Agreement for Settlement of Certain Litigation Matters and Reorganization of RIT." The agreement provides for the dismissal of the lawsuit and appeals in which the State officials claimed BCBSMo violated state law. The agreement provides for a corporate reorganization of BCBSMo and RIT and the creation of an independent public benefit health care foundation by December 31, 2000. There are a number of contingencies that might affect the closing of that reorganization. There can be no assurance that those contingencies will be fulfilled. The parties have agreed to use their best efforts to effect the reorganization by December 31, 2000. If the settlement does not go forward, the Attorney General and DOI will be free to further prosecute their claims against BCBSMo arising from the 1994 Reorganization and Public Offering. Such action could materially adversely affect the operations of BCBSMo.

Agreement for Settlement of Certain Litigation Matters and Reorganization of
RIT

 Status of Proposed Settlement Agreements

   Following many developments in the litigation described below, on January 6, 2000, RIT, BCBSMo, the Missouri Attorney General, and the DOI signed the Amended and Restated Settlement Agreement which would, if consummated, resolve all outstanding litigation and regulatory issues between RIT, BCBSMo and their affiliates and the State of Missouri described below and would create an independent public benefit health care foundation. This agreement modified the principal settlement agreement first announced as a conceptual framework on April 22, 1998, which was reduced to definitive settlement agreements entered into on September 20, 1998, and subsequently modified on March 12, 1999 (as amended, the amended settlement agreement).

   The amended settlement agreement included a number of significant conditions and contingencies described further herein. Among those conditions were approval by an appropriate court and a judicial determination by the Circuit Court, that the reorganization contemplated by the amended settlement agreement was lawful as to the subscribers of BCBSMo, RIT, and their affiliates. In the Amended and Restated Settlement Agreement that the parties signed on January 6, 2000, the parties removed the court approval and determination of lawfulness contingencies from their settlement agreement. That action was the result of the following events.

          BLUE CROSS AND BLUE SHIELD OF MISSOURI HISTORICAL CARVE-OUT

                            (dollars in thousands)

   On October 29, 1999, the Circuit Court entered an order disapproving the amended settlement agreements. BCBSMo, together with the Missouri Attorney General and the DOI, filed a notice of appeal from that order to the Missouri Court of Appeals for the Western District, and asked for immediate transfer of that appeal to the Missouri Supreme Court. BCBSMo and the Missouri Attorney General also notified the Missouri Supreme Court of the Circuit Court's disapproval of the amended settlement agreement, and asked the Missouri Supreme Court to (1) deem the Circuit Court's order final for purposes of appeal, (2) conduct its own review of the settlement agreement, and (3) enter a stay prohibiting Judge Brown and the Special Master from further proceedings, including consideration of alternatives, pending the appeal.

   The Supreme Court of Missouri accepted the appeal and stayed further proceedings in the Circuit Court. Counsel for the Special Master, whose role in these proceedings is described further herein, appeared in the appeal as Amici Respondents, charged with defending the order of the Circuit Court.

   Following oral arguments before the Supreme Court of Missouri on December 8, 1999, on December 9, the Supreme Court entered an order which stated that the parties had "failed to establish that court approval is required or authorized by law or that any such determination would be other than advisory." The Supreme Court stayed all proceedings until February 8, 2000, to permit the parties to dismiss the underlying lawsuit and the appeals.

   On January 6, 2000, the Amended and Restated Settlement Agreement was signed, thereby removing the conditions requiring court approval and a determination of lawfulness of the proposed reorganization. On January 6, 2000, the parties filed a joint stipulation of dismissal in the Cole County Circuit Court, dismissing all pending claims in that court in the principal litigation between the parties. On February 8, 2000, the parties moved for dismissal of the appeal pending in the Supreme Court of Missouri. The Supreme Court granted that motion and dismissed the appeals on February 9, 2000.

   The litigation underlying the settlement is described below. See "Litigation relating to the 1994 Reorganization and Public Offering."

 Terms of the Proposed Settlement Agreement

   The principal terms of the Amended and Restated Settlement Agreement include the following:

  . BCBSMo would, through a series of transactions, (i) transfer its insurance-related assets, contracts and agreements and related liabilities to a wholly owned subsidiary of RIT; (ii) convert to a for-profit corporation; (iii) reincorporate in Delaware; and (iv) merge with RIT. Approximately 20% of the outstanding common stock of the resulting entity (referred to as New RIT) would be owned by RIT's current public shareholders and approximately 80% of the outstanding shares of New RIT would be owned by a charitable independent health care foundation (which equals the current aggregate ownership interests of the public shareholders and BCBSMo, respectively, in the equity of RIT).

  . BCBSMo would pay approximately $12.78 million to the Missouri Foundation
    For Health (in addition to $175 paid by New RIT).

  . The Missouri Foundation For Health would be required to liquidate its shares of New RIT stock over a prescribed period of time not to exceed seven years under a divestiture plan. The Foundation would be required to reduce its ownership of New RIT stock to less than 50% of

          BLUE CROSS AND BLUE SHIELD OF MISSOURI HISTORICAL CARVE-OUT

                            (dollars in thousands)
   the total outstanding stock of New RIT within three years of the closing of the reorganization, subject to possible extension, and to less than 20% of the total outstanding stock of New RIT within five years of the closing of the reorganization, subject to possible extension. The proceeds would be used for health care purposes. All but up to 5% of the shares of New RIT stock owned by the Foundation would be subject to a voting trust that would, with certain exceptions, effectively vest voting control of such shares of New RIT stock owned by the Foundation in the board of directors of New RIT on all matters except that the Foundation would have the right to vote as it deems appropriate on a change of control transaction involving New RightCHOICE.

  . The charter documents of New RIT would include the "basic protections" required by the Blue Cross and Blue Shield Association (BCBSA) of all of its for-profit licensees to provide for independence from the direction, control and influence of the Missouri Foundation For Health or any other shareholder. The "basic protections" would include limitations on the amount of New RIT stock that may be owned by certain categories of shareholders--(i) no "institutional" shareholder may own 10% or more of the voting power of New RIT, (ii) no "non-institutional" shareholder may own 5% or more of the voting power of New RIT, and (iii) no shareholder may own 20% or more of the equity of New RIT (with certain exceptions in the case of the Foundation as described above). Any shares owned by a shareholder in excess of the applicable ownership limits could be redistributed by New RIT.

   The transactions contemplated by the Amended and Restated Settlement Agreement are subject to a number of significant conditions and contingencies, including approval by various regulators and the shareholders of RIT, receipt of certain legal opinions, the receipt of rulings from the Internal Revenue Service or tax opinions regarding the tax-free nature of the transactions, and the satisfactory resolution of the Sarkis Litigation, which is now over. The Sarkis Litigation is described below under the caption Subscriber Class Action Litigation.

 Litigation relating to the 1994 Reorganization and Public Offering

   In August 1994, BCBSMo effectuated the 1994 Reorganization and Public Offering. The DOI had formally approved the 1994 Reorganization and Public Offering on April 14, 1994. The DOI subsequently claimed that the 1994 Reorganization and Public Offering violated Missouri state laws and that BCBSMo was obligated to transfer all of its assets, including all of the stock of RIT that it owned, to the State of Missouri or a charity designated by the State of Missouri. The DOI threatened to bring legal action, seek a receivership, or terminate BCBSMo's insurance license unless BCBSMo surrendered its assets.

   BCBSMo's extensive efforts to resolve the dispute without litigation were unsuccessful. On May 13, 1996, BCBSMo filed a declaratory judgment action in the Circuit Court against the DOI and the Missouri Attorney General (the Missouri Attorney General was a necessary party due to his sole authority to enforce nonprofit corporation laws). The action sought a declaratory judgment that BCBSMo followed all applicable laws and regulations in the 1994 Reorganization and Public Offering resulting in the creation of RIT. It also sought a permanent injunction forbidding the DOI from refusing to renew BCBSMo's license or taking other administrative action against BCBSMo to pressure it into paying a "toll charge" or "charitable asset assessment" or any other fee as a result of the 1994 Reorganization and Public Offering.

   On June 13, 1996, the DOI filed an answer and counterclaims setting forth several affirmative defenses, including alleged fraud and negligent misrepresentation with respect to the application filed by BCBSMo seeking approval of the 1994 Reorganization and Public Offering. The counterclaims

          BLUE CROSS AND BLUE SHIELD OF MISSOURI HISTORICAL CARVE-OUT

                             (dollars in thousands)
alleged violations of certain health services corporation and nonprofit corporation statutes. The DOI's counterclaims sought, among other things: (i) permanent injunctions against BCBSMo; (ii) imposition of a trust on BCBSMo's assets for public benefit purposes; (iii) return of profits from Medigap policies reinsured with a subsidiary; and (iv) an accounting of all assets transferred by BCBSMo.

   On June 20, 1996, the Missouri Attorney General filed an answer and counterclaim alleging that the 1994 Reorganization and Public Offering, and its continued operations through RIT and its subsidiaries, exceeded BCBSMo's statutory purposes. The Missouri Attorney General requested a declaration that BCBSMo exceeded its lawful authority and sought such relief as the Circuit Court would determine to be appropriate under the circumstances based on a statute that authorizes judicial dissolution or less drastic alternative relief in the Circuit Court's discretion.

   On September 9, 1996, the Circuit Court granted BCBSMo's motion for summary judgment against the DOI, rejected all of the DOI's affirmative defenses (including allegations of fraud), issued a permanent injunction against the DOI and declared that: (i) under Missouri law the DOI had no authority to demand that BCBSMo make a payment as a result of the 1994 Reorganization and Public Offering; (ii) under Missouri law the DOI had no jurisdiction to take any action, the practical effect of which would be to amend, modify or reverse the DOI's April 14, 1994 final administrative approval of the 1994 Reorganization and Public Offering; (iii) under Missouri law, the DOI had no jurisdiction to take any administrative action, including, but not limited to, revoking, suspending or refusing to renew BCBSMo's Certificate of Authority based in any way on the 1994 Reorganization and Public Offering or BCBSMo's refusal to make payment as the DOI had demanded; and (iv) (A) BCBSMo was a mutual benefit type of nonprofit corporation rather than a public benefit type of nonprofit corporation; (B) the 1994 Reorganization and Public Offering were authorized under all laws applicable to nonprofit health services corporations; and (C) BCBSMo did not owe the State or any person or entity a "toll charge," "charitable asset settlement" or any other payment as a result of the 1994 Reorganization and Public Offering (the September 9 Order). On December 30, 1996, the Circuit Court issued orders (described more fully below) modifying the findings and declarations set forth in (iv) above, on the grounds that it was legally unnecessary to resolve such issues because the Circuit Court had already ruled against the DOI for other reasons.

   The September 9 Order permanently enjoined the DOI from, among other things,
(i) revoking, suspending or refusing to renew BCBSMo's insurance license based in any part upon the 1994 Reorganization and Public Offering; (ii) commencing a valuation of BCBSMo's assets and demanding a payment as a result of the 1994 Reorganization and Public Offering; (iii) commencing any administrative hearing or making any administrative determination based in any part upon the 1994 Reorganization and Public Offering; (iv) instituting any seizure, receivership, conservatorship or similar action or proceeding against BCBSMo based in any part upon the 1994 Reorganization and Public Offering; and (v) taking any other action, however denominated, against BCBSMo based in any part upon the 1994 Reorganization and Public Offering.

   On August 28, 1996, the DOI filed an amended answer asserting a new counterclaim that the 1994 Reorganization and Public Offering were not reasonably designed to serve any of BCBSMo's purposes as a health services corporation and sought a declaration that BCBSMo had exceeded or abused the authority conferred upon it by law. Under this counterclaim, the DOI sought an order to rehabilitate BCBSMo or, in the alternative, injunctive relief.

   On October 18, 1996, the Missouri Attorney General filed a motion for leave to file an amended counterclaim against BCBSMo that sought a declaration that BCBSMo was a public benefit

          BLUE CROSS AND BLUE SHIELD OF MISSOURI HISTORICAL CARVE-OUT

                             (dollars in thousands)
corporation, not a mutual benefit corporation, and requested an order that BCBSMo amend its Articles of Incorporation accordingly. The Circuit Court granted the Missouri Attorney General's motion for leave to file the amended counterclaim.

   On December 30, 1996, the Circuit Court issued five orders (the December 30 Orders): (i) denying BCBSMo's motion for summary judgment against the Missouri Attorney General; (ii) granting the Missouri Attorney General's motion for partial summary judgment against BCBSMo; (iii) denying BCBSMo's supplemental motion for summary judgment against the DOI on their amended counterclaim; (iv) granting the DOI's motion for summary judgment against BCBSMo on their amended counterclaim; and (v) modifying, in part, the Circuit Court's previous September 9 Order. The December 30 Orders declared that (i) BCBSMo had continued to exceed or abuse its statutorily permissible purposes and the authority conferred on it by law; and (ii) BCBSMo is subject to judicial dissolution proceedings, but that prior to ordering dissolution, the Circuit Court is required to consider whether there are alternatives to dissolution and whether dissolution is in the public interest or is the best way of protecting the interests of its members.

   The Circuit Court also (i) certified the December 30 Orders and the September 9 Order, as modified, for immediate appeal; (ii) held in abeyance further proceedings on the Missouri Attorney General's counterclaim pending appeal; and (iii) stayed the legal effect of the order granting the Director and the DOI summary judgment pending the filing of an appeal bond (which BCBSMo promptly filed).

   On August 4, 1998, the Missouri Court of Appeals entered its opinion affirming the judgments entered December 30, 1996.

   On September 20, 1998, BCBSMo, RIT and certain of its affiliates entered into various settlement agreements with the Missouri Attorney General and certain state agencies, including the DOI. The settlement agreements, as most recently amended on January 6, 2000, principally, the Amended and Restated Settlement Agreement) are described above under the caption "Terms of the Proposed Settlement Agreements." If consummated, the Amended and Restated Settlement Agreement would resolve the outstanding litigation and regulatory disputes between BCBSMo and its affiliates and the State of Missouri, including the litigation related to the 1994 Reorganization and Public Offering, and create an independent public benefit health care foundation.

   Notwithstanding the fact that the litigation had not yet been remanded to the Circuit Court, on October 29, 1998, the Circuit Court "acting on its own motion" issued an Order (the October 29, 1998 Order) in the litigation. The October 29, 1998 Order provided for, among other things, the appointment of Robert G. Russell as receiver/custodian to, among other things, take exclusive possession and control of all of the issued and outstanding shares of the RIT common stock owned by BCBSMo. The October 29, 1998 Order cited concerns by the Circuit Court about the fairness of the transactions set forth in the settlement agreements, alleged conflicts of interest and the need for an independent examination of the proposed settlement and related issues. The October 29, 1998 Order also approved the engagement of legal counsel and an investment banker to advise the receiver/custodian. Had the October 29, 1998 Order not been void "from the beginning" as described below, a number of significant and adverse consequences would have resulted, including the automatic termination of BCBSMo's and RIT's Blue Cross and Blue Shield licenses and a resultant event of default under RIT's Credit Agreement.

   On November 2, 1998, BCBSMo filed a motion to vacate the October 29, 1998 order and a supporting memorandum. BCBSMo alleged therein that (i) the Circuit Court lacked jurisdiction to

          BLUE CROSS AND BLUE SHIELD OF MISSOURI HISTORICAL CARVE-OUT

                             (dollars in thousands)
issue the October 29, 1998 Order because the case was still pending before the Missouri Supreme Court; (ii) the Circuit Court issued the order without notice and an opportunity to be heard; (iii) there were no exigent circumstances that would warrant the appointment of a receiver without due process; and (iv) the appointment of the receiver had the effect of frustrating the purpose for which the receiver was to be appointed, namely, the preservation of the nonprofit assets of BCBSMo.

   On November 2, 1998, BCBSA filed a complaint against BCBSMo, RIT, and their subsidiary licensed companies in the United States District Court for the Northern District of Illinois alleging that the appointment of the receiver/custodian caused the automatic termination of the licenses to use the Blue Cross and Blue Shield service marks. The complaint alleged service mark infringement and breach of license agreements as a result of the companies' continued use of the Blue Cross and Blue Shield service marks following the issuance of the October 29 Order. The BCBSA later dismissed its complaint (as described below under "Status of Blue Cross and Blue Shield licenses").

   On November 4, 1998, the Circuit Court issued an Order (the November 4 Order) vacating the October 29, 1998 Order and declaring it to be void "from the beginning." The Circuit Court, in issuing the November 4 Order, acknowledged that the significant and adverse consequences that could have resulted from the October 29, 1998 Order were unintended. On November 4, 1998, the Circuit Court also issued an Order (the November 4 Special Master Order) appointing a special master for the purpose of collecting and analyzing information related to the proposed settlement. The November 4 Special Master Order also approved the engagement of legal counsel and such financial advisors as are approved by the court to advise the special master. The effect of the November 4 Order was to void the October 29, 1998 Order as if it never existed. The special master, at that time, had expressed his interest in providing that RIT would continue its business in the normal course during his review.

   On November 6, 1998, the Circuit Court entered an Order of Reference (the November 6 Order), among other things, directing the special master to collect and analyze information as to the options and alternatives available to the Circuit Court for disposition of the remaining issues in the litigation, including, but not limited to, an examination of the settlement agreements. The special master was also directed to address several concerns of the Circuit Court that were originally outlined in the October 29, 1998 Order. The special master was further directed to investigate issues concerning the Blue Cross and Blue Shield licenses and marks and RIT's Credit Agreement.

   On November 19, 1998, the Blue Cross and Blue Shield license agreements were reinstated with addenda that provided, among other things, that the licenses would terminate on the date of the next scheduled meeting of the BCBSA Board of Directors, then March 11, 1999, unless extended by the Board of Directors of the BCBSA. On March 11, June 17, September 17, and November 19, 1999, the BCBSA Board of Directors extended the licenses until the next scheduled meeting. On March 9, 2000, the BCBSA Board of Directors unanimously voted to fully reinstate the licenses so that extensions on a "board to board" basis would no longer be required. See "Status of Blue Cross and Blue Shield licenses" below.

   On November 24, 1998, the Supreme Court of Missouri granted the motion of BCBSMo to accept transfer of the litigation related to the 1994 Reorganization and Public Offering and, as a result of this action, the opinion of the Missouri Court of Appeals dated August 4, 1998 (referred to above) is of no effect. The Supreme Court, on application of the parties, deferred briefing of the appeal pending review of the parties' settlement agreement in the Circuit Court.

          BLUE CROSS AND BLUE SHIELD OF MISSOURI HISTORICAL CARVE-OUT

                             (dollars in thousands)

   The special master conducted a series of public hearings on December 4, December 16, and December 22, 1998, and on February 4, 1999, where evidence related to the proposed settlement and other subjects was presented.

   At the public hearing on December 16, representatives of Blue Cross and Blue Shield of Kansas City presented an "alternative" to the proposed settlement agreement by suggesting that the Kansas City plan would acquire the assets of BCBSMo, including the stock of RIT that BCBSMo owns. The Kansas City plan's proposal provided for a cash purchase price of $13.50 per share for the shares of RIT held by the public and $15.25 per share for the other shares held by BCBSMo. The proposal included a number of conditions, such as a financing contingency and an obligation that all litigation of BCBSMo be resolved. This proposal was not made directly to RIT or BCBSMo.

   Following the completion of the hearings and other investigation, on February 10, 1999, the special master issued his 47-page report (the first report of the special master) which recommended that the settlement agreement "not be approved in its present form" and that the Circuit Court "withhold a ruling on the settlement agreement to give the parties and the public interest groups who had filed briefs and participated in the proceedings as "friends of the court" an opportunity to meet and confer, and engage in a good faith effort to address" concerns that were noted in the report of the special master. While the special master stated that "there are many things to commend the Settlement Agreement for the Court's approval," he indicated he had concerns with its terms that prevented him from recommending approval. Among the concerns he identified in his first report were: (1) whether the charitable independent health care foundation that would be created if the settlement were implemented would receive full value of the present assets of BCBSMo; (2) whether a contemplated method of divestiture of the New RIT shares to be held by the foundation--sale of the shares over time pursuant to a Voting Trust and Divestiture Agreement and Registration Rights Agreement--would yield full value for the shares; (3) whether the proposed provisions for governance of the foundation were reasonable; and (4) whether the provisions for the purposes of the charitable independent health care foundation were justified.

   Following the first report of the special master, the parties and the public interest groups discussed the concerns noted therein. On March 12, 1999, RIT, BCBSMo, the Missouri Attorney General, and the DOI entered into an Amendment to Settlement Agreement. The parties to the amended settlement agreement, together with certain consumer groups that had participated in the public hearings, filed with the Circuit Court a joint motion seeking approval of the amended settlement agreement.

   On March 12, 1999, the parties also filed with the Circuit Court their respective objections and comments to the first report of the special master. In its objections, BCBSMo asserted that the special master made certain erroneous factual and unjustified legal conclusions in the report and requested the Circuit Court to approve the amended settlement agreement.

   Although the Missouri Supreme Court initially had stayed the briefing schedule for 120 days in the proceedings before it in order to permit the proceedings in the Circuit Court concerning review of the settlement agreement to go forward, that stay was lifted and oral arguments were heard by the Missouri Supreme Court on September 8, 1999. Following the oral arguments, on September 9, 1999, the Supreme Court entered an order that the Circuit Court "finally dispose" of the amended settlement agreement.

   The special master conducted public hearings on September 3, and October 4, 1999. On October 8, 1999, he issued a second report (the second report of the special master). The second report

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          BLUE CROSS AND BLUE SHIELD OF MISSOURI HISTORICAL CARVE-OUT

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (dollars in thousands)
recommended that the amended settlement agreement be disapproved because it failed to provide for the full value of the BCBSMo assets for the public. The report also suggested that the settlement should provide for the forced sale of RIT or provide that the foundation should have the right to cause the sale of RIT.

   On October 29, 1999 the Circuit Court issued an order in which it disapproved the amended settlement agreement. Subsequent proceedings were then had as described above under the caption "Status of Proposed Settlement Agreements."

   On January 6, 2000, as a result of the Amended and Restated Settlement Agreement, the parties filed a joint notice of dismissal without prejudice of the pending claims in the lawsuit in the Circuit Court of Cole County in which the Attorney General and the DOI contended that BCBSMo were in violation of the Missouri health services corporation law and non-profit corporation law. On February 8, 2000, BCBSMo, the Attorney General and DOI moved in the Missouri Supreme Court to dismiss their pending appeals in that litigation. Their motions were granted on February 9, 2000.

   An effect of the dismissal of these appeals is to leave in place, without further right of appeal, the December 30, 1996 Orders, particularly the finding that BCBSMo violated the non-profit law through the continued operation of RIT. If the Settlement Agreement is not consummated, the Attorney General and DOI remain free to seek further relief in enforcement of those judgments, including seeking to terminate the Certificate of Authority of BCBSMo and seeking to dissolve BCBSMo under the Missouri non-profit corporation law.

 Subscriber class action litigation

   On March 15, 1996, a suit (the Sarkis Litigation) was filed in the Circuit Court of the City of St. Louis, Missouri (the St. Louis Circuit Court), by Anthony J. Sarkis, Sr. and James Hacking individually and on behalf of a purported class of (i) subscribers in individual or group health plans insured or administered by BCBSMo or RIT, and (ii) all persons and/or entities who benefited from BCBSMo's tax-exempt status (the Sarkis plaintiffs). The petition named RIT, BCBSMo, HealthLink, Inc. (a subsidiary of RIT), and certain officers of BCBSMo and RIT as defendants. The named plaintiffs later abandoned their claim to represent all persons or entities that benefited from BCBSMo's tax-exempt status.

   The Sarkis plaintiffs' claims related to an alleged conversion of BCBSMo from a not-for-profit entity to a for-profit entity and payment of excessive compensation to management. The petition further alleged that certain amendments to BCBSMo's Articles of Incorporation were improper. The petition also alleged that the purchase of HealthLink was at an excessive price and that HealthLink operates under contracts providing for illegal discounts by health care providers. The Sarkis plaintiffs sought restitution, compensatory damages and punitive damages in unspecified amounts, as well as injunctive and other equitable relief.

   On November 4, 1998, the St. Louis Circuit Court issued its judgment and order granting the motion of the defendants to dismiss the action for lack of standing and entering judgment in favor of the defendants. The Sarkis plaintiffs appealed the St. Louis Circuit Court's order. James Hacking later dismissed his appeal, leaving Anthony Sarkis as the only appellant.

   On February 1, 2000, the Missouri Court of Appeals entered an Order affirming the judgment of dismissal entered in the St. Louis Circuit Court on November 4, 1998. Appellant did not file a motion for rehearing or an application for transfer of the appeal to the Missouri Supreme Court. As a result, the Sarkis Litigation is now over.

          BLUE CROSS AND BLUE SHIELD OF MISSOURI HISTORICAL CARVE-OUT

                             (dollars in thousands)

   The obligations of the parties to consummate the reorganization contemplated by the Amended and Restated Settlement Agreement is conditioned upon, among other things, satisfactory final resolution of the Sarkis Litigation. This condition is now fully satisfied.

   Anthony Sarkis, as a representative of a subscriber class, is also a party in the actions described below under "Litigation relating to corporate status of BCBSMo."

 Litigation relating to corporate status of BCBSMo

   On November 3, 1997, BCBSMo filed an action in the Circuit Court against the Missouri Attorney General seeking declarations that (1) BCBSMo is a mutual benefit type of nonprofit corporation under Chapter 355 of the Missouri Revised Statutes; and (2) BCBSMo does not hold its assets in constructive, charitable, or other trust for the benefit of the public generally, but rather holds its assets for the benefit of its subscribers. The action was filed in response to continued public and private statements by the Missouri Attorney General, the DOI and others that BCBSMo was a public benefit type of nonprofit corporation that held its assets for the benefit of the public generally. The Missouri Attorney General filed an answer and counterclaim seeking a declaration that BCBSMo is a public benefit type of nonprofit corporation.

   On June 10, 1998, Anthony Sarkis and James Hacking (plaintiffs in the Sarkis Litigation described above under "Subscriber class action litigation") moved to intervene in this action as plaintiffs. Sarkis and Hacking are or have been subscribers of BCBSMo. They sought to intervene, contending that the present parties to the action would not adequately represent their interests in the resolution of the question whether BCBSMo is a public benefit or a mutual benefit corporation. Thereafter, BCBSMo moved to file an amended petition adding Sarkis, Hacking and the DOI as parties to the action. For its relief, BCBSMo sought, among other things, a declaration of its status as a public benefit or mutual benefit corporation. The Circuit Court granted BCBSMo's motion to file the amended petition on August 17, 1998.

   On June 17, 1999, the Circuit Court determined that this action would go forward as a class action for declaratory relief. On that date, Sarkis and Hacking dismissed all claims other than their claims for declaratory relief. On July 6, 1999, the Attorney General of Missouri filed a motion for a summary judgment declaring that BCBSMo is a public benefit corporation. On August 5, 1999, BCBSMo filed a motion for summary judgment that the class representatives and the class lack standing to assert the claims for declaratory relief that they are asserted. Those motions for summary judgment are under submission to the Circuit Court.

   If BCBSMo is declared to be a mutual benefit type of nonprofit corporation that does not hold its assets for the benefit of the public generally, BCBSMo would be required to exercise its ownership interest in RIT consistent with the best interests of BCBSMo's subscribers, subject to any final rulings made in the litigation described elsewhere herein. If BCBSMo is declared to be a public benefit type of nonprofit corporation or if it is declared that BCBSMo holds assets for the benefit of the public generally, BCBSMo would be required to exercise its ownership interest in RIT consistent with the best interests of the public at large. The subscriber class in this action has requested a declaration that BCBSMo may not lawfully transfer its assets to a charitable trust. If a judgment is entered after the reorganization is completed, the company resulting from the reorganization, referred to herein as New RIT, could be obligated to pay substantial money damages. It is also possible, although BCBSMo believes unlikely, that a court could order that the reorganization be rescinded. If an order like that was entered, it would have a material adverse effect on New RIT.

          BLUE CROSS AND BLUE SHIELD OF MISSOURI HISTORICAL CARVE-OUT

                            (dollars in thousands)

 Litigation relating to the Market Conduct Study and Copayment Calculations

   On February 11, 1998, the DOI filed a Notice of Institution of Case (the Market Conduct Proceeding) relating to a market conduct examination of RIT and its affiliates. On January 6, 2000, the settlement agreement relating to these proceedings was consummated, and the Market Conduct Proceeding was dismissed.

   On February 9, 1998, the Missouri Attorney General filed suit against RIT, BCBSMo, BlueCHOICE, Healthy Alliance Life Insurance Company (HALIC, a subsidiary of RIT), and Preferred Health Plans of Missouri, Inc. (a subsidiary of RIT) in the Circuit Court seeking injunctive relief, compensatory damages and civil penalties under Missouri's Merchandising Practices Act for the way in which RIT disclosed and marketed co-payment amounts prior to January 1996 (the Attorney General Co-Payment Claim). BCBSMo and RIT discontinued the challenged co-payment practices in January 1996.

   On September 20, 1998, BCBSMo and RIT entered a settlement agreement with the Attorney General for resolution of the Attorney General Co-Payment Claim conditioned on court approval of the separate principal settlement agreement of September 20, 1998 described above under the caption Terms of the Settlement Agreement. The Attorney General Co-Payment Claim was dismissed by the Missouri Attorney General without prejudice pending the approval of the amended settlement agreement described above.

   On January 6, 2000, the parties agreed to remove the court approval condition precedent to consummating the settlement of the Attorney General Co-Payment Claim. The settlement is now completed.

Status of Blue Cross and Blue Shield licenses

   On March 9, 2000, after a period of "board to board" extensions resulting from the pendency of the principal litigation with the State of Missouri, the BCBSA Board of Directors voted to reinstate the full licenses for BCBSMo and its licensed affiliates. This action followed the dismissal of the principal litigation pursuant to the Amended and Restated Settlement Agreement described above under "Agreement for Settlement of Certain Litigation Matters and Reorganization of RIT." Important events that preceded this reinstatement are described in the following paragraphs.

   The October 29 Order (as described above under "Litigation relating to the 1994 Reorganization and Public Offering") provided for the appointment of Robert G. Russell as receiver/custodian to, among other things, take exclusive possession and control of all of the issued and outstanding shares of RIT's Class B Common Stock, all of which is owned by BCBSMo. On November 2, 1998, the BCBSA notified BCBSMo, RIT and their licensed affiliates that their licenses to use the Blue Cross and Blue Shield service marks had terminated automatically pursuant to their terms on October 29, 1998, as a result of the October 29 Order, and filed a complaint against BCBSMo, RIT and their licensed affiliates alleging service mark infringement and breach of license agreements as a result of the continued use of the service marks following the issuance of the October 29 Order (the BCBSA Complaint). On November 4, 1998, after BCBSMo filed a motion seeking a revocation of the October 29 Order and supporting memorandum, the Circuit Court issued the November 4 Order and the November 4 Special Master Order. The November 4 Order set aside the October 29 Order and declared it to be "void from the beginning." The November 4 Special Master Order appointed Robert G. Russell as special master for the purpose of collecting and analyzing information related to

          BLUE CROSS AND BLUE SHIELD OF MISSOURI HISTORICAL CARVE-OUT

                             (dollars in thousands)
the proposed settlement of the litigation described above. On November 6, 1998, the Court issued an Order of Reference for the special master. As a result of the November 4 Order, the BCBSA agreed to dismiss the BCBSA Complaint.

   Each of the reinstated license agreements approved by the BCBSA on November 19, 1998 included an addendum that provided, among other things, that the licenses granted under such license agreements would be reviewed by the BCBSA at the next regularly scheduled meeting of the BCBSA Board of Directors (originally, March 11, 1999). If, on or before such date, the BCBSA did not extend the termination dates for the license agreements until the next regularly scheduled meeting of the BCBSA Board of Directors after such date, or otherwise modify the addenda, the license agreements would have terminated. This "board-to-board" extension of the license agreements has been adopted in conjunction with the issuance of reinstated licenses granted to other BCBSA licensees following a license termination. On March 11, June 17, September 17, and November 19, 1999, the Board of Directors of the BCBSA unanimously voted to extend BCBSMo's licenses to use the Blue Cross and Blue Shield names and service marks until the next scheduled meeting of the BCBSA Board of Directors.

   The licenses (which include the primary licenses granted to BCBSMo and the controlled affiliate licenses to RIT, HALIC and BlueCHOICE) give these companies the right to use the Blue Cross and Blue Shield names and service marks in connection with health insurance products marketed and sold in BCBSMo's licensed operating area (consisting of 85 counties in eastern and central Missouri). The licenses require BCBSMo, RIT, HALIC and BlueCHOICE to pay license fees to BCBSA for the use of the marks. These license fees have aggregated approximately $0.7 million to $0.8 million per year for 1997 through 1999. BCBSMo's portion of the aggregate fee was approximately $0.1 million annually for all three years and was based on BCBSMo's total revenue as compared to all four of these licensed companies. BCBSMo expects to continue to incur annual license fees of similar amounts; however, the amounts may vary from year to year based on the aggregate total revenue of BCBSMo, RIT, HALIC and BlueCHOICE as compared to that of all Blue Cross and Blue Shield licensees, the total revenue of BCBSMo as compared to that of RIT, HALIC and BlueCHOICE, as well as changes adopted by BCBSA to its overall formulas for computing the license fees.

   Each of the licenses provides that it automatically terminates if, among other things: (i) the DOI or another regulatory agency assumes control of the licensee or delinquency proceedings are instituted; (ii) a trustee, interim trustee, receiver or other custodian for any of BCBSMo's or the BCBSA's property or business is appointed, or (iii) an action is instituted by any governmental entity or officer against the licensee seeking dissolution or liquidation of its assets or seeking the appointment of a trustee, interim trustee, receiver or custodian for any of its property or business, which is consented or acquiesced to by the licensee or is not dismissed within 130 days of the licensee being served with the pleading or document commencing the action, provided that if the action is stayed or its prosecution enjoined, the 130-day period is tolled for the duration of the stay or injunction, and provided further that the BCBSA's Board of Directors may toll or extend the 130-day period at any time prior to its expiration. Each license also provides that it may be terminated by BCBSA if, among other things, the licensee fails to meet certain quality control standards or minimum capital or liquidity requirements. Pursuant to the addendum, which became part of the reinstated license agreements following the November 19, 1998 BCBSA Board meeting, an automatic termination will also occur (i) if the BCBSA Board does not take action to extend the licenses on or before the date of the next regularly scheduled BCBSA Board meeting, and (ii) upon any judicial act that (a) provides for or approves a transaction pursuant to which a person, entity or group other than the licensees of BCBSA, acquires the ability to select the majority of the members

          BLUE CROSS AND BLUE SHIELD OF MISSOURI HISTORICAL CARVE-OUT

                             (dollars in thousands)
of the Board of Directors of BCBSMo, RIT or certain of its affiliates or otherwise gains control of BCBSMo, RIT or such affiliates, or (b) changes the composition of, or the voting rights of the members of the Board of Directors of BCBSMo, RIT or such affiliates. The foregoing provision does not apply to a settlement or resolution of the litigation described above that complies with all BCBSA rules, regulations and standards and is approved by or conditioned on the approval of the BCBSA. In addition, the licenses may be terminated if BCBSMo, RIT, or certain subsidiaries of RIT are unable to achieve certain financial benchmarks as required by the BCBSA.

   The affiliate licenses are derivative of the primary licenses and automatically terminate if the primary licenses terminate. According to their terms, if a license is terminated, BCBSMo, RIT, HALIC and BlueCHOICE are jointly liable to the BCBSA for payment of a termination fee in an amount equal to $25 times the number of licensed enrollees of the terminated entity and its licensed controlled affiliates, and must give written notice of such termination to their enrollees. In connection with the reinstatement described above, the BCBSA waived the application of these provisions to the alleged automatic termination resulting from the entry of the October 29 Order.

   BCBSMo and RIT believe that the exclusive right to use the Blue Cross and Blue Shield names and service marks provide them and their controlled affiliates with a marketing advantage in BCBSMo's licensed operating area, the loss of which would have a material adverse effect on BCBSMo and RIT and the market for RIT's stock. In addition, the loss of the licenses would be an event of default under RIT's Credit Agreement which, if not waived or otherwise addressed, could result in a material adverse effects on BCBSMo.

   In connection with the settlement agreements described above under "Status of Proposed Settlement Agreements," BCBSMo and RIT have filed a request with the BCBSA to transfer its primary license to New RIT as part of the transactions contemplated by the Amended and Restated Settlement Agreement. The BCBSA had conditionally approved the transfer as proposed under the Amended and Restated Settlement Agreement. There can be no assurance that the transactions contemplated by the Amended and Restated Settlement Agreement will be effected. The failure to consummate the transactions contemplated by the Amended and Restated Settlement Agreement could have a material adverse effect on BCBSMo.

Other contingencies

   In addition to the matters described above, from time to time in the ordinary course of business, BCBSMo and certain of its subsidiaries are parties to various legal proceedings, many of which involve claims relating to the denial of health care benefits. In some cases, plaintiffs may seek substantial punitive damages. The loss of even one of these claims, if it resulted in a significant punitive damage award, could adversely affect BCBSMo's financial condition or results of operations. The risk of potential liability under punitive damage theories also may make reasonable settlements of claims more difficult to obtain.

   In addition, plaintiffs continue to bring new types of purported legal claims against health services corporations such as BCBSMo. BCBSMo cannot determine with any certainty the impact that these evolving theories of recovery may have on the health care industry in general or on BCBSMo or its subsidiaries in particular.

   BCBSMo anticipates that it will have insurance coverage for some of these potential liabilities. Other potential liabilities may not be covered by insurance, insurers may dispute coverage, or the amount of insurance may not be enough to cover the damages awarded.

          BLUE CROSS AND BLUE SHIELD OF MISSOURI HISTORICAL CARVE-OUT

                             (dollars in thousands)

Update to contingencies (unaudited)

   BCBSMo continues to work toward completing the proposed settlement. The parties to the settlement have agreed to use their best efforts to consummate the settlement and the related reorganization by December 31, 2000. Progress that the parties have made toward implementation of the settlement and the related reorganization include the following:

  . The Blue Cross and Blue Shield Association has fully restored the licenses to use the Blue Cross and Blue Shield names and service marks and has preliminarily approved the reorganization.

  . New RightCHOICE, which will be the resulting company in the reorganization, has been incorporated.

  . The Missouri Department of Insurance has issued preliminary approval for the reorganization.

  . Preliminary filings relating to the reorganization have been made with the SEC.

  . BCBSMo has requested that the IRS issue a private letter tax ruling to the effect that various aspects of the reorganization will be tax-free. The company's special tax advisor, PricewaterhouseCoopers LLP, has issued a tax opinion relating to the tax-free nature of the reorganization.

  . The Missouri Foundation for Health has been incorporated and has received a determination from the IRS that it is a tax-exempt organization. A nominating committee has been formed to select a board of directors for the Foundation.

  . RightCHOICE's lenders under its credit facility have consented to the reorganization.

   A number of significant conditions must be satisfied before the settlement is completed, including finalizing the preliminary filings made with the SEC and receipt of approval of the reorganization from RightCHOICE's shareholders at a special shareholders' meeting that currently is expected to be held before the end of the year. The parties have sought a private letter ruling from the IRS and final approval of the reorganization from both the Blue Cross and Blue Shield Association and the Missouri Department of Insurance. The reorganization is also conditioned upon the receipt of legal opinions from counsel to the various parties. In addition, there remains pending a case regarding the status of BCBSMo that could affect the closing of the reorganization. The case relates to whether BCBSMo is a public benefit or a mutual benefit company as described above under "Litigation relating to corporate status of BCBSMo." The issue is currently before the Circuit Court.

   BCBSMo is a party to a lawsuit captioned Dierkes v. BCBSMo and RightCHOICE Managed Care, Inc. presently pending in the Circuit Court of the City of St. Louis, Missouri. In the action, plaintiffs seek to represent a class and assert various allegations, including breach of contract and misrepresentation, relating to BCBSMo's alleged failure to comply with certain regulations of the Missouri Department of Insurance concerning premium rate increases for its Medicare supplement policies for the years 1992, 1993, and 1994.

   The action was originally filed in August 1995. In July 1997, the Circuit Court of the City of St. Louis granted summary judgment on all counts on behalf of BCBSMo and dismissed the case. In June 1998, the Missouri Court of Appeals for the Eastern District affirmed the decision of the circuit

          BLUE CROSS AND BLUE SHIELD OF MISSOURI HISTORICAL CARVE-OUT

                             (dollars in thousands)
court dismissing the case. Upon transfer, in April 1999, the Missouri Supreme Court reversed in part and remanded the case to the Circuit Court of the City of St. Louis for further proceedings. Since that time, the parties have engaged in additional discovery. BCBSMo intends to continue to vigorously defend the action.

11. Statutory information

   The operations of the company are subject to regulation and supervision by regulatory authorities of the various jurisdictions in which the company is licensed to conduct business. Regulatory authorities exercise extensive supervisory power over the licensing of insurance companies; the amount of reserves that must be maintained; the approval of forms and insurance policies used; the nature of, and limitation on, an insurance company's investments; periodic examination of the operations of insurance companies; the form and content of annual statements and other reports required to be filed on the financial condition of insurance companies; and the establishment of capital requirements for insurance companies. The company is required to file periodic statutory financial statements in the State of Missouri where the company is licensed. Additionally, these companies are also periodically examined by the insurance departments of the jurisdictions in which they are licensed to do business.

   In addition to minimum capital requirements imposed by BCBSA, the company and regulated subsidiaries of RIT must comply with certain minimum statutory surplus requirements in each of the states in which they operate. Combined statutory surplus of BCBSMo and RIT's insurance and HMO subsidiaries was $230,186 and $195,046 at December 31, 1999 and 1998, respectively. At
December 31, 1999 and 1998, BCBSMo and RIT's subsidiaries were required to maintain a combined minimum of $88,347 and $79,069, respectively, of combined statutory surplus in order to meet minimum BCBSA capital and statutory surplus requirements for the company's and RIT's subsidiaries' states of domicile.

   The company prepares its statutory financial statements in accordance with accounting practices prescribed or permitted by the Missouri Departments of Insurance. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners, as well as state laws, regulations, and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed.

   In 1998, the NAIC adopted the Codification of Statutory Accounting Principles guidance (the Codification), which will replace the current Accounting Practices and Procedures manual as the NAIC's primary guidance on statutory accounting. The NAIC is now considering amendments to the Codification guidance that would also be effective upon implementation. The NAIC has recommended an effective date of January 1, 2001. The Codification provides guidance for areas where statutory accounting has been silent and changes current statutory accounting in some areas. Management believes that it is more likely than not that the Missouri legislature will enact the Codification. The company has not estimated the potential effect of the Codification guidance if adopted.

12. Transactions with RightCHOICE

   Pursuant to an administrative services agreement, the company receives certain administrative and support services, including computerized data processing and management information systems, telecommunication systems and accounting, finance, legal, actuarial and other management services

          BLUE CROSS AND BLUE SHIELD OF MISSOURI HISTORICAL CARVE-OUT

                             (dollars in thousands)
from RIT. These expenses are allocated to and paid by BCBSMo in an amount equal to the direct and indirect costs and expenses incurred in furnishing these services. In addition, RIT provides services to BCBSMo, including health plan services, processing claims related to such plans, provider contracting, market research, and advertising.

   These services are reimbursed on a basis that management believes approximates cost. Management of BCBSMo and RIT consider the allocation methodologies and cost approximations related to the intercompany services and lease arrangements to be reasonable and appropriate. General and administrative expense includes net intercompany charges allocated to BCBSMo by RIT for the respective periods, as follows:

                                                      Year ended December 31,
                                                      -------------------------
                                                       1999     1998     1997
                                                      -------  -------  -------
      Services provided by RIT....................... $16,798  $15,642  $12,792
      Services provided to RIT.......................    (212)    (397)    (586)
                                                      -------  -------  -------
        Net expense allocated to BCBSMo.............. $16,586  $15,245  $12,206
                                                      =======  =======  =======

   The company provides office space and parking facilities to RIT pursuant to lease agreements between BCBSMo's real estate subsidiaries and RIT. The services provided to RIT caption above does not include $4,858, $4,014, and $3,850 for 1999, 1998, and 1997, respectively, representing the related party rental income collected by BCBSMo's real estate subsidiaries from RIT, net of BCBSMo's rental expense related to its office space sublease from RIT. BCBSMo has intercompany payables and receivables between the company and RIT, which include $9.8 million of payables and $3.4 million of receivables related to the BCBSMo transfer of all economic risks and rewards on certain insurance policies originally issued by BCBSMo, pursuant to a reinsurance agreement. In addition, the intercompany receivables and payables include net intercompany transactions for general and administrative expenses as well as intercompany tax settlements, settled on a quarterly basis. Additional amounts of receivables and payables relate to the company's cash management activity which is typically settled between BCBSMo and RIT on a monthly basis.

13. Segment information

   The company operates in three segments which it defines as underwritten, self-funded, and other. The company's underwritten segment includes a limited set of PPO products, primarily comprised of the Federal Employee Program (FEP). The company's self-funded segment includes national service accounts through the BCBSA for which BCBSMo accepts no underwriting risk. The other segment primarily includes the company's real estate assets and related rental and lease revenues and expenses. All of the company's revenues, including underwritten premiums and self-funded fees and other income and real estate rental revenue, are derived from domestic (United States) sources. Federal Employee Program comprised 74.2%, 76.9% and 79.0% of total revenues in 1999, 1998, and 1997 respectively.

   Operating income for the company's underwritten segment is determined by deducting from premium revenue the health care service costs, commissions, and general and administrative expenses, that are attributable to that segment's operations. Operating income for the self-funded segment is determined by deducting from fees and other income the commissions, and general and administrative expenses attributable to the segment. Operating income for the other segment is determined by deducting from rental revenues the general and administrative expenses (including depreciation) attributable to the segment. Expenses not directly traceable to an industry segment are

          BLUE CROSS AND BLUE SHIELD OF MISSOURI HISTORICAL CARVE-OUT

                             (dollars in thousands)
allocated on a consistent and reasonable basis utilizing membership, groups, claims, and other key drivers. Corporate identifiable assets for the underwritten and self-funded segments include only receivables from members because the company does not produce more detailed information for these segments internally. Corporate identifiable assets for the company's other segment includes the net book value for the company's real estate and related assets. Intersegment revenues are not material. Financial information by segment is as follows:

                                                   Self-
                                     Underwritten funded   Other  Consolidated
                                     ------------ ------- ------- ------------
As of and for the six months ended
 June 30, 2000
 (unaudited)
Revenues............................   $45,867     $9,887  $3,923    $59,677
Operating (loss) income.............      (209)     3,171   1,500      4,462
Non-recurring charges...............       246         53      21        320
Depreciation and amortization
 expense............................                    2   1,429      1,431
Receivables from members............    17,097        180             17,277
Real estate assets..................                       60,883     60,883

                                                   Self-
                                     Underwritten funded   Other  Consolidated
                                     ------------ ------- ------- ------------
As of and for the six months ended
 June 30, 1999
 (unaudited)
Revenues............................   $41,544    $ 8,679 $ 3,762    $53,985
Operating (loss) income.............      (749)     2,827   1,302      3,380
Non-recurring charges...............     1,358        284     122      1,764
Depreciation and amortization
 expense............................         4          5   1,401      1,410
Receivables from members............    14,069        340             14,409
Real estate assets..................                       62,987     62,987

                                                   Self-
                                     Underwritten funded   Other  Consolidated
                                     ------------ ------- ------- ------------
As of and for the year ended
 December 31, 1999
Revenues............................   $85,393    $17,856 $ 7,498   $110,747
Operating (loss) income.............      (508)     6,112   2,794      8,398
Non-recurring charges...............     2,900        607     254      3,761
Depreciation and amortization
 expense............................         5          7   2,801      2,813
Receivables from members............    16,102        411             16,513
Real estate assets..................                       61,928     61,928

                                                    Self-
                                      Underwritten funded   Other  Consolidated
                                      ------------ ------- ------- ------------
As of and for the year ended December 31, 1998
Revenues.............................   $80,672    $13,132 $ 6,617   $100,421
Operating (loss) income..............      (448)     1,157   1,859      2,568
Depreciation and amortization
 expense.............................        16         24   2,756      2,796
Receivables from members.............    19,366        997             20,363
Real estate assets...................                       64,534     64,534

                                                    Self-
                                      Underwritten funded   Other  Consolidated
                                      ------------ ------- ------- ------------
As of and for the year ended December 31, 1997
Revenues.............................   $81,322    $11,232 $ 5,548    $98,102
Operating (loss) income..............    (5,883)       621   1,228     (4,034)
Depreciation and amortization
 expense.............................        26         37   2,462      2,525
Receivables from members.............    17,623        160             17,783
Real estate assets...................                       76,295     76,295

          BLUE CROSS AND BLUE SHIELD OF MISSOURI HISTORICAL CARVE-OUT

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Concluded)
                             (dollars in thousands)

   The following table sets forth revenue (in thousands) by product group for the six months ended June 30, 2000 and 1999 and for the years ended December 31, 1999, 1998, and 1997.

                                 For the six months       For the year ended
                                   ended June 30,            December 31,
                               ----------------------- -------------------------
                                  2000        1999       1999     1998    1997
   Product Group               (unaudited) (unaudited)
   -------------               ----------- ----------- -------- -------- -------
   Underwritten:
     Federal Employee
      Program................    $44,495     $39,806   $ 82,153 $ 77,187 $77,473
     Other...................      1,372       1,738      3,240    3,485   3,849
                                 -------     -------   -------- -------- -------
       Total premium revenue.     45,867      41,544     85,393   80,672  81,322
   ASO/Self-funded and other
    fees.....................      9,887       8,679     17,856   13,132  11,232
   Other.....................      3,923       3,762      7,498    6,617   5,548
                                 -------     -------   -------- -------- -------
       Total revenues........    $59,677     $53,985   $110,747 $100,421 $98,102
                                 =======     =======   ======== ======== =======

14. Quarterly financial information (unaudited)

                                                   Three months ended
                                             ----------------------------------
                                             31-Mar   30-Jun   30-Sep   31-Dec
                                             -------  -------  -------  -------
      1999
      ----
      Total revenues.......................  $25,387  $28,598  $29,693  $27,069
      Operating expenses...................   24,031   26,574   25,202   26,542
      Operating income.....................    1,356    2,024    4,491      527
      Investment income, net...............      310      386      535      664
      Other (expense) income, net..........      (67)     147      (34)      (6)
      Income before taxes and accounting
       change..............................    1,599    2,557    4,992    1,185
      Provision for income taxes...........      617    1,150    1,850      648
      Income before accounting change......      982    1,407    3,142      537
      Cumulative effect of accounting
       change..............................    1,076
                                             -------  -------  -------  -------
      Net (loss) income....................  $   (94) $ 1,407  $ 3,142  $   537
                                             =======  =======  =======  =======
      Membership (in thousands)............      143      142      155      155
                                             =======  =======  =======  =======

                                                   Three months ended
                                             ----------------------------------
                                             31-Mar   30-Jun   30-Sep   31-Dec
                                             -------  -------  -------  -------
      1998
      ----
      Total revenues.......................  $25,885  $24,998  $24,125  $25,413
      Operating expenses...................   25,565   25,041   22,824   24,423
      Operating income (loss)..............      320      (43)   1,301      990
      Investment income (loss), net........      187      149      181   (5,125)
      Other (expense) income, net..........      (89)     (40)     163       77
      Income (loss) before taxes...........      418       66    1,645   (4,058)
      Provision (benefit) for income taxes.      151       23      578   (1,415)
                                             -------  -------  -------  -------
      Net income (loss)....................  $   267  $    43  $ 1,067  $(2,643)
                                             =======  =======  =======  =======
      Membership (in thousands)............      135      131      132      127
                                             =======  =======  =======  =======

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of Blue Cross and Blue Shield of Missouri:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of changes in net assets representing reserve for protection of members and of cash flows present fairly, in all material respects, the financial position of Blue Cross and Blue Shield of Missouri Historical Carve-Out and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Notes 1 and 10 to the consolidated financial statements, Blue Cross and Blue Shield of Missouri is being merged with RightCHOICE Managed Care, Inc. ("RIT") as part of a Settlement Agreement with the State of Missouri. These historical carve-out financial statements prepared for the purpose of this proxy statement prospectus exclude all the assets and liabilities and results of operations and cash flows of RIT, a majority owned subsidiary of Blue Cross and Blue Shield of Missouri.

                                          PricewaterhouseCoopers LLP

St. Louis, Missouri
February 9, 2000, except for Note 10
 for which the date is March 9, 2000

                                 SCHEDULE III

          BLUE CROSS AND BLUE SHIELD OF MISSOURI HISTORICAL CARVE-OUT

                   REAL ESTATE AND ACCUMULATED DEPRECIATION
                            AS OF DECEMBER 31, 1999
                              (dollars in 000's)

                                                                                                 Costs
                                                                                              capitalized
                                                                                             subsequent to
                 Description                                              Initial Cost        acquisition
---------------------------------------------------                  ----------------------   ------------
                                                                                              Improvements
                                        Square                                  Buildings       and land
                       Type of       feet/parking                              and building   preparation
    Location           property         spaces        Encumbrances    Land     improvements      costs
    --------         ------------   ---------------   ------------   -------   ------------   ------------
1831 Chestnut St.    Office         425,057 sq. ft.       None       $ 1,601     $33,599        $27,381
St. Louis, MO        building (1)

1910 Pine St.        Office          73,211 sq. ft.       None            50         905          2,677
St. Louis, MO        building (2)

Chestnut & 20th      Parking lots        488 spaces       None         3,010           0          1,401
St. Louis, MO        (3)

1701 Chestnut St.    Parking             860 spaces       None         1,364       1,161          6,233
St. Louis, MO        garage (4)

Cupples              Real estate                N/A       None         7,300           0          3,284
Properties           investment
St. Louis, MO        (5)
                                                                     -------     -------        -------
                                                                     $13,325     $35,665        $40,976
                                                                     =======     =======        =======


                                 Gross amount at which
                                  carried at 12/31/99                        Date of construction                 Life on which
                             -----------------------------                ---------------------------            depreciation in
                                     Buildings              Accumulated     Original      Latest date             latest income
                   Carrying          and building   Total   depreciation    date of          of         Date      statements is
    Location        costs     Land   improvements    (6)        (6)       construction   renovation    acquired     computed
    --------       --------  ------  ------------  -------  ------------  ------------   ------------  --------  ---------------
1831 Chestnut St.    None    $1,601    $60,980     $62,581    $13,875        1930's       late 1980's   02/92    30 years for
St. Louis, MO                                                                                                    building;
                                                                                                                 lease term
                                                                                                                 (plus
                                                                                                                 extensions)
                                                                                                                 for tenant
                                                                                                                 improvements

1910 Pine St.        None        50      3,582       3,632      1,225      late 1800's   early 1980's   02/92    30 years for
St. Louis, MO                                                                                                    building;
                                                                                                                 lease term
                                                                                                                 (plus
                                                                                                                 extensions)
                                                                                                                 for tenant
                                                                                                                 improvements

Chestnut & 20th      None     3,010      1,401       4,411        954      early 1990's                 02/92    10 years for
St. Louis, MO                                                                                                    parking lot
                                                                                                                 improvements

1701 Chestnut St.    None     1,364      7,394       8,758      1,400        1930's      early 1990's   03/93    30 years
St. Louis, MO

Cupples                           0          0           0          0       1885-1915                   02/92    N/A
Properties
St. Louis, MO
                             ------    -------     -------    -------
                             $6,025    $73,357     $79,382    $17,454
                             ======    =======     =======    =======

                                  SCHEDULE III

          BLUE CROSS AND BLUE SHIELD OF MISSOURI HISTORICAL CARVE-OUT

        REAL ESTATE AND ACCUMULATED DEPRECIATION AS OF DECEMBER 31, 1999
                                dollars in 000's

--------
(1) The building at 1831 Chestnut Street serves as BCBSMo's headquarters. In addition, BCBSMo leases the building to several tenants, including RIT.
(2) BCBSMo leases space in the building at 1910 Pine Street to various non-affiliated tenants.
(3) The cost of the land preparation fees includes the cost of demolition of the buildings as well as the cost of environmental remediation. BCBSMo uses these parking lots primarily for employee and visitor parking. Additional revenues are collected from tenants (including RIT) and other public parking.
(4) BCBSMo utilizes the parking garage at 1701 Chestnut Street for employee parking. In addition, BCBSMo leases parking garage spaces to tenants, including RIT.
(5) The Cupples Properties are located in downtown St. Louis and consisted of ten abandoned warehouses and associated parking lots. BCBSMo sold the properties in December 1998. Prior to disposition, BCBSMo held the real estate as an investment. The cost of improving these properties primarily consisted of environmental remediation.
(6) The analysis below represents a reconciliation of the gross amounts of real estate held by BCBSMo for the years ended December 31, 1997, 1998, and 1999, as well as the associated accumulated depreciation.

                                                                       Gross
                                                                      Property
                                                                    ------------
     Balance at December 31, 1996.................................    $ 87,175
     Improvements.................................................       1,017
                                                                      --------
     Balance at December 31, 1997.................................      88,192
     Improvements.................................................       1,579
     Cost of real estate sold.....................................     (10,584)
                                                                      --------
     Balance at December 31, 1998.................................      79,187
     Improvements.................................................         195
                                                                      --------
     Balance at December 31, 1999.................................    $ 79,382
                                                                      ========
                                                                    Accumulated
                                                                    Depreciation
                                                                    ------------
     Balance at December 31, 1996.................................    $  9,437
     Depreciation.................................................       2,460
                                                                      --------
     Balance at December 31, 1997.................................      11,897
     Depreciation.................................................       2,756
                                                                      --------
     Balance at December 31, 1998.................................      14,653
     Depreciation.................................................       2,801
                                                                      --------
     Balance at December 31, 1999.................................    $ 17,454
                                                                      ========
(7) The aggregate gross cost for Federal income tax purposes as of December 31,
    1999 is broken down as follows:
                                                                    Federal tax
                                                                        cost
                                                                    ------------
     1831 Chestnut Street.........................................    $ 46,222
     1910 Pine Street.............................................       3,632
     Chestnut and 20th Street parking lots........................       4,411
     1701 Chestnut Street.........................................       8,758
                                                                      --------
      Total.......................................................    $ 63,023
                                                                      ========

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of RightCHOICE Managed Care, Inc. and the
Board of Directors of Blue Cross and Blue Shield of Missouri:

   Our reports on the consolidated financial statements of RightCHOICE Managed Care, Inc. and Blue Cross and Blue Shield of Missouri Historical Carve-Out are included on pages F-41 and F-75, respectively of this document. In connection with our audits of such financial statements, we have also audited the related financial statement schedules listed on pages F-42-F-44 and pages
F-76-F-77 of this document.

   In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included.

                                          PricewaterhouseCoopers LLP

St. Louis, Missouri
February 9, 2000, except for Note
13 to the consolidated financial
statements of RightCHOICE Managed
Care, Inc. and Note 10 of the Blue
Cross and Blue Shield of Missouri
Historical Carve-Out financial
statements, for which the date is
March 9, 2000

            RIGHTCHOICE MANAGED CARE, INC. (a Delaware corporation)

                                 BALANCE SHEET
              (in thousands, except shares and per share amounts)

                                                   June 30, 2000
                                                    (unaudited)  March 14, 2000
                                                   ------------- --------------
Assets:
Cash..............................................      $ 1           $ 1
                                                        ---           ---
    Total assets..................................      $ 1           $ 1
                                                        ===           ===
Liabilities.......................................      $ 0           $ 0
                                                        ---           ---
Shareholders' equity:
  Preferred stock, $0.01 par, 25,000,000 shares
   authorized, no shares issued and outstanding...
  Common stock, $0.01 par, 225,000,000 shares
   authorized, 1 share issued and outstanding.....
  Additional paid-in capital......................        1             1
                                                        ---           ---
    Total shareholders' equity....................        1             1
                                                        ---           ---
    Total liabilities and shareholders' equity....      $ 1           $ 1
                                                        ===           ===



                    See accompanying note to balance sheet.

                         RIGHTCHOICE MANAGED CARE, INC.

                             NOTE TO BALANCE SHEET
                             (dollars in thousands)

1. Organization

   RightCHOICE Managed Care, Inc., a Delaware corporation (New RightCHOICE), was incorporated on March 14, 2000. On March 14, 2000, New RightCHOICE issued one share of its common stock to The Missouri Foundation For Health (the Foundation) in exchange for $1. New RightCHOICE was formed for the sole purpose of facilitating the reorganization of RightCHOICE Managed Care, Inc. (RightCHOICE) and Blue Cross and Blue Shield of Missouri, both Missouri corporations. The principal reason RightCHOICE and Blue Cross and Blue Shield of Missouri are proposing the reorganization is to resolve litigation with the Missouri Attorney General and the Missouri Department of Insurance.

   It is expected that the reorganization will combine the business and operations of RightCHOICE and Blue Cross and Blue Shield of Missouri. Both RightCHOICE and Blue Cross and Blue Shield of Missouri, through a series of steps in the reorganization, are expected to merge into New RightCHOICE. Following completion of the reorganization, the current public shareholders of RightCHOICE, who are the holders of RightCHOICE class A common stock, will own approximately 20% of the outstanding shares of New RightCHOICE common stock and The Missouri Foundation For Health will own approximately 80% of the outstanding shares of New RightCHOICE common stock. Therefore, the public shareholders of New RightCHOICE will have approximately 20% of the voting power of New RightCHOICE and the Foundation will have approximately 80% of the voting power of New RightCHOICE, although a voting trust will hold at least 95% of the Foundation's shares of New RightCHOICE common stock until the shares are sold as required by the voting trust and divestiture agreement. It is anticipated that the reorganization will be completed before the end of 2000; however, no assurances can be given that the reorganization will be completed or that it will be completed within this timeframe. Any party to the reorganization agreement may terminate the reorganization agreement if the reorganization is not completed by December 31, 2000.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of RightCHOICE Managed Care, Inc.,
a Delaware Corporation

   In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of RightCHOICE Managed Care, Inc., a Delaware Corporation (herein referred to as "New RightCHOICE" or the "Company"), at March 14, 2000, the date of incorporation, in conformity with accounting principles generally accepted in the United States. This financial statement is the responsibility of the Company's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of the balance sheet in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for the opinion expressed above.

   As discussed in Note 1 to the balance sheet, New RightCHOICE is being merged with RightCHOICE Managed Care, Inc., a Missouri corporation, as part of a Settlement Agreement with the State of Missouri.

                                          PricewaterhouseCoopers LLP

St. Louis, Missouri
March 23, 2000

                                                                      Appendix A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                      AGREEMENT AND PLAN OF REORGANIZATION

                                  by and among

                    BLUE CROSS AND BLUE SHIELD OF MISSOURI,
                a Missouri nonprofit health services corporation

                        RIGHTCHOICE MANAGED CARE, INC.,
                             a Missouri corporation

                      THE MISSOURI FOUNDATION FOR HEALTH,
                a Missouri nonprofit public benefit corporation

                                      and

                        RIGHTCHOICE MANAGED CARE, INC.,
                             a Delaware corporation

                              DATED MARCH 14, 2000


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

 ARTICLE I TERMS OF REORGANIZATION; CLOSING...............................  A-3
    Section 1.01. Sequence of Transactions................................  A-3
    Section 1.02. Transfer and Assumption Transaction.....................  A-3
                  (a) Assumption Reinsurance Agreement...................   A-3
                  (b) Regulatory Approvals...............................   A-3
                  (c) Consummation of Transaction........................   A-3
                  (d) Tax Consequences...................................   A-3
    Section 1.03. Charter Conversion Transaction..........................  A-3
                  (a) Filing of Articles of Incorporation; Bylaws........   A-3
                  (b) Effective Time.....................................   A-4
                  (c) Issuance of Stock..................................   A-4
                  (d) Regulatory Approvals...............................   A-4
                  (e) Directors and Officers.............................   A-4
                  (f) Consummation of Transaction........................   A-4
                  (g) Tax Consequences...................................   A-4
    Section 1.04. Reincorporation Merger Transaction......................  A-4
                  (a) Structure of Merger................................   A-4
                  (b) Effective Time.....................................   A-5
                  (c) Conversion of Shares...............................   A-5
                  (d) Effects of Merger..................................   A-5
                  (e) Regulatory Approvals...............................   A-5
                  (f) Certificate of Incorporation and Bylaws............   A-5
                  (g) Directors and Officers.............................   A-5
                  (h) Consummation of Transaction........................   A-5
                  (i) Tax Consequences...................................   A-5
                  (j) Dissenters' Rights.................................   A-6
    Section 1.05. RIT/New RIT Merger Transaction..........................  A-6
                  (a) Structure of Merger................................   A-6
                  (b) Effective Time.....................................   A-6
                  (c) Conversion of Shares...............................   A-6
                  (d) Treasury Shares....................................   A-6
                  (e) Dissenters' Rights.................................   A-6
                  (f) Effects of Merger..................................   A-7
                  (g) Regulatory Approvals...............................   A-7
                  (h) Certificate of Incorporation and Bylaws............   A-7
                  (i) New RIT Directors and Officers.....................   A-7
                  (j) Exchange of Certificates...........................   A-7
                      (1) Exchange Agent.................................   A-7
                      (2) Exchange Procedure for Public Shareholders.....   A-8
                      (3) Exchange Procedure for Foundation..............   A-8
                      (4) Distributions With Respect to Unexchanged
                      Shares.............................................   A-8
                      (5) Transfers of Ownership.........................   A-8
                      (6) No Liability...................................   A-9
                      (7) Lost, Stolen or Destroyed Certificates.........   A-9
                  (k) Stock Transfer Books...............................   A-9
                  (l) Tax Consequences...................................   A-9
                  (m) Consummation of Transaction........................   A-9
    Section 1.06. Stock Options...........................................  A-9
    Section 1.07. Closing; Closing Date................................... A-10

 ARTICLE II REPRESENTATIONS AND WARRANTIES................................. A-10
    Section 2.01. Disclosure Schedule; Standard............................ A-10
                  (a) Disclosure Schedule.................................  A-10
                  (b) Standard............................................  A-11
    Section 2.02. Representations and Warranties of RIT.................... A-11
                  (a) Corporate Existence and Power.......................  A-11
                  (b) Authorization; No Defaults..........................  A-11
                  (c) Capitalization......................................  A-12
                  (d) Financial Information...............................  A-12
                  (e) Reports.............................................  A-12
                  (f) Absence of Changes..................................  A-13
                  (g) Undisclosed Liabilities.............................  A-13
    Section 2.03. Representations and Warranties of BCBSMo................. A-13
                  (a) Authorization; No Defaults..........................  A-13
                  (b) Capitalization......................................  A-14
                  (c) Financial Information...............................  A-14
                  (d) Reports.............................................  A-14
                  (e) Absence of Changes..................................  A-14
                  (f) Undisclosed Liabilities.............................  A-14
    Section 2.04. Representations and Warranties of New RIT................ A-14
                  (a) Corporate Existence and Power.......................  A-14
                  (b) Authorization; No Defaults..........................  A-15
                  (c) Capitalization......................................  A-15
    Section 2.05. Representations and Warranties of the Foundation......... A-15
                  (a) Corporate Existence and Power.......................  A-15
                  (b) Authorization; No Defaults..........................  A-15

 ARTICLE III COVENANTS..................................................... A-16
    Section 3.01. Pre-Closing Covenants of RIT............................. A-16
                  (a) Submission to Shareholders..........................  A-16
                  (b) Consummation of Reorganization......................  A-16
                  (c) Consents and Approvals..............................  A-16
    Section 3.02. Pre-Closing Covenants of BCBSMo.......................... A-17
                  (a) Agreement to Vote in Favor..........................  A-17
                  (b) Consummation of Reorganization......................  A-17
                  (c) Consents and Approvals..............................  A-17
    Section 3.03. Pre-Closing Covenants of New RIT......................... A-17
                  (a) Other Actions.......................................  A-17
                  (b) Consummation of Reorganization......................  A-17
                  (c) Plans of Merger.....................................  A-17
    Section 3.04. Pre-Closing Covenants of Foundation...................... A-17
                  (a) No Sale or Transfer.................................  A-17
                  (b) Agreements to Vote in Favor.........................  A-17
                      (1) Reincorporation Merger Transaction..............  A-17
                      (2) RIT/New RIT Merger Transaction..................  A-18
                  (c) Consummation of Reorganization......................  A-18
                  (d) Tax Opinion.........................................  A-18
    Section 3.05. Proxy Statement/Prospectus; Registration Statement....... A-18
    Section 3.06. Public Announcements..................................... A-18
    Section 3.07. Registration Rights Agreement............................ A-18
    Section 3.08. Indemnification Agreement................................ A-19
    Section 3.09. Voting Trust and Divestiture Agreement................... A-19

    Section 3.10. Public Offering.......................................... A-19
    Section 3.11. Indemnification and Insurance............................ A-19
    Section 3.12. Accountants' Letters..................................... A-20
    Section 3.13. Foundation Governance.................................... A-20
    Section 3.14. Due Diligence............................................ A-20
    Section 3.15. Payment to Foundation.................................... A-20

 ARTICLE IV CONDITIONS PRECEDENT TO REORGANIZATION......................... A-20
    Section 4.01. Conditions to Reorganization............................. A-20
                  (a) Injunction..........................................  A-20
                  (b) Regulatory and Shareholder Approval.................  A-20
                  (c) Effective Registration Statement....................  A-21
                  (d) Tax Determination...................................  A-21
                  (e) NYSE Listing........................................  A-21
                  (f) Resolution of Sarkis Litigation.....................  A-21
    Section 4.02. Conditions to Obligations of BCBSMo...................... A-21
                  (a) Representations and Warranties......................  A-21
                  (b) Compliance with Agreements..........................  A-21
                  (c) Delivery of Documents...............................  A-21
                  (d) Other Consents......................................  A-21
                  (e) Comfort Letter......................................  A-21
                  (f) Favorable Ruling....................................  A-21
                  (g) Tax Opinions........................................  A-22
                  (h) BCBSMo Board Legal Opinion..........................  A-22
                  (i) Resolution of Pending Litigation....................  A-22
                  (j) Legal Opinions......................................  A-22
                  (k) Confirmation From Attorney General and DOI..........  A-23
    Section 4.03. Conditions to Obligations of RIT......................... A-23
                  (a) Representations and Warranties......................  A-23
                  (b) Compliance with Agreements..........................  A-23
                  (c) Delivery of Documents...............................  A-23
                  (d) Other Consents......................................  A-23
                  (e) Comfort Letter......................................  A-24
                  (f) Favorable Ruling....................................  A-24
                  (g) Tax Opinions........................................  A-24
                  (h) Association Approval................................  A-24
                  (i) Opinion of Financial Advisor to RIT.................  A-24
                  (j) Confirmation From Attorney General and DOI..........  A-25
                  (k) Bank Approval.......................................  A-25
                  (l) Legal Opinions......................................  A-25
    Section 4.04. Conditions to Obligations of New RIT..................... A-25
                  (a) Representations and Warranties......................  A-25
                  (b) Compliance with Agreements..........................  A-25
                  (c) Delivery of Documents...............................  A-25
                  (d) Comfort Letter......................................  A-25
                  (e) Legal Opinions......................................  A-25
    Section 4.05. Conditions to Obligations of Foundation.................. A-25
                  (a) Representations and Warranties......................  A-25
                  (b) Compliance with Agreements..........................  A-26
                  (c) Delivery of Documents...............................  A-26
                  (d) Other Consents......................................  A-26
                  (e) Comfort Letter......................................  A-26
                  (f) Favorable Ruling....................................  A-26
                  (g) Tax Opinions........................................  A-26
                  (h) Legal Opinions......................................  A-27

 ARTICLE V TERMINATION............. A-27

 ARTICLE VI GENERAL PROVISIONS..... A-27
                  Fees and
    Section 6.01. Expenses......... A-27
                  Nonsurvival of
                  Representations,
                  Warranties and
    Section 6.02. Agreements....... A-27
    Section 6.03. Notices.......... A-28
    Section 6.04. Amendment........ A-28
    Section 6.05. Waiver........... A-28
                  Entire
    Section 6.06. Agreement........ A-28
                  Parties in
    Section 6.07. Interest......... A-28
    Section 6.08. Governing Law.... A-29
    Section 6.09. Counterparts..... A-29
    Section 6.10. Recitals......... A-29
                  Fair
    Section 6.11. Construction..... A-29
                  Headings and
    Section 6.12. Captions......... A-29
    Section 6.13. Assignment....... A-29

                                LIST OF EXHIBITS

Exhibit   Description
-------   -----------
A........ Amended and Restated Settlement Agreement (without Exhibits thereto).

B........ Form of Assumption Reinsurance Agreement.

C........ Form of Articles of Incorporation of New BCBSMo.

D........ Form of Bylaws of New BCBSMo.

E........ Intercompany Liabilities.

F........ Certificate of Incorporation of New RIT.

G........ Bylaws of New RIT.

H........ Form of Foundation Reincorporation Merger Resolution.

I........ Form of Foundation RIT/New RIT Merger Resolution.

J........ Form of Registration Rights Agreement.

K........ Form of Indemnification Agreement.

L........ Form of Voting Trust and Divestiture Agreement.

                             INDEX OF DEFINED TERMS

DEFINED TERM                                                 LOCATION
------------                                                 -----------------
Agreement................................................... Preamble
Ancillary Agreements........................................ Section 2.02(b)
Association................................................. Recital A
Assumption Reinsurance Agreement............................ Section 1.02(a)
Attorney General............................................ Recital D
Bank Approvals.............................................. Section 4.03(k)
BCBSMo...................................................... Preamble
BCBSMo Board................................................ Recital J
BCBSMo Disclosure Schedule.................................. Section 2.01(a)
BCBSMo Financial Statements................................. Section 2.03(c)
BCBSMo Independent Committee................................ Recital J
BCBSMo Legal Opinion........................................ Section 4.03(l)
BCBSMo/RIT Stock Option..................................... Section 1.06(a)
BCBSMo/RIT Stock Option Plans............................... Section 1.06(a)
Charter Conversion Effective Time........................... Section 1.03(b)
Charter Conversion Transaction.............................. Recital H(2)
Closing..................................................... Section 1.07
Closing Date................................................ Section 1.07
Code........................................................ Recital F
Delaware Corporate Law...................................... Section 1.04(a)
DOI......................................................... Recital D
Exchange Act................................................ Section 2.02(f)
Exchange Agent.............................................. Section 1.05(j)(1)
Existing Licenses........................................... Section 4.03(h)
Favorable Ruling............................................ Section 4.02(f)
Favorable Ruling Matter..................................... Section 4.02(f)
Foundation.................................................. Preamble
Foundation Legal Opinion.................................... Section 4.02(j)
Foundation Litigation Legal Opinion......................... Section 4.02(j)
Foundation Reincorporation Merger Resolution................ Section 3.04(b)(1)
Foundation RIT/New RIT Merger Resolution.................... Section 3.04(b)(2)
HALIC....................................................... Recital H(1)
Health Benefit Products..................................... Section 3.13
Indemnification Agreement................................... Section 3.08
Indemnified Party........................................... Section 3.11(a)
Litigation.................................................. Recital D
Marks....................................................... Recital A
Material Adverse Effect..................................... Section 2.01(b)
Missouri Corporate Law...................................... Section 1.03(a)
New BCBSMo.................................................. Recital H(2)
New BCBSMo Articles......................................... Section 1.03(a)
New BCBSMo Board............................................ Section 1.03(a)
New BCBSMo Bylaws........................................... Section 1.03(a)
New BCBSMo Stock............................................ Recital H(2)
New RIT..................................................... Preamble
New RIT Board............................................... Section 1.04(g)
New RIT Bylaws.............................................. Section 1.04(f)
New RIT Certificate of Incorporation........................ Section 1.04(f)
New RIT Certificates........................................ Section 1.05(j)(1)

DEFINED TERM                                                 LOCATION
------------                                                 -----------------
New RIT Legal Opinion....................................... Section 4.02(j)
New RIT Stock............................................... Recital G
NYSE........................................................ Recital C
Proxy Statement/Prospectus.................................. Section 3.05
Public Exchange Ratio....................................... Section 1.05(c)
Registration Rights Agreement............................... Section 3.07
Registration Statement...................................... Section 3.05
Regulatory Authority........................................ Section 2.02(e)
Reincorporation Merger Effective Time....................... Section 1.04(b)
Reincorporation Merger Transaction.......................... Recital H(3)
Reorganization.............................................. Recital I
RIT......................................................... Preamble
RIT Board................................................... Recital J
RIT Certificates............................................ Section 1.05(j)(2)
RIT Class A Stock........................................... Recital C
RIT Class B Stock........................................... Recital C
RIT Disclosure Schedule..................................... Section 2.01(a)
RIT Financial Statements.................................... Section 2.02(d)
RIT Independent Committee................................... Recital J
RIT Legal Opinion........................................... Section 4.02(j)
RIT Preferred Stock......................................... Section 2.02(c)
RIT Shareholders' Meeting................................... Section 3.01(a)
RIT Stock................................................... Recital C
RIT/New RIT Merger Effective Time........................... Section 1.05(b)
RIT/New RIT Merger Transaction.............................. Recital H(4)
SEC......................................................... Section 1.06(c)
Securities Act.............................................. Section 1.06(c)
Settlement Agreement........................................ Recital E
Transfer and Assumption Transaction......................... Recital H(1)
Voting Trust and Divestiture Agreement...................... Section 3.09

                      AGREEMENT AND PLAN OF REORGANIZATION

   This Agreement and Plan of Reorganization (this "Agreement"), dated as of March 14, 2000, is made and entered into by and among Blue Cross and Blue Shield of Missouri, a Missouri non-profit health services corporation ("BCBSMo"), RightCHOICE Managed Care, Inc., a Missouri corporation ("RIT"), The Missouri Foundation For Health, a Missouri non-profit public benefit corporation (the "Foundation"), and RightCHOICE Managed Care, Inc., a Delaware corporation and wholly-owned subsidiary of the Foundation ("New RIT").

                                    Recitals

   A. BCBSMo is a Missouri non-profit non-stock health services corporation that offers health benefits and related products and services. BCBSMo holds a license from the Blue Cross and Blue Shield Association (the "Association") to use the Blue Cross and Blue Shield names and service marks (the "Marks").

   B. RIT is a Missouri general business corporation, doing business under the name "Alliance Blue Cross Blue Shield," that provides health care products and services. RIT also holds a license from the Association to use the Marks.

   C. RIT has outstanding 3,710,653 shares of Class A Common Stock (the "RIT Class A Stock") and 14,962,500 shares of Class B Common Stock (the "RIT Class B Stock;" together with the RIT Class A Stock, the "RIT Stock"). Each share of RIT Class A Stock has one vote per share, and each share of RIT Class B Stock has ten votes per share. The issued and outstanding shares of RIT Class B Stock, representing approximately 80.1% of the issued and outstanding shares of RIT Stock and approximately 97.6% of the voting power of the issued and outstanding shares of RIT Stock, are owned by BCBSMo. The issued and outstanding shares of RIT Class A Stock, representing approximately 19.9% of the issued and outstanding shares of RIT Stock and approximately 2.4% of the voting power of the issued and outstanding shares of RIT Stock, are listed for trading on the New York Stock Exchange, Inc. (the "NYSE").

   D. RIT and BCBSMo were involved in the following litigation with the Missouri Attorney General, Jeremiah W. "Jay" Nixon (the "Attorney General"), the Director of the Missouri Department of Insurance, Jay B. Angoff, and the Missouri Department of Insurance (together, the "DOI"): Blue Cross Blue Shield of Missouri, Plaintiff v. Jay Angoff, Director of the Missouri Department of Insurance, the Missouri Department of Insurance and Jeremiah W. "Jay" Nixon, No. CV196-619CC, in the Circuit Court of Cole County, Missouri; and Blue Cross Blue Shield of Missouri v. Jay Angoff, Director of the Missouri Department of Insurance and Jeremiah W. "Jay" Nixon, No. 81172, in the Supreme Court of Missouri (on transfer from Appeal WD 53798, in the Missouri Court of Appeals, Western District (collectively, the "Litigation").

   E. BCBSMo, RIT, the Attorney General and the DOI have entered into an Amended and Restated Settlement Agreement, dated January 6, 2000 (the "Settlement Agreement"), to resolve the Litigation. The Settlement Agreement is specifically contingent upon the consummation of the transactions set forth in this Agreement. The Settlement Agreement is attached hereto as Exhibit A.

   F. The Foundation was recently organized pursuant to the Settlement Agreement as a Missouri non-profit public benefit corporation that will apply for an exemption from federal income tax under Section 501(c)(4) of the Internal Revenue Code of 1986, as amended (the "Code"). The Foundation was established to serve the purposes set forth in its Articles of Incorporation and to, among other things, receive and hold for those purposes the New RIT Stock (as defined in Recital G hereof) that it will receive upon consummation of the Reorganization (as defined in Recital I hereof).

   G. New RIT was recently organized pursuant to the Settlement Agreement as a Delaware corporation solely to facilitate the Reorganization. The one (1) share of common stock of New RIT, par value $.01 per share (the "New RIT Stock"), issued and outstanding as of the date hereof is owned by the Foundation.

   H. The Reorganization shall be comprised of the following transactions, which shall be consummated in the following order, and which shall be conditioned upon the satisfaction (or, where permissible, waiver) of each of the conditions set forth in Article IV of this Agreement:

     (1) BCBSMo shall transfer certain assets, contracts and agreements, including its existing contracts of insurance and certain other assets required to satisfy policy liabilities and applicable statutory reserve and Association capital requirements, to Healthy Alliance Life Insurance Company ("HALIC"), a wholly-owned subsidiary of RIT, and HALIC shall assume all liabilities related thereto (such transaction is referred to herein as the "Transfer and Assumption Transaction" and is described in Section 1.02 hereof);

     (2) BCBSMo shall change from a Missouri non-profit non-stock corporation to a Missouri for-profit stock corporation by, among other things, amending and restating its Amended and Restated Articles of Incorporation in accordance with applicable law (such transaction is referred to herein as the "Charter Conversion Transaction" and is described in Section 1.03 hereof). BCBSMo, upon its conversion to a stock form corporation pursuant to the Charter Conversion Transaction, is referred to herein as "New BCBSMo." As part of the Charter Conversion Transaction, New BCBSMo shall issue one (1) share of its common stock, par value $.01 per share (the "New BCBSMo Stock"), to the Foundation (which shall then be the sole shareholder of New BCBSMo);

     (3) New BCBSMo shall be reincorporated under the corporate laws of the State of Delaware by means of the merger of New BCBSMo (which shall be wholly-owned by the Foundation), with and into New RIT (which also shall be wholly-owned by the Foundation), and New RIT shall be the surviving corporation (such transaction is referred to herein as the "Reincorporation Merger Transaction" and is described in Section 1.04 hereof). In the Reincorporation Merger Transaction, (a) the one (1) issued and outstanding share of New RIT Stock owned by the Foundation shall remain issued, outstanding and unaffected, and (b) the one (1) issued and outstanding share of New BCBSMo Stock owned by the Foundation shall be cancelled; and

     (4) RIT shall merge with and into New RIT (which immediately prior to such merger shall be wholly-owned by the Foundation), and New RIT shall be the surviving corporation (such transaction is referred to herein as the "RIT/New RIT Merger Transaction" and is described in Section 1.05 hereof). In the RIT/New RIT Merger Transaction, (a) each issued and outstanding share of RIT Class A Stock shall be converted into one (1) share of New RIT Stock, (b) each issued and outstanding share of RIT Class B Stock (which immediately prior to the RIT/New RIT Merger Transaction shall be owned by New RIT) shall be cancelled, and (c) the one (1) issued and outstanding share of New RIT Stock (which immediately prior to the RIT/New RIT Merger Transaction shall be owned by the Foundation) shall be converted into a number of shares of New RIT Stock equal to the number of shares of RIT Class B Stock issued and outstanding immediately prior to the consummation of the RIT/New RIT Merger Transaction.

   I. The Transfer and Assumption Transaction, the Charter Conversion Transaction, the Reincorporation Merger Transaction and the RIT/New RIT Merger Transaction are referred to herein collectively as the "Reorganization." Upon consummation of the Reorganization, (i) BCBSMo and RIT shall cease to exist as separate entities, and (ii) the issued and outstanding shares of New RIT Stock shall be owned (a) by the public in the same aggregate amount that the RIT Class A Stock was owned by the public immediately prior to the Reorganization, and (b) by the Foundation in the same aggregate amount that the RIT Class B Stock was owned by BCBSMo immediately prior to the Reorganization.

   J. The Board of Directors of BCBSMo (the "BCBSMo Board") and the committee comprised of the five members of the BCBSMo Board who are not employees or officers of BCBSMo or RIT or directors of RIT (the "BCBSMo Independent Committee"), on the one hand, and the Board of Directors of RIT (the "RIT Board") and the committee comprised of four members of the RIT Board who are not employees or officers of RIT or BCBSMo or directors of BCBSMo (the "RIT Independent Committee"), on the other hand, have each determined that it is advisable and in the best interests of BCBSMo and RIT, respectively, to enter into this Agreement and to consummate the Reorganization and the other transactions contemplated by this Agreement.

                                   Agreement

   In consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, BCBSMo, RIT, the Foundation and New RIT agree as follows:

                                   Article I

                        Terms of Reorganization; Closing

   Section 1.01. Sequence of Transactions. The Reorganization shall be accomplished by means of the Transfer and Assumption Transaction, the Charter Conversion Transaction, the Reincorporation Merger Transaction and the RIT/New RIT Merger Transaction, each of which shall be consummated in sequential order on the Closing Date (as defined in Section 1.07 hereof).

   Section 1.02. Transfer and Assumption Transaction. On the Closing Date, BCBSMo shall consummate the Transfer and Assumption Transaction as provided below in this Section 1.02.

     (a) Assumption Reinsurance Agreement. BCBSMo shall, and RIT shall cause HALIC to, sign on the date hereof the Assumption Reinsurance Agreement (the "Assumption Reinsurance Agreement") in the form attached hereto as Exhibit B and shall consummate the Transfer and Assumption Transaction in accordance with the terms of the Assumption Reinsurance Agreement.

     (b) Regulatory Approvals. BCBSMo and RIT shall file, or shall cause to be filed, all necessary applications, notices, agreements and other documents reasonably required to obtain the approval of the Association and all Regulatory Authorities (as defined in Section 2.02(e) hereof) having jurisdiction with respect to the Transfer and Assumption Transaction.

     (c) Consummation of Transaction. BCBSMo and RIT shall take all reasonable and lawful action and shall execute all documents, certificates and other papers as may be necessary or appropriate in order to consummate the Transfer and Assumption Transaction in accordance with this Agreement and the Assumption Reinsurance Agreement.

     (d) Tax Consequences. It is intended by the parties hereto that the Transfer and Assumption Transaction shall constitute a tax-free transfer to a controlled corporation.

   Section 1.03. Charter Conversion Transaction. On the Closing Date, immediately upon consummation of the Transfer and Assumption Transaction, BCBSMo and the Foundation shall consummate the Charter Conversion Transaction as provided below in this Section 1.03.

     (a) Filing of Articles of Incorporation; Bylaws. BCBSMo shall, in accordance with Section 351.025.2 of The General and Business Corporation Law of Missouri (the "Missouri Corporate Law") and Section 354.065 of the Missouri Health Services Corporations law, take all action reasonably necessary to convert to a for-profit corporation governed by the Missouri Corporate Law including, without limitation, filing amended and restated Articles of

  Incorporation with the Missouri Secretary of State in substantially the form of that attached hereto as Exhibit C (the "New BCBSMo Articles"). The New BCBSMo Articles shall be the Articles of Incorporation of New BCBSMo until thereafter amended in accordance with applicable law. At the Charter Conversion Effective Time (as defined in Section 1.03(b) hereof), the Board of Directors of New BCBSMo, as designated in the New BCBSMo Articles (the "New BCBSMo Board"), shall adopt the Bylaws in substantially the form of that attached hereto as Exhibit D (the "New BCBSMo Bylaws"). The New BCBSMo Bylaws shall be the Bylaws of New BCBSMo until thereafter amended in accordance with applicable law.

     (b) Effective Time. The Charter Conversion Transaction shall become effective (the "Charter Conversion Effective Time") upon approval of all Regulatory Authorities having jurisdiction with respect to the Charter Conversion Transaction and on the date and at the time that BCBSMo files a certificate of acceptance of the Missouri Corporate Law with the Missouri Secretary of State and the Missouri Secretary of State accepts the New BCBSMo Articles for filing. BCBSMo shall use its best efforts to cause the Charter Conversion Effective Time to occur immediately after consummation of the Transfer and Assumption Transaction on the Closing Date.

     (c) Issuance of Stock. At the Charter Conversion Effective Time, New BCBSMo shall issue one (1) share of New BCBSMo Stock to the Foundation. The Foundation shall be the sole shareholder of New BCBSMo immediately after and following the Charter Conversion Effective Time.

     (d) Regulatory Approvals. BCBSMo shall file, or shall cause to be filed, all necessary applications, notices, agreements and other documents reasonably required to obtain the approval of the Association and all Regulatory Authorities having jurisdiction with respect to the Charter Conversion Transaction.

     (e) Directors and Officers. The persons who were serving as directors and officers of BCBSMo immediately prior to the Charter Conversion Effective Time shall resign as directors and officers of BCBSMo effective as of the Charter Conversion Effective Time. The New BCBSMo Board shall appoint the officers of New BCBSMo at the Charter Conversion Effective Time.

     (f) Consummation of Transaction. BCBSMo and the Foundation shall take all reasonable and lawful action and shall execute all documents, certificates and other papers as may be necessary or appropriate in order to effectuate the Charter Conversion Transaction in accordance with this Agreement and applicable law.

     (g) Tax Consequences. It is intended by the parties hereto that the Charter Conversion Transaction shall constitute a tax-free reorganization within the meaning of Section 368(a)(1)(E) of the Code. The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

   Section 1.04. Reincorporation Merger Transaction. On the Closing Date, immediately upon consummation of the Charter Conversion Transaction, New BCBSMo, New RIT and the Foundation shall consummate the Reincorporation Merger Transaction as provided below in this Section 1.04.

     (a) Structure of Merger. Subject to the terms and conditions of this Agreement, the Delaware General Corporation Law (the "Delaware Corporate Law") and the Missouri Corporate Law, New BCBSMo shall merge with and into New RIT. New BCBSMo shall be the merging corporation in the Reincorporation Merger Transaction and its corporate identity and existence, separate and apart from New RIT, shall cease to exist upon consummation of the Reincorporation Merger Transaction. New RIT shall be the surviving corporation resulting from the Reincorporation Merger Transaction and shall continue to be governed by the Delaware Corporate Law.

     (b) Effective Time. The Reincorporation Merger Transaction shall become effective (the "Reincorporation Merger Effective Time") on the date and time when the Certificate of Merger reflecting the Reincorporation Merger Transaction becomes effective with the Delaware Secretary of State. New BCBSMo and New RIT shall use their best efforts to cause the Reincorporation Merger Effective Time to occur immediately after the Charter Conversion Effective Time on the Closing Date.

     (c) Conversion of Shares. At the Reincorporation Merger Effective Time, by virtue of the Reincorporation Merger Transaction and without any action on the part of New BCBSMo, New RIT or the shareholder of either New RIT and New BCBSMo, (i) the one (1) share of New RIT Stock issued and outstanding immediately prior to the Reincorporation Merger Effective Time shall remain issued and outstanding and unaffected by the Reincorporation Merger Transaction; and (ii) the one (1) share of New BCBSMo Stock issued and outstanding immediately prior to the Reincorporation Merger Effective Time shall be cancelled and retired and all rights with respect thereto shall cease to exist without any conversion thereof.

     (d) Effects of Merger. The Reincorporation Merger Transaction shall have all of the effects provided for in this Agreement and under the Delaware Corporate Law and the Missouri Corporate Law. Without limiting the generality of the foregoing, and subject thereto, at the Reincorporation Merger Effective Time, all property, rights and powers and franchises of New BCBSMo and New RIT shall vest in New RIT, and all debts, liabilities and duties of New BCBSMo and New RIT shall become the debts, liabilities and duties of New RIT.

     (e) Regulatory Approvals. BCBSMo and New RIT shall file, or shall cause to be filed, all necessary applications, notices, agreements and other documents reasonably required to obtain the approval of the Association and all Regulatory Authorities having jurisdiction with respect to the Reincorporation Merger Transaction.

     (f) Certificate of Incorporation and Bylaws. No changes in the Certificate of Incorporation of New RIT, attached hereto as Exhibit F (the "New RIT Certificate of Incorporation"), or Bylaws of New RIT, attached hereto as Exhibit G (the "New RIT Bylaws"), shall be effected by the Reincorporation Merger Transaction.

     (g) Directors and Officers. At the Reincorporation Merger Effective Time, the Board of Directors of New RIT (the "New RIT Board") and the officers of New RIT shall be identical to the Board of Directors and officers of New RIT immediately prior to the Reincorporation Merger Effective Time, and each such director and officer shall hold his or her position until his or her resignation or removal or the election or appointment of his or her successor in the manner provided by the New RIT Certificate of Incorporation and the New RIT Bylaws and applicable law. The persons who were serving as directors and officers of New BCBSMo immediately prior to the Reincorporation Merger Effective Time shall resign as directors and officers of the New BCBSMo effective as of the Reincorporation Merger Effective Time.

     (h) Consummation of Transaction. Each of New BCBSMo, New RIT and the Foundation shall take all reasonable and lawful action and shall execute all documents, certificates and other papers as may be necessary or appropriate in order to effectuate the Reincorporation Merger Transaction in accordance with this Agreement. If, at any time after the Reincorporation Merger Transaction, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest New RIT with full right and title to and possession of all assets, property, rights, privileges, powers, liabilities, obligations and franchises of New BCBSMo, the responsible officers and directors of New RIT and New BCBSMo are fully authorized to take, and shall take, all such lawful and necessary action.

     (i) Tax Consequences. It is intended by the parties hereto that the Reincorporation Merger Transaction shall constitute a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code. The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     (j) Dissenters' Rights. The Foundation, as the sole holder of New BCBSMo Stock and New RIT Stock immediately prior to the Reincorporation Merger Effective Time, shall not be entitled to dissent, and hereby waives any right it may have to dissent, from the Reincorporation Merger Transaction.

   Section 1.05. RIT/New RIT Merger Transaction. On the Closing Date, immediately upon consummation of the Reincorporation Merger Transaction, RIT, New RIT and the Foundation shall consummate the RIT/New RIT Merger Transaction as provided below in this Section 1.05.

     (a) Structure of Merger. Subject to the terms and conditions of this Agreement, the Delaware Corporate Law and the Missouri Corporate Law, RIT shall merge with and into New RIT. RIT shall be the merging corporation in the RIT/New RIT Merger Transaction and its corporate identity and existence, separate and apart from New RIT, shall cease to exist upon consummation of the RIT/New RIT Merger Transaction. New RIT shall be the surviving corporation resulting from the RIT/New RIT Merger Transaction and shall continue to be governed by the Delaware Corporate Law.

     (b) Effective Time. The RIT/New RIT Merger Transaction shall become effective (the "RIT/New RIT Merger Effective Time") on the date and time when the Certificate of Merger reflecting the RIT/New RIT Merger Transaction becomes effective with the Delaware Secretary of State. RIT and New RIT shall use their best efforts to cause the RIT/New RIT Merger Effective Time to occur immediately after the Reincorporation Merger Effective Time on the Closing Date.

     (c) Conversion of Shares. At the RIT/New RIT Merger Effective Time, by virtue of the RIT/New RIT Merger Transaction and without any action on the part of RIT, New RIT or the shareholders of either of RIT or New RIT, (i) each share of RIT Class A Stock issued and outstanding immediately prior to the RIT/New RIT Merger Effective Time (other than shares of RIT Class A Stock held in the treasury of RIT or by any direct or indirect subsidiary of RIT (as provided in Section 1.05(d) hereof) or shares the holders of which have duly exercised and perfected their dissenters' rights under the Missouri Corporate Law (as provided in Section 1.05(e) hereof) shall cease to be outstanding and shall be converted into the right to receive one (1) share of New RIT Stock (the "Public Exchange Ratio"); (ii) each share of RIT Class B Stock issued and outstanding immediately prior to the RIT/New RIT Merger Effective Time shall cease to be outstanding and shall be cancelled and retired and all rights with respect thereto shall cease to exist without any conversion thereof; and (iii) the one (1) share of New RIT Stock issued and outstanding immediately prior to the RIT/New RIT Merger Effective Time shall cease to be outstanding and shall be converted into the right to receive a number of shares of New RIT Stock equal to the number of shares of RIT Class B Stock issued and outstanding immediately prior to the RIT/New RIT Merger Effective Time.

     (d) Treasury Shares. Each share, if any, of RIT Stock that is held as treasury stock of RIT or held by any direct or indirect subsidiary of RIT immediately prior to the RIT/New RIT Merger Effective Time shall, by virtue of the RIT/New RIT Merger and without any action on the part of the holder thereof, cease to be outstanding and shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

     (e) Dissenters' Rights. Holders of RIT Class A Stock shall be entitled to dissent from the RIT/New RIT Merger Transaction pursuant to the procedures set forth in the Missouri Corporate Law. Any shares of RIT Class A Stock held by a dissenting holder shall not be converted as described in
  Section 1.05(c) hereof but, from and after the RIT/New RIT Merger Effective

  Time, shall represent only the right to receive such consideration as may be determined to be due such dissenting holder pursuant to the Missouri Corporate Law. New RIT, as the holder of the RIT Class B Stock immediately prior to the RIT/New RIT Merger Effective Time, shall not be entitled to dissent, and hereby waives any rights it may have to dissent, from the RIT/New RIT Merger Agreement.

     (f) Effects of Merger. The RIT/New RIT Merger Transaction shall have all of the effects provided for in this Agreement and under the Delaware Corporate Law and the Missouri Corporate Law. Without limiting the generality of the foregoing, and subject thereto, at the RIT/New RIT Merger Effective Time, all of the property, rights, privileges, powers and franchises of RIT and New RIT shall vest in New RIT, and all debts, liabilities and duties of RIT and New RIT shall become the debts, liabilities and duties of New RIT and all debts, liabilities and duties owed by New RIT to RIT and by RIT to New RIT (including, without limitation, certain agreements listed in Exhibit E attached hereto, which shall be updated by RIT as of the Closing Date) shall terminate and be of no effect.

     (g) Regulatory Approvals. RIT and New RIT shall file, or shall cause to be filed, all necessary applications, notices, agreements and other documents reasonably required to obtain the approval of the Association and all Regulatory Authorities having jurisdiction with respect to the RIT/New RIT Merger Transaction.

     (h) Certificate of Incorporation and Bylaws. No changes in the New RIT Certificate of Incorporation or the New RIT Bylaws shall be affected by the RIT/New RIT Merger Transaction.

     (i) New RIT Directors and Officers. The directors of New RIT immediately upon consummation of the RIT/New RIT Merger Transaction shall be those persons designated by RIT and included on a list to be delivered by RIT to New RIT and the Foundation on or before the date that the Proxy Statement/Prospectus (as defined in Section 3.05 hereof) shall be mailed to the shareholders of RIT in connection with the RIT Shareholders' Meeting (as defined in Section 3.01(a) hereof), and such persons shall serve in such capacities for New RIT after the RIT/New RIT Merger Effective Time and until their resignation or removal or the election or appointment of their successors in the manner provided in the New RIT Certificate of Incorporation, the New RIT Bylaws and applicable law. The persons who were serving as officers of RIT immediately prior to the Reincorporation Merger Transaction shall serve in such capacities (retaining their respective positions and terms of office) for New RIT after the RIT/New RIT Effective Time and until their resignation or removal or the election or appointment of their successors in the manner provided in the New RIT Bylaws and applicable law. New RIT shall have such additional officers as may be determined by the Board of Directors of New RIT after the RIT/New RIT Merger Effective Time. The persons who were serving as directors and officers of RIT and New RIT, respectively, immediately prior to the RIT/New RIT Merger Effective Time shall resign as directors and officers of RIT and New RIT, respectively, effective as of the RIT/New RIT Merger Effective Time.

     (j) Exchange of Certificates.

       (1) Exchange Agent. As of the RIT/New RIT Merger Effective Time, New RIT shall supply, or shall cause to be supplied, to or for the account of a bank or trust company designated by RIT (the "Exchange Agent"), in trust for the benefit of the holders of shares of RIT Class A Stock to be exchanged through the Exchange Agent in accordance with this Section 1.05, certificates (the "New RIT Certificates") evidencing the shares of New RIT Stock issuable in exchange for outstanding shares of RIT Class A Stock pursuant to Section 1.05(c) hereof.

       (2) Exchange Procedure for Public Shareholders. As soon as reasonably practicable after the RIT/New RIT Merger Effective Time, New RIT shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the RIT/New RIT Merger Effective Time evidenced outstanding shares of RIT Class A Stock (the "RIT Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the RIT Certificates shall pass, only upon proper delivery of the RIT Certificates to the Exchange Agent and shall be in such form and have such other provisions as RIT may reasonably specify), and (ii) instructions to effect the surrender of the RIT Certificates in exchange for New RIT Certificates. Upon surrender of a RIT Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such RIT Certificate shall be entitled to receive in exchange therefor New RIT Certificate(s) evidencing that number of shares of New RIT Stock which such holder has the right to receive in accordance with the Public Exchange Ratio in respect of the shares of RIT Class A Stock formerly evidenced by such RIT Certificate and the RIT Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of RIT Class A Stock to a person who is not registered in the transfer records of RIT as of the RIT/New RIT Merger Effective Time, New RIT Stock may be issued and paid in accordance with this Section 1.05(j) to a transferee of the registered shares if the RIT Certificate evidencing such shares of RIT Class A Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 1.05(j) and by evidence that any applicable stock transfer taxes have been paid. Until surrendered, each RIT Certificate that, prior to the RIT/New RIT Merger Effective Time, represented outstanding shares of RIT Class A Stock shall be deemed from and after the RIT/New RIT Merger Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of shares of New RIT Stock into which such shares shall have been so converted.

       (3) Exchange Procedure for Foundation. The Foundation authorizes and directs New RIT to issue directly to the trustee designated by the Voting Trust and Divestiture Agreement (as defined in Section 3.09 hereof) that number of shares of New RIT Stock issuable in exchange for the outstanding share of New RIT Stock pursuant to Section 1.05(c) hereof as is necessary to comply with Section 2.01 of the Voting Trust and Divestiture Agreement, to be held in the voting trust established by the Voting Trust and Divestiture Agreement. New RIT shall issue to the Foundation a certificate or certificates representing the remaining shares of New RIT Stock issuable in exchange for the outstanding shares of New RIT Stock pursuant to Section 1.05(c) hereof.

       (4) Distributions With Respect to Unexchanged Shares. No dividends or other distributions, if any, declared or made after the RIT/New RIT Merger Effective Time with respect to New RIT Stock with a record date after the RIT/New RIT Merger Effective Time shall be paid to the holder of any unsurrendered RIT Certificate with respect to the shares of New RIT Stock such holder is entitled to receive pursuant to Section 1.05(c) hereof until the holder of such RIT Certificate shall surrender such RIT Certificate. Subject to applicable law, following surrender of any such RIT Certificate, there shall be paid to the record holder of New RIT Certificates representing shares of New RIT Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the RIT/New RIT Merger Effective Time theretofore paid with respect to such shares of New RIT Stock.

       (5) Transfers of Ownership. If any New RIT Certificate is to be issued in a name other than that in which the RIT Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the RIT Certificate so surrendered shall have been properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall have paid to New RIT, or any agent designated by it, any transfer or other taxes required by reason of the issuance of the New RIT Certificate in any name other than that of the registered holder of the RIT Certificate surrendered, or established to the satisfaction of New RIT, or any agent designated by it, that such tax has been paid or is not payable.

       (6) No Liability. Neither RIT nor New RIT shall be liable to any holder of shares of RIT Class A Stock or New RIT Stock for any RIT/New RIT Merger Transaction consideration (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

       (7) Lost, Stolen or Destroyed Certificates. In the event that any RIT Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed RIT Certificate, upon the making of an affidavit of the fact by the holder thereof, such shares of New RIT Stock as may be required pursuant to Section 1.05(c); provided, however, that New RIT may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed RIT Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against New RIT or the Exchange Agent with respect to the RIT Certificate alleged to have been lost, stolen or destroyed.

     (k) Stock Transfer Books. At the RIT/New RIT Merger Effective Time, the stock transfer books of RIT shall be closed, and there shall be no further registration of transfers of shares of RIT Stock on the records of RIT.

     (l) Tax Consequences. It is intended by the parties hereto that the RIT/New RIT Merger Transaction shall constitute both (i) a tax free liquidation of a subsidiary under Sections 332 and 337 of the Code as to New RIT and RIT, and (ii) a tax-free reorganization within the meaning of
  Section 368(a)(1)(A) of the Code. The parties hereto hereby adopt this Agreement as (i) a plan of liquidation within the meaning of Section 332(b)(2) of the Code and Sections 1.332-2(a) and 1.332-6 of the United States Treasury Regulations, and (ii) a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     (m) Consummation of Transaction. Each of RIT and New RIT shall take all reasonable and lawful action and shall execute all documents, certificates and other papers as may be necessary or appropriate in order to effectuate the RIT/New RIT Merger Transaction in accordance with this Agreement. If, at any time after the RIT/New RIT Merger Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest New RIT with full right and title to and possession of all assets, property, rights, privileges, powers, liabilities, obligations and franchises of RIT, the responsible officers and directors of New RIT and RIT are fully authorized to take, and shall take, all such lawful and necessary action.

   Section 1.06. Stock Options.

   (a) At the RIT/New RIT Merger Effective Time, each outstanding option (a "BCBSMo/RIT Stock Option") to purchase shares of RIT Class A Stock issued, granted or awarded pursuant to the RightCHOICE Managed Care, Inc. 1994 Equity Incentive Plan, the RightCHOICE Managed Care, Inc. Nonemployee Directors' Stock Option Plan or the Blue Cross and Blue Shield of Missouri Stock Option Agreements, as the case may be (collectively, the "BCBSMo/RIT Stock Option Plans"), whether or not exercisable or vested, shall cease to represent a right to acquire shares of RIT Class A

Stock and shall be converted automatically into an option to acquire, from and after the RIT/New RIT Effective Time, on the same terms and conditions as were applicable under such BCBSMo/RIT Stock Option, the number of shares of New RIT Stock as the holder of such BCBSMo/RIT Stock Option would have been entitled to receive pursuant to the RIT/New RIT Merger Transaction had such holder exercised such option in full immediately prior to the RIT/New RIT Merger Effective Time (determined by multiplying the aggregate number of shares of RIT Class A Stock covered by such BCBSMo/RIT Stock Option by the Public Exchange Ratio), at a price per share equal to the price per share under the BCBSMo/RIT Stock Option. New RIT shall acknowledge and assume, from and after the RIT/New RIT Merger Effective Time, all obligations of RIT and BCBSMo under the BCBSMo/RIT Stock Option Plans as provided in this Section 1.06.

   (b) As soon as practicable after the RIT/New RIT Merger Effective Time, New RIT shall deliver to each holder of a BCBSMo/RIT Stock Option appropriate notices setting forth such holders' rights with respect to such BCBSMo/RIT Stock Option, and the BCBSMo/RIT Stock Option Plans shall continue in effect on the same terms and conditions (subject to the conversion required by this Section 1.06 after giving effect to the RIT/New RIT Merger Transaction and the assumption by New RIT as provided herein). To the extent necessary to effectuate the provisions of this Section 1.06, New RIT shall deliver new or amended agreements reflecting the terms of each BCBSMo/RIT Stock Option assumed by New RIT and amend the BCBSMo/RIT Stock Option Plans to reflect the terms hereof.

   (c) As soon as practicable after the RIT/New RIT Merger Effective Time, New RIT shall file with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), a registration statement on an appropriate form with respect to the shares of New RIT Stock subject to such BCBSMo/RIT Stock Options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses with respect thereto) for so long as such BCBSMo/RIT Stock Options remain outstanding.

   Section 1.07. Closing; Closing Date. The closing (the "Closing") of the Reorganization shall take place at the offices of Lewis, Rice & Fingersh, L.C., 500 North Broadway, Suite 2000, St. Louis, Missouri as promptly as practicable (but in any event within five (5) days) after the last day upon which each of the conditions described in Article IV is satisfied or waived by the appropriate party (the "Closing Date").

                                  Article II

                        Representations And Warranties

   Section 2.01. Disclosure Schedule; Standard.

   (a) Disclosure Schedule. BCBSMo has delivered to RIT, New RIT and the Foundation a confidential schedule (the "BCBSMo Disclosure Schedule"), executed by the parties hereto concurrently with the delivery and execution hereof, and RIT has delivered to BCBSMo, New RIT and the Foundation a confidential schedule (the "RIT Disclosure Schedule"), executed by the parties hereto concurrently with the delivery and execution hereof. The BCBSMo Disclosure Schedule and the RIT Disclosure Schedule set forth, among other things, items the disclosure of which shall be necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article II; provided, that (a) no such item shall be required to be set forth in the BCBSMo Disclosure Schedule or the RIT Disclosure Schedule, as the case may be, as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by
Section 2.01(b) hereof, (b) the mere inclusion of an item in the BCBSMo Disclosure Schedule or the RIT Disclosure Schedule, as the case may be, as an exception to a representation or warranty shall not be deemed an admission by BCBSMo or RIT, as the case may be, that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 2.01(b) hereof),
(c) any matter described in the public filings made by RIT with the SEC, the DOI or the Attorney General shall be deemed incorporated by reference in the RIT Disclosure Schedule, and (d) any matter described in the public filings made by BCBSMo with the DOI or the Attorney General shall be deemed incorporated by reference in the BCBSMo Disclosure Schedule.

   (b) Standard. No representation or warranty of BCBSMo or RIT contained in this Article II shall be deemed untrue or incorrect, and BCBSMo and RIT, as the case may be, shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in this Article II has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty. The term "Material Adverse Effect," as used herein, means, with respect to BCBSMo or RIT, any effect that is, or is reasonably expected to be, material and adverse to the financial position, results of operations or business of BCBSMo and its subsidiaries taken as a whole, or RIT and its subsidiaries taken as a whole, respectively; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes in laws, regulations and rules of the United States and of the various states governing insurance company holding systems, health maintenance organizations, health care service plans, third party administrators, utilization review agents, preferred provider organizations and managed healthcare organizations and similar laws of general applicability or interpretations thereof by courts or Regulatory Authorities, and (ii) changes in generally accepted accounting principles or regulatory accounting requirements applicable to BCBSMo, RIT and their respective subsidiaries, and (iii) the Litigation and the other matters covered by the Settlement Agreement, and (iv) the litigation styled Blue Cross Blue Shield of Missouri v. Jeremiah W. "Jay" Nixon, No. CV197-1558CC, pending in the Circuit Court of Cole County, Missouri.

   Section 2.02. Representations and Warranties of RIT. Subject to Section 2.01 hereof and except as disclosed in any portion of the RIT Disclosure Schedule, RIT hereby makes the following representations and warranties with respect to itself and its subsidiaries:

     (a) Corporate Existence and Power. RIT is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri and has the corporate power to own all of its property and assets, incur all of its liabilities and to carry on its business as now being conducted and to consummate the transactions contemplated hereby.

     (b) Authorization; No Defaults. The RIT Board and the RIT Independent Committee each have, by all appropriate action, approved this Agreement and each of the other agreements contemplated hereby, described herein or attached hereto (collectively, the "Ancillary Agreements") to which RIT is or will be a party and authorized the execution hereof and thereof on RIT's behalf by its duly authorized officers and the performance by RIT of its obligations hereunder and thereunder. Except for the adoption and approval of this Agreement and the transactions contemplated herein by RIT's shareholders to the extent required by applicable law, NYSE rules and regulations and as described herein, no other corporate proceedings on the part of RIT are necessary to approve this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. Nothing contained in the Articles of Incorporation, as amended, or Bylaws, as amended, of RIT or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which it or any of its subsidiaries are bound or subject would prohibit or inhibit RIT from consummating this Agreement and the Ancillary Agreements to which it is or will be a party and the transactions contemplated herein and therein on the terms and conditions contained herein and therein. This Agreement has been duly and validly executed and delivered by RIT and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of RIT, enforceable against RIT in accordance with its terms, except that such enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, and general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

     (c) Capitalization. The authorized capital stock of RIT consists of 125,000,000 shares of RIT Class A Stock, 100,000,000 shares of RIT Class B Stock and 25,000,000 shares of preferred stock, par value $.01 per share (the "RIT Preferred Stock"). As of December 31, 1999, there were outstanding: (i) 3,710,653 shares of RIT Class A Stock; (ii) 14,962,500 shares of RIT Class B Stock; and (iii) no shares of RIT Preferred Stock. All outstanding shares of RIT Class A Stock and all outstanding shares of RIT Class B Stock have been duly authorized and validly issued and are fully paid and nonassessable and free from any preemptive rights. As of December 31, 1999, RIT has outstanding stock options representing the right to acquire not more than 972,583 shares of RIT Class A Stock. Except for such stock options, there are no shares of capital stock or other equity securities of RIT outstanding and no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of RIT Stock or RIT Preferred Stock or contracts, commitments, understandings or arrangements by which RIT is or may be obligated to issue additional shares of its RIT Stock or RIT Preferred Stock, and there are no outstanding stock appreciation, phantom stock or similar rights. All of the outstanding capital stock of, or other ownership interests in, each subsidiary of RIT is owned by RIT, directly or indirectly, free and clear of any material lien and free of any other material limitation or restriction on its rights as owner thereof (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), other than those imposed by applicable law. There are no existing options, calls or commitments of any character relating to the issued or unissued capital stock or other securities or equity interests of any subsidiaries of RIT.

     (d) Financial Information. The consolidated balance sheets of RIT and its subsidiaries as of December 31, 1998 and 1997, and related consolidated statements of income, changes in shareholders' equity and cash flows for the three (3) years ended December 31, 1998, together with the notes thereto, included in RIT's Annual Report on Form 10-K for the year ended December 31, 1998, as currently on file with the SEC, and the unaudited consolidated balance sheets of RIT and its subsidiaries as of March 31, 1999, June 30, 1999 and September 30, 1999, and the related unaudited consolidated income statements and statements of changes in shareholders' equity and cash flows for the three (3) months, six (6) months and nine (9) months, respectively, then ended included in RIT's Quarterly Reports on Form 10-Q for the quarters then ended, as currently on file with the SEC (the "RIT Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of RIT and its consolidated subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which shall be material).

     (e) Reports. Since January 1, 1996, RIT and each of its subsidiaries have filed all reports and statements, together with any amendments required to be made with respect thereto, if any, that it was required to file with the SEC, the NYSE and any other Regulatory Authority with jurisdiction over RIT or any of its subsidiaries, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, each of such reports and documents, as amended, including any financial statements, exhibits and schedules thereto, complied with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The term "Regulatory Authority," as used herein, means any federal or state agency charged with the supervision or regulation of insurance companies, health maintenance organizations, healthcare services plans, third party administrators or managed health care organizations and any other court, administrative agency or commission or other governmental agency, authority or instrumentality having supervisory or regulatory authority with respect to BCBSMo, RIT or any of their respective subsidiaries.

     (f) Absence of Changes. Since December 31, 1998, there has not been any change in the financial condition, the results of operations or the business of RIT and its subsidiaries which would have a Material Adverse Effect on RIT, except as disclosed by RIT since December 31, 1998, in its periodic reports filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     (g) Undisclosed Liabilities. RIT and its subsidiaries do not have any liability, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against RIT or its subsidiaries giving rise to any such liability), except (i) for liabilities set forth in the RIT Financial Statements, and (ii) normal fluctuation in the amount of the liabilities referred to in clause (i) above occurring in the ordinary course of business of RIT and its subsidiaries since the date of the September 30, 1999 balance sheet included in the RIT Financial Statements.

   Section 2.03. Representations and Warranties of BCBSMo. Subject to Section
2.01 hereof and except as disclosed in any portion of the BCBSMo Disclosure Schedule, BCBSMo hereby makes the following representations and warranties with respect to itself and its subsidiaries (other than RIT and its subsidiaries):

     (a) Authorization; No Defaults. The BCBSMo Board and the BCBSMo Independent Committee each have, by all appropriate action, approved this Agreement and each of the Ancillary Agreements to which BCBSMo is or will be a party and authorized the execution hereof and thereof on its behalf by its duly authorized officers and the performance by BCBSMo of its obligations hereunder and thereunder. No other corporate proceedings on the part of BCBSMo is necessary to approve this Agreement and the Ancillary Agreements to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. Nothing contained in the Amended and Restated Articles of Incorporation or Bylaws, as amended, of BCBSMo or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which it or any of its subsidiaries are bound or subject would prohibit or inhibit BCBSMo from consummating this Agreement and the Ancillary Agreements to which it is or will be a party and the transactions contemplated herein on the terms and conditions contained herein and therein. This Agreement has been duly and validly executed and delivered by BCBSMo and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of BCBSMo, enforceable against BCBSMo in accordance with its terms, except that such enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, and general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

     (b) Capitalization. BCBSMo has no authorized capital stock, and no shares of BCBSMo capital stock are outstanding (until such time as the Charter Conversion Transaction shall have been consummated as provided herein).

     (c) Financial Information. The consolidated balance sheets of BCBSMo and its subsidiaries as of December 31, 1998 and 1997, and related consolidated statements of income for the three (3) years ended December 31, 1998, together with the notes thereto, as currently on file with the DOI, and the unaudited consolidated balance sheets of BCBSMo and its subsidiaries as of March 31, 1999, June 30, 1999, and September 30, 1999, and the related unaudited consolidated income statements for the three (3) months, six (6) months and nine (9) months, respectively, then ended, as currently on file with the DOI (together, the "BCBSMo Financial Statements"), have been prepared in accordance with regulatory accounting principles applied on a consistent basis (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position and the consolidated results of operations of BCBSMo and its consolidated subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which shall be material).

     (d) Reports. Since January 1, 1996, BCBSMo and each of its subsidiaries have filed all reports and statements, together with any amendments required to be made with respect thereto, if any, that it was required to file with any Regulatory Authority with jurisdiction over BCBSMo or any of its subsidiaries, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, each of such reports and documents, as amended, including any financial statements, exhibits and schedules thereto, complied with the relevant statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (e) Absence of Changes. Since December 31, 1998, there has not been any change in the financial condition, the results of operations or the business of BCBSMo and its subsidiaries which would have a Material Adverse Effect on BCBSMo, except as disclosed by BCBSMo since December 31, 1998 in its periodic reports filed with the DOI.

     (f) Undisclosed Liabilities. BCBSMo and its subsidiaries do not have any liability, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against BCBSMo or its subsidiaries giving rise to any such liability), except (i) for liabilities set forth in the BCBSMo Financial Statements, and (ii) normal fluctuation in the amount of the liabilities referred to in clause
  (i) above occurring in the ordinary course of business of BCBSMo and its subsidiaries since the date of the September 30, 1999 balance sheet included in the BCBSMo Financial Statements.

   Section 2.04. Representations and Warranties of New RIT. New RIT hereby makes the following representations and warranties:

     (a) Corporate Existence and Power. New RIT is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to own all of its property and assets, incur all of its liabilities and to carry on its business as now being conducted and to consummate the transactions contemplated hereby.

     (b) Authorization; No Defaults. The Board of Directors of New RIT has, by all appropriate action, approved this Agreement and each of the Ancillary Agreements to which New RIT is or will be a party and authorized the execution hereof and thereof on New RIT's behalf by its duly authorized officers and the performance by New RIT of its obligations hereunder and thereunder. Except for the adoption and approval of this Agreement and the transactions contemplated herein by the shareholders of New RIT (which the Foundation, as the sole shareholder, shall do pursuant to Section 3.04(b)), no other corporate proceedings on the part of New RIT are necessary to approve this Agreement and the Ancillary Agreements to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. Nothing contained in the New RIT Certificate of Incorporation or the New RIT Bylaws, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which it is bound or subject would prohibit or inhibit New RIT from consummating this Agreement and the Ancillary Agreements to which it is or will be a party and the transactions contemplated herein on the terms and conditions contained herein and therein. This Agreement has been duly and validly executed and delivered by New RIT and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of New RIT, enforceable against New RIT in accordance with its respective terms, except that such enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, and general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

     (c) Capitalization. The authorized capital stock of New RIT consists of 225,000,000 shares of New RIT Stock and 25,000,000 shares of preferred stock, par value $.01 per share. As of the date hereof, one (1) share of New RIT Stock is issued and outstanding and owned beneficially and of record by the Foundation. The outstanding share of New RIT Stock has been duly authorized and validly issued and is fully paid and nonassessable and free from any preemptive rights. There are no shares of capital stock or other equity securities of New RIT outstanding and no outstanding options, warrants, rights to subscribe for, calls, or commitments or any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of New RIT Stock and, except as set forth herein, no contracts, commitments, understandings or arrangements by which New RIT is or may be obligated to issue additional shares of its New RIT Stock, and there are no outstanding stock appreciation, phantom stock or similar rights.

   Section 2.05. Representations and Warranties of the Foundation. The Foundation hereby makes the following representations and warranties:

     (a) Corporate Existence and Power. The Foundation is a non-profit public benefit corporation duly organized, validly existing and in good standing under the laws of the State of Missouri and has the corporate power to own all of its property and assets, incur all of its liabilities and to carry on its business as now conducted, and as contemplated by this Agreement, and to consummate the transactions contemplated hereby.

     (b) Authorization; No Defaults. The Board of Directors of the Foundation has, by all appropriate action, approved this Agreement and each of the Ancillary Agreements to which the Foundation is or will be a party and authorized the execution hereof and thereof on the Foundation's behalf by its duly authorized officers and the performance by the Foundation of its obligations hereunder. No other corporate proceedings on the part of the Foundation are necessary to approve this Agreement and the Ancillary Agreements to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. Nothing contained in the Articles of Incorporation or Bylaws of the Foundation, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which it is bound or subject would prohibit or inhibit the Foundation from consummating this Agreement and the Ancillary Agreements to which it is or will be a party and the transactions contemplated herein and therein on the terms and conditions contained herein and therein. This Agreement has been duly and validly executed and delivered by the Foundation and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Foundation, enforceable against the Foundation in accordance with its respective terms, except that such enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, and general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

                                  Article III

                                   Covenants

   Section 3.01. Pre-Closing Covenants of RIT. From the date hereof until the earlier to occur of the RIT/New RIT Merger Effective Time or the termination of this Agreement, RIT hereby agrees as follows:

     (a) Submission to Shareholders. RIT shall cause to be duly called and held, on a date selected by RIT as soon as reasonably practicable after the date hereof, a special meeting of its shareholders (the "RIT Shareholders' Meeting") for submission of this Agreement and the RIT/New RIT Merger Transaction for approval of such RIT shareholders as required by the Missouri Corporate Law; provided, however, that anything in the Missouri Corporate Law or the Articles of Incorporation, as amended, of RIT to the contrary notwithstanding, the adoption and approval of this Agreement and the RIT/New RIT Merger Transaction shall require (i) the affirmative vote of the holders of two-thirds of the issued and outstanding shares of the RIT Stock and (ii) the affirmative vote of the holders of a majority of the issued and outstanding shares of the RIT Class A Stock (excluding for these purposes any shares of RIT Class A Stock owned by BCBSMo or by any executive officer or director of BCBSMo or RIT), voting as a class separate and apart from the RIT Class B Stock. In connection with the RIT Shareholders' Meeting, RIT shall prepare and file a Proxy Statement/Prospectus with the SEC and mail it to its shareholders, and the RIT Board (subject to compliance with its fiduciary duties as advised by counsel) and the RIT Independent Committee (subject to compliance with its fiduciary duties as advised by counsel) shall recommend to the RIT shareholders the approval of this Agreement and the RIT/New RIT Merger Transaction contemplated by this Agreement and use their best efforts to obtain such shareholder approval.

     (b) Consummation of Reorganization. RIT shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled hereunder and shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all other things necessary, proper or advisable to effect the Reorganization and the other transactions contemplated hereby in accordance with the terms and provisions hereof. RIT shall not take any action that would prevent consummation of the Reorganization.

     (c) Consents and Approvals. RIT shall use its best efforts to obtain all necessary consents, waivers, approvals, authorizations and orders with respect to all interests of RIT and its subsidiaries in the Marks and in any other material agreements, leases, licenses, contracts, instruments and rights which require the consent of another person (including, without limitation, the Association and the Bank Approvals (as defined in Section 4.03(k) hereof)) for their transfer or assumption pursuant to the Reorganization.

   Section 3.02. Pre-Closing Covenants of BCBSMo. From the date hereof until the earlier to occur of the RIT/New RIT Merger Effective Time or the termination of this Agreement, BCBSMo hereby agrees as follows:

     (a) Agreement to Vote in Favor. BCBSMo shall vote all of the shares of RIT Stock that it owns of record and beneficially in favor of this Agreement and the RIT/New RIT Merger Transaction at the RIT Shareholders' Meeting (and any postponements, adjournments or continuations thereof) and against approval of any proposal made in opposition to, or in competition with or contravention of, such transactions.

     (b) Consummation of Reorganization. BCBSMo shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled hereunder and shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all other things necessary, proper or advisable to effect the Reorganization and the other transactions contemplated hereby in accordance with the terms and provisions hereof. BCBSMo shall not take any action that would prevent consummation of the Reorganization.

     (c) Consents and Approvals. BCBSMo shall use its best efforts to obtain all necessary consents, waivers, approvals, authorizations and orders with respect to all interests of BCBSMo and its subsidiaries in the Marks and in any other material agreements, leases, licenses, contracts, instruments and rights which require the consent of another person (including, without limitation, the Association) for their transfer or assumption pursuant to the Reorganization.

   Section 3.03. Pre-Closing Covenants of New RIT. From the date hereof until the earlier to occur of the RIT/New RIT Merger Effective Time or the termination of this Agreement, New RIT hereby agrees as follows:

     (a) Other Actions. New RIT shall not take any action unless such action is expressly permitted by this Agreement.

     (b) Consummation of Reorganization. New RIT shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled hereunder and shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all other things necessary, proper or advisable to effect the Reorganization and the other transactions contemplated hereby in accordance with the terms and provisions hereof. New RIT shall not take any action that would prevent consummation of the Reorganization.

     (c) Plans of Merger. At the request of BCBSMo, New RIT shall enter into a separate plan of merger reflecting the terms of the Reincorporation Merger Transaction, and, at the request of RIT, New RIT shall enter into a separate plan of merger reflecting the terms of the RIT/New RIT Merger Transaction, for purposes of satisfying any requirement of the Missouri Corporate Law or the Delaware Corporate Law.

   Section 3.04. Pre-Closing Covenants of Foundation. From the date hereof until the earlier to occur of the RIT/New RIT Merger Effective Time or the termination of this Agreement, the Foundation hereby agrees as follows:

     (a) No Sale or Transfer. Except as contemplated hereby, the Foundation shall not sell, transfer, pledge, encumber, or otherwise affect its ownership in, or rights with respect to, the New BCBSMo Stock to be received by it upon consummation of the Charter Conversion Transaction or the New RIT Stock.

     (b) Agreements to Vote in Favor.

       (1) Reincorporation Merger Transaction. The Foundation, as the sole shareholder of New BCBSMo upon consummation of the Charter Conversion Transaction and the sole shareholder of New RIT, shall take all actions necessary under applicable law to approve this Agreement and the Reincorporation Merger Transaction by, among other things, adopting the stockholder resolutions substantially in the form attached hereto as Exhibit H (together, the "Foundation Reincorporation Merger Resolution") and shall vote against approval of any proposal made in opposition to, or in competition with or contravention of, such transaction.

       (2) RIT/New RIT Merger Transaction. The Foundation, as the sole stockholder of New RIT upon consummation of the Reincorporation Merger Transaction, shall take all actions necessary under applicable law to approve this Agreement and the RIT/New RIT Merger Transaction by, among other things, adopting the stockholder resolution substantially in the form attached hereto as Exhibit I (the "Foundation RIT/New RIT Merger Resolution") and shall vote against approval of any proposal made in opposition to, or in competition with or contravention of, such transaction.

     (c) Consummation of Reorganization. The Foundation shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled hereunder and shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all other things necessary, proper or advisable to effect the Reorganization and the other transactions contemplated hereby in accordance with the terms and provisions hereof. The Foundation shall not take any action that would prevent consummation of the Reorganization.

     (d) Tax Opinion. In the event that the Foundation shall not receive the opinions of PricewaterhouseCoopers LLP as provided in Section 4.05(g) hereof, the Foundation shall use its best efforts to obtain the opinion of such other tax professionals as are selected by the Foundation and reasonably acceptable to RIT with respect to the matters described in
  Section 4.05(g) hereof.

   Section 3.05. Proxy Statement/Prospectus; Registration Statement. As soon as reasonably practicable after the date hereof, RIT, BCBSMo and New RIT shall prepare and file with the SEC preliminary proxy materials which shall constitute the Proxy Statement of RIT and the Prospectus of New RIT with respect to the shares of New RIT Stock to be issued in connection with the RIT/New RIT Merger Transaction (the "Proxy Statement/Prospectus"). As soon as practicable after comments are received from the SEC thereon, New RIT shall file (with the assistance of RIT and BCBSMo) with the SEC a Registration Statement on Form S-4 (or on such other form as shall be appropriate) (the "Registration Statement") which shall include the Proxy Statement/Prospectus as a part thereof, and New RIT, RIT and BCBSMo shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. RIT and BCBSMo shall each furnish all information about it required to be included in the Proxy Statement/Prospectus and the Registration Statement. New RIT also shall file any other documents or registration statements necessary under the Securities Act, the Exchange Act, state securities and "blue sky" statutes and the rules of the NYSE to consummate the transactions contemplated hereby and cause the New RIT Stock to be listed for trading on the NYSE as of the RIT/New RIT Merger Effective Time.

   Section 3.06. Public Announcements. RIT, BCBSMo, New RIT and the Foundation shall consult with each other before issuing any press release or other public statement or announcement with respect to this Agreement or the Reorganization and shall not issue any such press release or make any such public statement or announcement without the prior consent of the others as to the content thereof, which consent shall not be unreasonably withheld; provided, however, that any one of such parties may, without the prior consent of the others, issue such press release or make such public statement as may upon the advice of counsel be required by law or the NYSE if it has used all reasonable efforts to consult with the others.

   Section 3.07. Registration Rights Agreement. On or before the Closing Date, each of New RIT and the Foundation shall execute and deliver to the other that certain Registration Rights

Agreement substantially in the form of that attached hereto as Exhibit J (the "Registration Rights Agreement"). The Registration Rights Agreement shall become effective at the RIT/New RIT Merger Effective Time.

   Section 3.08. Indemnification Agreement. On or before the Closing Date, each of New RIT and the Foundation shall execute and deliver to the other that certain Indemnification Agreement substantially in the form of that attached hereto as Exhibit K (the "Indemnification Agreement"). The Indemnification Agreement shall become effective at the RIT/New RIT Merger Effective Time.

   Section 3.09. Voting Trust and Divestiture Agreement. On or before the Closing Date, each of New RIT and the Foundation shall execute and deliver that certain Voting Trust and Divestiture Agreement substantially in the form of that attached hereto as Exhibit L (the "Voting Trust and Divestiture Agreement"). The Voting Trust and Divestiture Agreement shall become effective at the RIT/New RIT Merger Effective Time.

   Section 3.10. Public Offering. The Foundation shall, at the request of RIT, take all actions necessary to consummate, pursuant to the terms and conditions of a Demand Registration (as such term is defined in the Registration Rights Agreement), an underwritten public offering of New RIT Stock owned by the Foundation on such date on or within six (6) months following the Closing Date as the parties shall mutually select. The number of shares of New RIT Stock to be included in such offering, and the other terms and provisions of such offering, shall be as mutually agreed upon by RIT and the Foundation.

   Section 3.11. Indemnification and Insurance.

   (a) For the applicable statute of limitations period, New RIT shall indemnify, defend and hold harmless the present and former officers, directors, employees and agents of RIT and BCBSMo and their respective subsidiaries (each, an "Indemnified Party") against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the RIT/New RIT Merger Effective Time (including, without limitation, the transactions contemplated by this Agreement and the Ancillary Agreements) to the full extent provided under the articles of incorporation, bylaws and indemnification agreements of RIT and BCBSMo, including provisions relating to advancement of expenses incurred in the defense of any action or suit; provided, however, that new RIT shall have no obligation to indemnify, defend or hold harmless any present or former officer, director, employee or agent of BCBSMo against any losses, expenses, claims, damages or liabilities against which the Foundation has agreed to provide indemnity pursuant to the Indemnification Agreement.

   (b) For a period of six (6) years after the RIT/New RIT Merger Effective Time, New RIT shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by BCBSMo and RIT (provided that New RIT may substitute therefor policies of comparable coverage from companies reasonably acceptable to the Foundation with respect to claims arising from facts or events which occurred before the RIT/New RIT Merger Effective Time). All such policies shall require the insurer to provide the Foundation with thirty (30) days prior written notice of cancellation, and the Foundation shall have the right, but not the obligation, to pay the premiums on such policies if New RIT should fail to pay such premiums.

   (c) This Section 3.11 shall survive any termination of this Agreement and the consummation of the RIT/New RIT Merger Transaction at the RIT/New RIT Merger Effective Time, and is intended to benefit the Indemnified Parties, and shall be binding on all successors and assigns of New RIT and shall be enforceable by the Indemnified Parties.

   Section 3.12. Accountants' Letters. Each of RIT and BCBSMo shall use its reasonable best efforts to cause to be delivered to the other party, and to the directors and officers who sign the Registration Statement, a letter of the independent auditors for each, dated (i) the date on which the Registration Statement shall become effective, and (ii) a date shortly prior to the Closing Date, and addressed to such other party, and such directors and officers, in form and substance customary for "comfort" letters delivered by independent accountants in accordance with Statement of Accounting Standards No. 72.

   Section 3.13. Foundation Governance. For so long as the Voting Trust and Divestiture Agreement shall be in effect, the Foundation shall not take any action to change, amend, repeal or replace any provision of the Articles of Incorporation, Bylaws or other charter documents of the Foundation pertaining to the governance of the Foundation if such change would increase the influence or control of any governmental authority or its agents over the governance of the Foundation over the level of influence and control provided in the Articles of Incorporation and Bylaws of the Foundation on the date hereof.

   Section 3.14. Due Diligence. The Foundation shall be entitled during the period beginning on the date that this Agreement is signed by all parties hereto and ending fifteen (15) days prior to the Closing Date to conduct a reasonable due diligence investigation of BCBSMo and RIT for the purpose of verifying the accuracy of the representations and warranties of BCBSMo and RIT set forth herein provided that such due diligence shall be conducted during normal business hours with minimal disruption to the business operations of BCBSMo and RIT.

   Section 3.15. Payment to Foundation. Immediately following the Closing, New RIT shall pay One Hundred Seventy-Five Thousand Dollars ($175,000) to the Foundation in partial satisfaction of any obligation of BCBSMo under Section
355.621 of The General and Business Corporation Law of Missouri resulting from the Charter Conversion Transaction.

                                   Article IV

                     Conditions Precedent to Reorganization

   Section 4.01. Conditions to Reorganization. The respective obligations of the parties hereto to effect the Reorganization shall be subject to the satisfaction (or, where permissible, waiver) of each of the following conditions:

     (a) Injunction. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Reorganization shall be in effect, nor shall any proceeding by any Regulatory Authority or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Reorganization which makes the consummation of the Reorganization illegal;

     (b) Regulatory and Shareholder Approvals. All necessary regulatory approvals, consents, authorizations and other approvals, including any approval required under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, and the requisite approval of this Agreement and the Reorganization by the shareholders of New BCBSMo, New RIT and RIT (including the shareholders of RIT pursuant to Section 3.01(a) and the Foundation pursuant to the Foundation Reincorporation Merger Resolution and the Foundation RIT/New RIT Merger Resolution), required by law or the NYSE for consummation of the Reorganization shall have been obtained and all waiting periods required by law shall have expired; provided, however, that nothing in this Section 4.01(b) shall affect the obligations of the Foundation to vote in favor of and approve the Reincorporation Merger Transaction and the RIT/New RIT Merger Transaction as required under Section 3.04(b) hereof;

     (c) Effective Registration Statement. The Registration Statement shall be effective under the Securities Act, and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC or any state securities agency;

     (d) Tax Determination. The Foundation shall have received a determination letter from the Internal Revenue Service that it is a tax exempt entity under Section 501(c)(4) of the Code;

     (e) NYSE Listing. The shares of New RIT Stock issuable pursuant to the RIT/New RIT Merger Transaction shall have been approved for listing on the NYSE, subject to official notice of issuance; and

     (f) Resolution of Sarkis Litigation. Each party hereto shall be satisfied, in its sole and absolute discretion, with the final resolution of the lawsuit styled Anthony Sarkis and James Hacking on behalf of themselves and all others similarly situated v. Roy R. Heimburger, et al., No. 962-00938 in the Circuit Court of the City of St. Louis, Missouri, currently pending in the Circuit Court for the City of St. Louis, Missouri.

   Section 4.02. Conditions to Obligations of BCBSMo. The obligation of BCBSMo to effect the Reorganization shall be subject to the satisfaction or waiver by BCBSMo of each of the following conditions:

     (a) Representations and Warranties. The representations and warranties made by RIT, New RIT and the Foundation in this Agreement shall be true and correct (subject to the standard in Section 2.01 hereof) on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any such representations and warranties made only as of a specified date which shall be true and correct (subject to the standard in Section 2.01 hereof) as of such date);

     (b) Compliance with Agreements. RIT, New RIT and the Foundation shall have performed and complied in all material respects with all of their respective obligations and agreements required to be performed on or prior to the Closing Date under this Agreement;

     (c) Delivery of Documents. BCBSMo shall have received all documents required to be received from RIT, New RIT and the Foundation on or prior to the Closing Date (including, without limitation, the Ancillary Agreements), all in form and substance reasonably satisfactory to BCBSMo;

     (d) Other Consents. There shall have been obtained all other consents and approvals of governmental authorities and private parties required under law or contract except where the failure to have obtained such consents and approvals would not have a Material Adverse Effect on RIT or would not be material and adverse to the financial position, results of operations or business of New RIT or the Foundation;

     (e) Comfort Letter. BCBSMo shall have received the letter referred to in
  Section 3.12 hereof from its independent auditor;

     (f) Favorable Ruling. BCBSMo (or the appropriate party) shall have received a private letter ruling (the "Favorable Ruling") from the Internal Revenue Service that (i) gain or loss will not be recognized by BCBSMo, RIT, HALIC, New RIT, the Foundation or the public shareholders of both RIT and New RIT for federal income tax purposes pursuant to the Transfer and Assumption Transaction; (ii) the Charter Conversion Transaction will constitute a reorganization under Section 368(a) of the Code and will not result in the recognition of gain or loss by BCBSMo, New BCBSMo or the Foundation for federal income tax purposes, (iii) the Reincorporation Merger Transaction will qualify as a reorganization under Section 368(a)(1)(F) of the Code and no gain or loss will be recognized by New BCBSMo or New RIT for federal income tax purposes, (iv) the RIT/New RIT Merger Transaction will be both a liquidation under Sections 332 and 337 of the Code and a reorganization under Section 368(a)(1)(A) of the Code and no gain or loss will be recognized by RIT, New RIT, the shareholders of both RIT and New RIT, or the Foundation for federal income tax purposes, and (v) no gain will be recognized by BCBSMo, New BCBSMo, RIT, New RIT, the shareholders of any of the foregoing entities, or the Foundation under Section 337(b)(2) or (d) of the Code ((i)--(v), each a "Favorable Ruling Matter"), and the Favorable Ruling shall not have been revoked, withdrawn, amended or modified (in whole or in part) and there shall have been no change in applicable law (including, without limitation, the Code, judicial decisions, administrative regulations and published rulings) with regard to matters covered by the Favorable Ruling; provided, however, that in the event that the Internal Revenue Service shall fail to include in the Favorable Ruling any or all Favorable Ruling Matters for any reason (including but not limited to no request for a private letter ruling is made or, if made, the request is withdrawn in whole or in part, or the Internal Revenue Service refuses to rule with respect to any Favorable Ruling Matter), the Favorable Ruling Matter(s) not so included shall nonetheless be deemed to be included in a Favorable Ruling for purposes of satisfying this condition provided that BCBSMo shall have received the opinions provided in Section 4.02(g) hereof on such excluded Favorable Ruling Matter(s) in form and substance reasonably acceptable to BCBSMo;

     (g) Tax Opinions. BCBSMo shall have received opinions of PricewaterhouseCoopers LLP that (i) gain or loss will not be recognized by BCBSMo, RIT, HALIC, New RIT, the Foundation or the public shareholders of both RIT and New RIT for federal income tax purposes pursuant to the Transfer and Assumption Transaction, except that BCBSMo could recognize gain to the extent its basis in any assets transferred differs from the fair market value; (ii) the Charter Conversion Transaction should be treated as a recapitalization under Section 368(a)(1)(E) of the Code, should not result in the recognition of gain or loss by the Foundation, and will not result in the recognition of gain or loss by BCBSMo or New BCBSMo for federal income tax purposes, (iii) the Reincorporation Merger Transaction will qualify as a reorganization under Section 368(a) of the Code and no gain or loss will be recognized by New BCBSMo, New RIT or the Foundation for federal income tax purposes, (iv) the RIT/New RIT Merger transaction will be both a liquidation under Sections 332 and 337 of the Code and a reorganization under Section 368(a) of the Code and no gain or loss will be recognized by RIT, New RIT, the shareholders of both RIT and New RIT or the Foundation for federal income tax purposes, and (v) no gain will be recognized by BCBSMo, New BCBSMo, RIT, New RIT, the shareholders of any of the foregoing entities, or the Foundation under Section 337(b)(2) or
  (d) of the Code. Such opinions shall be in form and substance reasonably satisfactory to BCBSMo and may be based upon reasonable assumptions and standard representations;

     (h) BCBSMo Board Legal Opinion. The Board of Directors of BCBSMo shall have received, on or before the Closing Date, in form and substance reasonably satisfactory to such Board, the reaffirmation of the opinion of Greensfelder, Hemker & Gale, P.C. dated January 6, 2000, to the effect that
  (i) authorization and approval of the Reorganization by the Board of Directors of BCBSMo is consistent with its fiduciary duties, (ii) the Reorganization complies with the General Not For Profit Corporation Act of Missouri, and (iii) the Indemnification Agreement, when duly executed and delivered by the Foundation and New RIT, will be the valid and binding obligation of the Foundation enforceable against the Foundation in accordance with its terms;

     (i) Resolution of Pending Litigation. All of the pending litigation described in paragraph 2 of the Settlement Agreement shall have been disposed of by all parties thereto as required under paragraph 7 thereof; and

     (j) Legal Opinions. BCBSMo shall have received, addressed to BCBSMo and in form and substance reasonably satisfactory to BCBSMo (with such qualifications and assumptions as are customary and reasonable), (i) the opinion of counsel for RIT, dated as of the Closing Date, to the effect that all corporate acts and proceedings required to be taken by RIT to authorize the execution, delivery and performance of this Agreement, and the Ancillary Agreements to which RIT is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and properly taken and performed (the "RIT Legal Opinion"); (ii) the opinion of counsel for New RIT, dated as of the Closing Date, to the effect that (a) all corporate acts and proceedings required to be taken by New RIT to authorize the execution, delivery and performance of this Agreement, and the Ancillary Agreements to which New RIT is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and properly taken and performed, and (b) the shares of New RIT Stock to be issued in the RIT/New RIT Merger Transaction, when issued in exchange for RIT Stock as provided herein, will be duly and validly authorized and issued and will be fully paid and nonassessable (the "New RIT Legal Opinion"); (iii) the opinion of counsel for the Foundation, dated as of the Closing Date, to the effect that all corporate acts and proceedings required to be taken by the Foundation to authorize the execution, delivery and performance of this Agreement, and the Ancillary Agreements to which the Foundation is a party, and the consummation of the transaction contemplated hereby and thereby, have been duly and properly taken and performed (the "Foundation Legal Opinion"); and (iv) the opinion of counsel for the Foundation to the effect that the Foundation will receive the shares of New RIT Stock to be issued in the RIT/New RIT Merger Transaction free and clear of claims that have been asserted or may in the future be asserted arising out of or relating to the Reorganization and arising out of or relating to either the status of BCBSMo as a mutual or public benefit corporation under Missouri law or the ownership, beneficial ownership, or rights to the assets, surplus or equity of BCBSMo or any subsidiary or affiliate of BCBSMo (the "Foundation Litigation Legal Opinion"); and

     (k) Confirmation From Attorney General and DOI. BCBSMo shall have received written notice from the Attorney General and DOI that the Sarkis litigation condition precedent in Section 4.01(f) and the legal opinion condition precedent in Section 4.05(h)(iii) have both either been satisfied or waived.

   Section 4.03. Conditions to Obligations of RIT. The obligations of RIT to effect the Reorganization shall be subject to the satisfaction or waiver by RIT of each of the following conditions:

     (a) Representations and Warranties. The representations and warranties made by BCBSMo, New RIT and the Foundation in this Agreement shall be true and correct (subject to the standard in Section 2.01 hereof) on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any such representations and warranties made only as of a specified date which shall be true and correct (subject to the standard in Section 2.01 hereof) as of such date);

     (b) Compliance with Agreements. BCBSMo, New RIT and the Foundation shall have performed and complied in all material respects with all of their respective obligations and agreements required to be performed on or prior to the Closing Date under this Agreement;

     (c) Delivery of Documents. RIT shall have received all documents required to be received from BCBSMo, New RIT and the Foundation on or prior to the Closing Date (including, without limitation, the Ancillary Agreements), all in form and substance reasonably satisfactory to RIT;

     (d) Other Consents. There shall have been obtained all other consents and approvals of governmental authorities and private parties required under law or contract except where the failure to have obtained such consents and approvals would not have a Material Adverse Effect on RIT or would not be material and adverse to the financial position, results of operations or business of New RIT or the Foundation;

     (e) Comfort Letter. RIT shall have received the letter referred to in
  Section 3.12 from its independent auditor;

     (f) Favorable Ruling. RIT shall have received a copy of the Favorable Ruling obtained pursuant to Section 4.02(f) hereof, and the Favorable Ruling shall not have been revoked, withdrawn, amended or modified (in whole or in part) and there shall have been no change in applicable law (including, without limitation, the Code, judicial decisions, administrative regulations and published rulings) with regard to matters covered by the Favorable Ruling; provided, however, that in the event that the Internal Revenue Service shall fail to include in the Favorable Ruling any or all Favorable Ruling Matters for any reason (including but not limited to no request for a private letter ruling is made or, if made, the request is withdrawn in whole or in part, or the Internal revenue Service refuses to rule with respect to any Favorable Ruling Matter), the Favorable Ruling Matter(s) not so included shall nonetheless be deemed to be included in the Favorable Ruling for purposes of satisfying this condition provided that RIT shall have received the opinions provided in Section 4.03(g) hereof on such excluded Favorable Ruling Matter(s) in form and substance reasonably acceptable to RIT;

     (g) Tax Opinions. RIT shall have received opinions of PricewaterhouseCoopers LLP that (i) gain or loss will not be recognized by BCBSMo, RIT, HALIC, New RIT, the Foundation or the public shareholders of both RIT and New RIT for federal income tax purposes, pursuant to the Transfer and Assumption Transaction, except that BCBSMo could recognize gain to the extent its basis in any assets transferred differs from the fair market value; (ii) the Charter Conversion Transaction should be treated as a recapitalization under Section 368(a)(1)(E) of the Code, should not result in the recognition of gain or loss by the Foundation, and will not result in the recognition of gain or loss by BCBSMo or New BCBSMo for federal income tax purposes, (iii) the Reincorporation Merger Transaction will qualify as a reorganization under Section 368(a) of the Code and no gain or loss will be recognized by New BCBSMo, New RIT or the Foundation for federal income tax purposes, (iv) the RIT/New RIT Merger transaction will be both a liquidation under Sections 332 and 337 of the Code and a reorganization under Section 368(a) of the Code and no gain or loss will be recognized by RIT, New RIT, the shareholders of both RIT and New RIT or the Foundation for federal income tax purposes, and (v) no gain will be recognized by BCBSMo, New BCBSMo, RIT, New RIT, the shareholders of any of the foregoing entities, or the Foundation under Section 337(b)(2) or
  (d) of the Code. Such opinions shall be in form and substance reasonably satisfactory to RIT and may be based upon reasonable assumptions and standard representations;

     (h) Association Approval. RIT and all of its controlled affiliates that presently have license agreements with the Association shall have entered into new license agreements with the Association, acceptable to RIT, in its sole discretion, providing for the use by New RIT and the same controlled affiliates of the Marks on terms no less favorable to New RIT and such controlled affiliates (including terms relating to termination and the payment of royalties, other than terms arising out of the for-profit status of New RIT, which status does not affect the rate of dues or royalties payable) than the license agreements in effect on the date hereof (the "Existing Licenses"), and only subject to the conditions to which the Existing Licenses are subject (other than conditions arising out of the for-profit status of New RIT acceptable to RIT);

     (i) Opinion of Financial Advisor to RIT. RIT shall have received the opinion of RIT's financial advisor, dated the date of this Agreement, as to the fairness, from a financial point of view, of the Public Exchange Ratio to the holders of RIT Class A Stock, and such opinion shall not have been withdrawn or adversely modified in any material respect as of the date of the mailing of the Proxy Statement/Prospectus to the shareholders of RIT in connection with the RIT Shareholders' Meeting;

     (j) Confirmation From Attorney General and DOI. RIT shall have received written notice from the Attorney General and DOI that the Sarkis litigation condition precedent in Section 4.01(f) and the legal opinion condition precedent in Section 4.05(h)(iii) have both either been satisfied or waived.

     (k) Bank Approval. RIT shall have received all necessary consents or approvals of any financial institution under any credit facility or other financing agreement between such financial institution and RIT to the extent that the transactions contemplated by this Agreement require the consent or approval of such financial institution (the "Bank Approvals"); and

     (l) Legal Opinions. RIT shall have received, addressed to RIT and in form and substance reasonably satisfactory to RIT (with such qualifications and assumptions as are customary and reasonable), (i) the opinion of counsel for BCBSMo, dated as of the Closing Date, to the effect that all corporate acts and proceedings required to be taken by BCBSMo to authorize the execution, delivery and performance of this Agreement, and the Ancillary Agreements to which BCBSMo is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and properly taken and performed (the "BCBSMo Legal Opinion"); (ii) the New RIT Legal Opinion; (iii) the Foundation Legal Opinion; and (iv) the Foundation Litigation Legal Opinion.

   Section 4.04. Conditions to Obligations of New RIT. The respective obligations of New RIT to effect the Reorganization shall be subject to the satisfaction or waiver by New RIT of each of the following conditions:

     (a) Representations and Warranties. The representations and warranties made by RIT, BCBSMo and the Foundation in this Agreement shall be true and correct (subject to the standard in Section 2.01 hereof) on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any such representations and warranties made only as of a specified date which shall be true and correct (subject to the standard in Section 2.01 hereof) as of such date);

     (b) Compliance with Agreements. RIT, BCBSMo and the Foundation shall have performed and complied in all material respects with all of their respective obligations and agreements required to be performed on or prior to the Closing Date under this Agreement;

     (c) Delivery of Documents. New RIT shall have received all documents required to be received from BCBSMo, RIT and the Foundation on or prior to the Closing Date (including, without limitation, the Ancillary Agreements), all in form and substance reasonably satisfactory to New RIT; and

     (d) Comfort Letter. New RIT shall have received copies of the letters referred to in Section 3.12.

     (e) Legal Opinions. New RIT shall have received, addressed to New RIT and in form and substance reasonably satisfactory to New RIT (with such qualifications and assumptions as are customary and reasonable) (i) the RIT Legal Opinion; and (ii) the BCBSMo Legal Opinion.

   Section 4.05. Conditions to Obligations of Foundation. The respective obligations of the Foundation to effect the Reorganization shall be subject to the satisfaction or waiver by the Foundation of each of the following conditions:

     (a) Representations and Warranties. The representations and warranties made by RIT, BCBSMo and New RIT in this Agreement shall be true and correct (subject to the standard in Section 2.01 hereof) on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any such representations and warranties made only as of a specified date which shall be true and correct (subject to the standard in Section 2.01 hereof) as of such date);

     (b) Compliance with Agreements. RIT, BCBSMo and New RIT shall have performed and complied in all material respects with all of their respective obligations and agreements hereunder required to be performed on or prior to the Closing Date under this Agreement;

     (c) Delivery of Documents. The Foundation shall have received all documents required to be received from BCBSMo, RIT and New RIT on or prior to the Closing Date (including, without limitation, the Ancillary Agreements), all in form and substance reasonably satisfactory to the Foundation;

     (d) Other Consents. There shall have been obtained all other consents and approvals of governmental authorities and private parties required under law or contract except where the failure to have obtained such consents and approvals would not be material and adverse to the financial position, results of operations or business of New RIT or the Foundation;

     (e) Comfort Letter. The Foundation shall have received copies of the letters referred to in Section 3.12;

     (f) Favorable Ruling. The Foundation shall have received a copy of the Favorable Ruling obtained pursuant to Section 4.02(f) hereof, and the Favorable Ruling shall not have been revoked, withdrawn, amended or modified (in whole or in part) and there shall have been no change in applicable law (including, without limitation, the Code, judicial decisions, administrative regulations and published rulings) with regard to matters covered by the Favorable Ruling; provided, however, that in the event that the Internal Revenue Service shall fail to include in the Favorable Ruling any or all Favorable Ruling Matters for any reason (including but not limited to no request for a private letter ruling is made or, if made, the request is withdrawn in whole or in part, or the Internal Revenue Service refuses to rule with respect to any Favorable Ruling Matter), the Favorable Ruling Matter(s) not so included shall nonetheless be deemed to be included in the Favorable Ruling for purposes of satisfying this condition provided that the Foundation shall have received the opinions provided in Section 4.05(g) hereof on such excluded Favorable Ruling Matter(s) in form and substance reasonably acceptable to the Foundation; and

     (g) Tax Opinions. The Foundation shall have received a copy of opinions of PricewaterhouseCoopers LLP, or if PricewaterhouseCoopers LLP shall not address the opinions identified in Section 4.03(g) hereof to the Foundation, the Foundation shall have received the opinion of such other tax professionals as are selected by the Foundation in accordance with
  Section 3.04(d) hereof that (i) gain or loss will not be recognized by BCBSMo, RIT, HALIC, New RIT, the Foundation or the public shareholders of both RIT and New RIT for federal income tax purposes, pursuant to the Transfer and Assumption Transaction, except that BCBSMo could recognize gain to the extent its basis in any assets transferred differs from the fair market value; (ii) the Charter Conversion Transaction should be treated as a recapitalization under Section 368(a)(1)(E) of the Code, should not result in the recognition of gain or loss by the Foundation, and will not result in the recognition of gain or loss by BCBSMo or New BCBSMo for federal income tax purposes; (iii) the Reincorporation Merger Transaction will qualify as a reorganization under Section 368(a) of the Code and no gain or loss will be recognized by New BCBSMo, New RIT or the Foundation for federal income tax purposes; (iv) the RIT/New RIT Merger transaction will be both a liquidation under Sections 332 and 337 of the Code and a reorganization under Section 368(a) of the Code and no gain or loss will be recognized by RIT, New RIT, the shareholders of both RIT and New RIT or the Foundation for federal income tax purposes; and (v) no gain will be recognized by BCBSMo, New BCBSMo, RIT, New RIT, the shareholders of any of the foregoing entities, or the Foundation under Section 337(b)(2) or
  (d) of the Code. Such opinions shall be in form and substance reasonably satisfactory to the Foundation and may be based upon reasonable assumptions and standard representations; and

     (h) Legal Opinions. The Foundation shall have received, addressed to the Foundation and in form and substance reasonably satisfactory to the Foundation, and the Attorney General and Department of Insurance in the case of the Foundation Litigation Legal Opinion (with such qualifications and assumptions as are customary and reasonable), (i) the RIT Legal Opinion; (ii) the BCBSMo Legal Opinion; and (iii) the Foundation Litigation Legal Opinion.

                                   Article V

                                  Termination

   This Agreement and the obligations of the parties hereunder may be terminated at any time prior to the RIT/New RIT Merger Effective Time, notwithstanding approval hereof by the shareholders of RIT as provided herein:

     (a) by mutual written consent duly authorized by all parties (including the RIT Independent Committee); or

     (b) by any party, by giving notice to all other parties, if a court of competent jurisdiction or any other Regulatory Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting any one or more of the Transfer and Assumption Transaction, the Charter Conversion Transaction, the Reincorporation Merger Transaction and the RIT/New RIT Merger Transaction; or

     (c) by any party, by giving notice to all other parties, if any of the conditions to such party's obligations hereunder set forth in Article IV hereof shall have not been satisfied (or waived, where permissible, by the party entitled to the benefit thereof) on or before December 31, 2000; or

     (d) by RIT, by giving notice to all other parties, if termination of this Agreement shall be necessary to satisfy the fiduciary duties of the RIT Board or the RIT Independent Committee as advised by legal counsel.

   In the event that this Agreement shall be terminated pursuant to the provisions of this Article V, no party hereto shall have any liability to any other party hereto for costs, expenses, damages or otherwise, except as provided in Section 6.01 hereof or as may be agreed to in writing by the party that shall be obligated to pay such costs, expenses or damages.

                                   Article VI

                               General Provisions

   Section 6.01. Fees and Expenses. Each party shall each bear their own expenses, including the fees and expenses of their own advisors, incurred in connection with this Agreement and the transactions contemplated hereby, provided, however, that RIT shall pay all SEC filing fees, NYSE listing fees, and printing and mailing expenses incurred in connection with the Proxy Statement/Prospectus and Registration Statement.

   Section 6.02. Nonsurvival of Representations, Warranties and
Agreements. Except for and as provided in this Section 6.02, no representation, warranty, covenant or agreement contained herein shall survive the RIT/New RIT Effective Time or the earlier termination of this Agreement; provided, however, that no such representation, warranty, covenant or agreement shall be deemed to be terminated or extinguished so as to deprive any party hereto (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of any party hereto; the aforesaid representations, warranties, covenants and agreements being material inducements to the consummation by the parties hereto of the transactions contemplated hereby. Notwithstanding the foregoing, the covenants and agreements set forth in Sections 1.06, 3.10, 3.11, 3.13, 3.14 and 3.15 hereof and the agreements set forth in the Ancillary Agreements shall survive the RIT/New RIT Merger Effective Time and shall be enforceable as provided therein.

   Section 6.03. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by the like changes of address which shall be effective upon receipt) or sent by electronic transmission, with confirmation received, to the telecopy number specified below (a) if to the Foundation: Paul C. Wilson, Esq., Assistant Attorney General, 221 West High Street, Jefferson City, Missouri 65101, with a copy to: Eric Martin, Esq., General Counsel, Missouri Department of Insurance, 301 West High Street, Suite 630, Jefferson City, Missouri 65101;
(b) if to New RIT: John A. O'Rourke, Chairman, 1831 Chestnut Street, St. Louis, Missouri 63103-2275, Fax (314) 923-8958; with a copy to: Angela Fick Braly, Esq., Secretary, 1831 Chestnut Street, St. Louis, Missouri 63103-2275, Fax
(314) 923-6607; (c) if to BCBSMo: John A. O'Rourke, President and Chief Executive Officer, Blue Cross and Blue Shield of Missouri, 1831 Chestnut Street, St. Louis, Missouri 63103-2275, Fax: (314) 923-8958; with a copy to:
Marvin O. Young, Esq., Gallop Johnson & Neuman L.C., 101 South Hanley, St. Louis, Missouri 63105, Fax: (314) 862-1219; (d) if to RIT: John A. O'Rourke, Chairman, President and Chief Executive Officer, RightCHOICE Managed Care, Inc., 1831 Chestnut Street, St. Louis, Missouri 63103-2275, Fax: (314) 923-8958; with a copy to: Lewis, Rice & Fingersh, L.C., 500 North Broadway, Suite 2000, St. Louis, Missouri 63102, Attn: John J. Riffle, Esq., Fax: (314) 444-7788.

   Section 6.04. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors (or where such authority shall have been delegated to a special committee, by that special committee) at any time prior to the Closing Date; provided, however, that, after approval of the RIT/New RIT Merger Transaction by the requisite shareholders of RIT as provided in Section 3.01(b) hereof, no amendment may be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

   Section 6.05. Waiver. At any time prior to the RIT/New RIT Merger Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

   Section 6.06. Entire Agreement. This Agreement, and the other agreements and instruments referenced herein, including the Ancillary Agreements, constitute the entire understanding and agreements of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, both written and oral, among the parties with respect thereto or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

   Section 6.07. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 3.11 hereof (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties).

   Section 6.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Missouri, without regard to the principles and conflicts of laws thereof.

   Section 6.09. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

   Section 6.10. Recitals. The Recitals to this Agreement shall be deemed to be part of this Agreement and incorporated herein.

   Section 6.11. Fair Construction. This Agreement is the product of negotiations and shall be deemed to have been drafted by all of the parties. It shall be construed in accordance with the fair meaning of its terms and its language shall not be strictly construed against, nor shall ambiguities be resolved against, any particular party.

   Section 6.12. Headings and Captions. The captions of Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.

   Section 6.13. Assignment. This Agreement may not be assigned by any of the parties hereto.

                     [Signature page appears on next page]

   In Witness Whereof, the parties have executed this Agreement as of the date set forth above.

                                        Blue Cross and Blue Shield of
                                         Missouri, a Missouri nonprofit health
                                         services corporation

                                                 /s/ John A. O'Rourke
                                        _______________________________________
                                                   John A. O'Rourke,
                                                       President

                                        Rightchoice Managed Care, Inc.,
                                         a Missouri corporation

                                                 /s/ John A. O'Rourke
                                        _______________________________________
                                                   John A. O'Rourke,
                                         President and Chief Executive Officer

                                        The Missouri Foundation For Health,
                                         a Missouri nonprofit public benefit
                                         corporation

                                                  /s/ Paul C. Wilson
                                        _______________________________________
                                                    Paul C. Wilson
                                                       Chairman

                                        Rightchoice Managed Care, Inc.,
                                         a Delaware corporation

                                                 /s/ John A. O'Rourke
                                        _______________________________________
                                                   John A. O'Rourke,
                                                       Chairman

                                                                      Appendix B

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                   AMENDED AND RESTATED SETTLEMENT AGREEMENT

                                  by and among

                 THE ATTORNEY GENERAL OF THE STATE OF MISSOURI,

                     THE MISSOURI DEPARTMENT OF INSURANCE,

                    BLUE CROSS AND BLUE SHIELD OF MISSOURI,

                                      and

                        RIGHTCHOICE MANAGED CARE, INC.,

                                  entered into

                                JANUARY 6, 2000


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   AMENDED AND RESTATED SETTLEMENT AGREEMENT

   1. Parties. The parties (collectively, the "Parties" and individually, a "Party") to this Amended and Restated Settlement Agreement (this "Agreement") are:

     (a) Jeremiah W. "Jay" Nixon, Attorney General of the State of Missouri (the "Attorney General");

     (b) The Missouri Department of Insurance and Keith A. Wenzel, its Director (referred to collectively as the "Department of Insurance");

     (c) Blue Cross and Blue Shield of Missouri ("Blue Cross Blue Shield"), a Missouri not for profit health services corporation; and

     (d) RightCHOICE Managed Care, Inc. ("RightCHOICE"), a Missouri for profit general business corporation.

   This Agreement amends, restates and supersedes in its entirety that certain Settlement Agreement between the Parties dated September 20, 1998, and all amendments thereto.

   2. Pending Litigation. A purpose of this Agreement is to settle certain civil actions. Those actions are:

     (a) Blue Cross Blue Shield of Missouri, Plaintiff v. Jay Angoff, Director of the Missouri Department of Insurance, the Missouri Department of Insurance and Jeremiah W. "Jay" Nixon, No. CV196-619CC, in the Circuit Court of Cole County, Missouri (the "Purposes Litigation"). The Purposes Litigation arises from a series of transactions consummated in 1994 (the "1994 Reorganization"). In those transactions, certain assets and liabilities of Blue Cross Blue Shield were transferred to a newly formed for-profit subsidiary, RightCHOICE, and a minority interest in RightCHOICE was sold pursuant to a public stock offering; and

     (b) Blue Cross Blue Shield of Missouri v. Jay Angoff, Director of the Missouri Department of Insurance, the Missouri Department of Insurance and Jeremiah W. "Jay" Nixon, No. 81172, in the Supreme Court of Missouri (on transfer from Appeal WD 53798, in the Missouri Court of Appeals, Western District) (collectively, the "Purposes Litigation Appeal").

   3. Additional Purposes. Additional purposes of this Agreement include:

     (a) Providing that the assets of Blue Cross Blue Shield will be used in a manner which is consistent with Missouri law and the history and past purposes of Blue Cross Blue Shield;

     (b) Protecting the interests of all those who subscribe to the indemnity and managed care plans of Blue Cross Blue Shield and its affiliates, consistent with the contracts that define their rights and any additional rights that they might have under law;

     (c) Providing for the continuation, on the part of a successor to Blue Cross Blue Shield, of its membership in the national Blue Cross and Blue Shield Association and rights as a licensee of the Blue Cross and Blue Shield names and marks;

     (d) Fulfilling all duties owed by Blue Cross Blue Shield and its directors and officers;

     (e) Fulfilling all duties owed by RightCHOICE and its directors and officers to its shareholders; and

     (f) Providing for the reorganization of Blue Cross Blue Shield in accordance with the Missouri General Not For Profit Corporation Law and the Reorganization Agreement described below.

   4. Payment for Public Purpose. On the Closing Date (as defined in Paragraph 8 below), but prior to and separate from the implementation of the Reorganization Agreement (as defined below), Blue Cross Blue Shield shall pay to the Foundation the amount of $12,780,000 in partial satisfaction of claims by various parties, including the Attorney General, Department of Insurance and amici curiae, that Blue Cross Blue Shield has a public purpose obligation, which amount is to be used by the Foundation (as defined below) to carry out its stated purposes.

   5. Reorganization Agreement. As partial consideration for their mutual undertakings in this Agreement, promptly following the dismissal of the Purposes Litigation and Purposes Litigation Appeal in accordance with paragraph 7 hereof:
     (a) the Attorney General and Department of Insurance shall (1) cause a new Missouri not for profit public benefit corporation (the "Foundation") to be organized and incorporated by filing with the Missouri Secretary of State Articles of Incorporation in the form attached hereto as Exhibit A, causing Bylaws in the form attached hereto as Exhibit B to be adopted as the Bylaws of the Foundation, and appointing the initial members of the Board of Directors of the Foundation, (2) cause a new Delaware for profit corporation ("New RIT") to be organized and incorporated by filing with the Secretary of State of Delaware a Certificate of Incorporation in the form attached hereto as Exhibit C, causing one share of its common stock to be issued to the Foundation, and causing Bylaws in the form attached as Exhibit D to be adopted as the Bylaws of New RIT, (3) cause the Board of Directors of the Foundation to authorize the Foundation to execute an Agreement and Plan of Reorganization (the "Reorganization Agreement") in the form attached as Exhibit E and fulfill all obligations and satisfy all conditions thereunder, and take all other actions as are necessary or appropriate to consummate the transactions contemplated by the Reorganization Agreement in accordance with the Reorganization Agreement,
  (4) cause the Board of Directors of New RIT to authorize New RIT to execute the Reorganization Agreement and fulfill all obligations and satisfy all conditions thereunder, and take all other actions as are necessary or appropriate to consummate the transactions contemplated by the Reorganization Agreement in accordance with the Reorganization Agreement, and (5) cause the Foundation and New RIT to execute the Reorganization Agreement; and
     (b) Blue Cross Blue Shield and RightCHOICE shall execute the Reorganization Agreement, and take all other actions necessary or appropriate to consummate the transactions contemplated by the Reorganization Agreement in accordance with the Reorganization Agreement.

   The terms of the Reorganization Agreement and other agreements to be executed in connection therewith control as to the rights of the parties and steps to be taken thereunder. The Reorganization Agreement provides for the consummation of a series of transactions (the "Reorganization") whereby Blue Cross Blue Shield will be converted into a Missouri for profit general business corporation, reincorporated in Delaware, and subsequently merged with RightCHOICE. The Foundation will become the owner of the same percentage of the issued and outstanding stock of the resulting entity ("New RightCHOICE") as Blue Cross Blue Shield owns in RightCHOICE immediately prior to the Reorganization. The public shareholders of RightCHOICE immediately prior to the Reorganization will become the owners of the remainder of the issued and outstanding stock of New RightCHOICE. Shares of New RightCHOICE owned by the Foundation will be liquidated over time and the proceeds applied to purposes stated in the Foundation's charter documents.

   6. [This paragraph is intentionally left blank.]

   7. Disposition of Litigation. In further consideration of their mutual undertakings in this Agreement and the Reorganization Agreement, the Parties shall dispose of certain pending litigation as follows:
     (a) Immediately upon execution of this Agreement, the Parties who are litigants in the Purposes Litigation shall file in the Circuit Court of Cole County a Joint Notice of Dismissal (in the form attached hereto as Exhibit F) of all pending claims in the Purposes Litigation;

     (b) At such later time on or before February 8, 2000 as is agreed to by the Parties, those Parties who are litigants in the Purposes Litigation Appeal shall file a joint motion in the Supreme Court of Missouri in the form attached hereto as Exhibit F for dismissal of all appeals pending in the Purposes Litigation Appeal;

     (c) No Party shall take any step to prosecute any claim that is now asserted in the Purposes Litigation or the Purposes Litigation Appeal so long as this Agreement remains in force and effect; provided, however, that the undertaking of the Department of Insurance under this subparagraph is subject to the limitations of R.S.Mo. (S) 374.217 (1994) if those limitations are applicable to that undertaking; and

     (d) On the Closing Date, if there remains pending any claims in the Purposes Litigation or the Purposes Litigation Appeal that have not already been dismissed, the Parties will stipulate to the dismissal with prejudice of such claims.

   8. Releases in Favor of Blue Cross Blue Shield and RightCHOICE. In further consideration of their mutual undertakings in this Agreement and the Reorganization Agreement, the Parties agree to the releases described in this paragraph. The releases described in this paragraph shall become effective on the date (referred to herein as the "Closing Date") after which all of the conditions precedent to the Reorganization are satisfied or waived and on which the Reorganization is consummated. Blue Cross Blue Shield and RightCHOICE will not consummate the Reorganization unless and until they receive written notice from the Attorney General and Director of the Department of Insurance that the Sarkis litigation and legal opinion conditions precedent in Sections 4.01(f) and 4.05(h)(iii), respectively, of the Reorganization Agreement have been satisfied or waived.

     (a) Subject to the exceptions contained in subparagraph 8(e), the Attorney General and Department of Insurance on behalf of themselves, their offices, and the State of Missouri (collectively, "the Paragraph 8 Releasors") release Blue Cross Blue Shield, RightCHOICE, their respective present and past affiliated corporations, their successors and assigns, their present and past directors, officers, agents, employees and independent contractors (all of whom are collectively referred to as "the Paragraph 8 Releasees") from any and all claims, causes of action, liabilities and judgments arising out of or relating to the 1994 Reorganization or the operation of Blue Cross Blue Shield from the date of the 1994 Reorganization through April 20, 1998.

     (b) Subject to the exceptions contained in subparagraph 8(e), the Paragraph 8 Releasors release the Paragraph 8 Releasees from all claims, causes of action, liabilities and judgments that were asserted or might have been asserted in the Purposes Litigation and Purposes Litigation Appeal.

     (c) Subject to the exceptions contained in subparagraph 8(e), the Paragraph 8 Releasors release the Paragraph 8 Releasees from any and all claims, causes of action, liabilities and judgments arising from or related to the execution and performance of this Agreement, the Reorganization Agreement, or the consummation of the Reorganization.

     (d) Subject to the exceptions contained in subparagraph 8(e), the Paragraph 8 Releasors release the Paragraph 8 Releasees from any and all claims, causes of action, judgments, claims, disputes, investigations, audits or complaints listed on Exhibit G attached hereto.

     (e) Claims in the following classes are excluded from the releases given in this paragraph 8:

       (i) Any claim by consumers lodged with the Department of Insurance or the Attorney General;

       (ii) Any claims of criminal liability of any kind;

       (iii) Any claims of liability from or on account of any conduct which is finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct; and

       (iv) Any claim for breach of this Agreement, the Reorganization Agreement or any other agreement executed by any of the Paragraph 8 Releasees in connection with the consummation of the Reorganization.

   9. Releases in Favor of the Attorney General and the Department of Insurance. In further consideration of their mutual undertakings in this Agreement and the Reorganization Agreement, the Parties agree to the releases described in this paragraph. The releases described in this paragraph shall become effective on the Closing Date.

     (a) Subject to the exceptions contained in subparagraph 9(d), Blue Cross Blue Shield and RightCHOICE, and their respective affiliated corporations, successors and assigns (collectively, "the Paragraph 9 Releasors") release the State of Missouri, the Attorney General, the Department of Insurance and their respective present and past officers, agents, employees, independent contractors, affiliates, successors and assigns (all of whom are collectively referred to as "the Paragraph 9 Releasees") from any and all claims, causes of action, liabilities and judgments arising out of or relating to actions taken or statements made by the Attorney General or the Department of Insurance or their past and present agents, employees or independent contractors in connection with the 1994 Reorganization.

     (b) Subject to the exceptions contained in subparagraph 9(d), the Paragraph 9 Releasors release the Paragraph 9 Releasees from all claims, causes of action, liabilities and judgments that were asserted or might have been asserted in the Purposes Litigation and Purposes Litigation Appeal.

     (c) Subject to the exceptions contained in subparagraph 9(d), the Paragraph 9 Releasors release the Paragraph 9 Releasees from any and all claims, causes of action, liabilities and judgments arising out of or related to the execution and performance of this Agreement, the Reorganization Agreement, or the consummation of the Reorganization.

     (d) Claims in the following classes are excluded from the releases given in this paragraph 9:

       (i) Any claims of liability from or on account of any conduct which is finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct; and

       (ii) Any claim for breach of this Agreement, the Reorganization Agreement or any other agreement executed by any of the Paragraph 9 Releasees in connection with the consummation of the Reorganization.

   10. Representation As To Existence of Claims. The Attorney General and the Department of Insurance represent and warrant that, on April 20, 1998, except as described on the list which is attached hereto as Exhibit G and as described in Paragraph 8(e)(i) above, there were no claims, disputes, investigations, audits or complaints pending against Blue Cross Blue Shield, RightCHOICE or any of their affiliates, and to their knowledge there is no basis for any such claims, disputes, investigations, audits or complaints. Blue Cross Blue Shield represents and warrants to the Attorney General and the Department of Insurance that, except as described on the list attached hereto as Exhibit H, it had no knowledge as of September 20, 1998, of any pending or threatened claim that will or might be subject to indemnity from the Foundation under the terms of the Indemnification Agreement attached as Exhibit K to the Reorganization Agreement.

   11. Termination.

   (a) This Agreement shall automatically terminate upon termination of the Reorganization Agreement for any reason.

   (b) This Agreement may be terminated by any Party hereto by giving written notice to all other Parties in the event the Closing Date has not occurred on or before December 31, 2000.

   (c) This Agreement may be terminated at any time by written agreement signed by all Parties.

   (d) If any Party breaches its obligations under Paragraph 18(k) hereof, and fails to cure such breach within thirty (30) days after written notice from any other Party (the "Notifying Party") describing the alleged breach (or fails to undertake to cure within such thirty (30) day period and to diligently pursue to completion such cure as cannot reasonably be completed within the thirty (30) day time period), the Notifying Party may terminate this Agreement by giving written notice to all other Parties.

   (e) If this Agreement terminates pursuant to subparagraph (a), or is terminated pursuant to subparagraph (b), subparagraph (c), or subparagraph
(d), the Agreement shall thereafter be void and have no force or effect.

   12. No Admission of Liability. This Agreement is a good faith, negotiated resolution of disputed claims. Neither the Agreement nor any act performed or document executed pursuant to or in furtherance of this Agreement is admissible in any court proceeding, except those proceedings, if any, leading to judicial approval of the transactions contemplated by this Agreement and the Reorganization Agreement, and any proceeding brought to enforce this Agreement or the Reorganization Agreement. No Party, by signing this Agreement, admits liability or fault, or admits the validity of any claim made by any other Party or person with respect to any matter that is the subject of this Agreement or the Reorganization Agreement.

   13. Binding Effect on Successors of Governmental Parties. This Agreement shall be binding, to the fullest extent permissible under law, on the State of Missouri, the Attorney General, the Department of Insurance, their respective offices and departments, and all of their successors in office. Should the State of Missouri, any Attorney General of Missouri or the Department of Insurance take the position at any time that any of the commitments or undertakings of the State of Missouri, the Attorney General, or the Department of Insurance hereunder is not fully valid and enforceable, then Blue Cross Blue Shield, RightCHOICE, and each of their corporate successors may, at the sole option of any of them, declare this Agreement and the Reorganization Agreement void and of no force or effect, in which event they will be discharged from any further obligations thereunder, and may take such actions (including but not limited to the commencement of a judicial proceeding seeking a declaration of the rights of the parties, injunctive relief, and the restoration of the status quo prior to the Reorganization) as are appropriate to rescind this Agreement and the Reorganization, and restore the Parties to the position that would have applied had the Reorganization not taken place or this Agreement not been signed, including the restoration or repayment of all consideration given or received by any Party, including all assets received by the Foundation in connection with the Reorganization. As part of the Reorganization, the Attorney General and Department of Insurance shall cause the Foundation to execute an agreement to be bound by the provisions of this paragraph 13.

   14. Approval of Certain Stock Purchases. After consummation of the Reorganization, New RightCHOICE will have certain options and rights of first refusal to repurchase its shares from the Foundation in one or more transactions that may require the prior approval of the Department of Insurance under applicable law. The Department of Insurance shall not disapprove any such transaction unless New RightCHOICE or one of its insurance subsidiaries licensed in Missouri fails to meet Missouri regulatory capital and reserve requirements after consummation of the transaction, or fails to satisfy any other objective criteria required to be satisfied under Missouri law as a condition to obtaining approval of the Department of Insurance.

   15. Amendments to Charter Documents of the Foundation. From the date the Foundation is incorporated until the Closing Date, and thereafter until the Foundation owns less than five percent (5%) of the issued and outstanding shares of capital stock of New RightCHOICE, the Attorney General shall not consent to any amendment to the Articles of Incorporation or Bylaws of the Foundation if the amendment would increase the influence or control of any governmental authority or its agents over the governance of the Foundation over the level of influence and control provided in the Articles of Incorporation and Bylaws of the Foundation attached hereto as Exhibits A and B, respectively.

   16. Amendments to Reorganization Agreement. Blue Cross Blue Shield and RightCHOICE shall not consent to any amendment to the Reorganization Agreement after it is signed without first obtaining the written consent of the Attorney General and the Department of Insurance.

   17. Nominating Committee Expenses. The Attorney General and Department of Insurance will review, approve and then submit to Blue Cross Blue Shield for payment, in an amount not to exceed $50,000 in the aggregate, the reasonable and necessary costs incurred in connection with the search for qualified candidates to serve on the Foundation Board to be conducted by the Nominating Committee, and Blue Cross Blue Shield shall pay such amounts.

   18. General Provisions.

   (a) Captions contained in this Agreement have been inserted herein only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

   (b) This Agreement may be executed by the Parties on any number of separate counterparts, and all such counterparts so executed constitute one agreement binding on all the Parties notwithstanding that all the Parties are not signatories to the same counterpart.

   (c) This Agreement and the Reorganization Agreement, including all exhibits attached hereto and thereto, constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements, letters of intent, understandings, negotiations and discussions of the Parties, whether oral or written.

   (d) All of the exhibits attached to this Agreement are material and integral parts hereof, and are fully incorporated herein by this reference.

   (e) The Parties will execute and deliver such further documents and do such further acts and things as may be required to carry out the intent and purpose of this Agreement, including the execution of all documents necessary to continue existing standstills of the litigation to be settled by this Agreement, such standstills to continue until the earlier of the termination of this Agreement or the Closing Date.

   (f) This Agreement and the rights and obligations of the Parties hereunder are to be governed by and construed and interpreted in accordance with the laws of the State of Missouri applicable to contracts made and to be performed wholly within Missouri, without regard to choice or conflict of laws rules.

   (g) Blue Cross Blue Shield and RightCHOICE shall be solely responsible for payment of all legal, accounting and investment banking fees and other costs and expenses incurred by them in connection with this Agreement and the Reorganization and shall have no responsibility or liability for payment of any fees, costs or expenses incurred by any other Party.

   (h) All notices, consents, requests, demands and other communications hereunder are to be in writing, and are deemed to have been duly given or made:
(i) when delivered in person; (ii) three days after deposited in the United States mail, first class postage prepaid; (iii) in the case of overnight courier services, one business day after delivery to the overnight courier service with payment provided; or (iv) in the case of telecopy or fax, when sent, verification received; in each case addressed as follows:

     If to Blue Cross Blue Shield:
    John A. O'Rourke President and Chief Executive OfficerBlue Cross and Blue Shield of Missouri 1831 Chestnut Street
    St. Louis, Missouri 63103-2275 Fax: (314) 923-8958

     with a copy to:
    Joseph D. Lehrer, Esq. Greensfelder, Hemker & Gale, P.C. 2000 Equitable Building 10 South Broadway St. Louis, Missouri 63102-1774 Fax: (314) 241-8624

     If to RightCHOICE:
    John A. O'Rourke Chairman, President and Chief Executive Officer RightCHOICE Managed Care, Inc. 1831 Chestnut Street St. Louis, Missouri 63103-2275 Fax: (314) 923-8958

     with a copy to:
    John J. Riffle, Esq. Lewis, Rice & Fingersh, L.C. 500 North Broadway, Suite 2000 St. Louis, MO 63102 Fax: (314) 612-1349

     If to the Attorney General:
    Jeremiah W. (Jay) Nixon P.O. Box 899 Jefferson City, MO 65102 Fax:
    (573) 751-0774

     If to the Department of Insurance:
    Keith A. Wenzel P.O. Box 690 Jefferson City, MO 65102 Fax: (573) 526-
    4898
   or to such other address as any Party may designate by notice to the other Parties in accordance with the terms of this paragraph.

   (i) All provisions of this Agreement are binding upon, inure to the benefit of and are enforceable by or against the Parties and their respective legal representatives and successors and assigns.

   (j) This Agreement is the product of negotiations and shall be deemed to have been drafted by all of the Parties. It shall be construed in accordance with the fair meaning of its terms and its language shall not be strictly construed against, nor shall ambiguities be resolved against, any particular Party.

   (k) The Parties agree to the following:

     (i) that it is their intent to carry out all of the terms of this Agreement and to consummate the Reorganization; and

     (ii) that they shall cooperate to the extent necessary to effectuate and implement all terms and satisfy all of the conditions of the Agreement and, with respect to Blue Cross Blue Shield and RightCHOICE, subject to their fiduciary obligations, to exercise their best efforts promptly to accomplish the terms and satisfy the conditions of the Reorganization Agreement.

   (l) The Parties executing this Agreement warrant and represent that they have the full authority to do so and that they have the authority to take appropriate action required or permitted to be taken pursuant to this Agreement to effectuate its terms.

   (m) Nothing in this Agreement shall be construed as preventing the Department of Insurance or the Attorney General from taking regulatory action against Blue Cross Blue Shield, RightCHOICE or New RightCHOICE based on (1) acts or omissions occurring after April 20, 1998 that are not covered by the releases described in Paragraph 8, (2) acts or omissions occurring prior to April 20, 1998 that are not covered by the releases described in Paragraph 8, and (3) claims described in Paragraph 8(e) of this Agreement.

                  [Remainder of page intentionally left blank]

                                          Executed this 6th day of January,
                                           2000.

                                                /s/ Jeremiah W. Nixon
                                          _____________________________________
                                                 Jeremiah W. (Jay) Nixon
                                              Attorney General of Missouri

                                          Missouri Department of Insurance

                                                 /s/ Keith A. Wenzel
                                          By: _________________________________
                                                     Keith A. Wenzel
                                            Director, Missouri Department of
                                                        Insurance

                                          Blue Cross and Blue Shield of
                                           Missouri

                                                 /s/ John A. O'Rourke
                                          By: _________________________________
                                                    John A. O'Rourke
                                                        President

                                          RightCHOICE Managed Care, Inc.

                                                /s/ John A. O'Rourke
                                          By: _________________________________
                                                    John A. O'Rourke
                                              President and Chief Executive
                                                         Officer

                                LIST OF EXHIBITS

 Exhibit A Articles of Incorporation of the Foundation
 Exhibit B Bylaws of the Foundation
 Exhibit C Certificate of Incorporation of New RIT
 Exhibit D Bylaws of New RIT
 Exhibit E Agreement and Plan of Reorganization
 Exhibit F Joint Notice of Dismissal and Joint Motion to Dismiss
 Exhibit G List of Known Claims as of April 20, 1998
 Exhibit H List of Claims Prepared by Blue Cross and Blue Shield of Missouri

                                                                      Appendix C

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



                                    FORM OF

                     VOTING TRUST AND DIVESTITURE AGREEMENT

                                  by and among

                        RIGHTCHOICE MANAGED CARE, INC.,
                             a Delaware corporation

                      THE MISSOURI FOUNDATION FOR HEALTH,
                a Missouri nonprofit public benefit corporation

                                      and

                               ----------------




--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    FORM OF
                     VOTING TRUST AND DIVESTITURE AGREEMENT

   This Voting Trust and Divestiture Agreement (this "Agreement") is made and
entered into as of the    day of    , 2000, by and among RightCHOICE Managed
Care, Inc., a Delaware corporation (the "Company"), The Missouri Foundation For Health, a Missouri non-profit corporation (the "Beneficiary"), and
                  , [to be determined by RIT prior to signing] a corporation, as trustee (the "Trustee").

                                    Recitals

   A. Pursuant to the terms of that certain Agreement and Plan of Reorganization (the "Reorganization Agreement"), dated as of March 14, 2000, by and among Blue Cross and Blue Shield of Missouri, a Missouri non-profit health services corporation, RightCHOICE Managed Care, Inc., a Missouri corporation, the Beneficiary, and the Company, the Beneficiary has acquired, contemporaneous with the execution of this Agreement, 14,962,500 shares of common stock, par value $.01 per share, of the Company (the "Common Stock"), representing approximately 80.1% of the issued and outstanding shares of Common Stock.

   B. The Company became a licensee of the Blue Cross and Blue Shield Association (the "BCBSA") upon consummation of the transactions contemplated by the Reorganization Agreement, thereby enabling the Company to use the "Blue Cross" and "Blue Shield" names and related rights (the "Marks").

   C. The Beneficiary wishes for its investment in the Company to be as valuable as possible for so long as such investment is maintained and believes that the Company's license to use the Marks will contribute substantially to the Company's value and its future prospects.

   D. The BCBSA has conditioned the Company's license to continue to use the Marks upon the Company maintaining certain provisions set forth in this Agreement and in its Certificate of Incorporation (as defined below) (the "Basic Protections") which are intended by the BCBSA to enable the Company to remain independent of the Beneficiary and any other Person (as defined below) who may in the future acquire shares of Capital Stock (as defined below) in excess of the Ownership Limit (as defined below) applicable to such Person.

   E. The Beneficiary has agreed to be bound by the Basic Protections, including (i) a requirement that the Beneficiary deposit into the voting trust established by this Agreement (the "Voting Trust") all of the shares of Capital Stock Beneficially Owned (as defined below) by the Beneficiary in excess of the Voting Trust Ownership Limit (as defined below), and (ii) a requirement that the Beneficiary reduce its Beneficial Ownership (as defined below) of each class of Capital Stock to less than fifty percent (50%) of the issued and outstanding shares of each class of Capital Stock within three (3) years following the Closing Date (as defined below), subject to possible extension as provided herein, and reduce its Beneficial Ownership of each class of Capital Stock to less than twenty percent (20%) of the issued and outstanding shares of each class of Capital Stock within five (5) years following the Closing Date, subject to possible extension as provided herein.

                                   Agreement

   In consideration of the foregoing and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

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                                   Article I

                                  Definitions

   For purposes of this Agreement, the following terms shall have the following meanings:

   (a) "Acquisition Proposal" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any of its subsidiaries or affiliates or any proposal or offer to acquire in any manner any equity interest in, or any portion of the assets of, the Company or any of its subsidiaries or affiliates.

   (b) "Agreement" has the meaning set forth in the Preamble hereof.

   (c) "Affiliate," as used with respect to the Beneficiary, has the meaning ascribed to such term in Rule 12b-2 of the Securities and Exchange Act of 1934, as amended, and in effect on November 17, 1993, but shall be deemed to not include the Company and its subsidiaries.

   (d) "BCBSA" has the meaning set forth in Recital B hereof.

   (e) "Basic Protections" has the meaning set forth in Recital D hereof.

   (f) "Beneficial Ownership", "Beneficially Own" or "Beneficial Owner" have the meaning set forth in Section 1 of Article VII of the Certificate of Incorporation.

   (g) "Beneficiary" has the meaning set forth in the Preamble hereof.

   (h) "Blackout Period" has the meaning set forth in Section 1 of the Registration Rights Agreement.

   (i) "Board of Directors" means the Board of Directors of the Company.

   (j) "Bylaws" means the Bylaws of the Company as in effect at the time that reference is made thereto.

   (k) "Capital Stock" has the meaning set forth in Section 1 of Article VII of the Certificate of Incorporation.

   (l) "Certificate of Incorporation" means the Certificate of Incorporation of the Company as in effect at the time that reference is made thereto.

   (m) "Change of Control Proposal" means any agreement, plan or proposal involving any merger, consolidation or other business combination that, if consummated in accordance with its terms, would result in the holders of the voting Capital Stock of the Company immediately prior to such merger, consolidation or other business combination owning less than 50.1% of the outstanding voting securities of the resulting entity arising out of such merger, consolidation or other business combination.

   (n) "Closing Date" has the meaning provided therefor in the Reorganization Agreement.

   (o) "Company" has the meaning set forth in the Preamble hereof.

   (p) "Common Stock" has the meaning set forth in Recital A hereof.

   (q) "Delinquent Shares" means any and all shares of Capital Stock Beneficially Owned by the Beneficiary in excess of the number of shares of Capital Stock that the Beneficiary may Beneficially Own at the Three Year Divestiture Deadline or the Five Year Divestiture Deadline, as the case may

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be, or at any date to which either the Three Year Divestiture Deadline or the
Five Year Divestiture Deadline, as the case may be, may be extended pursuant to Section 6.03 or Section 6.04 hereof.

   (r) "Demand" has the meaning set forth in Section 1 of the Registration Rights Agreement.

   (s) "Five Year Divestiture Deadline" means the fifth anniversary of the Closing Date, extended day for day, up to a maximum of seven hundred thirty
(730) days, for each day the Company is not required to file a Registration Statement (i) in response to an actual Demand pursuant to Section 2(d)(iii) of the Registration Rights Agreement as a result of the Company having previously effected a registration of Common Stock, provided that there shall be no such extension if the Company is not required to file a Registration Statement pursuant to said Section 2(d)(iii) because the Company previously effected a registration of Common Stock wherein the Beneficiary exercised its Share-Rights and received proceeds from the sale of its shares; or (ii) as a result of the pendency of any Blackout Period.

   (t) "Indemnified Party" has the meaning set forth in Section 8.06 hereof.

   (u) "Independent Board Majority" has the meaning set forth in Section 4.B.3 of Article IV of the Certificate of Incorporation.

   (v) "Marks" has the meaning set forth in Recital B hereof.

   (w) "Ownership Limit" has the meaning set forth in Section 1 of Article VII of the Certificate of Incorporation.

   (x) "Person" means any individual, firm, partnership, corporation (including, without limitation, a business trust), limited liability company, trust, unincorporated association, joint stock company, joint venture or other entity, and shall include any successor (by merger or otherwise) of any such entity.

   (y) "Registration Rights Agreement" means that certain Registration Rights Agreement, of even date herewith, by and between the Company and the Beneficiary.

   (z) "Registration Statement" has the meaning set forth in Section 1 of the Registration Rights Agreement.

   (aa) "Reorganization Agreement" has the meaning set forth in Recital A hereof.

   (bb) "Share-Rights" has the meaning set forth in Section 1 of the Registration Rights Agreement.

   (cc) "Successor Trustee" has the meaning set forth in Section 8.04 hereof.

   (dd) "Three Year Divestiture Deadline" means the third anniversary of the Closing Date, extended day for day, up to a maximum of three hundred sixty five (365) days, for each day the Company is not required to file a Registration Statement (i) in response to an actual Demand pursuant to Section 2(d)(iii) of the Registration Rights Agreement as a result of the Company having previously effected a registration of Common Stock, provided that there shall be no such extension if the Company is not required to file a Registration Statement pursuant to said Section 2(d)(iii) because the Company previously effected a registration of Common Stock wherein the Beneficiary exercised its Share-Rights and received proceeds from the sale of its shares; or (ii) as a result of the pendency of any Blackout Period.

   (ee) "Trustee" has the meaning set forth in Preamble hereof.

   (ff) "Voting Power" has the meaning set forth in Section 1 of Article VII of the Certificate of Incorporation.

   (gg) "Voting Trust" has the meaning set forth in Recital E hereof.

   (hh) "Voting Trust Ownership Limit" means that number of shares of Capital Stock one share lower than the number of shares of Capital Stock which would represent five percent (5%) of the Voting Power of all shares of Capital Stock issued and outstanding at the time of determination.

                                   Article II

                                Deposit of Stock

   Section 2.01 Delivery of Capital Stock. Beneficiary shall make such contributions to the Voting Trust of shares of Capital Stock that Beneficiary may Beneficially Own such that the number of shares of Capital Stock Beneficially Owned by the Beneficiary outside of the Voting Trust shall never exceed the Voting Trust Ownership Limit. The Trustee acknowledges receipt of
    [insert number of shares contributed at closing pursuant to the Reorganization Agreement] shares of Capital Stock acquired by Beneficiary pursuant to the Reorganization Agreement. The Company shall pay any taxes and costs imposed upon the transfer of the shares of Capital Stock Beneficially Owned by the Beneficiary to the Voting Trust at the time of transfer.

   Section 2.02 Certificate Book and Inspection of Agreement. The Trustee shall keep at the address set forth in Section 10.04 hereof correct books of account of all the Trustee's business and transactions relating to the Voting Trust, and a book setting forth the number of shares of Capital Stock held by the Voting Trust. A duplicate of this Agreement and any extension thereof shall be filed with the Secretary of the Company and shall be open to inspection by a stockholder upon the same terms as the record of stockholders of the Company is open to inspection.

                                  Article III

                    Beneficiary's Interest in Capital Stock

   Section 3.01 Retained Interest. Subject to the powers, duties and rights of the Company and the Trustee set forth herein and further subject to the terms of this Agreement, the Registration Rights Agreement, the Certificate of Incorporation and the Bylaws, the Beneficiary shall retain the entire economic and beneficial ownership rights in all of the shares of Capital Stock held in the Voting Trust.

   Section 3.02 Withdrawal of Shares from Trust. The Beneficiary shall not be entitled to withdraw any shares of Capital Stock from the Voting Trust except to sell its entire Beneficial Ownership interest in such shares of Capital Stock provided that (i) such shares of Capital Stock shall be registered in the name of the purchaser thereof before being withdrawn from the Voting Trust,
(ii) such sale of shares of Capital Stock shall not be to an Affiliate of the Beneficiary, (iii) such sale of shares of Capital Stock shall not be made to any Person Beneficially Owning any shares of Capital Stock in excess of the Ownership Limit applicable to such Person, (iv) such sale of shares of Capital Stock shall not result in any Person Beneficially Owning any shares of Capital Stock in excess of the Ownership Limit applicable to such Person, and (v) such sale of shares of Capital Stock shall otherwise be permitted pursuant to this Agreement, the Registration Rights Agreement, the Certificate of Incorporation and the Bylaws. The Beneficiary shall not transfer any of its retained rights or interest in shares of Capital Stock held in the Voting Trust. Any shares of Capital Stock withdrawn in accordance with this Section 3.02 shall, upon withdrawal, cease to be subject to the terms and conditions of this Agreement.

                                   Article IV

                          Trustee's Powers and Duties

   Section 4.01 Limits on Trustee's Powers. The Trustee shall have only the powers set forth in this Agreement. It is expressly understood and agreed by the parties hereto that under no circumstances shall the Trustee be personally liable for the payment of any indebtedness or expenses of this Agreement or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Trustee under this Agreement, except as set forth in this Agreement.

   Section 4.02 Right to Vote. With respect to all shares of Capital Stock held in the Voting Trust, the Trustee shall have the exclusive and absolute right in respect of such shares of Capital Stock to vote, assent or consent such shares of Capital Stock at all times during the term of this Agreement, subject to
Section 4.03 hereof, including, without limitation, the right to vote at any election of directors and in favor of or in opposition to any resolution, dissolution, liquidation, merger or consolidation of the Company, any sale of all or substantially all of the Company's assets, any issuance or authorization of securities, or any action of any character whatsoever which may be presented at any meeting or require the consent of the stockholders of the Company.

   Section 4.03 Voting on Particular Matters. In exercising the Trustee's powers and duties under this Agreement, the Trustee shall at all times vote, assent or consent all shares of Capital Stock held in the Voting Trust as follows:

   (a) if the matter concerned is the election of directors of the Company, the Trustee shall vote, assent or consent the whole number of shares of Capital Stock held by the Voting Trust in favor of each nominee to the Board of Directors whose nomination has been approved by an Independent Board Majority and vote against any candidate for the Board of Directors for whom no competing candidate has been nominated or selected by an Independent Board Majority;

   (b) unless such action is initiated by or with the consent of an Independent Board Majority, the Trustee shall (i) vote against removal of any director of the Company, (ii) vote against any alteration, amendment, change or addition to or repeal of the Bylaws or Certificate of Incorporation, (iii) not nominate any candidate to fill any vacancy on the Board of Directors, (iv) not call any special meeting of the stockholders of the Company, and (v) not take any action by voting shares of Capital Stock held by the Voting Trust that would be inconsistent with or would have the effect, directly or indirectly, of defeating or subverting the voting requirements contained in Section 4.03(a) hereof or this Section 4.03(b);

   (c) to the extent not covered by Section 4.03(a) or Section 4.03(b) hereof, on any action, proposal or resolution requiring prior approval of the Board of Directors as a prerequisite to become effective, the Trustee shall vote in accordance with the recommendation of the Board of Directors, provided, however, that on any Change of Control Proposal approved by the Board of Directors and submitted by the Board of Directors to the stockholders of the Company for a vote thereon, the Trustee shall vote on such Change of Control Proposal as directed by the Beneficiary; and

   (d) to the extent not covered by Section 4.03(a) or Section 4.03(b) hereof, on any action, proposal or resolution not requiring prior approval of the Board of Directors as a prerequisite to become effective, the Trustee shall vote in accordance with the recommendation of the Board of Directors.

   Section 4.04 Presence at Meetings. The Trustee shall ensure, with respect to the shares of Capital Stock held in the Voting Trust hereunder, that such shares of Capital Stock are counted as being present for the purposes of any quorum required for stockholder action of the Company and to vote, assent or consent as set forth in this Article IV so long as the Trustee has reasonable notice of the time to vote, assent or consent (and the Trustee shall be deemed to have reasonable notice if it shall receive notice within the time periods under the applicable provisions of the Delaware General Corporation Law).

   Section 4.05 Sales. The Trustee shall have no authority to sell any of the shares of Capital Stock deposited pursuant to the provisions of this Agreement, unless expressly permitted pursuant to the terms hereof. Upon the sale of shares of Capital Stock in accordance with the terms hereof, the Trustee shall deliver or cause to be delivered certificates representing such shares of Capital Stock to the Person entitled thereto.

   Section 4.06 Contrary Instructions. The Trustee shall have no obligation whatsoever to follow any instruction of the Beneficiary if such instruction is contrary to the terms of this Agreement, unless such contrary instruction shall be agreed to in writing by the Beneficiary and the Company.

   Section 4.07 Execution by Trustee. The Trustee shall execute all documents as follows:

   "By:             , not in its individual capacity, but solely as Trustee

   By:             ." [to be provided by Trustee prior to signing]

                                   Article V

                                   Standstill

   Section 5.01 Acquisition of Capital Stock. Throughout the term of this Agreement, the Beneficiary shall not, directly or indirectly, (i) individually, or as part of a group, acquire, offer or propose to acquire, or agree to acquire, by purchase or otherwise, Beneficial Ownership of any shares of Capital Stock, or direct or indirect rights or options to acquire (through purchase, exchange, conversion or otherwise) Beneficial Ownership of any shares of Capital Stock (except by reason of stock dividends, stock splits, spinoffs, mergers, recapitalizations, combinations, conversions, exchanges of shares, or the like), or (ii) enter into any agreement, arrangement or understanding, other than for the sale of shares of Capital Stock in accordance with Section
3.02 hereof and the Registration Rights Agreement, with any Person, other than the Company, that would have the effect of increasing such Person's or the Beneficiary's Beneficial Ownership in any shares of Capital Stock.

   Section 5.02 Sale of Capital Stock. Notwithstanding anything in this Agreement to the contrary, the Beneficiary shall not sell or otherwise dispose of any shares of Capital Stock to any Person, whether in a private placement, pursuant to a registered offering of securities or otherwise, if (i) such Person Beneficially Owns an amount of Capital Stock in excess of the Ownership Limit applicable to such Person, or (ii) the effect of such sale or other disposition would be to cause such Person to Beneficially Own an amount of Capital Stock which would exceed the Ownership Limit applicable to such Person.

   Section 5.03 Nomination of Directors. The Beneficiary shall not itself, nor shall it initiate, suggest or otherwise encourage the Board of Directors or any other Person to, (i) nominate any individual as a candidate for election to the Board of Directors, or (ii) appoint any individual to fill any vacancy on the Board of Directors. The Beneficiary shall not support, endorse or otherwise encourage the election of any candidate for election to the Board of Directors other than a candidate or candidates nominated by an Independent Board Majority.

   Section 5.04 Acquisition Proposals. The Beneficiary shall not solicit or encourage inquiries or proposals with respect to, or provide any confidential information to, or have any discussions, meetings or other communications with, any Person relating to an Acquisition Proposal or a Change of Control Proposal, provided, however, that the Beneficiary may have discussions with the counter-party to any Change of Control Proposal after such Change of Control Proposal shall have been approved by the Board of Directors and submitted to the stockholders of the Company for a vote thereon, and provided further, however, that the Beneficiary may have discussions with any Person concerning the sale or disposal of shares of Capital Stock Beneficially Owned by the Beneficiary in accordance with Section 3.02 hereof and the Registration Rights Agreement.

   Section 5.05 Contacts. Subject to Section 5.04 hereof, the Beneficiary shall not meet or otherwise communicate with any Person that is seeking to acquire shares of Capital Stock in excess of the Ownership Limit applicable to such Person to the extent that such meeting or other communication relates to such acquisition of shares of Capital Stock or Acquisition Proposal. The Beneficiary shall promptly advise the Company in writing if the Beneficiary or any of its representatives shall have received a communication, contact or inquiry relating to an Acquisition Proposal and shall promptly advise the Company of all information available to the Beneficiary concerning such communication, contact or inquiry relevant to such Acquisition Proposal.

   Section 5.06 Litigation. The Beneficiary shall not join as a party in any litigation, suit or cause of action that alleges (i) that any of the Basic Protections or any provisions of the Certificate of Incorporation or Bylaws are not enforceable in accordance with their terms, (ii) that the Board of Directors should not enforce the Basic Protections or provisions of the Certificate of Incorporation or Bylaws in any particular case or circumstance, or (iii) that the Board of Directors should approve, adopt, disapprove or abandon any particular Acquisition Proposal or Change of Control Proposal; provided, however, that nothing in this Section 5.06 shall prevent the Beneficiary from joining as a party in any litigation, suit or cause of action that alleges that the Board of Directors should solicit Acquisition Proposals or Change of Control Proposals, or initiate a bidding process seeking proposals to acquire all of the outstanding stock of the Company.

   Section 5.07 Communications. For so long as the Beneficiary Beneficially Owns twenty percent (20%) or more of the issued and outstanding shares of Common Stock, the Company shall consult with the Beneficiary prior to soliciting any Change of Control Proposal and shall consult with the Beneficiary in the event that the Company shall receive any Change of Control Proposal. Beneficiary shall comply with the same confidentiality and non-disclosure obligations that apply to directors and officers of the Company with respect to all information obtained by Beneficiary in connection with any such consultation. Nothing in this Agreement shall be construed to limit the rights of a Beneficiary as a shareholder of the Company from communicating with the Board of Directors of the Company regarding Change of Control Proposals or, except as otherwise provided in Section 5.03 hereof, any other matter pertaining to the Company. The Company and the Beneficiary shall keep confidential the contents of all such communications from the Beneficiary, provided that either party may disclose the contents of such communications if required by law.

                                   Article VI

                  Agreement to Divest Shares of Capital Stock

   Section 6.01 Sale of Beneficiary's Capital Stock by Third Anniversary. The Beneficiary hereby covenants and agrees that it shall sell, convey, or otherwise dispose of shares of Capital Stock (so that the Beneficiary is no longer a Beneficial Owner of such shares of Capital Stock) so that the Beneficiary Beneficially Owns less than fifty percent (50%) of the issued and outstanding shares of each class of Capital Stock on or prior to the Three Year Divestiture Deadline. Any such disposition shall comply with the terms of this Agreement, the Registration Rights Agreement, the Certificate of Incorporation and the Bylaws.

   Section 6.02 Sale of Beneficiary's Capital Stock by Fifth Anniversary. The Beneficiary hereby covenants and agrees that it shall sell, convey or otherwise dispose of shares of Capital Stock (so that the Beneficiary is no longer a Beneficial Owner of such shares of Capital Stock) so that the Beneficiary Beneficially Owns less than twenty percent (20%) of the issued and outstanding shares of each class of Capital Stock on or prior to the Five Year Divestiture Deadline. Any such disposition shall comply with the terms of this Agreement, the Registration Rights Agreement, the Certificate of Incorporation and the Bylaws.

   Section 6.03 Extension of Divestiture Deadlines Sought by
Beneficiary. Notwithstanding Section 6.01 or Section 6.02 hereof, the Company shall extend the Three Year Divestiture Deadline or the Five Year Divestiture Deadline, as the case may be, if (i) the Beneficiary makes a good faith and reasonable determination (and provides the reasons therefor) that compliance with Section 6.01 or Section 6.02 hereof, as the case may be, would have a material adverse affect on the Beneficiary, (ii) the Beneficiary advises the Company of such determination (and provides the reasons therefor) and makes a reasonable request for an extension of the Three Year Divestiture Deadline or the Five Year Divestiture Deadline, as the case may be, and (iii) the Company receives written confirmation from the BCBSA that the extension of the Three Year Divestiture Deadline or the Five Year Divestiture Deadline, as the case may be, requested by the Beneficiary would not cause a violation of the license agreements governing the Company's use of the Marks. The Company shall not oppose the Beneficiary's request for an extension of the Three Year Divestiture Deadline or the Five Year Divestiture Deadline, as the case may be, and shall take reasonable steps, as reasonably requested by the Beneficiary, to assist the Beneficiary in its efforts to obtain an extension of the Three Year Divestiture Deadline or the Five Year Divestiture Deadline, as the case may be; provided that the Company shall have no obligation to, among other things, incur any fees or expenses for its own account in connection with such assistance. The Beneficiary acknowledges that, notwithstanding the scope or degree of assistance provided by the Company, the BCBSA shall have the sole and absolute authority and discretion to determine whether to consent to an extension of the Three Year Divestiture or the Five Year Divestiture Deadline, as the case may be, but shall have no obligation to grant such consent, and that in no event shall the Company have any liability to the Beneficiary or any other Person in the event that the BCBSA shall determine to deny any such extension request.

   Section 6.04 Extension of Divestiture Deadlines Sought by
Company. Notwithstanding Section 6.01 or Section 6.02 hereof, the Company shall extend the Three Year Divestiture Deadline or the Five Year Divestiture Deadline, as the case may be, if (i) the Company makes a good faith determination that compliance with Section 6.01 or Section 6.02 hereof, as the case may be, would have an adverse affect on the Company, or any of its stockholders other than the Beneficiary, and (ii) the Company receives written confirmation from BCBSA that the extension of the Three Year Divestiture Deadline or the Five Year Divestiture Deadline, as the case may be, requested by the Company would not cause a violation of the license agreement governing the Company's use of the Marks. The Beneficiary and the Company acknowledge that the BCBSA shall have the sole and absolute authority and discretion to determine whether to consent to an extension of the Three Year Divestiture or the Five Year Divestiture Deadline, as the case may be, but shall have no obligation to grant such consent, and that in no event shall the Company have any liability to the Beneficiary or any other Person in the event that the BCBSA shall determine to deny any such extension request.

   Section 6.05 Failure to Meet Divestiture Deadlines. In the event that the Beneficiary shall fail to meet either the Three Year Divestiture Deadline or the Five Year Divestiture Deadline, as the case may be, and an extension thereof shall not have been granted pursuant to Section 6.03 or Section 6.04 hereof, or shall fail to meet any extended Three Year Divestiture Deadline or Five Year

Divestiture Deadline, as the case may be, that may have been granted pursuant to Section 6.03 or Section 6.04 hereof, then the Company shall arrange for the sale of the Delinquent Shares in a manner and at such time or times as shall be commercially reasonable under the circumstances (giving effect to, among other things, market conditions and related matters) and, subject to the foregoing, the Company shall have no liability to the Beneficiary or any other Person on the grounds that the Company failed to take actions which could have produced higher proceeds for the sale of the Delinquent Shares. In either such case, the Beneficiary shall promptly take all action reasonably requested by the Company in order to facilitate the sale of the Delinquent Shares, and the Company shall be entitled to receive customary representations and warranties from the Beneficiary regarding the Delinquent Shares (including representations regarding good title to such shares, free and clear of all liens, claims, security interests and other encumbrances). Until sold, the Delinquent Shares shall be voted by the Trustee in the manner required by Section 4.03 of this Agreement, provided however, that on any Change of Control Proposal approved by the Board of Directors and submitted by the Board of Directors to the stockholders of the Company for a vote thereon, the Trustee shall vote the Delinquent Shares in the exact proportion as all shares of Capital Stock not held in the Voting Trust shall have been voted upon such Change of Control Proposal. Upon the sale of the Delinquent Shares, the Trustee shall deliver the shares to the purchaser thereof as directed by the Company, and all proceeds from such sale, less all expenses incurred by the Company, shall be distributed to the Beneficiary as soon as practicable.

                                  Article VII

                          Dividends and Distributions

   Section 7.01 Cash. The Beneficiary shall be entitled to receive payments equal to the amount of cash dividends, if any, collected or received by the Trustee or its successor upon the number of shares of Capital Stock held in the Voting Trust, subject to deduction in respect of expenses, charges or fees pursuant to Section 8.02 or 8.03 hereof. The Trustee and the Company shall arrange for the direct payment by the Company of all or a portion (as provided in the preceding sentence) of such cash dividends to the Beneficiary.

   Section 7.02 Stock. In the event that the Trustee shall receive, as a dividend or other distribution upon any shares of Capital Stock held by the Trustee under this Agreement, any shares of stock or securities convertible into stock of the Company, the Trustee shall hold the same and said shares shall be subject to all of the terms and conditions of this Agreement to the same extent as if originally deposited hereunder.

   Section 7.03 Other Distributions. In the event that, at any time during the term of this Agreement, the Trustee shall receive or collect any monies through a distribution by the Company to its stockholders, other than in payment of cash dividends, or shall receive any property (other than shares of Capital Stock or securities convertible into Capital Stock) through a distribution by the Company to its stockholders, the Trustee shall distribute the same to the Beneficiary, subject to deduction in respect of expenses, charges or fees pursuant to Section 8.02 or 8.03 hereof.

                                  Article VIII

                                  The Trustee

   Section 8.01 Use of Proxies. The Trustee may vote, assent or consent with respect to all shares of Capital Stock held in the Voting Trust in person or by such person or persons as it may from time to time select as its proxy, provided that the Trustee shall at all times do so in conformity with the provisions of Section 4.03 hereof.

   Section 8.02 Expenses. The Trustee is expressly authorized to incur and pay such reasonable expenses and charges, to employ and pay such agents, attorneys and counsel, and to incur and pay such other charges and expenses as the Trustee may deem reasonably necessary and proper for administering this Agreement. The Beneficiary and the Company shall reimburse the Trustee equally for any such expense and charges, and any such expenses or charges may be deducted from the cash dividends or other monies received by the Trustee on the shares of Capital Stock deposited hereunder, to the extent unreimbursed by the Beneficiary.

   Section 8.03 Compensation. The Beneficiary and the Company shall compensate the Trustee equally for its services as Trustee hereunder as provided in the Trustees' fee schedule, attached hereto as Exhibit A, and any such fees may be deducted from the cash dividends or other monies received by Trustee on the shares of Capital Stock deposited in the Voting Trust, to the extent otherwise unpaid by the Beneficiary.

   Section 8.04 Successor Trustee. The Trustee may resign after giving thirty
(30) days' advance written notice of its resignation to the Company and the Beneficiary, provided that such resignation shall not become effective until a reasonably competent alternate (the "Successor Trustee") shall have become bound by this Agreement. The Company may in addition terminate the Trustee after giving thirty (30) days' advance written notice thereof to the Trustee, provided that such termination of the Trustee shall not become effective until a Successor Trustee shall have become bound by this Agreement. If the Trustee shall resign or be so terminated by the Company, the Trustee shall be replaced by a Successor Trustee. The Successor Trustee shall be designated by the Company. The Successor Trustee shall enjoy all the rights, powers, interests and immunities of the Trustee originally designated and shall agree in writing to be bound by this Agreement.

   Section 8.05 Qualifications of Trustee. Throughout the term of the Voting Trust, the Trustee or Successor Trustee, as the case may be, must satisfy each of the following qualifications: (i) the Trustee or Successor Trustee, as the case may be, must be an institution duly authorized to act as such a Trustee or Successor Trustee under the laws of the State of Delaware; (ii) the Trustee or Successor Trustee, as the case may be, must, either on an individual basis or on a consolidated basis together with its subsidiaries and affiliates, have minimum stockholders' equity of $500,000,000; (iii) the Trustee or Successor Trustee, as the case may be, must not own for its own account more than one percent (1%) of the issued and outstanding securities of either the Company or the Beneficiary; and (iv) no director or officer of the Trustee or any Successor Trustee, as the case may be, may serve as a director or officer of the Company or the Beneficiary (and no director or officer of the Company or the Beneficiary shall serve as a director or officer of the Trustee or Successor Trustee, as the case may be). In the event that the Trustee or Successor Trustee, as the case may be, shall fail to meet any of the conditions set forth in this Section 8.05, the Company shall replace the Trustee or the Successor Trustee, as the case may be, as provided in Section 8.04 hereof.

   Section 8.06 Trustee's Liability. The Trustee shall not be liable for any act or omission undertaken in connection with its powers and duties under this Agreement, except for any willful misconduct or gross negligence by Trustee. No Successor Trustee shall be liable for actions or omissions of the Trustee or any other Successor Trustee. The Trustee shall not be liable in acting on any notice, request, consent, certificate, instruction, or other paper or document or signature reasonably believed by it to be genuine and to have been signed by the proper party. The Trustee may consult with legal counsel (reasonably competent for the purpose) and any act or omission undertaken by it in good faith in accordance with the opinion of such legal counsel shall not result in any liabilities of the Trustee. The Beneficiary covenants and agrees to indemnify and hold harmless the Trustee and its affiliates, directors, officers, employees, agents and advisors (each an "Indemnified Party"), without duplication, from and against any and all claims, damages, losses, liability, obligations, actions, suits, costs, disbursements and expenses (including without limitation reasonable fees and expenses of counsel) incurred by any Indemnified Party, in any way relating to or arising out of or in connection with or by reason of the preparation for a defense of any investigation, litigation or proceeding arising out of this Agreement or the shares of Capital Stock held pursuant to this Agreement, the administration of this Agreement or the action or inaction of the Trustee hereunder; except to the extent such claim, damage, loss, liability, obligation, action, suit, cost, disbursement or expense results from such Indemnified Parties' gross negligence or willful misconduct. The indemnity set forth in this Section 8.06 shall be in addition to any other obligation or liabilities of the Beneficiary hereunder or at common law or otherwise and shall survive the termination of this Agreement.

                                   Article IX

                                  Termination

   Section 9.01 Termination. This Agreement shall terminate upon the joint written notice by the Beneficiary and the Company to the Trustee that the Beneficiary Beneficially Owns less than five percent (5%) of the issued and outstanding shares of Common Stock and less than five percent (5%) of the issued and outstanding shares of every other class of Capital Stock. Otherwise, the Voting Trust is hereby expressly declared to be and shall be irrevocable.

   Section 9.02 Delivery of Stock Certificate(s). As soon as practicable after the termination of this Agreement, the Trustee shall deliver to the Beneficiary stock certificate(s), with the appropriate legend as provided in the Certificate of Incorporation, representing the number of shares of Capital Stock Beneficially Owned by the Beneficiary at the date of termination, if any, held by the Voting Trust and upon payment by the Beneficiary of any and all taxes and other expenses relating to the transfer or delivery of such certificates.

                                   Article X

                                 Miscellaneous

   Section 10.01 Ownership; Authority. The Beneficiary represents, warrants and covenants to the Company that (i) as of the effective date of this Agreement, the Beneficiary is the Beneficial Owner of 14,962,500 shares of Common Stock,
(ii) the Beneficiary does not Beneficially Own any shares of Capital Stock other than 14,962,500 shares of Common Stock, and (iii) the Beneficiary has full power and authority to make, enter into and carry out the terms of this Agreement.

   Section 10.02 Merger, Consolidation, Sale of Assets. If the Company shall merge into or consolidate with another corporation or corporations, or if all or substantially all of the assets of the Company are transferred to another corporation, the shares of which are issued to stockholders of the Company in connection with such merger, consolidation or transfer, then the terms "RightCHOICE Managed Care, Inc." or the "Company" shall be construed, so long as the Marks continue to be licensed by such entity from BCBSA, to include such successor corporation, and the Trustee shall receive and hold under this Agreement any shares of such successor corporation received by it on account of its ownership as Trustee of shares of Capital Stock held by it hereunder prior to such merger, consolidation or transfer.

   Section 10.03 Successors. This Agreement shall bind and inure to the benefit of the Trustee and each and all of its respective heirs, executors, administrators, successors and assigns. Notwithstanding any provision of this Agreement, the provisions of this Agreement shall not be binding on any transferee or purchaser from the Beneficiary (other than a Person who is an Affiliate of the Beneficiary and except that any and all shares of Capital Stock sold in violation of this

Agreement, the Registration Rights Agreement, the Certificate of Incorporation or the Bylaws shall remain subject to this Agreement). In case at any time the Trustee shall resign and no Successor Trustee shall have been appointed within thirty (30) days after notice of such resignation has been filed and mailed as required by Section 8.04 hereof, the resigning Trustee may forthwith apply to a court of competent jurisdiction for the appointment of a Successor Trustee. Such court may thereupon, after such notice, if any, as it may deem proper and appropriate, appoint a Successor Trustee.

   Section 10.04 Notices. All notices, consents, requests, demands and other communications hereunder shall be in writing, and shall be deemed to have been duly given or made: (i) when delivered in person; (ii) three (3) days after deposited in the United States mail, first class postage prepaid; (iii) in the case of telegraph or overnight courier services, one (1) business day after delivery to the telegraph company or overnight courier service with payment provided; or (iv) in the case of telex or telecopy or fax, when sent, verification received; in each case addressed as follows:

     if to the Company:

       John A. O'Rourke
       Chairman, President and Chief Executive Officer
       RightCHOICE Managed Care, Inc.
       1831 Chestnut Street
       St. Louis, Missouri 63103
       Fax: (314) 923-8958

     with a copy to:

       John J. Riffle, Esq.
       Lewis, Rice & Fingersh, L.C.
       500 North Broadway, Suite 2000
       St. Louis, Missouri 63102
       Fax: (314) 444-7788

     if to the Beneficiary: [to be determined by Foundation prior to signing]

    ---------------------------------
    ---------------------------------
    ---------------------------------
    ---------------------------------

     with a copy to: [to be determined by Foundation prior to signing]

    ---------------------------------
    ---------------------------------
    ---------------------------------
    ---------------------------------

     if to the Trustee: [to be determined by Trustee prior to signing]

    ---------------------------------
    ---------------------------------
    ---------------------------------
    ---------------------------------
     with a copy to: [to be determined by Trustee prior to signing]

    ---------------------------------
    ---------------------------------
    ---------------------------------
    ---------------------------------

   Section 10.05 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to conflicts of laws principles.

   Section 10.06 Attorneys' Fees. In the event of any suit or other proceeding between the Company and the Beneficiary with respect to any of the transactions contemplated hereby or the subject matter hereof, the prevailing party shall, in addition to such other relief as the court may award, be entitled to recover reasonable attorneys' fees, expenses and costs of investigation, all as actually incurred, including, without limitation, attorneys' fees, costs and expenses of investigation incurred in appellate proceedings or in any action or participation in, or in connection with, any case or proceeding under Chapters 7, 11 and 13 of the United States Bankruptcy Code or any successor thereto.

   Section 10.07 Fair Construction. This Agreement is the product of negotiation and shall be deemed to have been drafted by all of the parties. It shall be construed in accordance with the fair meaning of its terms and its language shall not be strictly construed against, nor shall ambiguities be resolved against, any particular party.

   Section 10.08 Entire Agreement. This Agreement contains the entire agreement between the parties hereto regarding the subject matter hereof, and may not be amended, altered or modified except by a writing signed by the parties hereto. This Agreement supersedes all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof, all of which are specifically integrated into this Agreement. No party hereto shall be bound by or charged with any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings, express or implied, not specifically set forth herein; and the parties hereto further acknowledge and agree that in entering into this Agreement they have not in any way relied and will not rely in any way on any of the foregoing not specifically set forth herein.

   Section 10.09 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument.

                        [signatures appear on next page]

   In Witness Whereof, the parties have executed this Agreement on the day and year first above written.

                                          Rightchoice Managed Care, Inc., a
                                           Delaware corporation


                                          The Missouri Foundation For Health,
                                           a Missouri corporation


                                          [Trustee]

                                   EXHIBIT A

                              Trustee Fee Schedule

                                                                      Appendix D

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



                                    FORM OF

                         REGISTRATION RIGHTS AGREEMENT

                                 by and between

                        RIGHTCHOICE MANAGED CARE, INC.,
                             a Delaware corporation

                                      and

                      THE MISSOURI FOUNDATION FOR HEALTH,
                a Missouri nonprofit public benefit corporation




--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    FORM OF
                         REGISTRATION RIGHTS AGREEMENT

   This Registration Rights Agreement (this "Agreement"), dated as of      ,
2000, is made and entered into by and between RightCHOICE Managed Care, Inc., a Delaware corporation (the "Company"), and The Missouri Foundation For Health, a Missouri non-profit corporation (the "Foundation").

                                   Recitals

   A. Pursuant to the terms of a certain Agreement and Plan of Reorganization (the "Reorganization Agreement"), dated as of March 14, 2000, by and among Blue Cross and Blue Shield of Missouri, a Missouri non-profit health services corporation, RightCHOICE Managed Care, Inc., a Missouri corporation, the Foundation and the Company, the Foundation has acquired, contemporaneous with the execution of this Agreement, 14,962,500 shares of common stock, par value $.01 per share, of the Company (the "Common Stock"), representing approximately 80.1% of the issued and outstanding shares of Common Stock.

   B. The Company has agreed to provide certain registration rights to the Foundation with respect to the shares of Common Stock owned by the Foundation, subject to the terms and conditions contained in this Agreement.

                                   Agreement

   In consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, the Company and the Foundation agree as follows:

   Section 1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

     (a) "Affiliate", as used with respect to the Foundation, has the meaning ascribed to such term in Rule 12b-2 of the Exchange Act, and in effect on November 17, 1993, but shall be deemed to not include the Company and its subsidiaries.

     (b) "Agreement" has the meaning set forth in the Preamble hereof.

     (c) "Beneficially Own" has the meaning set forth in Section 1 of Article VII of the Certificate of Incorporation.

     (d) "Blackout Period" has the meaning specified in Section 6 hereof.

     (e) "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of the State of Missouri and the United States of America.

     (f) "Bylaws" means the Bylaws of the Company as in effect at the time that reference is made thereto.

     (g) "Certificate of Incorporation" means the Certificate of Incorporation of the Company as in effect at the time that reference is made thereto.

     (h) "Closing Date" has the meaning provided therefor in the Reorganization Agreement.

     (i) "Common Stock" has the meaning set forth in Recital A hereof.

     (j) "Company" has the meaning set forth in the Preamble hereof.

     (k) "Continuing Option" has the meaning specified in Section 4(a) hereof.

     (l) "Continuing Option Notice" has the meaning specified in Section 4(a) hereof.

     (m) "Continuing Option Price" has the meaning specified in Section 4(a) hereof.

     (n) "Continuing Option Securities" has the meaning specified in Section 4(a) hereof.

     (o) "Current Market Value" means the product of the number of Registrable Securities at issue multiplied by the closing sale price of a share of Common Stock on the NYSE on the date that the Current Market Value is to be determined.

     (p) "Demand" has the meaning specified in Section 2(a) hereof.

     (q) "Demand Option" has the meaning specified in Section 2(b) hereof.

     (r) "Demand Option Notice" has the meaning specified in Section 2(b) hereof.

     (s) "Demand Option Securities" has the meaning specified in Section 2(b) hereof.

     (t) "Demand Registration" has the meaning specified in Section 2(a) hereof.

     (u) "Effective Period" means the period commencing on the date of this Agreement and ending on the first date on which there shall no longer exist any Registrable Securities.

     (v) "Excess Shares" has the meaning set forth in Section 1 of Article VII of the Certificate of Incorporation.

     (w) "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time that reference is made thereto.

     (x) "Foundation" has the meaning set forth in the Preamble hereof.

     (y) "Initial Continuing Option Exercise Date" means the first date on which the Foundation holds less than fifty percent (50%) of the issued and outstanding shares of Common Stock.

     (z) "Inspectors" has the meaning specified in Section 8(k) hereof.

     (aa) "NASD" means the National Association of Securities Dealers, Inc.

     (bb) "NYSE" means the New York Stock Exchange, Inc.

     (cc) "Ownership Limit" has the meaning set forth in Section 1 of Article VII of the Certificate of Incorporation.

     (dd) "Person" means any individual, firm, partnership, corporation (including, without limitation, a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, and shall include any successor (by merger or otherwise) of any such entity.

     (ee) "Piggy-Back Request" has the meaning set forth in Section 3(c) hereof.

     (ff) "Piggy-Back Rights" has the meaning set forth in Section 3(b) hereof.

     (gg) "Private Placement Notice" has the meaning specified in Section 11 hereof.

     (hh) "Private Placement Option" has the meaning specified in Section 11 hereof.

     (ii) "Private Placement Option Notice" has the meaning specified in
  Section 11 hereof.

     (jj) "Private Placement Securities" has the meaning specified in Section 11 hereof.

     (kk) "Prospectus" means the prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by any Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus.

     (ll) "Records" has the meaning specified in Section 8(k) hereof.

     (mm) "Registrable Securities" means any and all of (i) the shares of Common Stock held by the Foundation as of the date of this Agreement, and
  (ii) any securities issuable or issued or distributed in respect of any of the securities identified in clause (i) by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, reorganization, merger, consolidation or otherwise. Registrable Securities shall cease to be Registrable Securities when and to the extent that (i) they shall have been transferred, sold, distributed or otherwise disposed of by the Foundation (whether pursuant to an underwritten public offering, a private placement transaction, Rule 144 or otherwise), (ii) they shall have ceased to be outstanding, or (iii) they shall have become Delinquent Shares (as defined in the Voting Trust and Divestiture Agreement).

     (nn) "Registration Expenses" means any and all reasonable expenses incident to performance of or compliance with this Agreement, including, without limitation, (i) all SEC, NASD and securities exchange registration and filing fees, (ii) all fees and expenses of complying with state securities or "blue sky" laws (including fees and disbursements of counsel for any underwriters in connection with blue sky qualifications of the Registrable Securities), (iii) all processing, printing, copying, messenger and delivery expenses, (iv) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange pursuant to Section 8(h) hereof, (v) all fees and disbursements of counsel for the Company and of its independent public accountants, and (vi) the reasonable fees and expenses of any special experts retained in connection with a registration under this Agreement, but excluding (A) any underwriting discounts and commissions and transfer taxes relating to the sale or disposition of Registrable Securities pursuant to a Registration Statement, and (B) any fees, expenses or disbursements of counsel and other advisers to the Foundation.

     (oo) "Registration Statement" means any registration statement (including a Shelf Registration) of the Company referred to in Sections 2 or 3 hereof, including any Prospectus, amendments and supplements to any such registration statement, including post-effective amendments, and all exhibits and all material incorporated by reference in any such registration statement.

     (pp) "Reorganization Agreement" has the meaning set forth in Recital A hereof.

     (qq) "Rule 144" means Rule 144 under the Securities Act, 17 C.F.R. (S) 230.144, or any similar or successor rules or regulations hereafter adopted by the SEC.

     (rr) "SEC" means the United States Securities and Exchange Commission and any successor federal agency having similar powers.

     (ss) "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time that reference is made thereto.

     (tt) "Share-Rights" has the meaning specified in Section 3(b) hereof.

     (uu) "Shelf Registration" means a "shelf" registration statement on an appropriate form pursuant to Rule 415 under the Securities Act (or any successor rule that may be adopted by the SEC).

     (vv) "Underwritten Offering" means an offering in which securities of the Company are sold to an underwriter for reoffering to the public pursuant to an effective Registration Statement under the Securities Act.

     (ww) "Voting Trust and Divestiture Agreement" means that certain Voting Trust and Divestiture Agreement, of even date herewith, by and among the Company, the Foundation and the trustee named therein.

   Section 2. Demand Registration Rights.

     (a) Throughout the Effective Period, the Foundation may, at any time from and after the Closing Date and subject to the terms hereof, request the Company in writing (each, a "Demand") to effect a registration with the SEC under and in accordance with the provisions of the Securities Act of all or part of the Registrable Securities (a "Demand Registration"). The Demand shall specify the aggregate number of shares of Registrable Securities requested to be so registered. Any request received by the Company from the Foundation as provided in this Section 2(a) shall be deemed to be a "Demand" for purposes of this Agreement unless the Company shall have notified the Foundation in writing, prior to its receipt of such request from the Foundation, of its intention to register securities with the SEC, in which case the request from the Foundation shall be governed by
  Section 3 hereof, not this Section 2.

     (b) Following its receipt of a Demand, the Company shall have the right, but not the obligation (the "Demand Option"), exercisable by providing written notice thereof (the "Demand Option Notice") to the Foundation within fifteen (15) days, to purchase all or (subject to the penultimate sentence of this Section 2(b)) any portion of the Registrable Securities that are the subject of such Demand (the "Demand Option Securities") at a cash price per share equal to the average closing sale price per share of the Common Stock on the NYSE during the ten (10) consecutive trading days ending on the second (2nd) trading day immediately preceding the date of the Demand. The Demand Option Notice shall state the number of Demand Option Securities that the Company shall purchase pursuant to the Demand Option, the aggregate purchase price therefor, and the closing date of the Company's purchase of the Demand Option Securities, which shall take place no later than thirty (30) days after the date of the Demand Option Notice. The Company shall pay for the Demand Option Securities that it shall purchase pursuant to the Demand Option at the closing thereof by wire transfer of immediately available funds to a bank account designated by the Foundation. At such closing, the Foundation shall deliver or cause to be delivered to the Company the certificate or certificates representing the number of Demand Option Securities purchased by the Company as specified in the Demand Option Notice, free and clear of all liens, claims, security interests and other encumbrances. The Company shall be entitled to receive customary representations and warranties from the Foundation regarding such sale of Demand Option Securities (including representations regarding good title to such shares, free and clear of all liens, claims, security interests and other encumbrances). Notwithstanding anything in this Section 2(b) to the contrary, unless the Foundation shall consent thereto, the Company shall not have the right to purchase less than all of the Demand Option Securities pursuant to a Demand Option if the Current Market Value (determined as of the date of the original Demand by the Foundation) of the Demand Option Securities that the Company shall have elected not to purchase shall be less than Thirty Million Dollars ($30,000,000). In the event that the Company shall purchase all of the Demand Option Securities in accordance with this Section 2(b), then the requested Demand Registration related thereto shall not be deemed to count as a Demand Registration described in Section 2(d)(i) or Section 2(d)(ii) hereof.

     (c) If the Company does not elect to exercise the Demand Option, or elects to purchase less than all of the Demand Option Securities, the Company shall use its best efforts to file a Registration Statement for the Registrable Securities, or remainder thereof, identified in such Demand as soon as practicable and to cause such Registration Statement to become effective.

     (d) Notwithstanding anything in this Agreement to the contrary, the Company shall not be required to file a Registration Statement for the Registrable Securities identified in a Demand:

       (i) if the Company shall have previously effected a Demand
    Registration at any time during the immediately preceding one hundred eighty (180) day period;

       (ii) if the Company shall have previously effected a Demand Registration at any time during the calendar year in which the Demand was received;

       (iii) if the Company shall have previously effected a registration of Common Stock to be issued and sold by the Company at any time during the immediately preceding one hundred twenty (120) day period (other than a registration on Form S-4, Form S-8 or Form S-3 (with respect to dividend reinvestment plans and similar plans) or any successor forms thereto);

       (iv) if the number of Registrable Securities identified in the Demand shall have a Current Market Value (determined as of the date of such Demand) of less than Thirty Million Dollars ($30,000,000), unless such Registrable Securities identified in the Demand constitute all remaining Registrable Securities; or

       (v) during the pendency of any Blackout Period.

     (e) The Company shall be permitted to satisfy its obligations under this
  Section 2 by amending (to the extent permitted by applicable law) any Shelf Registration previously filed by the Company under the Securities Act so that such Shelf Registration (as amended) shall permit the disposition (in accordance with the intended methods of disposition specified as aforesaid) of all of the Registrable Securities for which a Demand shall have been made. If the Company shall so amend a previously filed Shelf Registration, it shall be deemed to have effected one (1) Demand Registration.

     (f) A requested Demand Registration shall not be deemed to count as a Demand Registration described in Section 2(d)(i) or Section 2(d)(ii) hereof if: (i) such registration has not been declared effective by the SEC or does not become effective in accordance with the Securities Act, (ii) after becoming effective, such registration is materially interfered with by any stop order, injunction or similar order or requirement of the SEC or other governmental agency or court for any reason not attributable to the Foundation and does not thereafter become effective, (iii) the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such Demand Registration are not satisfied or waived due to a failure on the part of the Company, or (iv) the Foundation shall have withdrawn its Demand or otherwise determined not to pursue such registration prior to the filing of the Registration Statement with the SEC for such Demand, provided that the Foundation shall have reimbursed the Company for all of its out-of-pocket expenses incurred in connection with such Demand.

     (g) Should a Registration Statement filed pursuant to a Demand not become effective due to the failure of the Foundation to perform its obligations under this Agreement or the inability of the Foundation to reach agreement with the underwriter(s) on price or other customary terms for such transaction, or in the event the Foundation determines to withdraw or does not pursue a request for registration pursuant to a Demand (in each of the foregoing cases, provided that at such time the Company shall be in compliance in all material respects with its obligations under this Agreement), then such registration shall be deemed to count as a Demand Registration described in Section 2(d)(i) and Section 2(d)(ii) hereof, unless the Foundation shall have reimbursed the Company for all of its Registration Expenses incurred in connection with such demand.

     (h) The Company shall have the right, but not the obligation, to include any securities to be issued and sold by the Company in any Registration Statement (including a Shelf Registration referred to in Section 2(e) hereof) filed pursuant to a Demand without the prior consent of the Foundation.

     (i) If the lead managing underwriter (selected by the Company as provided in Section 5 hereof) of an Underwritten Offering made pursuant to a Demand shall advise the Company in writing (with a copy to the Foundation) that marketing or other factors require a limitation on the number of shares of Common Stock which can be sold in such offering within a price range acceptable to the Foundation, then (i) if the Company shall have elected to include any securities to be issued and sold by the Company in such Registration Statement pursuant to Section 2(h) hereof, then the Company shall reduce the number of securities the Company shall intend to issue and sell pursuant to such Registration Statement such that the total number of securities being sold by the Foundation and the Company shall be equal to the number which can be sold in such offering within a price range acceptable to the Foundation, and (ii) if the Company shall not have elected to include any securities in such Registration Statement pursuant to Section 2(h) hereof or if the reduction referred to in the previous clause (i) shall not be sufficient, then, notwithstanding Section 2(d)(iv) hereof, the Foundation shall reduce the number of Registrable Securities requested to be included in such offering to the number that the lead managing underwriter advises can be sold in such offering within such price range and such Demand shall count as a Demand Registration described in
  Section 2(d)(i) or Section 2(d)(ii) hereof, provided that at least $10,000,000 in gross sale proceeds shall have been received by the Foundation pursuant to such offering, otherwise such requested Demand Registration shall not be deemed to count as a Demand Registration described in Section 2(d)(i) or Section 2(d)(ii) hereof (provided that the Foundation shall have reimbursed the Company for all of its out-of-pocket expenses incurred in the preparation, filing and processing of the Registration Statement).

   Section 3. Piggy-Back Registration Rights.

     (a) The Company shall not file a Registration Statement relating to the public offering of Common Stock for sale for cash for its own account for a period of one hundred eighty (180) days following the Closing Date without the prior written consent of the Foundation, which consent shall not be unreasonably withheld.

     (b) Whenever the Company shall propose to file a Registration Statement under the Securities Act relating to the public offering of Common Stock for sale for cash for its own account, the Company shall give written notice to the Foundation at least fifteen (15) Business Days prior to the anticipated filing thereof, specifying the approximate date on which the Company proposes to file such Registration Statement and the intended method of distribution in connection therewith, and advising the Foundation of the Foundation's right to have any or all of the Registrable Securities then held by the Foundation included among the securities to be covered by such Registration Statement (the "Piggy-Back Rights") and the Foundation's right, until such time as the Foundation holds less than fifty percent (50%) of the issued and outstanding shares of Common Stock, to have any or all of the Registrable Securities then held by the Foundation included among the securities to be covered by such Registration Statement such that the Foundation shall be entitled to receive, at its option, up to fifty percent (50%) of the proceeds from the sale of shares of Common Stock to the public (the "Share-Rights").

     (c) Subject to Section 3(d) and Section 3(e) hereof, in the event that the Foundation has and shall elect to utilize its Piggy-Back Rights or Share-Rights, the Company shall include in the Registration Statement the Registrable Securities identified by the Foundation in a written request (the "Piggy-Back Request") given to the Company not later than ten (10) Business Days prior to the proposed filing date of the Registration Statement. The Registrable Securities identified in the Piggy-Back Request shall be included in the Registration Statement on the same terms and conditions as the other shares of Common Stock included in the Registration Statement.

     (d) Notwithstanding anything in this Agreement to the contrary, the Foundation shall not have Piggy-Back Rights or Share-Rights with respect to
  (i) a Registration Statement on Form S-4 or Form S-8 or Form S-3 (with respect to dividend reinvestment plans and similar plans) or any successor forms thereto, (ii) a Registration Statement filed in connection with an exchange offer or an offering of securities solely to existing stockholders or employees of the Company, (iii) a Registration Statement filed in connection with an offering by the Company of securities convertible into or exchangeable for Common Stock, (iv) a Registration Statement filed in connection with the redistribution of shares of Common Stock held by the Foundation in excess of the Ownership Limit pursuant to Article VI of the Voting Trust and Divestiture Agreement, or (v) a Registration Statement filed in connection with a private placement of securities of the Company (whether for cash or in connection with an acquisition by the Company or one of its subsidiaries).

     (e) If the lead managing underwriter selected by the Company for an Underwritten Offering for which Piggy-Back Rights are requested determines that marketing or other factors require a limitation on the number of shares of Common Stock to be offered and sold in such offering, then (i) such underwriter shall provide written notice thereof to each of the Company and the Foundation, and (ii) there shall be included in the offering, first, all shares of Common Stock proposed by the Company to be sold for its account (or such lesser amount as shall equal the maximum number determined by the lead managing underwriter as aforesaid) and, second, only that number of Registrable Securities requested to be included in such Registration Statement by the Foundation that such lead managing underwriter reasonably and in good faith believes will not substantially interfere with (including, without limitation, adversely affect the pricing of) the offering of all the shares of Common Stock that the Company desires to sell for its own account.

     (f) Nothing contained in this Section 3 shall create any liability on the part of the Company to the Foundation if the Company for any reason should decide not to file a Registration Statement for which Piggy-Back Rights or Share-Rights are available or to withdraw such Registration Statement subsequent to its filing, regardless of any action whatsoever that the Foundation may have taken, whether as a result of the issuance by the Company of any notice hereunder or otherwise.

     (g) A request made by the Foundation pursuant to its Piggy-Back Rights or Share-Rights to include Registrable Securities in a Registration Statement shall not be deemed to be a Demand Registration described in
  Section 2(d)(i) or Section 2(d)(ii) hereof.

   Section 4. Continuing Option.

     (a) At any time and from time to time after the Initial Continuing Option Exercise Date and thereafter during the Effective Period, the Company shall have the right, but not the obligation (the "Continuing Option"), exercisable by providing written notice thereof (the "Continuing Option Notice") to the Foundation, to purchase from the Foundation all or any portion of the Registrable Securities (the "Continuing Option Securities") at a cash price per share equal to the Continuing Option Price (as defined below in this Section 4(a)). The Continuing Option Notice shall state the number of Continuing Option Securities that the Company shall purchase pursuant to the Continuing Option, the aggregate purchase price therefor, and the closing date of the Company's purchase of the Continuing Option Securities, which shall take place within thirty (30) days of the date of the Continuing Option Notice. The Company shall pay for the Continuing Option Securities that it shall purchase pursuant to the Continuing Option at the closing thereof by wire transfer of immediately available funds to a bank account designated by the Foundation. At such closing, the Foundation shall deliver to the Company a certificate or certificates representing the number of Continuing Option Securities purchased by the Company as specified in the Continuing Option Notice, free and clear of all liens, claims, security interests and other encumbrances. The Company shall be entitled to receive customary representations and warranties from the Foundation regarding such sale of Continuing Option Securities (including representations regarding good title to such shares, free and clear of all liens, claims, security interests and other encumbrances). The term "Continuing Option Price", as used herein, shall mean (i) prior to the consummation of a Demand Registration or an offering pursuant to a Piggy-Back Request, the greater of "A", "B" or "C", and (ii) from and after the consummation of a Demand Registration or an offering pursuant to a Piggy-Back Request, the greater of "A", or "B", where, for purposes of the foregoing clauses (i) and (ii), "A" shall mean the average closing sale price per share of Common Stock on the NYSE during the ten (10) consecutive trading days ending on the date that the Continuing Option Notice with respect to such Continuing Option shall have been provided, "B" shall mean the average closing sale price per share of Common Stock on the NYSE during the ten (10) consecutive trading days ending on the forty-fifth (45th) day prior to the date that the Continuing Option Notice with respect to such Continuing Option shall have been provided, and "C" shall equal the price per share received by the Foundation in its most recent sale of Private Placement Securities pursuant to Section 11 hereof (regardless of whether such Private Placement Securities shall have been sold to qualified investors or to the Company).

     (b) If the Company shall purchase Continuing Option Securities pursuant to Section 4(a) hereof, it shall not, for a period of forty-five (45) days thereafter, sell shares of Common Stock for cash in public or private transactions (except that the Company shall be permitted, during such period, to issue Common Stock pursuant to benefit, stock option and dividend reinvestment plans for its directors, officers, employees and shareholders).

   Section 5. Selection of Underwriters.

     (a) In connection with any Underwritten Offering made pursuant to a Demand, the Company shall have the right to select the lead managing underwriter and any other managing underwriter to administer the Underwritten Offering, so long as each such underwriter shall be reasonably satisfactory to the Foundation. Each underwriter selected by the Company shall be deemed reasonably satisfactory to the Foundation unless the Foundation sends a written notice of objection to the Company within five
  (5) Business Days following receipt of written notice from the Company of the selection of the underwriter.

     (b) The Foundation acknowledges and agrees that Salomon Smith Barney shall be reasonably satisfactory to the Foundation to serve as a managing underwriter for any Underwritten Offering made pursuant to a Demand.

   Section 6. Blackout Periods. If the Company determines in good faith that the registration and distribution of Registrable Securities (or the use of the Registration Statement or related Prospectus) resulting from a Demand received from the Foundation would (i) materially and adversely interfere with any previously announced business combination transaction involving the Company pursuant to which the Company would issue, in connection with such transaction, shares of Common Stock to some or all of the equity owners of the counter-party to such business combination transaction, or (ii) result in the premature disclosure of any pending financing, acquisition, corporate reorganization or any other corporate development involving the Company or any of its subsidiaries, and, in either such event, the Company shall promptly give the Foundation written notice of such determination, then the Company shall be entitled to (x) postpone the filing of the Registration Statement otherwise required to be prepared and filed by the Company pursuant to Section 2 hereof, or (y) elect that the effective Registration Statement not be used, in either case for a reasonable period of time, but not to exceed one hundred twenty (120) days after the date that the Demand was made (a "Blackout Period"). Any such written notice shall contain a general statement of the reasons for such postponement or restriction on use and an estimate of the anticipated delay. The Company shall promptly notify the Foundation of the expiration or earlier termination of such Blackout Period.

   Section 7. Holdback.

     (a) If (i) during the Effective Period, the Company shall file a Registration Statement (other than a registration on Form S-4, Form S-8 or Form S-3 (with respect to dividend reinvestment plans and similar plans) or any successor forms thereto) with respect to any shares of its capital stock, and (ii) upon reasonable prior notice (A) the Company (in the case of a non-underwritten offering pursuant to such Registration Statement) advises the Foundation in writing that a sale or distribution of Registrable Securities would adversely affect such offering, or (B) the managing underwriter or underwriters (in the case of an Underwritten Offering) advise the Company in writing (in which case the Company shall notify the Foundation) that a sale or distribution of Registrable Securities would adversely impact such offering, then the Foundation shall, to the extent not inconsistent with applicable law, refrain from effecting any sale or distribution of Registrable Securities, including sales pursuant to Rule 144, during the period commencing on the date of such notice and continuing until the ninetieth (90th) day after the effective date of such Registration Statement.

     (b) During the thirty (30) day period commencing on the effective date of a Registration Statement filed by the Company on behalf of the Foundation in connection with an Underwritten Offering pursuant to a Demand, the Company shall not effect (except pursuant to registrations on Form S-4 or Form S-8 or Form S-3 (with respect to dividend reinvestment plans and similar plans) or any successor forms thereto and except pursuant to Section 2(h) hereof) any public sale or distribution of Common Stock or of preferred stock or securities convertible into or exercisable for Common Stock.

   Section 8. Registration Procedures. If and whenever the Company shall be required to use its best efforts to effect or cause the registration of any Registrable Securities under the Securities Act as provided in this Agreement, the Company shall and, with respect to Sections 8(m) and 8(n), the Foundation shall:

     (a) prepare and file with the SEC a Registration Statement with respect to such Registrable Securities on any form for which the Company then qualifies or that counsel for the Company shall deem appropriate, and which form shall be available for the sale of the Registrable Securities in accordance with the intended methods of distribution thereof, and use its best efforts to cause such Registration Statement to become and remain effective;

     (b) prepare and file with the SEC amendments and post-effective amendments to such Registration Statement and such amendments and supplements to the Prospectus used in connection therewith as may be necessary to maintain the effectiveness of such registration or as may be required by the rules, regulations or instructions applicable to the registration form utilized by the Company or by the Securities Act for a Shelf Registration or otherwise necessary to keep such Registration Statement effective for at least ninety (90) days and cause the Prospectus as so supplemented to be filed pursuant to Rule 424 under the Securities Act, and to otherwise comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement until the earlier of (x) such 90th day or (y) such time as all Registrable Securities covered by such Registration Statement shall have ceased to be Registrable Securities (it being understood that the Company at its option may determine to maintain such effectiveness for a longer period, whether pursuant to a Shelf Registration or otherwise); provided, however, that a reasonable time before filing a Registration Statement or

  Prospectus, or any amendments or supplements thereto (other than reports required to be filed by it under the Exchange Act), the Company shall furnish to the Foundation, the managing underwriter and their respective counsel for review and comment, copies of all documents proposed to be filed;

     (c) furnish to the Foundation and to any underwriter in connection with an Underwritten Offering such number of conformed copies of such Registration Statement and of each amendment and post-effective amendment thereto (in each case including all exhibits) and such number of copies of any Prospectus or Prospectus supplement and such other documents as the Foundation or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities by the Foundation or underwriter (the Company hereby consenting to the use (subject to the limitations set forth in Section 8(n) hereof) of the Prospectus or any amendment or supplement thereto in connection with such disposition);

     (d) use its best efforts to register or qualify such Registrable Securities covered by such Registration Statement under such other securities or "blue sky" laws of such jurisdictions as the Foundation shall reasonably request, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction where, but for the requirements of this Section 8(d), it would not be obligated to be so qualified, to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction;

     (e) notify the Foundation, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act within the appropriate period mentioned in Section 8(b) hereof, of the Company's becoming aware that the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and, at the request of the Foundation, prepare and furnish to the Foundation a reasonable number of copies of an amendment or supplement to such Registration Statement or related Prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

     (f) notify the Foundation at any time:

       (1) when the Prospectus or any Prospectus supplement or post-effective amendment has been filed, and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective;

       (2) of any request by the SEC for amendments or supplements to the Registration Statement or the Prospectus or for additional information;

       (3) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or any order preventing the use of a related Prospectus, or the initiation (or any overt threats) of any proceedings for such purposes;

       (4) of the receipt by the Company of any written notification of the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation (or overt threats) of any proceeding for that purpose; and

       (5) if at any time the representations and warranties of the Company contemplated by paragraph (i) below cease to be true and correct in all material respects;

     (g) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders an earnings statement that shall satisfy the provisions of Section 11(a) of the Securities Act, provided that the Company shall be deemed to have complied with this Section 8(g) if it shall have complied with Rule 158 under the Securities Act;

     (h) use its best efforts to cause all such Registrable Securities to be listed on the NYSE, The Nasdaq Stock Market or any other national securities exchange or automated quotation system on which the class of Registrable Securities being registered is then listed, if such Registrable Securities are not already so listed and if such listing is then permitted under the rules of such exchange, and to provide a transfer agent and registrar for such Registrable Securities covered by such Registration Statement no later than the effective date of such Registration Statement;

     (i) enter into agreements (including an underwriting agreement in the form customarily entered into by the Company in a comparable Underwritten Offering) and take all other appropriate and all commercially reasonable actions in order to expedite or facilitate the disposition of such Registrable Securities and in such connection, whether or not an underwriting agreement shall be entered into and whether or not the registration shall be an underwritten registration:

       (i) make such representations and warranties to the Foundation and the underwriters, if any, in form, substance and scope as are customarily made by the Company to underwriters in comparable
    Underwritten Offerings;

       (ii) obtain opinions of counsel to the Company and updates thereof (which counsel and opinions shall be reasonably satisfactory (in form, scope and substance) to the managing underwriters, if any, and the Foundation) addressed to the Foundation and the underwriters covering the matters customarily covered in opinions requested in comparable Underwritten Offerings by the Company;

       (iii) obtain "comfort letters" and updates thereof from the Company's independent certified public accountants addressed to the Foundation and the underwriters, if any, such letters to be in customary form and covering matters of the type customarily covered in "comfort letters" by independent accountants in connection with comparable underwritten offerings on such date or dates as may be reasonably requested by the managing underwriter;

       (iv) provide the indemnification in accordance with the provisions and procedures of Section 11 hereof to all parties to be indemnified pursuant to such Section 11; and

       (v) deliver such documents and certificates as may be reasonably requested by the Foundation and the managing underwriters, if any, to evidence compliance with clause (f) above and with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company:

     (j) cooperate with the Foundation and the managing underwriter or underwriters to facilitate, to the extent reasonable under the circumstances, the timely preparation and delivery of certificates representing the securities to be sold under such Registration Statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter or underwriters, if any, or the Foundation may request and/or in a form eligible for deposit with the Depository Trust Company;

     (k) make available to the Foundation, any underwriter participating in any disposition pursuant to such Registration Statement, and any attorney, accountant or other agent retained by the Foundation or underwriter (collectively, the "Inspectors"), reasonable access to appropriate officers of the Company and the Company's subsidiaries to ask questions and to obtain information reasonably requested by such Inspector and all financial and other records and other information, pertinent corporate documents and properties of any of the Company and its subsidiaries and affiliates (collectively, the "Records"), as shall be reasonably necessary to enable them to exercise their due diligence responsibility; provided, however, that the Records that the Company determines, in good faith, to be confidential and which it notifies the Inspectors in writing are confidential shall not be disclosed to any Inspector unless such Inspector signs a confidentiality agreement reasonably satisfactory to the Company or either (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission of a material fact in such Registration Statement, or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction; provided, further, that any decision regarding the disclosure of information pursuant to subclause (i) shall be made only after consultation with counsel for the applicable Inspectors; and provided, further, that the Foundation agrees that it shall, promptly after learning that disclosure of such Records is sought in a court having jurisdiction, give notice to the Company and allow the Company, at the Company's expense, to undertake appropriate action to prevent disclosure of such Records;

     (l) in the event of the issuance of any stop order suspending the effectiveness of the Registration Statement or of any order suspending or preventing the use of any related Prospectus or suspending the qualification of any Registrable Securities included in the Registration Statement for sale in any jurisdiction, the Company shall use all commercially reasonable efforts promptly to obtain its withdrawal;

     (m) the Foundation shall furnish the Company with such information regarding the Foundation and pertinent to the disclosure requirements relating to the registration and the distribution of such securities as the Company may from time to time reasonably request in writing; and

     (n) the Foundation shall, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 8(e) hereof, forthwith discontinue disposition of Registrable Securities pursuant to the Prospectus or Registration Statement covering such Registrable Securities until the Foundation shall have received copies of the supplemented or amended Prospectus contemplated by Section 8(e) hereof, and, if so directed by the Company, the Foundation shall deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in the Foundation's possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice.

   Section 9. Registration Expenses. Except as otherwise provided herein, in connection with all registrations of Registrable Securities made pursuant to a Demand Registration, Piggy-Back Rights or Share-Rights, the Company shall pay all Registration Expenses.

   Section 10. Rule 144. The Company shall take such measures and file such information, documents and reports as shall be required by the SEC as a condition to the availability of Rule 144. The Foundation shall not be permitted to sell any Registrable Securities pursuant to Rule 144 until such time as the Foundation shall have sold Registrable Securities to non-Affiliates of the Foundation and shall have received in exchange therefor aggregate proceeds of at least Fifty Million Dollars ($50,000,000). Thereafter, the Foundation shall not be permitted to sell any Registrable Securities pursuant to Rule 144 if (i) such sale shall be to any Person that Beneficially Owns any shares of Common Stock in excess of the Ownership Limit applicable to such Person; (ii) such sale shall cause any Person to Beneficially Own any shares of Common Stock in excess of the Ownership Limit applicable to such Person; or
(iii) such sale would violate the terms of this Agreement, the Voting Trust and Divestiture Agreement, the Certificate of Incorporation or the Bylaws.

   Section 11. Private Placements. Subject to the terms of this Agreement, the Voting Trust and Divestiture Agreement, the Certificate of Incorporation, the Bylaws and the right of first refusal in favor of the Company described below in this Section 11, the Foundation shall have the right at all times to sell shares of Registrable Securities in one or more private placements (the "Private Placement Securities") to qualified investors provided that the Foundation provides written notice to the Company at least forty-five (45) Business Days prior to making any such proposed private placement advising the Company of the terms and conditions of such proposed private placement (the "Private Placement Notice"), and provided further that the consummation of such proposed private placement would not cause any Person to Beneficially Own any shares of Common Stock in excess of the Ownership Limit applicable to such Person. The Private Placement Notice shall contain the identity of the proposed private placement purchaser, the price at which the Private Placement Securities shall be sold to the proposed private placement purchaser, the number of Private Placement Securities to be sold to the proposed private placement purchaser, and all other material terms and conditions of the proposed private placement. Following its receipt of the Private Placement Notice, the Company shall have the right, but not the obligation (the "Private Placement Option"), exercisable by providing written notice thereof (the "Private Placement Option Notice") to the Foundation within thirty (30) Business Days, to purchase all (but not less than all) of the Private Placement Securities on the same terms and conditions contained in the Private Placement Notice. The Private Placement Option Notice shall state the number of Private Placement Securities that the Company shall purchase pursuant to the Private Placement Option, the aggregate purchase price therefor, and the closing date of the Company's purchase of the Private Placement Securities, which shall take place no later than sixty (60) days after the date of the Private Placement Option Notice. The Company shall pay for the Private Placement Securities that it shall purchase pursuant to the Private Placement Option at the closing thereof by wire transfer of immediately available funds to a bank account designated by the Foundation. At such closing, the Foundation shall deliver to the Company a certificate or certificates representing the number of Private Placement Securities, free and clear of all liens, claims, security interests and other encumbrances. The Company shall be entitled to receive customary representations and warranties from the Foundation regarding such sale of Private Placement Securities (including representations regarding good title to such shares free and clear of all liens, claims, security interests and other encumbrances). If the Company shall elect not to exercise the Private Placement Option, the Foundation may sell the Private Placement Securities identified in the Private Placement Notice at the time and subject to all of the terms and the conditions contained in the Private Placement Notice.

   Section 12. Covenants of Foundation. The Foundation hereby covenants and agrees that it shall not sell any Registrable Securities in violation of the Securities Act and this Agreement, the Voting Trust and Divestiture Agreement, the Certificate of Incorporation and the Bylaws.

   Section 13. Indemnification; Contribution.

     (a) The Company shall indemnify and hold harmless the Foundation, its officers and directors, and any agent or investment adviser thereof against all losses, claims, damages, liabilities and expenses (including reasonable attorneys' fees and expenses) incurred by such party pursuant to any actual or threatened action, suit, proceeding or investigation arising out of or based upon (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement, any Prospectus or preliminary Prospectus, or any amendment or supplement to any of the foregoing, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or a preliminary Prospectus, in light of the circumstances then existing) not misleading, except in each case insofar as the same arise out of or are based upon, any such untrue statement or omission made in reliance on and in conformity with information with respect to the Foundation furnished to the Company by the Foundation or its counsel expressly for use therein. In connection with an Underwritten Offering, the Company shall indemnify the underwriters thereof, their officers, directors and agents and each Person who controls such underwriters (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the same extent as provided above with respect to the indemnification of the Foundation. Notwithstanding the foregoing provisions of this Section 11(a), the Company shall not be liable to the Foundation, any Person who participates as an underwriter in the offering or sale of Registrable Securities or any other Person, if any, who controls any such underwriter (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), under this Section 11 for any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense that arises out of an untrue statement or alleged untrue statement or omission or alleged omission in the preliminary Prospectus if the Foundation, or other Person on behalf of the Foundation, failed to send or deliver a copy of a final Prospectus to the Person asserting the claim prior to the written confirmation of the sale of the Registrable Securities to such Person and such statement or omission was corrected in such final Prospectus and the Company had previously and timely furnished sufficient copies thereof to the Foundation in accordance with this Agreement.

     (b) In connection with any registration of Registrable Securities pursuant to this Agreement, the Foundation shall furnish to the Company and any underwriter in writing such information, including the name, address and the amount of Registrable Securities held by the Foundation, as the Company or any underwriter reasonably requests for use in the Registration Statement relating to such registration or the related Prospectus and agrees to indemnify and hold harmless the Company, any underwriter, each such party's officers and directors and each Person who controls each such party (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), and any agent or investment adviser thereof against all losses, claims, damages, liabilities and expenses (including reasonable attorneys' fees and expenses) incurred by each such party pursuant to any actual or threatened action, suit, proceeding or investigation arising out of or based upon (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement, any Prospectus or preliminary Prospectus, or any amendment or supplement to any of the foregoing, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or a preliminary Prospectus, in light of the circumstances then existing) not misleading, but only to the extent that any such untrue statement or omission is made in reliance on and in conformity with information with respect to the Foundation furnished to the Company or any underwriter by the Foundation or its counsel specifically for inclusion therein. Notwithstanding the foregoing provisions of this
  Section 13(b), the Foundation shall not be liable to the Company, any underwriter, each such parties' officers or directors, any other Person who controls any such party (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), or any agent or investment advisor thereof, if the Foundation had provided information curing any untrue statement or omission in time reasonably sufficient to prevent the inclusion of such untrue statement or omission in the Registration Statement.

     (c) Any Person entitled to indemnification hereunder agrees to give prompt written notice to the indemnifying party after the receipt by such indemnified party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which such indemnified party may claim indemnification or contribution pursuant to this Section 11 (provided that failure to give such notification shall not affect the obligations of the indemnifying party pursuant to this Section 11 except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure). In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under this
  Section 11 for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. Notwithstanding the foregoing, if (i) the indemnifying party shall not have employed counsel reasonably satisfactory to such indemnified party to take charge of the defense of such action within a reasonable time after notice of commencement of such action (so long as such failure to employ counsel is not the result of an unreasonable determination by such indemnified party that counsel selected pursuant to the immediately preceding sentence is unsatisfactory) or if the indemnifying party shall not have demonstrated to the reasonable satisfaction of the indemnified party its ability to finance such defense, or (ii) the actual or potential defendants in, or targets of, any such action include both the indemnifying party and such indemnified party and such indemnified party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the indemnifying party which, if the indemnifying party and such indemnified party were to be represented by the same counsel, could result in a conflict of interest for such counsel or materially prejudice the prosecution of the defenses available to such indemnified party, then such indemnified party shall have the right to employ separate counsel, in which case the fees and expenses of one counsel or firm of counsel (plus one local or regulatory counsel or firm of counsel) selected by a majority in interest of the indemnified parties shall be borne by the indemnifying party and the fees and expenses of all other counsel retained by the indemnified parties shall be paid by the indemnified parties. No indemnified party shall consent to entry of any judgment or enter into any settlement without the consent (which consent, in the case of an action, suit, claim or proceeding exclusively seeking monetary relief, shall not be unreasonably withheld) of each indemnifying party.

     (d) If the indemnification from the indemnifying party provided for in this Section 11 is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions which resulted in such losses, claims, damages, liabilities and expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 11(c) hereof, any legal and other fees and expenses reasonably incurred by such indemnified party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this
  Section 11(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 11(d). Notwithstanding the provisions of this Section 11(d), no underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission and the Foundation shall not be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities of the Foundation were offered to the public exceeds the amount of any damages which the Foundation has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities
  Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. If indemnification is available under this Section 11, the indemnifying parties shall indemnify each indemnified party to the fullest extent provided in Section 11(a) or (b) hereof, as the case may be, without regard to the relative fault of such indemnifying parties or indemnified party or any other equitable consideration provided for in this Section 11(d).

     (e) The provisions of this Section 11 shall be in addition to any liability which any party may have to any other party and shall survive any termination of this Agreement. The indemnification provided by this Section 11 shall remain in full force and effect irrespective of any investigation made by or on behalf of an indemnified party, so long as such indemnified party is not guilty of acting in a fraudulent, reckless or grossly negligent manner.

   Section 14. Participation in Underwritten Offerings. The Foundation may not participate in any Underwritten Offering hereunder unless the Foundation (a) in the case of a registration pursuant to Section 3 hereof, agrees to sell the Foundation's securities on the basis provided in any underwriting arrangements approved by the Company in its reasonable discretion, and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements.

   Section 15. Injunctions. Each party acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Therefore, each party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which such party may be entitled at law or in equity.

   Section 16. Amendments and Waivers. No amendment, modification, supplement, termination, consent or waiver of any provision of this Agreement, nor consent to any departure herefrom, shall in any event be effective unless the same is in writing and is signed by the party against whom enforcement of the same is sought. Any waiver of any provision of this Agreement and any consent to any departure from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

   Section 17. Notices. All notices, consents, requests, demands and other communications hereunder must be in writing, and shall be deemed to have been duly given or made: (i) when delivered in person; (ii) three (3) days after deposited in the United States mail, first class postage prepaid; (iii) in the case of telegraph or overnight courier services, one (1) Business Day after delivery to the telegraph company or overnight courier service with payment provided; or (iv) in the case of telex or telecopy or fax, when sent, verification received; in each case addressed as follows:

       if to the Company:

       John A. O'Rourke
       Chairman, President and Chief Executive Officer
       RightCHOICE Managed Care, Inc.
       1831 Chestnut Street
       St. Louis, Missouri 63103
       Fax: (314) 923-8958
       with copy to:

       John J. Riffle, Esq.
       Lewis, Rice & Fingersh, L.C.
       500 North Broadway, Suite 2000
       St. Louis, Missouri 63102
       Fax: (314) 444-7788

       if to the Foundation: [to be determined by Foundation prior to signing]

    _________________________

    _________________________

    _________________________

       with copy to: [to be determined by Foundation prior to signing]

    _________________________

    _________________________

    _________________________

   Section 18. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors of each of the parties. This Agreement and the provisions of this Agreement that are for the benefit of the Foundation shall not be assignable by the Foundation to any Person and any such purported assignment shall be null and void.

   Section 19. Counterparts. This Agreement may be executed in one (1) or more counterparts, all of which shall be considered one (1) and the same agreement and shall become effective when one (1) or more counterparts have been signed by each of the parties and delivered to the other parties.

   Section 20. Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

   Section 21. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to choice or conflict of laws rules.

   Section 22. Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, shall be held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all remaining provisions contained herein shall not be in any way impaired thereby.

   Section 23. Entire Agreement. This Agreement, including any exhibits or attachments referred to herein, is intended by the parties as a final expression and a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter hereof. There are no restrictions, promises, warranties or undertakings with respect to the subject matter hereof, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

   Section 24. Further Actions; Best Efforts. The Foundation shall use its best efforts to take or cause to be taken all appropriate action and to do or cause to be done all things reasonably necessary, proper or advisable under applicable law and regulations to assist the Company in the performance of its obligations hereunder, including, without limitation, the preparation and filing of any Registration Statements pursuant to any Demand.

   Section 25. Fair Construction. This Agreement is the product of negotiation and shall be deemed to have been drafted by all of the parties. It shall be construed in accordance with the fair meaning of its terms and its language shall not be strictly construed against, nor shall ambiguities be resolved against, any particular party.

                        [signatures appear on next page]

   In Witness Whereof, the parties have executed this Agreement as of the date first set forth above.

                                          Rightchoice Managed Care, Inc., a
                                           Delaware corporation


                                          _____________________________________

                                          The Missouri Foundation For Health,
                                           a Missouri nonprofit corporation


                                          _____________________________________

                                                                      Appendix E
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                    FORM OF

                           INDEMNIFICATION AGREEMENT

                                 by and between

                        RIGHTCHOICE MANAGED CARE, INC.,
                             a Delaware corporation

                                      and

                      THE MISSOURI FOUNDATION FOR HEALTH,
                a Missouri nonprofit public benefit corporation


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    FORM OF

                           INDEMNIFICATION AGREEMENT

   This Indemnification Agreement (this "Agreement") is made and entered into
this   day of    , 2000, by and between RightCHOICE Managed Care, Inc., a
Delaware corporation and the successor by merger to Blue Cross and Blue Shield of Missouri (the "Company"), and The Missouri Foundation For Health, a Missouri non-profit corporation (the "Foundation").

                                    Recitals

   A. In 1994, Blue Cross and Blue Shield of Missouri, a Missouri non-profit health services corporation ("BCBSMo") consummated a series of transactions (the "1994 Reorganization") pursuant to which certain assets and liabilities of BCBSMo were transferred to a newly formed for-profit subsidiary, RightCHOICE Managed Care, Inc., a Missouri corporation ("Old RIT"), and a minority interest in Old RIT was sold to the public.

   B. Pursuant to the terms of a certain Agreement and Plan of Reorganization (the "Reorganization Agreement"), dated as of March 14, 2000, by and among BCBSMo, Old RIT, the Foundation and the Company, the Foundation has acquired, contemporaneous with the execution of this Agreement, 14,962,500 shares of common stock, par value $.01 per share, of the Company, representing approximately 80.1% of the issued and outstanding shares of common stock of the Company.

   C. In contemplation of the transactions provided for under the Reorganization Agreement, BCBSMo (or the appropriate party) [received] [requested] a private letter ruling from the Internal Revenue Service (the
"IRS"), dated    , 2000 (the "IRS Ruling"), that, among other things, (i) gain or loss will not be recognized by BCBSMo, Old RIT, HALIC (as defined in the Reorganization Agreement), the Company, the Foundation or the public shareholders of both Old RIT and the Company for federal income tax purposes pursuant to the Transfer and Assumption Transaction (as defined in the Reorganization Agreement); (ii) the Charter Conversion Transaction (as defined in the Reorganization Agreement) will constitute a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and will not result in the recognition of gain or loss by BCBSMo, New BCBSMo (as defined in the Reorganization Agreement) or the Foundation for federal income tax purposes, (iii) the Reincorporation Merger Transaction (as defined in the Reorganization Agreement) will qualify as a reorganization under Section 368(a)(1)(F) of the Code and no gain or loss will be recognized by New BCBSMo or the Company for federal income tax purposes, (iv) the RIT/New RIT Merger Transaction (as defined in the Reorganization Agreement) will be both a liquidation under Sections 332 and 337 of the Code and a reorganization under
Section 368(a)(1)(A) of the Code and no gain or loss will be recognized by Old RIT, the Company, the shareholders of both Old RIT and the Company, or the Foundation for federal income tax purposes, and (v) no gain will be recognized by BCBSMo, New BCBSMo, Old RIT, the Company, the shareholders of any of the foregoing entities, or the Foundation under Section 337(b)(2) or (d) of the Code. The various transactions contemplated by the Reorganization Agreement are hereinafter referred to collectively as the "Current Reorganization."

   D. In order to induce Old RIT and the Company to enter into the Reorganization Agreement and agree to succeed to certain liabilities of BCBSMo as a result of the Current Reorganization, the Foundation has agreed to enter into this Agreement to provide indemnification to certain entities and individuals against liabilities that the parties have determined should be assumed by the Foundation as the successor to and beneficiary of the principal assets of BCBSMo, including certain tax liabilities that may arise as a result of the consummation of the Current Reorganization.

                                   Agreement

   In consideration of the foregoing and the covenants and agreements set forth herein and in the Reorganization Agreement, and intending to be legally bound, the parties hereto agree as follows:

   Section 1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

     (a) "1994 Reorganization" has the meaning specified in Recital A hereof.

     (b) "BCBSMo" has the meaning set forth in the Preamble hereof.

     (c) "Charter Conversion Transaction" has the meaning provided therefor in the Reorganization Agreement.

     (d) "Company" has the meaning set forth in the Preamble hereof.

     (e) "Conversion Claims" means all claims, demands, rights, liabilities, damages, losses, and causes of action, direct or indirect, or derivative, individual or representative, of every nature and description whatsoever, that have been asserted or may in the future be asserted (i) in the Sarkis Litigation, or (ii) both arising out of or relating to either the 1994 Reorganization or the Current Reorganization, and arising out of or relating to either the status of BCBSMo as a mutual benefit or public benefit corporation under Missouri law or the ownership, beneficial ownership, or rights to the assets, surplus or equity of BCBSMo or any subsidiary or affiliate of BCBSMo.

     (f) "Current Reorganization" has the meaning specified in Recital C hereof.

     (g) "Current Reorganization Claims" means any and all claims, demands, rights, liabilities, damages, losses, and causes of action, direct or indirect, or derivative, individual or representative, of every nature and description whatsoever, arising out of or relating to the Current Reorganization.

     (h) "Foundation" has the meaning set forth in the Preamble hereof.

     (i) "Income Tax Indemnified Parties" means the Company, all of its subsidiaries and affiliates, and all of the directors, officers, agents and employees of the Company, or any of its subsidiaries or affiliates.

     (j) "Indemnified Parties" means each and every Income Tax Indemnified Party, Section 3(a) Indemnified Party and Section 3(c) Indemnified Party.

     (k) "IRS Ruling" has the meaning set forth in Recital C hereof.

     (l) "Old RIT" has the meaning set forth in Recital A hereof.

     (m) "Reincorporation Merger Transaction" as the meaning provided therefor in the Reorganization Agreement.

     (n) "Reorganization Agreement" has the meaning set forth in Recital B hereof.

     (o) "RIT/New RIT Merger Transaction" has the meaning provided therefor in the Reorganization Agreement.

     (p) "Sarkis Litigation" means, collectively, the private putative class action pending in the Circuit Court for the City of St. Louis styled Anthony J. Sarkis, Sr., and James Hacking v. Roy R. Heimberger, et al., No. 962-00938, and the action pending in the Circuit Court of Cole County styled Blue Cross and Blue Shield of Missouri v. Jeremiah W. "Jay" Nixon, Cause No. CV197-1558CC.

     (q) "Section 3 Indemnified Parties" means, collectively, the Section 3(a) Indemnified Parties and the Section 3(c) Indemnified Parties.

     (r) "Section 3(a) Indemnified Parties" means each and every past and present director, officer, agent, employee and independent contractor of BCBSMo or of any subsidiary of BCBSMo. For purposes of this definition, Old RIT and its subsidiaries shall not be deemed subsidiaries of BCBSMo.

     (s) "Section 3(c) Indemnified Parties" means the Company, all of its subsidiaries and affiliates, and each and every past and present director, officer, agent, employee and independent contractor of the Company or of any of its subsidiaries or affiliates.

     (t) "Transfer and Assumption Transaction" has the meaning provided therefor in the Reorganization Agreement.

   Section 2. Income Tax Indemnity.

     (a) The Foundation shall unconditionally, irrevocably and absolutely indemnify, defend and hold harmless the Income Tax Indemnified Parties from and against the net amount of Federal, state and local income tax liabilities (together with any penalties, interest, fines, additions to tax, costs and expenses, including attorneys' and other professional fees incurred in connection with the defense, settlement or compromise thereof), including those tax liabilities, if any, resulting from the receipt of indemnity payments by the Company pursuant to this Agreement (the "Tax Indemnification Amount"), incurred by any of the Income Tax Indemnified Parties, as a result of a determination by the IRS or other appropriate state or local authority that the Transfer and Assumption Transaction, the Charter Conversion Transaction, the Reincorporation Merger Transaction, or the RIT/New RIT Merger Transaction constitutes a taxable transaction and/or result in the recognition of gain for Federal income tax purposes under any section of the Code, including under section 337(d) of the Code (each of such transactions is referred to herein as a "Tax Indemnification Transaction"), or for state or local income tax purposes under any comparable provisions of state or local income tax laws. The Tax Indemnification Amount shall be calculated as if the Tax Indemnification Transaction(s) which cause(s) a Tax Indemnification Amount to be incurred by an Income Tax Indemnified Party creates the only item of taxable income (determined without deduction for expenses incurred in the year in issue) of the Income Tax Indemnified Party for the year in issue and is taxable at the highest maximum applicable rate. The Tax Indemnification Amount shall not be reduced by carryovers from prior years of credits, net operating losses or similar tax benefits. Notwithstanding the foregoing, the Foundation shall have no obligation to indemnify any of the Income Tax Indemnified Parties as set forth in this Section 2(a) if in connection with the imposition of tax liability under any section of the Code, including under section 337(d) of the Code, or under state or local tax laws, it is determined that such imposition is a result of the Reorganization not being consummated in accordance with the terms of the Reorganization Agreement.

     (b) An Income Tax Indemnified Party shall promptly notify the Foundation in writing of any assertion by the IRS or any appropriate state or local authority of a tax liability for which such Income Tax Indemnified Party may be indemnified under this Agreement (provided that failure to give such notification shall not affect the obligations of the Foundation pursuant to this Section 2 except to the extent the Foundation shall have been actually prejudiced as a result of such failure), and the Foundation shall have the opportunity, at the Foundation's sole expense, to participate jointly with the Income Tax Indemnified Party in contesting or settling any such asserted tax liability. The Foundation shall have thirty days following the receipt of such notice from an Income Tax Indemnified Party to notify the Income Tax Indemnified Party of its election to participate in contesting or settling the tax liability. If the Foundation shall elect to participate as provided in the preceding sentence, no decision (procedural or substantive) shall be made unless and until discussions have been held between the Income Tax Indemnified Party and the Foundation regarding same; provided, however, the Income Tax Indemnified Party shall have the primary responsibility for determining the manner in which the tax liability shall be contested or settled. Each proposed settlement that the Income Tax Indemnified Party desires to accept and that could result in a payment by the Foundation under this
  Section 2 shall be submitted to the Foundation by the Income Tax Indemnified Party for the Foundation's prior approval. The Foundation shall have ten days following the date of submission of a proposed settlement to approve or disapprove of such settlement. If no approval or disapproval shall have been received by the Income Tax Indemnified Party within such ten day period, then the Foundation shall be deemed to have approved the proposed settlement. The settlement or payment of any claim which would result in a payment by the Foundation under this Section 2 without the Foundation's prior approval as set forth in this Section 2(b) shall constitute a waiver of the right to indemnity. The Foundation shall not unreasonably withhold its approval of any settlement proposal.

     (c) If the Foundation does not approve a proposed settlement submitted to it by an Income Tax Indemnified Party, the representatives of the Income Tax Indemnified Party and the Foundation having first-hand knowledge of the dispute(s) shall endeavor to resolve the dispute through good faith discussions, such discussions to take place in a timely fashion so as not to permit the proposed settlement to expire. If the good faith discussions to take place pursuant to the preceding sentence of this Section 2(c) do not produce an agreement within fifteen (15) days of the date the proposed settlement is disapproved or deemed disapproved, the matter may be submitted to binding arbitration by written request of either the Income Tax Indemnified Party or the Foundation, as provided herein. All arbitrations will be conducted in St. Louis, Missouri, or at another location mutually approved by the parties, pursuant to the Commercial Arbitration Rules of the American Arbitration Association, except as otherwise provided herein. The arbitrator will be the then current president of the St. Louis Chapter of the American Institute of Certified Public Accountants or his/her designee and the decision of the arbitrator shall be final and binding on all parties thereto. All arbitrations will be undertaken pursuant to the Federal Arbitration Act, where applicable, and the decision of the arbitrator is enforceable in any court of competent jurisdiction. The arbitrator is directed by this Agreement to conduct the hearing and render a decision within a time period so as not to permit the proposed settlement under dispute to expire. Each party will pay its own fees and expenses in connection with the arbitration and the nonprevailing party shall pay the fees and expenses of the arbitrator.

   Section 3. Nontax Indemnity.

     (a) Subject to the limitations in Section 3(b) below, the Foundation shall unconditionally, irrevocably and absolutely indemnify, defend and hold harmless the Section 3(a) Indemnified Parties from and against (i) Current Reorganization Claims whenever they accrue to the same extent that BCBSMo was required to provide indemnity against such Claims to the Section 3(a) Indemnified Parties under its Articles of Incorporation and Bylaws as in effect on April 20, 1998, and (ii) Conversion Claims. The foregoing indemnity shall include all attorneys' fees and costs incurred in defending or responding to any claim covered by the indemnity.

     (b) The obligations of the Foundation to provide indemnity to the
  Section 3(a) Indemnified Parties under Section 3(a) above shall be limited as follows:

       (i) The Foundation shall have no obligation to indemnify any of the
    Section 3(a) Indemnified Parties under this Agreement from or on account of any conduct that shall be finally adjudged by a court of competent jurisdiction to have been knowingly fraudulent or deliberately dishonest or willful misconduct;

       (ii) The Foundation shall have no obligation under this Agreement to indemnify Section 3(a) Indemnified Parties against claims asserted against them by the Company; and

       (iii) The Foundation shall have no obligation under this Agreement to indemnify lawyers, accountants, or other professionals engaged as independent contractors against claims arising out of opinions rendered or advice given by them in connection with the Current Reorganization.

     (c) The Foundation shall unconditionally, irrevocably and absolutely indemnify, defend and hold harmless the Section 3(c) Indemnified Parties from and against (i) Conversion Claims, and (ii) any claim or demand asserted by any of the Section 3(a) Indemnified Parties seeking indemnity from any Section 3(c) Indemnified Party for any of the matters for which the Foundation is obligated to provide such indemnity under Section 3(a) above.

     (d) The obligations of the Foundation to provide indemnity to the
  Section 3(c) Indemnified Parties under Section 3(c) above shall be limited as follows:

       (i) the Foundation shall have no obligation to indemnify any of the
    Section 3(c) Indemnified Parties under this Agreement from or on account of any conduct that shall be finally adjudged by a court of competent jurisdiction to have been knowingly fraudulent or deliberately dishonest or willful misconduct; and

       (ii) the Foundation shall have no obligation under this Agreement to indemnify lawyers, accountants, or other professionals engaged as independent contractors against Conversion Claims.

     (e) Any Section 3 Indemnified Party entitled to indemnification under this Section 3 agrees to give prompt written notice to the Foundation after the receipt by such Section 3 Indemnified Party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which such Section 3 Indemnified Party may claim indemnification or contribution pursuant to this Section 3 (provided that failure to give such notification shall not affect the obligations of the Foundation pursuant to this Section 3 except to the extent the Foundation shall have been actually prejudiced as a result of such failure). In case any such action shall be brought against any Section 3 Indemnified Party and it shall notify the Foundation of the commencement thereof, the Foundation shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such Section 3 Indemnified Party (who shall not, except with the consent of the Section 3 Indemnified Party be counsel to the Foundation), and after notice from the Foundation to such Section 3 Indemnified Party of its election so to assume the defense thereof, the Foundation shall not be liable to such Section 3 Indemnified Party under this Section 3 for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such Section 3 Indemnified Party, in connection with the defense thereof other than reasonable costs of investigation. Notwithstanding the foregoing, if (i) the Foundation shall not have employed counsel reasonably satisfactory to such Section 3 Indemnified Party to take charge of the defense of such action within a reasonable time after notice of commencement of such action (so long as such failure to employ counsel is not the result of an unreasonable determination by such Section 3 Indemnified Party that counsel selected pursuant to the immediately preceding sentence is unsatisfactory), (ii) the actual or potential defendants in, or targets of, any such action include both the Foundation and such Section 3 Indemnified Party and such Section 3 Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Foundation which, if the Foundation and such Section 3 Indemnified Party were to be represented by the same counsel, could result in a conflict of interest for such counsel or materially prejudice the prosecution of the defenses available to such Section 3 Indemnified Party, or (iii) the Foundation is unable to demonstrate to the reasonable satisfaction of the Section 3(a) Indemnified Party that it has sufficient financial resources to fund the defense, then such Section 3 Indemnified Party shall have the right to employ separate counsel reasonably satisfactory to the Foundation, in which case the fees and expenses of one counsel or firm of counsel (plus one local or regulatory counsel or firm of counsel) selected by a majority in interest of the Section 3 Indemnified Parties shall be borne by the Foundation and the fees and expenses of all other counsel retained by the Section 3 Indemnified Party shall be paid by the Section 3 Indemnified Party. No Section 3 Indemnified

  Party shall consent to entry of any judgment or enter into any settlement without the consent (which consent, in the case of an action, suit, claim or proceeding exclusively seeking monetary relief, shall not be unreasonably withheld) of the Foundation.

     (f) In determining the amount of the obligations of the Foundation to a
  Section 3 Indemnified Party under this Section 3, net amounts paid to or recovered by a Section 3 Indemnified Party under third party insurance policies (excluding self-insurance), shall reduce the amount payable by the Foundation to such Section 3 Indemnified Party under this Section 3 (and the Section 3 Indemnified Parties shall use reasonable efforts to file and support claims therefor short of litigation), as shall the actual net tax effect of damages and other amounts paid by a Section 3 Indemnified Party seeking indemnity therefor on the tax liability of the Section 3 Indemnified Party. Notwithstanding anything to the contrary contained in the charter documents of the Company, the Reorganization Agreement, or any other agreement to which the Company is a party, the Foundation acknowledges and agrees that, as between the Company and the Foundation, the Company shall have no obligation, directly or indirectly, to indemnify any of the Section 3 Indemnified Parties against any of the matters for which Section 3 Indemnified Parties shall be entitled to seek indemnity from the Foundation hereunder, and any amounts which the Company shall be obligated to pay in such regard (either directly or indirectly through its subsidiaries) shall be reimbursed to the Company by the Foundation pursuant to the indemnification obligations of the Foundation hereunder. The Foundation further agrees that it shall not have any right to recover from the Company or any other Section 3 Indemnified Party for any amounts paid under this Section 3, and shall not file any claim against the Company or any other Section 3 Indemnified Party seeking to recover any amounts properly paid under this Section 3.

   Section 4. D&O Liability Insurance. Under the Reorganization Agreement, the Company is required, for a period of six years following the closing of the Reorganization, to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by BCBSMo (provided that the Company may substitute therefor comparable coverage from companies reasonably acceptable to the Foundation) as in effect on April 20, 1998 covering the persons who are at that time covered by such insurance policies with respect to acts and omissions occurring prior to and including the closing of the Current Reorganization. The Foundation shall reimburse the Company promptly upon request for the premiums paid by the Company to maintain such policies during such six year period. Such policies shall require the insurer to notify the Foundation at least thirty (30) days prior to cancellation. The Foundation shall have the right, but not the obligation, to pay the premiums necessary to maintain such policies in force and effect if the Company fails to do so, in which event the Company shall reimburse the Foundation promptly upon request for any penalties or interest attributable to the late premium payment. In the event the Company fails to maintain policies of directors' and officers' liability insurance as required under this Section 4, the Foundation shall have no obligation to provide indemnity against damages or losses that would have been covered by such insurance policies if they were maintained in force and effect.

   Section 5. Net Worth. The Foundation shall maintain a net worth (computed in accordance with generally accepted accounting practices, applied on a consistent basis, except that the Company's common stock shares shall be valued at the end of each calendar quarter on the basis of the average closing price on the New York Stock Exchange for the last ten trading days of the calendar quarter) of not less than $[insert estimated potential tax liability based upon difference between tax basis of RIT stock owned by BCBSMo and market price on date Reorganization closes] for the six years following the filing of the BCBSMo Federal Income Tax Return for the year in which the Current Reorganization shall have been consummated. With the prior written consent of the Company, the Foundation may secure its obligations hereunder through one or more alternative means that may be proposed by the Foundation from time to time. The Company shall not unreasonably withhold its consent to any proposed alternative that leaves the Company in no worse position to enforce the obligations of the Foundation hereunder than a minimum net worth covenant.

   Section 6. Further Agreements. Until this Agreement terminates as provided in Section 7 hereof, the Foundation shall (i) maintain its status as a tax-exempt organization under section 501(c)(4) of the Code, and (ii) not take any action or refrain from taking any action that would cause it to qualify as a "private foundation" as defined under section 509(a) of the Code. No party to this Agreement shall take any position inconsistent with the IRS Ruling.

   Section 7. Termination. This Agreement shall automatically terminate on the date on which the last to expire of the applicable statutes of limitations relating to the matters for which the Foundation has agreed to indemnify any Indemnified Party under Sections 2 and 3 of this Agreement (including the period during which any applicable statute of limitations may toll or be extended in the event a controversy arises to which an indemnity relates) shall have expired.

   Section 8. No Setoff. No payment required to be made pursuant to this Agreement shall be subject to any right of setoff, counterclaim, defense, abatement, suspension, deferment or reduction on an unrelated claim, provided that the Foundation may setoff against amounts due hereunder the amount of any undisputed claim against the payee and the amount of any claim against the payee that has been reduced to a final judgment.

   Section 9. Amendments. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally or in writing, except that any term of this Agreement may be amended by a writing signed by each of the parties hereto, and the observance of any such term may be waived (either generally or in a particular instance and either retroactively or prospectively) by a writing signed by the party against whom such waiver is to be asserted.

   Section 10. Notices. All notices and other communications provided for or permitted hereunder shall be made in accordance with the notice provisions of the Reorganization Agreement.

   Section 11. Successors and Assigns. This Agreement (or any right or obligation hereunder) may not be assigned by any party without the prior written consent of the other party, except that the Company may assign its rights and obligations under this Agreement, whether by a writing or operation of law, to a successor to all or substantially all of its business without such consent, in which event this Agreement shall inure to the benefit of, and be binding upon, the successor.

   Section 12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri applicable to agreements made and to be performed wholly within such state.

   Section 13. Waiver, Remedies. No delay on the part of any party hereto or any Indemnified Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto or any Indemnified Party of any right, power or privilege hereunder operate as a waiver of any other right, power, or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The waiver or consent (whether express or implied) by any party or any Indemnified Party of the breach of any term or condition of this Agreement shall not prejudice any remedy of any other party or any Indemnified Party in respect of any continuing or other breach of the terms and conditions hereof, and shall not be construed as a bar to any right or remedy which any party would otherwise have on any future occasion under this Agreement.

   Section 14. Attorneys' Fees. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof shall have been validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys' fees and costs in addition to any other available remedy.

   Section 15. Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, shall be held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that all other rights and privileges shall be enforceable to the fullest extent permitted by law.

   Section 16. Third Party Beneficiary. The Indemnified Parties other than the Company are third party beneficiaries of this Agreement, and have the right to enforce the provisions of this Agreement directly against the Foundation.

   In Witness Whereof, the parties hereto have executed this Agreement as of the date first above written.

                                          Rightchoice Managed Care, Inc.


                                          _____________________________________

                                          The Missouri Foundation for Health


                                          _____________________________________

                                                                      Appendix F
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



                          CERTIFICATE OF INCORPORATION

                                       OF

                         RIGHTCHOICE MANAGED CARE, INC.
                             a Delaware corporation




--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          CERTIFICATE OF INCORPORATION
                                       OF
                         RIGHTCHOICE MANAGED CARE, INC.

   The undersigned, being a natural person, for the purpose of organizing a corporation under the General Corporation Law of the State of Delaware, hereby certifies that:

                                   Article I

                                      Name

   The name of the corporation is RightCHOICE Managed Care, Inc. (the "Corporation").

                                   Article II

                                    Purpose

   The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, as from time to time amended (the "DGCL").

                                  Article III

                            Authorized Capital Stock

   Section 1. The total number of shares of all classes of stock which the Corporation shall have authority to issue is two hundred fifty million (250,000,000) shares consisting of (a) two hundred twenty-five million (225,000,000) shares of common stock, $.01 par value per share (the "Common Stock"), and (b) twenty-five million (25,000,000) shares of preferred stock, $.01 par value per share (the "Preferred Stock").

   Section 2. The powers, designations, rights, preferences, privileges and restrictions of the Common Stock and the Preferred Stock are as follows:

   A. Common Stock.

   1. General. The Common Stock shall have such rights (i) as are provided by the DGCL and as are customarily attendant to shares of common stock, and (ii) the rights set forth below in this Paragraph A.

   2. Dividends. Subject to any other provisions of this Certificate of Incorporation, holders of Common Stock shall be entitled to receive, to the extent permitted by law, such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon from time to time by the Board of Directors of the Corporation out of assets or funds of the Corporation legally available therefor.

   3. Voting. At every meeting of the stockholders of the Corporation, each holder of Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Common Stock standing in his or her name on the transfer books of the Corporation.

   B. Preferred Stock. Shares of Preferred Stock may be issued in one or more series as determined from time to time by the Board of Directors of the Corporation. All shares of any one series of Preferred Stock shall be identical, except as to the dates of issue and the dates from which dividends on shares of the series issued on different dates shall cumulate, if dividends on the shares of such series are cumulative. Authority is hereby expressly granted to the Board of Directors of the Corporation to authorize the issuance of one or more series of Preferred Stock, and to fix by one or more resolutions providing for the issuance of each such series the voting powers, designations, preferences and relative, participating, optional, redemption, conversion, exchange or other special rights, qualifications, limitations or restrictions of such series, and the number of shares in such series, to the full extent now or hereafter permitted by law.

                                  Article IV

                  Board of Directors and Stockholder Meetings

   Section 1. Except as may be otherwise specifically provided by the DGCL, all powers of management, direction and control of the Corporation shall be, and hereby are, vested in the Board of Directors of the Corporation.

   Section 2. A majority of the whole Board of Directors of the Corporation shall constitute a quorum for the transaction of business and, except as otherwise provided in this Certificate of Incorporation or the Bylaws of the Corporation, the vote of a majority of the directors present at a meeting at which a quorum is then present shall be the act of the Board of Directors of the Corporation. The term "whole Board of Directors of the Corporation," as used in this Certificate of Incorporation, means the total number of directors which the Corporation would have as of the date of such determination if the Board of Directors of the Corporation had no vacancies.

   Section 3. The Board of Directors of the Corporation shall consist of no less than 3 or more than 21 directors, the exact number of directors to be determined in accordance with the Bylaws of the Corporation. The directors shall be divided into three classes, designated Class I, Class II and Class
III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the whole Board of Directors of the Corporation. At each annual meeting of stockholders beginning in 2001, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term shall expire and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

   Section 4.

   A. Qualifications. No person shall be elected or appointed to the Board of Directors of the Corporation unless either (i) such person would qualify as an Independent Director (as defined in Paragraph B.1 of this Section 4 of Article
IV), or (ii) immediately after giving effect to such election or appointment, at least 80% of the members of the whole Board of Directors of the Corporation would qualify as Independent Directors.

   B. Definitions.

   1. "Independent Director" means any person who, during the entirety of any term of service on the Board of Directors of the Corporation, satisfies each of the following conditions: (i) he or she shall have affirmed in writing that, at the time of his or her election or appointment for such term, he or she was Independent (as defined in Paragraph B.2 of this Section 4 of Article
IV), and (ii) he or she shall have agreed to serve only in the capacity of an Independent Director for such term.

   2. "Independent" means a person who, at any given time, (i) shall not be a Major Participant
(as defined in Paragraph B.4 of this Section 4 of Article IV), (ii) shall not have been nominated to the Board of Directors of the Corporation at the initiative of a Major Participant, (iii) shall not have announced a commitment to any proposal made by a Major Participant that has not been approved by an Independent Board Majority (as defined in Paragraph B.3 of this Section 4 of Article IV), and
(iv) shall not have been determined by an Independent Board Majority to have been subject to any relationship, arrangement or circumstance (including any relationship with a Major Participant) which, in the judgment of such Independent Board Majority, is reasonably possible or likely to interfere to an extent deemed unacceptable by such Independent Board Majority with his or her exercise of independent judgment as a director.

   3. "Independent Board Majority" means a group of directors comprised of (i) a majority of all directors who qualify as Independent Directors at the time of such determination, and (ii) a majority of all directors at the time of such determination.

   4. "Major Participant" means: (i) the Foundation (as defined in Section 1 of
Article VII hereof) or a Person (as defined in Section 1 of Article VII hereof) who shall, in the judgment of an Independent Board Majority, succeed to the position held by the Foundation, (ii) a Person who, except as provided in the next sentence, is an Excess Owner (as defined in Section 1 of Article VII hereof), (iii) a Person that has filed proxy materials with the SEC (as defined in Section 1 of Article VII hereof) supporting a candidate for election to the Board of Directors of the Corporation in opposition to candidates approved by an Independent Board Majority, (iv) a Person that has made a proposal, made a filing with the SEC or taken other actions in which such Person indicates that such Person may seek to become a Major Participant or which in the judgment of an Independent Board Majority indicates that it is reasonably possible or likely that such Person will seek to become a Major Participant, or (v) such Person is an affiliate or associate (as defined in Section 1 of Article VII hereof) of a Major Participant. Notwithstanding the foregoing, in the event that an Independent Board Majority shall have approved an acquisition of outstanding Capital Stock (as defined in Section 1 of Article VII hereof) of the Corporation, prior to the time such acquisition shall occur, which would otherwise render a Person a Major Participant and such Person (a) shall not have made any subsequent acquisition of outstanding Capital Stock of the Corporation not approved by an Independent Board Majority and (b) shall not have subsequently taken any of the actions specified in the preceding sentence without the prior approval of an Independent Board Majority, then such Person shall not be deemed a Major Participant; provided that the Foundation shall always be deemed a Major Participant notwithstanding any approval of any acquisition of Capital Stock of the Corporation or any other development or fact of any kind. In the event there shall be any question as to whether a particular Person is a Major Participant, the determination of an Independent Board Majority shall be binding upon all parties concerned.

   Section 5. Each election of directors shall be by plurality vote except that an individual shall not be elected to the Board of Directors of the Corporation if such election is prohibited by Section 4 of this Article IV or the individual does not meet the qualifications which may be required by the Bylaws of the Corporation as constituted at the time of such election. The Board of Directors of the Corporation shall have the right to adopt Bylaw provisions to implement and apply the provisions in the preceding sentence and to achieve the outcome prescribed and intended thereby. The election of directors need not be by ballot unless the Bylaws of the Corporation shall so require.

   Section 6. Any newly created directorships resulting from any increase in the number of directors or from the removal, resignation or death of a director may be filled only by the affirmative vote of an Independent Board Majority and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified or until their respective earlier resignation, removal or death.

   Section 7. Stockholders of the Corporation shall have no right to remove any director or the whole Board of Directors of the Corporation unless such removal is for Cause (as defined below in this Section 7 of Article IV) and unless the holders of at least seventy-five percent (75%) of the issued and outstanding shares of Common Stock then entitled to vote at an election of directors shall have voted in favor of such removal for Cause (notwithstanding the fact that some lesser percentage may be specified by the DGCL). "Cause," as used in this Section 7, means conviction of a felony or a finding by a court of competent jurisdiction of liability for gross negligence, or willful misconduct, in the performance of the director's duty to the Corporation in a matter of substantial importance to the Corporation, where such adjudication is no longer subject to direct appeal.

   Section 8. Whenever the holders of any series of Preferred Stock issued by the Corporation or of any other securities of the Corporation shall have the right, voting separately by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation then applicable thereto.

   Section 9. Meetings of the stockholders of the Corporation for any purpose or purposes may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide.

   Section 10. No action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken by written consent without a meeting of such stockholders.

   Section 11. Subject to the rights, if any, of the holders of Preferred Stock or any series thereof, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by the Chairman of the Board of the Corporation, the Chief Executive Officer of the Corporation, the President of the Corporation, or an Independent Board Majority. Special meetings of the stockholders of the Corporation may not be called by any other person or persons or in any other manner.

                                   Article V

                                Indemnification

   Section 1. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of the Corporation, or is or was a director or an officer of the Corporation and is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including, but not limited to, attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding to the fullest extent and in the manner set forth in and permitted by the DGCL and other applicable law, as from time to time in effect. To the maximum extent permitted by the DGCL, the Corporation shall advance expenses (including attorneys' fees) incurred by any person indemnified hereunder in defending any civil, criminal, administrative or investigative action, suit or proceeding upon an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation. Such rights of indemnification and advancement of expenses shall not be deemed to be exclusive of any other rights to which such director or officer may be entitled apart from the foregoing provisions. The foregoing provisions of this Section 1 of Article V shall be deemed to be a contract between the Corporation and each director and officer who serves in such capacity at any time while this Section 1 of Article V and the relevant provisions of the DGCL and other applicable law, if any, are in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing, with respect to any state of facts then or theretofore existing, or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

   Section 2. The Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including, but not limited to, attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding to the extent and in the manner set forth in and permitted by the DGCL and other applicable law as from time to time in effect. Such right of indemnification shall not be deemed to be exclusive of any other rights to which any such person may be entitled apart from the foregoing provisions.

                                   Article VI

                     Liability for Breach of Fiduciary Duty

   A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of his or her duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which he or she derived any improper personal benefit. In no event shall any director be deemed to breach any fiduciary duty or other obligation owed to any stockholders of the Corporation or any other person by reason of (i) his or her failure to vote for (or by reason of such director's vote against) any proposal or course of action that in such director's judgment would breach any requirement imposed by the Blue Cross and Blue Shield Association (or its then successor) (the "BCBSA") or could lead to termination of any license granted by the BCBSA to the Corporation or any subsidiary or affiliate of the Corporation, or (ii) his or her decision to vote in favor of any proposal or course of action that in such director's judgment is necessary to prevent a breach of any requirement imposed by the BCBSA or could prevent termination of any license granted by the BCBSA to the Corporation or any subsidiary or affiliate of the Corporation. If the DGCL is hereafter amended to authorize, with the approval of a corporation's stockholders, further reductions in the liability of a corporation's directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of the foregoing provisions of this Article VI by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                  Article VII

                            Restriction on Transfer

   Section 1. The following definitions shall apply with respect to this
Article VII:

     (a) "affiliate" and "associate" have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

     (b) a Person shall be deemed to "Beneficially Own," be the "Beneficial Owner" of or have "Beneficial Ownership" of any Capital Stock:

       (1) in which such Person shall then have a direct or indirect beneficial ownership interest;

       (2) in which such Person shall have the right to acquire any direct or indirect beneficial ownership interest pursuant to any option or other agreement (either immediately or after the passage of time or the occurrence of any contingency);

       (3) which such Person shall have the right to vote;

       (4) in which such Person shall hold any other interest which would count in determining whether such Person would be required to file a
    Schedule 13D or Schedule 13G under Regulation 13D-G under the Exchange
    Act; or

       (5) which shall be Beneficially Owned (under the concepts provided in the preceding clauses) by any affiliate or associate of the particular Person or by any other Person with whom the particular Person or any such affiliate or associate has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities and other than pursuant to the Registration Rights Agreement);

   provided, however, that

       (6) a Person shall not be deemed to Beneficially Own, be the Beneficial Owner of, or have Beneficial Ownership of Capital Stock by reason of possessing the right to vote if (i) such right arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act, and (ii) such Person is not the Excess Owner of any Excess Shares, is not named as holding a beneficial ownership interest in any Capital Stock in any filing on Schedule 13D or Schedule 13G, and is not an affiliate or associate of any such Excess Owner or named Person;

       (7) a member of a national securities exchange or a registered depositary shall not be deemed to Beneficially Own, be the Beneficial Owner of or have Beneficial Ownership of Capital Stock held directly or indirectly by it on behalf of another Person (and not for its own account) solely because such member or depositary is the record holder of such Capital Stock, and (in the case of such member), pursuant to the rules of such exchange, such member may direct the vote of such Capital Stock without instruction on matters which are uncontested and do not affect substantially the rights or privileges of the holders of the Capital Stock to be voted, but is otherwise precluded by the rules of such exchange from voting such Capital Stock without instruction on either contested matters or matters that may affect substantially the rights or the privileges of the holders of such Capital Stock to be voted;

       (8) a Person who in the ordinary course of business is a pledgee of Capital Stock under a written pledge agreement shall not be deemed to Beneficially Own, be the Beneficial Owner of or have Beneficial Ownership of such pledged Capital Stock solely by reason of such pledge until the pledgee has taken all formal steps which are necessary to declare a default or has otherwise acquired the power to vote or to direct to vote such pledged Capital Stock, provided that:

              (A) the pledge agreement is bona fide and was not entered into with the purpose nor with the effect of changing or influencing the control of the Corporation, nor in connection with any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) promulgated under the Exchange Act; and

              (B) the pledge agreement does not grant to the pledgee the right to vote or to direct the vote of the pledged securities prior to the time the pledgee has taken all formal steps which are necessary to declare a default;

       (9) a Person engaged in business as an underwriter or a placement agent for securities who enters into an agreement to acquire or acquires Capital Stock solely by reason of its participation in good faith and in the ordinary course of its business in the capacity of underwriter or placement agent in any underwriting or agent representation registered under the Securities Act, as a bona fide private placement, a resale under Rule 144A promulgated under the Securities Act, or in any foreign or other offering exempt from the registration requirements under the Securities Act shall not be deemed to Beneficially Own, be the Beneficial Owner of or have Beneficial Ownership of such securities until the expiration of forty (40) days after the date of such acquisition so long as (i) such Person does not vote such Capital Stock during such period, and (ii) such participation is not with the purpose or with the effect of changing or influencing control of the Corporation, nor in connection with or facilitating any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) promulgated under the Exchange Act;

       (10) if the Corporation shall sell shares in a transaction not involving any public offering, then each purchaser in such offering shall be deemed to obtain Beneficial Ownership in such offering of the shares purchased by such purchaser, but no particular purchaser shall be deemed to Beneficially Own or have acquired Beneficial Ownership or be the Beneficial Owner in such offering of shares purchased by any other purchaser solely by reason of the fact that all such purchasers are parties to customary agreements relating to the purchase of equity securities directly from the Corporation in a transaction not involving a public offering, provided that:

              (A) all the purchasers are persons specified in Rule 13d-l(b)(l)(ii) promulgated under the Exchange Act;

              (B) the purchase is in the ordinary course of each purchaser's business and not with the purpose nor with the effect of changing or influencing control of the Corporation, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d- 3(b) promulgated under the Exchange Act;

              (C) there is no agreement among or between any purchasers to act together with respect to the Corporation or its securities except for the purpose of facilitating the specific purchase involved; and

              (D) the only actions among or between any purchasers with respect to the Corporation or its securities subsequent to the closing date of the nonpublic offering are those which are necessary to conclude ministerial matters directly related to the completion of the offer or sale of the securities sold in such offering;

       (11) the Share Escrow Agent shall not be deemed to be the Beneficial Owner of any Excess Share held by such Share Escrow Agent pursuant to an Excess Share Escrow Agreement, nor shall any such Excess Shares be aggregated with any other shares of Capital Stock held by affiliates or associates of such Share Escrow Agent; and

       (12) a Person shall not be deemed to Beneficially Own, be the Beneficial Owner of, or have Beneficial Ownership of Capital Stock by reason of the fact that such Person shall have entered into an agreement with the Corporation pursuant to which such Person, or its associates or affiliates, shall, upon consummation of the transaction described in such agreement, acquire, directly or indirectly, all of the Capital Stock of the Corporation (by means of a merger, consolidation, stock purchase or otherwise), provided that:

              (A) such agreement shall have been approved by an Independent Board Majority prior to the execution thereof by the Corporation;

              (B) neither such Person nor its associates or affiliates shall have been the Excess Owner of any Excess Shares immediately prior to the execution of such agreement;

              (C) the consummation of the transaction described in such agreement shall be subject to the approval of the holders of Capital Stock of the Corporation entitled to vote thereon under the DGCL or pursuant to other applicable law or the rules of the New York Stock Exchange, Inc. or any other national securities exchange or automated quotation system on which any of the Capital Stock shall then be listed or quoted; and

              (D) neither such Person nor its associates or affiliates shall have made any acquisition of Capital Stock after the execution of such agreement other than pursuant to the terms of such agreement.

   Anything herein to the contrary notwithstanding, a Person shall continue to be deemed to Beneficially Own, be the Beneficial Owner of, and have Beneficial Ownership of, such Person's Excess Shares which shall have been conveyed, or shall be deemed to have been conveyed, to the Share Escrow Agent in accordance with this Article VII until such time as such Excess Shares shall have been sold by the Share Escrow Agent as provided in this Article VII.

   (c) "BCBSA" has the meaning set forth in Article VI hereof.

   (d) "Capital Stock" means shares (or any basic unit) of any class or series of any equity security, voting or non-voting, common or preferred, which the Corporation may at any time issue or be authorized to issue.

   (e) "Common Stock" has the meaning set forth in Section 1 of Article III hereof.

   (f) "Excess Owner" means a Person who Beneficially Owns Excess Shares.

   (g) "Excess Shares" means (i) with respect to any Institutional Investor, all the shares of Capital Stock Beneficially Owned by such Institutional Investor in excess of the Institutional Investor Ownership Limit, (ii) with respect to any Noninstitutional Investor, all the shares of Capital Stock Beneficially Owned by such Noninstitutional Investor in excess of the Noninstitutional Investor Ownership Limit, and (iii) with respect to any Person, all the shares of Capital Stock Beneficially Owned by such Person in excess of the General Ownership Limit; provided, however, that in the event the Excess Shares with respect to such Person results from the Beneficial Ownership of Capital Stock of such Person being aggregated with the Beneficial Ownership of Capital Stock of any other Person, then the number of Excess Shares with respect to such Person shall be allocated pro rata in proportion to each Person's total Beneficial Ownership (as calculated without giving effect to this Article VII). All Excess Shares shall be deemed to be issued and outstanding shares of Capital Stock even when subject to or held pursuant to this Article VII.

   (h) "Exchange Act" means the Securities Exchange Act of 1934, as amended or supplemented and any other federal law which the BCBSA shall reasonably judge to have replaced or supplemented the coverage of the Exchange Act.

   (i) "Foundation" means The Missouri Foundation For Health, a Missouri nonprofit corporation.

   (j) "General Ownership Limit" means (i) that number of shares of Common Stock one share lower than the number of shares of Common Stock which would represent 20% of all shares of Common Stock issued and outstanding at the time of determination, or (ii) any combination of shares of Capital Stock in any series or class that represents 20% of the ownership interest in the Corporation at the time of determination; provided, however, that the General Ownership Limit may be revised from time to time pursuant to Section 15 of this Article VII. Unless an Independent Board

Majority otherwise determines pursuant to the authority granted in Section 15 of this Article VII, the manner in which shares in different classes or series of Capital Stock shall be counted to determine the ownership interest represented by any particular combination of those shares of Capital Stock pursuant to clause (ii) above shall be the same manner prescribed by the BCBSA under the License Agreements. So long as Common Stock (carrying identical voting rights per share) shall be the only class of Capital Stock issued by the Corporation, the General Ownership Limit shall be irrelevant for purposes of this Article VII because the Institutional Investor Ownership Limit shall exclusively determine whether any shares of Common Stock owned by any Institutional Investor constitute Excess Shares and the Noninstitutional Investor Ownership Limit shall exclusively determine whether any shares of Common Stock owned by any Noninstitutional Investor constitute Excess Shares. If, however, the Corporation were to issue a series of Preferred Stock or other class of Capital Stock other than Common Stock, then (i) shares Beneficially Owned by an Institutional Investor in excess of either the Institutional Investor Ownership Limit or the General Ownership Limit would constitute Excess Shares, and (ii) shares Beneficially Owned by a Noninstitutional Investor in excess of either the Noninstitutional Investor Ownership Limit or the General Ownership Limit would constitute Excess Shares.

   (k) "Institutional Investor" means any Person that is an entity or group identified in Rule 13d-1(b)(1)(ii) under the Exchange Act as constituted on June 1, 1997, provided that every filing made by such Person with the SEC under Regulation 13D-G (or any successor Regulation) under the Exchange Act with respect to such Person's Beneficial Ownership of Capital Stock by such Person shall have contained a certification identical to the one required by Item 10 of Schedule 13G constituted on June 1, 1997, or such other affirmation as shall be approved by the BCBSA and the Board of Directors.

   (l) "Institutional Investor Ownership Limit" means that number of shares of Capital Stock one share lower than the number of shares of Capital Stock which would represent 10% of the Voting Power of all shares of Capital Stock issued and outstanding at the time of determination; provided, however, that the Institutional Investor Ownership Limit may be revised from time to time pursuant to Section 15 of this Article VII.

   (m) "License Agreements" means the license agreements as constituted from time to time between the Corporation or any of its subsidiaries or affiliates and the BCBSA, including any and all addenda thereto, with respect to, among other things, the "Blue Cross" and "Blue Shield" names and marks.

   (n) "Noninstitutional Investor" means any Person that is not an Institutional Investor.

   (o) "Noninstitutional Investor Ownership Limit" means that number of shares of Capital Stock one share lower than the number of shares of Capital Stock which would represent 5% of the Voting Power of all shares of Capital Stock issued and outstanding at the time of determination; provided, however, that the Noninstitutional Investor Ownership Limit may be revised from time to time pursuant to Section 15 of this Article VII.

   (p) "Ownership Limit" means each of the General Ownership Limit, the Institutional Investor Ownership Limit and the Noninstitutional Investor Ownership Limit, as each may be revised from time to time pursuant to Section 15 of this Article VII.

   (q) "Permitted Transferee" means a Person whose acquisition of Capital Stock will not violate any Ownership Limit applicable to such Person.

   (r) "Person" means any individual, firm, partnership, corporation, limited liability company, trust, association, joint venture or other entity, and shall include any successor (by merger or otherwise) or of any such entity.

   (s) "Registration Rights Agreement" means that certain Registration Rights Agreement, between the Corporation and the Foundation, referred to in the Agreement and Plan of Reorganization described in Section 14 of this Article VII.

   (t) "Schedule 13D" means a report on Schedule 13D under Regulation 13D-G under the Exchange Act and any report which may be required in the future under any requirements which the BCBSA shall reasonably judge to have any of the purposes served by Schedule 13D.

   (u) "Schedule 13G" means a report on Schedule 13G under Regulation 13D-G under the Exchange Act and any report which may be required in the future under any requirements which the BCBSA shall reasonably judge to have any of the purposes served by Schedule 13G.

   (v) "SEC" means the United States Securities and Exchange Commission and any successor federal agency having similar powers.

   (w) "Securities Act" means the Securities Act of 1933, as amended or supplemented, and any other federal law which the BCBSA shall reasonably judge to have replaced or supplemented the coverage of the Securities Act.

   (x) "Share Escrow Agent" means the Person appointed by the Corporation to act as escrow agent with respect to the Excess Shares.

   (y) "Transfer" means any of the following which would affect the Beneficial Ownership of Capital Stock: (a) any direct or indirect sale, transfer, gift, hypothecation, pledge, assignment, devise or other disposition of Capital Stock (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Capital Stock, or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Capital Stock), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise, and (b) any other transaction or event, including without limitation a merger, consolidation, or acquisition of any Person, the expiration of a voting trust which is not renewed, or the aggregation of the Capital Stock Beneficially Owned by one Person with the Capital Stock Beneficially Owned by any other Person.

   (z) "Voting Power" means the voting power attributable to the shares of Capital Stock issued and outstanding at the time of determination and shall be equal to the number of all votes which could be cast in any election of any director which could be accounted for by all shares of Capital Stock issued and outstanding at the time of determination. If, in connection with an election for any particular position on the Board of Directors of the Corporation, shares in different classes or series are entitled to be voted together for purposes of such election, then in determining the number of "all votes which could be cast" in the election for that particular position for purposes of the preceding sentence, the number shall be equal to the number of votes which could be cast in the election for that particular position if all shares entitled to be voted in such election (regardless of series or class) were in fact voted in such election. For any particular Person, the Voting Power of such Person shall be equal to the quotient, expressed as a percentage, of the number of votes that may be cast with respect to shares of Capital Stock Beneficially Owned by such Person (including, for these purposes, any Excess Shares Beneficially Owned by such Person and held and/or voted by the Escrow Share Agent) divided by the total number of votes that could be cast by all stockholders of the Corporation (including such particular Person) based upon the issued and outstanding shares of Capital Stock at the time of determination. If the Corporation shall issue any series or class of shares for which positions on the Board of Directors of the Corporation are reserved or shall otherwise issue shares which have voting rights which can arise or vary based upon terms governing that class or series, then the percentage of the voting power represented by the shares of Capital Stock Beneficially Owned by any particular Person shall be the highest percentage of the total votes which could be accounted for by those shares in any election of any director.

   (aa) "Voting Trust Divestiture Agreement" means that certain Voting Trust and Divestiture Agreement by and between the Corporation and the Foundation and the trustee named therein, referred to in the Agreement and Plan or Reorganization described in Section 14 of this Article VII.

   Section 2.

   (a) No Institutional Investor shall Beneficially Own shares of Capital Stock in excess of the Institutional Investor Ownership Limit. No Noninstitutional Investor shall Beneficially Own shares of Capital Stock in excess of the Noninstitutional Investor Ownership Limit. No Person shall Beneficially Own shares of Capital Stock in excess of the General Ownership Limit.

   (b) The occurrence of any Transfer which would cause any Person to Beneficially Own Capital Stock in excess of any Ownership Limit applicable to such Person shall have the following legal consequences: (i) such Person shall receive no rights to the Excess Shares resulting from such Transfer (other than as specified in this Article VII), and (ii) the Excess Shares resulting from such Transfer immediately shall be deemed to be conveyed to the Share Escrow Agent.

   (c) Notwithstanding the foregoing, a Person's Beneficial Ownership of Capital Stock shall not be deemed to exceed any Ownership Limit applicable to such Person if (A) the Excess Shares with respect to such Person do not exceed the lesser of 1% of the Voting Power of the Capital Stock or 1% of the ownership interest in the Corporation, and (B) within fifteen (15) days of the time when such Person becomes aware of the existence of such Excess Shares such Person transfers or otherwise disposes of sufficient shares of Capital Stock so that such Person's Beneficial Ownership of Capital Stock shall not exceed any Ownership Limit.

   Section 3. Any Excess Owner who acquires or attempts to acquire shares of Capital Stock in violation of Section 2 of this Article VII, or any Excess Owner who is a transferee such that any shares of Capital Stock are deemed Excess Shares, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request.

   Section 4. The Corporation shall have the right to take such actions as it deems necessary to give effect to the transfer of Excess Shares to the Share Escrow Agent, including refusing to give effect to the Transfer or any subsequent Transfer of Excess Shares by the Excess Owner on the books of the Corporation. Excess Shares so held or deemed held by the Share Escrow Agent shall be issued and outstanding shares of Capital Stock. An Excess Owner shall have no rights in such Excess Shares except as expressly provided in this
Article VII and the administration of the Excess Shares escrow shall be governed by the terms of an Excess Share Escrow Agreement to be entered into between the Corporation and the Share Escrow Agent and having such terms as the Corporation shall deem appropriate.

   Section 5. The Share Escrow Agent, as record holder of Excess Shares, shall be entitled to receive all dividends and distributions as may be declared by the Board of Directors of the Corporation with respect to Excess Shares (the "Excess Share Dividends") and shall hold the Excess Share Dividends until disbursed in accordance with the provisions of Section 9 of this Article VII. In the event an Excess Owner receives any Excess Share Dividends (including without limitation Excess Share Dividends received prior to the time the Corporation determines that Excess Shares exist with respect to such Excess Owner) such Excess Owner shall repay such Excess Share Dividends to the Share Escrow Agent or the Corporation. The Corporation shall take all measures that it determines reasonably necessary to recover the amount of any Excess Share Dividends paid to an Excess Owner, including, if necessary, withholding any portion of future dividends or distributions payable on shares of Capital Stock Beneficially Owned by any Excess Owner (including future dividends on distributions on shares of Capital Stock which fall below the Ownership Limit as well as on Excess Shares), and, as soon as practicable following the Corporation's receipt or withholding thereof, shall pay over to the Share Escrow Agent the dividends so received or withheld, as the case may be.

   Section 6. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of, or any distribution of the assets of, the Corporation, the Share Escrow Agent shall be entitled to receive, ratably with each other holder of Capital Stock of the same class or series, that portion of the assets of the Corporation that shall be available for distribution to the holders of such class or series of Capital Stock. The Share Escrow Agent shall distribute to the Excess Owner the amounts received upon such liquidation, dissolution or winding up or distribution in accordance with the provisions of
Section 9 of this Article VII.

   Section 7. The Share Escrow Agent shall be entitled to vote all Excess Shares. The Share Escrow Agent shall vote, consent, or assent Excess Shares as follows:

     (a) to vote in favor of each nominee to the Board of Directors of the Corporation whose nomination has been approved by an Independent Board Majority and to vote against any candidate for the Board of Directors of the Corporation for whom no competing candidate has been nominated or selected by an Independent Board Majority;

     (b) unless such action is initiated by or with the consent of the Board of Directors of the Corporation, (i) to vote against removal of any director of the Corporation, (ii) to vote against any alteration, amendment, change or addition to or repeal (collectively, "Change") of the Bylaws or this Certificate of Incorporation, (iii) not to nominate any candidate to fill any vacancy of the Board of Directors of the Corporation,
  (iv) not to call any special meeting of the stockholders of the Corporation, and (v) not take any action by voting such Excess Shares that would be inconsistent with or would have the effect, directly or indirectly, of defeating or subverting the voting requirements contained in
  Section 7(a) of this Article VII or this Section 7(b) of Article VII;

     (c) to the extent not covered by clauses (a) and (b) above, on any action, proposal or resolution requiring the approval of the Board of Directors of the Corporation as a prerequisite to entitle the stockholders of the Corporation to vote thereon and as a prerequisite to become effective, to vote in the same proportion as all other votes represented by shares of Capital Stock are cast with respect to such action, proposal or resolution; and

     (d) to the extent not covered by clauses (a), (b) and (c) above, to vote as recommended by the Board of Directors of the Corporation.

   Section 8.

   (a) The Share Escrow Agent shall hold all Excess Shares until such time as they are sold in accordance with this Section 8 of Article VII.

   (b) The Share Escrow Agent shall sell or cause the sale of Excess Shares at such time or times and on such terms as shall be determined by the Corporation. The Share Escrow Agent shall have the right to take such actions as the Corporation shall deem appropriate to ensure that sales of Excess Shares shall be made only to Permitted Transferees.

   (c) The Share Escrow Agent shall have the power to convey to the purchaser of any Excess Shares sold by the Share Escrow Agent ownership of such Excess Shares free of any interest of the Excess Owner of those Excess Shares and free of any other adverse interest arising through the Excess Owner. The Share Escrow Agent shall be authorized to execute any and all documents sufficient to transfer title to any Permitted Transferee.

   (d) Upon acquisition by any Permitted Transferee of any Excess Shares sold by the Share Escrow Agent or the Excess Owner, such shares shall upon such sale cease to be Excess Shares and shall become regular shares of Capital Stock in the class or series to which such Excess Shares otherwise belong, and the purchaser of such shares shall acquire such shares free of any claims of the Share Escrow Agent or the Excess Owner.

   (e) To the extent permitted by the DGCL or other applicable law, neither the Corporation, the Share Escrow Agent nor anyone else shall have any liability to the Excess Owner or anyone else by reason of any action or inaction the Corporation or the Share Escrow Agent or any director, officer or agent of the Corporation shall take which any of them shall in good faith believe to be within the scope of their authority under this Article VII or by reason of any decision as to when or how to sell any Excess Shares or by reason of any other action or inaction in connection with the activities permitted under this
Article VII which does not constitute gross negligence or willful misconduct. Without limiting by implication the scope of the preceding sentence, to the extent permitted by law, neither the Share Escrow Agent nor the Corporation nor any director, officer or agent of the Corporation (a) shall have any liability on grounds that any of them failed to take actions which would or could have produced higher proceeds for any of the Excess Shares or by reason of the manner or timing for any disposition of any Excess Shares, and (b) shall be deemed to be a fiduciary or agent of any Excess Owner.

   Section 9. The proceeds from the sale of the Excess Shares and any Excess Share Dividends shall be distributed as follows: (i) first, to the Share Escrow Agent for any costs and expenses incurred in respect of its administration of the Excess Shares that have not theretofore been reimbursed by the Corporation;
(ii) second, to the Corporation for all costs and expenses incurred by the Corporation in connection with the appointment of the Share Escrow Agent, the payment of fees to the Share Escrow Agent with respect to the services provided by the Share Escrow Agent in respect of the escrow and for any other direct or indirect and out of pocket expenses incurred by the Corporation in connection with the Excess Shares, including any litigation costs and expenses, and all funds expended by the Corporation to reimburse the Share Escrow Agent for costs and expenses incurred by the Share Escrow Agent in respect of its administration of the Excess Shares and for all fees, disbursements and expenses incurred by the Share Escrow Agent in connection with the sale of the Excess Shares; and (iii) third, the remainder thereof (as the case may be) to the Excess Owner; provided, however, if the Corporation shall have any questions as to whether any security interest or other interest adverse to the Excess Owner shall have existed with respect to any Excess Shares, neither the Share Escrow Agent, the Corporation nor anyone else shall have the obligation to disburse proceeds for those shares until the Share Escrow Agent shall be provided with such evidence as the Corporation shall deem necessary to determine the parties who shall be entitled to such proceeds.

   Section 10. Each certificate for Capital Stock shall bear the following legend:

     "The shares of stock represented by this certificate are subject to restrictions on ownership and transfer. All capitalized terms in this legend have the meanings ascribed to them in the Corporation's Certificate of Incorporation, as the same may be amended from time to time, a copy of which, including the restrictions on ownership and transfer, shall be sent without charge to each stockholder who so requests. No Person shall Beneficially Own shares of Capital Stock in excess of any Ownership Limit applicable to such Person. Subject to certain limited specific exemptions,
  (i) Beneficial Ownership of that number of shares of Capital Stock by an Institutional Investor which would represent 10% or more of the Voting Power would exceed the Institutional Investor Ownership Limit, (ii) Beneficial Ownership of that number of shares of Capital Stock by a Noninstitutional Investor which would represent 5% or more of the Voting Power would exceed the Noninstitutional Investor Ownership Limit, and (iii) Beneficial Ownership of (a) 20% or more of the issued and outstanding shares of Common Stock or (b) any combination of shares in any series or class of Capital Stock that represents 20% or more of the ownership interest in the Corporation (determined as provided in the Corporation's Certificate of Incorporation) would exceed the General Ownership Limit. Any Person who attempts to Beneficially Own shares of Capital Stock in violation of this limitation must immediately notify the Corporation. Upon the occurrence of any event that would cause any Person to exceed any Ownership Limit applicable to such Person (including without limitation the expiration of a voting trust that entitled such Person to an exemption from any Ownership Limit applicable to such Person), all shares of Capital Stock Beneficially Owned by such Person in excess of any Ownership Limit applicable to such Person shall automatically be deemed Excess Shares and shall be transferred immediately to the Share Escrow Agent and shall be subject to the provisions of the Corporation's Certificate of Incorporation. The foregoing summary of the restrictions on ownership and transfer is qualified in its entirety by reference to the Corporation's Certificate of Incorporation."

   The legend may be amended from time to time to reflect amendments to this Certificate of Incorporation, or revisions to the Ownership Limits in accordance with Section 15 of this Article VII.

   Section 11. Subject to Section 12 of this Article VII, nothing contained in this Article VII or in any other provision of this Certificate of Incorporation shall limit the authority of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders.

   Section 12. Nothing contained in this Certificate of Incorporation shall preclude the settlement of any transactions entered into through the facilities of the New York Stock Exchange, Inc. or any other exchange or through the means of any automated quotation system now or hereafter in effect.

   Section 13. Except in the case of manifest error, any interpretation of this
Article VII by the Board of Directors of the Corporation shall be conclusive and binding; provided, however, that in making any such interpretation, the Board of Directors of the Corporation shall consider, wherever relevant, the Corporation's obligations to the BCBSA.

   Section 14. This Article VII shall not be applicable with respect to any shares of Capital Stock owned by the Foundation which were (i) issued by the Corporation to the Foundation upon the incorporation of the Corporation, or
(ii) issued by the Corporation to the Foundation pursuant to that certain Agreement and Plan of Reorganization, dated as of March 14, 2000, among the Corporation, Blue Cross and Blue Shield of Missouri, RightCHOICE Managed Care, Inc., a Missouri corporation, and the Foundation (such shares of Capital Stock being referred to as "Exchange Shares"), or (iii) acquired by the Foundation with respect to Exchange Shares as a result of a stock dividend, stock split, conversion, recapitalization, exchange of shares or the like, so long as such shares of Capital Stock shall be Beneficially Owned by the Foundation or by a trustee for the account of the Foundation and subject to the terms of the Voting Trust and Divestiture Agreement. Upon the Transfer of any Beneficial Ownership interest in any Exchange Shares (and such other shares of Capital Stock received by the Foundation or by a trustee for the account of the Foundation as a result of a stock dividend, stock split, conversion, recapitalization, exchange of shares or the like relating to such Exchange Shares) from the Foundation or trustee thereof or the voting trust established by the Voting Trust and Divestiture Agreement to any transferee, those shares of Capital Stock shall become fully subject to this Article VII from and at all times after such transfer.

   Section 15. An Independent Board Majority shall have the right to revise the definition of one or more Ownership Limits to change the percentage ownership of Capital Stock under such Ownership Limit to conform the definition to a change to the terms of the License Agreements or as required or permitted by the BCBSA. In the event the Corporation issues any series or class of Capital Stock other than Common Stock, then an Independent Board Majority shall have the power to determine the manner in which each class or series of Capital Stock shall be counted for purposes of determining each Ownership Limit. Any such revision to the definition of any Ownership Limit shall not be deemed a Change to this Certificate of Incorporation, and shall not require stockholder approval under Article XII hereof; provided, however, that no such revision shall be effective until such time as the Corporation shall have notified the stockholders of such revision in such manner as it shall deem appropriate under the circumstances (provided that notification of any such revision by means of a filing by the Corporation describing such revision with the SEC under the Exchange Act or with the Secretary of State of the State of Delaware under the DGCL shall be deemed appropriate notice under all circumstances).

                                  Article VIII

                                    By laws

   Section 1. The Bylaws shall govern the management and affairs of the Corporation, the rights and powers of the directors, officers, employees and stockholders of the Corporation in accordance with its terms and shall govern the rights of all persons concerned relating in any way to the Corporation except that if any provision in the Bylaws shall be irreconcilably inconsistent with any provision in this Certificate of Incorporation, the provision in this Certificate of Incorporation shall control.

   Section 2. The Board of Directors of the Corporation shall have the power to amend or replace the Bylaws of the Corporation by the vote of a majority of the whole Board of Directors of the Corporation, except that the approval of an Independent Board Majority shall be required to amend or replace any provision of the Bylaws of the Corporation which, pursuant to the terms thereof, may now or hereafter require the approval of an Independent Board Majority. The stockholders of the Corporation shall not have the power to Change (as defined in Section 7 of Article VII hereof) the Bylaws of the Corporation unless such Change shall be approved by the holders of at least seventy-five percent (75%) of the then issued and outstanding shares of Common Stock entitled to vote thereon.

                                   Article IX

                             No Preferential Rights

   No stockholder of the Corporation shall, by reason of his, her or its holding shares of any class or series, have any preemptive or preferential rights to purchase or subscribe to any shares of Capital Stock of the Corporation now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class now or hereafter to be authorized (whether or not the issuance of any such shares or such notes, debentures, bonds or other securities would adversely affect the dividend or voting rights of such stockholder) other than such rights, if any, as the Board of Directors of the Corporation in its discretion from time to time may grant and at such price as the Board of Directors of the Corporation may fix; and the Board of Directors of the Corporation may issue shares of Capital Stock of the Corporation or any notes, debentures, bonds or other securities, convertible into or carrying options or warrants to purchase shares of Capital Stock without offering any such shares of Capital Stock, either in whole or in part, to the existing stockholders.

                                   Article X

                              No Cumulative Voting

   There shall be no cumulative voting by stockholders of any class or series of Capital Stock in the election of directors of the Corporation.

                                   Article XI

                               Books and Records

   The books and records of the Corporation may be kept (subject to any provision contained in the DGCL or other applicable law) at such place or places as may be designated from time to time by the Board of Directors of the Corporation or in the Bylaws of the Corporation.

                                  Article XII

                  Right to Amend Certificate of Incorporation

   The Corporation reserves the right to Change (as defined in Section 7 of Article VII hereof) any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL or other applicable law and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that notwithstanding anything contained in this Certificate of Incorporation to the contrary, (a) the approval of an Independent Board Majority shall be required for the Board of Directors to approve and authorize any Change to Sections 1, 3, 4, 5, 6, 7, 10 and 11 of Article IV, Article V,
Article VI, Article VII, Article VIII, Article X or this Article XII, and (b) the affirmative vote of the holders of at least seventy-five percent (75%) of the then issued and outstanding shares of Common Stock entitled to vote thereon shall be required to Change Sections 1, 3, 4, 5, 6, 7, 10, and 11 of Article IV, Article V, Article VI, Article VII, Article VIII, Article X or this Article XII (the "Supermajority Stockholder Vote"); and provided further, however, that
(i) the Supermajority Stockholder Vote shall become ineffective and shall be of no further force and effect with respect to a Change to Article VII hereof in the event that each and every License Agreement to which the Corporation shall be subject shall have been terminated; and (ii) the Supermajority Stockholder Vote shall not apply to (1) any Change to Article VII to conform Article VII hereof to a change to the terms of any License Agreement, (2) any Change to
Article VII hereof required or permitted by the BCBSA (whether or not constituting a change to the terms of any License Agreement), or (3) any Change to Article VII hereof approved by an Independent Board Majority in connection with a proposal to acquire (by means of a merger, consolidation or otherwise) all of the outstanding Capital Stock of the Corporation. The affirmative vote of the holders of at least the percentage of the issued and outstanding Capital Stock entitled to vote thereon required by the DGCL or other applicable law shall be required to Change any provisions of this Certificate of Incorporation that shall not require the Supermajority Stockholder Vote under this Article XII.

                                  Article XIII

                                Registered Agent

   The address of the registered office of the corporation in the state of Delaware is 1013 Centre Road, Wilmington, Delaware 19805 in the County of New Castle. The name of its registered agent at such address is Corporation Service Company.

                                  Article XIV

                                   Compromise

   Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under (S) 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under (S) 279 of Title 8 of the Delaware Code under a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths ( 3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

                                   Article XV

                                  Incorporator

   The name and mailing address of the incorporator is as follows:

       John A. O'Rourke
       1831 Chestnut Street
       St. Louis, Missouri 63103

   In Witness Whereof, the undersigned duly executed this Certificate of Incorporation on this 3rd day of February, 2000.

                                                /s/ John A. O'Rourke
                                          _____________________________________
                                                    John A. O'Rourke,
                                                      Incorporator

                                                                      Appendix G
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                     BYLAWS

                                       OF

                         RIGHTCHOICE MANAGED CARE, INC.



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I--OFFICES AND RECORDS.............................................  G-1

ARTICLE II--SHAREHOLDERS...................................................  G-1

ARTICLE III--BOARD OF DIRECTORS............................................  G-6

ARTICLE IV--OFFICERS....................................................... G-14

ARTICLE V--INDEMNIFICATION................................................. G-17

ARTICLE VI--STOCK.......................................................... G-19

ARTICLE VII--CORPORATE FINANCE............................................. G-20

ARTICLE VIII--GENERAL PROVISIONS........................................... G-21

                                   Article I

                              Offices and Records

   Section 1.1 Registered Office and Registered Agent. The location of the registered office and the name of the registered agent of the Corporation in the State of Delaware shall be as stated in the Certificate of Incorporation of the Corporation (as the same may be further amended and/or restated) (the "Certificate of Incorporation") or as shall be determined from time to time by the Board of Directors and on file in the appropriate office of the State of Delaware pursuant to applicable provisions of law. Unless otherwise permitted by law, the address of the registered office of the Corporation and the address of the business office of the registered agent shall be identical.

   Section 1.2 Corporate Offices. The Corporation may have such corporate offices anywhere within or without the State of Delaware as the Board of Directors from time to time may determine or the business of the Corporation may require.

   Section 1.3 Books and Records. The Corporation shall keep correct and complete books and records of account, including the amount of its assets and liabilities, minutes of its proceedings of its stockholders and Board of Directors (and any committee having the authority of the Board of Directors) and the names and places of residence of its officers. The Corporation shall keep at its registered office or principal place of business in the State of Missouri, or at the office of its transfer agent in the State of Missouri, if any, books and records in which shall be recorded the number of shares subscribed, the names of the owners of the shares, the numbers owned by them respectively, the amount of shares paid, and by whom, and the transfer of such shares with the date of transfer.

   Section 1.4 Inspection of Records. A stockholder may, upon written demand under oath stating the proper purpose thereof, inspect the records of the Corporation, pursuant to any statutory or other legal right, during the usual and customary hours of business and in such manner as will not unduly interfere with the regular conduct of the business of the Corporation. A stockholder may delegate such stockholder's right of inspection to a certified or public accountant on the condition, to be enforced at the option of the Corporation, that the stockholder and accountant agree with the Corporation to furnish to the Corporation promptly a true and correct copy of each report with respect to such inspection made by such accountant. No stockholder shall use, permit to be used or acquiesce in the use by others of any information so obtained to the detriment competitively of the Corporation, nor shall such stockholder furnish or permit to be furnished any information so obtained to any competitor or prospective competitor of the Corporation. The Corporation as a condition precedent to any stockholder's inspection of the records of the Corporation may require the stockholder to indemnify the Corporation, in such manner and for such amount as may be determined by the Board of Directors, against any loss or damage which may be suffered by it arising out of or resulting from any unauthorized disclosure made or permitted to be made by such stockholder of information obtained in the course of such inspection.

                                   Article II

                                  Shareholders

   Section 2.1 Place of Meetings. Meetings of stockholders shall be held at any place within or outside the State of Delaware designated by the Board of Directors. In the absence of any such designation by the Board of Directors, stockholders' meetings shall be held at the principal place of business of the Corporation.

   Section 2.2 Annual Meetings. An annual meeting of the stockholders of the Corporation for the election of directors shall be held on the second Tuesday in May of each year, if not a legal holiday, and if a legal holiday, then on the next business day following, at 10:00 a.m., or at such other date and time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, at which the stockholders entitled to vote thereon shall elect directors to serve until expiration of their respective term of office as specified in Section 3 of Article IV of the Certificate of Incorporation and until their respective successors are duly elected and qualified, or until their respective earlier resignation, removal or death, and shall transact such other business as may properly come before the meeting as provided herein.

   Section 2.3 Special Meetings. Special meetings of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer, the President, or an Independent Board Majority (as defined in Section 4.B.3 of Article IV of the Certificate of Incorporation). The Chairman of the Board, the Chief Executive Officer, the President, or an Independent Board Majority, as the case may be, shall have the right to determine the business to be transacted at any special meeting and no issue or matter may be acted upon by any stockholders at any special meeting unless such issue or matter has been approved by the Board of Directors for vote by stockholders at such meeting.

   Section 2.4 Notice; Waiver of Notice; Affidavit of Notice.

   (a) Written or printed notice of each meeting of the stockholders, whether annual or special, stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes thereof and that no other business may be transacted, and, in the case of an annual meeting, those matters which the Board of Directors, at the time of giving the notice, intends to present for action by the stockholders, shall be delivered or given to each stockholder entitled to vote at such meeting, as determined in accordance with
Section 2.8 of these Bylaws, not less than ten (10) days or more than sixty
(60) days before the date of the meeting, either personally or by mail, by or at the direction of the President, the Secretary, or the officer or persons calling the meeting pursuant to Section 2.3 of these Bylaws, unless, as to a particular matter, other or further notice is required by the General Corporation Law of the State of Delaware (the "DGCL") or other applicable law, in which case such other or further notice shall be given.

   (b) Any notice to a stockholder of a stockholders' meeting sent by mail shall be deemed to be delivered when deposited in the United States mail with postage thereon prepaid and addressed to the stockholder at such stockholder's address as it appears on the records of the Corporation.

   (c) Whenever any notice is required to be given to any stockholder under the provisions of these Bylaws, or of the Certificate of Incorporation or of the DGCL or other applicable law, a written waiver thereof, signed by the stockholder entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

   (d) To the extent provided by the DGCL or other applicable law, attendance of a stockholder at any meeting shall constitute a waiver of notice of such meeting except where a stockholder attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

   (e) An affidavit of the mailing or other means of giving any notice of any stockholders' meeting shall be executed by the Secretary, the Assistant Secretary, or any transfer agent of the Corporation giving the notice, and shall be filed and maintained in the minute book of the Corporation.

   Section 2.5 Presiding Officials. Every meeting of the stockholders, for whatever purpose, shall be convened by the President, the Secretary or the officer or any of the persons who called the meeting pursuant to Section 2.3 of these Bylaws. The meeting shall be presided over by the officers specified in Sections 4.7, 4.8 and 4.9 of these Bylaws as provided therein.

   Section 2.6 Quorum; Adjournment. Unless otherwise provided by the DGCL or other applicable law, the Certificate of Incorporation or these Bylaws, the constitution of a quorum at any meeting of the stockholders shall require a majority of the outstanding shares of the Corporation's capital stock entitled to vote at such meeting, represented in person or by proxy; provided, however, that in the event that less than a quorum is represented at a meeting, the shares so represented, by a majority vote, shall have the right successively to adjourn the meeting, without notice to any stockholder not present at the meeting, to a specified date no later than 90 days after such adjournment. In all matters, every decision of a majority of the outstanding shares then entitled to vote on the subject matter and represented in person or by proxy at a meeting at which a quorum is present shall be valid as an act of the stockholders, unless a larger vote is required by the DGCL or other applicable law, by the Certificate of Incorporation or by these Bylaws; provided, however, that if there are two or more classes of stock entitled to vote as separate classes, then in the case of each such class, the holders of a majority (or such higher proportion as may be required by the DGCL or other applicable law or the Certificate of Incorporation or these Bylaws) of the shares of each such class must be voted affirmatively to approve any matter requiring such separate class vote. Shares represented by a proxy which directs that the shares be voted to abstain or to withhold a vote on a matter shall be deemed to be represented at the meeting as to such matter. At any subsequent session of an adjourned meeting at which a quorum is present in person or by proxy, any business may be transacted which could have been transacted at the initial session of the meeting if a quorum had been present.

   Section 2.7 Proxies. Every person entitled to vote for directors or on any other matter shall have the right to do so either in person or by one or more agents authorized by a written proxy signed by the person and filed with the Secretary of the Corporation. A proxy shall be deemed signed if the stockholder's name is placed on the proxy (whether by manual signature, typewriting, telegraphic transmission, or otherwise) by the stockholder or the stockholder's attorney-in-fact. A validly executed proxy which does not state that it is irrevocable shall continue in full force and effect unless (i) revoked by the person executing it, before the vote pursuant to that proxy, by a writing delivered to the Corporation stating that the proxy is revoked, or by a subsequent proxy executed by, or attendance at the meeting and voting in person by, the person executing the proxy; or (ii) written notice of the death or incapacity of the maker of that proxy is received by the Corporation before the vote pursuant to that proxy is counted; provided, however, that no proxy shall be valid after the expiration of three (3) years from the date of the proxy, unless otherwise provided in the proxy. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL.

   Section 2.8 Voting.

   (a) Each stockholder shall have the number of votes provided in the Certificate of Incorporation for each share of stock entitled to vote under the provisions of the Certificate of Incorporation and registered in such stockholder's name on the books of the Corporation.

   (b) Cumulative voting is not permitted with respect to the election of directors, and thus no stockholder entitled to vote in the election of directors shall have the right to cast as many votes in the aggregate as shall equal the number of votes held by the stockholder in the Corporation, multiplied by the number of directors to be elected at the election, for one candidate, or distribute them among two or more candidates.

   (c) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of shares or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. A determination of stockholders of record entitled to notice of, or to vote at, a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

   (d) If the Board of Directors does not close the transfer books or set a record date for the determination of its stockholders entitled to notice of, or to vote at, a meeting of stockholders in accordance with Section 2.8(d) of these Bylaws, only those persons who are stockholders of record at the close of business on the day preceding the next day on which notice of such meeting is given, or, if notice is waived, at the close of business on the day next preceding the day on which such meeting is held, shall be entitled to notice of, and to vote at, such meeting and any adjournment of such meeting; except that, if prior to such meeting written waivers of notice of such meeting are signed and delivered to the Corporation by all of the stockholders of record at the time such meeting is convened, only those persons who are stockholders of record at the time such meeting is convened shall be entitled to vote at such meeting and any adjournment thereof.

   Section 2.9 Stockholders' Lists. A complete list of the stockholders entitled to vote at each meeting of the stockholders, arranged in alphabetical order, with the address of and the number of voting shares of each class owned of record by each stockholder of record as of the date determined pursuant to Sections 2.8(d) or (e) of these Bylaws as the case may be, shall be prepared by the officer of the Corporation having charge of the stock transfer books of the Corporation, and shall, for a period of ten (10) days prior to the meeting, be kept on file at a place within the city where the meeting is to be held and shall at any time during the usual hours for business be subject to inspection by any stockholder. Such list or a duplicate thereof shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any stockholder during the whole time of the meeting. The original share ledger or transfer book, or a duplicate thereof kept in the State of Missouri, shall be prima facie evidence as to who are the stockholders entitled to examine such list, share ledger or transfer book or to vote at any meeting of stockholders.

   Section 2.10 Conduct of Stockholder Meetings. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board of Directors of the Corporation may, to the extent not prohibited by the DGCL or other applicable law, adopt by resolution such rules and regulations for the conduct of the meetings or any meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations, the Chairman of the meeting may prescribe such rules, regulations and procedures and do all such acts as, in the judgment of such Chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the Chairman of the meeting, may, to the extent not prohibited by the DGCL or other applicable law, include, without limitation, the following: (i) the establishment of an agenda for the meeting; (ii) the maintenance of order at the meeting; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized proxies and such other persons as shall be determined;
(iv) restrictions on entry to the meeting after a specified time; (v) limitation on the time allotted to questions or comments by participants; (vi) a determination of whether the proponent of any proposal is entitled to obtain a vote by stockholders on that proposal at that meeting under the standards prescribed in these Bylaws and such other standards as the Chairman of the meeting shall determine to be applicable; (vii) the taking and counting of votes at such meetings; and (viii) the resolution of any other questions which may be raised at such meeting. Unless otherwise determined by the Board of Directors or the Chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with any rules of parliamentary procedure.

   Section 2.11 Stockholder Action By Written Consent without a Meeting. No action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken by written consent without a meeting of such stockholders.

   Section 2.12 Inspectors of Election. Before any meeting of stockholders, the Board of Directors shall appoint a person (other than nominees for office, directors or stockholders) to act as inspectors of election at the meeting or its adjournment. If any person appointed as inspector fails to appear or fails or refuses to act, the Chairman of the meeting shall appoint a person to fill such vacancy. The inspector shall: (a) determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, and the authenticity, validity, and effect of proxies; (b) receive votes or ballots; (c) hear and determine all challenges and questions in any way arising in connection with the right to vote; (d) count and tabulate all votes; (e) determine when the polls shall close; (f) determine the result; and (g) do any other acts that may be proper to conduct the election or vote with fairness to all stockholders.

   Section 2.13 Stockholder Proposals.

   (a) Stockholders shall be entitled to submit proposals to be voted upon by stockholders at an annual meeting of the Corporation provided that they comply with the procedures set forth in this Section 2.13. Only those proposals which satisfy all requirements specified in this Section 2.13 shall be deemed "Qualified Stockholder Proposals."

   (b) In order for a proposal to constitute a "Qualified Stockholder Proposal," all of the following requirements must be satisfied:

     (1) The proposal must be made for submission at an annual meeting of stockholders;

     (2) The proposal must be a proper subject for stockholder action. The Board of Directors shall be entitled to determine that any proposal which the stockholder is not entitled to have included in the Corporation's proxy statement for the annual meeting under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the regulations issued by the Securities and Exchange Commission (which are collectively referred to herein as the "SEC Proxy Rules") is not a proper subject for stockholder action;

     (3) The proposal must be made by a stockholder who shall be the record holder on the record date for such annual meeting and at that meeting of shares entitled to be voted for the proposal (a "Proposing Stockholder");

     (4) The Proposing Stockholder must deliver a written notice identifying such proposal to the office of the Corporation's Corporate Secretary at the Corporation's principal place of business which provides the information required by these Bylaws which is timely under the standards given in
  Section 3.5(e)(4) of these Bylaws;

     (5) Such Proposing Stockholder's proposal notice shall: (i) contain a description of the proposal, the reasons for the proposal and any material interest in such proposal by the Proposing Stockholder or the beneficial owner of the stockholder's record shares; (ii) contain an affirmation by the Proposing Stockholder that the stockholder satisfies the requirements specified in this Section 2.13 for presentation of such proposal; and (iii) as to the Proposing Stockholder and the beneficial owner, if any, on whose behalf the proposal is made (x) the name and address of such Proposing Stockholder, as they appear on the Corporation's books, and of such beneficial owner and the telephone number at which each may be contacted during normal business hours through the time for which the meeting is scheduled, and (y) the class and number of shares of the Corporation which are owned beneficially and of record by such Proposing Stockholder and such beneficial owner; and

     (6) The Proposing Stockholder and the beneficial owner shall provide such other information as any officer of the Corporation shall reasonably deem relevant within such time limits as any officer of the Corporation shall reasonably impose for such information.

   (c) Nothing in these Bylaws shall be deemed to prohibit a stockholder from including any proposals in the Corporation's proxy statement to the extent such inclusion shall be required by the

SEC Proxy Rules or to lessen any obligation by any stockholder to comply with the SEC Proxy Rules; provided, however, that neither the fact that a stockholder's nominee qualifies as a Qualified Candidate (as defined in Section
3.5 of these Bylaws) nor the fact that a Proposing Stockholder's proposal qualifies as a Qualified Stockholder Proposal under this Section 2.13 shall obligate the Corporation to endorse that candidate or proposal or (except to the extent required by the SEC Proxy Rules) to provide a means to vote on that proposal on proxy cards solicited by the Corporation or to include information about that proposal in the Corporation's proxy statement. To the extent this
Section 2.13 shall be deemed by the Board of Directors or the Securities and Exchange Commission, or adjudged by a court of competent jurisdiction, to be inconsistent with the rights of stockholders to request inclusion of a proposal in the Corporation's proxy statement pursuant to the SEC Proxy Rules, the SEC Proxy Rules shall prevail.

                                  Article III

                               Board of Directors

   Section 3.1 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authorities expressly conferred upon it by these Bylaws, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not directed or required to be exercised or done exclusively by the stockholders by the DGCL or other applicable law or by the Certificate of Incorporation or by these Bylaws.

   Section 3.2 Number of Directors. Until otherwise determined by the Board of Directors acting pursuant to Section 3.4 of these Bylaws, the number of positions on the Board of Directors shall be three (3).

   Section 3.3 Division of the Board of Directors into Classes. The Board of Directors shall be divided into three classes in accordance with the Certificate of Incorporation. The positions within each class shall be the same in number as reasonably practicable. Directors within a given class shall be designated as the "Class of [Year]," with the entry for "Year" being the year in which the next triennial election for directors in that class is scheduled to occur.

   Section 3.4 Board of Directors' Power to Alter the Number of Directors and the Size of Classes. The Board of Directors shall have the power (within the limitations prescribed by the Certificate of Incorporation) by a resolution adopted by an Independent Board Majority at the time of such adoption to alter at any time and from time to time (i) the total number of directorship positions on the Board of Directors, and (ii) the number of directorship positions in any of the three classes of directors established by the Certificate of Incorporation. Except as otherwise expressly provided in the Certificate of Incorporation, from the adoption of any particular resolution in the manner provided in the preceding sentence until the adoption in the manner prescribed by the preceding sentence of any subsequent resolution altering the results of the particular resolution, (i) the total number of directorship positions on the Board of Directors shall be equal to the number specified in the particular resolution, and (ii) the number of directorship positions in each of the three classes of directors established by the Certificate of Incorporation shall be the number established in the particular resolution.

   Section 3.5 Election of Directors by Stockholders.

   (a) Qualified Candidates (as defined below in this Section 3.5) for election as directors at any meeting of the stockholders of the Corporation shall be elected by plurality vote. (Under plurality voting, if five positions on the Board of Directors were up for election at any particular stockholders' meeting, then the five Qualified Candidates who receive more votes than any other Qualified Candidates shall be deemed elected at that meeting. It shall not, therefore, be necessary for election to the Board of Directors that a candidate receive a majority of the votes comprising the quorum for the meeting so long as the individual receives a number of votes sufficient for election under the terms hereof.)

   (b) Only Qualified Candidates may be elected to the Board of Directors at any particular stockholders' meeting. Votes cast in favor of an individual who is not a Qualified Candidate shall not be effective to elect that individual to the Board of Directors regardless of whether (i) that individual receives a greater number of votes than Qualified Candidates who are elected to the Board of Directors under the preceding provisions of this Section 3.5, or (ii) no other individual receives any votes at that meeting.

   (c) An individual shall be deemed a "Qualified Candidate" for election to the Board of Directors at any particular stockholders' meeting if that individual (i) shall have been nominated for election by the affirmative vote of an Independent Board Majority or shall have been nominated for election in a manner which satisfies all of the requirements specified in Section 3.5(e) hereof, and (ii) is not disqualified under the provisions of Section 3.5(d) hereof.

   (d) The term "Non-Independent Candidate," as used with respect to any particular election of directors, means an individual who satisfies the conditions of clause (i) of Section 3.5(c) hereof but who does not qualify as an "Independent Director" as defined in Section 4.B.1 of Article IV of the Certificate of Incorporation. In the event that, in any particular election of directors, some but not all of the Non-Independent Candidates for director at such election may be eligible for election to the Board of Directors pursuant to Section 4.A of Article IV of the Certificate of Incorporation, then the Non-Independent Candidates shall be treated as Qualified Candidates until all positions available for Non-Independent Candidates at such election pursuant to
Section 4.A of Article IV of the Certificate of Incorporation shall have been elected in the manner set forth in this Section 3.5. The remaining Non-Independent Candidates shall, in accordance with Section 3.5(b), be deemed to not be Qualified Candidates.

   (e) An individual who is not nominated for election by the affirmative vote of an Independent Board Majority, and who would otherwise qualify as a Qualified Candidate as provided in Sections 3.5(c) and 3.5(d) hereof, shall be a Qualified Candidate if all of the following requirements are satisfied:

     (1) The nomination must be made for an election to be held at an annual meeting of stockholders or a special meeting of stockholders in which the Board of Directors has determined that candidates will be elected by the issued and outstanding shares of the Corporation's common stock to one or more positions on the Board of Directors;

     (2) The individual must be nominated by a stockholder who shall be the record owner on the record date for such meeting and at that meeting of shares entitled to be voted at that meeting for the election of directors (a "Nominating Stockholder");

     (3) The Nominating Stockholder must deliver a timely written nomination notice to the office the Corporation's Corporate Secretary at the Corporation's principal place of business which provides the information required by this Section 3.5(e);

     (4) To be timely for an annual meeting, a Nominating Stockholder's notice must be actually delivered to the Corporate Secretary at the Corporation's principal place of business not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that: (i) if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation, and (ii) if the number of directors to be elected to the Board of Directors is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least 70 days prior to the first anniversary of the preceding year's annual meeting, a Nominating Stockholder's nominating notice required by this Section 3.5(e) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if (x) the Nominating Stockholder shall have nominated candidates in accordance with the requirements in this Section 3.5(e) for all Board of Directors positions not covered by such increase, and (y) the nomination notice for candidates to fill the expanded positions shall be actually delivered to the Corporate Secretary at the Corporation's principal place of business not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation;

     (5) If the election is to be held at a special stockholders' meeting, a Nominating Stockholder's nominating notice required by this Section 3.5(e) shall be considered timely for such meeting if it shall be actually delivered to the Corporate Secretary at the Corporation's principal place of business not later than the close of business on the 10th day following the day on which the Corporation shall first publicly announce the date of the special meeting and that a vote by stockholders shall be taken at such meeting to elect one or more directors;

     (6) In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a Nominating Stockholder's notice as described above. "Public Announcement" means, for these purposes, disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

     (7) Such Nominating Stockholder's nomination notice shall: (i) set forth as to each person whom the Nominating Stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, and Rule 14a-11 thereunder; (ii) be accompanied by each nominee's written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (iii) set forth the name and address of the stockholder giving the notice and the beneficial owner of the shares owned of record by the beneficial owner, and the telephone number at which the Corporation will be able to contact the stockholder, the beneficial owner and each nominee during usual business hours during the period through the meeting at which the nomination is to take place; and (iv) set forth the class and number of shares of the Corporation which are owned beneficially and of record by such Nominating Stockholder and such beneficial owner;

     (8) The Nominating Stockholder, the beneficial owner and each nominee shall provide such other information as any officer of the Corporation shall reasonably deem relevant within such time limits as any officer of the Corporation shall reasonably impose for such information.

   Section 3.6 Vacancies. Neither the provisions of Section 3.5 nor any other provision set forth herein shall diminish the right granted to the Directors to elect individuals to fill any vacancy which shall occur for any reason as provided in the Certificate of Incorporation.

   Section 3.7 Meetings of the Newly Elected Board of Directors. The members of each newly elected Board of Directors (i) shall meet at such time and place, either within or without the State of Delaware, as shall be provided for by resolution of the stockholders at the annual meeting, and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present, or
(ii) if not so provided for by resolution of the stockholders, or if a quorum shall not be present, may meet at such time and place as shall be consented to in writing by a majority of the newly elected directors, provided that written or printed notice of such meeting shall be given to each of the other directors in the same manner as provided in these Bylaws with respect to the giving of notice for special meetings of the Board of Directors, except that it shall not be necessary to state the purpose of the meeting in such notice, or (iii) regardless of whether or not the time and place of such meeting shall be provided for by resolution of the stockholders at the annual meeting, may meet at such time and place as shall be consented to in writing by all of the newly elected directors.

   Each director of the Corporation, upon such director's election, shall qualify by accepting the office of director, and such director's attendance at, or written approval of the minutes of, any meeting of the Board of Directors subsequent to such director's election shall constitute such director's acceptance of such office; or such director may execute such acceptance by a separate writing, which shall be placed in the minute book.

   Section 3.8 Notice of Meeting; Waiver of Notice.

   (a) Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such times and places either within or without the State of Delaware as shall from time to time be fixed by resolution adopted by the whole Board of Directors (as defined in Section 2 of Article IV of the Certificate of Incorporation). Any business may be transacted at a regular meeting.

   (b) Special Meetings.

     (i) Except as otherwise required by the DGCL or other applicable law and subject to the rights of the holders of Preferred Stock or any series thereof, special meetings of the Board of Directors may be called at any time by the Chairman of the Board, the President or the Board of Directors pursuant to a resolution approved by a majority of the whole Board of Directors and shall be called by the Secretary on the written request of any of the foregoing. The place may be within or without the State of Delaware as designated in the notice.

     (ii) Written or printed notice of each special meeting of the Board of Directors, stating the place, day and hour of the meeting and the purpose or purposes thereof, shall be mailed to each director at least three (3) days before the day on which the meeting is to be held, or shall be delivered to such director personally or sent to such director by telegram or facsimile at least two (2) days before the day on which the meeting is to be held. If mailed, such notice shall be deemed to be delivered when it is deposited in the United States mail with postage thereon prepaid, addressed to the director at such director's residence or usual place of business. If given by telegraph, such notice shall be deemed to be delivered when it is delivered to the telegraph company. If given by facsimile, such notice shall be deemed delivered upon receipt of verification. The notice may be given by any person having authority to call the meeting.

     (iii) "Notice" and "call" with respect to such meetings shall be deemed to be synonymous.

   (c) Waiver of Notice. Whenever any notice is required to be given to any director under the provisions of the DGCL or other applicable law, the Certificate of Incorporation or these Bylaws, a waiver thereof in writing signed by such director, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Attendance of a director at any meeting shall constitute a waiver of notice of the meeting except where a director attends such meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular meeting of the Board of Directors need be specified in the notice or waiver of notice of the meeting.

   Section 3.9 Meetings by Conference Telephone or Similar Communications Equipment. Unless otherwise prohibited by the DGCL or other applicable law, the Certificate of Incorporation or these Bylaws, members of the Board of Directors of the Corporation, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or committee by means of conference telephone or similar communications equipment whereby all persons participating in the meeting can hear each other, and participation in a meeting in such manner shall constitute presence in person at the meeting.

   Section 3.10 Action Without a Meeting. Any action which is required to be or may be taken at a meeting of the directors, or of the executive committee or any other committee of the directors, may be taken without a meeting if consents in writing, setting forth the action so taken, are signed by all of the members of the Board of Directors or of the committee as the case may be. The consents shall have the same force and effect as a unanimous vote at a meeting duly held. The Secretary shall file such consents with the minutes of the meetings of the Board of Directors or of the committee as the case may be.

   Section 3.11 Quorum and Voting. At all meetings of the Board of Directors, a majority of the whole Board of Directors shall, unless a greater number as to any particular matter is required by the DGCL or other applicable law, the Certificate of Incorporation or these Bylaws, constitute a quorum for the transaction of business. The act of a majority of the directors present at any meeting of the Board of Directors at which a quorum is present shall be the act of the Board of Directors, subject to the provisions of Section 144 of the DGCL (as to approval of contracts or transactions in which a director has a direct or indirect material financial interest), Section 141 of the DGCL (as to appointment of committees), and Section 145 of the DGCL (as to indemnification of directors), and unless the act of a greater number is required by the DGCL or other applicable law, the Certificate of Incorporation or these Bylaws.

   Section 3.12 Committees.

   (a) The Board of Directors may, by resolution or resolutions adopted by a majority of the whole Board of Directors, designate two or more directors of the Corporation to constitute one or more committees (including, without limitation, an executive committee). Each such committee, to the extent provided in such resolution or resolutions, shall have and may exercise all of the authority of the Board of Directors in the management of the Corporation; provided, however, that the designation of each such committee and the delegation thereto of authority shall not operate to relieve the Board of Directors, or any member thereof, of any responsibility imposed upon it or such member by law.

   (b) Each such committee shall keep regular minutes of its proceedings, which minutes shall be recorded in the minute book of the Corporation. The Secretary or an Assistant Secretary of the Corporation may act as Secretary for each such committee if the committee so requests.

   Section 3.13 Audit Committee.

   (a) The Board of Directors at the annual or any regular or special meeting of the directors shall, by resolution adopted by a majority of the whole Board of Directors, designate and elect two or more directors to constitute an Audit Committee and appoint one of the directors so designated as the chairman of the Audit Committee. Membership on the Audit Committee shall be restricted to those directors who are independent of the management of the Corporation and are free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment as a member of the committee. Vacancies in the Audit Committee may be filled by the Board of Directors at any meeting thereof. Each member of the Audit Committee shall hold office until such Audit Committee member's successor has been duly elected and qualified, or until such Audit Committee member's resignation or removal from the Audit Committee by the

Board of Directors, or until such Audit Committee member otherwise ceases to be a director. Any member of the Audit Committee may be removed from the Audit Committee by resolution adopted by a majority of the whole Board of Directors. The compensation, if any, of members of the Audit Committee shall be established by resolution of the Board of Directors.

   (b) The Audit Committee shall be responsible for: recommending to the Board of Directors the appointment or discharge of independent auditors; reviewing with the management and the independent auditors the terms of engagement of independent auditors, including the fees, scope and timing of the audit and any other services rendered by the independent auditors; reviewing with the independent auditors and management the Corporation's policies and procedures with respect to internal auditing, accounting and financial controls; reviewing with the management the independent statements; audit results and reports and the recommendation made by any of the auditors with respect to changes in accounting procedures and internal controls; reviewing the results of studies of the Corporation's system of internal accounting controls; and performing any other duties or functions deemed appropriate by the Board of Directors. The Audit Committee shall have the powers and rights necessary or desirable to fulfill these responsibilities, including the power and right to consult with legal counsel and to rely upon the opinion of legal counsel. The Audit Committee is authorized to communicate directly with the Corporation's financial officers and employees, internal auditors and independent auditors as it deems desirable and to have the internal auditors or independent auditors perform any additional procedures as it deems appropriate.

   (c) All actions of the Audit Committee shall be reported to the Board of Directors at the next meeting of the Board of Directors. The minute books of the Audit Committee shall at all times be open to the inspection of any director.

   (d) The Audit Committee shall meet at the call of its chairman or of any two members of the Audit Committee (or if there shall be only one other member, then at the call of that member). A majority of the Audit Committee shall constitute a quorum for the transaction of business (or if there shall only be two members, then both must be present), and the act of a majority of those present at any meeting at which a quorum is present (or if there shall be only two members, then they must act unanimously) shall constitute the act of the Audit Committee.

   Section 3.14 Compensation Committee.

   (a) The Board of Directors at the annual or any regular or special meeting shall, by resolution adopted by a majority of the whole Board of Directors, designate and elect two or more directors to constitute a Compensation Committee. Membership on the Compensation Committee shall be restricted to disinterested persons which for this purpose shall mean any director who, during the time such director is a member of the Compensation Committee is not eligible, and has not at any time within one year prior thereto been eligible, for selection to participate (other than in a manner as to which the Compensation Committee has no discretion) in any of the compensation plans administered by the Compensation Committee. Vacancies in the Compensation Committee may be filled by the Board of Directors at any meeting. Each member of the Compensation Committee shall hold office until such Compensation Committee member's successor has been duly elected and qualified, or until such Compensation Committee member's resignation or removal from the Compensation Committee by the Board of Directors, or until such Compensation Committee member otherwise ceases to be a director or a disinterested person. Any member of the Compensation Committee may be removed by resolution adopted by a majority of the whole Board of Directors. The compensation, if any, of the members of the Compensation Committee shall be established by resolution of the Board of Directors.

   (b) The Compensation Committee shall, from time to time, recommend to the Board of Directors the compensation and benefits of the executive officers of the Corporation. The

Compensation Committee shall have the power and authority vested in the Board of Directors by any benefit plan of the Corporation. The Compensation Committee shall also make recommendations to the Board of Directors with regard to the compensation of the Board of Directors and its committees, with the exception of the Compensation Committee.

   (c) All actions of the Compensation Committee shall be reported to the Board of Directors at the next meeting of the Board of Directors. The minute books or the Compensation Committee shall at all times be open to the inspection of any director.

   (d) The Compensation Committee shall meet at the call of the chairman of the Compensation Committee or of any two members of the Compensation Committee (or if there shall be only one other member, then at the call of that member). A majority of the Compensation Committee shall constitute a quorum for the transaction of business (or if there shall be only two members, then both must be present), and the act of a majority of those present at any meeting at which a quorum is present (or if there shall be only two members, then they must act unanimously) shall be the act of the Compensation Committee.

   Section 3.15 Nominating Committee.

   (a) The Board of Directors at the annual or any regular or special meeting of the directors shall, by resolution adopted by a majority of the whole Board of Directors, designate and elect two or more directors to constitute a Nominating Committee and appoint one of the directors so designated as the chairman of the Nominating Committee. Membership on the Nominating Committee shall be restricted to Independent Directors (as defined in Section 4.B.1 of Article IV of the Certificate of Incorporation). Vacancies in the Nominating Committee may be filled by the Board of Directors at any meeting thereof. Each member of the Nominating Committee shall hold office until such Nominating Committee member's successor has been duly elected and qualified, or until such Nominating Committee member's resignation or removal from the Nominating Committee by the Board of Directors, or until such Nominating Committee member otherwise ceases to be a director. Any member of the Nominating Committee may be removed from the Nominating Committee by resolution adopted by a majority of the whole Board of Directors. The compensation, if any, of members of the Nominating Committee shall be established by resolution of the Board of Directors.

   (b) The Nominating Committee shall be responsible for: recommending to the Board of Directors a slate of directors to be presented for election by stockholders at each annual meeting of the stockholders of the Corporation and any other duties or functions deemed appropriate by the Board of Directors. The Nominating Committee shall have the powers and rights necessary or desirable to fulfill these responsibilities, including the power and right to consult with legal counsel and to rely upon the opinion of legal counsel.

   (c) All actions of the Nominating Committee shall be reported to the Board of Directors at the next meeting of the Board of Directors. The minute books of the Nominating Committee shall at all times be open to the inspection of any director.

   (d) The Nominating Committee shall meet at the call of its chairman or of any two members of the Nominating Committee (or if there shall be only one other member, then at the call of that member). A majority of the Nominating Committee shall constitute a quorum for the transaction of business (or if there shall be only two members, then both must be present), and the act of a majority of those present at any meeting at which a quorum is present (or if there shall be only two members, then they must act unanimously) shall be the act of the Nominating Committee.

   Section 3.16 Alternate Committee Members. The Board of Directors, by resolution adopted by a majority of the whole Board of Directors, may designate one or more additional directors as alternate members of any committee to replace any absent or disqualified member at any meeting of that committee, and at any time may change the membership of any committee or amend or rescind the resolution designating the committee. In the absence or disqualification of a member or alternate member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not the member or members constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member, provided that the director so appointed meets any qualifications stated in these Bylaws or the resolution designating the committee or any amendment thereto.

   Section 3.17 Committee Procedures. Unless otherwise provided in these Bylaws or in the resolution designating any committee, any committee may fix its rules or procedures and fix the time and place of its meetings and specify what notice of meetings, if any, shall be given.

   Section 3.18 Limitation of Committee Powers. Notwithstanding any other provision of these Bylaws, no committee of the Board of Directors shall have the power or authority of the Board of Directors with respect to (i) amending the Certificate of Incorporation, (ii) approving any action which under the DGCL or other applicable law, also requires stockholders' approval or approval of the outstanding shares, (iii) approving or recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, (iv) amending these Bylaws, (v) declaring a dividend or making any other distribution to the stockholders, (vi) authorizing the issuance of stock otherwise than pursuant to (the grant or exercise of a stock option under employee stock options of the Corporation or in connection with a public offering of securities registered under the Securities Act of 1933, (vii) filling vacancies on the Board of Directors or any committee thereof, or (viii) amending or repealing any resolution of the Board of Directors.

   Section 3.19 Compensation of Directors and Committee Members. Directors and members of all committees shall not receive any stated salary for their services as such, unless authorized by resolution of the Board of Directors. By resolution of the Board of Directors a fixed sum and expenses of attendance, if any, also may be allowed for attendance at each regular or special meeting of the Board of Directors or any committee. Nothing herein contained shall be construed to preclude any director or committee member from serving the Corporation in any other capacity and receiving compensation therefor.

   Section 3.20 Resignations. Any director may resign at any time upon written notice to the Corporation. Such resignation shall take effect at the time specified therein or, if no time is specified therein, upon receipt thereof by the Corporation, and, unless otherwise specified therein, the acceptance of such resignation by the Corporation shall not be necessary to make such resignation effective.

   Section 3.21 Removal of Directors. Directors may be removed only in the manner provided in the Certificate of Incorporation.

   Section 3.22 Stakeholder Interests. The Board of Directors shall have the authority to make its decisions based on a long term perspective and in doing so shall be entitled to make decisions which may produce short term outcomes less favorable than alternatives which may be available to the Corporation or its stockholders. The Board of Directors, in making its decisions, shall be entitled to consider the interests of stakeholders in the Company other than stockholders, including employees, areas in which the Corporation maintains operations, creditors, and other persons who in the Board of Directors' sole judgment have a legitimate stake in the Board of Directors' decision. The Board of Directors shall have discretion to determine how to balance any interests of stockholders and other stakeholders in arriving at any decision.

                                   Article IV

                                    Officers

   Section 4.1 Designations.

   (a) The officers of the Corporation shall be a Chairman of the Board, a Vice Chairman of the Board, a President, one or more Executive Vice Presidents, one or more Vice Presidents, a Secretary, a Treasurer, one or more Assistant Secretaries and one or more Assistant Treasurers. The Board of Directors shall elect a Chairman of the Board, a Vice Chairman of the Board, a President, a Treasurer and a Secretary at its first meeting after each annual meeting of the stockholders. The Board of Directors then, or from time to time, may also elect one or more of the other prescribed officers as it shall deem advisable, but need not elect any officers other than a Chairman of the Board, a Vice Chairman of the Board, a President, a Treasurer and a Secretary. The Board of Directors may, if it desires, elect or appoint additional officers and may further identify or describe any one or more of the officers of the Corporation.

   (b) The Chairman and the Vice Chairman of the Board shall be chosen from among the Board of Directors, but the other officers of the Corporation need not be members of the Board of Directors. Any two or more offices may be held by the same person.

   (c) An officer shall be deemed qualified when such person enters upon the duties of the office to which such person has been elected or appointed and furnishes any bond required by the Board of Directors; but the Board of Directors may also require such person's written acceptance and promise faithfully to discharge the duties of such office.

   Section 4.2 Term of Office. Each officer of the Corporation shall hold such person's office at the pleasure of the Board of Directors or for such other period as the Board of Directors may specify at the time of such person's election or appointment, or until such person's resignation, removal by the Board of Directors or death, whichever first occurs. In any event, each officer of the Corporation who is not reelected or reappointed at the annual election of officers by the Board of Directors next succeeding such person's election or appointment shall be deemed to have been removed by the Board of Directors, unless the Board of Directors provides otherwise at the time of such person's election or appointment.

   Section 4.3 Other Agents. The Board of Directors from time to time may appoint such other agents for the Corporation as the Board of Directors shall deem necessary or advisable, each of whom shall serve at the pleasure of the Board of Directors or for such period as the Board of Directors may specify and shall exercise such powers, have such titles and perform such duties as shall be determined from time to time by the Board of Directors or by an officer empowered by the Board of Directors to make such determinations.

   Section 4.4 Removal. Any officer or agent elected or appointed by the Board of Directors, and any employee, may be removed or discharged by the Board of Directors whenever in its judgment the best interests of the Corporation would be served thereby, but such removal or discharge shall be without prejudice to the contract rights, if any, of the person so removed or discharged.

   Section 4.5 Salaries and Compensation. Salaries and compensation of all elected officers of the Corporation shall be fixed, increased or decreased by the Board of Directors, but this power, except as to the salary or compensation of the Chairman of the Board and the President, may, unless prohibited by law, be delegated by the Board of Directors to the Chairman of the Board, the President or a committee. Salaries and compensation of all appointed officers, agents and employees of the Corporation may be fixed, increased and decreased by the Board of Directors, but until action is taken with respect thereof by the Board of Directors, the same may be fixed, increased or decreased by the President or by such other officer or officers as may be empowered by the Board of Directors to do so.

   Section 4.6 Delegation of Authority to Hire, Discharge and Designate Duties. The Board of Directors from time to time may delegate to the Chairman of the Board, the President or other officer or executive employees of the Corporation, authority to hire and discharge and to fix and modify the duties and salary or other compensation of employees of the Corporation under the jurisdiction of such person, and the Board of Directors may delegate to such officer or executive employee similar authority with respect to obtaining and retaining for the Corporation the services of attorneys, accountants and other experts.

   Section 4.7 Chairman of the Board. If a Chairman of the Board is elected, such Chairman of the Board shall preside at all meetings of the stockholders and directors at which such Chairman of the Board may be present and shall perform such other duties and have such other powers, responsibilities and authority as may be prescribed elsewhere in these Bylaws. The Board of Directors may delegate such other powers, responsibilities and authority and assign such additional duties to the Chairman of the Board, other than those conferred by law exclusively upon the President or other officer, as the Board of Directors may from time to time determine, and, to the extent permissible by law, the Board of Directors may designate the Chairman of the Board as the chief executive officer of the Corporation with all of the duties, powers, responsibilities and authority otherwise conferred upon the President of the Corporation under Section 4.8 of these Bylaws, or the Board of Directors may from time to time divide the duties, powers, responsibilities and authority for the general control and management of the Corporation's business and affairs between the Chairman of the Board and the President. If the Chairman of the Board is designated as the chief executive officer of the Corporation or to have the powers of the chief executive officer coextensively with the President, notice thereof shall be given to the extent and in the manner as may be required by law.

   Section 4.8 President.

   (a) Unless the Board of Directors otherwise provides, the President shall be the chief executive officer of the Corporation with such general executive duties, powers, responsibilities and authority of supervision and management as are usually vested in the office of the Chief Executive Officer of a corporation, and such President shall carry into effect all directions and resolutions of the Board of Directors. In the absence of the Chairman of the Board, or if there is no Chairman of the Board, the President shall preside at all meetings of the stockholders and the Board of Directors.

   (b) The President may execute all bonds, notes, debentures, mortgages and other contracts requiring the seal of the Corporation, may cause the seal to be affixed thereof, and may execute all other instruments, for and in the name of the Corporation.

   (c) Unless the Board of Directors otherwise provides, the President, or any person designated in writing by the President, shall have full power and authority on behalf of the Corporation to (i) attend and to vote or take action at any meeting of the holders of securities of corporations in which the Corporation may hold securities, and at such meeting shall possess and may exercise any and all rights and powers incident to being a holder of such securities, and (ii) execute and deliver waivers of notice and proxies for and in the name of this Corporation with respect to securities of any such corporation held by this Corporation.

   (d) The President shall, unless the Board of Directors otherwise provides, be an ex officio member of all standing committees.

   (e) The President shall perform such other duties and have such other powers, responsibilities and authority as may be prescribed elsewhere in these Bylaws or from time to time by the Board of Directors.

   (f) If a Chairman of the Board is elected and designated as the chief executive officer of the Corporation, as provided in Section 4.7 of these Bylaws, the President shall perform such duties and have such powers, responsibilities and authority as may be specifically delegated to the President by the Board of Directors or are conferred by law exclusively upon the President and, in the absence or disability of the Chairman of the Board or in the event of the Chairman of the Board's inability or refusal to act, the President shall perform the duties and exercise the powers of the Chairman of the Board.

   Section 4.9 Executive Vice Presidents and Vice Presidents. In the absence or disability of the President, or in the event of the President's inability or refusal to act, any Executive Vice President or Vice President may perform the duties and exercise the powers of the President, including presiding at meetings of the stockholders of the Corporation and meetings of the Board of Directors in the absence of the Chairman of the Board, until the Board of Directors otherwise provides. Executive Vice Presidents and Vice Presidents shall perform such other duties and have such other powers, responsibilities and authority as the Board of Directors may from time to time prescribe.

   Section 4.10 Secretary and Assistant Secretaries.

   (a) The Secretary shall attend all meetings of the Board of Directors and, except as otherwise provided for in Section 2.5 of these Bylaws, all meetings of the stockholders. The Secretary shall prepare minutes of all proceedings at such meetings and shall preserve them in a minute book of the Corporation. The Secretary shall perform similar duties for each standing or temporary committee when requested by the Board of Directors or such committee.

   (b) The Secretary shall see that all books, records, lists and information, or duplicates, required to be maintained at the registered or other office of the Corporation in the State of Missouri, or elsewhere, are so maintained.

   (c) The Secretary shall keep in safe custody the seal of the Corporation, and shall have authority to affix the seal of the Corporation to any instrument requiring a corporate seal and, when so affixed, the Secretary may attest the seal by the Secretary's signature.

   (d) The Secretary shall have the general duties, powers, responsibilities and authority of a secretary of a corporation and shall perform such other duties and have such other powers, responsibilities and authority as may be prescribed elsewhere in these Bylaws or from time to time by the Board of Directors or the chief executive officer of the Corporation, under whose direct supervision the secretary shall be.

   (e) In the absence or disability of the Secretary or in the event of the Secretary's inability or refusal to act, any Assistant Secretary may perform the duties and exercise the powers of the Secretary until the Board of Directors otherwise provides. Assistant Secretaries shall perform such other duties and have such other powers, responsibilities and authority as the Board of Directors may from time to time prescribe.

   Section 4.11 Treasurer and Assistant Treasurers.

   (a) The Treasurer shall have responsibility for the safekeeping of the funds and securities of the Corporation, shall keep or cause to be kept full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall keep or cause to be kept all other books of account and accounting records of the Corporation. The Treasurer shall deposit or cause to be deposited all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors or by any officer of the Corporation to whom such authority has been granted by the Board of Directors.

   (b) The Treasurer shall disburse, or permit to be disbursed, the funds of the Corporation as may be ordered, or authorized generally, by the Board of Directors, and shall render to the chief executive officer of the Corporation and the directors, whenever they may require, an account of all transactions as treasurer and of those under the Treasurer's jurisdiction, and of the financial condition of the Corporation.

   (c) The Treasurer shall have the general duties, powers, responsibilities and authority of a treasurer of a corporation and shall, unless otherwise provided by the Board of Directors, be the chief financial and accounting officer of the Corporation. The Treasurer shall perform such other duties and shall have such other powers, responsibilities and authority as may be prescribed elsewhere in these Bylaws or from time to time by the Board of Directors.

   (d) If required by the Board of Directors, the Treasurer shall give the Corporation a bond in a sum and with one or more sureties satisfactory to the Board of Directors for the faithful performance of the duties of the Treasurer's office and for the restoration to the Corporation, in the case of the Treasurer's death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Treasurer's possession or under the Treasurer's control which belong to the Corporation.

   (e) In the absence or disability of the Treasurer or in the event of the Treasurer's inability or refusal to act, any Assistant Treasurer may perform the duties and exercise the powers of the Treasurer until the Board of Directors otherwise provides. Assistant Treasurers shall perform such other duties and have such other powers, responsibilities and authority as the Board of Directors may from time to time prescribe.

   Section 4.12 Duties of Officers May Be Delegated. If any officer of the Corporation is absent or unable to act, or for any other reason that the Board of Directors may deem sufficient, the Board of Directors may delegate, for the time being, some or all of the functions, duties, powers, responsibilities and authority of any officer to any other officer, or to any other agent or employee of the Corporation or other responsible person, provided a majority of the whole Board of Directors concurs.

                                   Article V

                                Indemnification

   Section 5.1 Indemnification of Directors and Officers. The Corporation shall be required, to the maximum extent permitted by the DGCL and the Certificate of Incorporation, to indemnify each of its directors and officers and any director or officer who is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that any such person is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise.

   Section 5.2 Indemnification of Other Agents. The Corporation may, in its absolute discretion, up to the maximum extent permitted by the DGCL and the Certificate of Incorporation, indemnify each person who is not required to be indemnified under Section 5.1 against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that any such person is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise.

   Section 5.3 Indemnification of Fiduciaries. The Corporation shall indemnify any director, officer, employee, or other agent of the Corporation against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that any such person is or was a trustee, investment manager, or other fiduciary under any employee benefit plan of the Corporation. The provisions of this Section 5.3 shall be deemed to constitute a contract between the Corporation and any such indemnified person, or for the benefit of any such indemnified person.

   Section 5.4 Advances of Expenses. To the extent permitted by the DGCL and the Certificate of Incorporation, expenses incurred in defending any proceeding in the case described in Section 5.1 of these Bylaws shall be advanced by the Corporation prior to the final disposition of such proceeding upon receipt of any undertaking by or on behalf of such person to repay such amount if it shall be determined ultimately that he or she is not entitled to be indemnified by the Corporation.

   Section 5.5 Non-Exclusivity. The indemnification and the advancement of expenses provided by this Article V shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, the Certificate of Incorporation, these Bylaws or any agreement, vote of stockholders or disinterested directors, policy of insurance or otherwise, both as to action in their official capacity and as to action in another capacity while holding their respective offices, and shall not limit in any way any right which the Corporation may have to provide additional indemnification with respect to the same or different persons or classes of persons. The indemnification and advancement of expenses provided by this Article V shall continue as to a person who has ceased to serve in a capacity that entitles such person to indemnity under this Article V (an "Indemnifiable Capacity") and shall inure to the benefit of the heirs, executors and administrators of such a person.

   Section 5.6 Insurance. Upon resolution passed by the Board of Directors, the Corporation may purchase and maintain insurance on behalf of any person who is or was serving in an Indemnifiable Capacity against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article V. Notwithstanding anything in this Article V to the contrary: (i) the Corporation shall not be obligated to indemnify any person serving in an Indemnifiable Capacity for any amounts which have been paid directly to such person by any insurance maintained by the Corporation; and
(ii) any indemnification provided pursuant to this Article V (A) shall not be used as a source of contribution to, or as a substitute for, or as a basis for recoupment of any payments pursuant to, any indemnification obligation or insurance coverage which is available from any Other Enterprise, and (B) shall become operative, and payments shall be required to be made thereunder, only in the event and to the extent that the amounts in question have not been fully paid by any indemnification obligation or insurance coverage which is available from any Other Enterprise.

   Section 5.7 Vesting of Rights. The rights granted or created hereby shall be vested in each person entitled to indemnification hereunder as a bargained-for contractual condition of such person's serving or having served in an Indemnifiable Capacity and, while this Article V may be amended or repealed, no such amendment or repeal shall release, terminate or adversely affect the rights of such person under this Article V with respect to any act taken or the failure to take any act by such person prior to such amendment or repeal or with respect to any action, suit or proceeding with respect to such act or failure to act filed after such amendment or repeal.

   Section 5.8 Severability. If any provision of this Article V or the application of any such provision to any person or circumstance is held invalid, illegal or unenforceable for any reason whatsoever, the remaining provisions of this Article V and the application of such provision to other persons or circumstances shall not be affected thereby and, to the fullest extent possible, the court finding such provision invalid, illegal or unenforceable shall modify and construe the provision so as to render it valid and enforceable as against all persons or entities and to give the maximum possible protection to persons subject to indemnification hereby within the bounds of validity, legality and enforceability. Without limiting the generality of the foregoing, if any person who is or was serving in an Indemnifiable Capacity is entitled under any provision of this Article V to indemnification by the Corporation for some or a portion of the judgments, amounts paid in settlement, attorneys' fees, ERISA excise taxes or penalties, fines or other expenses actually and reasonably incurred by any such person in connection with any threatened, pending or completed action, suit or proceeding (including, without limitation, the investigation, defense, settlement or appeal of such action, suit or proceeding), whether civil, criminal, administrative, investigative or appellate, but not, however, for all of the total amount thereof, the Corporation shall nevertheless indemnify such person for the portion thereof to which such person is entitled.

                                   Article VI

                                     Stock

   Section 6.1 Payment for Shares of Stock. The Corporation shall not issue shares of stock of the Corporation except for money paid, labor done or property actually received or in consideration of valid bona fide antecedent debts. No note or obligation given by any stockholder, whether secured by deed of trust, mortgage or otherwise, shall be considered as payment of any part or any share or shares, and no loan of money for the purpose of such payment shall be made by the Corporation.

   Section 6.2 Certificates Representing Shares of Stock. The certificates representing shares of stock of the Corporation shall be issued in numerical order and shall be in such form as may be prescribed by the Board of Directors in conformity with the Certificate of Incorporation, the DGCL or other applicable law. The issuance of shares shall be entered in the stock books of the Corporation as they are issued. Such entries shall show the name and address of the person, firm, partnership, corporation or association to whom each certificate is issued. Each certificate shall have printed, typed or written thereon the name or the person, firm, partnership, corporation or association to whom it is issued and the number of shares represented thereby. It shall be signed by the President, an Executive Vice President or a Vice President and by the Secretary, an Assistant Secretary, the Treasurer or an Assistant Treasurer of the Corporation, and sealed with the seal of the Corporation. Any or all signatures on such certificate may be facsimiles and the seal may be facsimile, engraved or printed. In case any such officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon any such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may nevertheless be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

   Section 6.3 Transfers of Shares--Transfer Agent--Registrar. Transfers of shares of stock shall be made on the stock record or transfer books of the Corporation only by the person named in the stock certificate, or by such stockholder's attorney lawfully constituted in writing, and upon surrender of the certificate therefor. The stock record book and other transfer records shall be in the possession of the Secretary or of a transfer agent for the Corporation. The Corporation, by resolution of the Board of Directors, may from time to time appoint a transfer agent and, if desired, a registrar, under such arrangements and upon such terms and conditions as the Board of Directors deems advisable, but until and unless the Board of Directors appoints some other person, firm or corporation as its transfer agent (and upon the revocation of any such appointment, thereafter until a new appointment is similarly made) the Secretary of the Corporation shall be the transfer agent of the Corporation without the necessity of any formal action of the Board of Directors, and the Secretary, or any person designated by the Secretary, shall perform all of the duties of such transfer agent.

   Section 6.4 Closing of Transfer Books. The Board of Directors shall have power to close the stock transfer books of the Corporation for a period not exceeding sixty (60) days preceding the date of any meeting of the stockholders, or the date of payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of shares shall go into effect; provided, however, that in lieu of closing the stock transfer books, the Board of Directors may fix in advance a date, not exceeding sixty (60) days preceding the date of any meeting of stockholders, or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of shares shall go into effect, as a record date for the determination of the stockholders entitled to notice of, and to vote at, any such meeting and any adjournment thereof, or entitled to receive payment of any such dividend, or entitled to any such allotment of rights, or entitled to exercise the rights in respect of any such change, conversion or exchange of shares. In such case only the stockholders who are stockholders of record on the date of closing of the transfer books or on the record date so fixed shall be entitled to notice of, and to vote at, such meeting, and any adjournment thereof, or to receive payment of such dividend, or to receive such allotment of rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any shares on the books of the Corporation after such date of closing of the transfer books or such record date fixed as aforesaid.

   Section 6.5 Lost or Destroyed Certificates. In case of the loss or destruction of any certificate for shares of stock of the Corporation, another may be issued in its place upon proof of such loss or destruction and upon the giving of a satisfactory bond of indemnity to the Corporation and the transfer agent and registrar, if any, in such sum as the Board of Directors may provide; provided, however, that a new certificate may be issued without requiring a bond when in the judgment of the Board of Directors it is proper to do so.

   Section 6.6 Regulations. The Board of Directors shall have power and authority to make all such rules and regulations as it may deem expedient concerning the issue, transfer, conversion and registration of certificates for shares of stock of the Corporation, not inconsistent with the DGCL and other applicable law, the Certificate of Incorporation or these Bylaws.

                                  Article VII

                               Corporate Finance

   Section 7.1 Fixing of Capital--Transfers of Surplus. Except as may be specifically otherwise provided in the Certificate of Incorporation, the Board of Directors is expressly empowered to exercise all authority conferred upon it or the Corporation by any law or statute, and in conformity therewith, relative to: (a) determining what part of the consideration received for shares of the Corporation shall be stated capital; (b) increasing or decreasing stated capital; (c) transferring surplus to stated capital; (d) transferring stated capital to surplus; (e) determining the consideration to be received by the Corporation for its shares; and (f) determining all similar or related matters; provided, however, that any concurrent action or consent by or of the Corporation and its stockholders, required to be taken or given pursuant to the DGCL and other applicable law, shall be duly taken or given in connection therewith.

   Section 7.2 Dividend.

   (a) Dividends on the outstanding shares of the Corporation, subject to the provisions of the Certificate of Incorporation and the DGCL and other applicable law, may be declared by the Board of Directors at any meeting. Dividends may be paid in cash, property or shares of the Corporation's stock.

   (b) Liquidating dividends or dividends representing a distribution of paid-in surplus or a return of capital shall be made only when and in the manner permitted by law.

   (c) A member of the Board of Directors shall be fully protected in relying in good faith upon the books of account of the Corporation or statements prepared by any of the Corporation's officials as to the value and amount of the assets, liabilities and earnings of the Corporation, or any facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid.

   Section 7.3 Creation of Reserves. Before the payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time deems proper as a reserve fund or funds to meet contingencies or for equalizing dividends, repairing or maintaining any property of the Corporation or any other purpose deemed by the Board of Directors to be conducive to the interests of the Corporation, and the Board of Directors may abolish any such reserve in the manner in which it was created.

                                  Article VIII

                               General Provisions

   Section 8.1 Fiscal Year. The Board of Directors shall have power to fix and from time to time change the fiscal year of the Corporation. In the absence of action by the Board of Directors, the fiscal year of the Corporation shall end each year on the date which the Corporation treated as the close of its first fiscal year, until such time, if any, as the fiscal year shall be changed by the Board of Directors.

   Section 8.2 Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation and the words: "Corporate Seal--Delaware." The corporate seal may be used by causing it, or a facsimile thereof, to be impressed or affixed or in any manner reproduced. As provided in Section 4.10(c) of these Bylaws, the Secretary of the Corporation shall have the authority to affix and attest the corporate seal. The Board of Directors may give general authority to any other officer of the Corporation to affix the corporate seal and, when so affixed, to attest the seal by such officer's signature.

   Section 8.3 Depositories. The moneys of the Corporation shall be deposited in the name of the Corporation in such bank or banks or other depositories as the Board of Directors shall designate, and shall be drawn out only by check or draft signed by persons designated by resolution adopted by the Board of Directors. Notwithstanding the foregoing, the Board of Directors may by resolution authorize an officer or officers of the Corporation to designate any bank or banks or other depositories in which moneys of the Corporation may be deposited, and to designate the persons who may sign checks or drafts on any particular account or accounts of the Corporation, whether created by direct designation of the Board of Directors or by an authorized officer or officers as aforesaid.

   Section 8.4 Amendments of the Bylaws.

   (a) The Board of Directors shall have the power to amend these Bylaws by the vote of a majority of the directors present at a meeting at which a quorum is then present except that any amendment to Sections 2.3, 2.8(b), 2.11, 2.13, 3.3, 3.5, 8.4 or 8.5 or Article V of these Bylaws shall require the approval of an Independent Board Majority.

   (b) The holders of the Corporation's capital stock shall not have the power to amend or replace these Bylaws in whole or in part unless such amendment or replacement shall be approved by the holders of at least seventy-five percent (75%) of the issued and outstanding shares of Common Stock of the Corporation.

   Section 8.5 Inconsistent Provisions. The Board of Directors shall have the authority to interpret these Bylaws and to resolve any question or issue which may arise under these Bylaws. Whenever possible, each provision of these Bylaws shall be interpreted in such manner as to be valid and enforceable under applicable law and the provision of the Certificate of Incorporation, but if any provision of these Bylaws shall be held to be prohibited by or unenforceable under or to be in irreconcilable conflict with applicable law or the Certificate of Incorporation, (i) such provision shall be applied to accomplish the objectives of the provision as originally written to the fullest extent permitted by law, and (ii) all other provisions of these Bylaws shall remain in full force and effect.

                                                                      APPENDIX H

                    [LETTERHEAD OF WARBURG DILLON READ LLC]

                                January 31, 2000

   The Board of Directors and the Independent Committee
   RightCHOICE Managed Care, Inc.
   1831 Chestnut Street
   St. Louis, Missouri 63103

   Members of the Board of Directors and the Independent Committee:

   We understand that RightCHOICE Managed Care, Inc., a Missouri corporation ("RIT"), is considering a transaction whereby, among other things, (i) Blue Cross and Blue Shield of Missouri ("BCBSMo"), the majority shareholder of RIT, will transfer certain assets, contracts and agreements, including existing contracts of insurance and certain other assets required to satisfy applicable statutory reserve requirements, to a wholly owned subsidiary of RIT ("RIT Sub") and RIT Sub will assume all related liabilities (the "Asset Transfer" and, such assets, the "Transferred Assets"), (ii) BCBSMo will undergo a conversion from a non-profit non-stock corporation to a for-profit stock corporation ("New BCBSMo") of which The Missouri Foundation for Health, a non-profit public benefit corporation (the "Foundation"), will be the sole shareholder (the "Conversion"), (iii) New BCBSMo will reincorporate from the State of Missouri to the State of Delaware by means of a merger of New BCBSMo with and into RightCHOICE Managed Care, Inc., a Delaware corporation and wholly owned subsidiary of the Foundation ("New RIT" and, such reincorporation, the "Reincorporation") as a result of which New RIT will succeed to all of the assets and liabilities of BCBSMo other than those transferred to and assumed by RIT Sub pursuant to the Asset Transfer and (iv) RIT will merge with and into New RIT (the "Merger") pursuant to which (a) each outstanding share of the Class A common stock, par value $0.01 per share, of RIT (the "RIT Class A Stock") will be converted into one share (the "Class A Exchange Ratio") of the common stock, par value $0.01 per share, of New RIT (the "New RIT Stock"), (b) each outstanding share of Class B common stock, par value $0.01 per share, of RIT (the "RIT Class B Stock"), which immediately prior to the Merger will be owned by New RIT, will be cancelled and (c) the outstanding share of New RIT Stock, which immediately prior to the Merger will be owned by the Foundation, will be converted into a number of shares of New RIT Stock equal to the number of shares of RIT Class B Stock outstanding immediately prior to consummation of the Merger (the Asset Transfer, Conversion, Reincorporation and Merger being collectively referred to herein as the "Reorganization"). The terms and conditions of the Reorganization are more fully set forth in an Agreement and Plan of Reorganization (the "Reorganization Agreement") to be entered into among BCBSMo, RIT, the Foundation and New RIT. Representatives of RIT have advised us that, upon consummation of the Reorganization, the outstanding shares of New RIT Stock will be owned by (x) the public in the same aggregate amount that the RIT Class A Stock was owned by the public immediately prior to the Reorganization and (y) by the Foundation in the same aggregate amount that the RIT Class B Stock was owned by BCBSMo immediately prior to the Reorganization.

   You have requested our opinion as to the fairness, from a financial point of view, of the Class A Exchange Ratio to the holders of RIT Class A Stock.

   Warburg Dillon Read LLC ("WDR") has acted as financial advisor to RIT with respect to this opinion and will receive a fee for its services, a portion of which is payable upon delivery of this opinion. WDR has in the past provided services to RIT and certain of its affiliates with respect to matters related to the Reorganization, and may provide services to New RIT and the Foundation in the future, for which services WDR has received and would receive compensation. In the ordinary course of business, WDR, its successors and affiliates may trade the securities of RIT and/or New RIT for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

   Our opinion does not address RIT's underlying business decision to effect the Reorganization or constitute a recommendation to any stockholder as to how such stockholder should vote with respect to any matter relating to the Reorganization. At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Reorganization Agreement and the obligations thereunder, or the form of the Reorganization. We express no opinion as to what the value of the New RIT Stock will be when issued pursuant to the Merger or the price at which the New RIT Stock will trade or otherwise be transferable subsequent to the Merger. In rendering this opinion, we have assumed, with your consent, that each of RIT, BCBSMo, the Foundation and New RIT will comply with all material terms of the Reorganization Agreement, as applicable, and that the Reorganization will be validly consummated in accordance with its terms. In connection with our engagement, we were not requested to, and we did not, participate in the negotiation or structuring of the Reorganization, nor were we requested to, and we did not, solicit third party indications of interest with respect to the acquisition of all or a part of RIT.

   In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to RIT and certain available business and historical financial information relating to the Transferred Assets; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of RIT and the Transferred Assets, including estimates and financial forecasts prepared by the managements of RIT and BCBSMo, that were provided to us by RIT and BCBSMo and not publicly available; (iii) conducted discussions with members of the senior managements of RIT and BCBSMo with respect to the operations, financial condition, history and prospects of RIT and the Transferred Assets; (iv) reviewed historical prices and trading volumes for the RIT Class A Stock; (v) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of RIT and the Transferred Assets; (vi) compared the financial terms of the Reorganization with the publicly available financial terms of certain other transactions which we believe to be generally relevant; (vii) evaluated the potential pro forma financial impact of the Reorganization on New RIT; (viii) reviewed drafts dated January 5, 2000 of the Reorganization Agreement and certain related documents attached as exhibits to the Amended and Restated Settlement Agreement, dated January 6, 2000, by and among the Attorney General of the State of Missouri, the Missouri Department of Insurance, BCBSMo and RIT; and (ix) conducted such other financial studies, analyses, and investigations, and considered such other information as we deemed necessary or appropriate.

   In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information provided to or reviewed by us for the purpose of this opinion and have, with your consent, relied on its being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of the Transferred Assets or any of the assets or liabilities (contingent or otherwise and including, without limitation, reserves) of RIT nor have we been furnished with any such evaluation or appraisal. We have been advised, and at your direction have assumed, that there are no material liabilities associated with the Transferred Assets other than those reflected in the financial statements of BCBSMo provided to or discussed with us by the managements of RIT and BCBSMo, and that RIT Sub and New RIT will be fully indemnified against certain other contingent liabilities as specified in certain agreements to be entered into in connection with the transactions contemplated by the Reorganization. With respect to the financial forecasts and estimates referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of RIT and BCBSMo as to the future performance of RIT and the Transferred Assets and will be realized in the amounts and at the times contemplated thereby. We also have assumed, with your consent, that the Asset Transfer will qualify as a tax-free transfer and the Conversion, the Reincorporation and the Merger will be treated as tax-free reorganizations, for federal income tax purposes. In addition, we have assumed, at your direction, that the final terms of the Reorganization will not vary materially from those set forth in the drafts of the Reorganization Agreement and related documents reviewed by us. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date of this letter.

   Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Class A Exchange Ratio is fair, from a financial point of view, to the holders of RIT Class A Stock.

                                          Very truly yours,

                                          Warburg Dillon Read LLC

                                                                      APPENDIX I

            Section 351.455 of The General and Business Corporation
                                Law of Missouri

   351.455. Shareholder who objects to merger may demand value of shares, when.--1. If a shareholder of a corporation which is a party to a merger or consolidation shall file with such corporation, prior to or at the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, a written objection to such plan of merger or consolidation, and shall not vote in favor thereof, and such shareholder, within twenty days after the merger or consolidation is effected, shall make written demand on the surviving or new corporation for payment of the fair value of his shares as of the day prior to the date on which the vote was taken approving the merger or consolidation, the surviving or new corporation shall pay to such shareholder, upon surrender of his certificate or certificates representing said shares, the fair value thereof. Such demand shall state the number and class of the shares owned by such dissenting shareholder. Any shareholder failing to make demand within the twenty day period shall be conclusively presumed to have consented to the merger or consolidation and shall be bound by the terms thereof.

     2. If within thirty days after the date on which such merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment therefor shall be made within ninety days after the date on which such merger or consolidation was effected, upon the surrender of his certificate or certificates representing said shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares or in the corporation.

     3. If within such period of thirty days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder may, within sixty days after the expiration of the thirty day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving or new corporation is situated, asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against the surviving or new corporation for the amount of such fair value as of the day prior to the date on which such vote was taken approving such merger or consolidation, together with interest thereon to the date of such judgment. The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporations of the certificate or certificates representing said shares. Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares, or in the surviving or new corporation. Such shares may be held and disposed of by the surviving or new corporation as it may see fit. Unless the dissenting shareholder shall file such petition within the time herein limited, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the merger or consolidation, and shall be bound by the terms thereof.

     4. The right of a dissenting shareholder to be paid the fair value of his shares as herein provided shall cease if and when the corporation shall abandon the merger or consolidation.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   The certificate of incorporation and bylaws of New RightCHOICE Managed Care, Inc., a Delaware corporation ("New RightCHOICE") contain a provision for directors and officers of the company who are or were parties to any threatened, pending or completed civil, criminal, administrative or investigative action to be indemnified against expenses, judgements, fines and amounts paid in settlement to the fullest extent permitted by Delaware law. Pursuant to Delaware law, a director or officer will be indemnified against liability, provided he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the company. Furthermore, a director or officer will be indemnified against criminal action expenses and fines, provided he or she had no reasonable cause to believe his or her conduct was unlawful. However, a director or officer who is involved in litigation initiated by or in the right of the company who is adjudged to be liable to the company will not be entitled to indemnification, unless (i) he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the company, or in a criminal action he or she had no reasonable cause to believe his or her conduct was unlawful, and (ii) the court in which the finding of liability was rendered determines that despite the adjudication of liability, the director of officer is fairly and reasonably entitled to indemnification.

   To the extent that a director or officer is successful on the merits in defense of a suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the company, or serves or served any other enterprise or organization at the request of New RightCHOICE, he or she will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection with such action. Additionally, the company may advance funds to a director or officer prior to a final disposition of the matter, provided the director or officer agrees to repay any such advancements if it is determined that the director or officer is not entitled to indemnification by the company.

   New RightCHOICE's bylaws also authorize it to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the company cannot indemnify its directors and officers. New RightCHOICE currently has in effect a directors' and officers' liability insurance policy. The bylaws also provide for the company to indemnify persons other than its officers and directors to the fullest extent permitted by Delaware law, however, any such indemnification is at the company's absolute discretion.

   In addition to the provision for indemnification discussed above, New RightCHOICE's certificate of incorporation contains a provision that eliminates the personal liability of a director of New RightCHOICE and its stockholders for monetary damages resulting from a breach of his or her fiduciary duty. However, a director is not relieved from liability for (a) any breach of the duty of loyalty to the company or its shareholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payment of an improper dividend or improper repurchase of New RightCHOICE's common stock under Section 174 of the Delaware General Corporation Law, or (d) any transaction from which the director derived an improper personal benefit.

   Under the terms of an Indemnification Agreement between New RightCHOICE and The Missouri Foundation For Health, The Missouri Foundation For Health will indemnify all directors and officers of New RightCHOICE from any income tax liabilities which may arise in the reorganization as well as for any claims arising out of the reorganization of RightCHOICE Managed Care Inc., a Missouri corporation, or the events that gave rise to the litigation between Blue Cross and Blue Shield of Missouri and the State of Missouri.

Item 21. Exhibits and Financial Statement Schedules.

   (a) The following exhibits are filed as part of this registration statement or incorporated by reference herein:


      (2)        Agreement and Plan of Reorganization, dated as of March
                 14, 2000, by and among Blue Cross and Blue Shield of
                 Missouri, a Missouri nonprofit health services corporation, RightCHOICE Managed Care, Inc., a Missouri corporation, The Missouri Foundation For Health, a
                 Missouri nonprofit public benefit corporation, and RightCHOICE Managed Care, Inc., a Delaware corporation
                 (included as Appendix A to Proxy Statement/Prospectus);
      (3)(a)     Certificate of Incorporation of RightCHOICE Managed
                 Care, Inc., a Delaware corporation (included as Appendix
                 F to Proxy Statement/Prospectus);
      (3)(b) Bylaws of RightCHOICE Managed Care, Inc., a Delaware corporation (included as Appendix G to Proxy
                 Statement/Prospectus);
      (5) Opinion of Lewis, Rice & Fingersh, L.C. as to the legality of the securities being issued;*
      (8) Opinion of PricewaterhouseCoopers LLP as to tax matters;*
      (9) Form of Voting Trust and Divestiture Agreement, to be entered into by and among RightCHOICE Managed Care, Inc., a Delaware corporation, The Missouri Foundation
                 For Health, a Missouri nonprofit public benefit corporation, and the trustee to be named therein
                 (included as Appendix C to Proxy Statement/Prospectus);
     (10)(a)     Amended and Restated Settlement Agreement, dated January
                 6, 2000, by and among Jeremiah W. "Jay" Nixon, Attorney
                 General of the State of Missouri, the Missouri
                 Department of Insurance and Keith A. Wenzel, its
                 Director, Blue Cross and Blue Shield of Missouri, a
                 Missouri nonprofit health services corporation, and RightCHOICE Managed Care, Inc., a Missouri corporation
                 (included as Appendix B to Proxy Statement/Prospectus);
     (10)(b) Form of Registration Rights Agreement, to be entered into by and between RightCHOICE Managed Care, Inc., a Delaware corporation, and The Missouri Foundation For
                 Health, a Missouri nonprofit public benefit corporation
                 (included as Appendix D to Proxy Statement/Prospectus);
     (10)(c) Form of Indemnification Agreement, to be entered into by and between RightCHOICE Managed Care, Inc., a Delaware corporation, and The Missouri Foundation For Health, a
                 Missouri nonprofit public benefit corporation (included as Appendix E to Proxy Statement/Prospectus);
     (10)(d)     Directors' Stock Option Plan of RightCHOICE Managed
                 Care, Inc., a Missouri corporation (incorporated by reference to Exhibit 10.18 to Registration Statement on Form S-1 of RightCHOICE Managed Care, Inc., a Missouri corporation (File No. 33-77798));
     (10)(e) Equity Incentive Plan of RightCHOICE Managed Care, Inc., a Missouri corporation (incorporated by reference to Exhibit 10.19 to Registration Statement on Form S-1 of
                 RightCHOICE Managed Care, Inc., a Missouri corporation
                 (File No. 33-77798));
     (10)(f)     Amendment to Equity Incentive Plan of RightCHOICE
                 Managed Care, Inc., a Missouri corporation (incorporated by reference to Exhibit 10.19.1 to Form 10-K for the period ending December 31, 1994 of RightCHOICE Managed
                 Care, Inc., a Missouri corporation);


     (10)(g)     Form of Indemnification Agreement between RightCHOICE
                 Managed Care, Inc., a Missouri corporation, and its Directors and Officers (incorporated by reference to Exhibit 10.22 to Registration Statement on Form S-1 of
                 RightCHOICE Managed Care, Inc., a Missouri corporation
                 (File No. 33-77798));
     (10)(h)     Supplemental Executive Retirement Plan of RightCHOICE
                 Managed Care, Inc., a Missouri corporation, as restated
                 (incorporated by reference to Exhibit 10.22.1 to Form
                 10-K for the period ending December 31, 1999 of RightCHOICE Managed Care, Inc., a Missouri corporation);
     (10)(i)     Nonqualified Executive Deferred Compensation Plan of
                 RightCHOICE Managed Care, Inc., a Missouri corporation
                 (incorporated by reference to Exhibit 10.24 to Registration Statement on Form S-1 of RightCHOICE
                 Managed Care, Inc., a Missouri corporation (File No. 33-
                 77798));
     (10)(j)     Amendment No. 1 to Nonqualified Executive Deferred
                 Compensation Plan of RightCHOICE Managed Care, Inc., a
                 Missouri corporation (incorporated by reference to Exhibit 10.23.1 to Form 10-K for the period ending
                 December 31, 1999 of RightCHOICE Managed Care, Inc., a
                 Missouri corporation);
     (10)(k)     Basic Program Document for the Nonqualified Executive
                 Deferred Compensation Program of RightCHOICE Managed
                 Care, Inc., a Missouri corporation (incorporated by reference to Exhibit 10.5 to Form 10-Q for the period ending June 30, 1999 of RightCHOICE Managed Care, Inc., a Missouri corporation);
     (10)(l)     Adoption Agreement for the Nonqualified Executive
                 Deferred Compensation Program of RightCHOICE Managed
                 Care, Inc., a Missouri corporation (incorporated by reference to Exhibit 10.6 to Form 10-Q for the period ending June 30, 1999 of RightCHOICE Managed Care, Inc., a Missouri corporation);
     (10)(m) Amended Nonemployee Director Deferred Compensation Plan of RightCHOICE Managed Care, Inc., a Missouri corporation (incorporated by reference to Exhibit 10.26 to Form 10-K for the period ending December 31, 1994 of RightCHOICE Managed Care, Inc., a Missouri corporation);
     (10)(n)     Amendment No. 1 to Amended Nonemployee Director Deferred
                 Compensation Plan of RightCHOICE Managed Care, Inc., a
                 Missouri corporation (incorporated by reference to Exhibit 10.24.1 to Form 10-K for the period ending
                 December 31, 1999 of RightCHOICE Managed Care, Inc., a
                 Missouri corporation);
     (10)(o)     Adoption Agreement for Nonemployee Director Deferred
                 Compensation Plan of RightCHOICE Managed Care, Inc., a
                 Missouri corporation (incorporated by reference to Exhibit 10.7 to Form 10-Q for the period ending June 30,
                 1999 of RightCHOICE Managed Care, Inc., a Missouri corporation);
     (10)(p)     Executive Employment Agreement of John A. O'Rourke dated
                 February 27, 1997 (incorporated by reference to Exhibit
                 10.51 to Form 10-Q for the period ending September 30, 1997 of RightCHOICE Managed Care, Inc., a Missouri corporation);
     (10)(q)     First Amendment to Executive Employment Agreement of
                 John A. O'Rourke dated December 28, 1999 (incorporated by reference to Exhibit 10.45.1 to Form 10-K for the period ending December 31, 1999 of RightCHOICE Managed
                 Care, Inc., a Missouri corporation);


     (10)(r)     Executive Severance Agreement between RightCHOICE
                 Managed Care, Inc., a Missouri corporation, and Sandra
                 A. Van Trease (incorporated by reference to Exhibit
                 10.47 to Form 10-K for the period ending December 31, 1997 of RightCHOICE Managed Care, Inc., a Missouri corporation);
     (10)(s)     Executive Severance Agreement between RightCHOICE
                 Managed Care, Inc., a Missouri corporation, and Herbert
                 B. Schneiderman (incorporated by reference to Exhibit
                 10.48 to Form 10-K for the period ending December 31, 1997 of RightCHOICE Managed Care, Inc., a Missouri corporation);
     (10)(t)     Officer Severance Agreement between RightCHOICE Managed
                 Care, Inc., a Missouri corporation, and Sandra A. Van
                 Trease (incorporated by reference to Exhibit 10.50 to Form 10-K for the period ending December 31, 1997 of RightCHOICE Managed Care, Inc., a Missouri corporation);
     (10)(u)     Officer Severance Agreement between RightCHOICE Managed
                 Care, Inc., a Missouri corporation, and Herbert B.
                 Schneiderman (incorporated by reference to Exhibit 10.51 to Form 10-K for the period ending December 31, 1997 of RightCHOICE Managed Care, Inc., a Missouri corporation);
     (10)(v)     Form of Executive Severance Agreement between
                 RightCHOICE Managed Care, Inc., a Missouri corporation, and certain senior vice presidents of RightCHOICE
                 Managed Care, Inc., a Missouri corporation (incorporated by reference to Exhibit 10.52 to Form 10-K for the period ending December 31, 1997 of RightCHOICE Managed
                 Care, Inc., a Missouri corporation);
     (10)(w) Form of Amendment No. 1 to Executive Severance Agreement between RightCHOICE Managed Care, Inc., a Missouri corporation, and certain senior vice presidents of RightCHOICE Managed Care, Inc., a Missouri corporation
                 (incorporated by reference to Exhibit 10.52.2 to Form
                 10-K for the period ending December 31, 1999 of RightCHOICE Managed Care, Inc., a Missouri corporation);
     (10)(x)     Form of Officer Severance Agreement between RightCHOICE
                 Managed Care, Inc., a Missouri corporation, and certain senior vice presidents of RightCHOICE Managed Care, Inc., a Missouri corporation (incorporated by reference to Exhibit 10.53 to Form 10-K for the period ending
                 December 31, 1997 of RightCHOICE Managed Care, Inc., a
                 Missouri corporation);
     (10)(y)     Form of Officer Severance Agreement between RightCHOICE
                 Managed Care, Inc., a Missouri corporation, and certain vice presidents of RightCHOICE Managed Care, Inc., a Missouri corporation (incorporated by reference to Exhibit 10.54 to Form 10-K for the period ending
                 December 31, 1997 of RightCHOICE Managed Care, Inc., a
                 Missouri corporation);
     (10)(z) 2000 Alliance Blue Cross Blue Shield Incentive Plan between RightCHOICE Managed Care, Inc., a Missouri corporation, and Herbert B. Schneiderman (incorporated by reference to Exhibit 10.5 to Form 10-Q for the period ending March 31, 2000 of RightCHOICE Managed Care, Inc., a Missouri corporation);
     (10)(a)(a) 2000 Alliance Blue Cross Blue Shield Incentive Plan between RightCHOICE Managed Care, Inc., a Missouri corporation, and Michael Fulk (incorporated by reference to Exhibit 10.4 to Form 10-Q for the period ending March
                 31, 2000 of RightCHOICE Managed Care, Inc., a Missouri corporation);
     (10)(b)(b)  2000 Alliance Blue Cross Blue Shield/Blue Cross Blue
                 Shield of Missouri Incentive Plan between RightCHOICE
                 Managed Care, Inc., a Missouri corporation, and John A.
                 O'Rourke (incorporated by reference to Exhibit 10.1 to Form 10-Q for the period ending March 31, 2000 of RightCHOICE Managed Care, Inc., a Missouri corporation);


     (10)(c)(c) 2000 Alliance Blue Cross Blue Shield Incentive Plan between RightCHOICE Managed Care, Inc., a Missouri corporation, and Sandra A. Van Trease (incorporated by reference to Exhibit 10.2 to Form 10-Q for the period ending March 31, 2000 of RightCHOICE Managed Care, Inc., a Missouri corporation);
     (10)(d)(d) 2000 Alliance Blue Cross Blue Shield Incentive Plan between RightCHOICE Managed Care, Inc., a Missouri corporation, and Angela F. Braly (incorporated by reference to Exhibit 10.3 to Form 10-Q for the period ending March 31, 2000 of RightCHOICE Managed Care, Inc., a Missouri corporation);
     (10)(e)(e)  Executive Severance Agreement between RightCHOICE
                 Managed Care, Inc., a Missouri corporation, and Michael
                 Fulk (incorporated by reference to Exhibit 10.69 to Form
                 10-K for the period ending December 31, 1998 of RightCHOICE Managed Care, Inc., a Missouri corporation);
     (10)(f)(f)  Officer Severance Agreement between RightCHOICE Managed
                 Care, Inc., a Missouri corporation, and Michael Fulk
                 (incorporated by reference to Exhibit 10.69 to Form 10-K for the period ending December 31, 1998 of RightCHOICE
                 Managed Care, Inc., a Missouri corporation);
     (10)(g)(g)  Executive Severance Agreement between RightCHOICE
                 Managed Care, Inc., a Missouri corporation, and Angela
                 F. Braly (incorporated by reference to Exhibit 10.71 to
                 Form 10-K for the period ending December 31, 1999 of RightCHOICE Managed Care, Inc., a Missouri corporation);
     (10)(h)(h)  Officer Severance Agreement between RightCHOICE Managed
                 Care, Inc., a Missouri corporation, and Angela F. Braly
                 (incorporated by reference to Exhibit 10.72 to Form 10-K for the period ending December 31, 1999 of RightCHOICE
                 Managed Care, Inc., a Missouri corporation);
     (23)(a) Consent of Lewis, Rice & Fingersh, L.C. regarding legality opinion (included in Opinion);
     (23)(b) Consent of PricewaterhouseCoopers LLP regarding tax matters opinion (included in Opinion);
     (23)(c)     Consent of PricewaterhouseCoopers regarding RightCHOICE
                 Managed Care, Inc., a Missouri corporation, Blue Cross and Blue Shield of Missouri, and RightCHOICE Managed
                 Care, Inc., a Delaware corporation;
     (23)(d)     Consent of Persons About to Become Directors;*
     (23)(e) Consent of Greensfelder, Hemker & Gale, P.C. regarding legal opinion to Blue Cross and Blue Shield of Missouri;
     (23)(f) Consent of PricewaterhouseCoopers LLP regarding discussion of tax opinion;
     (24)        Powers of Attorney;*
     (27)        Financial Data Schedule;
     (99)(a)     Consent of Warburg Dillon Read LLC.*

  *Previously filed.

   (b) No financial statement schedules are required to be filed herewith pursuant to Item 21(b) or (c) of this Form.

Item 22. Undertakings.

   The undersigned registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration or any material change to such information in the registration statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

   (5) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   (6) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (7) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated document by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (8) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on September 7, 2000.

                                          RIGHTCHOICE MANAGED CARE, INC.,
                                          a Delaware corporation

                                                 /s/ John A. O'Rourke
                                          By: _________________________________
                                                     John A. O'Rourke,
                                                 Chairman of the Board and
                                                         President

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 7, 2000.

                 Signature                                Title/Position
                 ---------                                --------------


         /s/ John A. O'Rourke               Chairman of the Board and President
___________________________________________   (principal executive officer)
             John A. O'Rourke

       /s/ Sandra A. Van Trease             Vice Chairman of the Board, Executive Vice
___________________________________________   President and Director (principal
           Sandra A. Van Trease               financial officer)

          /s/ Angela F. Braly               Secretary and Director
___________________________________________
              Angela F. Braly

                               INDEX TO EXHIBITS

   Number    Exhibit
   ------    -------
  (2)        Agreement and Plan of Reorganization, dated as of March 14,
             2000, by and among Blue Cross and Blue Shield of Missouri, a
             Missouri nonprofit health services corporation, RightCHOICE
             Managed Care, Inc., a Missouri corporation, The Missouri
             Foundation For Health, a Missouri nonprofit public benefit corporation, and RightCHOICE Managed Care, Inc., a Delaware corporation (included as Appendix A to Proxy
             Statement/Prospectus);
  (3)(a)     Certificate of Incorporation of RightCHOICE Managed Care,
             Inc., a Delaware corporation (included as Appendix F to
             Proxy Statement/Prospectus);
  (3)(b)     Bylaws of RightCHOICE Managed Care, Inc., a Delaware
             corporation (included as Appendix G to Proxy
             Statement/Prospectus);
  (5)        Opinion of Lewis, Rice & Fingersh, L.C. as to the legality of the securities being issued;*
  (8)        Opinion of PricewaterhouseCoopers LLP as to tax matters;*
  (9)        Form of Voting Trust and Divestiture Agreement, to be
             entered into by and among RightCHOICE Managed Care, Inc., a
             Delaware corporation, The Missouri Foundation For Health, a
             Missouri nonprofit public benefit corporation, and the
             trustee to be named therein (included as Appendix C to Proxy
             Statement/Prospectus);
 (10)(a)     Amended and Restated Settlement Agreement, dated January 6,
             2000, by and among Jeremiah W. "Jay" Nixon, Attorney General of the State of Missouri, the Missouri Department of
             Insurance and Keith A. Wenzel, its Director, Blue Cross and
             Blue Shield of Missouri, a Missouri nonprofit health
             services corporation, and RightCHOICE Managed Care, Inc., a
             Missouri corporation (included as Appendix B to Proxy
             Statement/Prospectus);
 (10)(b)     Form of Registration Rights Agreement, to be entered into by and between RightCHOICE Managed Care, Inc., a Delaware
             corporation, and The Missouri Foundation For Health, a
             Missouri nonprofit public benefit corporation (included as
             Appendix D to Proxy Statement/Prospectus);
 (10)(c)     Form of Indemnification Agreement, to be entered into by and between RightCHOICE Managed Care, Inc., a Delaware
             corporation, and The Missouri Foundation For Health, a
             Missouri nonprofit public benefit corporation (included as
             Appendix E to Proxy Statement/Prospectus);
 (10)(d)     Directors' Stock Option Plan of RightCHOICE Managed Care,
             Inc., a Missouri corporation (incorporated by reference to
             Exhibit 10.18 to Registration Statement on Form S-1 of
             RightCHOICE Managed Care, Inc., a Missouri corporation (File
             No. 33-77798));
 (10)(e)     Equity Incentive Plan of RightCHOICE Managed Care, Inc., a
             Missouri corporation (incorporated by reference to Exhibit
             10.19 to Registration Statement on Form S-1 of RightCHOICE
             Managed Care, Inc., a Missouri corporation (File No. 33-
             77798));
 (10)(f)     Amendment to Equity Incentive Plan of RightCHOICE Managed
             Care, Inc., a Missouri corporation (incorporated by
             reference to Exhibit 10.19.1 to Form 10-K for the period
             ending December 31, 1994 of RightCHOICE Managed Care, Inc., a Missouri corporation);

   Number    Exhibit
   ------    -------
 (10)(g)     Form of Indemnification Agreement between RightCHOICE
             Managed Care, Inc., a Missouri corporation, and its
             Directors and Officers (incorporated by reference to Exhibit
             10.22 to Registration Statement on Form S-1 of RightCHOICE
             Managed Care, Inc., a Missouri corporation (File No.
             33-77798));
 (10)(h)     Supplemental Executive Retirement Plan of RightCHOICE
             Managed Care, Inc., a Missouri corporation, as restated
             (incorporated by reference to Exhibit 10.22.1 to Form 10-K for the period ending December 31, 1999 of RightCHOICE
             Managed Care, Inc., a Missouri corporation);
 (10)(i)     Nonqualified Executive Deferred Compensation Plan of
             RightCHOICE Managed Care, Inc., a Missouri corporation
             (incorporated by reference to Exhibit 10.24 to Registration
             Statement on Form S-1 of RightCHOICE Managed Care, Inc., a
             Missouri corporation (File No. 33-77798));
 (10)(j)     Amendment No. 1 to Nonqualified Executive Deferred
             Compensation Plan of RightCHOICE Managed Care, Inc., a
             Missouri corporation (incorporated by reference to Exhibit
             10.23.1 to Form 10-K for the period ending December 31, 1999 of RightCHOICE Managed Care, Inc., a Missouri corporation);
 (10)(k)     Basic Program Document for the Nonqualified Executive
             Deferred Compensation Program of RightCHOICE Managed Care,
             Inc., a Missouri corporation (incorporated by reference to
             Exhibit 10.5 to Form 10-Q for the period ending June 30,
             1999 of RightCHOICE Managed Care, Inc., a Missouri
             corporation);
 (10)(l)     Adoption Agreement for the Nonqualified Executive Deferred
             Compensation Program of RightCHOICE Managed Care, Inc., a
             Missouri corporation (incorporated by reference to Exhibit
             10.6 to Form 10-Q for the period ending June 30, 1999 of
             RightCHOICE Managed Care, Inc., a Missouri corporation);
 (10)(m)     Amended Nonemployee Director Deferred Compensation Plan of
             RightCHOICE Managed Care, Inc., a Missouri corporation
             (incorporated by reference to Exhibit 10.26 to Form 10-K for the period ending December 31, 1994 of RightCHOICE Managed
             Care, Inc., a Missouri corporation);
 (10)(n)     Amendment No. 1 to Amended Nonemployee Director Deferred
             Compensation Plan of RightCHOICE Managed Care, Inc., a
             Missouri corporation (incorporated by reference to Exhibit
             10.24.1 to Form 10-K for the period ending December 31, 1999 of RightCHOICE Managed Care, Inc., a Missouri corporation);
 (10)(o)     Adoption Agreement for Nonemployee Director Deferred
             Compensation Plan of RightCHOICE Managed Care, Inc., a
             Missouri corporation (incorporated by reference to Exhibit
             10.7 to Form 10-Q for the period ending June 30, 1999 of
             RightCHOICE Managed Care, Inc., a Missouri corporation);
 (10)(p)     Executive Employment Agreement of John A. O'Rourke dated
             February 27, 1997 (incorporated by reference to Exhibit
             10.51 to Form 10-Q for the period ending September 30, 1997 of RightCHOICE Managed Care, Inc., a Missouri corporation);
 (10)(q)     First Amendment to Executive Employment Agreement of John A.
             O'Rourke dated December 28, 1999 (incorporated by reference to Exhibit 10.45.1 to Form 10-K for the period ending
             December 31, 1999 of RightCHOICE Managed Care, Inc., a
             Missouri corporation);

   Number    Exhibit
   ------    -------
 (10)(r)     Executive Severance Agreement between RightCHOICE Managed
             Care, Inc., a Missouri corporation, and Sandra A. Van Trease
             (incorporated by reference to Exhibit 10.47 to Form 10-K for the period ending December 31, 1997 of RightCHOICE Managed
             Care, Inc., a Missouri corporation);
 (10)(s)     Executive Severance Agreement between RightCHOICE Managed
             Care, Inc., a Missouri corporation, and Herbert B.
             Schneiderman (incorporated by reference to Exhibit 10.48 to
             Form 10-K for the period ending December 31, 1997 of
             RightCHOICE Managed Care, Inc., a Missouri corporation);
 (10)(t)     Officer Severance Agreement between RightCHOICE Managed
             Care, Inc., a Missouri corporation, and Sandra A. Van Trease
             (incorporated by reference to Exhibit 10.50 to Form 10-K for the period ending December 31, 1997 of RightCHOICE Managed
             Care, Inc., a Missouri corporation);
 (10)(u)     Officer Severance Agreement between RightCHOICE Managed
             Care, Inc., a Missouri corporation, and Herbert B.
             Schneiderman (incorporated by reference to Exhibit 10.51 to
             Form 10-K for the period ending December 31, 1997 of
             RightCHOICE Managed Care, Inc., a Missouri corporation);
 (10)(v)     Form of Executive Severance Agreement between RightCHOICE
             Managed Care, Inc., a Missouri corporation, and certain
             senior vice presidents of RightCHOICE Managed Care, Inc., a
             Missouri corporation (incorporated by reference to Exhibit
             10.52 to Form 10-K for the period ending December 31, 1997 of RightCHOICE Managed Care, Inc., a Missouri corporation);
 (10)(w)     Form of Amendment No. 1 to Executive Severance Agreement
             between RightCHOICE Managed Care, Inc., a Missouri
             corporation, and certain senior vice presidents of
             RightCHOICE Managed Care, Inc., a Missouri corporation
             (incorporated by reference to Exhibit 10.52.2 to Form 10-K for the period ending December 31, 1999 of RightCHOICE
             Managed Care, Inc., a Missouri corporation);
 (10)(x)     Form of Officer Severance Agreement between RightCHOICE
             Managed Care, Inc., a Missouri corporation, and certain
             senior vice presidents of RightCHOICE Managed Care, Inc., a
             Missouri corporation (incorporated by reference to Exhibit
             10.53 to Form 10-K for the period ending December 31, 1997 of RightCHOICE Managed Care, Inc., a Missouri corporation);
 (10)(y)     Form of Officer Severance Agreement between RightCHOICE
             Managed Care, Inc., a Missouri corporation, and certain vice presidents of RightCHOICE Managed Care, Inc., a Missouri
             corporation (incorporated by reference to Exhibit 10.54 to
             Form 10-K for the period ending December 31, 1997 of
             RightCHOICE Managed Care, Inc., a Missouri corporation);
 (10)(z)     2000 Alliance Blue Cross Blue Shield Incentive Plan between
             RightCHOICE Managed Care, Inc., a Missouri corporation, and
             Herbert B. Schneiderman (incorporated by reference to
             Exhibit 10.5 to Form 10-Q for the period ending March 31,
             2000 of RightCHOICE Managed Care, Inc., a Missouri
             corporation);
 (10)(a)(a)  2000 Alliance Blue Cross Blue Shield Incentive Plan between
             RightCHOICE Managed Care, Inc., a Missouri corporation, and
             Michael Fulk (incorporated by reference to Exhibit 10.4 to
             Form 10-Q for the period ending March 31, 2000 of
             RightCHOICE Managed Care, Inc., a Missouri corporation);

   Number    Exhibit
   ------    -------
 (10)(b)(b)  2000 Alliance Blue Cross Blue Shield/Blue Cross Blue Shield
             of Missouri Incentive Plan between RightCHOICE Managed Care,
             Inc., a Missouri corporation, and John A. O'Rourke
             (incorporated by reference to Exhibit 10.1 to Form 10-Q for the period ending March 31, 2000 of RightCHOICE Managed
             Care, Inc., a Missouri corporation);
 (10)(c)(c)  2000 Alliance Blue Cross Blue Shield Incentive Plan between
             RightCHOICE Managed Care, Inc., a Missouri corporation, and
             Sandra A. Van Trease (incorporated by reference to Exhibit
             10.2 to Form 10-Q for the period ending March 31, 2000 of
             RightCHOICE Managed Care, Inc., a Missouri corporation);
 (10)(d)(d)  2000 Alliance Blue Cross Blue Shield Incentive Plan between
             RightCHOICE Managed Care, Inc., a Missouri corporation, and
             Angela F. Braly (incorporated by reference to Exhibit 10.3 to Form 10-Q for the period ending March 31, 2000 of
             RightCHOICE Managed Care, Inc., a Missouri corporation);
 (10)(e)(e)  Executive Severance Agreement between RightCHOICE Managed
             Care, Inc., a Missouri corporation, and Michael Fulk
             (incorporated by reference to Exhibit 10.69 to Form 10-K for the period ending December 31, 1998 of RightCHOICE Managed
             Care, Inc., a Missouri corporation);
 (10)(f)(f)  Officer Severance Agreement between RightCHOICE Managed
             Care, Inc., a Missouri corporation, and Michael Fulk
             (incorporated by reference to Exhibit 10.69 to Form 10-K for the period ending December 31, 1998 of RightCHOICE Managed
             Care, Inc., a Missouri corporation);
 (10)(g)(g)  Executive Severance Agreement between RightCHOICE Managed
             Care, Inc., a Missouri corporation, and Angela F. Braly
             (incorporated by reference to Exhibit 10.71 to Form 10-K for the period ending December 31, 1999 of RightCHOICE Managed
             Care, Inc., a Missouri corporation);
 (10)(h)(h)  Officer Severance Agreement between RightCHOICE Managed
             Care, Inc., a Missouri corporation, and Angela F. Braly
             (incorporated by reference to Exhibit 10.72 to Form 10-K for the period ending December 31, 1999 of RightCHOICE Managed
             Care, Inc., a Missouri corporation);
 (23)(a)     Consent of Lewis, Rice & Fingersh, L.C. regarding legality opinion (included in Opinion);
 (23)(b)     Consent of PricewaterhouseCoopers LLP regarding tax matters opinion (included in Opinion);
 (23)(c)     Consent of PricewaterhouseCoopers regarding RightCHOICE
             Managed Care, Inc., a Missouri corporation, Blue Cross and
             Blue Shield of Missouri, and RightCHOICE Managed Care, Inc.,
             a Delaware corporation;
 (23)(d)     Consent of Persons About to Become Directors;*
 (23)(e)     Consent of Greensfelder, Hemker & Gale, P.C. regarding legal opinion to Blue Cross and Blue Shield of Missouri;
 (23)(f)     Consent of PricewaterhouseCoopers LLP regarding discussion of tax opinion;
 (24)        Powers of Attorney;*
 (27)        Financial Data Schedule;
 (99)(a)     Consent of Warburg Dillon Read LLC.*

  *Previously filed.